 Filed Pursuant to Rule 424(b)(3)
 Registration No. 333-298662
September 16, 2026
Dear Stockholders of Tri-County Financial Group, Inc.:
On August 10, 2026, Tri-County Financial Group, Inc. (“TYFG”), HBT Financial, Inc. (“HBT”), and HB-TYFG Merger, Inc., a wholly-owned subsidiary of HBT (“MergerCo”), entered into an Agreement and Plan of Merger (the “merger agreement”) that provides for the merger of TYFG with HBT. TYFG will hold a special meeting of its common stockholders at which the holders of shares of TYFG’s common stock, par value $1.00 per share (“TYFG common stock”), will be asked to vote to adopt the merger agreement and approve the transactions contemplated thereby, as described in the accompanying proxy statement/prospectus.
Under the merger agreement, MergerCo, a newly organized company which is wholly-owned by HBT, will merge with and into TYFG, with TYFG as the surviving entity, and as a result, TYFG will become a wholly-owned subsidiary of HBT (the “merger”). Immediately following the merger, TYFG will merge with and into HBT, with HBT as the surviving entity, thereby ending the separate corporate existence of TYFG (the “intermediate merger”). In addition, subsequent to the intermediate merger and at a time to be determined by HBT, First State Bank, an Illinois state chartered bank and a wholly-owned subsidiary of TYFG (“First State Bank”), will merge with and into Heartland Bank and Trust Company, an Illinois state-chartered bank and a wholly-owned subsidiary of HBT (“Heartland Bank”), with Heartland Bank continuing as the surviving bank (the “bank merger”).
Upon the terms and subject to the conditions of the merger agreement, upon completion of the merger, each share of TYFG common stock outstanding immediately prior to the effective time of the merger will be converted into the right to receive, at the option of each TYFG stockholder, one of the following (“merger consideration”): (i) 2.4589 duly authorized, validly issued, fully paid and non-assessable shares of HBT common stock, par value $0.01 per share (“stock consideration”), (ii) cash in the amount of $71.01 (“cash consideration”) or (iii) a combination of cash consideration and stock consideration (“mixed consideration”), in each case subject to adjustment and to the election and proration procedures as provided in the merger agreement. In lieu of any fractional shares of HBT common stock, holders of TYFG common stock will receive cash. If you elect to receive a combination of stock and cash for your shares of TYFG common stock, you will receive 2.4589 shares of HBT common stock for each TYFG share converted into stock and $71.01 in cash for each TYFG share converted into cash.
Each stockholder election will be subject to a proration mechanism based on the elections of other TYFG stockholders. On an aggregate basis and assuming there are no adjustments pursuant to the merger agreement, the cash to be received by TYFG stockholders will equal as closely as possible $59.95 million (the “aggregate cash consideration”) and the number of shares of HBT common stock to be received by TYFG stockholders will equal as closely as possible 3,797,844 shares (the “aggregate stock consideration”). Holders of TYFG common stock that do not make a valid election will be treated as having received either the cash consideration or the stock consideration in accordance with the proration methodology described in the merger agreement. It should be noted that Castle Creek Capital Partners VI, LP (“Castle Creek”) has agreed to elect all-cash for all 563,064 shares of TYFG common stock that it owns.
The final allocation of merger consideration will not be determined until after the date of the special meeting. Therefore, at the time of the special meeting, you will not know the actual breakdown of cash and stock you will receive or the precise value of your merger consideration.
Holders of TYFG common stock should note that the value of the HBT common stock to be received by holders of TYFG common stock in the merger will fluctuate based on the trading price of HBT common stock. HBT common stock trades on the Nasdaq Global Select Market (“Nasdaq”) under the symbol “HBT.” TYFG common stock is quoted on the OTCQX under the symbol “TYFG.”
Based on the closing price of HBT common stock as reported on Nasdaq of $36.35 as of August 7, 2026, the trading day immediately preceding the public announcement of the merger, the implied value of the stock consideration was approximately $138.1 million, and the implied aggregate transaction value was approximately $204.6 million. Based on the closing price of HBT common stock as reported on Nasdaq of $36.58 as of September 15, 2026, the latest practicable date before the date of this proxy statement/

prospectus, the implied value of the stock consideration was approximately $138.9 million, and the implied aggregate transaction value was approximately $206.3 million.
Based on the number of shares of HBT common stock to be issued in connection with the merger, holders of shares of TYFG common stock immediately prior to the closing of the merger are expected to hold, in the aggregate, approximately 9% of the issued and outstanding shares of HBT common stock immediately following the effectiveness of the merger.
Adoption of the merger agreement requires the affirmative vote of the holders of at least a majority of the voting power of all outstanding shares of TYFG common stock. All of the directors of TYFG and First State Bank and one significant stockholder of TYFG, collectively holding an aggregate 683,376 shares of TYFG common stock as of the record date for the special meeting, representing approximately 28% of the outstanding TYFG common stock as of such date have signed voting and support agreements with HBT agreeing to vote in favor of the adoption of the merger agreement and approval of the transactions contemplated thereby.
The special meeting of holders of TYFG common stock will be held on October 29, 2026, at 1:00 p.m. Central Time, at the Mendota Civic Center, located at 1901 Tom Merwin Drive, Mendota, Illinois 61342.
TYFG’s board of directors has unanimously recommended that holders of TYFG common stock vote “FOR” the adoption of the merger agreement and the approval of the transactions contemplated thereby, and “FOR” one or more adjournments of the special meeting, including adjournments to permit the further solicitation of proxies in favor of the foregoing proposals.
We cannot complete the merger without the approval of the adoption of the merger agreement by holders of TYFG common stock. It is important that your shares be represented and voted regardless of the size of your holdings. Whether or not you plan to attend the TYFG special meeting, we urge you to submit in advance of the special meeting a proxy with your voting instructions using one of the methods described on your proxy card.
The accompanying proxy statement/prospectus provides important information regarding the special meeting and a detailed description of the merger agreement, the merger, and certain related transactions and agreements. We encourage you to carefully read the entire accompanying proxy statement/prospectus (including the documents incorporated therein by reference). Please pay particular attention to the section entitled “Risk Factors” on page 35 in the accompanying proxy statement/prospectus for a discussion of the risks relating to the proposed merger and HBT.
We hope to see you at the special meeting and look forward to the successful completion of the merger.
Sincerely,
Thomas K. Prescott
Chairman
Tri-County Financial Group, Inc.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the securities to be issued in the merger or determined if this document is accurate or adequate. Any representation to the contrary is a criminal offense. The securities to be issued in the merger are not savings or deposit accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.
The date of the accompanying proxy statement/prospectus is September 16, 2026, and it is first being mailed or otherwise delivered to TYFG stockholders on or about September 18, 2026.

706 Washington Street
Mendota, Illinois 61342
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON OCTOBER 29, 2026
To the Stockholders of Tri-County Financial Group, Inc.:
NOTICE IS HEREBY GIVEN that a special meeting of the holders of common stock, $1.00 par value per share (“TYFG common stock”), of Tri-County Financial Group, Inc., a Delaware corporation (“TYFG”), will be held on October 29, 2026, at 1:00 p.m. Central Time, at the Mendota Civic Center, located at 1901 Tom Merwin Drive, Mendota, Illinois 61342 (the “special meeting”), for the purpose of considering and voting upon the following matters:
1.
Merger Proposal.   Adoption of the Agreement and Plan of Merger, dated August 10, 2026 (the “merger agreement”), by and among HBT Financial, Inc. (“HBT”), HB-TYFG Merger, Inc. (“MergerCo”) and TYFG, and the approval of the transactions contemplated thereby (the “merger proposal”);

2.
Adjournment Proposal.   Approval by the holders of TYFG common stock of one or more adjournments of the special meeting, if determined necessary and advisable, including adjournments to permit the further solicitation of proxies in favor of the merger proposal (the “adjournment proposal”); and

3.
Other Business.   Such other business as may properly come before the special meeting and any adjournments or postponements thereof.

We have fixed the close of business on September 10, 2026, as the record date for determining those stockholders entitled to notice of and to vote at the special meeting and any adjournments of the special meeting. Only holders of record of TYFG common stock at the close of business on the record date are entitled to notice of and to vote on the proposals at the special meeting and any adjournments of the special meeting.
Please note that, under Section 262 of the Delaware General Corporation Law, as amended (which we refer to as the DGCL), a copy of which is attached as Appendix D to the accompanying proxy statement/prospectus, holders of TYFG common stock who do not vote in favor of the merger proposal will have the right to seek appraisal of the fair value of their shares of TYFG common stock as determined under the DGCL if the merger is completed, but only if they submit a written demand for such an appraisal prior to the vote on the merger proposal and comply with the other Delaware law procedures explained in the accompanying proxy statement/prospectus. Holders of TYFG common stock who do not vote in favor of the merger proposal and who properly submit a written demand for such an appraisal prior to the vote on the merger proposal and comply with the other DGCL procedures will not receive the merger consideration, but instead will have their TYFG common stock converted into the right to receive payment of such appraised value in accordance with the DGCL procedures as explained in the accompanying proxy statement/prospectus.
YOUR VOTE IS VERY IMPORTANT.   Whether or not you plan to attend the special meeting in person, please submit in advance of the special meeting a proxy with your voting instructions using one of the methods described on your proxy card.
TYFG’s board of directors has unanimously approved the merger agreement and the merger, has determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable and in the best interests of TYFG and its stockholders and has unanimously recommended that holders of TYFG common stock vote “FOR” the merger proposal and vote “FOR” the adjournment proposal.

We encourage you to carefully read the entire accompanying proxy statement/prospectus (including any documents incorporated therein by reference) because it contains important information about the merger agreement, the merger and the TYFG special meeting. Please pay particular attention to the section entitled “Risk Factors” in the accompanying proxy statement/prospectus for a discussion of the risks relating to the proposed merger. You may also obtain information about HBT from documents that it has filed with the Securities and Exchange Commission at its website www.sec.gov.
If you have any questions regarding the accompanying proxy statement/prospectus, you may contact TYFG’s proxy solicitor at:
Advantage Proxy, Inc.
Attention: Karen Smith Toll
Free: (877) 870-8565
Collect: (206) 870-8565
Email: ksmith@advantageproxy.com
By order of the Board of Directors,

Kirk L. Ross President & CEO	Thomas K. Prescott Chairman
September 16, 2026

i

QUESTIONS AND ANSWERS ABOUT THE MERGER
The following discussion is intended to briefly address some commonly asked questions regarding the merger, the merger agreement and the special meeting. We urge you to read carefully this entire proxy statement/prospectus because the information in this section may not provide all the information that might be important to you in determining how to vote. Additional important information is contained in the appendices to, and the documents incorporated by reference in, this document. See “Where You Can Find More Information.”
Unless the context otherwise requires, references in this proxy statement/prospectus to “HBT” refer to HBT Financial, Inc., a Delaware corporation; references to “Heartland Bank” refer to Heartland Bank and Trust Company, an Illinois state-chartered bank and a wholly-owned subsidiary of HBT; references to “MergerCo” refer to HB-TYFG Merger, Inc., a Delaware corporation and wholly-owned subsidiary of HBT; references to “TYFG” refer to Tri-County Financial Group, Inc., a Delaware corporation; and references to “First State Bank” refer to First State Bank, an Illinois state-chartered bank and a wholly-owned subsidiary of TYFG.
Q:
What is the proposed transaction?

A:
You are being asked to vote on the adoption of a merger agreement that provides for the merger of MergerCo, with and into TYFG, with TYFG as the surviving entity, whereby TYFG will become a wholly-owned subsidiary of HBT (the “merger”). Immediately following the merger, TYFG will then merge with and into HBT, with HBT as the surviving entity, and thereby ending the separate corporate existence of TYFG (the “intermediate merger”). Subsequent to the intermediate merger and at a time to be determined by HBT, First State Bank will merge with and into Heartland Bank, with Heartland Bank continuing as the surviving bank (the “bank merger”). At such time, First State Bank’s banking offices will become banking offices of Heartland Bank.

Q:
What will TYFG stockholders be entitled to receive in the merger?

A:
If the merger is completed, each share of TYFG common stock outstanding immediately prior to the effective time of the merger will be converted into the right to receive, at the option of each TYFG stockholder, one of the following (“merger consideration”): (i) 2.4589 shares of HBT common stock, par value $0.01 per share (“stock consideration”), (ii) cash in the amount of $71.01 (“cash consideration”) or (iii) a combination of cash consideration and stock consideration (“mixed consideration”), in each case subject to adjustment and to the election and proration procedures as provided in the merger agreement. In lieu of any fractional shares of HBT common stock, holders of TYFG common stock will receive cash. If you elect to receive a combination of stock and cash for your shares of TYFG common stock, you will receive 2.4589 shares of HBT common stock for each TYFG share converted into stock and $71.01 in cash for each TYFG share converted into cash.

Each stockholder election will be subject to a proration mechanism based on the elections of other TYFG stockholders. On an aggregate basis, the cash to be received by TYFG stockholders will equal as closely as possible $59.95 million (the “aggregate cash consideration”) and the number of shares of HBT common stock to be received by TYFG stockholders will equal as closely as possible 3,797,844 shares (the “aggregate stock consideration”).
Holders of TYFG common stock that do not make a valid election will likely receive either stock consideration or cash consideration in accordance with the proration methodology described in the merger agreement. It should be noted that Castle Creek Capital Partners VI, LP (“Castle Creek”) has agreed to elect all-cash for all 563,064 of the shares of TYFG common stock that it owns. Shares of TYFG common stock held by TYFG stockholders who validly exercise their appraisal rights under Delaware law (“appraisal shares”) will not be converted into merger consideration.
The final allocation of merger consideration will not be determined until after the date of the special meeting. Therefore, at the time of the special meeting, you will not know the actual breakdown of cash and stock you will receive or the precise value of your merger consideration.
The merger consideration may be adjusted only under certain limited circumstances as set forth in the merger agreement and as described below and elsewhere herein. For more information on potential adjustments to the merger consideration, see “The Merger Agreement — Merger Consideration”.

Q:
What is the value of the merger consideration I will receive?

A:
If the merger is completed, each share of TYFG common stock outstanding immediately prior to the effective time of the merger will be converted into the right to receive, at the option of each TYFG stockholder: (i) 2.4589 shares of HBT common stock, (ii) cash in the amount of $71.01 or (iii) a combination of cash consideration and stock consideration, in each case subject to adjustment and to the election and proration procedures as provided in the merger agreement.

Based on the closing price of HBT common stock as reported on the Nasdaq Global Select Market (“Nasdaq”) of $36.35 as of August 7, 2026, the trading day immediately preceding the public announcement of the merger, the implied value of the stock consideration was approximately $138.1 million, and the implied aggregate transaction value was approximately $204.6 million. Based on the closing price of HBT common stock as reported on Nasdaq of $36.58 as of September 15, 2026, the latest practicable date before the date of this proxy statement/prospectus, the implied value of the stock consideration was approximately $138.9 million, and the implied aggregate transaction value was approximately $206.3 million.
For illustrative purposes only, and assuming no proration of merger consideration, a holder of 100 shares of TYFG common stock could receive:
•
an amount of cash equal to $7,101.00 for an all-cash election, or a per share value of $71.01;

•
245 shares of HBT common stock with an implied value of approximately $8,962.10, as of September 15, 2026, or a per share implied value of $89.62, plus cash in lieu of any fractional shares of HBT common stock, for an all-stock election; or

•
$2,130.30 in cash and 172 shares of HBT common stock with an implied value of approximately $6,291.76, as of September 15, 2026, or a per share implied value of $84.22, plus cash in lieu of any fractional shares of HBT common stock, for an election to receive a mix of 30% cash consideration and 70% stock consideration, which is the approximate expected breakdown of the total cash and stock consideration in the merger.

The final allocation of merger consideration will not be determined until after the date of the special meeting. Therefore, at the time of the special meeting, you will not know the actual breakdown of cash and stock you will receive or the precise value of your merger consideration.
The merger consideration may be adjusted only under certain limited circumstances as set forth in the merger agreement and as described below and elsewhere herein. For more information on potential adjustments to the merger consideration, see “The Merger Agreement — Merger Consideration”.
Q:
Is the merger consideration subject to adjustment?

A:
Yes, the merger consideration may be adjusted only under certain limited circumstances as set forth in the merger agreement.

Each TYFG stock option outstanding and exercised prior to the closing of the merger will increase the aggregate cash consideration to be paid to holders of TYFG common stock by an amount equal to the number of new shares of TYFG common stock resulting from the exercise of each TYFG stock option multiplied by $71.01. No adjustment will be made to the aggregate stock consideration.
In addition, in the event that any past or present environmental event, condition or circumstance impacting TYFG’s real estate is determined to exist in connection with the completion of any Phase I or Phase II environmental assessment, and any expenditures related to the further investigation, remediation or cleanup related thereto are reasonably expected to exceed $1.0 million, HBT may, at its option, elect to reduce the merger consideration in any amount equal to the difference between the estimated amount of such expenditure and $1.0 million.
For more information on potential adjustments to the merger consideration, see “The Merger Agreement — Merger Consideration”.

Q:
How and when do I make any merger consideration election?

A:
Subject to the proration procedures described below, TYFG common stockholders will be offered the opportunity to elect to receive their merger consideration in the form of (i) cash consideration, (ii) stock consideration or (iii) mixed consideration, in each case subject to adjustment and to the election and proration procedures as provided in the merger agreement. In lieu of any fractional shares of HBT common stock, holders of TYFG common stock will receive cash. TYFG stockholders who wish to make an election must complete the form of election and letter of transmittal (which we refer to as an “election form”) that will be mailed at least 20 business days prior to the election deadline.

For an election to be valid, a properly executed election form must be received by the exchange agent for the merger, Computershare Trust Company, N.A. (which we refer to as the “exchange agent”), before the election deadline. TYFG stockholders will be notified of the expected closing date or such date will be announced publicly no less than five calendar days prior to the expected closing date.
You will make your election by properly completing, signing and returning the election form (which will also serve as a letter of transmittal) by the election deadline. In addition, if you hold stock certificates representing TYFG common stock, you must return your stock certificates to the exchange agent with your election form.
If you own TYFG common stock in “street name” through a bank, brokerage firm or other nominee and you wish to make an election, you should follow the instructions provided by your bank, brokerage firm or other nominee when making your election.
If you do not send in a properly completed election form by the election deadline, you will be treated as though you had not made an election and you will be allocated cash, shares of HBT common stock or a combination thereof as needed to satisfy the overall aggregate cash consideration and aggregate stock consideration requirement. Carefully review and follow the instructions accompanying the election form.
Q:
Will TYFG stockholders receive the form of merger consideration they elect?

A:
The form of merger consideration you receive may differ from the form of consideration that you elect to receive. This is because the TYFG stockholder elections will be subject to the elections of other TYFG stockholders and a proration mechanism, such that the total cash consideration to be received by TYFG stockholders will equal as closely as possible the aggregate cash consideration, and the total stock consideration to be received by TYFG stockholders will equal as closely as possible the aggregate stock consideration. Holders of TYFG common stock that do not make an election will likely receive either stock consideration or cash consideration in accordance with the proration methodology in the merger agreement. It should be noted that Castle Creek has agreed to elect all-cash for all 563,064 of the shares of TYFG common stock its owns.

The final allocation of merger consideration will not be determined until after the date of the special meeting. Therefore, at the time of the special meeting, you will not know the actual breakdown of cash and stock you will receive or the precise value of your merger consideration.
Q:
What do I do if I want to revoke my election?

A:
At any time prior to the election deadline, a stockholder may change his or her election by written notice to the exchange agent accompanied by a properly completed and signed revised election form.

Q:
What happens if I do not make a valid election?

A:
If you do not return a properly completed election form and all required documents by the election deadline, your shares of TYFG common stock will be considered “non-election shares” and will be converted into the right to receive the cash consideration, the stock consideration or a combination thereof as needed to satisfy the overall aggregate cash consideration and aggregate stock consideration requirement according to the proration methodology specified in the merger agreement.

Q:
Why do TYFG and HBT want to engage in the merger?

A:
TYFG believes that the merger will provide TYFG stockholders with substantial benefits, including increased stockholder value and enhanced liquidity, and HBT believes that the merger will further its strategic growth plans. To review the reasons for the merger in more detail, see “The Merger — TYFG’s Reasons for the Merger and Recommendation of the TYFG Board” and “The Merger — HBT’s Reasons for the Merger.”

Q:
Are TYFG stockholders being asked to vote on any matters other than the merger proposal?

A:
In addition to voting to adopt the merger agreement and approve the transactions contemplated thereby, including the merger (the “merger proposal”), TYFG is soliciting proxies from holders of its common stock with respect to a proposal to adjourn the special meeting to permit further solicitation in the event that an insufficient number of votes are cast to approve the merger proposal (the “adjournment proposal”). Completion of the merger is not conditioned upon approval of the adjournment proposal.

Q:
What does the TYFG Board recommend?

A:
TYFG’s board of directors (the “TYFG Board”) has determined that the merger agreement and the transactions contemplated therein are in the best interests of TYFG and its stockholders. The TYFG Board unanimously recommends that you vote “FOR” the merger proposal and “FOR” the adjournment proposal. To review the reasons for the merger in more detail, see “The Merger — TYFG’s Reasons for the Merger and Recommendation of the TYFG Board.”

Q:
What constitutes a quorum for the special meeting?

A:
The presence at the special meeting of a majority of the outstanding shares of TYFG common stock entitled to vote, represented in person or by proxy, will constitute a quorum. Abstentions are considered present at the special meeting and are counted in determining whether or not a quorum is present.

Q:
What vote is required to approve each proposal at the special meeting, and how will abstentions and broker non-votes affect the vote?

A:
Approval of the merger proposal requires the affirmative vote of the holders of at least a majority of the voting power of all outstanding shares of TYFG common stock. Abstentions and shares not voted will have the same effect as a vote against the merger proposal.

Approval of the adjournment proposal requires the direction of the presiding officer of the special meeting or the affirmative vote of the majority of the shares of TYFG common stock represented at the special meeting and entitled to vote on the adjournment proposal. Abstentions will have the same effect as a vote against the adjournment proposal, while broker non-votes will have no effect on the adjournment proposal, although they may prevent TYFG from obtaining a quorum and require TYFG to adjourn the special meeting to solicit additional proxies.
Q:
What is a “broker non-vote”?

A:
Banks, brokers, trustees and other nominees who hold shares in street name for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, banks, brokers, trustees and other nominees are not allowed to exercise their voting discretion with respect to the approval of matters determined to be “non-routine” without specific instructions from the beneficial owner.

A broker non-vote occurs when a bank, broker, trustee or other nominee is not permitted to vote on a “non-routine” matter without instructions from the beneficial owner of the shares and the beneficial owner fails to provide the bank, broker, trustee or other nominee with such instructions. Broker non-votes only count toward a quorum if at least one proposal is presented with respect to which the bank, broker, trustee or other nominee has discretionary authority. It is expected that all proposals to be voted on at the special meeting will be “non-routine” matters, and, as such, TYFG does not expect any broker non-votes at the special meeting and does not expect any broker non-votes to count towards the special meeting quorum. If your bank, broker, trustee or other nominee holds your shares of TYFG common stock in “street name,” such entity will vote your shares of TYFG common stock only if you provide instructions on how to vote by complying with the instructions provided to you by your bank, broker, trustee or other nominee with this proxy statement/prospectus.
Q:
Why is my vote important?

A:
The merger cannot be completed unless the merger agreement is adopted by TYFG stockholders. If you fail to submit a proxy or vote in person at the special meeting, or vote to abstain, or you do not provide your bank, brokerage firm or other nominee with voting instructions, as applicable, this will have the same effect as a vote against the adoption of the merger agreement. The TYFG Board unanimously recommends that TYFG’s stockholders vote “FOR” the merger proposal. Completion of the merger is not conditioned upon approval of the adjournment proposal.

Q:
What do I need to do now? How do I vote?

A:
You may vote at the special meeting if you own shares of TYFG common stock as of the close of business on the record date for the special meeting. After you have carefully read and considered the information contained in this proxy statement/prospectus, please submit in advance of the special meeting a proxy with your voting instructions using one of the methods described on your proxy card. This will enable your shares to be represented at the special meeting. You may also vote in person at the special meeting. If you do not vote by proxy and do not vote at the special meeting, this will make it more difficult to achieve a quorum for the meeting.

Q:
If my shares of common stock are held in “street name” by my bank, broker or other fiduciary, will my bank, broker or other fiduciary automatically vote my shares for me?

A:
No. Your bank, broker or other fiduciary cannot vote your shares without instructions from you. If your shares are held in “street name” through a bank, broker or other fiduciary, you must provide the record holder of your shares with instructions on how to vote the shares. Please follow the voting instructions provided by the bank, broker or other fiduciary. You may not vote shares held in street name by returning a proxy card directly to TYFG, or by voting in person at the special meeting, unless you provide a “legal proxy,” which you must obtain from your bank, broker or other fiduciary. Further, banks, brokers or other fiduciaries that hold shares of TYFG common stock on behalf of their customers may not give a proxy to TYFG to vote those shares with respect to any of the proposals without specific instructions from their customers, as brokers, banks and other fiduciaries do not have discretionary voting power on these matters. Failure to instruct your bank, broker or other fiduciary how to vote will have the same effect as a vote against the merger proposal.

Q:
How will my shares be voted?

A:
If you submit in advance of the special meeting a proxy with your voting instructions using one of the methods described on your proxy card, your shares will be voted in accordance with your instructions. If you submit a proxy but you do not indicate how you want to vote, your proxy will be voted “FOR” the merger proposal and “FOR” the adjournment proposal.

Q:
Can I revoke my proxy and change my vote?

A:
You may revoke your proxy or change your vote prior to the special meeting by filing with the Corporate Secretary of TYFG, a duly executed revocation of proxy or submitting a new proxy with a later date. You may also revoke a prior proxy by voting in person at the applicable special meeting.

Q:
Are there risks I should consider in deciding how to vote on the merger proposal?

A:
Yes. In evaluating the merger agreement and the transactions contemplated therein, you should carefully read this proxy statement/prospectus, including the factors discussed in the section titled “Risk Factors” beginning on page 35.
Q:
What if I oppose the merger? Do I have appraisal rights?

A:
TYFG stockholders will be entitled to appraisal rights, but only if they comply with the Delaware law procedures summarized in the section entitled “The Merger — Appraisal Rights.” The entirety of Section 262 of the Delaware General Corporation Law, as amended (which we refer to as the DGCL), is provided on Appendix D to this proxy statement/prospectus. Upon consummation of the merger, any TYFG stockholder who has perfected their appraisal rights will have the right to have a court in Delaware determine the value of each share of stock and to be paid the appraised value determined by the court, which could be more or less than the merger consideration.

Q:
What are the material U.S. federal income tax consequences of the merger to me?

A:
The merger and the intermediate merger (together, the “integrated merger”) are intended to constitute a single integrated transaction that will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and it is a condition to HBT’s and TYFG’s obligations to complete the merger that each of them receives a legal opinion from its tax counsel to that effect. However, neither TYFG nor HBT will request or receive a ruling from the Internal Revenue Service that the integrated merger will qualify as a reorganization.

Provided the integrated merger qualifies as a reorganization for U.S. federal income tax purposes, the U.S. federal income tax consequences to U.S. holders (as defined under “The Merger — Material U.S. Federal Income Tax Consequences of the Integrated Merger”) of TYFG common stock generally will be as follows:
•
if a U.S. holder of TYFG common stock receives solely shares of HBT common stock in exchange for such holder’s shares of TYFG common stock, such holder generally will not recognize any gain or loss, except with respect to cash received in lieu of a fractional share of HBT common stock;

•
if a U.S. holder of TYFG common stock receives solely cash in exchange for such holder’s shares of TYFG common stock, such holder generally will recognize gain or loss equal to the difference between the amount of cash received and the holder’s adjusted basis in its shares of TYFG common stock; and

•
if a U.S. holder of TYFG common stock receives a combination of HBT common stock and cash (other than cash received in lieu of a fractional share of HBT common stock on which such U.S. holder will generally recognize gain or loss) in exchange for such holder’s shares of TYFG common stock, such holder generally will recognize gain (but not loss) in an amount equal to the lesser of (1) the amount by which the sum of the cash and the fair market value of the HBT common stock received exceeds the holder’s adjusted basis in its shares of TYFG common stock surrendered, and (2) the amount of cash received (in each case excluding any cash received in lieu of a fractional share of HBT common stock).

The U.S. federal income tax consequences of the integrated merger to each TYFG stockholder will depend on such TYFG stockholder’s own situation and many variables not within our control. You should consult with your tax advisor for the specific tax consequences of the integrated merger to you. See “The Merger — Material U.S. Federal Income Tax Consequences of the Integrated Merger.”
Q:
When and where is the special meeting?

A:
The special meeting will take place on October 29, 2026, at 1:00 p.m. Central Time, at the Mendota Civic Center, located at 1901 Tom Merwin Drive, Mendota, Illinois 61342.

Q:
Who may attend the special meeting?

A:
Only holders of TYFG common stock as of the record date may attend the special meeting. If you are a common stockholder of record, you will need to present the proxy card that you received or another proof of identification in order to be admitted into the meeting. If you held shares of TYFG common stock in “street name” as of the record date, you may attend the special meeting only if you provide a “legal proxy,” which you must obtain from your broker, bank or other fiduciary.

Q:
Should I send in my TYFG stock certificates with my proxy card?

A:
No, you should not send your stock certificates with your proxy card.   You will be required to send in your stock certificates when you complete the election form (which also will serve as a letter of transmittal) that will be mailed at least 20 business days prior to the election deadline. After you receive the election form, you should complete the form (which also will serve as a letter of transmittal), and if you hold TYFG stock certificates, return them with your completed form to the exchange agent in the envelope provided with the form before the election deadline.

As soon as reasonably practicable after the closing date, if necessary, the exchange agent will cause an additional letter of transmittal to be mailed to each holder of record of shares of TYFG common stock who had not previously delivered a letter of transmittal, including delivery and surrender of the holder’s underlying TYFG stock certificates, to the exchange agent by the election deadline. If you receive this subsequent letter of transmittal, you should complete the form, and if you hold TYFG stock certificates, return them with your completed form to the exchange agent in the envelope provided as soon as reasonably practicable to receive the merger consideration.
Q:
Whom may I contact if I cannot locate my TYFG stock certificates?

A:
If you are unable to locate your original TYFG stock certificates, you should follow the instructions regarding lost or stolen stock certificates set forth in the letter of transmittal that will be mailed to you with the election form at least 20 business days prior to the election deadline and, as applicable, following the closing of the merger. If you would like to obtain a replacement certificate prior to the closing of the merger, please contact: Tri-County Financial Group, Inc., Attn: Kirk Ross, President and Chief Executive Officer, 706 Washington Street, Mendota, Illinois 61342, at (815) 538-2265.

Q:
What should I do if I hold my shares of TYFG common stock in book-entry form?

A:
If you hold shares of TYFG common stock in book-entry form, you should follow the instructions set forth in the letter of transmittal with respect to those shares.

Q:
What should I do if I receive more than one set of voting materials?

A:
TYFG stockholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold shares of TYFG common stock in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold such shares. If you are a holder of record of TYFG common stock and your shares are registered in more than one name, you will receive more than one proxy card or voting instruction card. Please submit a proxy with your voting instructions for each proxy card and voting instruction card that you receive, or otherwise follow the voting instructions set forth in this proxy statement/prospectus to ensure that you vote every share of TYFG common stock that you own.

Q:
When is the merger expected to be completed?

A:
The merger agreement must be adopted by stockholders of TYFG, and we must obtain the necessary regulatory approvals before we can complete the merger. Assuming TYFG stockholders approve the merger proposal, and we obtain the other necessary approvals and satisfaction or waiver of the other conditions to the closing described in the merger agreement, we expect to complete the merger in the fourth quarter of 2026 or the first quarter of 2027. See “The Merger Agreement — Conditions to Completion of the Merger.”

Q:
Is completion of the merger subject to any conditions besides stockholder approval?

A:
Yes. The transaction must receive the required regulatory approvals, and there are other customary closing conditions that must be satisfied or waived. See “The Merger Agreement — Conditions to Completion of the Merger.”

Q:
What happens if the merger is not completed?

A:
Neither HBT nor TYFG can assure you of when or if the merger will be completed. TYFG must first obtain the approval of its stockholders of the merger proposal, and the parties must obtain necessary regulatory approvals and satisfy certain other customary closing conditions. If the merger is not completed, TYFG stockholders will not receive any consideration for their shares and will continue to be TYFG stockholders, and each of HBT and TYFG will remain independent companies. Under certain circumstances, TYFG may be required to pay HBT a fee with respect to the termination of the merger agreement, as described under “The Merger Agreement — Termination of the Merger Agreement.”

Q:
Who can answer my other questions?

A:
If you have other questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card, you should contact: Tri-County Financial Group, Inc., Attn: Kirk L. Ross, President and Chief Executive Officer, 706 Washington Street, Mendota, Illinois 61342, at (815) 538-2265 or Advantage Proxy, Inc., Attn: Karen Smith, President and CEO, at (877) 870-8565 (toll-free) or (206) 870-8565 (collect), or by email at ksmith@advantageproxy.com.

Q:
Who will solicit the proxies and pay the cost of soliciting proxies for the special meetings?

A:
TYFG will pay the cost of soliciting proxies for the special meeting. TYFG has engaged Advantage Proxy, Inc. (“Advantage Proxy”) to assist in the solicitation of proxies for the special meeting. TYFG has agreed to pay Advantage Proxy a fee of up to $15,000 for this service. TYFG will also reimburse Advantage Proxy for reasonable out-of-pocket expenses and will indemnify Advantage Proxy and its affiliates against certain claims, liabilities, losses, damages and expenses. Solicitation initially will be made by mail. Forms of proxies and proxy materials may also be distributed through brokers, banks and other nominees to the beneficial owners of shares of TYFG common stock, in which case these parties will be reimbursed by TYFG for their reasonable out-of-pocket expenses. Proxies may also be solicited in person or by telephone, electronic mail or other electronic medium by certain of TYFG’s directors, officers and other employees, without additional compensation.

ADDITIONAL INFORMATION
This proxy statement/prospectus incorporates by reference important business and financial information about HBT from documents filed with the Securities and Exchange Commission (“SEC”) that are not included in or delivered with this proxy statement/prospectus. You can obtain any of the documents filed with or furnished to the SEC by HBT at no cost from the SEC’s website maintained at http://www.sec.gov. You may also request copies of these documents, including documents incorporated by reference into this proxy statement/prospectus, at no cost by contacting HBT in writing at the address or by telephone as specified below:
HBT Financial, Inc.
Attention: Corporate Secretary
401 North Hershey Road
Bloomington, Illinois 61704
(888) 897-2276
You will not be charged for any of the documents that you request. In order for you to receive timely delivery of the documents before the TYFG special meeting, you must request them no later than October 22, 2026, five business days prior to the date of the special meeting.
See the section entitled “Where You Can Find More Information.”
ABOUT THIS PROXY STATEMENT/PROSPECTUS
This proxy statement/prospectus, which forms part of a registration statement on Form S-4, filed with the SEC, constitutes a prospectus of HBT under Section 5 of the Securities Act of 1933, as amended (the “Securities Act”), with respect to the shares of HBT common stock to be issued to stockholders of TYFG as consideration in the merger of TYFG with HBT, as more fully described herein. In addition, it constitutes a proxy statement with respect to the special meeting of TYFG stockholders.
You should rely only on the information contained in, or incorporated by reference into, this proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this proxy statement/prospectus. You should assume that the information in this proxy statement/prospectus is accurate only as of its date. You should assume that the information incorporated by reference into this proxy statement/prospectus is accurate only as of the date of such incorporated document. Neither the mailing of this proxy statement/prospectus to TYFG stockholders nor the issuance by HBT of shares of HBT common stock in connection with the merger will create any implication to the contrary.
This document does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

SUMMARY
This summary highlights selected information from this proxy statement/prospectus and may not contain all the information that is important to you. We urge you to carefully read this entire document and the documents referenced herein for a more complete understanding of the proposed merger between HBT and TYFG. In addition, we incorporate by reference into this document important business and financial information about HBT. You may obtain the information incorporated by reference into this document without charge by following the instructions in the section entitled “Where You Can Find More Information.” Each item in this summary includes a page reference directing you to a more complete description of that item.
Proposed merger of HBT and TYFG (Page 43)
Pursuant to the merger agreement, MergerCo, a newly organized company which is wholly-owned by HBT, will merge with and into TYFG, with TYFG as the surviving entity, and as a result, TYFG will become a wholly-owned subsidiary of HBT (the “merger”). Immediately following the merger, TYFG will merge with and into HBT, with HBT as the surviving entity, thereby ending the separate corporate existence of TYFG (the “intermediate merger”). In addition, subsequent to the merger and at a time to be determined by HBT, First State Bank will merge with and into Heartland Bank, with Heartland Bank continuing as the surviving bank (the “bank merger”).
Subject to the satisfaction of the conditions precedent to the merger, we expect to complete the merger and the bank merger in the fourth quarter of 2026 or the first quarter of 2027, although delays may occur.
Special meeting of TYFG stockholders (Page 40)
TYFG plans to hold its special meeting of stockholders on October 29, 2026, at 1:00 p.m. Central Time, at the Mendota Civic Center, located at 1901 Tom Merwin Drive, Mendota, Illinois 61342 (the “special meeting”). At the special meeting, holders of common stock, $1.00 par value per share, of TYFG (“TYFG common stock”) will be asked to adopt the merger agreement and approve the transactions contemplated thereby, including the merger (the “merger proposal”).
You can vote at the special meeting to approve the merger proposal if you owned TYFG common stock at the close of business on September 10, 2026 (the “record date”). As of that date, there were 2,427,703 shares of TYFG common stock outstanding and entitled to vote. A holder of TYFG common stock can cast one vote for each share of TYFG common stock owned on the record date.
The TYFG Board unanimously recommends that holders of TYFG common stock vote “FOR” the merger proposal (Page 40)
The TYFG Board (i) has unanimously determined that the Agreement and Plan of Merger, dated August 10, 2026 (the “merger agreement”), between, HBT, MergerCo, and TYFG, and the transactions contemplated thereby are advisable, fair to and in the best interests of TYFG and its stockholders, (ii) has unanimously approved the merger agreement and the transactions contemplated thereby, and (iii) unanimously recommends that holders of TYFG common stock vote “FOR” the merger proposal.
All of the directors of TYFG and First State Bank and one significant stockholder of TYFG, collectively holding as of the record date an aggregate of 683,376 shares of TYFG common stock, representing approximately 28% of the outstanding TYFG common stock as of such date, have signed voting and support agreements with HBT agreeing to vote in favor of the adoption of the merger agreement and approval of the transactions contemplated thereby.
TYFG stockholders will receive, at their election, either cash, shares of HBT common stock, or both in the merger (Page 43)
Upon completion of the merger, each share of TYFG common stock outstanding immediately prior to the effective time of the merger will be converted into the right to receive, at the option of each TYFG stockholder, one of the following (“merger consideration”): (i) 2.4589 duly authorized, validly issued, fully paid and non-assessable shares of HBT common stock, par value $0.01 per share (“stock consideration”), (ii) cash in the amount of $71.01 (“cash consideration”) or (iii) a combination of cash consideration and stock consideration (“mixed consideration”), in each case subject to adjustment and to the election and proration procedures as provided in the merger agreement. In lieu of any fractional shares of HBT common stock, holders of TYFG common stock will receive cash. If you elect to receive a combination of stock and cash for your shares of TYFG common stock, you will receive 2.4589 shares of HBT common stock for each TYFG share converted into stock and $71.01 in cash for each TYFG share converted into cash.
Each stockholder election will be subject to a proration mechanism based on the elections of other TYFG stockholders. On an aggregate basis, the cash to be received by TYFG stockholders will equal as closely as possible the aggregate cash consideration of approximately $59.95 million and the stock to be received by TYFG stockholders will equal as closely as possible the aggregate stock consideration of 3,797,844 shares. Holders of TYFG common stock that do not make a valid election will likely receive either stock consideration or cash consideration in accordance with the proration methodology described in the merger agreement.
The final allocation of merger consideration will not be determined until after the date of the special meeting. Therefore, at the time of the special meeting, you will not know the actual breakdown of cash and stock you will receive or the precise value of your merger consideration.
In lieu of any fractional shares of HBT common stock that would otherwise be issued as part of the stock consideration, TYFG stockholders will receive cash for any such fractional shares based on the per share volume weighted average price of the daily closing sales prices of a share of HBT common stock as reported on Nasdaq for the 10 consecutive trading days immediately preceding the closing date of the merger.
Based on the closing price of HBT common stock as reported on Nasdaq of $36.35 as of August 7, 2026, the trading day immediately preceding the public announcement of the merger, the implied value of the stock consideration was approximately $138.1 million, and the implied aggregate transaction value was approximately $204.6 million. Based on the closing price of HBT common stock as reported on Nasdaq of $36.58 as of September 15, 2026, the latest practicable date before the date of this proxy statement/prospectus, the implied value of the stock consideration was approximately $138.9 million, and the implied aggregate transaction value was approximately $206.3 million.
For illustrative purposes, and assuming no proration of merger consideration, a holder of 100 shares of TYFG common stock could receive:
•
an amount of cash equal to $7,101.00 for an all-cash election, or a per share value of $71.01;

•
245 shares of HBT common stock with an implied value of approximately $8,962.10, as of September 15, 2026, or a per share implied value of $89.62, plus cash in lieu of any fractional shares of HBT common stock, for an all-stock election; or

•
$2,130.30 in cash and 172 shares of HBT common stock with an implied value of approximately $6,291.76, as of September 15, 2026, or a per share implied value of $84.22, plus cash in lieu of any fractional shares of HBT common stock, for an election to receive a mix of 30% cash consideration and 70% stock consideration, which is the approximate expected breakdown of the total cash and stock consideration in the merger.

The final allocation of merger consideration will not be determined until after the date of the special meeting. Therefore, at the time of the special meeting, you will not know the actual breakdown of cash and stock you will receive or the precise value of your merger consideration.
Each TYFG stock option outstanding will, immediately prior to the merger, be cancelled in exchange for a cash payment equal to the product of (i)(A) the excess, if any, of the volume weighted average closing price of HBT common stock over the 10 trading days ending on the fifth trading day prior to the effective time of the merger (the “VWAP price”) multiplied by the exchange ratio over (B) the stock option exercise price per share, multiplied by (ii) the number of shares of TYFG common stock subject to the option. For illustrative purposes, assuming a VWAP price of $35.00, a holder of a TYFG stock option for 100 shares with an exercise price of $40.00, would receive $4,606.15.
Each TYFG stock option outstanding and exercised prior to the closing of the merger will increase the aggregate cash consideration to be paid to holders of TYFG common stock by an amount equal to the number of new shares of TYFG common stock resulting from the exercise of each TYFG stock option multiplied by $71.01. No adjustment will be made to the aggregate stock consideration.
Election and proration procedures for TYFG stockholders (Page 43)
An election form will be mailed to TYFG common stockholders at least 20 business days prior to the election deadline. For an election to be valid, a properly executed election form must be received by the exchange agent before the election deadline. TYFG stockholders will be notified of the expected closing date or such date will be announced publicly no less than five calendar days prior to the expected closing date.
Each election form will permit the holder of record of TYFG common stock to elect to receive for each share of TYFG stock: (i) stock consideration, (ii) cash consideration or (iii) mixed consideration, in each case subject to adjustment and to the election and proration procedures as described in the merger agreement. In lieu of any fractional shares of HBT common stock, holders of TYFG common stock will receive cash.
You will make your election by properly completing, signing and returning the election form (which will also serve as a letter of transmittal) by the election deadline. In addition, if you hold stock certificates representing TYFG common stock, you must return your stock certificates to the exchange agent with your election form in order to receive the merger consideration.
If you own TYFG common stock in “street name” through a bank, brokerage firm or other nominee and you wish to make an election, you should follow the instructions provided by your bank, brokerage firm or other nominee when making your election.
Carefully review and follow the instructions accompanying the election form. If you do not send in the properly completed election form by the election deadline, you will be treated as though you had not made an election and will likely receive either stock consideration or cash consideration in accordance with the proration methodology described in the merger agreement.
The form of merger consideration you actually receive may differ from the form of consideration that you elect to receive. This is because the TYFG stockholder elections will be subject to a proration mechanism based on the elections of other TYFG stockholders, such that the total cash consideration to be received by TYFG stockholders will equal as closely as possible the aggregate cash consideration and the total stock consideration to be received by TYFG stockholders will equal as closely as possible the aggregate stock consideration. The final allocation of merger consideration will not be determined until after the date of the special meeting. Therefore, at the time of the special meeting, you will not know the actual breakdown of cash and stock you will receive or the precise value of your merger consideration.
Material U.S. federal income tax consequences of the integrated merger (Page 67)
The merger and the intermediate merger (together, the “integrated merger”) are intended to constitute a single integrated transaction that will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and it is a condition to HBT’s and TYFG’s obligations to complete the merger that each of them receives a legal opinion from its tax counsel to that effect. However, neither TYFG nor HBT will request or receive a ruling from the Internal Revenue Service that the integrated merger will qualify as a reorganization.
Provided the integrated merger qualifies as a reorganization for U.S. federal income tax purposes, the U.S. federal income tax consequences to U.S. holders (as defined under “The Merger — Material U.S. Federal Income Tax Consequences of the Integrated Merger”) of TYFG common stock generally will be as follows:
•
if a U.S. holder of TYFG common stock receives solely shares of HBT common stock in exchange for such holder’s shares of TYFG common stock, such holder generally will not recognize any gain or loss, except with respect to cash received in lieu of a fractional share of HBT common stock;

•
if a U.S. holder of TYFG common stock receives solely cash in exchange for such holder’s shares of TYFG common stock, such holder generally will recognize gain or loss equal to the difference between the amount of cash received and the holder’s adjusted basis in its shares of TYFG common stock; and

•
if a U.S. holder of TYFG common stock receives a combination of HBT common stock and cash (other than cash received in lieu of a fractional share of HBT common stock on which such U.S. holder will generally recognize gain or loss) in exchange for such holder’s shares of TYFG common stock, such holder generally will recognize gain (but not loss) in an amount equal to the lesser of (1) the amount by which the sum of the cash and the fair market value of the HBT common stock received exceeds the holder’s adjusted basis in its shares of TYFG common stock surrendered, and (2) the amount of cash received (in each case excluding any cash received in lieu of a fractional share of HBT common stock).

For a complete description of the material U.S. federal income tax consequences of the transaction, see “The Merger — Material U.S. Federal Income Tax Consequences of the Integrated Merger.” You should consult your own tax advisor for a full understanding of the tax consequences to you of the integrated merger.
Limitation on TYFG dividends; HBT’s dividend policy (Pages 94)
Pursuant to the terms of the merger agreement, TYFG is generally prohibited from paying cash dividends to holders of its common stock prior to completion of the merger, other than quarterly dividends not exceeding $0.28 per share made in the ordinary course of business. On July 9, 2026, TYFG paid a dividend to stockholders of $0.28 per share. On September 8, 2026, the TYFG Board approved a quarterly dividend of $0.28 per share, payable on October 8, 2026 to holders of TYFG common stock of record as of September 30, 2026.
HBT expects to continue its policy of paying quarterly cash dividends on its common stock, although all future dividends are subject to the discretion of HBT’s board of directors (the “HBT Board”). During the third quarter of 2026, HBT paid a quarterly cash dividend to stockholders of $0.25 per share. During the first and second quarters of 2026, HBT paid quarterly cash dividends to stockholders of $0.23 per share. During each quarter of 2025, HBT paid quarterly cash dividends to stockholders of $0.21 per share.
The merger will be accounted for as a business combination (Page 74)
The merger will be treated as a business combination under generally accepted accounting principles (“GAAP”).
HBT’s reasons for the merger (Page 51)
For a discussion of the factors considered by the HBT Board in reaching its decision to approve the merger agreement and the transactions contemplated thereby, including the merger, see “The Merger — HBT’s Reasons for the Merger.”
TYFG’s reasons for the merger and recommendation of the TYFG Board (Page 52)
For a discussion of the factors considered by the TYFG Board in reaching its decision to approve the merger agreement and the transactions contemplated thereby, including the merger, see “The Merger —  TYFG’s Reasons for the Merger and Recommendation of the TYFG Board.”
Opinion of TYFG’s financial advisor (Appendix C)
TYFG retained Performance Trust Capital Partners, LLC (“Performance Trust” or “PTCP”) to act as financial advisor to the TYFG board in connection with TYFG’s consideration of a possible business combination. Performance Trust acted as financial advisor to the TYFG board in connection with the merger and participated in the negotiations leading to the execution of the merger agreement. At the August 7, 2026 meeting where the TYFG board considered the merger and the merger agreement, Performance Trust rendered its oral opinion to the TYFG Board (which was subsequently confirmed in writing by delivery of Performance Trust’s written opinion addressed to the TYFG Board dated the same date) to the effect that, as of August 7, 2026, and subject to the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken set forth therein, the merger consideration to be received by the holders of TYFG common stock in the merger pursuant to the merger agreement was fair, from a financial point of view, to such holders.

The full text of PTCP’s opinion is attached as Appendix C to this proxy statement/prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by PTCP in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the full text of the opinion. PTCP’s opinion was directed to the TYFG board of directors in connection with its consideration of the merger and does not constitute a recommendation to any shareholder or any other person as to how to vote or otherwise act on any matters relating to the merger. PTCP’s opinion was directed only to the fairness, from a financial point of view, of the merger consideration to be received by the holders of TYFG common stock in the merger pursuant to the merger agreement, and did not address the underlying business decision of TYFG to engage in the merger, the form or structure of the merger or any other transactions contemplated in the merger agreement, the relative merits of the merger as compared to any other alternative transactions or business strategies that might exist for TYFG or the effect of any other transaction in which TYFG might engage.
Certain directors and executive officers of TYFG may have interests in the merger that differ from your interests (Pages 147 to 148)
Certain directors and executive officers of TYFG may have interests in the merger other than their interests as stockholders, including:
•
Each TYFG stock option outstanding will, immediately prior to the merger, be cancelled in exchange for a cash payment equal to the product of (i)(A) the excess, if any, of the VWAP price multiplied by the exchange ratio over (B) the stock option exercise price per share, multiplied by (ii) the number of shares of TYFG common stock subject to the option. As of the date of the merger agreement, stock options to purchase 136,935 shares of TYFG’s common stock were outstanding with a weighted average exercise price of $41.01 per share. As of the date of the merger agreement, President and CEO Kirk L. Ross held 7,750 shares subject to stock option awards, CFO Lana Eddy held 3,250 shares subject to stock option awards, and TYFG directors, other than Mr. Ross, held 31,300 shares subject to stock option awards (in the aggregate).

Each TYFG stock option outstanding and exercised prior to the closing of the merger will increase the aggregate cash consideration to be paid to holders of TYFG common stock by an amount equal to the number of new shares of TYFG common stock resulting from the exercise of each TYFG stock option multiplied by $71.01. No adjustment will be made to the aggregate stock consideration.
•
TYFG and First State Bank are parties to an employment agreement with Mr. Ross, and First State Bank is party to an employment agreement with Ms. Eddy. Pursuant to their agreements, Mr. Ross and Ms. Eddy are entitled to receive a payment in the event that he or she is subject to a “qualifying termination” event (which includes Mr. Ross or Ms. Eddy terminating for “good reason”, or that he or she is terminated for reasons other than “termination for cause” during the term of the employment agreement, as each term is defined in their respective employment agreement) in an amount equal to two (2.0) times the sum of his or her annual base salary, subject to Mr. Ross’s or Ms. Eddy’s execution of a release of claims in favor of First State Bank. In connection with the transaction, HBT entered into an employment agreement with Mr. Ross to be effective upon the closing of the merger. Mr. Ross’s employment agreement with HBT is discussed further below in “The Merger — Interests of Certain Persons in the Merger.”

•
Pursuant to the terms of the merger agreement, the current directors and officers of TYFG will be entitled to certain ongoing indemnification and coverage under directors’ and officers’ liability insurance policies following the merger.

•
In connection with the merger agreement, all of the directors of TYFG and First State Bank and one significant stockholder of TYFG, have entered into voting and support agreements with HBT, which, among other things, require such individuals to vote in favor of, and to otherwise support, the merger.

•
In connection with the merger agreement, HBT will cause Thomas K. Prescott, a current director and Chairman of the Board of TYFG and First State Bank, to be appointed to the boards of directors of both HBT and Heartland Bank as of the effective time of the merger, and, in the case of the board of directors of HBT, to be re-nominated for a one year term at HBT’s annual meeting of stockholders in 2027.
•
Mr. Ross and Ms. Eddy are parties to salary continuation agreements, and certain directors are parties to deferred compensation agreements, the disposition of which is discussed further below in “The Merger — Interests of Certain Persons in the Merger”.

The TYFG Board was aware of these additional interests and considered them when they unanimously adopted the merger agreement and approved the merger. These additional interests of directors and officers are discussed further below in “The Merger — Interests of Certain Persons in the Merger.”
Holders of TYFG common stock have appraisal rights (Page 90)
TYFG stockholders will be entitled to appraisal rights, but only if they comply with the Delaware law procedures summarized in the section entitled “The Merger Agreement — TYFG Stockholder Appraisal Rights.” The entirety of Section 262 of the Delaware General Corporation Law, as amended (which we refer to as the DGCL), is provided on Appendix D to this proxy statement/prospectus. Upon consummation of the merger, any TYFG stockholder who has perfected their appraisal rights will have the right to have a court in Delaware determine the value of each share of stock and to be paid the appraised value determined by the court, which could be more or less than the merger consideration.
We have agreed when and how TYFG can consider third-party acquisition proposals (Page 80)
We have agreed that TYFG will not, and will cause its subsidiaries and its subsidiaries’ representatives, agents, advisors and affiliates not to, solicit or encourage proposals from other parties regarding an acquisition of TYFG. In addition, we have agreed that TYFG will not engage in negotiations with or provide confidential information to a third party regarding an acquisition of TYFG. However, if TYFG receives an unsolicited acquisition proposal from a third party, TYFG can participate in negotiations with and provide confidential information to the third party if, among other steps, the TYFG Board concludes in good faith that the proposal is superior to HBT’s merger proposal.
Approval of the merger proposal requires the affirmative vote of the holders of at least a majority of the voting power of all outstanding shares of TYFG common stock, and certain TYFG stockholders holding approximately 28% of TYFG’s outstanding common stock have agreed to vote their shares “FOR” the merger proposal (Page 92 and Appendix B)
As an inducement to and condition of HBT’s willingness to enter into the merger agreement, all of the directors of TYFG and First State Bank and one significant stockholder of TYFG, collectively holding an aggregate of 683,376 shares of TYFG common stock representing approximately 28% of TYFG’s outstanding common stock, in each case as of the record date, entered into voting and support agreements, pursuant to which, among other things, they agreed to vote all of their shares of TYFG common stock in favor of approval and adoption of the merger agreement and the transactions contemplated thereby. Accordingly, we expect that at least 28% of the outstanding shares of TYFG common stock as of the record date will be voted in favor of the merger proposal.
For information regarding the beneficial ownership of TYFG common stock held by (i) each director and executive officer of TYFG, (ii) all directors and executive officers of TYFG as a group, and (iii) significant stockholders of TYFG, see “Security Ownership of Certain TYFG Beneficial Owners and Management.”
We must meet the conditions set forth in the merger agreement in order to complete the merger (Page 83)
Our obligations to complete the merger depend on a number of conditions being met. These include:
•
the continued accuracy of various representations and warranties and the performance or compliance in all material respects of various covenants and obligations made by each party in the merger agreement;

•
the adoption of the merger agreement by holders of at least a majority of the voting power of all outstanding shares of TYFG common stock;

•
the receipt of required approvals of federal and state regulatory authorities;

•
the effectiveness of the registration statement on Form S-4, of which this proxy statement/prospectus forms a part, for the registration of the shares of HBT common stock to be issued in the merger, and the absence of any stop orders with respect to such registration statement;

•
the absence of any government action or other legal restraint or prohibition that would delay, prevent or prohibit the merger, the bank merger or any transaction contemplated by the merger agreement or make it illegal;

•
no action, suit, claim or proceeding will be pending against or affecting TYFG or HBT that is seeking to prohibit or make illegal the consummation of the merger;

•
there shall have been no change in the financial condition, assets or business of the other party or any of its subsidiaries that has had or would reasonably be expected to have a material adverse effect (as defined in the merger agreement) on such other party or any of its subsidiaries;

•
with respect to HBT’s obligations to complete the merger, TYFG and First State Bank have completed the disposition of substantially all of the assets and liabilities of First State Mortgage Services, LLC (“First State Mortgage”);

•
with respect to HBT’s obligation to complete the merger (but not TYFG’s), the continued effectiveness of the voting and support agreements;

•
with respect to HBT’s obligation to complete the merger (but not TYFG’s), the number of appraisal shares of TYFG common stock must not exceed five percent (5%) of the outstanding shares of TYFG common stock;

•
with respect to HBT’s obligation to complete the merger, HBT shall have received a written opinion of Vedder Price P.C. (“Vedder Price”), tax counsel to HBT, substantially to the effect that: (a) the integrated merger will constitute a reorganization within the meaning of Section 368(a) of the Code; (b) TYFG and HBT will each be a party to such reorganization within the meaning of Section 368(b) of the Code; (c) no gain or loss will be recognized by holders of TYFG common stock upon the receipt of shares of HBT common stock in exchange for their shares of TYFG common stock, except (i) gain (but not loss) will be recognized with respect to the cash portion of the per share merger consideration received by a holder of TYFG common stock who receives both HBT common stock and cash in exchange for its shares of TYFG common stock, and (ii) gain or loss will be recognized with respect to any cash received in lieu of any fractional shares of HBT common stock, and (d) gain or loss will be recognized by holders of TYFG common stock who receive solely cash in exchange for their shares of TYFG common stock;

•
with respect to TYFG’s obligation to complete the merger (but not HBT’s), the filing with Nasdaq of a notification form for the listing of HBT shares to be issued in the merger and the absence of any objection by Nasdaq to the listing of such shares;

•
with respect to TYFG’s obligation to complete the merger, TYFG shall have received a written opinion of Barack Ferrazzano Kirschbaum & Nagelberg LLP (“Barack Ferrazzano”), tax counsel to TYFG, substantially to the effect that: (a) the integrated merger will constitute a reorganization within the meaning of Section 368(a) of the Code; (b) TYFG and HBT will each be a party to such reorganization within the meaning of Section 368(b) of the Code; (c) no gain or loss will be recognized by holders of TYFG common stock upon the receipt of shares of HBT common stock in exchange for their shares of TYFG common stock, except (i) gain (but not loss) will be recognized with respect to the cash portion of the per share merger consideration received by a holder of TYFG common stock who receives both HBT common stock and cash in exchange for its shares of TYFG common stock, and (ii) gain or loss will be recognized with respect to any cash received in lieu of any fractional shares of HBT common stock, and (d) gain or loss will be recognized by holders of TYFG common stock who receive solely cash in exchange for their shares of TYFG common stock; and

•
with regard to TYFG’s obligation to complete the merger, TYFG shall have delivered to HBT a properly executed statement from TYFG that meets the requirements of Treasury Regulations Sections 1.1445-2(c)(3) and 1.897-2(h)(1).

Where the law permits, either HBT or TYFG could choose to waive a condition to its obligation to complete the merger even when that condition has not been satisfied. We cannot be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.
Regulatory approvals must be obtained in order to complete the merger (Page 85)
The merger and the related transactions require approval from the Board of Governors of the Federal Reserve System (the “Federal Reserve”). HBT submitted a request on August 14, 2026 with the Federal Reserve to obtain a waiver from the prior approval requirements of the Federal Reserve.
The bank merger must be approved by the Illinois Department of Financial and Professional Regulation (the “IDFPR”) and the Federal Deposit Insurance Corporation (the “FDIC”). On August 14, 2026, Heartland Bank filed with the IDFPR and FDIC the required regulatory applications requesting approval to consummate the bank merger.
The merger agreement may be terminated by either party under certain circumstances (Page 83)
We can mutually agree at any time to terminate the merger agreement without completing the merger, even if TYFG stockholders have voted to approve the merger agreement and the merger.
In addition, either of us can decide, without the consent of the other, to terminate the merger agreement in certain circumstances, including:
•
if there is a breach of or failure to perform under the merger agreement by a party that, individually or together with other breaches or failures to perform by such party, if occurring and continuing on the date on which the closing of the merger would otherwise occur, would result in the failure of any of the conditions precedent to the transactions contemplated by the merger agreement and the breaching party has not cured or cannot cure the breach or failure to perform on or before two business days prior to the merger agreement termination date and 30 days (or in the case of certain of TYFG’s obligations five days) after delivery of written notice to such breaching party;

•
if there is a final and non-appealable denial of a required regulatory approval, or an application for a required regulatory approval has been permanently withdrawn upon the request or recommendation of the applicable governmental authority;

•
if holders of a majority of the outstanding shares of TYFG common stock fail to approve the merger proposal at the special meeting;

•
if a court or regulatory authority has issued a final, non-appealable judgement, injunction or other action enjoining or prohibiting the merger, the bank merger or any other transaction contemplated by the merger agreement; or

•
if the merger is not completed on or before June 30, 2027 or, in the event all necessary regulatory approvals have not been obtained by June 15, 2027, if the merger is not completed on or before September 30, 2027.

In addition, HBT may terminate the merger agreement if:
•
TYFG or the TYFG Board withholds, withdraws, qualifies or adversely modifies (or publicly proposes or resolves to withhold, withdraw, qualify or adversely modify) the recommendation of the TYFG Board that TYFG’s stockholders vote in favor of the adoption and approval of the merger agreement and the merger (a “TYFG Adverse Recommendation”);

•
TYFG receives an unsolicited proposal to acquire TYFG that the TYFG Board concludes constitutes or would reasonably be likely to result in a Superior Proposal (as defined in the merger agreement), subject to applicable notice and negotiation periods with HBT; and

•
it is discovered that any TYFG properties require investigation, remediation or cleanup action under environmental laws involving an expenditure expected to exceed $5.0 million.

With respect to certain events and circumstances above, the right to terminate the merger agreement will not be available to a party whose failure to fulfill its obligations under the merger agreement caused or resulted in the occurrence of the event or circumstance giving rise to such party’s termination right.

Whether or not the merger is completed, we will each pay our own fees and expenses, except that HBT will pay the costs and expenses incurred in connection with filing, printing and distributing this proxy statement/prospectus and all filing and other fees payable to the SEC, including fees paid for filing the registration statement of which this proxy statement/prospectus forms a part, except for fees paid to counsel and accountants.
If the merger agreement is terminated by HBT due to a TYFG Adverse Recommendation or the TYFG Board’s acceptance of a Superior Proposal (each as defined in the merger agreement), then TYFG will be obligated under the merger agreement to pay HBT a termination fee of $7.25 million within two business days after such termination.
If an acquisition proposal with respect to TYFG that seeks to acquire more than 50% of the voting power, business or assets of TYFG becomes known to senior management of TYFG or has been made directly to TYFG stockholders, or any such acquisition proposal has been publicly announced (and not withdrawn), and (i) thereafter the merger agreement is terminated by HBT due to TYFG’s material breach of the merger agreement and (ii) within 12 months after such termination TYFG enters into a definitive written agreement with any person other than HBT with respect to such acquisition proposal, then TYFG will be obligated to pay to HBT a termination fee of $7.25 million (less the amount of funds, if any, previously paid by TYFG to HBT under the termination provisions of the merger agreement).
We may amend or waive merger agreement provisions (Page 85)
At any time before completion of the merger, the parties may amend the merger agreement; however, once TYFG’s stockholders have approved the merger proposal, no amendment may be made that would require further approval by TYFG stockholders unless that approval is obtained.
At any time before completion of the merger, either HBT or TYFG may, to the extent legally allowed, waive in writing compliance by the other with any provision contained in the merger agreement or extend the time for performance of any obligation of the other party.
The parties also may change the structure of the merger or the method of effecting the merger before the effective time of the merger so long as any change does not: (a) affect the U.S. federal income tax consequences of the merger to holders of TYFG common stock; and (b) no such change will (i) reduce the amount, or change the kind, of the consideration to be issued to TYFG stockholders in the merger, (ii) materially impede or delay consummation of the merger or (iii) require submission to or approval of TYFG’s stockholders after the merger has been approved; provided, however, in the event the merger fails to qualify for federal tax-free reorganization treatment, then HBT may, in its sole discretion, increase the amount of stock consideration and make a corresponding decrease to the cash consideration by the minimum amount necessary to enable the merger to otherwise qualify for federal tax-free reorganization treatment.
The rights of TYFG stockholders following the merger will be different (Page 143)
The rights of HBT stockholders are governed by Delaware law and by HBT’s restated certificate of incorporation and its amended and restated bylaws. The rights of TYFG stockholders are governed by Delaware law and by TYFG’s amended and restated certificate of incorporation, as amended, and bylaws. Upon completion of the merger, the rights of both stockholder groups will be governed by Delaware law and HBT’s restated certificate of incorporation and amended and restated bylaws.
Information about the companies (Page 96)
HBT Financial, Inc.
401 N. Hershey Road
Bloomington, Illinois 61704
(888) 897-2276
HBT Financial, Inc. is headquartered in Bloomington, Illinois and is the holding company for Heartland Bank and Trust Company. Heartland Bank provides a comprehensive suite of financial products and services to consumers, businesses, and municipal entities throughout Illinois, eastern Iowa, and suburban St. Louis through 83 full-service branches. As of June 30, 2026, HBT had total assets of approximately $6.7 billion, total loans of $4.8 billion, and total deposits of $5.8 billion. HBT is a longstanding central Illinois company, with banking roots that can be traced back to 1920. HBT’s common stock is traded on the Nasdaq Stock Market under the symbol “HBT.”
Tri-County Financial Group, Inc.
706 Washington Street
Mendota, Illinois 61342
(815) 538-2265
Tri-County Financial Group, Inc. is a financial services and registered bank holding company headquartered in Mendota, Illinois. TYFG’s primary business is operating its wholly-owned subsidiary, First State Bank, an Illinois state-chartered bank. First State Bank provides a full range of banking products and services to individual and corporate customers throughout northwestern and central Illinois. First State Bank operates through 19 branch locations in Illinois. TYFG’s common stock is quoted on the OTCQX under the symbol “TYFG.”
As of June 30, 2026, TYFG had, on a consolidated basis, approximately $1.6 billion in total assets, $1.3 billion in total deposits, and $1.3 billion in total loans.
See “Information About the Companies” on page 96 of this proxy statement/prospectus.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF HBT
The following table summarizes selected historical consolidated financial data of HBT as of and for the periods indicated. HBT’s historical results may not be indicative of HBT’s future performance. In addition, results for the six months ended June 30, 2026 and 2025 may not be indicative of the results that may be expected for the full fiscal year ending December 31, 2026, or for any future period.
This information has been derived from HBT’s consolidated financial statements filed with the SEC. You should read this information in conjunction with HBT’s consolidated financial statements and related notes thereto included in HBT’s Annual Report on Form 10-K for the year ended December 31, 2025, and HBT’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2026 and June 30, 2026, each of which is incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information.”
	(Unaudited) As of or for the six months ended June 30,		As of or for the years ended December 31,
	2026	2025	2025	2024	2023	2022	2021
	(dollars in thousands, except per share information)
Operating Results
Net income	$39,044	$38,305	$77,008	$71,780	$65,842	$56,456	$56,271
Share and Per Share Data
Earnings per share – Diluted	$1.12	$1.21	$2.44	$2.26	$2.07	$1.95	$2.02
Book value per share	$21.03	$18.44	$19.58	$17.26	$15.44	$12.99	$14.21
Closing stock price	$31.99	$25.21	$25.85	$21.90	$21.11	$19.57	$18.73
Ending number shares of common stock outstanding	36,365,612	31,495,434	31,431,924	31,559,366	31,695,828	28,752,626	28,986,061
Weighted average shares of common stock outstanding, including all dilutive potential shares	34,892,139	31,649,766	31,611,304	31,712,480	31,738,147	28,919,316	27,811,293
Performance Ratios
Net interest margin(1)	4.27%	4.13%	4.13%	3.96%	4.09%	3.54%	3.18%
Efficiency ratio	62.43	53.47	53.44	53.99	56.49	57.72	56.46
Return on average assets(1)	1.26	1.53	1.53	1.43	1.34	1.32	1.41
Return on average stockholders’ equity(1)	11.02	13.70	13.24	13.93	14.60	14.73	14.81
Balance Sheet Highlights
Total assets	$6,727,646	$5,018,398	$5,071,390	$5,032,902	$5,073,170	$4,286,734	$4,314,254
Total loans, before allowance for credit losses	$4,752,418	$3,348,211	$3,456,209	$3,466,146	$3,404,417	$2,620,253	$2,499,689
Total deposits	$5,757,986	$4,306,531	$4,359,263	$4,318,254	$4,401,437	$3,587,024	$3,738,185
Subordinated notes	$84,026	$39,593	$—	$39,553	$39,474	$39,395	$39,316
Junior subordinated debentures	$52,939	$52,879	$52,909	$52,849	$52,789	$37,780	$37,714
Total stockholders’ equity	$764,733	$580,897	$615,498	$544,605	$489,496	$373,632	$411,881
Credit Quality Ratios
Allowance for credit losses to loans, before allowance for credit losses	1.27%	1.24%	1.21%	1.21%	1.18%	0.97%	0.96%
Nonaccrual loans to loans, before allowance for credit losses	0.19	0.17	0.22	0.22	0.23	0.08	0.11
Nonperforming loans to loans, before allowance for credit losses	0.19	0.17	0.22	0.22	0.23	0.08	0.11
Nonperforming assets to loans, before allowance for credit losses and foreclosed assets	0.21	0.19	0.25	0.23	0.26	0.20	0.24

	(Unaudited) As of or for the six months ended June 30,		As of or for the years ended December 31,
	2026	2025	2025	2024	2023	2022	2021
	(dollars in thousands, except per share information)
Net charge-offs (recoveries) to average loans, before allowance for credit losses(1)	0.03	0.09	0.07	0.05	0.01	(0.08)	(0.01)
Regulatory Capital Ratios
Total capital (to risk weighted assets)	16.20%	17.74%	16.82%	16.51%	15.33%	16.27%	16.88%
Tier 1 capital (to risk weighted assets)	13.59	15.60	15.72	14.50	13.42	14.23	14.66
Common Equity Tier 1 (“CET1”) capital (to risk weighted assets)	12.64	14.26	14.42	13.21	12.12	13.07	13.37
Tier 1 capital (to average assets)	11.01	11.86	12.26	11.51	10.49	10.48	9.84

(1)
Annualized based on the actual number of days for the six months ended June 30, 2026 and 2025.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF TYFG
The following table sets forth summary selected historical consolidated financial information of TYFG as of and for the six months ended June 30, 2026 and 2025, and as of and for the years ended December 31, 2025 and 2024. The summary selected balance sheet data as of December 31, 2025 and 2024, and the summary selected income statement data for the years ended December 31, 2025 and 2024, were derived from TYFG’s audited consolidated financial statements for the years ended December 31, 2025 and 2024. The summary selected balance sheet data as of June 30, 2026 and 2025, and the summary selected income statement data for the six months ended June 30, 2026 and 2025, were derived from TYFG’s unaudited consolidated financial statements for each respective period. TYFG’s management believes that such amounts reflect all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of its results of operations and financial condition as of the dates and for the interim periods indicated. Results for past periods are not necessarily indicative of results that may be expected for the fiscal year or for any future period.
You should read the following together with the section of this document entitled “TYFG’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” beginning on page 99.
	(unaudited) As of or for the six months ended June 30,		(audited) As of or for the year ended December 31,
	2026	2025	2025	2024
	(dollars in thousands, except per share data)
Balance Sheet Data:
Investments in available-for-sale debt securities, at fair value	$147,611	$148,152	$154,207	$143,735
Mortgage loans held for sale	15,184	22,683	12,688	9,011
Total loans (excluding loans held for sale)	1,272,889	1,279,099	1,315,294	1,276,409
Allowance for credit losses	(14,789)	(14,665)	(14,992)	(14,444)
Net loans	1,258,100	1,264,434	1,300,302	1,261,965
Total assets	1,562,073	1,562,943	1,595,721	1,539,284
Total deposits	1,296,806	1,268,776	1,303,923	1,273,296
Federal Home Loan Bank advances and other borrowings	45,917	86,917	77,917	67,917
Securities sold under agreements to repurchase	21,404	26,199	23,105	22,679
Subordinated debt, net	9,871	9,846	9,859	9,834
Total stockholders’ equity	165,004	149,018	157,771	143,194
Income Statement Data:
Total interest income	$42,201	$39,638	$82,028	$77,896
Total interest expense	14,353	15,756	31,932	34,988
Net interest income	27,848	23,882	50,096	42,908
Credit loss expense (recovery)	778	388	659	(1,284)
Net interest income after credit loss expense (recovery)	27,070	23,494	49,437	44,192
Total non-interest income	8,515	8,254	17,234	15,632
Total non-interest expenses	23,839	23,522	48,198	45,967
Income before income taxes	11,746	8,226	18,473	13,857
Income tax expense	3,157	2,165	4,810	3,428
Net income	8,589	6,061	13,663	10,429

	(unaudited) As of or for the six months ended June 30,		(audited) As of or for the year ended December 31,
	2026	2025	2025	2024
	(dollars in thousands, except per share data)
Share and Per Share Data:
Basic earnings per common share	$3.61	$2.54	$5.73	$4.32
Diluted earnings per common share	$3.53	$2.52	$5.67	$4.28
Book value per common share(1)	$69.08	$62.37	$66.43	$59.81
Weighted average common shares outstanding	2,378,562	2,388,757	2,383,976	2,412,573
Shares outstanding at end of period	2,388,748	2,389,343	2,375,138	2,394,193
Performance Ratios:
Return on average assets(1)(2)	1.10%	0.80%	0.65%	0.68%
Return on average common equity(1)(2)	10.67%	8.36%	7.29%	7.45%
Net interest margin(1)(2)(3)	3.77%	3.31%	2.92%	2.96%
Loans to deposits(1)	98.16%	100.81%	100.87%	100.24%
Stockholders’ equity to total assets(1)	10.56%	9.53%	9.89%	9.30%
Asset Quality Ratios:
Nonperforming loans to total loans(1)(4)	0.46%	0.29%	0.43%	0.33%
Net loan charge-offs to average loans(1)(2)(5)	0.00%	0.02%	0.01%	0.01%
Allowance for credit losses to total loans(1)(4)	1.16%	1.15%	1.14%	1.13%
Allowance for credit losses to nonperforming loans(1)(4)	250.45%	389.61%	264.92%	346.88%

(1)
Figure not audited.

(2)
June 30, 2026 and 2025 data is annualized.

(3)
Net interest margin is the result of net interest income for the period, divided by average interest-earning assets, and reflects a tax equivalent adjustment for federal tax exempt income based on a 21% tax rate.

(4)
Nonperforming loans consist of loans on nonaccrual status together with loans past due 90 days or more and still accruing interest. Ratios in this section exclude loans held for sale.

(5)
Net loan charge-offs to average loans is computed using the average of period-beginning and period-end total loans.

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION AND NOTES
The following unaudited pro forma condensed combined financial information and notes thereto have been prepared in accordance with Article 11 of Regulation S-X in order to give effect to the previously completed merger of CNB Bank Shares, Inc., an Illinois corporation (“CNB”), with and into HBT, and the proposed merger of TYFG, with and into HBT, and the related transaction accounting adjustments (pro forma adjustments) described in the accompanying notes. The following unaudited pro forma condensed combined financial statements present the historical consolidated financial positions and results of operations of HBT, CNB, and TYFG as an acquisition by HBT of CNB and an acquisition by HBT of TYFG. Under the acquisition method of accounting, the assets and liabilities of CNB, as of March 1, 2026, the effective date of the CNB merger, and the assets and liabilities of TYFG, as of the effective date of the merger, are recorded at their respective fair values and added to HBT.
Effective March 1, 2026, CNB merged with and into HBT, with HBT continuing as the surviving corporation, and CNB’s wholly owned subsidiary bank, CNB Bank & Trust, merged with and into HBT’s wholly owned subsidiary bank, Heartland Bank, with Heartland Bank continuing as the surviving bank. At the time of the effective CNB merger, each share of CNB was converted into the right to receive, one of the following (i) 1.0434 shares of HBT common stock, (ii) $27.73 in cash, or (iii) a combination of cash and HBT common stock. Total consideration consisted of 5,498,131 shares of HBT common stock and $33.8 million in cash. In lieu of fractional shares of HBT stock, holders of CNB common stock received cash. Based on the closing price of HBT common stock of $26.96 on February 27, 2026, the aggregate transaction value was $182.1 million.
The unaudited pro forma condensed combined balance sheet combines the historical balance sheets of HBT and TYFG as of June 30, 2026, giving effect to the TYFG merger as if it had occurred on that date. The unaudited pro forma condensed combined statements of income for the six months ended June 30, 2026 and the year ended December 31, 2025 combine the historical consolidated statements of income of HBT, CNB, and TYFG giving effect to the mergers as if those transactions had occurred on January 1, 2025, the first day of HBT’s fiscal year.
The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and does not indicate the financial results of the combined company had the companies actually been combined at the beginning of each period presented. The unaudited pro forma condensed combined financial information also does not consider any expense efficiencies, increased revenue or other potential financial benefits of the merger. The pro forma fair values for assets and liabilities are subject to change as a result of final valuation analyses. Accordingly, the fair values are preliminary estimates as of the date hereof and subject to change, and actual amounts could differ materially.
The unaudited pro forma condensed combined financial information should be read in conjunction with:
•
the accompanying notes to the unaudited pro forma condensed combined financial information;

•
HBT’s Annual Report on Form 10-K for the year ended December 31, 2025, and its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2026 and June 30, 2026, each of which is incorporated by reference herein;

•
TYFG’s audited consolidated financial statements for the year ended December 31, 2025, and the accompanying notes thereto and the related Independent Registered Public Accounting Firm;

•
TYFG’s unaudited interim consolidated financial statements for the six months ended June 30, 2026, and the accompanying notes thereto; and

•
CNB’s audited consolidated financial statements for the year ended December 31, 2025, and the accompanying notes thereto and the related Independent Auditor’s Report filed on HBT’s Form 8-K/A filed on April 29, 2026, which is incorporated by reference herein.

See “Where You Can Find More Information” beginning on page 152.

Unaudited Pro Forma Condensed Combined Balance Sheet
(dollars in thousands, except per share data)
	June 30, 2026
	HBT Historical	TYFG Historical	Pro Forma Adjustments	Reference	Pro Forma Combined
Assets
Cash and cash equivalents	$132,250	$60,903	$(66,571)	A	$126,582
Debt securities available-for-sale	1,085,908	147,611	(2,800)	B	1,230,719
Debt securities held-to-maturity	443,042	—	—		443,042
Loans held for sale	3,857	15,184	—		19,041
Loans, before allowance for credit losses	4,752,418	1,272,889	(22,774)	C	6,002,533
Allowance for credit losses	(60,564)	(14,789)	(2,066)	D	(77,419)
Loans, net of allowance for credit losses	4,691,854	1,258,100	(24,840)		5,925,114
Bank owned life insurance	37,883	21,133	—		59,016
Bank premises and equipment, net	91,418	24,051	(9,000)	E	106,469
Foreclosed assets	766	101	—		867
Goodwill	81,949	8,596	47,794	F	138,339
Intangible assets, net	42,858	71	21,023	G	63,952
Mortgage servicing rights	19,339	531	4,062	H	23,932
Other assets	96,522	25,792	3,180	I	125,494
Total assets	$6,727,646	$1,562,073	$(27,152)		$8,262,567
Liabilities
Deposits:
Noninterest-bearing	$1,313,650	$182,756	$—		$1,496,406
Interest-bearing	4,444,336	1,114,050	—		5,558,386
Total deposits	5,757,986	1,296,806	—		7,054,792
Securities sold under agreements to repurchase	—	21,404	—		21,404
Other borrowings	12,363	45,917	(200)	J	58,080
Subordinated notes	84,026	9,871	—		93,897
Junior subordinated debentures	52,939	—	—		52,939
Other liabilities	55,599	23,071	11,040	K	89,710
Total liabilities	5,962,913	1,397,069	10,840		7,370,822
Stockholders’ Equity
Total stockholders’ equity	764,733	165,004	(37,992)	K, L	891,745
Total liabilities and stockholders’ equity	$6,727,646	$1,562,073	$(27,152)		$8,262,567
Book value per share	$21.03	$69.08			$22.20
Shares of common stock outstanding	36,365,612	2,388,748	1,409,096	M	40,163,456
See Notes to Unaudited Pro Forma Condensed Combined Balance Sheet

Unaudited Pro Forma Condensed Combined Statements of Income
(dollars in thousands, except per share data)
	Six Months Ended June 30, 2026
	HBT Historical	CNB Historical(1)	CNB Pro Forma Adjustments	Reference	HBT Pro Forma Combined, including CNB	TYFG Historical	TYFG Pro Forma Adjustments	Reference	Pro Forma Combined
Interest income	$160,422	$15,526	$1,066	N, O	$177,014	$42,201	$3,850	V, W	$223,065
Interest expense	34,979	5,364	782	P, Q	41,125	14,353	39	X	55,517
Net interest income	125,443	10,162	284		135,889	27,848	3,811		167,548
Provision for credit losses	520	—	—		520	778	—		1,298
Net interest income after provision for credit losses	124,923	10,162	284		135,369	27,070	3,811		166,250
Noninterest income	22,785	2,093	—		24,878	8,515	—		33,393
Noninterest expense	94,883	11,206	1,318	R, S	107,407	23,839	1,798	Y, Z	133,044
Income before income tax expense	52,825	1,049	(1,034)		52,840	11,746	2,013		66,599
Income tax expense	13,781	319	(291)	T	13,809	3,157	563	AA	17,529
Net income	$39,044	$730	$(743)		$39,031	$8,589	$1,450		$49,070
Earnings per share – Basic	$1.12	$0.33			$1.07	$3.61			$1.22
Earnings per share – Diluted	$1.12	$0.26			$1.06	$3.53			$1.21
Weighted average shares outstanding for basic earnings per share	34,785,701	1,796,690	(4,482)	U	36,577,909	2,378,562	1,419,282	BB	40,375,753
Weighted average shares outstanding for diluted earnings per share	34,892,139	2,772,260	(980,052)	U	36,684,347	2,434,217	1,363,627	BB	40,482,191

(1)
CNB historical statement of income reflects the two months ended February 28, 2026.

See Notes to Unaudited Pro Forma Condensed Combined Statements of Income

Unaudited Pro Forma Condensed Combined Statements of Income (Continued)
(dollars in thousands, except per share data)
	Year Ended December 31, 2025
	HBT Historical	CNB Historical	CNB Pro Forma Adjustments	Reference	HBT Pro Forma Combined, including CNB	TYFG Historical	TYFG Pro Forma Adjustments	Reference	Pro Forma Combined
Interest income	$255,784	$96,162	$9,533	N, O	$361,479	$82,028	$8,374	V, W	$451,881
Interest expense	56,889	34,797	(1,985)	P, Q	89,701	31,932	108	X	121,741
Net interest income	198,895	61,365	11,518		271,778	50,096	8,266		330,140
Provision for credit losses	3,161	1,331	—		4,492	659	—		5,151
Net interest income after provision for credit losses	195,734	60,034	11,518		267,286	49,437	8,266		324,989
Noninterest income	38,190	12,612	—		50,802	17,234	—		68,036
Noninterest expense	129,418	49,863	4,911	R, S	184,192	48,198	18,744	Y, Z, CC	251,134
Income before income tax expense	104,506	22,783	6,607		133,896	18,473	(10,478)		141,891
Income tax expense	27,498	6,353	1,850	T	35,701	4,810	(2,584)	AA	37,927
Net income	$77,008	$16,430	$4,757		$98,195	$13,663	$(7,894)		$103,964
Earnings per share – Basic	$2.44	$2.89			$2.65	$5.73			$2.55
Earnings per share – Diluted	$2.44	$2.54			$2.65	$5.67			$2.54
Weighted average shares outstanding for basic earnings per share	31,502,351	5,433,837	64,294	U	37,000,482	2,383,976	1,413,868	BB	40,798,326
Weighted average shares outstanding for diluted earnings per share	31,611,304	6,460,663	(962,532)	U	37,109,435	2,410,330	1,387,514	BB	40,907,279
See Notes to Unaudited Pro Forma Condensed Combined Statements of Income

NOTE 1 — BASIS OF PRESENTATION
The unaudited pro forma condensed combined financial information and explanatory notes have been prepared under the acquisition method of accounting for business combinations. The unaudited pro forma condensed combined balance sheet as of June 30, 2026 gives effect to the TYFG merger as if it had occurred on that date. The unaudited pro forma condensed combined statements of income for the six months ended June 30, 2026 and the year ended December 31, 2025 give effect to the previously completed CNB merger and the proposed TYFG merger as if each merger had become effective on January 1, 2025. This information is not intended to reflect the actual results that would have been achieved had the acquisitions actually occurred on those dates. The pro forma adjustments are preliminary, based on estimates, and are subject to change as more information becomes available and after final analyses of the fair values of both tangible and intangible assets acquired and liabilities assumed are completed. Accordingly, the final fair value adjustments may materially differ from those presented in this document.
NOTE 2 — PRELIMINARY PURCHASE PRICE CONSIDERATION
Pursuant to the merger agreement, shares of TYFG common stock, in the aggregate, will be exchanged for approximately 3,797,844 shares of HBT common stock and approximately $59.9 million in cash. Each share of TYFG common stock issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive one of the following: (i) 2.4589 shares of HBT common stock, or (ii) $71.01 per share in cash or (iii) a combination of cash and stock consideration, subject to adjustment and to the election and proration provisions in the merger agreement.
Additionally, each TYFG stock option outstanding will, immediately prior to the merger, be cancelled in exchange for a cash payment equal to the product of (i)(A) the excess, if any, of the VWAP price multiplied by the exchange ratio over (B) the stock option exercise price per share, multiplied by (ii) the number of shares of TYFG common stock subject to the stock option. Based upon the closing price of HBT common stock of $36.35 on August 7, 2026, the latest practicable date before the date of this proxy statement/prospectus, this represents total consideration of approximately $204.6 million. Each TYFG stock option outstanding and exercised prior to the closing of the merger will increase the aggregate cash consideration to be paid to holders of TYFG common stock by an amount equal to the number of new shares of TYFG common stock resulting from the exercise of each TYFG stock option multiplied by $71.01. No adjustment will be made to the aggregate stock consideration.
The following table summarizes the determination of the purchase price consideration with a sensitivity analysis assuming a 10% increase and a 10% decrease in the price per share of HBT common stock from the August 7, 2026 baseline price, and its impact on the total consideration value and preliminary goodwill estimate.
			Consideration Value
	Per Share Value of HBT Common Stock	HBT Common Stock Issued	HBT Common Stock	Cash	Stock Options	Total	Estimated Goodwill
As presented in pro forma financial statements	$36.35	3,797,844	$138,052	$59,947	$6,624	$204,623	$56,390
Assumed increase of 10% in price per share	39.99	3,797,844	151,876	59,947	7,849	219,672	71,439
Assumed decrease of 10% in price per share	32.72	3,797,844	124,265	59,947	5,402	189,614	41,381
NOTE 3 — PRO FORMA ADJUSTMENTS TO UNAUDITED CONDENSED COMBINED FINANCIAL INFORMATION
The following pro forma adjustments have been reflected in the unaudited pro forma condensed combined financial information. All adjustments are based on preliminary assumptions and valuations, which are subject to change.

Balance Sheet Adjustments
A.
Adjustment to cash to reflect the estimated cash component of the merger consideration of $59.9 million and estimated cash payment for outstanding stock options of $6.6 million.

B.
Adjustment to TYFG’s debt securities to reflect the preliminary estimated fair value.

C.
Adjustment to TYFG’s loans to reflect the preliminary estimated fair value.

D.
To eliminate TYFG’s historical allowance for credit losses and record a $16.9 million allowance for credit losses.

E.
Adjustment to TYFG’s bank premises and equipment to reflect the preliminary estimated fair value.

F.
To eliminate TYFG’s historical goodwill and record goodwill of $56.4 million resulting from the difference between the purchase price and identifiable net assets as follows (dollars in thousands):

Purchase price allocation
Cash	$59,947
Cash paid for outstanding stock options	6,624
HBT common stock (based on closing price of $36.35 on August 7, 2026)	138,052
Pro forma purchase price	204,623
Allocated to:
Historical book value of TYFG’s assets and liabilities	165,004
Elimination of TYFG’s historical allowance for credit losses	14,789
Elimination of TYFG’s historical goodwill	(8,596)
Elimination of TYFG’s historical intangible assets	(71)
Fair value adjustments:
Debt securities	(2,800)
Loans	(22,774)
Allowance for credit losses on loans	(16,855)
Bank premises and equipment	(9,000)
Core deposit intangible asset	20,594
Customer relationship intangible asset	500
Mortgage servicing rights	4,062
FHLB advances	200
Deferred taxes	3,180
Preliminary pro forma goodwill	$56,390

G.
To eliminate TYFG’s historical intangible assets, record core deposit intangible asset of $20.6 million, and record customer relationship intangible asset related to the wealth management department of $0.5 million.

H.
Adjustment to TYFG’s mortgage servicing rights to reflect the preliminary estimated fair value.

I.
Adjustment to net deferred tax assets to reflect tax effects of the purchase accounting adjustments at an estimated tax rate of 28%.

J.
Adjustment to TYFG’s FHLB advances to reflect the preliminary estimated fair value.

K.
To reflect impact of $14.8 million of estimated acquisition expenses ($11.0 million after tax) expected to be incurred by HBT subsequent to June 30, 2026 and to reflect impact of related adjustment to taxes payable at an estimated tax rate of 28%.

L.
To record elimination of TYFG’s stockholders’ equity of $165.0 million and the issuance of approximately 3,797,844 shares of HBT common stock.

M.
Adjustments to common shares outstanding to eliminate the shares of TYFG common stock outstanding and to record the HBT common stock issued.

Statements of Income Adjustments
N.
To record estimated discount accretion on CNB’s loan portfolio over 7 years using the sum-of-the-years’ digits method.

O.
To record estimated discount accretion on CNB’s securities portfolio over 5 years using the straight-line method.

P.
To record estimated premium amortization expense on CNB’s time deposits over 1 year using the straight-line method.

Q.
To record estimated premium amortization expense on CNB’s FHLB advances over 2 years using the straight-line method.

R.
To record estimated amortization expense on CNB’s core deposit intangible asset over 10 years using the sum-of-the-years’ digits method.

S.
To record estimated amortization expense on CNB’s wealth management customer intangible asset over 10 years using the straight-line method.

T.
To record tax effects of the CNB pro forma adjustments at an estimated tax rate of 28%.

U.
Adjustments to weighted average shares outstanding to reflect the conversion of shares of CNB preferred stock to common stock, eliminate the shares of CNB common stock outstanding, and record the HBT common stock issued.

V.
To record estimated discount accretion on TYFG’s loan portfolio over 7 years using sum-of-the-years’ digits method.

W.
To record estimated discount accretion on TYFG’s securities portfolio over 5 years using the straight-line method.

X.
To record estimated premium amortization expense on TYFG’s FHLB advances on a sum-of-the-years’ digits basis over a period of 3 years.

Y.
To record estimated amortization expense on TYFG’s core deposit intangible asset on sum-of-the-years’ digits basis over a period of 10 years.

Z.
To record estimated amortization expense on TYFG’s wealth management intangible asset on a straight-line basis over a period of 10 years.

AA.
To record tax effects of the TYFG pro forma adjustments and acquisition expenses expected to be incurred by HBT subsequent to June 30, 2026 at an estimated tax rate of 28%.

BB.
Adjustments to weighted average shares outstanding to eliminate the shares of TYFG common stock outstanding and to record the HBT common stock issued.

CC.
To record $14.8 million of estimated acquisition expenses expected to be incurred by HBT subsequent to June 30, 2026.

Comparative Historical And Unaudited Pro Forma Per Common Share Data
We have summarized below the per share information for our companies on a historical, pro forma combined and equivalent basis. Except for the historical information for the year ended December 31, 2025, the data provided below is unaudited. The pro forma combined and equivalent pro forma TYFG data give effect to the merger as if the transaction had been effective on January 1, 2025, in the case of the earnings per share and dividends per share data, and on June 30, 2026, in the case of the book value per share data. This has been derived from and should be read in conjunction with the consolidated financial statements and related notes of HBT and TYFG, which are incorporated by reference into, or included in, this proxy statement/prospectus. See “Where You Can Find More Information” and “Index to Consolidated Financial Statements of Tri-County Financial Group, Inc.”
The unaudited pro forma combined data gives effect to the merger accounted for under the acquisition method of accounting for business combinations in accordance with GAAP. Accordingly, the unaudited pro forma combined data reflects the assets and liabilities of TYFG at their preliminary estimated fair values. Differences between these preliminary estimates and the final values in acquisition accounting will occur and these differences could have a material impact on the unaudited pro forma combined per share information set forth below. See “Unaudited Pro Forma Condensed Combined Financial Information” for more information.
The unaudited pro forma combined data does not purport to represent the actual results of operations that the combined company would have achieved had the merger been completed during these periods or to project the future results of operations that the combined company may achieve after the merger. The unaudited pro forma financial information also does not consider any potential impacts of current market conditions on revenues, potential revenue enhancements, anticipated cost savings and expense efficiencies, or asset dispositions, among other factors. The unaudited pro forma combined per share equivalent data set forth below shows the effect of the merger from the perspective of an owner of TYFG common stock.
	HBT Historical	TYFG Historical	Pro Forma Combined	Equivalent Pro Forma TYFG(1)
Book value per share
June 30, 2026	$21.03	$69.08	$22.20	$54.59
Cash dividends per share(2)
Six months ended June 30, 2026	0.46	0.56	0.46	1.13
Year ended December 31, 2025	0.84	1.00	0.84	2.07
Earnings per share – Basic
Six months ended June 30, 2026	1.12	3.61	1.22	2.99
Year ended December 31, 2025	2.44	5.73	2.55	6.27
Earnings per share – Diluted
Six months ended June 30, 2026	1.12	3.53	1.21	2.98
Year ended December 31, 2025	2.44	5.67	2.54	6.25

(1)
Equivalent pro forma TYFG data was calculated based on pro forma combined amounts multiplied by the 2.4589 exchange ratio.

(2)
Pro forma combined cash dividends per share are based upon HBT’s historical amounts.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This proxy statement/prospectus, as well as HBT’s other filings with the SEC and TYFG’s other communications with its stockholders, may contain certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). These statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to be materially different from any results, levels of activity, performance, or achievements expressed or implied by any forward-looking statement. These factors include, among other things, the factors listed below.
In some cases, forward-looking statements can be identified by the use of words such as “may,” “might,” “will,” “would,” “should,” “could,” “expect,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “outlook,” “predict,” “project,” “probable,” “potential,” “possible,” “target,” “continue,” “look forward,” or “assume” and words of similar import. Forward-looking statements are not historical facts or guarantees of future performance or outcomes, but instead express only management’s beliefs regarding future results or events, many of which, by their nature, are inherently uncertain and outside of management’s control. It is possible that actual results and events may differ, possibly materially, from the anticipated results or events indicated in these forward-looking statements. We caution you not to place undue reliance on these statements. Forward-looking statements are made only as of the date of this proxy statement/prospectus, and HBT and TYFG undertake no obligation to update any forward-looking statements to reflect new information or events or conditions after the date hereof.
In connection with the safe harbor provisions of the PSLRA, we are hereby identifying important factors that could affect our financial performance and could cause our actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any forward- looking statements.
Among the factors that could impact our ability to achieve operating results, growth plan goals, and the beliefs expressed or implied in forward-looking statements are:
•
the risk that the businesses of HBT and TYFG will not be integrated successfully, or such integration may be more difficult, time consuming or costly than expected;

•
expected revenue synergies, cost savings and other financial or other benefits of the proposed transaction between HBT and TYFG might not be realized within the expected time frames or might be less than projected;

•
revenues following the merger may be lower than expected;

•
deposit attrition, operating costs, customer loss and business disruption following the merger, including, without limitation, difficulties in maintaining relationships with employees, may be greater than expected;

•
the ability to obtain governmental approvals of the merger, or the ability to obtain such regulatory approvals in a timely manner;

•
the potential impact of announcement or completion of the merger on relationships with third parties, including customers, employees, and competitors;

•
business disruption following the merger, including diversion of management’s attention from ongoing business operations and opportunities;

•
the failure of TYFG’s stockholders to approve the merger proposal;

•
changes in the level of non-performing assets and charge-offs;

•
HBT’s potential exposure to unknown contingent liabilities of TYFG;

•
any interruption or breach of security resulting in failures or disruptions in customer account management, general ledger, deposit, loan, or other systems;

•
changes in estimates of future reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements;

•
changes in HBT’s stock price before closing, including as a result of the financial performance of HBT prior to closing;

•
inflation, interest rate, securities market and monetary fluctuations;

•
credit and interest rate risks associated with HBT’s and TYFG’s respective businesses, customer borrowing, repayment, investment and deposit practices;

•
general economic conditions, either internationally, nationally or in the market areas in which HBT and TYFG operate or anticipate doing business, may be less favorable than expected;

•
the strength of the local, state, national, and international economies and financial markets (including effects of inflationary pressures and supply chain constraints);

•
effects on the U.S. economy resulting from the threat or implementation of, or changes to, existing policies and executive orders including tariffs, immigration policy, regulatory or other governmental agencies, foreign policy and tax regulations;

•
the economic impact of any future terrorist threats and attacks, widespread disease or pandemics, acts of war or other threats thereof, or other adverse events that could cause economic deterioration or instability in credit markets, and the response of the local, state and national governments to any such adverse external events;

•
new and revised accounting policies and practices, as may be adopted by state and federal regulatory banking agencies, the Financial Accounting Standards Board or the Public Company Accounting Oversight Board (the “PCAOB”);

•
changes in local, state and federal laws, regulations and governmental policies concerning HBT’s and TYFG’s respective businesses and any changes in response to bank failures;

•
the imposition of tariffs or other governmental policies impacting the value of products produced by HBT’s or TYFG’s commercial borrowers;

•
changes in interest rates and prepayment rates of HBT’s or TYFG’s assets;

•
increased competition in the financial services sector, including from non-bank competitors such as credit unions and “fintech” companies, and the inability to attract new customers;

•
technological changes implemented by us and other parties, including third-party vendors, which may have unforeseen consequences to us and our customers, including the development and implementation of tools incorporating artificial intelligence;

•
the loss of key executives and employees, talent shortages and employee turnover;

•
changes in consumer spending;

•
unexpected outcomes or costs of existing or new litigation or other legal proceedings and regulatory actions involving either HBT or TYFG;

•
the economic impact of climate change, natural disasters and of exceptional weather occurrences such as tornadoes, floods and blizzards;

•
fluctuations in the value of securities held in our securities portfolio, including as a result of changes in interest rates;

•
credit risks and risks from concentrations (by type of borrower, geographic area, collateral and industry) within the loan portfolio (including commercial real estate loans) and large loans to certain borrowers;

•
the overall health of the local and national real estate market;

•
the ability to maintain an adequate level of allowance for credit losses on loans;

•
the concentration of large deposits from certain clients who have balances above current FDIC insurance limits and who may withdraw deposits to diversify their exposure;

•
the ability to successfully manage liquidity risk, which may increase dependence on non-core funding sources such as brokered deposits, and may negatively impact our cost of funds;

•
the level of nonperforming assets;

•
interruptions involving information technology and communications systems or third-party servicers;

•
the occurrence of fraudulent activity, breaches or failures of third-party vendors’ information security controls or cybersecurity-related incidents, including as a result of sophisticated attacks using artificial intelligence and similar tools or as a result of insider fraud;

•
the effectiveness of HBT’s and TYFG’s risk management framework and internal disclosure controls and procedures;

•
asset quality and any loan charge-offs;

•
the effects of changes in interest rates on net interest income, net interest margin, investments, loan originations, and modeling estimates relating to interest rate changes;

•
access to sources of liquidity and capital to address liquidity needs;

•
inability to receive dividends from the banks, pay dividends to stockholders or satisfy obligations as they become due;

•
the effects of problems encountered by other financial institutions;

•
our ability to achieve organic loan and deposit growth and the composition of such growth;

•
our ability to successfully develop and commercialize new or enhanced products and services;

•
current and future business, economic and market conditions in the United States (“U.S.”) generally or in the States of Illinois and Iowa in particular;

•
the geographic concentration of our operations in the States of Illinois, Missouri and Iowa;

•
our ability to attract and retain customer deposits;

•
our ability to maintain our reputation;

•
possible impairment of goodwill and other intangible assets;

•
market perceptions associated with certain aspects of our business; and

•
HBT’s ability to meet its obligations as a public company, including its obligations under Section 404 of the Sarbanes-Oxley Act of 2002.

The foregoing list of important factors may not be all inclusive, and we specifically decline to undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made, or to reflect the occurrence of unanticipated events. For a further discussion of these and other risks, uncertainties and other factors applicable to HBT and TYFG, see “Risk Factors” in this proxy statement/prospectus and HBT’s other filings with the SEC incorporated by reference into this proxy statement/prospectus.

RISK FACTORS
In addition to the other information contained in or incorporated by reference into this proxy statement/prospectus, including the matters addressed under the heading “Cautionary Statement Regarding Forward-Looking Statements,” you should carefully consider the following risk factors in deciding how to vote on the proposals presented in this proxy statement/prospectus. You should also consider the other information in, and the other documents incorporated by reference into, this proxy statement/prospectus, including in particular the risk factors associated with HBT’s business contained under the heading “Risk Factors” in HBT’s Annual Report on Form 10-K for the year ended December 31, 2025, and its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2026 and June 30, 2026. See “Where You Can Find More Information.”
Risks Relating to the Merger
The exchange ratio is fixed for the stock consideration and will not be adjusted in the event of any change in HBT’s stock price. Because the market price of HBT common stock will fluctuate, TYFG stockholders cannot be certain of the market value of any shares of HBT common stock they may receive as merger consideration.
Upon effectiveness of the merger, holders of shares of TYFG common stock outstanding immediately prior to the effective time of the merger will be converted into the right to receive, at the option of each TYFG stockholder, one of the following: (i) 2.4589 shares of HBT common stock per share of TYFG common stock, (ii) cash in the amount of $71.01 per share of TYFG common stock or (iii) a combination of the foregoing, in each case subject to adjustment and to the election and proration procedures as provided in the merger agreement. In lieu of any fractional shares of HBT common stock, holders of TYFG common stock will receive cash. If a stockholder elects to receive a combination of shares of HBT common stock and cash for his or her shares of TYFG common stock, such stockholder will receive 2.4589 shares of HBT common stock for each TYFG share converted into stock and $71.01 in cash for each TYFG share converted into cash.
Each stockholder election will be subject to a proration mechanism based on the elections of other TYFG stockholders. On an aggregate basis, the cash to be received by TYFG stockholders will equal as closely as possible the aggregate cash consideration of approximately $59.95 million and the number of shares of HBT common stock to be received by TYFG stockholders will equal as closely as possible 3,797,844 shares. Holders of TYFG common stock that do not make a valid election will likely receive either stock consideration or cash consideration in accordance with the proration methodology described in the merger agreement. Shares of TYFG common stock held by TYFG stockholders who validly exercise their appraisal rights will not be converted into merger consideration.
The 2.4589 exchange ratio for the HBT common stock component of the merger consideration will not be adjusted for changes in the market price of HBT common stock between the date of signing the merger agreement and the completion of the merger. There will be a time lapse between the date on which TYFG stockholders vote on the merger agreement at the special meeting and the date on which TYFG stockholders actually receive shares of HBT common stock in the merger. In addition, there will be a time lapse between the deadline for TYFG stockholders to make an election as to which form of merger consideration they wish to receive, the date on which TYFG stockholders vote on the merger agreement and the date on which TYFG stockholders actually receive shares of HBT common stock in the merger. The market price of HBT common stock may fluctuate during these periods, and after completion of the merger, as a result of a variety of factors, including general market and economic conditions, changes in our respective businesses, operations and prospects, regulatory considerations, and other factors, including those identified under “Risk Factors” in HBT’s Annual Report on Form 10-K for the year ended December 31, 2025, and its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2026 and June 30, 2026. Many of these factors are outside of our control. Accordingly, at the time of the special meeting, TYFG stockholders electing to receive stock consideration or mixed consideration, or that are otherwise allocated stock consideration as a result of the election and proration procedures in the merger agreement, will not know or be able to calculate the value of HBT common stock that they will receive upon completion of the merger.

TYFG will be subject to business uncertainties and contractual restrictions while the merger is pending.
Uncertainty about the effect of the merger on employees and customers may have an adverse effect on TYFG and consequently on HBT. These uncertainties may impair TYFG’s ability to attract, retain and motivate key personnel until the merger is completed, and could cause customers and others that do business with TYFG to seek to change existing business relationships with TYFG. Employee retention may be challenging during the pendency of the merger, as employees may experience uncertainty about their future roles with HBT, and certain TYFG employees may choose to leave the company or not to remain with TYFG following the merger. If key employees depart in significant numbers because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with HBT, HBT’s business following the merger could be harmed. In addition, the merger agreement restricts TYFG from making certain acquisitions and taking other specified actions without HBT’s consent, and generally requires TYFG to continue its operations in the ordinary course until the merger occurs. These restrictions may prevent TYFG from pursuing attractive business opportunities that may arise prior to the completion of the merger. For a description of the restrictive covenants to which TYFG is subject, see “The Merger Agreement — Conduct of Business Pending the Merger.”
Combining HBT and TYFG may be more difficult, costly or time-consuming than currently expected, and the parties may fail to realize the anticipated benefits and cost savings of the merger.
HBT and TYFG have operated and, until the completion of the merger, will continue to operate independently. The success of the merger, including the realization of anticipated benefits and cost savings, will depend, in part, on HBT’s ability to successfully combine and integrate TYFG’s business into its own in a manner that permits growth opportunities and does not materially disrupt existing customer relationships or result in decreased revenues due to loss of customers. It is possible that the integration process could result in the loss of key employees, the disruption of either company’s ongoing business or inconsistencies in standards, controls, procedures and policies that adversely affect our ability to maintain relationships with customers and employees. As with any merger of banking institutions, there also may be business disruptions that cause HBT or TYFG to lose customers or cause customers to take their deposits or loans out of the banks. The success of the combined company following the merger and the bank merger may depend, in part, on the ability of HBT to integrate the two businesses, business models and cultures. If HBT experiences difficulties in the integration process, including those listed above, HBT may fail to realize the anticipated benefits of the merger in a timely manner or at all. HBT’s business or results of operations and the value of its common stock may be materially and adversely affected as a result.
The market price of HBT common stock after the merger may be affected by factors different from those currently affecting HBT common stock.
The businesses of HBT and TYFG differ in some respects and, accordingly, the results of operations of the combined company and the market price of HBT common stock after the merger may be affected by factors different from those currently affecting the independent results of operations of each of HBT or TYFG. For a discussion of the business of HBT and of certain factors to consider in connection with the business of HBT, see the documents incorporated by reference into this proxy statement/prospectus and referred to under “Where You Can Find More Information,” including, in particular, the section entitled “Risk Factors” in HBT’s Annual Report on Form 10-K for the year ended December 31, 2025, and its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2026 and June 30, 2026.
Regulatory approvals may not be received, may take longer than expected or may impose conditions that are not presently anticipated or that could have an adverse effect on the combined company following the merger.
Before the merger, intermediate merger and bank merger may be completed, HBT and TYFG must obtain approvals from the Federal Reserve, the FDIC and the IDFPR. HBT submitted a request to the Federal Reserve on August 14, 2026 to obtain a waiver from its prior approval requirements concerning the merger and intermediate merger. In addition, Heartland Bank filed applications with the FDIC and IDFPR on August 14, 2026 seeking approval of the bank merger. Other approvals, waivers or consents from regulators may also be required. In determining whether to grant these approvals, the regulators consider a variety of factors, including the regulatory standing of each party and the factors described under “The

Merger Agreement — Regulatory Approvals Required for the Merger and Bank Merger.” An adverse development in either party’s regulatory standing or these factors could result in a delay of or an inability to obtain regulatory approval.
The regulators may impose conditions on the completion of the merger or the bank merger or require changes to the terms of the merger or the bank merger. Such conditions or changes could have the effect of delaying or preventing completion of the merger or the bank merger or imposing additional costs on or limiting the revenues of the combined company following the merger and the bank merger, any of which might have an adverse effect on the combined company following the merger. Regulatory approvals could also be adversely impacted based on the status of any ongoing investigation of either party or its customers, including subpoenas to provide information or investigations by a federal, state or local governmental agency. We cannot guarantee that we will be able to obtain all required regulatory approvals, the timing of those approvals or whether the regulators may impose any conditions on the approvals that could delay or prevent the merger or the bank merger.
Some TYFG directors and officers have interests and arrangements that may have influenced their decisions to support or recommend that you approve the merger.
TYFG’s stockholders should be aware that some of TYFG’s directors and executive officers have interests in the merger and have arrangements that are different from, or in addition to, those of TYFG stockholders generally. These interests and arrangements may create potential conflicts of interest. The TYFG Board was aware of these interests and considered these interests, among other matters, when making its decision to unanimously approve the merger agreement, and in recommending that TYFG’s stockholders vote in favor of the merger proposal.
For a more complete description of these interests, see “The Merger — Interests of Certain Persons in the Merger.”
The merger agreement limits TYFG’s ability to pursue alternatives to the merger.
The merger agreement contains provisions that limit TYFG’s ability to solicit, encourage or discuss competing third-party proposals to acquire all or a significant part of TYFG. These provisions, which include a possible $7.25 million termination fee payable by TYFG to HBT under certain circumstances, might discourage a potential competing acquiror from considering or proposing an acquisition of all or a significant part of TYFG, even if it were prepared to pay consideration with a higher per share price than that proposed in the merger. Or, those provisions might result in a potential competing acquiror proposing to pay a lower per share price to acquire TYFG than it might otherwise have proposed to pay.
Termination of the merger agreement could negatively impact TYFG.
In the event the merger agreement is terminated, including as a result of TYFG stockholders declining to approve the merger agreement and the transactions contemplated therein, TYFG’s business may be adversely impacted by the failure to pursue other beneficial opportunities due to the focus of management on the merger. Matters relating to the merger (including integration planning) have required and will continue to require substantial commitments of time and resources by TYFG’s management team, which would otherwise have been devoted to other opportunities that may have been beneficial to TYFG as an independent company. If the merger agreement is terminated, TYFG may experience negative reactions from its customers, vendors and employees. If the merger agreement is terminated and the TYFG Board seeks another merger or business combination, TYFG stockholders cannot be certain that TYFG will be able to find a party willing to offer equivalent or more attractive consideration than the merger consideration provided in the merger. If the merger agreement is terminated under certain circumstances, TYFG may be required to pay HBT a termination fee of $7.25 million. See “The Merger Agreement — Termination of the Merger Agreement.”
If the merger is not completed, TYFG will be negatively impacted in several ways.
TYFG has incurred and will incur substantial expenses in connection with the negotiation and completion of the transactions contemplated by the merger agreement, including, but not limited to, the expenses related to the vesting of outstanding equity awards in contemplation of the merger. If the merger is not completed, TYFG would have to recognize these expenses without realizing the expected benefits of the merger.
TYFG stockholders will have a reduced ownership and voting interest after the merger and will exercise less influence over management.
Holders of TYFG common stock currently have the right to vote on matters affecting TYFG. Upon the completion of the merger, each TYFG stockholder who receives shares of HBT common stock will become a stockholder of HBT with a percentage ownership of HBT with respect to such shares that is smaller than the stockholder’s current percentage ownership of TYFG. Following the effective time of the merger, the former stockholders of TYFG as a group would receive shares in the merger constituting approximately 9% of the outstanding shares of HBT common stock immediately after the merger based on the number of shares of HBT common stock and TYFG common stock outstanding as of June 30, 2026. Because of this, TYFG stockholders will have less influence on the management and policies of HBT than they now have on the management and policies of TYFG.
The opinion of TYFG’s financial advisor delivered to the TYFG Board prior to the signing of the merger agreement will not reflect changes in circumstances after the date of such opinion.
The opinion of Performance Trust was delivered to the TYFG Board on August 7, 2026. Changes in the operations and prospects of HBT or TYFG, general market and economic conditions and other factors that may be beyond the control of HBT or TYFG may significantly alter the value of HBT or TYFG, the price of shares of HBT common stock by the time the merger is completed or the future price at which HBT common stock trades. Performance Trust’s opinion does not speak as of the time the merger will be completed or as of any date other than the date of such opinion. For a description of the opinion that the TYFG Board received from Performance Trust, please refer to “The Merger — Opinion of TYFG’s Financial Advisor.”
The shares of HBT common stock that TYFG stockholders will receive as a result of the merger will have different rights from shares of TYFG common stock.
Upon consummation of the merger, TYFG stockholders who receive stock consideration will become stockholders of HBT. The rights associated with TYFG common stock are different from the rights associated with HBT common stock. For a discussion of the different rights associated with HBT common stock, see “Comparison of Stockholder Rights.”
Completion of the merger is subject to certain conditions, and if these conditions are not satisfied or waived, the merger will not be completed.
The obligations of HBT and TYFG to complete the merger are subject to the satisfaction or waiver (if permitted) of a number of conditions. The satisfaction of all of the required conditions could delay the completion of the merger for a significant period of time or prevent it from occurring. Any delay in completing the merger could cause the combined company not to realize some or all of the benefits that the combined company expects to achieve if the merger is successfully completed within its expected time frame. Further, there can be no assurance that the conditions to the closing of the merger will be satisfied or waived or that the merger will be completed. See “The Merger Agreement — Conditions to Completion of the Merger.”
In addition, if the merger is not completed on or before June 30, 2027 or, in the event all necessary regulatory approvals have not been obtained by June 15, 2027, if the merger is not completed on or before September 30, 2027, either HBT or TYFG may choose not to proceed with the merger and terminate the merger agreement. HBT or TYFG may also terminate the merger agreement under certain other circumstances. See “The Merger Agreement — Termination of the Merger Agreement.”
Issuance of shares of HBT common stock pursuant to the merger agreement may adversely affect the market price of HBT common stock.
Pursuant to the merger agreement, HBT expects to issue up to 3,797,844 shares of HBT common stock to TYFG stockholders. The dilution caused by the issuance of a large number of new shares of HBT common stock may result in fluctuations in the market price of HBT common stock, including a potential stock price decrease.

The unaudited pro forma condensed combined financial information included in this proxy statement/prospectus is preliminary, and the actual financial condition and results of operations of the combined company after the merger may differ materially.
The unaudited pro forma condensed combined financial information in this proxy statement/prospectus is presented for illustrative purposes only, and is not necessarily indicative of what the combined company’s actual financial condition or results of operations would have been had the merger been consummated on the dates indicated. The unaudited pro forma condensed combined financial information reflects adjustments, which are based upon preliminary estimates, to record TYFG’s identifiable assets acquired and liabilities assumed at fair value, and to record any goodwill. The fair value estimates reflected in this proxy statement/prospectus are preliminary, and final amounts will be based upon the actual consideration paid and the fair value of the assets and liabilities of TYFG as of the closing date of the merger, which fair value is directly impacted by, among other things, changes in interest rates. Accordingly, the final acquisition accounting adjustments may differ materially from the pro forma adjustments reflected in this proxy statement/prospectus. For more information, see “Unaudited Pro Forma Condensed Combined Financial Information and Notes.”
Litigation may be filed against HBT or TYFG (or their respective boards of directors) that could prevent or delay the consummation of the merger or result in the payment of damages following consummation of the merger.
It is possible that, in connection with the merger, stockholders may file demands or putative class action lawsuits against HBT or TYFG (or their respective boards of directors). Among other remedies, these stockholders could seek financial damages or to enjoin the special meeting or the merger. The outcome of any such litigation is uncertain. Additionally, one of the conditions to the closing of the merger is that there must not be any proceeding involving a challenge to, or seeking damages or other relief in connection with, any of the transactions contemplated by the merger agreement, or that may have the effect of preventing, delaying or otherwise interfering with any of the transactions contemplated by the merger agreement, in either case that would have a material adverse effect on HBT as the surviving entity of the merger. If a dismissal is not granted or a settlement is not reached and any plaintiff were successful in obtaining an injunction prohibiting the special meeting or HBT or TYFG from completing the merger or any of the other transactions contemplated by the merger agreement, then such injunction may delay or prevent the effectiveness of the merger and could result in significant costs to HBT or TYFG, including any cost associated with the indemnification of directors and officers of each company. The defense or settlement of any lawsuit or claim that remains unresolved at the time the merger is consummated may adversely affect the combined company’s business, financial condition, results of operations and cash flows and the market price of the combined company.

THE SPECIAL MEETING
This section contains information for TYFG stockholders about the special meeting TYFG has called to consider and approve the merger agreement and the transactions contemplated thereby by the holders of TYFG common stock. On or about September 18, 2026, TYFG commenced mailing of this proxy statement/prospectus to holders of TYFG common stock. Together with this proxy statement/prospectus, we are also sending to holders of TYFG’s common stock a notice of the special meeting and a form of proxy card that the TYFG Board is soliciting for use at the special meeting and at any adjournments of the meeting.
This proxy statement/prospectus is also being furnished by HBT to TYFG stockholders as a prospectus in connection with the issuance of shares of HBT common stock as part of the merger consideration upon completion of the merger.
Date, Time and Place
The special meeting of holders of TYFG common stock will be held on October 29, 2026, at 1:00 p.m. Central Time, at the Mendota Civic Center, located at 1901 Tom Merwin Drive, Mendota, Illinois 61342.
Matters to Be Considered
At the special meeting, holders of TYFG common stock as of the record date will be asked to consider and vote on the following matters:
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To adopt the merger agreement and approve the transactions contemplated thereby (the “merger proposal”);

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To approve one or more adjournments of the special meeting, if determined necessary and advisable, including adjournments to permit the further solicitation of proxies in favor of the merger proposal (the “adjournment proposal”); and

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To approve the transaction of such other business as may properly come before the special meeting and any adjournments or postponements thereof.

Recommendation of the TYFG Board
After careful consideration, the TYFG Board unanimously approved the merger agreement and the transactions contemplated thereby, and unanimously determined that the merger agreement and the transactions contemplated thereby are advisable and in the best interests of TYFG and its stockholders.
The TYFG Board unanimously recommends that holders of TYFG common stock vote “FOR” the merger proposal and “FOR” the adjournment proposal. Please see the section entitled “The Merger —  TYFG’s Reasons for the Merger and Recommendation of the TYFG Board.”
All of the directors of TYFG and First State Bank and one significant stockholder of TYFG, collectively holding as of the record date an aggregate 683,376 shares of TYFG common stock, representing approximately 28% of the outstanding shares of TYFG common stock, have signed voting and support agreements with HBT agreeing to vote in favor of, and to otherwise support, the merger agreement and the transactions contemplated thereby.
Record Date
The TYFG Board has fixed the close of business on September 10, 2026, as the record date for determining the TYFG common stockholders entitled to receive notice of and to vote at the special meeting.
As of the close of business on the record date, 2,427,703 shares of TYFG common stock were issued and outstanding and held by approximately 423 record holders. Each share of TYFG common stock held at the close of business on the record date entitles the holder thereof to one vote on each matter considered and voted on by holders of TYFG common stock at the special meeting.

Quorum Requirements
A quorum is required to transact business and consider each proposal at the special meeting. The presence at the special meeting of a majority of the outstanding shares of TYFG common stock entitled to vote, represented in person or by proxy, shall constitute a quorum. All shares of TYFG common stock present in person or represented by proxy, including abstentions, will be treated as present for purposes of determining the presence or absence of a quorum for all matters voted on at the special meeting.
Vote Required; Treatment of Abstentions and Failures to Vote
Merger Proposal
Approval of the merger proposal requires the affirmative vote of the holders of at least a majority of the voting power of all outstanding shares of TYFG common stock.
If you fail to submit a proxy card or vote in person at the special meeting, mark “ABSTAIN” on your proxy card or fail to instruct your bank or broker for shares held in street name with respect to the proposal to approve the merger proposal, it will have the same effect as a vote “AGAINST” approval of the merger proposal.
The merger proposal will not require the approval of the holders of HBT common stock under the Delaware General Corporation Law or applicable rules of Nasdaq.
Adjournment Proposal
Approval of the adjournment proposal requires the affirmative vote of the majority of the shares of TYFG common stock represented at the special meeting and entitled to vote on the adjournment proposal. If you mark “ABSTAIN” with respect to the adjournment proposal, it will have the same effect as a vote “AGAINST” the adjournment proposal. Broker non-votes will have no effect on the approval of the adjournment proposal, although they may prevent TYFG from obtaining a quorum and require TYFG to adjourn the special meeting to solicit additional proxies.
Shares Held by Directors and Significant Stockholders
Each of the TYFG and First State Bank directors and one significant stockholder of TYFG, in his or her capacity as a beneficial or record owner of shares of TYFG common stock, has entered into a voting and support agreement with HBT, the form of which is attached to this proxy statement/prospectus as Appendix B, in which each such individual has agreed to vote all shares of TYFG common stock that he or she owns (of record or beneficially) and has the power and authority to vote in favor of, and to otherwise support, the merger proposal and any other matter that is required to be approved by the stockholders of TYFG to facilitate the transactions contemplated by the merger agreement. These individuals have also agreed to vote against any proposal made in opposition to the approval of the merger or in competition with the merger agreement and against any other acquisition proposal. See “The Merger — Interests of Certain Persons in the Merger.”
As of the record date, the individuals party to voting and support agreements held, in the aggregate, approximately 683,376 shares of TYFG common stock, or approximately 28% of the outstanding shares of TYFG common stock entitled to vote at the special meeting.
As of the record date, HBT and its subsidiaries held no shares of TYFG common stock, and none of its directors and executive officers and their affiliates held shares of TYFG common stock.
Solicitation of Proxies; Payment of Solicitation Expenses
Proxies are being solicited by the TYFG Board from TYFG stockholders. Shares of TYFG common stock represented by properly executed proxies, and that have not been revoked, will be voted in accordance with the instructions indicated on the proxies. If no instructions are indicated, such proxies representing shares of TYFG common stock will be voted “FOR” the merger proposal and “FOR” the adjournment proposal, and in the discretion of the individuals named as proxies as to any other matter that may come before the special meeting.

On behalf of the TYFG Board, TYFG has engaged Advantage Proxy, a proxy solicitation firm, to solicit proxies for the special meeting. Advantage Proxy will be paid a fixed fee of up to $15,000 for this service, and be reimbursed for out-of-pocket expenses for its services. TYFG has also agreed to indemnify Advantage Proxy and its affiliates against certain claims, liabilities, losses, damages and expenses.
HBT has agreed to pay for the costs and expenses (excluding the fees and disbursements of counsel and accountants) of filing, printing and distributing this proxy statement/prospectus and all filing and registration fees, including fees paid for filing the registration statement of which this proxy statement/prospectus forms a part with the SEC. In addition to the solicitation of proxies by mail, solicitation may be made by certain directors, officers or employees of TYFG or its affiliates telephonically, electronically or by other means of communication. Directors, officers and employees will receive no additional compensation for such solicitation.
Voting Your Shares
Holders of TYFG common stock may vote in person or by proxy at the special meeting on the proposals upon which they are entitled to vote. Holders of TYFG common stock may also vote by using one of the methods described on the proxy card. To be valid, your vote by mail must be received by the deadline specified on the proxy card.
YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES OF TYFG COMMON STOCK YOU OWN. ACCORDINGLY, YOU SHOULD SUBMIT IN ADVANCE OF THE SPECIAL MEETING A PROXY WITH YOUR VOTING INSTRUCTIONS USING ONE OF THE METHODS DESCRIBED ON YOUR PROXY CARD.
Revocability of Proxies and Changes to a TYFG Stockholder’s Vote
A holder of TYFG common stock who has submitted a proxy may revoke it or change the stockholder’s vote at any time before its proxy is voted at the special meeting. A holder of TYFG common stock may revoke a proxy by (i) giving a written notice of revocation to the Corporate Secretary of TYFG, (ii) attending the special meeting in person and voting by ballot at the special meeting, or (iii) by properly submitting to TYFG a duly executed proxy bearing a later date. All written notices of revocation and other communications with respect to revocation of proxies should be addressed to TYFG as follows: Tri-County Financial Group, Inc., Attn: Kirk Ross, President and Chief Executive Officer, 706 Washington Street, Mendota, Illinois 61342.
Attending the Special Meeting
The special meeting of holders of TYFG common stock will be held on October 29, 2026, at 1:00 p.m. Central Time, at the Mendota Civic Center, located at 1901 Tom Merwin Drive, Mendota, Illinois 61342. All holders of TYFG common stock as of the record date, including stockholders who hold their shares through brokers, trusts, banks, nominees or any other holder of record, are invited to attend the special meeting.
You will also need to present the proxy card that you received or another proof of identification in order to be admitted into the meeting. If you held shares of TYFG common stock in “street name” as of the record date, you may attend the special meeting only if you provide a “legal proxy,” which you must obtain from your broker, bank or other fiduciary.
Any representative of a stockholder who wishes to attend the special meeting must present acceptable documentation evidencing his or her authority, acceptable evidence of ownership by the holder of shares of TYFG common stock and an acceptable form of identification.
Questions and Additional Information
If you have any questions about the merger or how to submit your proxy card, or if you need additional copies of this proxy statement/prospectus, please contact Advantage Proxy, TYFG’s proxy solicitor, by calling toll-free at (877) 870-8565, or for banks and brokers, collect at (206) 870-8565, or by email at ksmith@advantageproxy.com.

THE MERGER
The following discussion describes certain material information about the merger. We urge you to read carefully this entire document, including the merger agreement attached as Appendix A to this proxy statement/prospectus, for a more complete understanding of the merger.
Terms of the Merger
The HBT Board and the TYFG Board have each unanimously approved and adopted the merger agreement and the transactions contemplated thereby, including the merger. Pursuant to and subject to the conditions set forth in the merger agreement, MergerCo will merge with TYFG, with TYFG as the surviving entity, and as a result, TYFG will become a wholly-owned subsidiary of HBT. Immediately following the merger, HBT will complete the intermediate merger, whereby TYFG will merge with and into HBT, with HBT as the surviving entity, and as a result, the separate existence of TYFG will terminate. Subsequent to the intermediate merger and at a time to be determined by HBT, First State Bank will merge with and into Heartland Bank, with Heartland Bank being the surviving bank. At such time, First State Bank’s banking offices will become banking offices of Heartland Bank.
Upon completion of the merger, each share of TYFG common stock outstanding immediately prior to the completion of the merger will be converted into the right to receive, at the option of the TYFG stockholder, one of the following (“merger consideration”): (i) 2.4589 duly authorized, validly issued, fully paid and non- assessable shares of HBT common stock, par value $0.01 per share (“stock consideration”), (ii) cash in the amount of $71.01 (“cash consideration”) or (iii) a combination of the cash consideration and the stock consideration (“mixed consideration”), in each case subject to adjustment and to the election and proration procedures as provided in the merger agreement.
The merger consideration to be received by holders of TYFG common stock is subject to adjustment and proration in accordance with the terms of the merger agreement. For example, if holders of TYFG common stock elect to receive more cash consideration in the aggregate than the aggregate cash consideration of approximately $59.95 million, then such holders will have their merger consideration adjusted ratably so that more of their merger consideration will be paid in the form of stock consideration and the aggregate cash consideration to be paid will equal as closely as possible to approximately $59.95 million. Any such adjustment will be made assuming that holders exercising appraisal rights would receive cash consideration, and will be subject to further adjustment as described below. Alternatively, if holders of TYFG common stock elect to receive more stock consideration in the aggregate than the aggregate stock consideration of 3,797,844 shares of HBT common stock, then such holders will have their merger consideration adjusted so that more of their merger consideration will be paid in the form of cash consideration such that the aggregate stock consideration to be paid will equal as closely as possible to 3,797,844 shares of HBT common stock.
Holders of TYFG common stock should note that the exchange ratio of 2.4589 is not subject to adjustment, but the value of the HBT common stock to be received by holders of TYFG common stock in the merger will fluctuate based on the trading price of HBT common stock.
In lieu of any fractional shares of HBT common stock that would otherwise be issued as part of the merger consideration, TYFG stockholders will receive cash for any such fractional shares based on the per share volume weighted average price of the daily closing sales prices of a share of HBT common stock as reported on Nasdaq for the 10 consecutive trading days immediately preceding the closing date of the merger.
For additional and more detailed information regarding the legal documents that govern the merger, including information about the conditions to the merger and the provisions for terminating or amending the merger agreement, see “The Merger Agreement.”
Background of the Merger
As part of its ongoing consideration and evaluation of TYFG’s long-term business strategy, the TYFG Board has regularly reviewed TYFG’s strategic direction, performance and prospects in the context of trends and developments in the markets that TYFG serves, the banking industry in general and the regulatory environment. As part of these strategic reviews, the TYFG Board often consulted with its financial and legal advisors. Among other considerations, the TYFG Board has reviewed and discussed the highly competitive banking landscape, TYFG’s recent and forecasted financial performance, changes in the regulatory environment and regulatory status of TYFG, the impact of technology on the banking industry, the time horizon of management and board succession, bank stock values, bank merger and acquisition activity, as well as possible strategic alternatives available to TYFG.
In recent years, a significant factor impacting TYFG’s evaluation of its strategic alternatives was the ongoing affirmative desire for increased liquidity raised by certain holders of TYFG common stock, including TYFG’s largest stockholder, Castle Creek. Castle Creek became a TYFG stockholder when it invested in TYFG in 2017. Castle Creek’s 2017 investment provided significant capital to TYFG, which supported its organic growth and helped to fund an acquisition in 2020.
In connection with the 2017 capital transaction, TYFG and Castle Creek entered into a registration rights agreement which permitted Castle Creek to require TYFG to file a registration statement with the SEC to register the resale of its shares of TYFG common stock no later than the fifth anniversary of the closing date of the stock sale. Beginning in 2022, Castle Creek agreed to extend this deadline date, and did so on seven separate occasions, to allow TYFG additional time to consider its strategic options. In 2023, pursuant to the terms of Castle Creek’s investment, a representative of Castle Creek was formally appointed to the TYFG Board and has served as a director since that time.
The registration rights of Castle Creek have impacted the TYFG Board’s consideration and evaluation of TYFG’s long-term business strategy since 2017. Over the years, in considering how to prepare for and comply with the registration rights, the TYFG Board evaluated several strategic alternatives, including: remaining independent and satisfying the terms of the registration rights agreement with Castle Creek by filing a registration statement with the SEC for the resale of its shares; completing an initial public offering alongside the registration of the Castle Creek-owned TYFG common stock to raise capital for TYFG for long-term growth or acquisitions; raising private capital in the form of stock or subordinated debt to repurchase the stock held by Castle Creek; seeking alternative investors to purchase the stock held by Castle Creek; entering into a merger of equals transaction; or exploring a sale of TYFG.
In 2023 and in 2024, TYFG’s management had several informal discussions with management members of another, similarly-sized financial institution about the prospects of a possible merger of equals between the two organizations. During those meetings, no formal terms of any possible transaction were discussed and no non-public information was exchanged between the parties. Also, during this time period, the TYFG Board held several meetings with legal counsel to prepare for the possible filing of a registration statement pursuant to the registration rights agreement. TYFG retained consultants and worked with its independent audit firm to ensure that, if required to file a registration statement, TYFG’s historical financial statements would be PCAOB compliant, as required by the SEC. During this time, the TYFG Board and TYFG’s management also regularly evaluated its internal controls, committee structure, board independence and other internal policies to ensure that it would be in a position to comply with the SEC rules if required to file a registration statement.
In January 2025, the discussions with the other financial institution became more formal and the TYFG Board met three times in January 2025 to discuss a possible business combination and to consider an expression of interest with this other financial institution. Following the sharing of limited confidential information and several discussions between management of the two companies, TYFG and the counterparty entered into a non-binding preliminary term sheet on February 7, 2025, which provided a high-level framework for continuing discussions. The term sheet proposed a transaction structured as a low or no-premium merger of equals, with 100% stock consideration and a fixed exchange ratio. The term sheet also addressed a number of corporate governance considerations. The term sheet did not provide for exclusivity.
Over the next two weeks, while discussions between the parties continued, the two parties failed to reach an agreement regarding the possible structure and terms of the transaction. On February 19, 2025, the other financial institution communicated to TYFG its intent not to pursue the merger of equals.
During this time period, TYFG continued to prepare for the possible filing of a registration statement with the SEC, pursuant to the registration rights agreement with Castle Creek. Castle Creek and TYFG extended the filing deadline in the agreement in December 2024 and again in January 2025 to provide time for TYFG to pursue the possible merger of equals described above. Following the termination of those discussions, on February 25, 2025, Castle Creek and TYFG again amended the registration rights agreement to extend the filing deadline to June 16, 2025.
Following that extension and the termination of the merger of equals conversation with the other party, the TYFG Board and TYFG’s management team focused on finalizing the items necessary to file a registration statement in compliance with the registration rights agreement. TYFG’s management team worked diligently with its advisors throughout the spring of 2025 to prepare the registration statement for filing with the SEC and to prepare TYFG to meet the additional corporate requirements of being an SEC reporting company.
During April and May 2025, the TYFG Board met several times to evaluate its strategic options. With the assistance of Barack Ferrazzano Kirschbaum & Nagelberg LLP (“Barack Ferrazzano”), its outside legal advisor, and an additional outside advisor used to facilitate a board strategic planning session, the TYFG Board discussed different alternatives, including remaining independent with no changes to its capital structure or stockholder base, engaging in a strategic transaction with another financial institution, and conducting a capital transaction to provide funds to conduct either a repurchase of Castle Creek’s shares or a wider tender offer transaction. Each alternative was discussed. With the assistance of outside advisors, TYFG’s management prepared draft financial projections and the TYFG Board reviewed the draft financial projections in May 2025.
On May 6, 2025, J. Lance Carter, President and Chief Executive Officer of HBT, first met with Tim McConville, former Chief Executive Officer of TYFG and had an informal discussion about the prospect of a possible merger with HBT. Mr. McConville indicated that TYFG’s board was evaluating its strategic options and, at that time, was not interested in pursuing discussions involving a merger transaction.
In early June 2025, TYFG finalized its Form S-1 registration statement to register the resale of shares owned by Castle Creek. TYFG filed the registration statement with the SEC on June 16, 2025. The SEC provided limited comments on the filing and, after TYFG filed an amendment to the registration statement, the SEC declared it effective on July 20, 2025. As a result of this filing, TYFG became subject to continuing filing obligations with the SEC, adding significant costs and demand on TYFG’s internal resources.
Following the effectiveness of the registration statement, TYFG’s management focused on finalizing financial projections for the TYFG Board’s evaluation and use in evaluating TYFG’s strategic alternatives. In September 2025, the TYFG Board formed a strategic transaction committee, consisting of five directors (the “strategic committee”). The strategic committee was authorized to continue the evaluation of possible strategic alternatives and to report back to the TYFG Board its findings and recommendations. In October 2025, Mr. McConville, TYFG’s Chief Executive Officer, director and member of the strategic committee, retired from his positions at TYFG, including the strategic committee. His positions as a director and committee member were not filled with another director. The TYFG Board appointed Mr. Ross to serve as TYFG’s Chief Executive Officer.
In October and November 2025, the strategic committee met several times and discussed management’s projections, the ability to remain an independent company, possible transactions to provide stockholder liquidity, and possible strategic transactions with other financial institutions. During this time period, representatives of the strategic committee interviewed several investment banking firms to serve as TYFG’s financial advisor and assist the TYFG Board in the examination of TYFG’s strategic options. The strategic committee met with several potential financial advisors. Following those meetings, the strategic committee recommended to the TYFG Board that TYFG retain Performance Trust to serve as its financial advisor through the decision making process. The TYFG Board unanimously approved Performance Trust to serve as its financial advisor in late November 2025.
At the end of November and through December 2025, the TYFG Board met with Performance Trust four separate times. During the first meeting, Performance Trust discussed generally the merger and acquisition market in the banking industry with a focus on Illinois and the Midwest, the general performance of financial institutions’ capital stock, and the favorable conditions and potential challenges facing the industry. Performance Trust then discussed TYFG’s financial performance and different attributes of TYFG common stock. Finally, Performance Trust addressed the lack of liquidity in TYFG common stock and possible strategies to provide liquidity to Castle Creek, its other larger stockholders and possibly other stockholders through a broad tender offer.
During the second meeting with Performance Trust, the TYFG Board engaged in a more detailed discussion regarding TYFG’s strategic alternatives. Using the projections prepared by TYFG’s management, Performance Trust discussed TYFG’s ability to remain as an independent entity without providing any liquidity to its stockholders. Performance Trust also discussed scenarios where TYFG would provide liquidity to its stockholders by raising capital through the issuance of subordinated debt and using the capital to repurchase shares of stock from its stockholders, specifically including all of the shares owned by Castle Creek. Additionally, Performance Trust discussed TYFG’s prospects of engaging in a strategic transaction with a different financial institution. Performance Trust identified HBT as a possible candidate and discussed HBT’s excellent reputation in the banking industry, similar culture, strong stock performance, the liquidity of HBT common stock, and history of successful acquisitions and integrations. Performance Trust discussed other possible acquirors and noted that, in their opinion, the institutions identified would not be strong candidates for a variety of factors, including their weaker stock and financial performance, stated focus on markets outside of Illinois, and asset size and the related regulatory scrutiny and increased costs associated with a transaction that brings an institution close to, or causes it to, surpass the $10 billion asset threshold.
At its regular meeting in December 2025, Performance Trust met with the TYFG Board and continued its discussion regarding strategic alternatives. At the TYFG Board’s request, Performance Trust generally focused its presentation on (i) information relating to a strategic transaction with HBT, and (ii) the considerations associated with conducting a subordinated debt offering to fund a repurchase of TYFG common stock, specifically Castle Creek’s shares, as well as possibly other stockholders’ holdings. The TYFG Board specifically discussed the risks associated with incurring additional debt to redeem common stock and other risks associated with executing its business plan as an independent entity. It was noted that HBT was in the process of completing another transaction, which was expected to close in several months, and that it would be unlikely that HBT would be in a position to engage in meaningful discussions with TYFG at that time. After lengthy discussion, the TYFG Board instructed Performance Trust to reach out to HBT’s management on a soft basis to determine if HBT had interest, either at that time or in the near future, to have discussions regarding a possible strategic transaction with TYFG.
At the end of December 2025, the TYFG Board held another meeting with Performance Trust and Barack Ferrazzano. At that meeting, Performance Trust reported that it had reached out to HBT representatives on a no-name basis and, once a confidentiality agreement was in place, had a discussion regarding TYFG specifically and whether HBT had any interest in engaging in discussions about a possible strategic transaction. Performance Trust reported that HBT indicated that they did have interest, but that the HBT Board and HBT’s management was focused on closing their current transaction and any meaningful conversations and due diligence would have to wait until the end of the first quarter of 2026. However, Performance Trust reported that it was suggested that representatives from the two entities meet to have initial, informal discussions, with a particular focus on whether the parties believe that there could be a cultural fit between the organizations.
On January 7, 2026, Thomas K. Prescott, TYFG’s Chairman of the Board, and Kirk L. Ross, TYFG’s President, Chief Executive Officer and director, met with J. Lance Carter, HBT’s President, Chief Executive Officer and director, for an informal discussion regarding their respective companies’ culture, goals, business prospects, and markets, among other general topics. Mr. Carter indicated that HBT would not be in a position to actively consider a transaction with TYFG until its then-current transaction closed. The parties agreed to have another informal meeting in the near future and include Fred L. Drake, HBT’s Executive Chairman, in the discussions.
Messrs. Prescott and Ross updated the TYFG Board at its regular January 2026 meeting. It was the TYFG Board’s general consensus to move forward with another informal meeting with HBT and position TYFG so that it can have more formal discussions with HBT after HBT has closed its pending transaction.
On February 9, 2026, Messrs. Prescott and Ross from TYFG met with Messrs. Drake and Carter from HBT. They had another informal discussion regarding the general attributes of each organization, their respective cultures, and the possible synergies if they were to combine in a strategic transaction.

The TYFG Board met twice in February 2026. At its regularly scheduled meeting on February 10, 2026, Messrs. Prescott and Ross updated the TYFG Board on their meeting with HBT. Later in February, the TYFG Board held a special meeting with representatives of Barack Ferrazzano and Performance Trust. The TYFG Board discussed the preliminary discussions with HBT and HBT indicated to Performance Trust that it would be willing to conduct due diligence and possibly present an indication of interest to TYFG by the end of the first quarter. The TYFG Board discussed with Performance Trust the possibility of a strategic transaction with HBT and the timing associated with receiving a possible indication of interest, negotiation of the terms of a transaction, confirming due diligence, and negotiation of a definitive agreement. The TYFG Board also discussed the possibility of approaching other potential strategic partners and it was generally noted that HBT was the strongest likely acquisition candidate. Castle Creek’s representative on the TYFG Board noted that Castle Creek would not consider selling its shares of TYFG common stock back to TYFG without a clear indication from HBT, or another possible strategic partner, as to whether a transaction with TYFG is possible and, if so, at what general pricing. The TYFG Board determined to wait for HBT to close its current transaction and then engage with HBT more specifically regarding entering into a possible letter of intent regarding a strategic transaction. During that time, given Castle Creek’s indication that it would not be in a position to agree to any repurchase transaction until it had more detail regarding a possible transaction, the TYFG Board determined to pause further investigation into a subordinated debt raise for the repurchase of shares of TYFG common stock. At the special meeting, the TYFG Board also formally approved an engagement letter with Performance Trust to serve as its financial advisor through a strategic process.
During March 2026, TYFG’s management and Performance Trust prepared an electronic data room containing basic due diligence materials for a third party to evaluate a possible transaction. HBT was invited into the data room at the end of March 2026. In early April, Mr. Carter spoke to Performance Trust to schedule the first phase of due diligence, noting HBT would be able to begin due diligence in early May 2026. Over the next two months, the TYFG Board was updated at its regular meetings regarding HBT’s status of evaluating a possible transaction with TYFG. TYFG’s management and Performance Trust responded to HBT’s questions regarding the diligence materials and cooperated on fulfilling additional informational requests.
In May 2026, HBT conducted its first phase of due diligence and indicated to Performance Trust that it was preparing a letter of intent that it expected to be able to present it to TYFG by the end of May 2026.
On May 27, 2026, HBT delivered an initial letter of intent to engage in a merger with TYFG. The initial letter of intent provided for aggregate consideration comprised of approximately 65% HBT common stock and 35% cash. As set forth, each holder of TYFG common stock would receive 1.5755 shares of HBT common stock plus $24.50 in cash for each share of TYFG common stock. The stock exchange ratio would be fixed. The implied transaction value was approximately $170.8 million, or $70.00 per share, based on the closing price of HBT common stock on May 26, 2026; however, because of the fixed exchange ratio, the value of the stock portion of the consideration would fluctuate until the closing based on the price of HBT common stock. In the letter of intent, HBT did not offer TYFG a representative to serve on the HBT Board. Further, the letter of intent specifically provided that TYFG must sell or otherwise close First State Mortgage Services, LLC (“First State Mortgage”), TYFG’s mortgage subsidiary, prior to closing any transaction with HBT. The letter indicated that the terms expired on June 5, 2026. HBT representatives indicated separately that HBT was simultaneously considering another opportunity and time to move forward with TYFG was of the essence.
The TYFG Board met several times during the first week in June 2026 to discuss the HBT letter of intent and to evaluate its strategic options, including conducting an offering of subordinated debt to fund a share repurchase, specifically including a repurchase of all of Castle Creek’s shares of TYFG common stock. On June 2, 2026, the TYFG Board met with its advisors to discuss the HBT letter of intent. At the meeting, Performance Trust reviewed the proposal, including the financial and non-financial terms and the potential financial and strategic impacts of pursuing a transaction with HBT. Performance Trust began the discussion by providing a comparison of the proposed HBT transaction with other recent transactions in Illinois, the Midwest and nationally. With respect to HBT, Performance Trust highlighted the attributes of HBT common stock, HBT’s market capitalization, dividend yield and trading volume. Performance Trust also summarized HBT’s history of profitability and provided information on HBT’s historical market performance, as compared to its peers. Performance Trust noted that HBT is an experienced, serial acquiror and reviewed HBT’s acquisition history. In addition to reviewing the financial terms of the letter of intent, the TYFG Board discussed the potential effect of the transaction on TYFG’s employees, customers, and communities. Performance Trust also led a discussion regarding the financial metrics applied to an independent strategy, in which TYFG would raise subordinated debt to fund a significant repurchase of shares of TYFG common stock, specifically shares owned by Castle Creek, but also the possibility of including other large stockholders or conducting a broad tender offer to all stockholders. Representatives of Barack Ferrazzano reviewed with the TYFG Board its fiduciary duties in considering TYFG’s strategic alternatives, including a potential transaction with HBT and a stock repurchase funded by subordinated debt. With Performance Trust’s and Barack Ferrazzano’s assistance, the TYFG Board considered the advantages and disadvantages of engaging in a transaction with HBT as compared to TYFG’s options for remaining independent.
At the end of the meeting, the TYFG Board requested additional information to further evaluate the letter of intent from HBT. The TYFG Board asked Performance Trust to reach out to HBT’s representatives to invite Messrs. Drake and Carter to meet with the TYFG Board to discuss HBT and its proposal.
The TYFG Board reconvened on June 3, 2026, to meet with Messrs. Drake and Carter, who attended the meeting in person, and to further discuss its strategic alternatives with its financial and legal advisors. Messrs. Drake and Carter provided the TYFG Board with information about HBT, including its history, culture, strategic vision, employee matters, market areas, lending policies and practices, and past merger transactions and its experience with integration. Messrs. Drake and Carter also answered questions from TYFG’s directors about HBT generally and its proposal. Following the discussion with Messrs. Drake and Carter, they left the meeting and the TYFG Board, with Performance Trust and Barack Ferrazzano, continued its consideration and evaluation of TYFG’s strategic alternatives, including a transaction with HBT, and the impact that the strategies would have on stock valuation and liquidity, as well as the impact on TYFG’s employees, customers and communities. The TYFG Board specifically discussed the possible changes to HBT’s letter of intent, including increasing the total stock component of the consideration and adding a TYFG representative to the HBT Board following a transaction. The TYFG Board directed Performance Trust to respond to HBT’s financial advisor to confirm TYFG’s continued interest in exploring a transaction and to request an increase in the consideration, an increase in the overall stock mix in the consideration, and a TYFG representative to serve on the HBT Board after a transaction.
The TYFG Board met again with its advisors on June 4, 2026, for the primary purpose of discussing HBT’s response to TYFG’s requests to modify the terms of the letter of intent. In advance of the meeting, HBT proposed two revised versions of the letter of intent. Each version included a right to appoint a TYFG representative to the HBT Board and each kept the overall consideration mix at 65% HBT common stock and 35% cash, with holders of TYFG common stock able to elect to receive all cash, all stock or a mixed form of consideration for the stockholder’s shares of TYFG common stock. Each letter also included a new requirement that Castle Creek elect to receive all cash as consideration in the transaction. Each version also increased the overall consideration being offered. One increased the per share valuation to $72.00 per share of TYFG common stock, which was an increase from $70.00 per share in the initial letter of intent. The alternative letter provided for an increase to the per share valuation to $73.00 contingent, however, on TYFG being able to sell or wind down First State Mortgage for less than $500,000 in costs to TYFG. That alternative provided that the consideration would adjust downward if the expenses to wind down First State Mortgage exceeded $500,000. HBT also indicated that the letters would expire at the end of the day June 5, 2026, as HBT was facing another deadline for a different opportunity and would need to quickly pivot if TYFG did not agree to move forward with HBT at that time. The TYFG Board discussed the letters generally and agreed to meet the next day during which they could more fully examine the alternatives with input from its advisors, including a detailed financial presentation from Performance Trust.
The TYFG Board met again on June 5, 2026, with Barack Ferrazzano and Performance Trust. The TYFG Board discussed the terms of the revised letters of intent and reviewed the financial information provided by Performance Trust. The TYFG Board determined that it was likely that the expenses for winding down First State Mortgage would exceed $500,000, and, as a result, the TYFG Board believed the letter of intent offering consideration of $72.00 per share was better for stockholders than agreeing to the proposal that carried a possible downward adjustment based on the costs to wind down First State Mortgage. The implied transaction value at $72.00 per share consideration value was $175.9 million based on the closing price of HBT common stock on May 26, 2026. The TYFG Board reviewed the HBT offer, the possibility of remaining independent with a subordinated debt transaction and subsequent stock repurchase, as well as seeking other strategic partners. The TYFG Board discussed the risks associated with incurring additional debt to redeem common stock and other risks associated with executing its business plan as an independent entity. The representative of Castle Creek indicated that Castle Creek was willing to accept HBT’s requirement that it elect to receive all cash in a transaction with HBT. Further, the Castle Creek representative indicated that after reviewing Performance Trust’s financial presentation and assumptions associated with the alternative option of conducting a subordinated debt capital raise and subsequently repurchasing common stock, Castle Creek was not willing to commit to a transaction for the repurchase of its shares by TYFG. After discussions regarding the TYFG Board’s fiduciary duties, the strength of HBT common stock, HBT’s business strategy and culture, the likelihood that no other financial institution could provide a superior proposal, the timeline imposed by HBT to respond by the end of the day, and the uncertainty of being able to execute the independent strategy of conducting a subordinated debt offering and subsequent stock repurchase, the TYFG Board unanimously agreed to execute the HBT letter of intent providing for the valuation of shares of TYFG common stock at $72.00 per share based on the closing price of HBT common stock as of May 26, 2026.
HBT and TYFG executed the letter of intent on June 5, 2026.
Following the execution of the letter of intent, throughout the month of June 2026, HBT engaged in a thorough due diligence review of TYFG, including a review of TYFG’s corporate records, loan files and other information requested by HBT, and numerous meetings between TYFG’s management team and HBT’s management team.
On July 3, 2026, Vedder Price, HBT’s outside legal counsel, provided Barack Ferrazzano with a first draft of the merger agreement, which included initial drafts of the ancillary agreements. The draft merger agreement included the terms as set forth in the agreed-upon letter of intent, with the understanding that all terms remained subject to the parties’ ongoing due diligence.
Barack Ferrazzano worked with TYFG’s management team and Performance Trust to prepare comments to the draft merger agreement. On July 14, 2026, Barack Ferrazzano provided Vedder Price with comments to the merger agreement, which, among other things, included changes to several of the representations and warranties, provisions related to the wind down of First State Mortgage and the termination rights related to any environmental issues, and the termination fee if either party terminates pursuant to its rights relating to a third party’s superior proposal.
HBT continued its due diligence on TYFG. On July 16, 2026, Vedder Price distributed a revised version of the merger agreement to Barack Ferrazzano. The revised version included the acceptance of many of TYFG’s comments to the initial draft. HBT did not accept comments relating to termination rights in the event of certain environmental issues and countered with a revision to the termination fee. The merger agreement remained subject to the ongoing due diligence review of both parties.
On July 21, 2026, Barack Ferrazzano distributed to Vedder Price a revised merger agreement with comments to the prior draft. The comments focused on the provision regarding the termination of the merger agreement for certain environmental reasons and a revision to the termination fee. The draft also remained subject to the ongoing due diligence review of both parties.
During July 2026, representatives of HBT spoke with Mr. Ross and certain other employees of TYFG and negotiated employment arrangements pursuant to which these individuals would continue to provide services to HBT following the closing of the merger. These discussions were intended to secure the continued service of Mr. Ross and certain other key employees of TYFG with HBT after the completion of the merger. For additional information regarding these arrangements, see “The Merger — Interests of Certain Persons in the Merger” beginning on page 71.
HBT continued its due diligence review of TYFG and there were multiple conversations between the parties and advisors relating to TYFG’s loans, financial statements, equity awards, status of franchise tax payments with the Secretary of State of the State of Illinois, and other remaining diligence questions.

On July 26, 2026, HBT proposed a reduction in the overall transaction value of approximately $2.5 million. The proposed exchange ratio for the stock portion of the consideration was adjusted downward from 2.4931 shares of HBT common stock for each share of TYFG common stock to 2.4589 shares of HBT common stock for each share of TYFG common stock. The proposed per share cash amount was also decreased from $72.00 per share of TYFG common stock to $71.01 per share. HBT indicated that this reduction was the result of its due diligence evaluation of TYFG and its identification of certain liabilities and contract fees that were not previously identified. With the significant increase in the market price of HBT common stock, the implied transaction value after the proposed downward revision, was approximately $191.7 million, compared to approximately $170.8 million as of the signing of the letter of intent.
The TYFG Board met with Barack Ferrazzano and Performance Trust on July 28, 2026, to discuss in detail the current draft of the merger agreement and the proposed adjustment to the merger consideration. The TYFG Board also discussed the ancillary documents, including the voting and support agreements, and the ongoing due diligence items.
Later on July 28, 2026, Vedder Price distributed a revised draft of the merger agreement, which contained the revision to the proposed merger consideration previously communicated to TYFG. HBT also rejected the proposed changes to the termination rights pursuant to an environmental issue and proposed a revised termination fee in the draft merger agreement.
As part of its due diligence, TYFG and its advisors were also conducting a review of HBT’s reports and other materials filed with the SEC and other information requested by TYFG. On July 29, 2026, TYFG’s management and Performance Trust held a due diligence meeting with HBT’s management team during which TYFG asked questions regarding HBT’s financial statements, the performance of HBT common stock, recent loan activity, strategy, and integration of prior transactions, among other things.
Following the delivery of a revised draft of the merger agreement, TYFG worked to complete the disclosure schedules for delivery to HBT and to respond to HBT’s final due diligence requests. Representatives from both Vedder Price and Barack Ferrazzano continued to discuss the remaining open items in the merger agreement and in due diligence.
Throughout June and July 2026, First State Mortgage sought out potential acquirors of its business. After a series of conversations with interested parties and the completion of limited due diligence, two potential buyers submitted letters of intent during the last week of June 2026. Following further discussions, on August 4, 2026, First State Mortgage entered into a letter of intent with a third party that provided for the sale of First State Mortgage through an asset sale, which closed late August 2026. The sale or closure of First State Mortgage prior to the closing of the merger was a condition that HBT had imposed in its draft merger agreements, as described above.
On August 7, 2026, the TYFG Board met to discuss the proposed revision to the merger consideration, the substantially complete merger agreement dated August 6, 2026, and a financial presentation regarding the proposed transaction from Performance Trust. The TYFG Board discussed the substantially final, negotiated draft of the merger agreement and related exhibits, including the final version of the voting and support agreements to be entered into by directors. The TYFG Board discussed the proposed revision to the merger consideration with a particular emphasis on the substantial increase in the overall transaction valuation since entering into the letter of intent. The TYFG Board also discussed a financial presentation prepared by Performance Trust providing an updated overview of TYFG, HBT and the financial terms of the proposed transaction, as well as a summary of the reverse diligence on HBT and HBT common stock. Barack Ferrazzano discussed the directors’ fiduciary duties and reviewed in detail the revised terms of the merger agreement. Performance Trust then reviewed and discussed its financial analyses with respect to TYFG, HBT and the proposed merger. Thereafter, at the request of the TYFG board of directors, Performance Trust rendered its oral opinion to the TYFG board of directors (which was subsequently confirmed in writing by delivery of Performance Trust’s written opinion dated the same date) as to, as of August 7, 2026, the fairness, from a financial point of view, to the holders of TYFG common stock of the merger consideration to be received by such holders in the merger pursuant to the merger agreement. For more information, see “The Merger —  Opinion of TYFG’s Financial Advisor” beginning on page 55, as well as the full text of Performance Trust’s opinion which is attached as Appendix C to this proxy statement/prospectus.

After considering the proposed terms of the merger agreement and the various presentations of its advisors, and taking into consideration the matters discussed during the meeting, including those set forth under “The Merger — TYFG’s Reasons for the Merger and Recommendation of the TYFG Board,” the members of the TYFG Board then unanimously determined that the merger agreement and the merger were in the best interests of TYFG and its stockholders, authorized and approved the merger agreement and the merger, and recommended to TYFG’s stockholders that they approve and adopt the merger agreement.
On August 10, 2026, HBT and TYFG executed the merger agreement and issued a joint press release announcing the transaction.
HBT’s Reasons for the Merger
In reaching its decision to adopt and approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, the HBT Board evaluated the merger in consultation with HBT management and considered information provided by HBT’s financial and legal advisors, as well as a number of factors, including the following material factors:
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management’s view that the acquisition of TYFG provides an attractive opportunity to expand HBT’s presence in existing desirable markets, and enter new markets;

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TYFG’s community banking orientation and its compatibility with HBT and its subsidiaries;

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management’s assessment that First State Bank presents a strong banking franchise that is consistent with Heartland Bank’s relationship-based banking model while adding talent and depth to Heartland Bank’s operations;

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management’s review of the business, operations, earnings and financial condition, including capital levels and asset quality, of First State Bank;

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management’s belief that First State Bank’s core deposit base is strong and that a substantial portion of these deposits would be retained following completion of the merger;

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management’s due diligence review of TYFG and First State Bank;

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the projected earnings per share accretion expected to occur as a result of the proposed transactions;

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the expectation of management that HBT will maintain its strong capital ratios upon completion of the proposed transactions;

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the fact that stockholders of TYFG will have an opportunity to approve the merger;

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projected efficiencies, including reductions in TYFG or HBT’s total non-interest expense base, to come from integrating certain of TYFG’s operations into HBT’s existing operations;

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the financial and other terms of the merger agreement, including the exchange ratio for the merger consideration, the expected tax treatment and the deal protection and termination fee provisions, which HBT reviewed with its outside financial and legal advisors;

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First State Bank’s compatibility with Heartland Bank, which HBT management believes should facilitate integration and implementation of the merger and the bank merger, and the complementary nature of the products and customers of First State Bank and Heartland Bank, which HBT management believes should provide the opportunity to mitigate integration risks and increase potential returns;

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the nature and amount of payments and other benefits to be received by TYFG and First State Bank’s management in connection with the transactions pursuant to existing TYFG benefit plans and compensation arrangements and the merger agreement;

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the fact that, concurrently with the execution of the merger agreement, all of the TYFG and First State Bank directors and one significant stockholder of TYFG, who beneficially owned in the aggregate approximately 28% of TYFG’s outstanding voting common stock as of August 10, 2026, were entering into voting and support agreements with HBT agreeing to vote for approval of the merger agreement and the transactions contemplated thereby; and

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the fact that the regulatory and other approvals required to consummate the transactions are expected to be received in a reasonably timely manner and without the imposition of unacceptable conditions.

The HBT Board believes that the merger and the merger agreement are advisable and in the best interests of HBT and its stockholders.
The foregoing discussion of the information and factors considered by the HBT Board is not intended to be exhaustive, but includes a description of all material factors considered by the HBT Board. The HBT Board further considered various risks and uncertainties related to each of these factors and the ability to complete the merger. In view of the wide variety of factors considered by the HBT Board in connection with its evaluation of the merger, the HBT Board did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered. In considering the factors described above, individual directors may have given differing weights to different factors. The HBT Board collectively made its determination with respect to the merger based on the conclusion reached by its members, based on the factors that each of them considered appropriate, that the merger is in the best interests of HBT stockholders and that the benefits expected to be achieved from the merger outweigh the potential risks and vulnerabilities.
It should be noted that this explanation of the HBT Board’s reasoning and all other information presented in this section includes information that is forward-looking in nature, and, therefore, should be read in light of the factors discussed under the heading “Cautionary Statement Regarding Forward Looking Statements.”
TYFG’s Reasons for the Merger and Recommendation of the TYFG Board
After careful consideration, the TYFG Board, at a meeting held on August 7, 2026, unanimously determined that the merger agreement and the transactions contemplated by the merger agreement were advisable and in the best interests of TYFG and its stockholders and approved the merger agreement and the transactions contemplated by the merger agreement, including the merger. The TYFG Board has concluded that the merger offers TYFG stockholders an attractive opportunity to achieve the TYFG Board’s strategic business objectives, including increasing stockholder value and enhancing liquidity for TYFG stockholders. In addition, the TYFG Board believes that the customers and communities served by First State Bank will benefit from the merger. Accordingly, the TYFG Board recommends that TYFG stockholders vote “FOR” approval and adoption of the merger agreement at the special meeting.
In reaching its decision, the TYFG Board evaluated the merger in consultation with TYFG’s management, as well as TYFG’s outside legal counsel and financial advisors, and considered a number of financial, legal and market factors, including the following:
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the composition of the per share merger consideration, which provides TYFG stockholders with the option of selecting:

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cash consideration, which provides the ability to realize immediate and certain value for a portion of their shares of TYFG common stock;

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stock consideration, which offers the opportunity to participate in the future growth and opportunities of the combined company; or

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a combination of cash consideration and stock consideration;

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HBT’s trading market on Nasdaq, which will provide TYFG stockholders liquidity with respect to the stock consideration received in the merger;

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HBT’s history of paying quarterly dividends and its dividend yield;

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the market value of HBT common stock prior to the execution of the merger agreement and the prospects for future appreciation in the stock;

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the TYFG Board’s assessment of the strategic options available to TYFG and the execution risk presented by those options, along with the determination that none of the strategic options considered were likely to create greater present value for TYFG’s stockholders than the value to be paid by HBT in the merger;

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HBT’s experience as an acquiror of numerous financial institutions and track record of successfully integrating acquired financial institutions;

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the TYFG Board’s belief that TYFG stockholders and customers will benefit from combining with a larger financial institution, including potentially being better equipped to respond to economic and financial services industry developments and better positioned to develop and build on its position in existing markets;

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information with respect to the businesses, earnings, operations, financial condition, prospects, capital levels, liquidity levels, loan portfolio and asset quality of TYFG and HBT, both individually and as a combined company;

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the complementary aspects and cultures of TYFG’s and HBT’s businesses, including customer focus, geographic coverage, business orientation and operations, HBT’s strong deposit market share, low cost of funds and HBT’s strengths in relationship-based commercial lending;

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the TYFG Board’s familiarity with, and understanding of, TYFG’s business, results of operations, asset quality, operating markets, financial and market position, and expectations concerning TYFG’s future earnings and prospects;

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the TYFG Board’s understanding of the current and prospective environment in which TYFG and HBT operate, including national, regional and local economic conditions, the interest rate environment, the competitive and regulatory environments for financial institutions generally, and the perceived risks and uncertainties attendant to TYFG’s operation as an independent banking organization;

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the satisfactory results of TYFG’s management’s reverse due diligence of HBT;

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the compatibility of TYFG’s geographic footprint with that of HBT and the potential expansion of product and service availability to the customers of and communities currently served by TYFG;

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the severance and other benefits agreed to be provided to TYFG’s employees by HBT;

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the financial analyses reviewed and discussed with the TYFG board of directors by representatives of Performance Trust as well as the oral opinion of Performance Trust rendered to the TYFG board of directors on August 7, 2026 (which was subsequently confirmed in writing by delivery of Performance Trust’s written opinion dated the same date) as to, as of August 7, 2026, the fairness, from a financial point of view, to the holders of TYFG common stock of the merger consideration to be received by such holders in the merger pursuant to the merger agreement, as more fully described below under “— Opinion of TYFG’s Financial Advisor”; and

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the potential synergies expected from the merger.

The TYFG Board, along with its outside legal counsel and financial advisors, also considered a number of potential risks and uncertainties associated with the merger in connection with its deliberation of the proposed transaction, including, without limitation, the following:
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the potential risk of diverting management’s attention and resources from the operation of TYFG’s business to the merger, and the possibility of employee attrition or adverse effects on customer and business relationships as a result of the announcement and pendency of the merger;

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the risks that certain of the conditions to the consummation of the merger set forth in the merger agreement would not be satisfied in a timely manner, or at all;

•
the potential risks and costs associated with successfully integrating TYFG’s business, operations and employees with those of HBT, including the risk of not realizing all of the anticipated benefits of the merger or not realizing them in the expected time frame;

•
the risk that the merger may not be consummated or that the closing may be unduly delayed, including as a result of factors outside either party’s control;

•
the possible negative effects on TYFG should the parties fail to consummate the merger, including the incurrence of significant transaction expenses and opportunity costs;

•
that the announcement and/or consummation of the merger would result in key staff departures, potentially adversely impacting the operations of First State Bank prior to the consummation of the merger and during the post-merger integration period;

•
the merger agreement provisions generally requiring TYFG to conduct its business in the ordinary course and the other restrictions on the conduct of TYFG’s business prior to consummation of the merger, which may delay or prevent TYFG from undertaking business opportunities that may arise pending consummation of the merger;

•
the expected benefits and synergies sought in the merger, including cost savings and HBT’s ability to successfully market its products and services to TYFG’s customers, may not be realized within the expected time period, or at all;

•
that certain provisions of the merger agreement prohibit TYFG from soliciting, and limit its ability to respond to, proposals for alternative strategic transactions;

•
TYFG’s obligation to pay to HBT a termination fee of $7.25 million under certain circumstances, which might discourage a potential competing acquiror from considering or proposing an acquisition of all or a significant part of TYFG;

•
the regulatory and other approvals required in connection with the merger, consideration of the relevant factors assessed by the regulators for the approvals and the parties’ evaluation of those factors, and the expectations that such approvals could be received in a reasonably timely manner and without the imposition of burdensome conditions;

•
that the aggregate cash consideration is subject to possible downward adjustment between signing and closing in the event that certain environmental remediation costs with respect to TYFG’s properties were to be required and such costs were to exceed certain amounts;

•
the right of the TYFG stockholders to exercise appraisal rights, as further described under “The Merger Agreement — TYFG Stockholder Appraisal Rights”;

•
the fact that the TYFG directors and certain officers of TYFG have interests in the merger that are different from or in addition to those of TYFG stockholders; and

•
the fact that the receipt of the HBT common stock portion of the merger consideration was expected to provide favorable tax treatment to TYFG stockholders receiving HBT common stock as merger consideration, based on the expected tax treatment of the integrated merger as a “reorganization” for U.S. federal income tax purposes, as further described under “The Merger —  Material U.S. Federal Income Tax Consequences of the Integrated Merger.”

The foregoing discussion of the information and factors considered by the TYFG Board is not intended to be exhaustive, but includes a summary of all material factors considered by the TYFG Board. The TYFG Board in approving the merger agreement further considered various risks and uncertainties related to each of these factors and the ability to complete the merger. In view of the wide variety of factors considered by the TYFG Board in connection with its evaluation of the merger, the TYFG Board did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered. In considering the factors described above, individual directors may have given differing weights to different factors. The TYFG Board collectively made its determination with respect to the merger based on the conclusion reached by its members, in light of factors that each of them considered appropriate, that the merger is in the best interests of TYFG and TYFG stockholders and that the benefits expected to be achieved from the merger were achievable and outweigh the potential risks and vulnerabilities. The TYFG Board realized that there can be no assurance about future results, including results expected or considered in the factors listed above.
After considering the foregoing and other relevant factors and risks, and their overall impact on the stockholders and other constituencies of TYFG, the TYFG Board concluded that the anticipated benefits of the merger outweighed the anticipated risks of the transaction. Accordingly, the TYFG Board unanimously approved and deemed advisable the merger agreement and the merger, and the TYFG Board unanimously recommends that TYFG stockholders vote “FOR” the merger proposal and “FOR” the adjournment proposal.

It should be noted that this explanation of the TYFG Board reasoning and all other information presented in this section includes information that is forward-looking in nature, and, therefore, should be read in light of the factors discussed under the heading “Cautionary Statement Regarding Forward-Looking Statements.”
Opinion of TYFG’s Financial Advisor
TYFG retained Performance Trust to act as financial advisor to the TYFG board in connection with TYFG’s consideration of a possible business combination. TYFG selected Performance Trust because Performance Trust is a nationally recognized investment banking firm which specializes in community financial institutions. In the ordinary course of its investment banking business, Performance Trust is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.
Performance Trust acted as financial advisor to the TYFG board in connection with the merger and participated in the negotiations leading to the execution of the merger agreement. At the August 7, 2026 meeting where the TYFG board considered the merger and the merger agreement, Performance Trust rendered its oral opinion to the TYFG Board (which was subsequently confirmed in writing by delivery of Performance Trust’s written opinion addressed to the TYFG Board dated the same date) to the effect that, as of August 7, 2026, and subject to the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken set forth therein, the merger consideration to be received by the holders of TYFG common stock in the merger pursuant to the merger agreement was fair, from a financial point of view, to such holders.
The full text of Performance Trust’s opinion is attached as Appendix C to this proxy statement/prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Performance Trust in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Performance Trust’s opinion was directed to the TYFG Board, in its capacity as such, in connection with its consideration of the merger and does not constitute a recommendation to any shareholder or any other person as to how to vote or otherwise act on any matters relating to the merger (including as to any election a holder of TYFG common stock may make to receive stock consideration, cash consideration or mixed consideration). Performance Trust’s opinion was directed only to the fairness, from a financial point of view, of the merger consideration to be received by the holders of TYFG common stock in the merger pursuant to the merger agreement, and did not address the underlying business decision of TYFG to engage in the merger, the form or structure of the merger or any other transactions contemplated in the merger agreement, the relative merits of the merger as compared to any other alternative transactions or business strategies that might exist for TYFG or the effect of any other transaction in which TYFG might engage.
In undertaking this analysis, Performance Trust:
•
reviewed the draft of the merger agreement dated August 6, 2026 and certain related documents;

•
reviewed certain publicly available business and financial information relating to TYFG and HBT, including reports filed with the SEC, the FDIC, and the Federal Reserve;

•
reviewed certain other business, financial and operating information relating to TYFG and HBT provided by management of TYFG and HBT, including financial forecasts for TYFG prepared by the management of TYFG (the “TYFG Projections”) and financial forecasts for HBT prepared by the management of HBT and publicly available consensus “street estimates” of HBT, as approved for Performance Trust’s use by the management of TYFG (the “HBT Projections”);

•
reviewed certain estimates of cost savings and other synergies anticipated by the management of HBT and approved for Performance Trust’s use by the management of TYFG, to result from the merger (the “Synergies Estimates”);

•
discussed the past and current operations, financial condition, and prospects of TYFG and HBT with senior executives of TYFG and HBT, including discussions regarding the proposed merger;

•
reviewed certain financial terms of the proposed merger and compared certain of those terms with the publicly available financial terms of certain similar transactions that have been effected or announced;

•
reviewed certain financial data of TYFG and HBT and compared that data with similar data for companies with publicly traded equity securities that Performance Trust deemed relevant; and

•
considered such other information, financial studies, analyses, investigations, economic data, and market criteria that Performance Trust deemed relevant.

In performing its review, Performance Trust assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to Performance Trust by TYFG or HBT and formed a substantial basis for its opinion. Performance Trust relied upon the assurances of the management of TYFG that they were not aware of any facts or circumstances that would have made any of such information inaccurate or misleading. With respect to TYFG Projections, Performance Trust relied upon such projections at the direction of TYFG and assumed, with TYFG’s approval, that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of TYFG as to the future financial performance of TYFG. With respect to HBT Projections, Performance Trust relied upon such projections at the direction of TYFG and assumed, with TYFG’s approval, that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of HBT as to the future financial performance of HBT. With respect to the Synergies Estimates, Performance Trust assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of TYFG and HBT as to the cost savings and synergies anticipated to result from the merger (including the amount and timing thereof).
In addition, Performance Trust assumed that the merger will be consummated in accordance with the terms set forth in the merger agreement without any waiver, amendment or delay of any terms or conditions and that the final merger agreement would not differ in any respect material to its analyses or opinion from the draft thereof furnished to it. Performance Trust assumed that, in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed merger, no delays, limitations, conditions or restrictions would be imposed that would have an adverse effect on the contemplated benefits expected to be derived in the proposed merger. Performance Trust is not a legal, tax, or regulatory advisor. Performance Trust is a financial advisor only and relied upon, without independent verification, the assessment of TYFG and its legal, tax, or regulatory advisors with respect to legal, tax, or regulatory matters. Performance Trust assumed, with TYFG’s consent, that each of the parties to the merger agreement would comply in all material respects with all material terms and conditions of the merger agreement and all related agreements, that all of the representations and warranties contained in such agreements were true and correct in all material respects, that each of the parties to such agreements would perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements were not and would not be waived.
Performance Trust expressed no opinion with respect to the fairness of the amount or nature of the compensation to be paid to any of TYFG’s officers, directors or employees, or any class of such persons, relative to the merger consideration to be received by the holders of shares of TYFG common stock in the merger. Performance Trust’s opinion does not address how the shares of HBT common stock to be issued in the merger would trade following the closing of the merger or at any time. Performance Trust did not make any independent valuation or appraisal of the assets or liabilities of TYFG or HBT, nor was Performance Trust furnished with any such valuations or appraisals. In addition, Performance Trust is not an expert in evaluating loan, lease, investment, or trading portfolios for purposes of assessing the adequacy of the allowances for losses or evaluating loan servicing rights or goodwill for purposes of assessing any impairment thereto. Performance Trust did not make an independent evaluation of the adequacy of TYFG’s or HBT’s allowances for such losses, nor had Performance Trust reviewed any individual loan or credit files or investment or trading portfolios. In all cases, Performance Trust assumed that TYFG’s and HBT’s allowances for such losses are adequate to cover such losses. Performance Trust did not evaluate the solvency or fair value of TYFG, HBT, or any other entity or person or their respective assets or liabilities under any state or federal laws relating to bankruptcy, insolvency, fraudulent conveyance, or similar matters.

Performance Trust’s opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, the date hereof. Events occurring or coming to its attention after the date thereof may affect the opinion and the assumptions used in preparing it, and Performance Trust did not assume any obligation to update, revise or reaffirm its opinion. Performance Trust expressed no view as to, and its opinion does not address, the underlying business decision of TYFG to proceed with the merger or the relative merits of the merger as compared to any alternative business strategies that might be available for TYFG. Performance Trust’s opinion was approved by a committee of Performance Trust in accordance with its customary practice.
Performance Trust assumed that there had been no material change in the respective assets, financial condition, results of operations, business or prospects of TYFG or HBT since the dates of the most recent financial statements made available to Performance Trust. Performance Trust assumed in all respects material to its analyses that TYFG and HBT would remain as going concerns for all periods relevant to its analyses.
In rendering its opinion, Performance Trust performed a variety of financial analyses. The summary below is not a complete description of all the analyses underlying Performance Trust’s opinion or the presentation made by Performance Trust to the TYFG Board, but is a summary of the material analyses performed and presented by Performance Trust. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Performance Trust believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses to be considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Performance Trust’s comparative analyses described below is identical to HBT or TYFG and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or transaction values, as the case may be, of HBT or TYFG and the companies to which they were compared. In arriving at its opinion, Performance Trust did not attribute any particular weight to any analysis or factor that it considered. Rather, Performance Trust made qualitative judgments as to the significance and relevance of each analysis and factor. Performance Trust did not form an opinion as to whether any individual analysis or factor (positive or negative) considered in isolation supported or failed to support its opinion, rather, Performance Trust made its determination as to the fairness from a financial point of view to the holders of TYFG common stock of the merger consideration to be received by such holders pursuant to the merger agreement, on the basis of its experience and professional judgment after considering the results of all its analyses taken as a whole.
In performing its analyses, Performance Trust also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of HBT, TYFG and Performance Trust. The analyses performed by Performance Trust are not necessarily indicative of actual values or future results, both of which may be significantly more or less favorable than suggested by such analyses. Performance Trust prepared its analyses solely for purposes of rendering its opinion and provided such analyses to the TYFG Board at its August 7, 2026, meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Performance Trust’s analyses do not necessarily reflect the value of HBT or TYFG common stock or the price at which HBT or TYFG common stock may be sold at any time. The analyses of Performance Trust and its opinion were among a number of factors taken into consideration by the TYFG Board in making its determination to approve the merger agreement and the analyses described below should not be viewed as determinative of the decision of the TYFG Board with respect to the fairness of the merger consideration to be received in the merger agreement.

Summary of Proposed Merger Consideration and Implied Transaction Metrics
As set forth in the merger agreement, each share of TYFG common stock will be converted into the right to receive, at the option of each TYFG shareholder, one of the following: (i) 2.4589 duly authorized, validly issued, fully paid and non-assessable shares of HBT common stock, par value $0.01 per share, (ii) cash in the amount of $71.01, or (iii) a combination of cash consideration and stock consideration, in each case subject to adjustment and to the election and proration procedures as provided in the merger agreement. Performance Trust’s financial analyses underlying its opinion were based on closing stock prices as of August 6, 2026. Performance Trust also considered the blended consideration per share of TYFG common stock of $82.73 based on (i) the aggregate cash consideration and aggregate stock consideration provided for in the merger pursuant to the merger agreement, (ii) the exchange ratio and per share cash consideration provided for in the merger pursuant to the merger agreement and (iii) HBT’s closing stock price of $36.25 as of August 6, 2026. Based on such blended consideration per share and the 2,388,748 shares of TYFG common stock outstanding as of the date of the opinion, the aggregate consideration to common shareholders would equate to approximately $197.6 million.
Based upon financial information for TYFG as of or for the last-twelve-months (“LTM”) ended June 30, 2026, Performance Trust calculated the following implied transaction metrics:
Premium to Market Price, 1-Day	16.0%
Merger Consideration / Tangible Book Value Per Share	126.4%
Merger Consideration / LTM Earnings Per Share	12.3x
Tangible Book Premium / Core Deposits(1)	4.2%

(1)
Core deposits defined as total deposits excluding time deposits with balances greater than $100,000

Including the consideration paid to holders of TYFG options (based on 136,935 TYFG options outstanding with a weighted average strike price of $41.01), the aggregate merger consideration would equate to approximately $204.2 million.
Based upon financial information for TYFG as of or for the LTM period ended June 30, 2026 and including the consideration paid to holders of TYFG options, Performance Trust calculated the following implied transaction metrics:
Aggregate Merger Consideration / Tangible Book Value	130.6%
Aggregate Merger Consideration / LTM Earnings	12.6x
Tangible Book Premium / Core Deposits(1)	4.8%

(1)
Core deposits defined as total deposits excluding time deposits with balances greater than $100,000

TYFG One-Year Stock Performance
Performance Trust reviewed the historical performance of TYFG common stock from August 6, 2025 to August 6, 2026, and compared such performance with the performance in certain stock indices. This comparison reflected the following:
Stock Price Performance from 08/06/2025 to 08/06/2026
TYFG	58.5%
S&P 500 Index	21.5%
NASDAQ Bank Index	28.1%
52 Week High / Low
Performance Trust reviewed the 52-week trading history through August 6, 2026 for TYFG common stock, which reflected a range of closing stock prices during such period of $45.50 to $71.34.

TYFG Selected Publicly Traded Companies Analysis
Regional Public Companies
Performance Trust used publicly available information to compare selected financial information for TYFG with a group of financial institutions selected by Performance Trust. This TYFG regional peer group included: Midwestern (IA, IL, IN, KS, KY, MI, MN, MO, NE, ND, OH, SD, and WI) publicly traded banks and thrifts, excluding companies that were subject to an announced merger and mutual holding companies (“MHCs”), (i) with total assets between $1.00 billion and $2.00 billion, LTM core return on average assets (“Core ROAA”) for the period ended June 30, 2026 between 0.50% and 1.50%, tangible common equity / tangible assets (“TCE / TA”) ratio between 6.0% and 14.0%, and nonperforming assets / assets (“NPAs / Assets”) less than 1.00%; and (ii) with common stock that had a three-month average daily trading volume greater than 500. The TYFG regional peer group consisted of the following companies —  Company Name (State):
Tri City Bankshares Corporation (WI)
Hawthorn Bancshares, Inc. (MO)
Foresight Financial Group, Inc. (IL)
SB Financial Group, Inc. (OH)
Landmark Bancorp, Inc. (KS)
Main Street Financial Services Corp. (OH)
United Bancshares, Inc. (OH)
First Capital, Inc. (IN)
Consumers Bancorp, Inc. (OH)
First Bankers Trustshares, Inc. (IL)
University Bancorp, Inc. (MI)(1)

(1)
Uses financial information as of or for the LTM period ended March 31, 2026

The analysis compared financial information for TYFG (as of or for the LTM period ended June 30, 2026) with corresponding publicly available financial information for the TYFG regional peer group as of or for the LTM period ended June 30, 2026, with pricing data as of August 6, 2026. The tables below set forth the data for TYFG and the 25th percentile, median, and 75th percentile data for the TYFG regional peer group.
		TYFG Regional Peer Group
	TYFG	25th Percentile	Median	75th Percentile
Total assets (in millions)	$1,562	$1,280	$1,553	$1,712
Tangible common equity / Tangible assets	10.1%	7.4%	9.0%	10.2%
LTM Core Return on average assets(1)	1.03%	0.82%	1.07%	1.35%
LTM Core Return on average equity(1)	10.3%	9.8%	12.0%	13.4%
LTM Net interest margin	3.60%	3.49%	3.82%	4.01%
LTM Net overhead ratio	1.97%	2.09%	1.90%	1.79%
Nonperforming assets / Total assets(2)	0.31%	0.81%	0.42%	0.27%
Market Capitalization (in millions)	$170.4	$104.7	$177.5	$195.9
90-day Average Daily Volume	195	954	4,587	13,216
Price / Tangible book value	109.0%	105.2%	129.7%	147.6%
Price / LTM EPS(3)	10.6x	8.9x	10.1x	11.3x

(1)
Core net income after taxes and before extraordinary items, excluding gain on the sale of HTM and AFS securities, amortization of intangibles, net income attributable to noncontrolling interest, goodwill and nonrecurring items as defined by S&P Capital IQ Pro

(2)
Nonperforming assets defined as nonperforming loans, other real estate owned, and other nonaccrual assets

(3)
Price / LTM EPS greater than 25.0x considered not meaningful (“NM”)

Taking into account the results of the selected companies analysis, Performance Trust calculated the implied values per share of TYFG common stock by application of the 25th and 75th percentile amounts for the TYFG regional peer group for Price to LTM earnings per share (“EPS”) and Price to Tangible Book Value per share (“TBVPS”) to TYFG’s LTM EPS and TBVPS (as of or for the LTM period ended June 30, 2026), based on information provided by TYFG. The selected companies analysis indicated implied per share illustrative value ranges of $59.96 to $76.09 for the TYFG common stock (based on LTM EPS multiple methodology) and $68.84 to $96.57 for the TYFG common stock (based on TBVPS multiple methodology), as compared to the blended consideration per share of $82.73.
National Public Companies
Performance Trust used publicly available information to compare selected financial information for TYFG with a group of financial institutions selected by Performance Trust. This TYFG national peer group included: U.S. publicly traded banks and thrifts, excluding companies that were subject to an announced merger and MHCs, (i) with total assets between $1.25 billion and $2.00 billion, LTM Core ROAA for the period ended June 30, 2026 between 0.75% and 1.25%, TCE / TA ratio between 6.0% and 14.0%, and NPAs / Assets less than 1.00%; and (ii) with common stock that had a three-month average daily trading volume greater than 1,000. The TYFG national peer group consisted of the following companies — Company Name (State):
South Atlantic Bancshares, Inc. (SC)
Tri City Bankshares Corporation (WI)
First Northern Community Bancorp (CA)
Eagle Financial Services, Inc. (VA)
Embassy Bancorp, Inc. (PA)(1)
National Bankshares, Inc. (VA)
Peoples Bancorp of North Carolina, Inc. (NC)
CB Financial Services, Inc. (PA)
White River Bancshares Co (AR)
SB Financial Group, Inc. (OH)
Solera National Bancorp, Inc. (CO)
United Bancshares, Inc. (OH)
F&M Bank Corp. (VA)
Summit Bank Group, Inc. (OR)(1)
First Capital Bancshares, Inc. (SC)
Consumers Bancorp, Inc. (OH)

(1)
Uses financial information as of or for the LTM period ended March 31, 2026

The analysis compared financial information for TYFG (as of or for the LTM period ended June 30, 2026) with corresponding publicly available financial information for the TYFG national peer group as of or for the LTM period ended June 30, 2026, with pricing data as of August 6, 2026. The tables below set forth the data for TYFG and the 25th percentile, median, and 75th percentile data for the TYFG national peer group.

		TYFG National Peer Group
	TYFG	25th Percentile	Median	75th Percentile
Total assets (in millions)	$1,562	$1,410	$1,644	$1,846
Tangible common equity / Tangible assets	10.1%	7.2%	8.8%	9.6%
LTM Core Return on average assets(1)	1.03%	0.92%	1.01%	1.10%
LTM Core Return on average equity(1)	10.3%	10.6%	11.9%	13.3%
LTM Net interest margin	3.60%	3.35%	3.54%	3.73%
LTM Net overhead ratio	1.97%	2.22%	2.01%	1.67%
Nonperforming assets / Total assets(2)	0.31%	0.73%	0.26%	0.04%
Market Capitalization (in millions)	$170.4	$143.4	$172.5	$217.7
90-day Average Daily Volume	195	1,885	4,978	35,423
Price / Tangible book value	109.0%	118.9%	133.2%	144.8%
Price / LTM EPS(3)	10.6x	10.1x	11.7x	12.6x

(1)
Core net income after taxes and before extraordinary items, excluding gain on the sale of HTM and AFS securities, amortization of intangibles, net income attributable to noncontrolling interest, goodwill and nonrecurring items as defined by S&P Capital IQ Pro

(2)
Nonperforming assets defined as nonperforming loans, other real estate owned, and other nonaccrual assets

(3)
Price / LTM EPS greater than 25.0x considered not meaningful (“NM”)

Taking into account the results of the selected companies analysis, Performance Trust calculated the implied values per share of TYFG common stock by application of the 25th and 75th percentile amounts for the TYFG national peer group for Price to LTM EPS and TBVPS to TYFG’s LTM EPS and TBVPS (as of or for the LTM period ended June 30, 2026), based on information provided by TYFG. The selected companies analysis indicated implied per share illustrative value ranges of $67.87 to $84.49 for the TYFG common stock (based on LTM EPS multiple methodology) and $77.80 to $94.77 for the TYFG common stock (based on TBVPS multiple methodology), as compared to the blended consideration per share of $82.73.
TYFG Analysis of Selected Precedent Transactions
Regional Banks and Thrifts
Performance Trust reviewed a group of regional bank and thrift merger and acquisition transactions that included transactions with disclosed financial terms announced between January 1, 2024 and August 6, 2026 and involved Midwestern (IA, IL, IN, KS, KY, MI, MN, MO, NE, ND, OH, SD, and WI) headquartered bank and thrift targets with total assets between $1.00 billion and $2.50 billion, LTM ROAA between 0.50% and 1.50%, and NPAs / Assets less than 1.00% (excluded credit union or investor group buyers, mergers of equals, and less than 100% equity ownership acquired) (the “Regional Selected Transactions”). The Regional Selected Transactions group included the following transactions:
Acquiror	Target
Richmond Mutual Bancorporation, Inc. (IN)	Farmers Bancorp (IN)
HBT Financial, Inc. (IL)	CNB Bank Shares, Inc. (IL)
First Merchants Corporation (IN)	First Savings Financial Group, Inc. (IN)
Equity Bancshares, Inc. (KS)	Frontier Holdings, LLC (NE)
Bank First Corporation (WI)	Centre 1 Bancorp, Inc. (WI)
First Financial Bancorp. (OH)	Westfield Bancorp (OH)
Old Second Bancorp, Inc. (IL)	Bancorp Financial, Inc. (IL)

Acquiror	Target
German American Bancorp, Inc. (IN)	Heartland BancCorp (OH)
ChoiceOne Financial Services, Inc. (MI)	Fentura Financial, Inc. (MI)
Alerus Financial Corporation (ND)	HMN Financial, Inc. (MN)
Using the latest publicly available information prior to the announcement of the relevant transaction and as of or for the LTM period ended June 30, 2026 for TYFG, Performance Trust observed the following transaction metrics as indicated in the following table. The analysis compared certain financial information for TYFG and the merger with corresponding publicly available financial information regarding the Regional Selected Transactions. The table below sets forth the data for TYFG (or the merger) and the 25th percentile, median, and 75th percentile data for the Regional Selected Transactions.
		Regional Precedent Transactions Group
	TYFG / HBT	25th Percentile	Median	75th Percentile
Total assets (in millions)	$1,562	$1,344	$1,648	$1,971
Tangible common equity / Tangible assets	10.1%	7.0%	8.0%	9.7%
LTM Return on average assets	1.03%	0.53%	0.90%	0.94%
LTM Return on average equity	10.3%	6.6%	9.5%	12.3%
Nonperforming assets / Total assets(1)	0.31%	0.37%	0.26%	0.10%
Transaction Price / Tangible book value	126.4%	116.1%	132.9%	156.1%
Transaction Price / LTM EPS(2)	12.3x	10.6x	14.1x	17.1x
Tangible Book Value Premium to Core Deposits	4.2%	2.5%	3.9%	7.3%

(1)
Nonperforming assets defined as nonperforming loans, other real estate owned, and other nonaccrual assets

(2)
Price / LTM EPS greater than 25.0x considered not meaningful (“NM”)

Taking into account the results of the Regional Selected Transactions analysis, Performance Trust calculated the implied values per share of TYFG common stock by application of the 25th and 75th percentile amounts for the Regional Selected Transactions for Transaction Price to LTM EPS and Transaction Price to TBVPS to TYFG’s LTM EPS and TBVPS (as of or for the LTM period ended June 30, 2026), based on information provided by TYFG. The Regional Selected Transactions analysis indicated implied per share illustrative value ranges of $69.47 to $110.94 for the TYFG common stock (based on LTM EPS multiple methodology), $74.11 to $98.87 for the TYFG common stock (based on TBVPS multiple methodology), and $73.73 to $92.51 for the TYFG common stock (based on Core Deposit Premium (“CDP”) multiple methodology), as compared to the blended consideration per share of $82.73.
National Banks and Thrifts
Performance Trust reviewed a group of national bank and thrift merger and acquisition transactions that included transactions with disclosed financial terms announced between January 1, 2025 and August 6, 2026 involving bank and thrift targets with total assets between $1.00 billion and $2.00 billion, LTM ROAA between 0.50% and 1.50%, and NPAs / Assets less than 1.00% (excluded credit union or investor group buyers, mergers of equals, and less than 100% equity ownership acquired) (the “National Selected Transactions”). The National Selected Transactions group included the following transactions:
Acquiror	Target
Colony Bankcorp, Inc. (GA)	First Reliance Bancshares, Inc. (SC)
Banner Corporation (WA)	Pacific Financial Corporation (WA)
Home Bancshares, Inc. (AR)	Mountain Commerce Bancorp, Inc. (TN)
Richmond Mutual Bancorporation, Inc. (IN)	Farmers Bancorp (IN)
Third Coast Bancshares, Inc. (TX)	Keystone Bancshares, Inc. (TX)

Acquiror	Target
HBT Financial, Inc. (IL)	CNB Bank Shares, Inc. (IL)
Heritage Financial Corporation (WA)	Olympic Bancorp, Inc. (WA)
Equity Bancshares, Inc. (KS)	Frontier Holdings, LLC (NE)
Bank First Corporation (WI)	Centre 1 Bancorp, Inc. (WI)
Investar Holding Corporation (LA)	Wichita Falls Bancshares, Inc. (TX)
TowneBank (VA)	Old Point Financial Corporation (VA)
Old Second Bancorp, Inc. (IL)	Bancorp Financial, Inc. (IL)
Glacier Bancorp, Inc. (MT)	Bank of Idaho Holding Company (ID)
Using the latest publicly available information prior to the announcement of the relevant transaction and as of or for the LTM period ended June 30, 2026 for TYFG, Performance Trust observed the following transaction metrics as indicated in the following table. The analysis compared certain financial information for TYFG and the merger with corresponding publicly available financial information regarding the National Selected Transactions. The table below sets forth the data for TYFG (or the merger) and the 25th percentile, median, and 75th percentile data for the National Selected Transactions.
		National Precedent Transactions Group
	TYFG / HBT	25th Percentile	Median	75th Percentile
Total assets (in millions)	$1,562	$1,205	$1,449	$1,644
Tangible common equity / Tangible assets	10.1%	7.9%	8.5%	9.2%
LTM Return on average assets	1.03%	0.58%	0.88%	0.99%
LTM Return on average equity	10.3%	6.6%	8.9%	11.0%
Nonperforming assets / Total assets(1)	0.31%	0.29%	0.16%	0.08%
Transaction Price / Tangible book value	126.4%	114.8%	131.1%	173.7%
Transaction Price / LTM EPS(2)	12.3x	12.9x	14.2x	17.3x
Tangible Book Value Premium to Core Deposits	4.2%	2.2%	4.9%	7.7%

(1)
Nonperforming assets defined as nonperforming loans, other real estate owned, and other nonaccrual assets

(2)
Price / LTM EPS greater than 25.0x considered not meaningful (“NM”)

Taking into account the results of the National Selected Transactions analysis, Performance Trust calculated the implied values per share of TYFG common stock by application of the 25th and 75th percentile amounts for the National Selected Transactions for Transaction Price to LTM EPS and Transaction Price to TBVPS to TYFG’s LTM EPS and TBVPS (as of or for the LTM period ended June 30, 2026), based on information provided by TYFG. The National Selected Transactions analysis indicated implied per share illustrative value ranges of $84.08 to $112.09 for the TYFG common stock (based on LTM EPS multiple methodology) and $73.31 to $109.72 for the TYFG common stock (based on TBVPS multiple methodology), and $72.65 to $94.16 for the TYFG common stock (based on CDP multiple methodology), as compared to the blended consideration per share of $82.73.
TYFG Dividend Discount Analyses
Performance Trust performed a standalone analysis that estimated the net present value of potential dividends that could be distributed to holders of TYFG common stock during the period reflected in the TYFG Projections and a terminal value per share for TYFG. Performance Trust calculated the amount of such dividends by assuming (i) TYFG performed in accordance with the TYFG Projections and (ii) maintenance of a tangible common equity / tangible assets ratio of 9.0% (selected by Performance Trust using its professional judgment and experience after taking into account the observed median ratio for the TYFG peer groups based on public filings (see tables under TYFG Selected Publicly Traded Companies Analysis)). To derive an estimate of terminal value per share of TYFG common stock at December 31,

2031, Performance Trust applied multiples of projected December 31, 2031 tangible book value (ranging from 121.5% to 141.5%) and projected 2031E EPS (ranging from 9.9x to 11.9x) (selected by Performance Trust using its professional judgment and experience after taking into account the observed median ratio for the TYFG peer groups based on public filings (see tables under TYFG Selected Publicly Traded Companies Analysis)), based on the TYFG Projections. The terminal values and estimated dividends were then discounted to present values using discount rates ranging from 14.65% to 16.65%, which were selected using Performance Trust’s professional judgment and experience. As illustrated in the following tables, the analysis indicated a range of per share values of TYFG common stock of $61.37 to $73.18 (based on TBVPS terminal value methodology) and $61.65 to $75.12 (based on EPS terminal value methodology), as compared to the blended consideration per share of $82.73.
TYFG Standalone Dividend Discount Analysis — Terminal TBV Multiple ($/share)
	Discount Rate
Tangible Book Value Multiple	14.65%	15.65%	16.65%
121.5%	66.26	63.75	61.37
131.5%	69.72	67.05	64.51
141.5%	73.18	70.34	67.66
TYFG Standalone Dividend Discount Analysis — Terminal P/E Value ($/share)
	Discount Rate
Earnings Per Share Multiple	14.65%	15.65%	16.65%
9.9x	66.57	64.04	61.65
10.9x	70.84	68.12	65.54
11.9x	75.12	72.19	69.42
HBT One-Year Stock Performance
Performance Trust reviewed the historical performance of HBT common stock from August 6, 2025 to August 6, 2026, and compared such performance with the performance in certain stock indices. This comparison reflected the following:
Stock Price Performance from 08/06/2025 to 08/06/2026
HBT	50.2%
S&P 500 Index	21.5%
NASDAQ Bank Index	28.1%
52 Week High / Low
Performance Trust reviewed the 52-week trading history through August 6, 2026 for HBT common stock, which reflected a range of closing stock prices during such period of $22.36 to $36.83.
HBT Selected Publicly Traded Companies Analysis
Performance Trust used publicly available information to compare selected financial information for HBT with a group of financial institutions selected by Performance Trust. This HBT peer group included: publicly traded banks and thrifts, excluding companies that were subject to an announced merger and MHCs, (i) with total assets between $5.00 billion and $9.00 billion, LTM Core ROAA for the period ended June 30, 2026, between 1.40% and 2.00%, TCE / TA between 6.0% and 14.0%, and NPAs / Assets less than 0.50%; and (ii) with common stock that had a three-month average daily trading volume greater than 1,000. The HBT peer group consisted of the following companies — Company Name (State):

German American Bancorp, Inc. (IN)
Lakeland Financial Corporation (IN)
Community Trust Bancorp, Inc. (KY)
Mercantile Bank Corporation (MI)
City Holding Company (WV)
First Financial Corporation (IN)
Bank First Corporation (WI)
Westamerica Bancorporation (CA)
Orrstown Financial Services, Inc. (PA)
South Plains Financial, Inc. (TX)
Five Star Bancorp (CA)
The analysis compared financial information for HBT (as of or for the LTM period ended June 30, 2026) with corresponding publicly available financial information for the HBT peer group as of or for the LTM period ended June 30, 2026, with pricing data as of August 6, 2026. The tables below set forth the data for HBT and the 25th percentile, median, and 75th percentile data for the HBT peer group.
		HBT Peer Group
	HBT	25th Percentile	Median	75th Percentile
Total assets (in millions)	$6,728	$5,612	$6,178	$6,989
Tangible common equity / Tangible assets	9.7%	9.4%	9.9%	10.6%
LTM Core Return on average assets(1)	1.68%	1.52%	1.62%	1.84%
LTM Core Return on average equity(1)	14.4%	12.9%	14.3%	15.7%
LTM Net interest margin	4.25%	3.64%	3.97%	4.02%
LTM Net overhead ratio	1.71%	1.53%	1.32%	1.24%
Nonperforming assets / Total assets(2)	0.11%	0.41%	0.25%	0.16%
Market Capitalization (in millions)	$1,318.3	$980.6	$1,372.5	$1,716.7
90-day Average Daily Volume	154,102	112,460	135,850	163,543
Price / Tangible book value	206.0%	163.0%	187.6%	236.4%
Price / LTM EPS(3)	15.6x	11.5x	13.1x	14.3x
Price / 2026E EPS(3)	11.9x	11.1x	12.9x	14.2x

(1)
Core net income after taxes and before extraordinary items, excluding gain on the sale of HTM and AFS securities, amortization of intangibles, net income attributable to noncontrolling interest, goodwill and nonrecurring items as defined by S&P Capital IQ Pro

(2)
Nonperforming assets defined as nonperforming loans, other real estate owned, and other nonaccrual assets

(3)
Price / LTM EPS and Price / 2026E EPS greater than 25.0x considered not meaningful (“NM”)

Taking into account the results of the selected companies analysis, Performance Trust calculated the implied values per share of HBT common stock by application of the 25th and 75th percentile amounts for the HBT peer group for Price to LTM EPS, Price to 2026E EPS and Price to TBVPS (based on public filings and research analyst consensus estimates) to HBT’s LTM EPS (for the twelve month period ending June 30, 2026), HBT’s estimated EPS for the twelve month period ending December 31, 2026 (based on the HBT Projections) and HBT’s TBVPS (as of June 30, 2026), based on information provided by HBT and approved by TYFG. The selected companies analysis indicated implied per share illustrative value ranges of $26.91 to $33.30 for the HBT common stock (based on LTM EPS multiple methodology), $33.66 to $43.33 for the HBT common stock (based on the 2026E EPS multiple methodology) and $28.69 to $41.61 for the HBT common stock (based on TBVPS multiple methodology), as compared to the HBT share price of $36.25 on August 6, 2026.

HBT Dividend Discount Analyses
Performance Trust performed a standalone analysis that estimated the net present value of potential dividends that could be distributed to holders of HBT common stock during the period reflected in the HBT Projections with 5% growth thereafter as approved by TYFG management and a terminal value per share for HBT. Performance Trust calculated the amount of such dividends by assuming (i) HBT performed in accordance with the HBT Projections and (ii) maintenance of a tangible common equity / tangible assets ratio of 10.0% (selected by Performance Trust using its professional judgment and experience after taking into account the observed median ratio for the HBT peer group based on public filings (see table under HBT Selected Publicly Traded Companies Analysis)). To derive an estimate of terminal value per share of HBT common stock at December 31, 2031, Performance Trust applied multiples of projected December 31, 2031 tangible book value (ranging from 177.6% to 197.6%) and projected 2031E EPS (ranging from 12.1x to 14.1x) (selected by Performance Trust using its professional judgment and experience after taking into account the observed median ratio for the HBT peer group based on public filings (see table under HBT Selected Publicly Traded Companies Analysis)), based on the HBT Projections. The terminal values and estimated dividends were then discounted to present values using discount rates ranging from 11.05% to 13.05%, which were selected using Performance Trust’s professional judgment and experience. As illustrated in the following tables, the analysis indicated a range of per share value of HBT common stock of $30.71 to $35.94 (based on TBVPS terminal value methodology) and $31.58 to $38.26 (based on EPS terminal value methodology), as compared to the HBT share price of $36.25 on August 6, 2026.
HBT Standalone Dividend Discount Analysis — Terminal TBV Multiple ($/share)
	Discount Rate
Tangible Book Value Multiple	11.05%	12.05%	13.05%
177.6%	33.35	32.00	30.71
187.6%	34.65	33.23	31.89
197.6%	35.94	34.46	33.06
HBT Standalone Dividend Discount Analysis — Terminal P/E Value ($/share)
	Discount Rate
Earnings Per Share Multiple	11.05%	12.05%	13.05%
12.1x	34.31	32.90	31.58
13.1x	36.28	34.79	33.37
14.1x	38.26	36.67	35.16
Other Matters
Performance Trust is acting as TYFG’s financial advisor in connection with the merger and will receive a fee for such services in an amount equal to 1.50% of the consideration at close, which is contingent upon closing of the merger. Performance Trust received a $50,000 fee from TYFG upon signing of the letter of intent, which will be credited in full towards the advisory fee that will become payable to Performance Trust upon closing of the merger. Performance Trust received a $200,000 fee from TYFG upon signing of the merger agreement, which will be credited in full towards the advisory fee that will become payable to Performance Trust upon closing of the merger. Performance Trust received a $150,000 fee from TYFG upon rendering its opinion, which will be credited in full towards the advisory fee that will become payable to Performance Trust upon closing of the merger. TYFG also agreed to indemnify Performance Trust against certain claims and liabilities arising out of Performance Trust’s engagement and to reimburse Performance Trust for certain of its out-of-pocket expenses incurred in connection with Performance Trust’s engagement. Performance Trust did not provide any other investment banking services to TYFG in the two years preceding the date of its opinion. Performance Trust did not provide any investment banking services to HBT in the two years preceding the date of its opinion.
Performance Trust is a full-service securities firm engaged in securities trading and brokerage activities and provides investment banking and financial advisory services. Performance Trust and its affiliates, directors and officers may at any time invest on a principal basis, hold long or short positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities, or other securities and financial instruments (including bank loans and other obligations) of TYFG, HBT or any other company that may be involved in the transactions contemplated by the merger agreement or any related derivative instruments. In the ordinary course of Performance Trust’s business as a broker-dealer, Performance Trust may purchase securities from and sell securities to HBT and TYFG.
Material U.S. Federal Income Tax Consequences of the Integrated Merger
The following discussion addresses the material U.S. federal income tax consequences of the integrated merger to U.S. holders (as defined below) of TYFG common stock. The discussion is based on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, U.S. Treasury regulations, administrative rulings and judicial decisions, all as currently in effect as of the date hereof and all of which are subject to change (possibly with retroactive effect) and all of which are subject to differing interpretations. Tax considerations under foreign, state or local laws, or any federal laws other than those pertaining to income tax, are not addressed in this proxy statement/prospectus.
For purposes of this discussion, we use the term “U.S. holder” to mean a beneficial owner that is:
•
an individual citizen or resident of the United States;

•
a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or any of its political subdivisions;

•
a trust that (i) is subject to the supervision of a court within the United States and the control of one or more U.S. persons or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

•
an estate that is subject to U.S. federal income taxation on its income regardless of its source.

This discussion applies only to TYFG stockholders that hold their TYFG common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment), and does not address all aspects of U.S. federal taxation that may be relevant to a particular U.S. holder in light of its individual circumstances or to U.S. holders subject to special treatment under the U.S. federal income tax laws, including without limitation:
•
financial institutions;

•
qualified insurance plans;

•
qualified retirement plans and individual retirement accounts;

•
S corporations or other pass-through entities (or entities or arrangements classified as pass-through entities for U.S. federal income tax purposes), or investors in pass-through entities;

•
persons liable for the alternative minimum tax;

•
insurance companies;

•
mutual funds;

•
tax-exempt organizations;

•
brokers or dealers in securities or currencies;

•
traders in securities that elect to use a mark-to-market method of accounting;

•
persons that hold TYFG common stock as part of a straddle, hedge, constructive sale or conversion transaction or other integrated transaction;

•
persons with “applicable financial statements” within the meaning of Section 451(b) of the Code;

•
regulated investment companies;

•
real estate investment trusts;

•
persons whose “functional currency” is not the U.S. dollar; and

•
stockholders who acquired their shares of TYFG common stock through the exercise of an employee stock option, as a restricted stock award, or otherwise as compensation.

If a partnership or other entity taxed as a partnership for U.S. federal income tax purposes holds TYFG common stock, the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partner and partnership. Partnerships and partners in such a partnership should consult their tax advisors about the tax consequences of the integrated merger to them.
The parties intend for the integrated merger to be treated as a single integrated transaction that qualifies as a “reorganization” for U.S. federal income tax purposes. Each of Barack Ferrazzano and Vedder Price have delivered tax opinions, dated August 31, 2026, and filed as exhibits to the registration statement of which this proxy statement/prospectus is a part, to this effect. Additionally, it is a condition to TYFG’s obligation to complete the integrated merger that TYFG receive an opinion from Barack Ferrazzano, dated the closing date of the integrated merger, and it is a condition to HBT’s obligation to complete the integrated merger that HBT receive an opinion from Vedder Price, dated the closing date of the merger, each substantially to the same effect as the opinion described in the preceding sentence and as to certain other federal income tax consequences of the reorganization to holders of TYFG common stock. These conditions are waivable, and HBT and TYFG undertake to recirculate and resolicit if either of these conditions is waived and the change in U.S. federal income tax consequences is material. These opinions are and will be based upon representation letters provided by HBT and TYFG and upon customary factual assumptions.
Neither HBT nor TYFG has sought or intends to request any ruling from the Internal Revenue Service as to the U.S. federal income tax consequences of the integrated merger, and consequently, there is no guarantee that the Internal Revenue Service will treat the integrated merger as a “reorganization” within the meaning of Section 368(a) of the Code or that a court would not sustain a position to the contrary to any of the positions set forth herein. In addition, if any of the representations or assumptions upon which the opinions are based are inconsistent with the actual facts, the U.S. federal income tax consequences of the integrated merger could be adversely affected.
The actual tax consequences of the merger to you may be complex and will depend on your specific situation and on factors that are not within our control. You should consult with your own tax advisor as to the tax consequences of the integrated merger in light of your particular circumstances, including without limitation, the applicability and the effect of the alternative minimum tax and any state, local or foreign and other tax laws and of any changes in those laws.
U.S. Federal Income Tax Consequences of the Integrated Merger
Based upon the terms of the merger agreement and the facts and representations contained in the representation letters received from TYFG and HBT in connection with the filing of the registration statement on Form S-4 of which this proxy statement/prospectus forms a part, it is the opinion of Barack Ferrazzano and Vedder Price that the integrated merger will be treated as a single integrated transaction that qualifies as a reorganization within the meaning of Section 368(a) of the Code. Accordingly, no gain or loss will be recognized by HBT or TYFG as a result of the integrated merger and the material U.S. federal income tax consequences of the integrated merger to U.S. holders will be as follows:
U.S. Holders who Receive Solely HBT Common Stock.   A holder of TYFG common stock who exchanges all of its TYFG common stock solely for shares of HBT common stock will not recognize gain or loss for U.S. federal income tax purposes, except with respect to cash received in lieu of a fractional share of HBT common stock. The aggregate basis of the shares of HBT common stock received (including any fractional shares deemed received and exchanged for cash) by a holder of TYFG common stock will be equal to the aggregate basis of the TYFG common stock surrendered. The holding period of the HBT common stock received (including any fractional shares deemed received and exchanged for cash) will include the holding period of the TYFG common stock surrendered, provided that such stock was held by such holder as a capital asset at the time of the exchange.
U.S. Holders who Receive Solely Cash.   The exchange of TYFG common stock solely for cash generally will result in recognition of gain or loss by the holder in an amount equal to the difference between the amount of cash received and the holder’s adjusted basis in the TYFG common stock surrendered. The gain or loss recognized will be long-term capital gain or loss if, as of the date of the exchange, the holder’s holding period for the TYFG common stock surrendered exceeds one year. The deductibility of capital losses is subject to limitations.
U.S. Holders who Receive a Combination of Shares of HBT Common Stock and Cash.
•
A U.S. holder who receives a combination of shares of HBT common stock and cash (other than cash received in lieu of any fractional shares of HBT common stock) in exchange for shares of TYFG common stock pursuant to the integrated merger generally will recognize gain (but not loss) in an amount equal to the lesser of (i) the amount by which the sum of the fair market value of the HBT common stock and cash received by the U.S. holder of TYFG common stock exceeds such U.S. holder’s adjusted basis in its TYFG common stock surrendered and (ii) the amount of cash received by such U.S. holder of TYFG common stock (in each case excluding any cash received in lieu of any fractional shares of HBT common stock, which will be treated as discussed below);

•
The aggregate basis of the HBT common stock received (including any fractional shares of HBT common stock deemed received and exchanged for cash, as described below) by a U.S. holder of TYFG common stock in the integrated merger will be the same as the aggregate basis of the TYFG common stock for which it is exchanged, decreased by the amount of cash received in the integrated merger (other than cash received in lieu of a fractional share of HBT common stock), and increased by the amount of gain recognized on the exchange (regardless of whether such gain is classified as capital gain or as dividend income, as discussed below), other than with respect to cash received in lieu of a fractional share of HBT common stock; and

•
The holding period of HBT common stock received in exchange for shares of TYFG common stock (including fractional shares of HBT common stock deemed received and exchanged for cash, as described below) will include the holding period of the TYFG common stock for which it is exchanged, provided such stock was held by such holder as a capital asset at the time of the exchange.

If a U.S. holder of TYFG common stock acquired different blocks of shares of TYFG common stock at different times or at different prices, such holder’s basis and holding period may be determined with reference to each block of TYFG common stock. A loss realized on the exchange of one block of shares cannot be used to offset a gain realized on the exchange of another block of shares, but a U.S. holder will generally be able to reduce its capital gains by its other recognized capital losses in determining its U.S. federal income tax liability. Any such holders should consult their tax advisors regarding the manner in which HBT common stock received in the exchange should be allocated among different blocks of TYFG common stock and with respect to identifying the bases or holding periods of the particular shares of HBT common stock received in the integrated merger.
Any capital gain recognized generally will be long-term capital gain if the U.S. holder held the shares of TYFG common stock for more than one year at the effective time of the integrated merger. The deductibility of capital losses is subject to limitations.
In some cases, including without limitation, if a U.S. holder of TYFG common stock actually or constructively owns HBT common stock other than HBT common stock received pursuant to the integrated merger, gain recognized pursuant to the integrated merger could be treated as having the effect of a distribution of a dividend under the tests set forth in Section 302 of the Code, in which case such gain would be treated as dividend income. Because the possibility of dividend treatment depends upon each holder’s particular circumstances, including the application of constructive ownership rules, holders of TYFG common stock should consult their own tax advisors regarding the application of the foregoing rules to their particular circumstances.
Cash Received In Lieu of a Fractional Share.   A U.S. holder of TYFG common stock who receives cash in lieu of a fractional share of HBT common stock will be treated as having received the fractional share pursuant to the integrated merger and then as having exchanged the fractional share for cash in a redemption by HBT. As a result, such U.S. holder will generally recognize gain or loss equal to the difference between the amount of cash received and the portion of the adjusted basis of the shares of TYFG common stock allocable to such fractional share interest as set forth above. This gain or loss will generally be capital gain or loss, and will be long-term capital gain or loss if, as of the effective time of the integrated merger, such U.S. holder’s holding period for such shares of TYFG common stock is greater than one year. For U.S. holders of TYFG common stock that are non-corporate holders, long-term capital gain generally will be taxed at a U.S. federal income tax rate that is lower than the rate for ordinary income or for short-term capital gains. The deductibility of capital losses is subject to limitations. See the above discussion regarding blocks of stock that were purchased at different times or at different prices.
Medicare Tax on Unearned Income.   In addition to regular U.S. federal income tax, net investment income of certain non-corporate taxpayers may be subject to an additional 3.8% tax (i.e., the net investment income tax) on the lesser of (i) his or her net investment income for the relevant taxable year or (ii) the excess of his or her modified adjusted gross income for the taxable year over a certain threshold (between $125,000 and $250,000 depending on the individual’s U.S. federal income tax filing status). A similar regime applies to estates and trusts. Net investment income generally would include any capital gain incurred in connection with the integrated merger (including gain treated as dividend income, if any), as well as other items of interest, dividends, capital gains, and rental or royalty income. Non-corporate TYFG stockholders should consult their own tax advisors regarding the possible effect of this tax.
Backup Withholding and Information Reporting.   Payments of cash to a U.S. holder of TYFG common stock pursuant to the integrated merger are subject to information reporting and may, under certain circumstances, be subject to backup withholding (currently at a rate of 24%), unless such stockholder provides HBT with its taxpayer identification number and otherwise complies with the backup withholding rules. Any amounts withheld from payments to a U.S. holder of TYFG common stock under the backup withholding rules are not additional tax and generally will be allowed as a refund or credit against such U.S. holder’s federal income tax liability; provided that such U.S. holder timely furnishes the required information to the Internal Revenue Service.
A U.S. holder of TYFG common stock who receives HBT common stock as a result of the integrated merger will be required to retain records pertaining to the integrated merger. Each U.S. holder of TYFG common stock who is required to file a U.S. federal income tax return and who is a “significant holder” that receives HBT common stock in the integrated merger will be required to file a statement with such U.S. federal income tax return in accordance with Treasury Regulations Section 1.368-3 setting forth certain information, including the parties to the integrated merger, the date of the integrated merger, and such holder’s basis in the TYFG common stock surrendered. A “significant holder” is a holder of TYFG common stock who, immediately before the integrated merger, owned at least 1% of the outstanding stock of TYFG (by vote or value) or held securities of TYFG with a basis for U.S. federal income tax purposes of at least $1 million.
Foreign Account Tax Compliance Act
Under Sections 1471 and 1474 of the Code, commonly referred to as the Foreign Account Tax Compliance Act (“FATCA”), a holder of TYFG common stock could be subject to a 30% U.S. withholding tax on gross proceeds from its exchange of stock for cash received (if any) pursuant to the integrated merger if it holds its stock through a foreign financial institution that has not entered into an agreement with the U.S. government to report certain information regarding accounts with or interests in the institution held by certain United States persons and by certain non-U.S. entities that are wholly or partially owned by United States persons, or that has been designated as a “nonparticipating foreign financial institution” if it is subject to an intergovernmental agreement between the United States and a foreign country, or if other conditions are met. The adoption of, or implementation of, an intergovernmental agreement between the United States and an applicable foreign country, or future U.S. Treasury regulations, may modify these requirements.
The Internal Revenue Service has released proposed regulations that, if finalized in their proposed form, would generally eliminate the obligation to withhold on gross proceeds from the sale or other disposition of property that produces U.S.-source interest or dividends. Although these proposed Treasury Regulations are not final, taxpayers generally may rely on them until final Treasury Regulations are issued. Holders of TYFG common stock should consult their own tax advisors on how these rules may apply to cash payments (if any) made in exchange for their stock pursuant to the integrated merger in light of their own individual circumstances.

The preceding discussion is intended only as a summary of material U.S. federal income tax consequences of the integrated merger. It is not a complete analysis or discussion of all potential tax effects that may be important to you. Thus, you are strongly encouraged to consult your tax advisor as to the specific tax consequences resulting from the integrated merger, including without limitation tax return reporting requirements, the applicability and effect of federal, state, local, and other tax laws and the effect of any proposed changes in the tax laws, including without limitation, the alternative minimum tax and any state, local or foreign and other tax laws and of changes in those laws.
Accounting Treatment
HBT will account for the merger as an acquisition by HBT of TYFG under GAAP. Under the acquisition method of accounting for business combinations, the assets (including identifiable intangible assets) and liabilities of TYFG as of the effective date of the merger will be recorded at their respective fair values and added to those of HBT. Any excess of purchase consideration over the fair values is recorded as goodwill. Consolidated financial statements of HBT issued after the merger will reflect these fair values and will not be restated retroactively to reflect the historical consolidated financial position or results of operations of TYFG.
Interests of Certain Persons in the Merger
General
In considering the recommendations of the TYFG Board with respect to the merger, you should be aware that certain directors and executive officers of TYFG have agreements or arrangements that provide them with interests in the merger, including financial interests, that may be different from, or in addition to, the interests of the other stockholders of TYFG. The TYFG Board was aware of these interests during its deliberations of the merits of the merger and in determining to recommend that TYFG’s stockholders vote in favor of the merger proposal (and thereby approve the transactions contemplated by the merger agreement, including the merger). These interests, as well as significant interests of other persons, are described in more detail below, and certain of them are quantified in the narrative below.
Stock Ownership
As of August 10, 2026, TYFG’s directors and TYFG’s executive officers collectively held approximately 683,376 shares of TYFG common stock, representing approximately 28% of the outstanding shares of TYFG common stock. For more information, see “Security Ownership of Certain TYFG Beneficial Owners and Management.”
Treatment of TYFG Stock Options
Each TYFG stock option outstanding will, immediately prior to the merger, be cancelled in exchange for a cash payment equal to the product of (i)(A) the excess, if any, of the VWAP price multiplied by the exchange ratio over (B) the stock option exercise price per share, multiplied by (ii) the number of shares of TYFG common stock subject to the option. as discussed in the below section titled “The Merger Agreement — Merger Consideration.” As of the date of the merger agreement, stock options to purchase 136,935 shares of TYFG’s common stock were outstanding with a weighted average exercise price of $41.01 per share. As of the date of the merger agreement, Mr. Ross held 7,750 shares subject to stock option awards, Ms. Eddy held 3,250 shares subject to stock option awards, and TYFG directors, other than Mr. Ross, held 31,300 shares subject to stock option awards (in the aggregate).
Each TYFG stock option outstanding and exercised prior to the closing of the merger will increase the aggregate cash consideration to be paid to holders of TYFG common stock by an amount equal to the number of new shares of TYFG common stock resulting from the exercise of each TYFG stock option multiplied by $71.01. No adjustment will be made to the aggregate stock consideration.
Employment Agreements with Executive Officers
TYFG and First State Bank are parties to an employment agreement with Mr. Ross, and First State Bank is party to an employment agreement with Ms. Eddy. Pursuant to their employment agreements,

Mr. Ross and Ms. Eddy are entitled to receive a payment in the event that he or she is subject to a “qualifying termination” event (which includes Mr. Ross or Ms. Eddy terminating for “good reason”, or that he or she is terminated for reasons other than “termination for cause” during the term of the employment agreement, as each term is defined within the respective employment agreement) in an amount equal to two (2.0) times his or her annual base salary, subject to Mr. Ross’s or Ms. Eddy’s execution of a release of claims in favor of First State Bank. Mr. Ross’s current annual base salary is $420,000 and Ms. Eddy’s current annual base salary is $259,200, both subject to annual review. It is expected that HBT will cause Mr. Ross and Ms. Eddy to receive such payments following the closing of the merger.
In connection with the execution of the merger agreement, HBT entered into an employment agreement with Mr. Ross (the “HBT Employment Agreement”) to be effective upon the closing of the merger. Once effective, the HBT Employment Agreement will supersede Mr. Ross’s existing employment agreement with TYFG and First State Bank. The HBT Employment Agreement provides for a $250,000 annual base salary, a target annual bonus equal to 40% of Mr. Ross’s annual base salary, payable 75% in cash and 25% in a three year time-vested restricted stock unit award under HBT’s omnibus incentive plan.
Under any of the above employment agreements, if it is determined that Mr. Ross or Ms. Eddy are subject to the receipt of any “parachute payments” (as defined under Code Section 280G), Mr. Ross’s or Ms. Eddy’s “parachute payments” would be reduced to $1.00 less than the maximum amount that Mr. Ross may be paid without loss of deduction under Code Section 280G. TYFG does not anticipate that any aggregate payments to Mr. Ross or Ms. Eddy under their respective agreements will result in any “parachute payments.”
Indemnification and Insurance
The merger agreement provides that, upon completion of the merger, HBT will indemnify, defend and hold harmless the directors and officers of TYFG against all costs and liabilities arising out of or pertaining to matters existing or occurring at or prior to the completion of the merger, to the fullest extent permitted by applicable law.
The merger agreement also provides that for a period of six years after the merger is completed, HBT will maintain directors’ and officers’ liability insurance covering each person covered by TYFG’s existing directors’ and officers’ liability insurance policy with respect to claims against such directors and officers arising from acts or omissions which occurred at or before the completion of the merger, provided that the total premium therefor is not in excess of 250% of the annual premium paid by TYFG for the policy in place as of the date of the merger agreement.
Voting and Support Agreements
In connection with the merger agreement, all of the directors of TYFG and First State Bank and one significant stockholder of TYFG have entered into voting and support agreements with HBT, which, among other things, require them to vote in favor of, and to otherwise support, the merger. See “The Merger Agreement — Voting and Support Agreements” for additional information about these agreements.
Board Representation
In connection with the merger agreement, HBT will cause Thomas K. Prescott, a current director of TYFG and First State Bank, to be appointed to the boards of directors of both HBT and Heartland Bank as of the effective time of the merger, and, in the case of the board of directors of HBT, to be re- nominated for a one year term at HBT’s annual meeting of stockholders in 2027.
Salary Continuation Agreements and Director Deferred Compensation Agreements.
Immediately prior to the closing, TYFG will terminate, or cause First State Bank to terminate, certain deferred compensation arrangements, including salary continuation agreements entered into with certain employees, and director deferred compensation agreements. In connection with the termination of the salary continuation agreements, Mr. Ross and Ms. Eddy will become entitled to a lump sum payment of his or her vested account balance under such plan. Additionally, as a result of the termination of the director deferred compensation agreements, each participating director will become entitled to a lump sum payment of their entire vested account balance under such plan. All vested account balances owed in connection with the termination of the deferred compensation agreements will be paid to each executive officer and director in accordance with the respective deferred compensation agreement terms and Section 409A of the Code.

THE MERGER AGREEMENT
The following discussion describes the material provisions of the merger agreement. We urge you to read the merger agreement, which is attached as Appendix A and incorporated by reference in this proxy statement/prospectus, carefully and in its entirety. The description of the merger agreement in this proxy statement/prospectus has been included to provide you with information regarding its terms. The merger agreement contains representations and warranties made by and to the parties thereto as of specific dates. The statements embodied in those representations and warranties were made for purposes of that contract between the parties and are subject to qualifications and limitations agreed by the parties in connection with negotiating the terms of that contract. In addition, certain representations and warranties were made as of a specified date, may be subject to a contractual standard of materiality different from those generally applicable to stockholders, or may have been used for the purpose of allocating risk between the parties rather than establishing matters as facts.
Structure
Subject to the terms and conditions of the merger agreement, MergerCo will merge with and into TYFG, with TYFG as the surviving entity, and as a result, TYFG will become a wholly-owned subsidiary of HBT (the “merger”). Immediately following the merger, TYFG will then merge with and into HBT with HBT as the surviving entity, and thereby ending the separate corporate existence of TYFG (the “intermediate merger”). In addition, subsequent to the intermediate merger and at a time to be determined by HBT, First State Bank will merge with and into Heartland Bank, with Heartland Bank continuing as the surviving bank (the “bank merger”). At such time, First State Bank’s banking offices will become banking offices of Heartland Bank.
Merger Consideration
Upon completion of the merger, each holder of shares of TYFG common stock will receive the merger consideration, consisting of, at the option of each holder of TYFG common stock, one of the following (the “merger consideration”): (i) 2.4589 duly authorized, validly issued, fully paid and non-assessable shares of HBT common stock, par value $0.01 per share, per share of TYFG common stock (“stock consideration”), (ii) cash in the amount of $71.01 per share of TYFG common stock (“cash consideration”) or (iii) a combination of cash and HBT common stock (“mixed consideration”).
The exchange ratio of 2.4589 is not subject to adjustment but the value of the HBT common stock to be received by stockholders of TYFG common stock in the merger will fluctuate based on the trading price of HBT common stock. The trading price of HBT common stock may fluctuate as a result of a variety of factors, including general market and economic conditions, changes in our respective businesses, operations and prospects, and regulatory considerations. Many of these factors are outside our control. Accordingly, at the time of the special meeting, TYFG stockholders will not know or be able to calculate the value of HBT common stock that they will receive upon completion of the merger.
The merger consideration to be received by holders of TYFG common stock is subject to adjustment and pro ration in accordance with the terms of the merger agreement. For example, if holders of TYFG common stock elect to receive more cash consideration in the aggregate than approximately $59.95 million, then such holders will have their merger consideration adjusted ratably so that more of their merger consideration will be paid in the form of stock consideration and the aggregate cash consideration to be paid will equal as closely as possible to approximately $59.95 million. Any such adjustment will be made assuming that holders exercising appraisal rights, if any, would receive cash consideration, and will be subject to further adjustment as described below. Alternatively, if holders of TYFG common stock elect to receive more stock consideration in the aggregate than 3,797,844 shares of HBT common stock, then such holders will have their merger consideration adjusted so that more of their merger consideration will be paid in the form of cash consideration such that the aggregate stock consideration to be paid will equal as closely as possible to 3,797,844 shares of HBT common stock.
In addition, the merger consideration is subject to adjustment in accordance with the terms of the merger agreement in the following circumstances.
Exercised TYFG Stock Options.   Each TYFG stock option outstanding and exercised prior to the closing of the merger will increase the aggregate cash consideration to be paid to holders of TYFG common stock by an amount equal to the number of new shares of TYFG common stock resulting from the exercise of each TYFG stock option multiplied by $71.01. No adjustment will be made to the aggregate stock consideration.
Environmental Remediations.   In addition, in the event that any past or present environmental event, condition or circumstance impacting TYFG’s real estate is determined to exist in connection with the completion of any Phase I or Phase II environmental assessment, and any expenditures related to the further investigation, remediation or cleanup related thereto are reasonably expected to exceed $1.0 million, HBT may, at its option, elect to reduce the merger consideration in any amount equal to the difference between the estimated amount of such expenditure and $1.0 million.
It may not be known at the time of the special meeting whether any of the foregoing adjustments will be made, or the amounts of any such adjustments. Accordingly, holders of TYFG common stock may not know with certainty whether the amount of consideration they will receive as part of the merger consideration will be subject to reduction. Based on information available as of the date of this proxy statement/prospectus, however, no adjustment to the merger consideration is expected by the parties.
Conversion of Shares; Exchange of Certificates; Fractional Shares
Conversion.   The conversion of TYFG common stock into the right to receive the merger consideration will occur automatically at the effective time of the merger.
Exchange Procedures.   A form of election and letter of transmittal (which we refer to as an “election form”) will be mailed by the exchange agent to TYFG common stockholders at least 20 business days prior to the election deadline. For an election to be valid, a properly executed election form must be received by the exchange agent for the merger, Computershare Trust Company, N.A. (which we refer to as the “exchange agent”), before the election deadline. TYFG stockholders will be notified of the expected closing date or such date will be announced publicly no less than five calendar days prior to the expected closing date.
Each election form will permit the holder of record of TYFG common stock to elect to receive for each share of TYFG stock: (i) stock consideration, (ii) cash consideration or (iii) mixed consideration, in each case subject to adjustment and to the election and proration procedures as described in the merger agreement. In lieu of any fractional shares of HBT common stock, holders of TYFG common stock will receive cash.
You will make your election by properly completing, signing and returning the election form (which will also serve as a letter of transmittal) by the election deadline. In addition, if you hold stock certificates representing TYFG common stock, you must return your stock certificates to the exchange agent with your election form. If any shares of HBT stock are to be issued, or cash payment made, in a name other than that in which the stock certificate surrendered in exchange for the merger consideration is registered, the TYFG stock certificate must be properly endorsed or accompanied by an appropriate instrument of transfer, as applicable, and the person requesting the exchange must pay any transfer or other taxes required by reason of the issuance of the merger consideration in a name other than that of the registered holder of the TYFG stock certificate surrendered, or must establish to the satisfaction of HBT and the exchange agent that any such taxes have been paid or are not applicable.
If you own TYFG common stock in “street name” through a bank, brokerage firm or other nominee and you wish to make an election, you should follow the instructions provided by your bank, brokerage firm or other nominee when making your election.
If you do not send in the properly completed election form by the election deadline, you will be treated as though you had not made an election and will likely receive either stock consideration or cash consideration in accordance with the proration methodology described in the merger agreement. Carefully review and follow the instructions accompanying the election form.
As soon as reasonably practicable after the closing date, if necessary, the exchange agent will cause an additional letter of transmittal to be mailed to each holder of record of shares of TYFG common stock who had not previously delivered a letter of transmittal, including delivery and surrender of the holder’s underlying TYFG stock certificates, to the exchange agent by the election deadline. If you receive this subsequent letter of transmittal, you should complete the form, and if you hold TYFG stock certificates, return them with your completed form to the exchange agent in the envelope provided as soon as reasonably practicable to receive the merger consideration.
Dividends and Distributions.   Until your shares of TYFG common stock are surrendered for exchange, any dividends or other distributions declared after the effective time with respect to HBT common stock into which shares of TYFG common stock may have been converted will accrue but will not be paid. When such TYFG common stock has been duly surrendered, HBT will pay any unpaid dividends or other distributions, without interest. After the effective time, there will be no transfers on the stock transfer books of TYFG of any shares of TYFG common stock. If shares of TYFG common stock are presented for transfer after the completion of the merger, they will be cancelled and exchanged for the merger consideration into which the shares of TYFG common stock have been converted.
Withholding.   The exchange agent and the parties to the merger agreement will be entitled to deduct and withhold from the merger consideration payable to any TYFG stockholder (and from other amounts contemplated by the merger agreement) the amounts it is required to deduct and withhold under any federal, state, local or foreign tax law. If the exchange agent or a party withholds any amounts, these amounts will be treated for all purposes as having been paid to the stockholders or other persons from whom they were withheld.
No Fractional Shares Will Be Issued.   HBT will not issue fractional shares of HBT common stock in the merger. There will be no dividends or distributions with respect to any fractional shares of HBT common stock or any voting or other rights with respect to any fractional shares of HBT common stock. Instead of any fractional shares of HBT common stock, HBT will pay to each TYFG stockholder an amount in cash (without interest) for any such fractional shares based on the per share volume weighted average closing price of the HBT common stock on Nasdaq for the 10 consecutive trading days immediately preceding the closing date of the merger.
Lost, Stolen or Destroyed TYFG Common Stock Certificates.   If you have lost a certificate representing TYFG common stock, or it has been stolen or destroyed, HBT will issue to you the HBT common stock or cash consideration (and any in lieu of any fractional shares) payable under the merger agreement if you (1) submit an affidavit of that fact and (2) if requested by HBT or the exchange agent, post bond in an amount as HBT or the exchange agent may determine is reasonably necessary as indemnity against it with respect to such old certificate.
For a description of HBT common stock and a description of the differences between the rights of TYFG stockholders and HBT stockholders, see “Description of HBT Capital Stock” and “Comparison of Stockholder Rights.”
Effective Time
In the merger agreement, we agreed to close the merger on the later of (i) December 31, 2026 and (ii) the first day of the month immediately following the month during which the satisfaction or waiver of the last remaining condition to the merger, other than those conditions that by their nature are to be satisfied at the closing, but subject to the fulfillment or waiver of those conditions. However, HBT and TYFG may mutually agree to close on a different date. The time the merger is completed is the effective time of the merger. See “— Conditions to Completion of the Merger.”
However, closing could be delayed if there is a delay in obtaining the necessary regulatory approvals or for other reasons. There can be no assurances as to if or when these approvals will be obtained or as to whether or when the merger will be completed. If we do not complete the merger by June 30, 2027 or, in the event all necessary regulatory approvals have not been obtained by June 15, 2027, if the merger is not completed on or before September 30, 2027, either party may terminate the merger agreement without penalty, unless the failure to complete the merger by this date is due to the failure of the party seeking to terminate the merger agreement to perform or observe its obligations under the merger agreement. See “— Conditions to Completion of the Merger” and “— Regulatory Approvals Required for the Merger and Bank Merger.”
Representations and Warranties
The merger agreement contains representations and warranties of HBT and TYFG, to each other, as to, among other things:

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the corporate organization and existence of each party and its subsidiaries and the valid ownership of its significant subsidiaries;

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the capitalization of each party;

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the authority of each party and its subsidiaries to enter into the merger agreement (and any other transaction contemplated thereby) and the enforceability of the merger agreement against each party, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other legal requirements affecting creditors’ rights generally and subject to general principles of equity;

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governmental approvals and other consents and approvals required in connection with the merger;

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the fact that the merger agreement does not violate or breach the articles of incorporation, certificate of incorporation, formation or charter (or similar organizational documents) and by-laws or operating agreement of each party, applicable law, and agreements, instruments or obligations of each party, except (in the case of such breaches of agreements or instruments) such breaches that, either individually or in the aggregate, would not reasonably be expected to have a material adverse effect, as defined in the merger agreement, on TYFG; each party’s financial statements and filings with applicable regulatory authorities; sufficiency of each party’s internal controls;

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the absence of material changes in each party’s business since December 31, 2024, except as set forth on each party’s disclosure schedules to the merger agreement or as otherwise expressly permitted pursuant to the merger agreement;

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the absence of litigation, except as set forth on the disclosure schedules to the merger agreement, or except as would not reasonably be expected, individually or in the aggregate, to have a material adverse effect, as defined in the merger agreement, on the parties;

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each party’s compliance with applicable law, except for any matters that have not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect, as defined in the merger agreement, on the parties; and

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regulatory investigations and orders.

The merger agreement also contains representations and warranties of TYFG to HBT as to, among other things:
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the absence of certain reporting obligations or the requirement to register any class of securities, pursuant to Sections 12(g), 13(a) or 15(d) of the Exchange Act;

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the absence of undisclosed obligations or liabilities, except as disclosed in TYFG’s disclosure schedules to the merger agreement;

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the material accuracy of books and records and maintenance of books and records in compliance with TYFG’s policies, practices and procedures;

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TYFG’s right to use all intellectual property as is necessary to enable it to conduct and to continue to conduct all material phases of the businesses of TYFG and its subsidiaries in the manner presently conducted by them;

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certain tax matters, including the timely filing and material accuracy of material tax returns required to be filed by TYFG and its subsidiaries;

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environmental matters;

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labor matters;

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its, and First State Bank’s, employment contracts and benefit arrangements;

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title and interest in property;

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the validity of, and the absence of material defaults under, its material contracts, except as contemplated by or permitted by the merger agreement, as disclosed in TYFG’s disclosure schedules to the merger agreement, or where any such default would not reasonably be expected to have a material adverse effect, as defined in the merger agreement, on TYFG;

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transactions with officers and directors of TYFG;

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adequacy of insurance coverage, as reasonably determined by the management of TYFG to be prudent and consistent with comparable entities engaged in the same business and industry; and

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certain litigation matters.

In addition, the merger agreement contains representations and warranties of HBT to TYFG as to, among other things, the availability of funds and shares of HBT common stock to complete the transactions contemplated by the merger agreement.
Conduct of Business Pending the Merger
TYFG has agreed that, except as expressly contemplated by the merger agreement, or as disclosed in writing prior to the signing of the merger agreement, it will, and will cause each of its subsidiaries to:
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conduct its business in the ordinary course of business;

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use reasonable best efforts to maintain and preserve intact its business organization and advantageous business relationships, keep available the services of its present employees, and maintain its relationships and goodwill with all suppliers, customers, depositors, borrowers, landlords, creditors, licensors, licensees, employees and other persons having business relationships with it;

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perform under each of certain identified material contracts;

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maintain and keep its properties in as satisfactory repair and condition as presently maintained, except for obsolete properties and for deterioration due to ordinary wear and tear;

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comply in all material respects with applicable legal requirements; and

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take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of the parties to obtain any of the required regulatory approvals, to perform its covenants and agreements under the merger agreement or to consummate the transactions contemplated by the merger agreement.

TYFG has also agreed that, except as expressly contemplated by the merger agreement, or as disclosed in writing prior to the signing of the merger agreement, it will not, and will not agree to, without HBT’s prior written consent:
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(i) issue, sell or otherwise permit to become outstanding, or dispose of or encumber or pledge, or authorize or propose the creation of, any additional shares of its equity securities or any security convertible into its equity securities; (ii) permit any additional shares of equity securities to become subject to new grants, including issuances under any TYFG benefit plan; or (iii) grant any registration rights with respect to its equity securities;

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make, declare, pay or set aside for payment any dividend or distribution on or in respect of any shares of its stock outside of past practice, other than quarterly dividends not exceeding $0.28 per share made in the ordinary course of business, and except for those made in the ordinary course of business or from First State Bank to TYFG;

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amend the terms of, waive any rights under, terminate, violate the terms of, assign or enter into any material contract or material restriction on the ability of TYFG or First State Bank’s ability to conduct its business, or other contract or other binding obligation relating to any class of TYFG’s equity securities or rights associated therewith or any outstanding debt instrument of TYFG;

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other than in the ordinary course of business, enter into loan transactions that are on terms and conditions that are materially more favorable than those available to the borrower from competitive sources in arm’s-length transactions;

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other than in the ordinary course of business, extend any credit (i)(a) in excess of $1,000,000 that is unsecured or partially secured, (b) in excess of $1,000,000 with respect to any borrowers with loans, commitments or contracts that are unsecured or partially unsecured, or are listed on First State Bank’s “watch list” or similar internal report of First State Bank or (c) in excess of $2,000,000 without at least three business days’ prior written notice to HBT and without first providing HBT with a copy of the loan underwriting analysis and credit memorandum of First State Bank and the basis of the credit decision of First State Bank, (ii) sell, assign or otherwise transfer participation in any loan in accordance with the existing lending policies of First State Bank or (iii) extend additional credit to any person and any director or officer of, or any owner of a material interest in, such person if such borrower is party to any loan with First State Bank that is a nonaccrual loan, a loan with an established loss reserve or a charged- off loan;
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fail to maintain materially adequate allowance for loan and lease losses under the requirements of GAAP to provide for possible losses, net of recoveries relating to TYFG loans previously charged off, on TYFG loans and leases outstanding;

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fail to charge off any loans or leases that would be deemed uncollectible under GAAP or applicable law or place on nonaccrual any loans or leases that are past due greater than 90 days;

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other than as provided in the merger agreement or as disclosed in the disclosure schedules to the merger agreement, sell, transfer, mortgage, encumber or otherwise dispose of, license, let lapse, cancel, abandon or otherwise dispose of or discontinue any loans, securities, assets, deposits, business or properties, except in a nonmaterial transaction either in the ordinary course of business, of financial assets or investments, or of obsolete or unused equipment, fixtures or assets;

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acquire or contract to acquire, the assets, loans, securities, real property, equity, business, deposits or properties of any other entity or make a contribution of capital to any other person, other than a wholly-owned subsidiary, except in various specified transactions in the ordinary course of business;

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amend its certificate of incorporation or by-laws;

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change its accounting principles, practices or methods, except as required by GAAP or applicable regulatory accounting requirements;

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not buy or sell any investment security other than in the ordinary course of business and other than federal funds or the reinvestment of dividends paid on securities owned by First State Bank as of the date of the merger agreement;

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except as permitted under the merger agreement or required by law or the terms of TYFG’s benefit plans, (i) increase the compensation, benefits or bonus to any current or former directors, officers, employees, consultants, independent contractors or other service providers of TYFG or its subsidiaries outside the ordinary course of business, (ii) enter into, amend or terminate any stock option plan or other stock-based compensation plan or other employee benefit plan for the benefit of any employee, director or stockholder or (iii) except for unvested RSUs, accelerate the vesting or lapsing of restrictions with respect to any stock-based compensation or other long-term incentive compensation under any TYFG benefit plans;

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other than in the ordinary course of business, incur or guarantee any indebtedness for borrowed money, including any increase in any outstanding indebtedness;

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establish any new subsidiary, enter into any new line of business or materially change its lending, investment, underwriting, risk and asset liability management and other banking and operating policies, except as required by applicable law or as requested by any regulatory authority;

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settle any action, suit, claim or proceeding against it or any of its subsidiaries, other than in the ordinary course of business in an amount not in excess of $100,000, in aggregate, and that would not impose any material restriction on TYFG’s or its subsidiaries’ business or create precedent for claims that is reasonably likely to be adverse to it or its subsidiaries;

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open, relocate or close any, branch office, loan production office or other significant office or operations facility, or make an application to do so;

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except as required by GAAP or applicable law, make or change any material tax elections, or materially change its method of accounting for tax purposes;

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hire or terminate (other than for cause) any employee with an annual salary in excess of $125,000;

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materially increase or decrease the rate of interest paid on deposit accounts, except in the ordinary course of business and in a manner consistent with safe and sound banking practices;

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except as required by law or otherwise in the ordinary course of business, (i) implement or adopt any material change in its interest rate or fee pricing or its risk management policies, procedures or practices, (ii) fail to comply in any material respect with its existing policies or practices with respect to managing its exposure to interest rate and other risks or (iii) materially change its investment, underwriting, or asset liability management, hedging or other banking or operating policies or practices;

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foreclose upon or otherwise acquire any commercial real property having an appraised value greater than $1,000,000 prior to obtaining a recent Phase I environmental review thereof;

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make any capital expenditures in excess of specified amounts without consulting with HBT, except pursuant to commitments made prior to the date of the merger agreement; or

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agree to take or adopt any resolutions in support of any of the actions above.

Acquisition Proposals by Third Parties
TYFG has agreed that it will not, and will cause its subsidiaries and its and its subsidiaries’ officers, directors, representatives, agents, advisors and affiliates not to, initiate, solicit, encourage or knowingly facilitate inquiries or proposals with respect to any other acquisition proposal. TYFG has also agreed that it will not engage in any negotiations concerning any other acquisition proposal, or provide any confidential or non-public information to, or have any discussions with, any person relating to any other acquisition proposal.
However, if TYFG receives an unsolicited bona fide acquisition proposal and the TYFG Board concludes in good faith (after consultation with its financial and outside legal advisors) that it constitutes or would reasonably be likely to result in a superior proposal, and, after considering the advice of its outside counsel, the TYFG Board concludes in good faith that failure to take such actions would be inconsistent with its fiduciary duties under applicable law, TYFG may furnish information (subject to a confidentiality agreement) to such person making such acquisition proposal, participate in negotiations or discussions and terminate the merger agreement with HBT to concurrently enter into an agreement with respect to such superior proposal; provided, however, that TYFG may not terminate the merger agreement until five business days have elapsed following the delivery to the other party of a written notice of such determination by the TYFG Board and, during such five business day period, the parties cooperate with one another with the intent of enabling the parties to engage in good faith negotiations so that the transactions contemplated by the merger agreement may be effected, and at the end of such five business day period, TYFG continues, in good faith and after consultation with outside legal counsel and financial advisors, to believe that a superior proposal continues to exist.
For purposes of the merger agreement, the terms “acquisition proposal” and “superior proposal” have the following meanings:
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The term “acquisition proposal” means, other than the transactions contemplated by the merger agreement and other than any sale of whole loans and securitizations in the ordinary course of business:

(i)
a tender or exchange offer to acquire more than 15% of the voting power in TYFG or any of its subsidiaries, a proposal for a merger, consolidation or other business combination involving TYFG or any of its subsidiaries; or

(ii)
any other proposal or offer to acquire in any manner more than 15% of the voting power in, or more than 15% of the business, assets or deposits of, TYFG or any of its subsidiaries.

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The term “superior proposal” means a bona fide written acquisition proposal (with all references to 15% in the definition of “acquisition proposal” to be treated as references to 50% for these purposes) which the TYFG Board concludes in good faith to be more favorable from a financial point of view to its stockholders than the HBT merger after:

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receiving the advice of its financial advisors;

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taking into account the likelihood of completion of the proposed transaction (as compared to, and with due regard for, the terms of the merger agreement); and

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taking into account all legal, financial, regulatory and other aspects of such proposal.

TYFG has agreed to cease immediately any activities, negotiations or discussions conducted before the date of the merger agreement with any other persons with respect to acquisition proposals and to use reasonable best efforts to enforce any confidentiality or similar agreement relating to such acquisition proposals. TYFG has also agreed to notify HBT within one business day of receiving any acquisition proposal and the substance of the proposal.
In addition, TYFG has agreed to use its reasonable best efforts to obtain from its stockholders approval of the merger agreement and the transactions contemplated thereby, including the merger. However, if the TYFG Board (after consultation with, and based on the advice of, outside legal counsel) determines in good faith that, because of an acquisition proposal that the TYFG Board concludes in good faith constitutes a superior proposal, to continue to recommend such items to its stockholders would result in a violation of its fiduciary duties under applicable law, it may submit such items without recommendation and communicate the basis for its lack of recommendation to its stockholders. TYFG agreed that before taking such action with respect to an acquisition proposal, it will give HBT at least five business days to respond to the proposal and will consider any amendment or modification to the merger agreement proposed by HBT.
Under certain circumstances, including if the merger agreement is terminated in the event TYFG breaches certain obligations described above, TYFG must pay HBT a fee equal to $7.25 million. See “Termination of the Merger Agreement” below.
Other Agreements
In addition to the agreements described above, HBT and TYFG have also agreed in the merger agreement to take several other actions, such as:
•
to use reasonable best efforts to complete the merger and the other transactions contemplated by the merger agreement;

•
that HBT and TYFG will give notice to the other party of any fact, event or circumstance that is reasonably likely to result in any material adverse effect, as defined in the merger agreement, or that would constitute a breach of any of its representations, warranties, covenants or agreements in the merger agreement that reasonably could be expected to give rise to the failure of a condition to the merger to be satisfied;

•
that HBT and TYFG will supplement their respective representations and warranties in the merger agreement with respect to any matter arising after the date of the merger agreement which would render any such representations and warranties inaccurate or incomplete in any material respect;

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that TYFG will convene a special meeting of its stockholders to consider and vote on the merger proposal;

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that HBT will cause the shares of HBT common stock issued in the merger to be approved for listing on the NASDAQ Stock Market (subject to official notice of issuance) as promptly as practicable, and in any event before the effective time of the merger;

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that, subject to applicable law, HBT and TYFG will cooperate with each other and use all reasonable best efforts to prepare promptly, and file all necessary documentation to obtain all required permits, consents, approvals and authorizations of third parties and governmental entities, including applications for the required regulatory approvals and this proxy statement/prospectus and the registration statement for the HBT common stock to be issued in the merger of which this proxy statement/prospectus is a part;

•
to cooperate on stockholder and employee communications and press releases;

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that HBT and TYFG will use their respective reasonable best efforts to take any reasonably necessary actions to eliminate or minimize the effects of any takeover laws on the transactions contemplated by the merger agreement;

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that TYFG will provide HBT, and HBT’s officers, employees, counsel, accountants and other authorized representatives, with reasonable access during normal business hours throughout the period prior to the effective time of the merger to the facilities, operations, records, properties and other information of TYFG as HBT may reasonably request;

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that TYFG will provide HBT with copies of documents filed by TYFG pursuant to the requirements of federal or state banking or securities laws and all other information concerning the business, properties and personnel of TYFG and its subsidiaries as HBT may reasonably request, including providing HBT with unaudited general ledger reports as of the end of each calendar month until the effective time of the merger;

•
to keep any non-public information confidential;

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that, upon completion of the merger, HBT will indemnify, defend and hold harmless the directors and officers of TYFG (when acting in such capacity) against all costs and liabilities arising out of actions or omissions occurring at or before the completion of the merger, in accordance with TYFG’s articles of incorporation, as amended, and by-laws, to the extent permitted by law;

•
that, prior to the closing of the merger, TYFG will obtain, and HBT shall fully pay the premium for, a prepaid tail policy of directors’ and officers’ liability coverage that provides directors’ and officers’ liability insurance with respect to actions and omissions occurring prior to the closing date;

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that, following the effective time of the merger, HBT or its subsidiaries will cause certain eligible TYFG employees to be covered by a severance policy whereby certain employees of TYFG and First State Bank will be entitled to receive certain severance benefits as provided in the merger agreement if they incur a qualifying involuntary termination of employment after the effective time of the merger;

•
that HBT will cause each employee benefit plan of HBT in which TYFG employees are eligible to participate (other than a cash or equity compensation plan) to take into account, for purposes of eligibility and vesting (and not for benefit accrual) thereunder, the service of such employees with TYFG as if such service were with HBT, to the same extent that such service was credited under a comparable plan of TYFG immediately prior to the transition date, and, with respect to welfare benefit plans of HBT in which employees of TYFG are eligible to participate, HBT agreed to waive any preexisting conditions and actively at work requirements under such plans;

•
that TYFG will, as may be requested by HBT, take or cause to be taken all such actions as may be necessary to terminate the First State Bank Shares, Inc. 401(k) Plan (the “TYFG 401(k) Plan”), and adopt corresponding amendments to the TYFG 401(k) Plan to provide that, upon the consummation of the transactions contemplated by the merger agreement, the TYFG 401(k) Plan, (i) will be terminated, each account thereunder will be fully vested and the assets distributed to the participants and beneficiaries, and (ii) will eliminate installment distributions and provide for the entire balance of a participant’s account to be distributable only in a single lump sum;

•
that for purposes of each HBT health plan, HBT will cause any eligible expenses incurred by employees of TYFG who are employees of TYFG or First State Bank on the closing date of the merger and their covered dependents during the portion of the plan year of the comparable plan of TYFG or First State Bank ending on the date such employee’s participation in the corresponding HBT plan begins to be taken into account under such HBT plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year of the HBT plan;

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to use our commercially reasonable efforts to plan, execute and complete the conversion of the processing, reporting, payment and other operating systems of First State Bank to those of Heartland Bank by the closing of the merger, or at such later time as HBT may determine, provided that such conversion will not become effective prior to the closing of the merger;

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that TYFG will give HBT the opportunity to participate in the defense or settlement of any litigation against TYFG and/or its directors or affiliates relating to the transactions contemplated by the merger agreement;

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that TYFG and First State Bank will cause to be completed the disposition of substantially all of the assets, liabilities and business relating solely to First State Mortgage as of or prior to the closing of the merger; and

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that TYFG will take all necessary actions to withdraw from the OTCQX and cause TYFG common stock to cease to be quoted on the OTCQX in compliance with applicable laws, regulations and rules.

See “The Merger Agreement — Merger Consideration” for a description of certain cash consideration adjustments relating to the foregoing agreements.
Conditions to Completion of the Merger
The obligations of HBT and TYFG to complete the merger are subject to the satisfaction or waiver of the following conditions:
•
the representations and warranties of each party contained in the merger agreement must be true and correct in all material respects (except for representations and warranties qualified by the words “material” or “Material Adverse Effect,” which are required to be true and correct in all respects) as of the date of the merger agreement and as of the closing date of the merger, and each party must have performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants under the merger agreement;

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the merger agreement and the merger must be approved by the requisite vote of holders of TYFG common stock;

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the required regulatory approvals must be obtained and any waiting periods required by law must have expired, and no regulatory approval shall have imposed, as a result of any unforeseeable issue, a restriction on or condition on, or requirement of, such approval that would, after the effective time of the merger, reasonably be expected by the HBT Board to materially restrict or burden, or impair in any material respect, the benefits of the merger to, or require a materially burdensome modification of, the businesses, activities, governance, legal structure, capital structure or compensation or fee arrangements of HBT as the surviving entity or any of its subsidiaries;

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the HBT common stock that is to be issued in the merger must be approved for listing on the Nasdaq Stock Market and the registration statement filed with the SEC, of which this proxy statement/prospectus is a part, must be effective;

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there must be no government action or other legal restraint or prohibition preventing completion of the merger or the other transactions contemplated by the merger agreement;

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TYFG and First State Bank shall have completed the disposition of substantially all of the assets, liabilities and business relating solely to First State Mortgage;

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a material adverse effect, as defined in the merger agreement, has not occurred to either party; and

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both parties shall have received a written tax opinion of their respective counsel in form and substance reasonably satisfactory to TYFG and HBT, dated as of the closing date.

No assurance can be provided as to if, or when, the required regulatory approvals necessary to complete the merger will be obtained, or whether all of the other conditions to the merger will be satisfied or waived by the party permitted to do so. As discussed below, if the merger is not completed on or before June 30, 2027 or, in the event all necessary regulatory approvals have not been obtained by June 15, 2027, if the merger is not completed on or before September 30, 2027, either HBT or TYFG may terminate the merger agreement, unless the failure to complete the merger by that date is due to the failure of the party seeking to terminate the merger agreement to comply with any of the provisions of the merger agreement.

Termination of the Merger Agreement
The merger agreement may be terminated by either HBT or TYFG at any time before or after TYFG has received approval of the merger agreement and the transactions contemplated thereby:
•
by our mutual agreement;

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if the other party is in a continuing breach of a representation, warranty or covenant contained in the merger agreement, as long as that breach has not been cured on or prior to the earlier of (x) two business days prior to June 30, 2027, or (y) 30 days (or in the case of TYFG’s obligations with respect to the closing, five days) following written notice thereof and that breach would also allow the non- breaching party not to complete the merger;

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if any governmental entity that must grant a regulatory approval has denied approval of the merger, bank merger or the other transactions contemplated by the merger agreement by final and non- appealable action, or if an application for a required regulatory approval has been withdrawn upon the request or recommendation of the applicable governmental authority and such authority would not accept the refiling of such application, but not by a party whose failure to comply with any provision of the merger agreement caused, or materially contributed to, such denial or withdrawal request;

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if the merger agreement and the transactions contemplated thereby are not approved by TYFG stockholders following the special meeting;

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if the merger is not completed on or before June 30, 2027 or, in the event all necessary regulatory approvals have not been obtained by June 15, 2027, if the merger is not completed on or before September 30, 2027, unless the failure to complete the merger by this date is due to the failure of the party seeking to terminate the merger agreement to comply with any of the provisions of the merger agreement; or

•
if a material adverse effect, as defined in the merger agreement, occurs with respect to the other party.

The merger agreement may also be terminated by HBT at any time before or after the stockholders of TYFG approve the merger proposal:
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if the TYFG Board fails to recommend approval of the merger agreement, the conversion proposal and the transactions contemplated thereby, including the merger, to its stockholders, or withdraws or materially and adversely modifies its recommendation;

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if the TYFG Board recommends an acquisition proposal other than the merger, or if the TYFG Board negotiates or authorizes negotiations with a third party regarding an acquisition proposal other than the merger and those negotiations continue for at least 10 business days, except that negotiations will not include the request and receipt of information from any person that submits an acquisition proposal, or discussions regarding such information for the sole purpose of ascertaining the terms of the acquisition proposal and determining whether the TYFG Board will, in fact, engage in or authorize negotiations;

•
if TYFG has breached its covenant not to solicit or encourage inquiries or proposals with respect to any acquisition proposal, in circumstances not permitted under the merger agreement, as described above under “— Acquisition Proposals by Third Parties”; or

•
if, at the option of HBT, aggregate expenditures related to any remediation or cleanup of any TYFG real estate under environmental laws are reasonably expected to exceed $5.0 million.

The merger agreement also provides that TYFG must pay HBT a fee equal to $7.25 million if, on or prior to the termination of the merger agreement, any of the following circumstances occur:
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the TYFG Board submits the merger agreement and the transactions contemplated thereby, including the merger, to TYFG stockholders without a recommendation for approval or with material and adverse conditions on such approval, or withdraws or materially and adversely modifies its recommendation;

•
TYFG enters into an agreement to engage in a competing acquisition proposal with any person other than HBT or any of HBT’s subsidiaries;

•
TYFG authorizes, recommends or proposes (or publicly announces its intention to authorize, recommend or propose) an agreement to engage in a competing acquisition proposal with any person other than HBT or its subsidiaries or recommends that TYFG stockholders approve or accept such a competing acquisition proposal; or

•
TYFG breaches its covenant not to solicit or encourage inquiries or proposals with respect to any acquisition proposal in circumstances not permitted under the merger agreement, which covenant is described above under “— Acquisition Proposals by Third Parties.”

Waiver and Amendment of the Merger Agreement
At any time before completion of the merger, either HBT or TYFG may, to the extent legally allowed, waive in writing compliance by the other with any provision contained in the merger agreement or amend the merger agreement. However, once holders of TYFG common stock have approved the merger proposal, no waiver of any condition or amendment may be made that would require further approval by TYFG stockholders unless that approval is obtained.
The parties may also change the structure of the merger or the method of effecting the merger before the effective time of the merger, so long as any change does not: (i) reduce the kind or amount of consideration to be received by TYFG stockholders; (ii) adversely affect the timing of or capability of completion of the merger; or (iii) require submission to or approval of TYFG’s stockholders after the merger agreement has been approved by the TYFG stockholders.
The merger agreement may not be amended except by an instrument in writing signed on behalf of each of the parties. Any such amendment by the parties must be approved by the board of directors of HBT and the TYFG Board at any time before or after the approval of the merger agreement and the transactions contemplated thereby by the stockholders of TYFG, except that no amendment may be made after the receipt of such approval which requires further approval of the stockholders of TYFG unless such further approval is obtained. Notwithstanding the foregoing, HBT and TYFG may without approval of their respective boards of directors, make technical changes to the merger agreement, not inconsistent with the purposes of the merger agreement, as may be required to effect or facilitate any required government approvals or acceptance of the merger or of the merger agreement or to effect or facilitate any filing or recording required for the consummation of any of the transactions contemplated by the merger agreement.
Regulatory Approvals Required for the Merger and the Bank Merger
We have agreed to use reasonable best efforts to obtain the regulatory approvals required for the merger and the bank merger. We refer to these approvals, along with the expiration of any statutory waiting periods related to these approvals, as the “requisite regulatory approvals.” The requisite regulatory approvals include approval from the Federal Reserve relating to the merger and the intermediate merger. In addition, the bank merger is subject to approvals of the FDIC and the IDFPR, as discussed below. We filed the applications to obtain the requisite regulatory approvals on August 14, 2026. The merger and the related transactions cannot proceed in the absence of the requisite regulatory approvals. We cannot assure you as to whether or when the requisite regulatory approvals will be obtained, and, if obtained, we cannot assure you as to the date of receipt of any of these approvals, the terms thereof or the absence of any public protest or litigation challenging them. Likewise, we cannot assure you that the U.S. Department of Justice or a state attorney general will not attempt to challenge the merger on antitrust grounds, or, if such a challenge is made, as to the result of that challenge.
We are not aware of any other material governmental approvals or actions that are required prior to the parties’ completion of the merger, the intermediate merger and the bank merger, other than those described below. We presently contemplate that if any additional governmental approvals or actions are required, these approvals or actions will be sought. However, we cannot assure you that any of these additional approvals or actions will be obtained.

Federal Reserve.   Completion of the merger requires approval by the Federal Reserve pursuant to Section 3 of the Bank Holding Company Act of 1956, as amended (the “BHC Act”), and HBT submitted a request on August 14, 2026 with the Federal Reserve to obtain a waiver from the prior approval requirements of the Federal Reserve.
If the Federal Reserve denies HBT’s waiver request, HBT will immediately file an application with the Federal Reserve for approval. The Federal Reserve is prohibited from approving any merger transaction under Section 3 of the BHC Act (i) that would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize, or to attempt to monopolize, the business of banking in any part of the United States, or (ii) whose effect in any section of the United States may be to substantially lessen competition, or to tend to create a monopoly or in any other manner restrain trade, unless the Federal Reserve finds that the anti-competitive effects of the merger transaction are clearly outweighed in the public interest by the probable effect of the merger transaction in meeting the convenience and needs of the communities to be served.
In addition, among other things, in reviewing the merger, the Federal Reserve must consider (i) the financial condition and future prospects of HBT, TYFG and their respective subsidiary banks, (ii) the competence, experience, and integrity of the officers, directors and principal stockholders of HBT, TYFG and their respective subsidiary banks, (iii) the convenience and needs of the communities to be served, including the record of performance under the Community Reinvestment Act of 1977, as amended, (iv) the companies’ effectiveness in combating money-laundering activities, (v) HBT’s and its subsidiaries’ record of compliance with applicable community reinvestment laws and (vi) the risk to the stability of the United States banking or financial system presented by the merger and the related transactions.
Federal Deposit Insurance Corporation.   Completion of the bank merger requires approval from the FDIC under Section 18(c) of the Federal Deposit Insurance Act, and an application for approval was filed on August 14, 2026, pursuant to the Bank Merger Act. In evaluating an application filed under the Bank Merger Act, the FDIC uses similar criteria as used when evaluating applications filed pursuant to the BHC Act as described above as such criteria would apply to mergers between affiliated banks.
Pursuant to the BHC Act, a transaction approved by the FDIC is typically subject to a 15-day waiting period, during which time the U.S. Department of Justice may challenge the merger on antitrust grounds and seek appropriate relief. The commencement of an antitrust action would stay the effectiveness of such an approval, unless a court specifically ordered otherwise. In reviewing the merger, the U.S. Department of Justice could analyze the merger’s effect on competition differently than the Federal Reserve, and thus, it is possible that the U.S. Department of Justice could reach a different conclusion than the Federal Reserve regarding the merger’s effects on competition. A determination by the U.S. Department of Justice not to object to the merger does not prevent the filing of antitrust actions by private persons or state attorneys general.
Illinois Department of Financial and Professional Regulation.   Completion of the bank merger also requires approval from the IDFPR under Section 22 of the Illinois Banking Act, and an application for approval was filed on August 14, 2026.
Among other things, in reviewing the bank merger, the IDFPR must consider (i) the financial condition and future prospects of HBT, TYFG and their respective subsidiary banks, (ii) the general character, experience and qualifications of the directors and management of the resulting bank, (iii) the convenience and needs of the area sought to be served by the resulting bank, (iv) the fairness of the proposed merger to all parties involved, and (v) the safety and soundness of the resulting bank following the proposed bank merger.
Dividends
Pursuant to the terms of the merger agreement, TYFG is prohibited from paying cash dividends to holders of its common stock prior to completion of the merger, other than quarterly dividends not exceeding $0.28 per share made in the ordinary course of business. For further information, please see “Price Range of Common Stock and Dividends.”

Stock Exchange Listing
HBT has agreed to use its commercially reasonable efforts to list the HBT common stock to be issued in the merger on the Nasdaq Stock Market. It is a condition to the completion of the merger that those shares be approved for listing on the Nasdaq Stock Market, subject to official notice of issuance. Following the merger, HBT expects that its common stock will continue to trade on the Nasdaq Stock Market under the symbol “HBT.”
Restrictions on Resales by Affiliates
HBT has registered its shares of common stock to be issued in the merger with the SEC under the Securities Act. No restrictions on the sale or other transfer of shares of HBT common stock issued in the merger will be imposed solely as a result of the merger, except for restrictions on the transfer of shares of HBT common stock issued to any TYFG stockholder who is or becomes an “affiliate” of HBT for purposes of Rule 144 under the Securities Act. The term “affiliate” is defined in Rule 144 under the Securities Act as a person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, HBT or the combined company, as the case may be, and generally includes executive officers, directors and stockholders beneficially owning 10% or more of HBT’s outstanding common stock.
TYFG Stockholder Appraisal Rights
If the merger is consummated, TYFG stockholders and beneficial owners of shares of TYFG common stock who continuously hold shares of TYFG common stock through the effective time, who do not vote in favor of the adoption and approval of the merger agreement, who properly demand appraisal of their shares in accordance with the DGCL and who otherwise comply with the statutory requirements of Section 262 of the DGCL will be entitled to seek appraisal of their shares in connection with the merger under Section 262 of the DGCL. The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262, which is attached to this proxy statement/prospectus as Appendix D and incorporated herein by reference. The following summary does not constitute any legal or other advice and does not constitute a recommendation that TYFG stockholders or beneficial owners of shares of TYFG common stock exercise their appraisal rights under Section 262. All references in Section 262 and in this summary to a “stockholder,” “holder of shares of TYFG common stock” or “TYFG stockholder” are to the record holder of shares of TYFG common stock unless otherwise expressly noted herein, all such references to a “beneficial owner” mean a person who is the beneficial owner of shares of TYFG common stock held either in voting trust or by a nominee on behalf of such person unless otherwise explicitly noted herein (and the word “person” means any individual, corporation, partnership, unincorporated association or other entity) and all references in this section to “surviving corporation” mean HBT.
Under Section 262, if the merger is completed, holders and beneficial owners of shares of TYFG common stock who: (i) submit a written demand for appraisal of their shares and do not withdraw their demand, fail to perfect or otherwise lose their appraisal rights, in each case in accordance with Section 262; (ii) do not vote in favor of the adoption and approval of the merger agreement; (iii) continuously are the record holders of such shares of TYFG common stock through the effective time; (iv) who are entitled to demand appraisal rights under Section 262 and (v) otherwise exactly follow the procedures set forth in Section 262 may be entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of the shares of TYFG common stock, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest to be paid on the amount determined to be fair value, if any, as determined by the court. However, after an appraisal petition has been filed, Section 262 provides that the Delaware Court of Chancery will dismiss appraisal proceedings as to all TYFG stockholders and beneficial owners of shares of TYFG common stock who have asserted appraisal rights, unless (a) the total number of shares for which appraisal rights have been pursued and perfected exceeds one percent of the outstanding shares of TYFG common stock as measured in accordance with subsection (g) of Section 262; or (b) the value of the aggregate merger consideration in respect of the shares of TYFG common stock for which appraisal rights have been pursued and perfected exceeds $1 million. Unless the Delaware Court of Chancery, in its discretion, determines otherwise for good cause shown, interest on an appraisal award will accrue and compound quarterly from the effective time of the merger through the date the judgment is paid at five percent over the Federal Reserve discount rate (including any surcharge) as established from time to time during such period. However, at any time before the Delaware Court of Chancery enters judgment in the appraisal proceedings, the surviving corporation may voluntarily pay to each TYFG stockholder and beneficial owners of shares of TYFG common stock entitled to appraisal an amount in cash pursuant to subsection (h) of Section 262, in which case such interest will accrue after the time of such payment only on an amount that equals the difference, if any, between the amount so paid and the “fair value” of the shares as determined by the Delaware Court of Chancery, in addition to any interest accrued prior to the time of such voluntary cash payment, unless paid at such time. The surviving corporation is under no obligation to make such voluntary cash payment prior to such entry of judgment.
Under Section 262, where a merger is to be submitted for approval at a meeting of TYFG stockholders, such as the special meeting, TYFG, not less than 20 days prior to the special meeting, must notify each of the TYFG stockholders who was such on the record date for notice of such meeting with respect to shares for which appraisal rights are available that appraisal rights are available, and include in the notice either a copy of Section 262 or information directing the TYFG stockholders to a publicly available electronic resource at which Section 262 may be accessed without subscription or cost. This proxy statement/prospectus constitutes TYFG’s notice to its stockholders that appraisal rights are available in connection with the merger, and the full text of Section 262 is attached to this proxy statement/prospectus as Appendix D. In connection with the merger, any TYFG stockholder or beneficial owners of shares of TYFG common stock who wishes to exercise appraisal rights, or who wishes to preserve such holder’s right to do so, should review this discussion and Appendix D carefully. Failure to strictly comply with the requirements of Section 262 in a timely and proper manner may result in the loss of appraisal rights under the DGCL. A TYFG stockholder or beneficial owners of shares of TYFG common stock who loses his, her or its appraisal rights will be entitled to receive the merger consideration described in the merger agreement. Moreover, the process of appraisal and exercising appraisal rights requires compliance with technical prerequisites, and because of the complexity of the procedures for exercising the right to seek appraisal of shares of TYFG common stock, if a TYFG stockholder or beneficial owners of shares of TYFG common stock considers exercising such rights, such TYFG stockholder or beneficial owners of shares of TYFG common stock should seek the advice of legal counsel.
TYFG stockholders or beneficial owners of shares of TYFG common stock wishing to exercise the right to seek an appraisal of their shares of TYFG common stock must do ALL of the following:
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in the case of a TYFG stockholder, such person must not vote, or abstain from voting, in favor of the proposal to adopt and approve the merger agreement;

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the TYFG stockholder or beneficial owner of shares of TYFG common stock must deliver to TYFG a written demand for appraisal before the vote on the merger agreement at the special meeting, which written demand must reasonably inform TYFG of the identity of the TYFG stockholder or beneficial owner of shares of TYFG common stock and that the TYFG stockholder or beneficial owner of shares of TYFG common stock intends to demand appraisal of his, her or its shares. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against the adoption and approval of the merger agreement. Voting “AGAINST” or failing to vote “FOR” the adoption of the merger agreement by itself does not constitute a demand for appraisal within the meaning of Section 262;

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the TYFG stockholder or beneficial owner of shares of TYFG common stock must continuously hold or beneficially own, as applicable, the shares of common stock from the date of making the demand through the effective time (a TYFG stockholder or beneficial owner of shares of TYFG common stock will lose appraisal rights if he, she or it transfers the shares before the effective time); and

•
the TYFG stockholder or beneficial owner of shares of TYFG common stock must otherwise comply with the procedures of Section 262, including filing a petition in the Delaware Court of Chancery requesting a determination of the fair value of the shares owned by such stockholder or beneficial owner within 120 days after the effective time. The surviving corporation is under no obligation to file any petition and has no intention of doing so.

Filing Written Demand
Any TYFG stockholder or beneficial owner of shares of TYFG common stock wishing to exercise appraisal rights must deliver to TYFG, before the vote on the adoption and approval of the merger agreement at the special meeting at which the proposal to adopt and approve the merger agreement will be submitted to TYFG stockholders, a written demand for the appraisal of the TYFG stockholder’s common shares.
In the case of a TYFG stockholder, such TYFG stockholder must not vote or submit a proxy in favor of the adoption and approval of the merger agreement. A proxy that is submitted and does not contain voting instructions will, unless revoked, be voted in favor of the adoption and approval of the merger agreement, and will constitute a waiver of the TYFG stockholder’s or beneficial owner of shares of TYFG common stock’s appraisal rights. Therefore, a TYFG stockholder or beneficial owner of shares of TYFG common stock who submits a proxy and who wishes to exercise appraisal rights must submit a proxy containing instructions to vote against the adoption and approval of the merger agreement or abstain from voting, or otherwise fail to vote, on the adoption and approval of the merger agreement.
Neither voting against the adoption of the merger agreement nor abstaining from voting or failing to vote on the merger proposal will, in and of itself, constitute a written demand for appraisal satisfying the requirements of Section 262. The written demand for appraisal must be in addition to and separate from any proxy or vote on the adoption of the merger agreement. A proxy or vote against the adoption of the merger agreement will not constitute a demand. A TYFG stockholder’s or beneficial owner of shares of TYFG common stock’s failure to make the written demand prior to the taking of the vote on the adoption and approval of the merger agreement at the special meeting will constitute a waiver of appraisal rights.
A demand for appraisal made by a TYFG stockholder or beneficial owner of shares of TYFG common stock must be executed by or on behalf of the holder of record or the beneficial owner, as applicable, and must reasonably inform TYFG of the identity of such holder or beneficial owner. A written demand for appraisal must state that the person intends thereby to demand appraisal of the person’s shares in connection with the merger.
All demands for appraisal pursuant to Section 262 should be in writing and should be mailed or delivered to:
Tri-County Financial Group, Inc.
Attn: Kirk Ross, President and Chief Executive Officer
706 Washington Street
Mendota, IL 61342
At any time within 60 days after the effective time, any TYFG stockholder or beneficial owner of shares of TYFG common stock who has delivered a written demand to TYFG and who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw his, her or its demand for appraisal and accept the merger consideration offered pursuant to the merger agreement by delivering to TYFG a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than 60 days after the effective time will require written approval of the surviving corporation. No appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any TYFG stockholder or beneficial owner of shares of TYFG common stock without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just; provided, however, that this provision will not affect the right of any TYFG stockholder or beneficial owner of shares of TYFG common stock who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such TYFG stockholder’s or beneficial owner’s demand for appraisal and to accept the merger consideration within 60 days after the effective time of the merger.
Notice by the Surviving Corporation
If the merger is completed, within 10 days after the effective time, the surviving corporation will notify each TYFG stockholder or beneficial owner of shares of TYFG common stock who has properly made a written demand for appraisal pursuant to Section 262, and who has not voted in favor of the merger proposal, that the merger has become effective and the effective date thereof.

Filing a Petition for Appraisal
Within 120 days after the effective time, but not thereafter, the surviving corporation or any TYFG stockholder or beneficial owner of shares of TYFG common stock who has complied with Section 262 and is entitled to seek appraisal under Section 262 may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery, with a copy served on the surviving corporation in the case of a petition filed by TYFG stockholder or beneficial owner of shares of TYFG common stock, demanding a determination of the fair value of the shares held by all TYFG stockholders exercising appraisal rights or beneficial owners of shares of TYFG common stock entitled to appraisal rights who did not vote their shares in favor of the merger proposal and properly demanded appraisal of such shares. The surviving corporation is under no obligation, and has no present intention, to file a petition, and TYFG stockholders or beneficial owners of shares of TYFG common stock should not assume that the surviving corporation will file a petition or initiate any negotiations with respect to the fair value of the shares of TYFG common stock. Accordingly, any TYFG stockholders or beneficial owners of shares of TYFG common stock who desire to have shares of TYFG common stock appraised should initiate all necessary action to perfect their appraisal rights in respect of their shares of TYFG common stock within the time and in the manner prescribed in Section 262. The failure of a TYFG stockholder or beneficial owner of shares of TYFG common stock to file such a petition within the period specified in Section 262 could nullify the TYFG stockholder’s or beneficial owner of shares of TYFG common stock’s previous written demand for appraisal.
Within 120 days after the effective time, any person who has complied with the requirements of Section 262 and who is entitled to appraisal rights thereunder will be entitled, upon written request, to receive from the surviving corporation a statement setting forth the aggregate number of shares of TYFG common stock not voted in favor of the adoption and approval of the merger agreement and with respect to which TYFG has received demands for appraisal, and the aggregate number of holders of such shares holding or owning such. The surviving corporation must mail such statement to the requesting TYFG stockholder or beneficial owner of shares of TYFG common stock within 10 days after receipt by the surviving corporation of the written request for such a statement or within 10 days after the expiration of the period for delivery of demands for appraisal, whichever is later.
If a petition for an appraisal is duly filed by a TYFG stockholder or beneficial owner of shares of TYFG common stock and a copy thereof is served upon the surviving corporation, the surviving corporation will then be obligated within 20 days after such service to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all TYFG stockholders or beneficial owners of shares of TYFG common stock who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached. Upon the filing of any such petition, the Delaware Court of Chancery may order that notice of the time and place fixed for the hearing on the petition be mailed to the surviving corporation and all of the TYFG stockholders or beneficial owners of shares of TYFG common stock shown on such verified list at the addresses stated therein. Such notice will also be published at least one week before the day of the hearing in a newspaper of general circulation published in the City of Wilmington, Delaware, or in another publication determined by the Delaware Court of Chancery. The costs of these notices are borne by the surviving corporation. After notice to TYFG stockholders or beneficial owners of shares of TYFG common stock as required by the court, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine those TYFG stockholders or beneficial owners of shares of TYFG common stock who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the TYFG stockholders or beneficial owners of shares of TYFG common stock who demanded appraisal of their shares to submit their stock certificates (if any) to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings and, if any TYFG stockholder or beneficial owner of shares of TYFG common stock fails to comply with that direction, the Delaware Court of Chancery may dismiss that TYFG stockholder or beneficial owner of shares of TYFG common stock from the proceedings.
Determination of Fair Value
After determining the holders entitled to appraisal, the appraisal proceeding will be conducted in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding, the Delaware Court of Chancery will determine the “fair value” of the shares of TYFG common stock, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value (subject, in the case of interest payments, to any voluntary cash payments made by the surviving corporation pursuant to subsection (h) of Section 262 that have the effect of limiting the sum on which interest accrues as described below). In determining fair value, the Delaware Court of Chancery will take into account all relevant factors. Unless the Delaware Court of Chancery, in its discretion, determines otherwise for good cause shown, interest from the effective time of the merger through the date of payment of the judgment will be compounded quarterly and will accrue at five percent over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective time and the date of payment of the judgment. However, at any time before the Delaware Court of Chancery enters judgment in the appraisal proceedings, the surviving corporation may pay to each TYFG stockholder entitled to appraisal an amount in cash, in which case such interest will accrue after the time of such payment only on an amount that equals the difference, if any, between the amount so paid and the “fair value” of the shares as determined by the Delaware Court of Chancery, in addition to any interest accrued prior to the time of such voluntary payment, unless paid at such time.
In Weinberger v. UOP, Inc., the Supreme Court of Delaware discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the mergers.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation.
In Weinberger, the Supreme Court of Delaware also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the mergers and not the product of speculation, may be considered.”
TYFG stockholders and beneficial owners of shares of TYFG common stock considering seeking appraisal should be aware that the fair value of their shares as so determined by the Delaware Court of Chancery could be more than, the same as or less than the merger consideration they would receive pursuant to the merger if they did not seek appraisal of their shares and that an opinion of an investment banking firm as to the fairness from a financial point of view of the consideration payable in a merger is not an opinion as to, and does not in any manner address, fair value under Section 262. No representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery, and TYFG stockholders and beneficial owners of shares of TYFG common stock should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the merger consideration. Neither TYFG nor HBT as the surviving corporation anticipates offering more than the merger consideration to any TYFG stockholder or beneficial owner of shares of TYFG common stock exercising appraisal rights, and each of TYFG and HBT reserve the rights to make a voluntary cash payment pursuant to subsection (h) of Section 262 and to assert, in any appraisal proceeding, that for purposes of Section 262, the “fair value” of a share of TYFG common stock is less than the merger consideration. If a petition for appraisal is not timely filed, then the right to an appraisal will cease. The costs of the appraisal proceedings (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and charged upon the parties as the Delaware Court of Chancery deems equitable under the circumstances. Upon application of a TYFG stockholder or beneficial owner of shares of TYFG common stock, the Delaware Court of Chancery may also order that all or a portion of the expenses incurred by a TYFG stockholder or a beneficial owner of shares of TYFG common stock in connection with an appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all the shares entitled to be appraised. In the absence of such determination or assessment, each party bears its own expenses.

If any TYFG stockholder or beneficial owner of shares of TYFG common stock who demands appraisal of his, her or its shares of TYFG common stock under Section 262 fails to perfect, withdraws or otherwise loses, such holder’s right to appraisal, the TYFG stockholder’s or beneficial owner of shares of TYFG common stock’s shares of TYFG common stock will be deemed to have been converted at the effective time into the right to receive the merger consideration, without interest, upon delivery by such holder of a properly completed and duly executed letter of transmittal to the exchange agent and transfer of the shares of TYFG common stock. A TYFG stockholder or beneficial owner of shares of TYFG common stock will fail to perfect, or effectively lose or withdraw, the holder’s right to appraisal if no petition for appraisal is filed within 120 days after the effective time, if the TYFG stockholder or beneficial owner of shares of TYFG common stock properly delivers to the surviving corporation a written withdrawal of the holder’s demand for appraisal and an acceptance of the merger consideration in accordance with Section 262.
From and after the effective time, no TYFG stockholder or beneficial owner of shares of TYFG common stock who has demanded appraisal rights will be entitled to vote such shares of TYFG common stock for any purpose or to receive payment of dividends or other distributions on the stock, except dividends or other distributions on the TYFG stockholder’s or the beneficial owner of shares of TYFG common stock’s, if any, payable to TYFG stockholders or beneficial owners of shares of TYFG common stock as of a time prior to the effective time of the merger. If no petition for an appraisal is filed, if the TYFG stockholder or beneficial owner of shares of TYFG common stock delivers to the surviving corporation a written withdrawal of the demand for an appraisal and an acceptance of the merger, either within 60 days after the effective time or thereafter with the written approval of the surviving corporation, then the right of such TYFG stockholder or beneficial owner of shares of TYFG common stock to an appraisal will cease. Once a petition for appraisal is filed with the Delaware Court of Chancery, however, the appraisal proceeding may not be dismissed as to any TYFG stockholder or beneficial owner of shares of TYFG common stock without the approval of the court, and such approval may be conditioned upon such terms as the court deems just; provided, however, that the foregoing will not affect the right of any TYFG stockholder or beneficial owner of shares of TYFG common stock who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such TYFG stockholder’s or beneficial owner of shares of TYFG common stock’s demand for appraisal and to accept the terms offered upon the merger within 60 days after the effective time of the merger.
TYFG STOCKHOLDERS WHO VOTE SHARES IN FAVOR OF THE ADOPTION AND APPROVAL OF THE MERGER AGREEMENT WILL NOT BE ENTITLED TO EXERCISE APPRAISAL RIGHTS WITH RESPECT THERETO BUT, RATHER, WILL RECEIVE THE MERGER CONSIDERATION.
Failure to comply strictly with all of the procedures set forth in Section 262 may result in the loss of a TYFG stockholder’s statutory appraisal rights. Consequently, any TYFG stockholder or beneficial owner of shares of TYFG common stock wishing to exercise appraisal rights is encouraged to consult legal counsel before attempting to exercise those rights.
Voting and Support Agreements
In connection with the execution of the merger agreement, and as a condition to HBT’s willingness to enter into the merger agreement, all of the directors of TYFG and First State Bank and one significant stockholder of TYFG have entered into voting and support agreements with HBT. Accordingly, as of the date of this proxy statement/prospectus, the holders of approximately 28% of the outstanding shares of TYFG common stock entitled to vote on the merger proposal have entered into voting and support agreements with HBT. A copy of the form of these voting and support agreements is attached as Appendix B to this proxy statement/prospectus.
Under the voting and support agreements, each signing stockholder has agreed, with respect to the shares of TYFG common stock owned of record or beneficially by the stockholder, that at any meeting of TYFG stockholders in relation to the merger agreement and transactions contemplated by the merger agreement and at the special stockholders meeting or any other meeting or action of TYFG stockholders called in relation to such matters, the stockholder will vote, or cause to be voted, such shares as follows:

•
vote in favor of the adoption of the merger proposal, including the transactions contemplated by the merger agreement, including the merger, any other matters required to be approved or adopted in order to effect the merger and the transactions contemplated by the merger agreement and the conversion proposal; and

•
not vote in favor of any competing acquisition proposal or any action that is intended or could reasonably be expected to materially impede, interfere with, delay or materially and adversely affect the merger or any transactions contemplated by the merger agreement.

The voting and support agreements will terminate automatically upon the earlier of: (i) the termination of the merger agreement pursuant to its terms; (ii) the date TYFG’s stockholders approve the merger proposal; or (iii) the date, if any, on which TYFG publicly discloses that the TYFG Board has made an adverse recommendation with respect to the merger, pursuant to the terms of the merger agreement.

PRICE RANGE OF COMMON STOCK AND DIVIDENDS
Market Prices
HBT common stock is traded on the Nasdaq Stock Market under the symbol “HBT.” The high and low trading prices for HBT common stock as of August 7, 2026, the last full trading day immediately before the public announcement of the merger, were $36.38 and $35.78 per share, respectively. The high and low trading prices for HBT common stock as of September 15, 2026, the latest practicable date before the date of this proxy statement/prospectus, were $36.81 and $36.27 per share, respectively.
You should obtain current market quotations for HBT common stock as the market price of HBT common stock will fluctuate between the date of this proxy statement/prospectus and the date on which the merger is completed. You can get these quotations from newspapers, on the internet or by calling your broker.
TYFG common stock is quoted on the OTCQX under the symbol “TYFG.” Any market in TYFG common stock prior to the merger should be characterized as illiquid and irregular.
As of September 10, 2026, there were approximately 423 holders of record of HBT common stock. These numbers do not reflect the number of persons or entities who hold their stock in nominee or “street name” through brokerage firms.
Past price performance is not necessarily indicative of likely future performance. Because market prices of HBT common stock will fluctuate, you are urged to obtain current market prices for HBT common stock. No assurance can be given concerning the market price of HBT common stock before or after the effective date of the merger. Changes in the market price of HBT common stock prior to the completion of the merger will affect the value of the merger consideration that TYFG stockholders will receive upon completion of the merger.
Dividends and Other Matters
During the third quarter of 2026, HBT paid a quarterly cash dividend to stockholders of $0.25 per share. During the first and second quarters of 2026, HBT paid quarterly cash dividends to stockholders of $0.23 per share. During each quarter of 2025, HBT paid quarterly cash dividends to stockholders of $0.21 per share. HBT expects to continue its policy of paying quarterly cash dividends, however, the actual payment of future dividends will depend on various factors including the discretion of the HBT Board, earnings, cash requirements, the financial condition of HBT, applicable state law and government regulations and other factors deemed relevant by the HBT Board, which may change at any time.
HBT may repurchase shares of its common stock in accordance with applicable legal and regulatory guidelines. The actual amount of shares repurchased will depend on various factors, including: the discretion of the HBT Board, market conditions, legal and regulatory limitations and considerations affecting the amount and timing of repurchase activity, the company’s capital position, internal capital generation and alternative potential investment opportunities.
HBT’s primary source of liquidity is dividend payments from Heartland Bank. In addition to requirements to maintain adequate capital above regulatory minimums, Heartland Bank is limited in the amount of dividends it can pay to HBT under the Illinois Banking Act. Under this law, Heartland Bank is permitted to declare and pay dividends in amounts up to the amount of its accumulated net profits, provided that it retains in its surplus at least one-tenth of its net profits since the date of the declaration of its most recent dividend until those additions to surplus, in the aggregate, equal the paid-in capital of Heartland Bank. While it continues its banking business, Heartland Bank may not pay dividends in excess of its net profits then on hand (after deductions for losses and bad debts). In addition, Heartland Bank is limited in the amount of dividends it can pay under the Federal Reserve Act and Regulation H. For example, dividends cannot be paid that would constitute a withdrawal of capital, dividends cannot be declared or paid if they exceed a bank’s undivided profits, and a bank may not declare or pay a dividend if all dividends declared during the calendar year are greater than current year net income plus retained net income of the prior two years without Federal Reserve approval.

Since HBT is a legal entity separate and distinct from Heartland Bank, its dividends to stockholders are not subject to the bank dividend guidelines discussed above. However, HBT is subject to other regulatory policies and requirements related to the payment of dividends, including requirements to maintain adequate capital above regulatory minimums. The Federal Reserve and the IDFPR are authorized to determine that the payment of dividends by HBT and Heartland Bank, respectively, would be an unsafe or unsound practice and to prohibit payment under certain circumstances related to the financial condition of a bank or bank holding company. The Federal Reserve has taken the position that dividends that would create pressure or undermine the safety and soundness of a subsidiary bank are inappropriate.

INFORMATION ABOUT THE COMPANIES
HBT Financial, Inc.
HBT Financial, Inc. is headquartered in Bloomington, Illinois and is the holding company for Heartland Bank and Trust Company. The bank provides a comprehensive suite of financial products and services to consumers, businesses, and municipal entities throughout Illinois, eastern Iowa and the St. Louis metropolitan area through 83 full-service branch locations. As of June 30, 2026, HBT Financial had total assets of approximately $6.7 billion, total loans of $4.8 billion, and total deposits of $5.8 billion. HBT is a long-standing central Illinois company, with banking roots that can be traced back to 1920. HBT common stock is traded on the Nasdaq Stock Market under the symbol “HBT.”
HBT’s executive offices are located at 401 N. Hershey Rd., Bloomington, IL 61704 and its telephone number is (888) 897-2276.
Tri-County Financial Group, Inc.
TYFG is a Delaware corporation that serves as the holding company for First State Bank, an Illinois chartered bank tracing its roots back to 1940. There are no material business operations at the holding company level other than owning and managing the following wholly-owned subsidiaries: (i) First State Bank; (ii) First State Insurance; and (iii) First State Mortgage. TYFG’s primary activities are to provide management assistance and serve as a source of strength for First State Bank. TYFG’s principal asset is the outstanding capital stock of First State Bank, and TYFG derives its revenues primarily from the operations of First State Bank.
First State Bank is a community banking organization, chartered under the laws of the State of Illinois, which offers a broad range of consumer, commercial, and agricultural banking services to its customers. Headquartered in Mendota, Illinois, First State Bank operates 19 offices located primarily in communities throughout North Central Illinois, including in the communities of Batavia, Bloomington, Champaign, Geneva, LaMoille, McNabb, North Aurora, Ottawa, Peru, Princeton, Rochelle, St. Charles, Shabbona, Streator, Sycamore, Waterman, West Brooklyn. It serves consumers and businesses with a wide variety of financial services, including retail and commercial banking, trust and portfolio management, and brokerage services. Products offered by First State Bank include, among others, savings accounts, checking accounts, money market accounts, certificates of deposit, commercial loans, commercial real estate loans, residential mortgages, consumer loans, online banking, telephone banking and mobile banking services.
TYFG is subject to supervision and regulation by the Federal Reserve. As an Illinois chartered bank, First State Bank is subject to supervision and regulation by the FDIC and the Illinois Department of Financial and Professional Regulation.
As of June 30, 2026, TYFG had total assets of $1.6 billion, total loans of $1.3 billion, and total deposits of $1.3 billion.
TYFG’s principal office is located at 706 Washington Street, Mendota, Illinois 61342, and its telephone number at that location is (815) 538-2265. For more information, see First State Bank’s website at www.firststatebank.biz. The information on First State Bank’s website is not part of this proxy statement/prospectus, and the reference to First State Bank’s website address does not constitute incorporation by reference of any information on that website into this proxy statement/prospectus.
Products and Services
First State Bank is a community-oriented, full-service financial institution that is engaged in substantially all of the business operations customarily conducted by independent financial institutions in Illinois. First State Bank offers a full complement of deposit, loan, and cash management products, including savings accounts, checking accounts, money market accounts, certificates of deposit, commercial loans, real estate loans, agricultural loans and other installment and term loans and lines of credit, and a host of electronic products. The terms of loans vary by purpose and by type of underlying collateral, if any. Loan products are designed to meet the needs of the community while providing an appropriate risk-adjusted return to First State Bank. First State Bank does a substantial amount of business with individuals, as well as customers in small to medium-sized commercial, industrial, and professional businesses.
Deposits represent First State Bank’s primary source of funds to support earning assets. First State Bank offers traditional depository products, including checking, savings, money market, and certificates of deposit with a variety of rates. Deposit products are structured to be competitive with rates, fees, and features offered by other local institutions. For the convenience of its customers, First State Bank also offers drive-through banking facilities, automated teller machines, debit cards, night depositories, personalized checks and safe deposit boxes.
Market Area and Competition
The markets in which First State Bank operates are highly competitive. In addition to competing with other commercial banks within and outside its primary service area, First State Bank competes with other financial institutions engaged in the business of making loans or accepting deposits, such as savings and loan associations, credit unions, industrial loan associations, insurance companies, small loan companies, financial companies, mortgage companies, real estate investment trusts, certain governmental agencies, credit card organizations, and other enterprises. Banks and other financial institutions with which First State Bank competes may have capital resources and legal lending limits substantially higher than those maintained by First State Bank. Many of First State Bank’s competitors have greater resources, have broader geographic markets, and have higher lending limits than those maintained by First State Bank.
Legal Proceedings
From time to time, TYFG or its subsidiaries may become a party to various litigation matters incidental to the conduct of its business. However, neither TYFG nor any of its subsidiaries is presently party to any legal proceeding the resolution of which, in the opinion of TYFG’s management, would be expected to have a material adverse effect on TYFG’s business, operating results, financial condition, or prospects.
Employees
As of June 30 2026, TYFG did not have any full-time equivalent employees and First State Bank employed 279 full-time equivalent employees. No employees of TYFG or First State Bank are covered by a collective bargaining agreement. TYFG considers its relationship with its employees to be satisfactory.
Description of Properties
The principal executive offices of TYFG and First State Bank are located in Mendota, Illinois. The principal executive offices of TYFG and First State Bank are located at 706 Washington Street, Mendota, Illinois 61342. First State Bank owns this property. First State Bank operates 19 branch locations. All banking locations are set forth in the table below.
Office Location	Owned or Leased
Main Office:
706 Washington St., Mendota, IL 61342	Owned
Branch Locations:
1403 13th Ave., Mendota, IL 61342	Owned
825 N. Randall Rd., Batavia, IL 60510	Owned
502 N. Hershey Rd., Bloomington, IL 61704	Owned
2911 Crossing Ct, Suite 100, Champaign, IL 61822	Leased
323 W. State St., Geneva, IL 60134	Leased
90 N. Main St., LaMoille, IL 61330	Owned
411 W. Main St., McNabb, IL 61335	Owned
75 S. Randall Rd., North Aurora, IL 60542	Owned

Office Location	Owned or Leased
1212 LaSalle St., Ottawa, IL 61350	Owned
4351 Venture Dr., Peru, IL 61354	Owned
1693 N. Main St., Princeton, IL 61356	Owned
304 E. Highway 38, Rochelle, IL 61068	Owned
203 W. Comanche Ave., Shabbona, IL 60550	Owned
2601 Oak St., St. Charles, IL 60175	Owned
115 Plaza Dr., Streator, IL 61364	Owned
1940 DeKalb Ave., Sycamore, IL 60178	Owned
10001 U.S. Route 30, Waterman, IL 60556	Owned
752 2nd Street, West Brooklyn, IL 61378	Owned
713 Washington St., Mendota, IL 61342	Owned
715 Washington St., Mendota, IL 61342	Owned
719 Washington St., Mendota, IL 61342	Owned
721 Washington St., Mendota, IL 61342	Owned
114 W. Railroad St., Earlville, IL 60518	Owned

TYFG MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following is a discussion of the financial condition of TYFG as of June 30, 2026, December 31, 2025, and December 31, 2024, and its results of operations for each of the six months ended June 30, 2026 and 2025, as well as the years ended December 31, 2025 and 2024. The following discussion and analysis should be read in conjunction with the sections of this proxy statement/prospectus entitled “Cautionary Statement Regarding Forward-Looking Statements,” “Risk Factors,” and TYFG’s consolidated financial statements and the accompanying notes included elsewhere in this proxy statement/prospectus.
TYFG is a financial holding company providing community banking through its wholly-owned subsidiary, First State Bank, headquartered in Mendota, Illinois. First State Bank makes commercial, residential and consumer loans, accepts deposits and provides trust services to customers primarily in North Central Illinois. First State Bank is subject to competition from other financial institutions and non-financial institutions providing financial products. Additionally, TYFG and First State Bank are subject to the regulations of certain regulatory agencies and undergo periodic examination by those regulatory agencies.
As of June 30, 2026, TYFG had, on a consolidated basis, approximately $1.6 billion in total assets, $1.3 billion in total deposits, and $1.3 billion in total loans. TYFG’s primary investing activities are the origination of real estate, commercial, and agricultural loans and the purchase of debt securities. Assets are funded primarily by deposits, borrowings such as FHLB advances, securities sold under agreement to repurchase and stockholders’ equity.
Management’s discussion and analysis is presented to assist the reader in understanding and evaluating the financial condition and results of operations of TYFG. The analysis focuses on the consolidated financial statements, footnotes, and other financial data presented. The discussion highlights material changes from prior reporting periods and any identifiable trends which may affect TYFG. Amounts have been rounded for presentation purposes. This discussion and analysis should be read in conjunction with the consolidated financial statements of Tri-County Financial Group, Inc. beginning on page F-1.
Critical Accounting Policies
The preparation of financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities, and the reported amounts of revenues and expenses. Actual results could differ from those estimates.
Critical accounting policies are those that are both most important to the portrayal of TYFG’s financial condition and results of operations, and require management’s most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain. TYFG’s critical accounting policies relate to the determination of the allowance for credit losses and valuation of goodwill, both of which involve significant judgment by management.
Allowance for Credit Losses
As a result of TYFG’s January 1, 2023, adoption of Accounting Standards Update 2016-13 Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (ASC 326), TYFG’s methodology for estimating the allowance for credit losses changed significantly from prior years. ASC 326 replaces the incurred loss methodology with an expected loss methodology that is referred to as the current expected credit loss (CECL) methodology. In addition to loans, the CECL methodology is applicable to TYFG’s off-balance sheet credit exposures such as loan commitments, unused customer credit lines, and standby letters of credit.
The CECL approach requires an estimate of credit losses expected over the life of a financial instrument. The CECL methodology replaces the incurred loss method of recognizing credit losses. Under the incurred loss methodology, recognition of a credit loss was delayed until it became probable that a loss event had occurred. TYFG adopted ASC 326 using the modified retrospective method and results for reporting periods beginning on or after January 1, 2023 are presented under ASC 326.

TYFG’s methodologies for estimating the allowance for expected credit losses (ACL) consider available relevant information about the collectability of cash flows, including information about past events, current conditions, and reasonable and supportable forecasts. TYFG also considers whether historical loss experience should be adjusted for asset-specific risk characteristics or current conditions that did not exist during the respective historical period.
TYFG uses third-party software in TYFG’s quarterly ACL calculations, primarily to estimate credit losses on pools of loans with similar risk characteristics. TYFG has also engaged independent consultants to validate the model, including its construction and TYFG’s implementation, ongoing maintenance, and governance. When appropriate, refinements to the model’s inputs and calculations are made to arrive at a better estimate of future losses.
Substandard loans are individually analyzed to determine the expected credit loss, if any. Expected credit losses on pools of loans and individually analyzed loans are then totaled to arrive at the allowance for credit losses on loans.
TYFG’s accounting policies and related disclosures about credit losses are discussed in more detail in the Notes to TYFG’s consolidated financial statements for the years ended December 31, 2025 and 2024. Please refer to Note 1 — Significant Accounting Policies and Note 4 — Loans.
Goodwill
Goodwill results from business acquisitions that TYFG made in prior years. The acquisition method of accounting requires that assets and liabilities acquired in a business combination are recorded at fair value as of the acquisition date, typically resulting in goodwill. The valuation of assets and liabilities in a business combination involves estimates that are inherently subjective. Goodwill represents the excess of the consideration TYFG paid over the fair value of identifiable assets and liabilities acquired.
TYFG’s accounting policy for goodwill and other intangible assets is disclosed in Note 1 — Significant Accounting Policies to the year-end financial statements. TYFG evaluates goodwill for impairment at the reporting unit level annually, or more often if impairment indicators are present. In addition to TYFG’s internal, qualitative evaluations, goodwill recorded at First State Mortgage was previously supported by annual third-party valuations indicating that the fair value of the reporting unit exceeds its carrying value. TYFG’s qualitative assessment of goodwill noted First State Mortgage’s continuing net losses and a challenging interest rate environment. Consequently, TYFG proceeded to the quantitative goodwill impairment test and engaged a third-party firm to estimate the fair value of First State Mortgage’s equity.
The valuation firm relied on the income approach in its valuation of First State Mortgage. The discounted cash flow method was selected as the most appropriate method due to First State Mortgage’s expectations for varying growth rates in the upcoming years. The discount rate calculation included an equity risk premium, the risk-free rate, a size premium, and specific company risk. These key assumptions were determined through selection of a common industry approach and consistent application of the approach selected.
Cash flow assumptions were based on management’s projected financial results for fiscal years through December 31, 2030, discounted at 17.4%. The valuation included a residual value, discounted at 14.9%, net of a 2.5% long term annual sustainable cash flow growth rate assumption. Management projected First State Mortgage’s earnings to slightly exceed breakeven in 2026 and then return to normalized levels of operating profits beginning in 2027.
The appraisal firm’s valuation of First State Mortgage exceeded its carrying value by 24.7% as of October 31, 2025 measurement date. The estimated fair value included cash recorded on First State Mortgage’s balance sheet. First State Mortgage’s appraised fair value is an estimate subject to, among other factors, the risk that key assumptions will not materialize. Estimating future cash flows involves considerable judgment and actual results may differ materially from management’s projections.
On August 24, 2026, First State Mortgage completed a transaction to sell a substantial portion of its assets to Luminate Bank. TYFG expects to wind down First State Mortgage by December 31, 2026. This will result in TYFG writing down goodwill associated with First State Mortgage.

Emerging Growth Company
Pursuant to the JOBS Act, an emerging growth company is provided the option to adopt new or revised accounting standards that may be issued by the Financial Accounting Standards Board or the SEC either (i) within the same periods as those otherwise applicable to non-emerging growth companies or (ii) within the same time periods as private companies. TYFG has irrevocably elected to adopt new accounting standards within the same time periods as private companies.
Selected Consolidated Financial Information — Years Ended December 31, 2025 and 2024
Selected consolidated financial information for TYFG at or for the years ended December 31, 2025 and 2024, follows:
	At or For the Years Ended December 31,		Increase (Decrease)
	2025	2024	$	%
	(Dollars in thousands)
Selected Balance Sheet Data
Cash and cash equivalents	$49,639	$44,976	$4,663	10.4%
Debt securities available-for-sale	154,207	143,735	10,472	7.3%
Mortgage loans held for sale	12,688	9,011	3,677	40.8%
Loans (not including loans held for sale)	1,315,294	1,276,409	38,885	3.0%
Allowance for credit losses	(14,992)	(14,444)	(548)	3.8%
Loans, net	1,300,302	1,261,965	38,337	3.0%
Cash surrender value of life insurance	20,844	20,269	575	2.8%
Goodwill and other intangible assets	8,678	8,700	(22)	(0.3)%
Other assets	49,363	50,628	(1,265)	(2.5)%
Total assets	$1,595,721	$1,539,284	$56,437	3.7%
Deposits	$1,303,923	$1,273,296	$30,627	2.4%
Securities sold under agreement to repurchase	23,105	22,679	426	1.9%
Federal Home Loan Bank advances	77,917	67,917	10,000	14.7%
Subordinated debt	9,859	9,834	25	0.3%
Other liabilities	23,146	22,364	782	3.5%
Total liabilities	1,437,950	1,396,090	41,860	3.0%
Stockholders’ equity	157,771	143,194	14,577	10.2%
Total liabilities and stockholders’ equity	$1,595,721	$1,539,284	$56,437	3.7%
Average earning assets	$1,485,565	$1,465,309	$20,256	1.4%
Average total assets	$1,557,273	$1,530,408	$26,865	1.8%
Average stockholders’ equity	$150,360	$140,057	$10,303	7.4%
Statement of Income Data
Interest income	$82,028	$77,896	$4,132	5.3%
Interest expense	31,932	34,988	(3,056)	(8.7)%
Net interest income	50,096	42,908	7,188	16.8%
Credit loss expense (recovery)	659	(1,284)	1,943	(151.3)%
Noninterest income	17,234	15,632	1,602	10.2%
Noninterest expense	48,198	45,967	2,231	4.9%
Income tax expense	4,810	3,428	1,382	40.3%
Net Income	$13,663	$10,429	$3,234	31.0%

	At or For the Years Ended December 31,
	2025	2024
Selected Financial Ratios
Return on average assets	0.88%	0.68%
Return on average equity	9.09%	7.45%
Net interest margin(1)	3.40%	2.96%
Loans/deposits	100.87%	100.24%
Allowance for credit losses to total loans(2)	1.14%	1.13%
Nonperforming loans to total loans(2)	0.43%	0.33%
Tier 1 leverage capital ratio of subsidiary Bank	10.51%	10.30%
Risk-based total capital ratio of subsidiary Bank	14.91%	14.50%
Stockholders’ equity to total assets	9.89%	9.30%
Dividend payout ratio	17.44%	19.66%

(1)
Reflects tax equivalent adjustment for federal tax exempt income based on a 21% tax rate.

(2)
The ratio excludes loans held for sale.

Financial Condition
TYFG’s primary investment activities are the origination of real estate, commercial, and agricultural loans and the purchase of debt securities. Assets are funded primarily by deposits, borrowings such as FHLB advances, and stockholders’ equity.
Total assets were $1.60 billion at December 31, 2025, representing an increase of $56.4 million, or 3.7%, from the prior year-end. The most significant change in assets was the $42.6 million increase in loans and mortgage loans held for sale.
TYFG’s primary earning assets and funding sources are discussed below, including significant changes in TYFG’s assets, liabilities, and stockholders’ equity during the years ended December 31, 2025 and 2024.
Securities Portfolio
The securities portfolio serves the following purposes: (i) it provides a source of pledged assets for securing certain deposits and borrowed funds, as may be required by law or by specific agreement with a depositor or lender; (ii) it provides liquidity to even out cash flows from the loan and deposit activities of customers; (iii) it can be used as an interest rate risk management tool, since it provides a large base of assets, the maturity and interest rate characteristics of which can be changed more readily than the loan portfolio to better match changes in the deposit base and other funding sources of TYFG; and (iv) it is an alternative interest-earning use of funds when loan demand is weak or when deposits grow more rapidly than loans.
Consistent with TYFG’s investment policy, TYFG’s portfolio consists of (i) U.S. Treasury securities and U.S. Government sponsored entities’ debt securities for liquidity and pledging; (ii) mortgage-backed securities and collateralized mortgage obligations, which in many instances can also be used for pledging, and which generally enhance the yield of the portfolio; and (iii) municipal obligations, which provide tax free income and limited pledging potential.
All debt securities are classified as available-for-sale. Accounting guidance requires available-for-sale securities to be marked to fair value with an offset to accumulated other comprehensive income (loss), which is a component of stockholders’ equity. Monthly adjustments are made to reflect changes in the fair value of TYFG’s available-for-sale securities.
The following table sets forth the carrying value of TYFG’s investment securities as of December 31, 2025 and 2024.

	December 31,				Dec. 31, 2025
	2025		2024
	Amortized Cost	Fair Value	Amortized Cost	Fair Value	% of Total Portfolio
		(Dollars in thousands)
Securities available for sale
U.S. Treasury and government-sponsored entities	$31,744	$30,801	$39,650	$37,479	20.0%
State and municipal	60,070	57,481	59,958	56,263	37.3%
Mortgage-backed – residential	49,175	45,371	42,520	36,331	29.4%
Collateralized mortgage obligations (CMOs)	21,753	20,554	15,881	13,662	13.3%
Total securities available for sale	$162,742	$154,207	$158,009	$143,735	100.0%
As shown above, the fair value of TYFG’s debt securities recovered in 2025 compared to 2024. Unrealized losses in TYFG’s securities portfolio are due to increases in interest rates rather than credit deterioration. None of TYFG’s securities has had a past due payment. As discussed previously, TYFG incurred significant net unrealized losses due to rapidly rising interest rates in 2022 and 2023.
TYFG did not sell any securities in 2025 or 2024. Absent credit quality concerns or further increases in market interest rates, unrealized losses on debt securities generally recover as the maturity date approaches.
The amortized cost and fair value of TYFG’s Treasury securities were $18.0 million and $17.5 million, respectively, at December 31, 2025. TYFG’s federal agency obligations consist of securities issued by U.S. government-sponsored enterprises, primarily the FHLB. TYFG also invests in SBA guaranteed loan participations.
TYFG’s agency mortgage-backed securities and CMO portfolio consist of securities predominantly underwritten to the standards of and guaranteed by the following government-sponsored agencies: Federal Home Loan Mortgage Corporation; Federal National Mortgage Association; and Government National Mortgage Association.
At December 31, 2025 and 2024, approximately 68% and 72%, respectively, of TYFG’s state and municipal securities were issued by entities located in Illinois.
The following table sets forth certain information regarding the amortized cost, weighted average yields, and maturities of TYFG’s investment securities portfolio as of December 31, 2025. Yields on tax-exempt obligations have been computed on a tax equivalent basis, using the 21% federal tax rate. Mortgage-backed investment securities include scheduled principal payments and estimated prepayments based on observable market inputs. Actual prepayments will differ from contractual maturities because borrowers have the right to prepay obligations with or without prepayment penalties.
	Maturities and Average Yields as of December 31, 2025
(Dollars in thousands) Securities available-for-sale	One year or less		One to five years		Five to ten years		Over ten years		Total
	Amortized Cost	Average Yield	Amortized Cost	Average Yield	Amortized Cost	Average Yield	Amortized Cost	Average Yield	Amortized Cost	Average Yield
U.S. Treasury & Government-sponsored agencies	$5,973	2.28%	$25,771	2.14%	$—		$—		$31,744	2.17%
State and municipal	5,691	4.00%	16,335	3.98%	17,284	3.22%	20,760	3.24%	60,070	3.51%
Mortgage-backed – residential	3	2.22%	13,984	2.00%	31,345	3.36%	3,843	1.56%	49,175	2.84%
Collateralized mortgage obligations	969	2.41%	14,378	3.45%	6,406	1.99%	—		21,753	2.97%
Total	$12,636	3.07%	$70,468	2.80%	$55,035	3.16%	$24,603	2.98%	$162,742	2.97%
Percent of total amortized cost	7.8%		43.3%		33.8%		15.1%		100.0%
Cumulative % of total am. cost	7.8%		51.1%		84.9%		100.0%

The following factors may be particularly relevant when comparing TYFG’s investment portfolio with the performance of other financial institutions:
•
all TYFG’s debt security investments are classified as available-for-sale;

•
all TYFG’s debt securities are carried at fair value on the balance sheet;

•
unrealized losses on debt securities, net of deferred tax, are already reflected in stockholders’ equity; and

•
based on amortized cost as of December 31, 2025, 51% of TYFG’s debt securities have contractual maturities within five years.

Loan Portfolio
Loans represent the largest portion of TYFG’s earning assets and typically provide higher yields than other assets. The quality and diversification of the loan portfolio is an important consideration when reviewing TYFG’s financial condition. TYFG’s loan policy provides consistent standards and direction to achieve goals and objectives, which include maximizing earnings over the short and long term by managing risks. Internal concentration limits exist on all loan types, including commercial and agricultural real estate. TYFG has established strong underwriting practices and procedures to assess borrower credit risk, including review of debt service ability and collateral values and evaluation of guarantors. Appropriate actions are taken when a borrower is past due on payments or no longer able to service its debt.
TYFG’s loan portfolio consists of various types of loans. The three segments of TYFG’s loan portfolio are: commercial (including agricultural production); real estate; and consumer. At December 31, 2025 and December 31, 2024, the real estate segment comprised 88% of TYFG’s loan portfolio. The real estate segment primarily consists of commercial and consumer loans. Smaller portions of the real estate segment are agricultural loans and construction and land loans. TYFG’s loans are primarily to borrowers in the Illinois markets where TYFG operates.
Commercial real estate loans are primarily secured by office and industrial buildings, warehouses, small retail shopping centers, single family and multi-family residential buildings, and various other properties including restaurants and hotels. None of TYFG’s loans are secured by, or dependent on, office buildings in large urban centers such as downtown Chicago. Agricultural real estate loans are primarily for land acquisition and other long-term farm financing.
At December 31, 2025 and December 31, 2024, approximately 90% of TYFG’s consumer real estate loans were secured by first liens on one-to-four family residential properties. The rest of the portfolio are home equity loans and other loans secured by junior liens. At origination, evaluation of borrower repayment ability includes a review of debt to income, credit scores, and certain other information. Collateral coverage is based on appraisals.
Construction and land development loans are secured by vacant land and/or property in the process of improvement, including (1) land development preparatory to erecting vertical improvements, and (2) the construction of industrial, commercial, residential, or farm buildings. Repayment of these loans typically depends on the sale of the property to third parties or the successful and timely completion of the improvements by the builder for the end user.
Commercial and agricultural loans are primarily for working capital, asset acquisition or expansion, and other business purposes. Underwriting of these loans is based primarily on the historical and projected cash flow of the borrower and secondarily on the underlying collateral. Financial information obtained from borrowers is used to evaluate debt service sufficiency. Such financial information and evaluations are updated periodically during the life of the loan.
Consumer loans for household, family, and other personal expenditures are less than 1% of TYFG’s total loan portfolio. At the time of origination, TYFG evaluates the borrower’s repayment ability primarily through a review of debt to income and credit scores.
Loan characteristics and risks and underwriting are described in more detail in TYFG’s December 31, 2025 consolidated financial statements, primarily in accompanying Notes 1 and 4.

The following table sets forth loans within each segment of TYFG’s portfolio at year-end 2025 and 2024, including their percentage of total loans and increase (decrease) during 2025:
	December 31,		December 31,		Increase (Decrease) in 2025 Percentage
	2025	2024	2025	2024
	(Dollars in thousands)		Percent of Total Loans
Commercial
Commercial	$71,872	$69,720	5.5%	5.5%	3.1%
Agricultural	78,695	80,577	6.0%	6.3%	(2.3)%
Real estate
Commercial real estate	549,247	538,810	41.8%	42.2%	1.9%
Consumer real estate	398,022	386,475	30.3%	30.3%	3.0%
Agricultural real estate	169,779	170,401	12.9%	13.4%	(0.4)%
Construction and land	39,916	21,841	3.0%	1.7%	82.8%
Consumer
Installment	4,470	4,196	0.3%	0.3%	6.5%
Vehicle	1,928	3,119	0.1%	0.2%	(38.2)%
Credit cards	1,365	1,270	0.1%	0.1%	7.5%
Total loans	1,315,294	1,276,409	100.0%	100.0%	3.0%
Allowance for credit losses	(14,992)	(14,444)	(1.1)%	(1.1)%	3.8%
Loans, net	$1,300,302	$1,261,965			3.0%
The following table sets forth contractual maturities by loan portfolio segment. This table does not include unscheduled prepayments:
	As of December 31, 2025
	(Dollars in thousands)
Loans, maturing in	1 Year or less	1 – 5 Years	6 – 15 Years	After 15 Years	Total
Commercial, including agricultural	$89,422	$42,068	$16,188	$2,889	$150,567
Real estate	120,564	267,619	247,252	521,529	$1,156,964
Consumer	2,321	3,516	1,558	368	$7,763
Total	$212,307	$313,203	$264,998	$524,786	$1,315,294
Percentage of total loans	16.1%	23.8%	20.1%	39.9%	100.0%
The following table presents loans that mature after one year, set forth by loan segment and fixed or adjustable interest rate:
	As of December 31, 2025
	(Dollars in thousands)
Loans, maturing after 1 year	Fixed Rate	Adjustable Rate	Total
Commercial, including agricultural	$38,460	$22,685	$61,145
Real estate	295,709	740,691	1,036,400
Consumer	5,442	—	5,442
Total	$339,611	$763,376	$1,102,987
Percentage of loans maturing >1 year	30.8%	69.2%	100.0%
Loan volume in 2025 was more compared to year-end 2024. Total loans were approximately 3% more at December 31, 2025 compared to December 31, 2024. Construction and land real estate increased approximately $18 million from 2024 to 2025.

Credit Quality Indicators
As disclosed more fully in Note 4 — Loans to TYFG’s consolidated financial statements for the years ended December 31, 2025, TYFG generally monitors credit quality indicators for all loans following internal ratings of either pass, watch, special mention, substandard, or doubtful. Credit ratings are updated as TYFG receives and reviews new financial statements from borrowers, collateral appraisals, and independent loan review reports. Especially for commercial and agricultural borrowers, the debt service coverage ratio is a key factor in the credit rating that TYFG assigns to the loan.
“Pass” ratings are assigned to loans with adequate collateral and debt service ability such that collectability of the contractual loan payments is highly probable.
“Watch” loans are credits that are fundamentally sound but warrant close attention by management. Borrowers in this category may have acceptable asset quality but may face challenges due to market conditions, economic conditions, management changes, or other forces that could adversely affect operations. Factors contributing to adverse conditions are expected to be temporary.
“Special mention” ratings are assigned to loans where management has some concern that the collateral or debt service ability may not be adequate, though the collectability of the contractual loan payments is still probable.
“Substandard” ratings are assigned to loans that do not have adequate collateral and/or debt service ability such that the collectability of the contractual loan payments is no longer probable.
“Doubtful” ratings are assigned to loans that do not have adequate collateral and/or debt service ability, and collectability of the contractual loan payments is unlikely.
The following tables summarize TYFG’s risk ratings as of December 31, 2025 and 2024:
December 31, 2025 Credit Risk Ratings	Pass	Watch	Special Mention	Substandard	Total
Commercial loan segment
Commercial and industrial	$69,139	$1,535	$950	$248	$71,872
Agricultural	73,079	3,073	2,239	304	78,695
Other	—	—	—	—	—
Total	$142,218	$4,608	$3,189	$552	$150,567
Percentage to total loans	94.4%	3.1%	2.1%	0.4%	100.0%
Real estate loan segment
Commercial	$478,327	$58,806	$7,557	$4,557	$549,247
Consumer	373,467	22,437	1,191	927	398,022
Agricultural	160,385	6,072	2,187	1,135	169,779
Construction and land	39,673	243	—	—	39,916
Total	$1,051,852	$87,558	$10,935	$6,619	$1,156,964
Percentage to total loans	90.9%	7.6%	0.9%	0.6%	100.0%
Consumer loan segment	$7,750	$—	$—	$13	$7,763
Percentage to total loans	99.8%	0.0%	0.0%	0.2%	100.0%
Total loan portfolio	$1,201,820	$92,166	$14,124	$7,184	$1,315,294
Percentage to total loans	91.4%	7.0%	1.1%	0.5%	100.0%
December 31, 2024 Credit Risk Ratings	Pass	Watch	Special Mention	Substandard	Total
Commercial loan segment
Commercial and industrial	$64,692	$3,343	$999	$686	$69,720
Agricultural	76,243	2,985	1,349	—	80,577

December 31, 2024 Credit Risk Ratings	Pass	Watch	Special Mention	Substandard	Total
Other	—	—	—	—	—
Total	$140,935	$6,328	$2,348	$686	$150,297
Percentage to total loans	93.8%	4.2%	1.5%	0.5%	100.0%
Real estate loan segment
Commercial	$480,526	$51,637	$1,258	$5,389	$538,810
Consumer	363,382	21,901	242	950	386,475
Agricultural	160,005	8,076	2,178	142	170,401
Construction and land	19,518	2,323	—	—	21,841
Total	$1,023,431	$83,937	$3,678	$6,481	$1,117,527
Percentage to total loans	91.6%	7.5%	0.3%	0.6%	100.0%
Consumer loan segment	$8,470	$41	$—	$74	$8,585
Percentage to total loans	98.6%	0.5%	0.0%	0.9%	100.0%
Total loan portfolio	$1,172,836	$90,306	$6,026	$7,241	$1,276,409
Percentage to total loans	91.9%	7.1%	0.4%	0.6%	100.0%
Pass rated loans approximated 91% and 92% of the total portfolio at December 31, 2025 and 2024, respectively. The decrease in Pass rated loans during 2025 was primarily due to the increase in Special Mention rated loans. At December 31, 2025, 2.1% of the commercial loan segment was rated Special Mention, compared to 1.5% at December 31, 2024. Total Special Mention loans in the portfolio increased to $14.1 million at December 31, 2025, from $6.0 million at December 31, 2024. Loans rated Special Mention and Substandard were 1.6% and 1.0% of the total portfolio at December 31, 2025 and 2024.
Classified loans are those rated Substandard or Doubtful. No loans were classified as doubtful at December 31, 2025 or 2024.
Total classified loans in the portfolio are summarized in the following table as of the dates indicated:
	December 31,
	2025	2024
	(Dollars in thousands)
Total substandard loans	$7,184	$7,241
Four loan relationships comprised 77% of total substandard loans at December 31, 2025. Approximately 57% of the collateral for these four loan relationships were secured by owner-occupied commercial real estate, and approximately 20% were secured by agriculture real estate and equipment.
The largest substandard loan relationship was approximately $1.7 million and was in nonaccrual loan status and in the process of collection as of December 31, 2025.
Substandard loans are individually reviewed to estimate whether a credit loss is expected. Specific allocations within the allowance for credit losses are made for individually reviewed loans as needed. The number and dollar amount of substandard loans remain at manageable levels.
To summarize, the decrease in credit quality indicators during 2025 were largely driven by the following factors:
•
review of updated financial information, such as financial statements provided by borrowers as of December 31, 2025;

•
results of current loan review reports provided by third party consultants; and

•
lower debt service coverage ratios due to factors such as the following:

•
inflationary effects on input costs, both for agricultural and commercial borrowers,

•
lower agricultural commodity prices, such as for corn and soybeans, and

•
higher debt service costs for borrowers (for example, borrowers with interest rates that reset annually or every three or five years).

TYFG continues to believe that the overall credit quality of the loan portfolio is satisfactory.
Past Due Loans
Loans past due on December 31, 2025 and 2024 are summarized in the following table.
	(Dollars in thousands)		Percentage of Total Loans
	December 31,		December 31,
	2025	2024	2025	2024
Loans past due
30 – 89 days past due	$6,125	$5,318	0.47%	0.42%
90 or more days past due	5,253	3,784	0.40%	0.30%
Total loans past due 30 days or more	$11,378	$9,102	0.87%	0.72%
At December 31, 2025, three loans comprised 78% of total loans past due 90 days or more and are secured by owner-operated commercial real estate.
For more information about past due loans, please refer to Note 4 — Loans to TYFG’s consolidated financial statements for the years ended December 31, 2025 and 2024.
Non-Performing Assets. The following table sets forth information about non-performing assets, including non-accrual loans and real estate acquired through foreclosure or by deed in lieu of foreclosure (“other real estate owned”). The accrual of interest on non-performing loans is generally discontinued at the time the loan is ninety days delinquent unless the credit is well secured and in the process of collection.
	December 31,
	2025	2024
	(Dollars in thousands)
Non-performing assets
Nonaccrual loans	$4,501	$3,569
Loans past due 90 days or more and accruing interest	1,158	595
Total non-performing loans	5,659	4,164
Other real estate owned	101	920
Total non-performing assets	$5,760	$5,084
Non-performing loans to total loans	0.43%	0.33%
Non-performing assets to total assets	0.36%	0.33%
Allowance for credit losses to non-performing loans	264.92%	346.88%
Allowance for credit losses to total loans	1.14%	1.13%
Non-performing loans increased from the prior year, but remain at a manageable level. Sixteen loans were in nonaccrual status at December 31, 2025. The three largest loans, as discussed above, had a balance approximating $1.2 million, $1.2 million, and $1.6 million and are secured by owner-occupied commercial real estate. Together, these loans comprised 90% of total nonaccrual loans. The other nonaccrual loans had average balances of $26,000 at December 31, 2025. Most of these loans were secured by commercial or consumer real estate.
The allowance for credit losses on loans was well in excess of total nonperforming loans at December 31, 2025 and 2024.

The following tables summarize activity in the allowance for credit losses on loans by portfolio segment (dollars in thousands):
Year Ended December 31, 2025	Commercial	Real Estate	Consumer	Total
Balance at beginning of year	$1,101	$13,201	$142	$14,444
Credit loss expense	(31)	729	31	729
Recoveries on loans previously charged off	27	62	39	128
Loans charged off	(60)	(173)	(76)	(309)
(Net loan charge offs) / recoveries	(33)	(111)	(37)	(181)
Balance at end of year	$1,037	$13,819	$136	$14,992
Year Ended December 31, 2024	Commercial	Real Estate	Consumer	Total
Balance at beginning of year	$1,177	$14,688	$125	$15,990
Credit loss expense	(77)	(1,489)	120	(1,446)
Recoveries on loans previously charged off	24	30	10	64
Loans charged off	(23)	(28)	(113)	(164)
(Net loan charge offs) / recoveries	1	2	(103)	(100)
Balance at end of year	$1,101	$13,201	$142	$14,444
Annualized net charge offs were 0.01% of average loans in 2025 and 2024.
The following table sets forth the allocation of the allowance to our three loan segments, together with average net loan charge-offs / recoveries for each year (dollars in thousands).
	2025			2024
Loan Portfolio Segment	Allowance Allocation	Percentage of Loan Category to Total Loans	Net (Charge-offs) / Recoveries to Average Loans	Allowance Allocation	Percentage of Loan Category to Total Loans	Net (Charge-offs) / Recoveries to Average Loans
Commercial	$1,037	11.4%	-0.02%	$1,101	11.8%	0.00%
Real estate	13,819	88.0%	-0.01%	13,201	87.6%	0.00%
Consumer	136	0.6%	-0.44%	142	0.6%	-1.10%
Total	$14,992	100.0%	-0.01%	$14,444	100.0%	-0.01%
At December 31, 2025, the real estate loan segment comprises approximately 88% of TYFG’s total loans, comparable to its 92% allocation of the allowance for credit losses.
As part of TYFG’s credit risk management, TYFG actively manages the loan portfolio to identify problem loans. As of December 31, 2025 and 2024, TYFG believes the allowance for credit losses on loans is adequate based TYFG’s evaluation of the portfolio.
Sources of Funds
TYFG’s primary sources of funds are deposits, FHLB borrowings, proceeds from principal and interest payments on loans and investment securities and proceeds from the sale of mortgage loans. While maturities and scheduled amortization of loans are a predictable source of funds, deposit flows and mortgage prepayments are influenced by market interest rates, economic conditions, and customer behavior, all of which can change over time.
Deposits
The composition and cost of TYFG’s deposit base are important components in analyzing TYFG’s net interest margin and balance sheet liquidity. TYFG’s liquidity is impacted by the volatility of deposits,

given the risk of that money leaving TYFG’s Bank for rate-related or other reasons. Deposits can be adversely affected if economic conditions weaken, especially in the markets where TYFG operates.
Due to well publicized bank failures in 2023, concerns about uninsured deposits have risen. Potentially, TYFG’s most volatile deposits are those that exceed the FDIC deposit insurance limit. Rate sensitivity is another potential cause of deposit volatility, as customers may seek more attractive interest rates on their balances. Customers with higher balances may be more rate-sensitive than customers with smaller balances.
Deposits at year-end are set forth in the following table.
	December 31,		December 31,		Increase (Decrease)
	2025	2024	2025	2024
Deposit Category	(Dollars in thousands)		Percent of Total Deposits		Amount	Percentage
Demand, non-interest bearing	$167,062	$176,978	12.8%	13.9%	$(9,916)	(5.6)%
Demand, interest bearing	281,169	263,600	21.6%	20.7%	17,569	6.7%
Savings, including money market	344,147	331,480	26.4%	26.0%	12,667	3.8%
Time, $250 and over	145,357	131,874	11.1%	10.4%	13,483	10.2%
Time, under $250	366,188	369,364	28.1%	29.0%	(3,176)	(0.9)%
Total deposits	$1,303,923	$1,273,296	100.0%	100.0%	$30,627	2.4%
Total deposits increased $30.6 million, or 2%, in 2025. In 2025 and 2024, non-interest bearing demand accounts decreased as a percent of total deposits as customer preferences shifted to time deposits and interest-bearing deposits. At December 31, 2025 and 2024, time deposits comprised 39% of total deposits. TYFG believes the shift in TYFG’s deposit mix during 2024 and 2025 is largely due to rising interest rates in recent years, as time deposits generally offer significantly higher interest yields than demand and savings accounts.
In 2023, TYFG began using brokered certificates of deposit as a funding source. Brokered certificates were $44.9 million and $49.2 million at December 31, 2025 and 2024, respectively. TYFG has not used listing service deposits as a funding source.
Also in 2023, TYFG began participating in a program offered by the State of Illinois, whereby TYFG obtains time deposit funding in exchange for commitments to make a certain amount of agricultural loans. The average balance of State of Illinois time deposits was $65.0 million in 2025 and 2024.
The following table presents average deposit balances and the average rate paid on those balances for the years indicated.
	For the Years Ended December 31,
	2025		2024	Average Interest Rate
Deposit Category (Dollars in thousands)	Average Deposits	Average Interest Rate	Average Deposits
Non-interest bearing demand	$174,416	0.00%	$173,159	0.00%
Demand, interest bearing	278,742	1.41%	263,885	1.32%
Savings, including money market	328,172	1.65%	321,348	1.63%
Time	500,225	3.71%	506,421	4.17%
Total average deposits / rate	$1,281,555	2.18%	$1,264,813	2.36%
The rate on total average deposits decreased 18 basis points in 2025, to 2.18%, compared to 2.36% in 2024. The average rate on each of TYFG’s interest-bearing deposit categories increased significantly in 2024. The steepest decrease was in the cost of time deposits, which decreased to 3.71% in 2025, compared to 4.17% in 2024. TYFG’s cost of funds reflects the leveling off in market interest rates.
Total average deposits were $1.28 billion and $1.26 billion at December 31, 2025 and 2024, respectively, representing a 1.3% increase from year to year.

Maturities of time deposits as of December 31, 2025 are shown below:
Maturing Period (Dollars in thousands)	Time Deposits	Percentage of Total
Within one year	$435,163	85.1%
Over one year through two years	63,618	12.4%
Over two years through three years	10,274	2.0%
Over three years through four years	2,108	0.4%
Over four years through five years	382	0.1%
Total time deposits	$511,545	100.0%
Core deposits are defined by the banking regulators as all deposit accounts of $250,000 and less, minus any fully insured brokered deposits of $250,000 or less. Our core deposits have been relatively stable, while our use of brokered deposits have declined in 2025. Information about our core deposits and brokered deposits follows as of the dates indicated:
Core and Brokered Deposits (Dollars in thousands)	December 31,
	2025	2024
Core deposits	$1,114,413	$1,093,886
% of total deposits	85.5%	85.9%
Change from prior balance sheet date	$20,527	$42,720
% Change from prior balance sheet date	1.9%	4.1%
Brokered deposits	$44,921	$49,223
% of total deposits	3.4%	3.9%
A portion of TYFG’s deposits are from state, county, and municipal customers. In general, public deposits exceed the FDIC insurance limits so, as allowed by law, TYFG has specifically pledged a portion of TYFG’s debt securities to collateralize these deposits. The banking regulators refer to collateralized public deposits as “preferred deposits.”
As shown below, uninsured and preferred deposit balances have been relatively stable. Estimated uninsured deposits and preferred deposits and their percentage to total deposits follow as of the dates indicated:
Uninsured and Preferred Deposits (Dollars in thousands)	December 31,
	2025	2024
Estimated amount of uninsured deposits	$331,528	$320,972
Preferred deposits	107,862	107,613
Estimated uninsured deposits, net of preferred deposits	$223,666	$213,359
As a percent of total deposits
Estimated uninsured deposits	25.4%	25.2%
Estimated uninsured deposits, net of preferred deposits	17.2%	16.8%
Other Borrowings
TYFG also uses repurchase agreements as a funding source. Repurchase agreements provide secured borrowings from customers whose funds exceed FDIC deposit insurance limits. To repay these borrowings, TYFG is required to repurchase identical securities to those that are sold. The average balance of securities sold under agreement to repurchase was $22.4 million and $22.6 million in 2025 and 2024, respectively.
TYFG also maintains a borrowing arrangement with FHLB. FHLB advances totaled $77.9 million at December 31, 2025, compared to $67.9 million at December 31, 2024. The increase in FHLB advances in 2025 contributed to provide funding for loan growth.

Off-Balance Sheet Arrangements
As a provider of financial services, TYFG issues standby letters of credit. Standby letters of credit are conditional commitments issued by First State Bank generally to guarantee the payment or performance obligation of a customer to a third party. While these standby letters of credit represent a potential outlay by TYFG, a significant amount of the commitments may expire without being drawn upon. TYFG has recourse against the customer for any amount the customer is required to pay to a third party under a standby letter of credit. The letters of credit are subject to the same credit policies, underwriting standards, and approval process as loans made by TYFG. Most of the standby letters of credit are secured, and in the event of nonperformance by the customers, TYFG has the right to the underlying collateral, which could include commercial real estate, physical plant and property, inventory, receivables, cash, and marketable securities. The contract amount of these standby letters of credit, which represents the maximum potential future payments guaranteed by TYFG, was $6.9 million and $6.7 million at December 31, 2025 and 2024, respectively.
At December 31, 2025 and 2024, TYFG had outstanding loan commitments, including letters of credit, totaling $262.9 million and $232.0 million, respectively. These commitments consisted primarily of unfunded lines of credit and commitments to make loans.
TYFG anticipates that sufficient funds will be available to meet current loan commitments. Commitments generally have fixed expiration dates or other termination clauses. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.
As required by ASC 326, TYFG maintains an allowance for expected credit losses on off-balance sheet commitments. The allowance balance is included with other liabilities on TYFG’s balance sheet. The allowance balance is calculated in the same manner as TYFG’s allowance for credit losses on loans, except TYFG estimates the percentage of off-balance sheet commitments that TYFG will actually fund in the future. TYFG’s allowance for credit losses on off-balance sheet commitments was $1.0 million at December 31, 2025 and December 31, 2024. There were no charge-offs of any off-balance sheet commitments in 2025 or 2024.
Funding at TYFG Level
At December 31, 2025 and 2024, TYFG had $10.0 million of subordinated debentures outstanding. These unsecured subordinated debentures mature in 2031.
In 2022, TYFG obtained a $10 million operating line of credit from Bankers’ Bank. The line of credit was most recently renewed in 2024 with a maturity date of October 29, 2026. The line of credit is secured by all the stock of First State Bank and has covenants specific to capital and other financial ratios. TYFG was in compliance with these covenants at December 31, 2025 and December 31, 2024. There were no borrowings on the line of credit during 2025 or 2024.
TYFG primarily depends on dividends from First State Bank for its cash needs. First State Bank must maintain profitable operations and satisfy its capital requirements in order to pay dividends to TYFG. In addition to debt service, TYFG uses cash to pay dividends to its stockholders.
Capital Requirements
The Basel III Capital Rules require First State Bank to maintain: 1) a minimum ratio of Common Equity Tier 1 capital to risk-weighted assets of 4.5%, plus a 2.5% “capital conservation buffer” (resulting in a minimum ratio of Common Equity Tier 1 capital to risk-weighted assets of 7.0%); 2) a minimum Tier 1 capital ratio of 8.5% to risk-weighted assets; 3) a minimum ratio of total capital to risk-weighted assets of 8.0%, plus the capital conservation buffer resulting in a minimum total capital ratio of 10.5%); and 4) a minimum leverage ratio of Tier 1 Capital to average total assets of 4.0%. The net unrealized gain or loss on available-for-sale debt securities is not included in computing regulatory capital.
First State Bank must also satisfy the capital requirements of the regulatory framework for prompt corrective action. The risk-weighted capital ratio requirements to be categorized as “well capitalized” under the prompt corrective action provisions are less than the minimum requirements of the Basel III Capital Rules. However, the leverage ratio required to be well capitalized under the prompt correction action provisions (5%) is higher than the minimum required under the Basel III Rules (4%).
The following table shows that First State Bank’s capital, as of December 31, 2025, exceeded the greater of the minimum capital requirements under the Basel III Rules or the minimum to be categorized as well capitalized under the prompt corrective action provisions.
	Capital Ratios		Capital Amounts
Capital ratios of the Bank, as of December 31, 2025	Minimum Required	Actual	Minimum Required	Actual
			(Dollars in thousands)
Common Equity Tier 1 capital to risk-weighted assets(1)	7.0%	13.8%	$83,793	$164,600
Total capital to risk-weighted assets(1)	10.5%	14.9%	$125,690	$178,511
Tier 1 Capital to risk-weighted assets(1)	8.5%	13.8%	$101,749	$164,600
Tier 1 Capital to average assets (leverage ratio)(2)	5.0%	10.5%	$78,727	$164,600

(1)
Minimum required, including the capital conservation buffer, under the Basel III Capital Rules

(2)
Minimum required to be categorized as “well capitalized” under the prompt corrective action provisions

The payment of dividends by First State Bank would be restricted if First State Bank does not meet the minimum Capital Conservation Buffer as defined by Basel III regulatory capital guidelines and/or if, after payment of the dividend, First State Bank would be unable to maintain satisfactory regulatory capital ratios. Bank dividends are similarly restricted by the prompt corrective action provisions.
Consolidated capital amounts and ratios are not presented because they are not required for consolidated entities with less than $3 billion in total assets and First State Bank comprises over 90% of the consolidated assets of TYFG. Nonetheless, regulators expect bank holding companies to be a “source of strength” to their subsidiary banks and TYFG follows that principle in managing capital at both First State Bank and TYFG levels.
First State Mortgage is subject to capital requirements in connection with its mortgage banking activities. Failure to maintain minimum capital requirements could result in the First State Mortgage’s inability to originate mortgage loans for the respective investor and therefore could have a direct material effect on First State Mortgage’s financial results.
First State Mortgage’s actual adjusted capital amounts and the minimum amounts required for capital adequacy purposes by the U.S. Department of Housing and Urban Development (“HUD”) for non-supervised mortgagees follow:
Dividends and Share Buybacks
First State Mortgage Capital (Dollars in thousands)	December 31,
	2025	2024
Actual Adjusted Capital	$8,766	$10,234
Minimum Capital Requirements	$1,019	$1,013
In 2025, TYFG continued TYFG’s history of paying cash dividends to stockholders. Dividends were $1.00 and $0.85 per share in 2025 and 2024, respectively. TYFG’s ratio of dividends declared to net income was 17% and 20% in 2025 and 2024, respectively.
From time to time, TYFG’s Board of Directors authorizes the purchase of TYFG’s outstanding common stock, subject to a dollar amount limit over a specified period. The number of shares purchased, and the timing, manner, price, and amount of the purchases are determined at TYFG’s discretion. Among other factors, TYFG considers stock price, trading volume, general market conditions, and TYFG’s capital and liquidity needs.

TYFG purchased and retired 24,800 shares in 2025 and 45,175 shares in 2024 for approximately $1.1 million and $1.9 million, respectively. TYFG’s most recent share buyback program has approximately $0.8 million remaining as of December 31, 2025.
Liquidity
Liquidity management is a daily function. Excess funds are generally invested in short-term investments. Cash inflows are typically generated from earnings, loan payments, mortgage loan sales, maturing securities, and increased deposit balances and borrowings. Debt securities can also be sold to provide funds. First State Bank’s cash outflows are primarily for loan advances, security purchases, deposit withdrawals, and maturities of other borrowings.
In the event TYFG requires funds beyond TYFG’s ability to generate them internally, additional funds are generally available from FHLB advances and the Federal Reserve Discount Window. Brokered deposits and deposits obtained through listing services are other potential sources of funds. TYFG also has a $10 million line of credit that could be used for Bank liquidity.
TYFG maintains significant capacity to borrow from the FHLB and the Federal Reserve. First State Bank’s pledged collateral, related borrowings, and additional borrowings available are summarized below.
	December 31,		Increase
	2025	2024	(Decrease)
	(Dollars in thousands)
Collateral pledged to
Federal Home Loan Bank	$906,150	$892,193	$13,957
Federal Reserve Discount Window	112,294	111,238	1,056
	$1,018,444	$1,003,431	$15,013
Borrowings from the
Federal Home Loan Bank	$77,917	$67,917	$10,000
Federal Reserve Discount Window	—	—	—
	$77,917	$67,917	$10,000
Additional borrowing available from the
Federal Home Loan Bank	$474,819	$483,639	$(8,820)
Federal Reserve Discount Window	92,003	85,839	6,164
Total borrowing available	$566,822	$569,478	$(2,656)
TYFG’s most liquid assets are cash and cash equivalents and securities available-for-sale. The levels of these assets are dependent on the operating, financing, lending, and investing activities during any given year. These liquid assets totaled $203.8 million and $188.7 million at December 31, 2025 and 2024, respectively.
Note 12 — Federal home Loan Bank Advances and Other Borrowings to TYFG’s consolidated financial statements for the years ended December 31, 2025 and 2024 provides more information about borrowing arrangements with the FHLB and the Federal Reserve Discount Window at year-end 2025 and 2024.
Comparison of Operating Results for the Years Ended December 31, 2025 and 2024
Interest rates declined during 2025 from elevated levels in 2024, including an inverse yield curve for most of the year. The rapid increase in interest rates during 2022 and 2023 significantly increased funding costs in the banking industry and diminished mortgage loan originations. Higher rates have also negatively affected the fair value of debt securities.
Despite these economic headwinds, TYFG has continued to be profitable. Net income was $13.7 million in 2025, compared to $10.4 million in 2024. The 31% earnings improvement in 2025 was primarily due to continued improvement in net interest margin.

Net Interest Income
TYFG’s profitability depends primarily on net interest income. Net interest income represents the difference between income derived from interest-earning assets and the expense incurred on interest-bearing liabilities. Net interest income is affected by the difference between the rates of interest earned on interest-earning assets and the rates paid on interest-bearing liabilities (“interest rate spread”) as well as the relative volumes of interest-earning assets and interest-bearing liabilities during the reporting period.
The following table sets forth information relating to average balances of interest-earning assets and interest-bearing liabilities for the years ended December 31, 2025 and 2024. Average balances are derived primarily from daily average balances. Non-accrual loans are included in average balances. The yields in the table below include the effect of deferred fees, discounts and premiums that are amortized or accreted to interest income or interest expense. This table reflects the average yields on assets and average costs of liabilities (derived by dividing income or expense by the average balance of assets or liabilities, respectively) as well as the “net interest margin” for the periods shown.
	Year Ended December 31
	2025			2024
	Average Balance	Interest Income / Expense	Average Yield / Rate	Average Balance	Interest Income / Expense	Average Yield / Rate
	(Dollars in thousands)
Assets
Loans	$1,293,985	$76,575	5.92%	$1,280,465	$72,990	5.70%
Debt securities – taxable	109,646	2,607	2.38%	114,132	2,444	2.14%
Debt securities – tax-exempt	52,009	1,941	3.73%	53,469	1,939	3.63%
Interest-bearing balances at banks	23,940	950	3.97%	11,177	490	4.38%
Federal funds sold	1,877	39	2.08%	1,625	48	2.95%
Federal Home Loan Bank stock	4,108	324	7.89%	4,441	392	8.83%
Total interest-earning assets	1,485,565	82,436	5.55%	1,465,309	78,303	5.34%
Cash and due from banks -noninterest bearing	16,628			20,213
Cash surrender value of life insurance	20,556			19,992
Premises and equipment, net	24,971			25,570
Unrealized gains (losses) on securities	(12,058)			(14,394)
Allowance for credit losses on loans	(14,613)			(15,014)
Other assets	36,224			28,732
Total assets	$1,557,273			$1,530,408
Liabilities and stockholders’ equity
Deposits
Demand, interest-bearing	$278,742	$3,944	1.41%	$263,885	$3,473	1.32%
Savings and money market	328,172	5,413	1.65%	321,348	5,252	1.63%
Time deposits	500,225	18,580	3.71%	506,421	21,123	4.17%
Total interest-bearing deposits	1,107,139	27,937	2.52%	1,091,654	29,848	2.73%
Federal Home Loan Bank advances	66,733	2,854	4.28%	75,136	3,821	5.09%
Securities sold under agreement to repurchase	22,373	766	3.42%	22,551	944	4.19%
Federal funds purchased and other borrowings	343	25	7.29%	229	25	10.92%
Subordinated debt	9,847	350	3.55%	9,823	350	3.56%
Total interest-bearing liabilities	1,206,435	31,932	2.65%	1,199,393	34,988	2.92%

	Year Ended December 31
	2025			2024
	Average Balance	Interest Income / Expense	Average Yield / Rate	Average Balance	Interest Income / Expense	Average Yield / Rate
	(Dollars in thousands)
Non-interest bearing demand deposits	174,416			173,159
Other noninterest bearing liabilities	26,062			17,799
Total liabilities	1,406,913			1,390,351
Stockholders’ equity	150,360			140,057
Total liabilities and stockholders’ equity	$1,557,273			$1,530,408
Net interest income / margin		$50,504	3.40%		$43,315	2.96%
Less tax equivalent adjustment		(408)			(407)
Net interest income		$50,096			$42,908

The volume and rate variances table below indicates the difference in interest earned and interest expense for each major category of interest-earning assets and interest-bearing liabilities, and the amount of such change attributable to changes in average balances (volume) or average interest rates. Volume variances are equal to the increase or decrease in average balance multiplied by the average rate in the prior period. Changes attributable to rate variances are equal to the increase or decrease in the average interest rate multiplied by the prior period average balance. Variances attributable to both rate and volume changes are equal to the change in rate multiplied by the change in average balance and are included below in the average volume column:
	Year Ended December 31, 2025
	Average Volume	Average Rate	Net Change
	(Dollars in thousands)
Income from interest-earning assets
Loans	$800	$2,785	$3,585
Debt securities – taxable	(107)	270	163
Debt securities – tax-exempt(1)	(54)	56	2
Interest-bearing balances at banks	506	(46)	460
Federal funds sold	5	(14)	(9)
Federal Home Loan Bank stock	(26)	(42)	(68)
Total interest income	$1,124	$3,009	$4,133
Expense from interest-bearing liabilities
Demand deposits, interest-bearing	$210	$261	$471
Savings and money market deposits	113	48	161
Time deposits	(230)	(2,313)	(2,543)
Total interest expense on deposits	93	(2,004)	(1,911)
Federal Home Loan Bank advances	(359)	(608)	(967)
Securities sold under agreement to repurchase	(6)	(172)	(178)
Federal funds purchased and other borrowings	8	(8)	—
Subordinated debt	1	(1)	—
Total interest expense	$(263)	$(2,793)	$(3,056)
Net interest income(1)	$1,387	$5,802	$7,189
Less tax equivalent adjustment			(1)
Net interest income			$7,188

(1)
Reflects tax equivalent adjustment for federal tax exempt income based on a 21% tax rate.

In 2025, net interest income was $50.1 million, an increase of $7.2 million, or 16.8%, from 2024. The $4.1 million increase in interest income also was offset by lower funding costs in 2025 in comparison to 2024.
Net interest margin is an important measure of profitability, and it represents net interest income divided by average earning assets. On a full-tax equivalent (“FTE”) basis, using the 21% statutory federal income tax rate, TYFG’s net interest margin was 3.40% and 2.96% in 2025 and 2024, respectively.
Individual components of interest income and expense are discussed below.
Interest Income
On a full-time equivalent basis, total interest income increased to $82.4 million in 2025, an increase of $4.1 million, or 5.3%, over 2024. The average balance of interest-earning assets increased by 1.4% in 2025. The yield on average interest-earning assets increased to 5.55% in 2025 compared to 5.34% in 2024.
Significant changes in individual components of interest income are discussed below. References to Interest income are on a full-time equivalent basis. Debt security balances refer to amortized cost.
Total interest income increased primarily due to a 1.4% increase in average loan volume and an improvement in loan yields due to general increases in mortgage interest rates and repricing of loans.
Interest income on loans increased $3.6 million, or 4.9%, to $76.6 million in 2025. The improvement was primarily due to significantly higher loan yields. The yield on average loan volume was 5.92% in 2025 compared to 5.70% in 2024, as loans that originated at lower rates in prior years were renewed or replaced with new volume at higher, current rates in 2025.
The 1.1% increase in average loan volume also improved interest income in 2025. Average loans outstanding were $1.3 billion in 2025 and 2024. Loan growth occurred in the commercial, consumer, and construction and land real estate segment of the portfolio. In some cases, real estate loans granted at promotional rates renewed at higher rates in 2025, thus improving TYFG’s interest income.
The average balance of TYFG’s entire debt securities portfolio decreased by $6.0 million in 2025. TYFG purchased $24 million and $3 million of debt securities in 2025 and 2024, respectively. In mid-March 2022, the Federal Reserve began to raise interest rates aggressively. To illustrate the effect, selected market rates at the dates indicated are scheduled below, according to the Federal Reserve Economic Data website.
	December 31,
Interest Rate	2025	2024	2023	2022	2021
30-Year Fixed Rate Mortgage	6.15%	6.85%	6.61%	6.42%	3.11%
10-Year Treasury Rate	4.18%	4.58%	3.88%	3.88%	1.52%
5-Year Treasury Rate	3.73%	4.38%	3.84%	3.99%	1.26%
Unrealized holding losses on available-for-securities, before deferred tax effects, were $9.2 million and $14.4 million in 2025 and 2024, respectively. The fair value of TYFG’s debt securities recovered to some degree in 2025.
Beginning with the Federal Open Market Committee (“FOMC”) meeting in September 2024, the FOMC began lowering interest rates with the target range for the federal funds rate decreasing by 100 basis points to a range of 4.25% to 4.50% by the end of 2024 and it continued to lower rates throughout 2025 to a range of 3.50 – 3.75% at the end of 2025. The decrease was expressly made in response to inflation moderating and the labor market weakening. These effects from interest rate changes or from other sustained economic stress or a recession, among other matters, could have a material adverse effect on TYFG’s business, financial condition, liquidity, and results of operations. TYFG measures interest rate risk under various rate scenarios and using specific criteria and assumptions. Although TYFG believes TYFG’s current level of interest rate sensitivity is reasonable and effectively managed, significant fluctuations in interest rates may have an adverse effect on TYFG’s business, financial condition and results of operations.

Interest income on taxable debt securities was $2.6 million in 2025, an increase of $163,000, or 7%, from the prior year. TYFG’s yield on taxable debt securities was 2.38% in 2025 and 2.14% in 2024.
Average interest-bearing balances at other banks increased by $12.8 million in 2025, resulting in higher interest income despite a decrease in yield. Interest income on balances at other banks was $950,000 in 2025 and $490,000 in 2024. The yield was 3.97% in 2025 and 4.38% in 2024. The lower yield in 2025 reflects rate cutting by the FOMC.
Dividends on FHLB stock decreased to $324,000 in 2025 from $392,000 in 2024. The decrease was primarily due to a 7.5% decrease in average balance, as TYFG was able to redeem stock because TYFG borrowed less from the FHLB in 2025. The timing of dividend payments and stock purchases and redemptions may distort the yield on average balances.
Interest Expense
The entire banking industry has experienced significantly higher funding costs since 2022 compared to prior years. However, with interest rate adjustments during the year, TYFG’s total interest expense has decreased from the prior year, from $35.0 million in 2024 to $31.9 million in 2025.
In 2025, total interest expense decreased 8.7% from the 2024 level. Average total interest-bearing liabilities increased 0.6% in 2025 while average non-interest bearing demand deposits increased 0.7%.
Reflecting customer preferences, average interest-bearing demand deposits increased 6% in 2025, compared to a decrease of 7% in 2024 from 2023. Similarly, average savings deposits and money market accounts increased 2% in 2025. In contrast, time deposit average balances decreased by 1% in 2025, following an increase of 27% in 2024. Historically, interest-bearing demand deposits, as well as savings and money market accounts, have been expensive funding sources than time deposits (i.e., certificates of deposit).
To remain competitive, TYFG increased deposit account interest rates in 2024. However, these rates leveled off during 2025. The rate on average interest-bearing deposits decreased to 2.52% in 2025, compared to 2.73% in 2024. To help right-size TYFG’s deposit rates, TYFG closely monitors interest rates offered by competitors. This process includes the use of an outside service to keep TYFG informed about current rates offered by competitors.
The cost of interest-bearing demand deposits increased 9 basis points to 1.41% in 2025, compared to 1.32% in 2024. The interest rate on savings and money market deposits was 1.65% in 2025 and 1.63% in 2024.
The average rate on TYFG’s time deposits was 3.71% and 4.17% in 2025 and 2024, respectively.
TYFG’s funding strategy in 2025 increased reliance on FHLB advances to fund loan growth. The 2025 year-end balance of FHLB advances was $77.9 million compared to $67.9 million at December 31, 2024. However, the average balance of FHLB advances was $66.7 million in 2025, a decrease of $8.5 million from 2024. The average rate on FHLB advances was 4.28% in 2025, compared to 5.09% in 2024. Similarly, interest expense on FHLB advances decreased $967,000 in 2025.
The average balance of securities sold under repurchase agreements decreased 0.8% in 2025. Like most short-term rates, the cost of repurchase agreements was lower in 2025, decreasing to 3.42% from 4.19% in 2024. The maturities of TYFG’s repurchase agreements are overnight and continuous.
In October 2021, TYFG issued $10 million of new subordinated debt with a fixed rate of 3.50%. The fixed rate will be in effect until October 15, 2026, at which time the rate will reset quarterly to the SOFR plus 266 basis points until the October 15, 2031, maturity date. TYFG may redeem the subordinated debentures, in whole or in part, on or after October 15, 2026, at 100% of principal amount plus accrued interest. Interest expense on subordinated debt includes amortization of the debt issuance costs.
Credit Loss Expense
Credit risk is inherent in the business of making loans. As discussed in the Critical Accounting Policies section, TYFG maintains an allowance for credit losses on loans through charges or credits to earnings, which are presented in the statements of income as credit loss expense or recovery of credit loss expense. Determining the appropriate level of the allowance involves a high degree of management judgment and is based upon historical and projected losses in the loan portfolio, including the fair value of collateral or discounted cash flows of specifically identified impaired loans. This process, by its nature, creates variability in the amount and frequency of charges or credits to TYFG’s earnings. Specifically identifiable and quantifiable known losses are promptly charged off against the allowance. Subsequent recoveries, if any, are credited to the allowance.
In 2025, TYFG’s credit loss expense on loans was $729,000, partially offset by $70,000 recovery of credit loss expense on off-balance sheet commitments. The expense is largely due to changes in the loss factors and the outstanding balances of certain loan pools. TYFG refined the loss factors in TYFG’s CECL model to include more current and relevant data. The loss factors applied to some of TYFG’s loan pools decreased, while other adjustments increased the estimated loss factors applied to the remaining loan pools. The net effect was a credit loss expense of $659,000.
Under the CECL methodology, TYFG uses reasonable and supportable forecasts to help determine expected credit losses. The key economic factors in TYFG’s forecasts are gross national product and unemployment levels.
Non-Interest Income
The following table sets forth TYFG’s various components of non-interest income.
	Year Ended December 31,		Increase (Decrease) in 2025
	2025	2024	Amount	Percentage
	(Dollars in thousands)
Non-interest income
Service charges on deposits	$1,129	$1,091	$38	3.5%
Mortgage banking income	11,257	9,924	1,333	13.4%
Debit card and ATM fees	1,810	1,834	(24)	(1.3)%
Insurance services	1,752	1,406	346	24.6%
Trust fees	242	268	(26)	(9.7)%
Other customer service fees	177	153	24	15.7%
Earnings on Bank-owned life insurance	575	542	33	6.1%
Gains (losses) on sales of securities	—	—	—
Other non-interest income	292	414	(122)	(29.5)%
Total non-interest income	$17,234	$15,632	$1,602	10.2%
Total non-interest income increased approximately $1.6 million from 2024, with the majority of the increase due to mortgage banking income increasing.
Insurance services revenue is generated by First State Insurance, a wholly owned subsidiary of First State Bank. First State Insurance had revenue of $1.8 million in 2025, a 25% increase from the prior year. First State Insurance continues to be profitable, with net income of $547,000 and $380,000 in 2025 and 2024, respectively.
The average balance of TYFG’s investment in life insurance policies was $20.6 million and $20.0 million in 2025 and 2024, respectively. The increase in cash surrender value resulted in a tax-exempt yield of 2.80% in 2025 and 2.71% in 2024. No death benefits were received in either year. As an investment, the policies are designed to be held until death of the insured.
Historically, most of TYFG’s mortgage banking activity occurred at First State Mortgage, a wholly owned subsidiary of First State Bank. On August 24, 2026, First State Mortgage completed a transaction to sell a substantial portion of its assets to Luminate Bank. Mortgage banking income improved by $654,000, or 37%, in 2025. Loan originations increased by 10.8% in 2025, following significant loan volume declines since 2021. First State Mortgage’s condensed balance sheets as of December 31, 2025 and 2024, and condensed income statements for the years then ended, follow.
First State Mortgage Condensed Financial Statements	At or for the Year Ended December 31,		Increase (Decrease)
	2025	2024	Amount	Percentage
	(Dollars in thousands)
Balance Sheets
Cash on deposit at the Bank	$8,888	$10,265	$(1,377)	(13.4)%
Loans held for sale	12,316	7,743	4,573	59.1%
Portfolio loans	1,700	1,698	2	0.1%
Allowance for credit losses	—	—	—	0.0%
Goodwill	2,193	2,193	—	0.0%
Other assets	1,681	1,306	375	28.7%
Total assets	$26,778	$23,205	$3,573	15.4%
Warehouse line of credit payable to the Bank	$11,738	$7,436	$4,302	57.9%
Other liabilities	2,527	2,139	388	18.1%
Owner’s equity	12,513	13,630	(1,117)	(8.2)%
Total liabilities and equity	$26,778	$23,205	$3,573	15.4%
Income Statements
Interest income on loans	$1,227	$1,306	$(79)	(6.0)%
Interest expense charged by the Bank	936	969	(33)	(3.4)%
Net interest income	291	337	(46)	(13.6)%
Credit loss expense	—	—	—
Net interest income after credit loss expense	291	337	(46)	(13.6)%
Mortgage banking income	9,914	8,869	1,045	11.8%
Non-interest expense
Salaries and benefits	9,722	9,480	242	2.6%
Occupancy and equipment	443	428	15	3.5%
Other non-interest expense	1,586	1,778	(192)	(10.8)%
Total non-interest expense	11,751	11,686	65	0.6%
Income (loss) before income taxes	(1,546)	(2,480)	934	(37.7)%
Income tax expense (benefit)	(429)	(709)	280	(39.5)%
Net income (loss)	$(1,117)	$(1,771)	$654	(36.9)%
First State Mortgage was structured to provide conventional and government-sponsored financing on 1 – 4 family residences. First State Mortgage’s profitability and mortgage loan volume were greatly affected by market interest rates. Rising interest rates, beginning in March 2022, substantially ended mortgage refinancing activity and slowed the pace of home sales. Demand for single family homes still exists, but the supply of existing homes on the market has been reduced in recent years.
The rise in three key interest rates affecting the mortgage industry and the higher rate environment greatly diminished TYFG’s mortgage loan originations and sales, as shown in the table below for TYFG on a consolidated basis (in thousands of dollars, for the calendar years presented).

	Years Ended December 31,
Mortgage loans held for sale	2025	2024	2023	2022	2021
Origination of loans held for sale	$341,972	$308,635	$303,475	$345,362	$707,119
Proceeds from loan sales	349,220	320,103	309,116	368,055	773,527
Net gain on sale of loans	10,925	10,290	8,930	10,633	30,293
Increase (decrease) in originations	10.8%	1.7%	(12.1)%	(51.2)%	(25.4)%
Increase (decrease) in loan sale gains	6.2%	15.2%	(16.0)%	(64.9)%
Consistent with the rise in interest rates and the decline in revenue, First State Mortgage incurred net losses of $1.1 million and $1.8 million in 2025 and 2024, respectively. The last time First State Mortgage was profitable was year-to-date December 31, 2021.
At December 31, 2025, First State Mortgage had 68 full-time equivalent employees, compared to 70 and 88 at year end 2024 and 2023, respectively. As noted previously, on August 24, 2026, First State Mortgage completed a transaction to sell a substantial portion of its assets to Luminate Bank.
Non-Interest Expense
The following table sets forth TYFG’s various components of non-interest expense, in thousands of dollars.
	Year Ended December 31,			Increase (Decrease)
	2025	2024	2023	Amount	Percentage
	(Dollars in thousands)
Non-interest expense
Salaries and employee benefits	$32,216	$31,063	$31,416	$1,153	3.7%
Occupancy	2,685	2,744	2,781	(59)	(2.2)%
Furniture and equipment	1,128	1,164	1,295	(36)	(3.1)%
Data processing	4,260	3,870	3,531	390	10.1%
FDIC insurance assessments	689	710	687	(21)	(3.0)%
Insurance	132	790	864	(658)	(83.3)%
Advertising and public relations	683	652	715	31	4.8%
Professional fees	2,331	1,558	1,243	773	49.6%
Other non-interest expense	4,074	3,416	3,212	658	19.3%
Total non-interest expense	$48,198	$45,967	$45,744	$2,231	4.9%
Efficiency ratio	71.6%	78.5%
Inflationary pressures eased some during the year and TYFG was successful in controlling non-interest expense in 2025 and 2024. Total non-interest expense increased about 4.9% in 2025. Salaries and employee benefits are TYFG’s largest non-interest cost, totaling $32.2 million in 2025.
TYFG’s consolidated full-time equivalent employees numbered 287 and 288 at year-end 2025 and 2024, respectively, and mostly unchanged. During 2024, most of the staff reduction was at First State Mortgage, including a layoff of some mortgage employees.
The efficiency ratio equals total non-interest expense divided by the sum of net interest income and total non-interest income. In general, the efficiency ratio is a measure of operating efficiency (the lower the ratio the better). TYFG’s efficiency ratio was 72% in 2025, which was down from 79% in 2024.
Income Taxes
Income tax expense was $4.8 million and $3.4 million in 2025 and 2024, respectively. The 41% increase in income tax expense was directionally consistent with the 33% increase in pre-tax income. TYFG’s effective income tax rate (income tax expense divided by pre-tax income) was 26.0% and 24.7% in 2025 and 2024, respectively, compared to the combined federal and state statutory income tax rate of approximately 28.5%. The difference between the combined federal and state statutory rate and TYFG’s effective tax rate is primarily due to tax-exempt interest income and earnings on Bank-owned life insurance.
Return on Equity and Assets
Net income divided by average assets and net income to average stockholders’ equity are important performance indicators. The following table presents information on TYFG’s return on average assets, return on average equity, equity to total assets, and dividend payout ratio, as of or for the years ended December 31.
	At or For the Years Ended December 31,
	2025	2024
Selected Financial Ratios
Return on average assets	0.88%	0.68%
Return on average equity	9.09%	7.45%
Stockholders’ equity to total assets	9.89%	9.30%
Dividend payout ratio	17.44%	19.66%
The improved return on average assets reflects TYFG’s 31% increase in earnings. Average assets increased approximately $27 million from the prior year. The increase in return on average equity results from the 10% increase in equity.
The year-end ratio of stockholders’ equity to total assets increased in 2025 because equity increased 10% and total assets increased 3.7%.
Stockholders’ equity increased in 2025 primarily due to the following:
•
net income of $13.7 million, less dividends paid of $2.4 million, and

•
purchase and retirement of common shares totaling $1.2 million, partially offset by $186,000 of stock options exercised.

Interest Rate Management
TYFG’s market risk exposure is primarily that of interest rate risk, and TYFG has established policies and procedures to monitor and limit earnings and balance sheet exposure to changes in interest rates. TYFG does not engage in the trading of financial instruments, nor does TYFG have exposure to currency exchange rates.
The principal objective of interest rate risk management (often referred to as “asset/liability management”) is to manage the financial components of TYFG in a manner that will optimize the risk/reward equation for earnings and capital in relation to changing interest rates. Interest rate risk is the potential of economic losses due to future interest rate changes. These economic losses can be reflected as a loss of future net interest income and/or a loss of current fair market values. The objective is to measure the effect on net interest income and to adjust the balance sheet to minimize the inherent risk while at the same time maximizing income. Management realizes certain risks are inherent, and that the goal is to identify and manage the risks. TYFG uses two methodologies to manage interest rate risk: (i) a standard GAP analysis; and (ii) an interest rate shock simulation model.
The planning of asset and liability maturities is an integral part of the management of a bank’s net interest margin. To the extent maturities of assets and liabilities do not match in a changing interest rate environment, the net interest margin may change over time. Even with perfectly matched repricing of assets and liabilities, risks remain in the form of prepayment of loans or securities or in the form of delays in the adjustment of rates of interest applying to either earning assets with floating rates or to interest-bearing liabilities.

Interest rate changes do not affect all categories of assets and liabilities equally or at the same time. Varying interest rate environments can create unexpected changes in prepayment levels of assets and liabilities, which may have a significant effect on the net interest margin and are not reflected in the interest sensitivity analysis table. Because of these factors, an interest sensitivity GAP report may not provide a complete assessment of the exposure to changes in interest rates.
TYFG uses modeling software for asset/liability management to simulate the effects of potential interest rate changes on First State Bank’s net interest margin, and to calculate the estimated fair values of First State Bank’s financial instruments under different interest rate scenarios. The program imports current balances, interest rates, maturity dates and repricing information for individual financial instruments, and incorporates assumptions on the characteristics of embedded options along with pricing and duration for new volumes to project the effects of a given interest rate change on First State Bank’s interest income and interest expense. Rate scenarios consisting of key rate and yield curve projections are run against TYFG’s investment, loan, deposit and borrowed fund portfolios. These rate projections can be shocked (an immediate and parallel change in all base rates, up or down) and ramped (an incremental increase or decrease in rates over a specified time), based on current trends and econometric models or stable economic conditions (unchanged from current actual levels). Critical assumptions in First State Bank’s interest rate risk model, like deposit betas, deposit rate change lags and decay rate assumptions, are reviewed and updated regularly to reflect current market conditions.
The following tables set forth the estimated changes in First State Bank’s annual net interest income, on a full-tax equivalent basis, and economic value of equity that would result from the designated instantaneous parallel shift in interest rates noted, and assuming a constant balance sheet with consistent product mix as of December 31, 2025.
	Increase (Decrease) in Estimated Net Interest Income(1) (Dollars in thousands)
Change in Interest Rates (basis points)	Amount	Percent
+300	$(2,431)	(4.6)%
+200	(322)	(0.6)%
+100	1,509	2.9%
0	—	0.0%
-100	2,436	4.6%
-200	2,686	5.1%
-300	2,476	4.7%
	Increase (Decrease) in Estimated Economic Value of Equity(1) (Dollars in thousands)
Change in Interest Rates (basis points)	Amount	Percent
+300	$(48,336)	(22.3)%
+200	(27,724)	(13.0)%
+100	(9,207)	(5.2)%
0	—	0.0%
-100	4,241	2.4%
-200	4,547	1.2%
-300	1,021	(2.4)%

(1)
Computations of prospective effects of hypothetical interest rate changes are for illustrative purposes only, are based on numerous assumptions including relative levels of market interest rates, loan prepayments and deposit decay, and should not be relied upon as indicative of actual results. These projections are forward-looking and should be considered in light of the Cautionary Note Regarding Forward-Looking Statements appearing previously in this document. Actual rates paid on deposits may differ from the hypothetical interest rates modeled due to competitive or market factors, which could reduce any actual impact on net interest income.
As with any method of gauging interest rate risk, there are certain shortcomings inherent to the methodology noted above. The model assumes interest rate changes are instantaneous parallel shifts in the yield curve. In reality, rate changes are rarely instantaneous. The use of the simplifying assumption that short-term and long-term rates change by the same degree may also misstate historic rate patterns, which rarely show parallel yield curve shifts. Further, the model assumes that certain assets and liabilities of similar maturity or period to repricing will react in the same way to changes in rates. However, certain types of financial instruments may react in advance of changes in market rates, while the reaction of other types of financial instruments may lag the change in general market rates. Additionally, the methodology noted above does not reflect the full impact of annual and lifetime restrictions on changes in rates for certain assets, such as adjustable-rate loans. When interest rates change, actual loan prepayments and actual early withdrawals from certificates of deposit may deviate significantly from the assumptions used in the model. Finally, this methodology does not measure or reflect the impact that higher rates may have on adjustable-rate loan customers’ ability to service their debt. All these factors are considered in monitoring TYFG’s exposure to interest rate risk.
Cash Flows
Operating activities provided $10.6 million and $13.5 million of cash in 2025 and 2024, respectively. Net income is a primary source of operating cash, as adjusted for certain items including gains on sales of assets, changes in income and expense accruals, and non-cash expenses such as depreciation and the provision for credit losses.
Mortgage banking activity was another important source of cash from operating activities, as shown in the following table.
Cash flows from mortgage loans held for sale (Dollars in thousands)	2025	2024
Proceeds from loan sales	$349,220	$320,103
Gains on sales of loans	(10,925)	(10,290)
Origination of loans held for sale	(341,972)	(308,635)
Net cash provided (used)	$(3,677)	$1,178
Net cash provided by (used in) investing activities was $(43.7) million and $28.4 million in 2025 and 2024, respectively. The primary use of investing cash flows was loan originations, net of principal collections, of $39.0 million in 2025.
In 2025, net cash used by investing activities was $4.8 million, primarily due to loan originations, net of principal collections, of $39.0 million.
Investing cash flows related to debt securities provided significant cash in 2024, as summarized below.
Cash flows from security purchases and maturities (Dollars in thousands)	2025	2024	Increase (Decrease)
Proceeds from maturities, paydowns, and calls	$19,281	$34,247	$(14,966)
Purchases of available-for-sale securities	(24,127)	(3,264)	(20,863)
Net cash provided	$(4,846)	$30,983	$(35,829)
Financing activities provided $37.7 million and used $24.9 million of net cash in 2025 and 2024, respectively. Net increases in deposits were $30.6 and $26.6 million in 2025 and 2024, respectively. Increases of FHLB advances of $10 million in 2025 helped fund loan growth. Reductions of FHLB advances used $48.1 million of financing cash in 2024, as management relied more on other funding sources.
Less significant sources and uses of cash from financing activities include cash dividends paid, purchases and retirement of TYFG’s common stock, and proceeds from stock options exercised. Netted together, these equity transactions used $1.8 million and $3.6 million of cash in 2025 and 2024, respectively.

Cash and cash equivalents increased $4.7 million and $17.0 million in 2025 and 2024, respectively. At year-end 2025 and 2024, cash and cash equivalents totaled $49.6 million and $45.0 million, respectively. TYFG considers cash and cash equivalents, in combination with other liquidity sources, to be adequate for TYFG’s operations.
Effects of Inflation
TYFG’s consolidated financial statements and accompanying footnotes have been prepared in accordance with GAAP, which generally require the measurement of financial position and operating results in terms of historical dollars without consideration for changes in the relative purchasing power of money over time due to inflation.
Because TYFG’s assets and liabilities are primarily monetary, interest rates have a greater impact on TYFG’s performance than the effects of inflation. However, inflation can affect certain aspects of TYFG’s operations, such as non-interest expense. Inflation may also affect TYFG’s customers’ operations, including their ability to repay loans. Accordingly, inflation is one of the factors TYFG considers in determining the allowance for expected credit losses on loans and off-balance sheet commitments.
Market Risk
Market risk is the risk of loss of future earnings, fair values, or future cash flows that may result from changes in the price of a financial instrument. The value of a financial instrument may change because of changes in interest rates, foreign currency exchange rates, commodity prices, equity prices and other market changes that affect market risk sensitive instruments. Market risk is attributed to all market risk sensitive financial instruments, including securities, loans, deposits and borrowings, as well as First State Bank’s role as a financial intermediary in customer-related transactions. The objective of market risk management is to avoid excessive exposure of earnings and equity to loss and to reduce the volatility inherent in certain financial instruments.
Reconciliation of Non-GAAP Financial Measures
TYFG’s accounting and reporting policies conform to GAAP and prevailing practices in the banking industry. However, certain non-GAAP performance measures and ratios are used by management to evaluate TYFG’s performance. TYFG believes these non-GAAP financial measures are common in the banking industry and may enhance comparability for peer comparison purposes. These non-GAAP measures should be supplemental to primary GAAP financial measures and should not be read in isolation or relied upon as a substitute for primary GAAP financial measures.
Management reviews yields on tax exempt debt securities and the net interest margin on an FTE basis. In this non-GAAP presentation, net interest income is adjusted to reflect tax-exempt interest income on an equivalent before-tax basis using tax rates effective as of the end of the period. This measure ensures comparability of net interest income arising from debt securities exempt from federal income tax. The following table summarizes components of FTE net interest income for the periods indicated.
	Year Ended December 31,
	2025	2024
	(Dollars in thousands)
Net interest income (GAAP)	$50,096	$42,908
Tax-equivalent adjustment on securities exempt from federal income tax	408	407
Net interest income, FTE (non-GAAP)	$50,504	$43,315
Average balance of total interest-earning assets	$1,485,565	$1,465,309
Net interest margin (annualized net interest income divided by the average balance of total interest-earning assets) (GAAP)	3.37%	2.93%
Net interest margin, FTE (annualized net interest income, FTE, divided by the average balance of total interest earning assets) (non-GAAP)	3.40%	2.96%

The efficiency ratio is a non-GAAP financial measure that is calculated by dividing non-interest expense by total revenue (net interest income plus non-interest income), and measures how much it costs to produce one dollar of revenue. The following table summarizes components of TYFG’s efficiency ratio for the periods indicated.
	Year Ended December 31,
	2025	2024
	(Dollars in thousands)
Non-interest expense	$48,198	$45,967
Net interest income	$50,096	$42,908
Non-interest income	17,234	15,632
Total Revenue	$67,330	$58,540
Efficiency ratio (non-interest divided by total revenue) (non-GAAP)	71.6%	78.5%
Selected Consolidated Financial Information — Periods Ended June 30, 2026 and June 30, 2025
Selected information about TYFG’s results for the six months ended June 30, 2026 and 2025 are scheduled below:
	Six Months Ended June 30,		Increase (Decrease)
Statement of Income Data	2026	2025	Amount	%
Interest income	$42,201	$39,638	$2,563	6.5%
Interest expense	14,353	15,756	(1,403)	(8.9)%
Net interest income	27,848	23,882	3,966	16.6%
Credit loss expense (recovery)	778	388	390	100.5%
Noninterest income	8,515	8,254	261	3.2%
Noninterest expense	23,839	23,522	317	1.3%
Income tax expense	3,157	2,165	992	45.8%
Net Income	$8,589	$6,061	$2,528	41.7%
	Six Months Ended June 30,		Increase (Decrease)
	2026	2025	Amount	%
Average Balances (Dollars in thousands)
Average earning assets	$1,502,550	$1,465,637	$36,913	2.5%
Average total assets	1,569,891	1,527,438	42,453	2.8%
Average stockholders’ equity	162,388	146,245	16,143	11.0%
Selected Financial Ratios
Return on average assets	1.10%	0.80%	0.30%	37.9%
Return on average equity	10.67%	8.36%	2.31%	27.6%
Net interest margin(1)	3.77%	3.31%	0.45%	13.6%
Stockholders’ equity to total assets	10.56%	9.53%	1.03%	10.8%
Dividend payout ratio	15.53%	19.70%	(4.17)%	(21.2)%

(1)
Reflects tax equivalent adjustment for federal tax exempt income based on a 21% tax rate.

Financial Condition
Total assets were $1.56 billion as of June 30, 2026 versus $1.60 billion as of December 31, 2025, a decrease of $33.6 million or 2.1%. Balance sheet compression was driven by decreases to total loans, net of the allowance for credit losses, which decreased $0.2 million or 1.4%.

Securities Portfolio
The securities portfolio serves the following purposes: (i) it provides a source of pledged assets for securing certain deposits and borrowed funds, as may be required by law or by specific agreement with a depositor or lender; (ii) it provides liquidity to even out cash flows from the loan and deposit activities of customers; (iii) it can be used as an interest rate risk management tool, since it provides a large base of assets, the maturity and interest rate characteristics of which can be changed more readily than the loan portfolio to better match changes in the deposit base and other funding sources of TYFG; and (iv) it is an alternative interest-earning use of funds when loan demand is weak or when deposits grow more rapidly than loans.
Consistent with our investment policy, our portfolio consists of (i) U.S. Treasury securities and U.S. Government sponsored entities’ debt securities for liquidity and pledging; (ii) mortgage-backed securities and collateralized mortgage obligations, which in many instances can also be used for pledging, and which generally enhance the yield of the portfolio; and (iii) municipal obligations, which provide tax free income and limited pledging potential.
All debt securities are classified as available-for-sale. Accounting guidance requires available-for-sale securities to be marked to fair value with an offset to accumulated other comprehensive income (loss), which is a component of stockholders’ equity. Regular adjustments are made to reflect changes in the fair value of our available-for-sale securities.
Our investment portfolio decreased $6.6 million from December 31, 2025, to June 30, 2026 with the paydown and maturities of securities to the portfolio.
The amortized cost and fair value of our Treasury securities were $13.0 million and $12.6 million, respectively at June 30, 2026. The amortized cost and fair value of our Treasury securities were $19.9 million and $19.1 million, respectively, at June 30, 2025. The amortized cost and fair value of our Treasury securities were $18.0 million and $17.5 million, respectively at December 31, 2025. Our federal agency obligations consist of securities issued by U.S. government-sponsored enterprises, primarily the FHLB. We also invest in SBA guaranteed loan participations.
Unrealized losses in our securities portfolio were due to increases in interest rates rather than credit deterioration. None of our securities has had a past due payment.
Absent credit quality concerns or further increases in market interest rates, unrealized losses on debt securities generally recover as the maturity date approaches.
Loan Portfolio
Our loan portfolio consists of various types of loans. The three segments of our loan portfolio are: commercial (including agricultural production); real estate; and consumer. At June 30, 2026 and December 31, 2025, the real estate segment comprised 88% of our loan portfolio. The real estate segment primarily consists of commercial and one-to-four family residential loans. Smaller portions of the real estate segment are agricultural loans and construction and land loans. Our loans are primarily to borrowers in the Illinois markets where we operate.
Commercial real estate loans are primarily secured by office and industrial buildings, warehouses, small retail shopping centers, single family and multi-family residential buildings, and various other properties including restaurants and hotels. None of our loans are secured by, or dependent on, office buildings in large urban centers such as downtown Chicago. Agricultural real estate loans are primarily for land acquisition and other long-term farm financing.
At June 30, 2026 and December 31, 2025, approximately 90% of our residential real estate loans were secured by first liens on one-to-four family residential properties. The rest of the portfolio consists of home equity loans and other home loans secured by junior liens. At origination, evaluation of borrower repayment ability includes a review of debt to income, credit scores, and certain other information. Collateral coverage is based on appraisals.
Construction and land development loans are generally secured by vacant land and/or property in the process of improvement, including (1) land development preparatory to erecting vertical improvements, and

(2) the construction of industrial, commercial, residential, or farm buildings. Repayment of these loans typically depends on the sale of the property to third parties or the successful and timely completion of the improvements by the builder for the end user.
Commercial and agricultural loans are primarily for working capital, asset acquisition or expansion, and other business purposes. Underwriting of these loans is based primarily on the historical and projected cash flow of the borrower, guarantor support and finally on the underlying collateral. Financial information obtained from borrowers, such as tax returns or accountant-prepared financial statements are used to evaluate debt service sufficiency. Such financial information and evaluations are updated periodically during the life of the loan.
Consumer loans for household, family, and other personal expenditures were less than 1% of our total loan portfolio. At the time of origination, we evaluate the borrower’s repayment ability primarily through a review of debt to income and credit scores.
Loan characteristics and risks and underwriting are described in more detail in our consolidated financial statements in the 2025 Annual Report and Form 10-K, primarily in accompanying Notes 1 and 4.
Loan volume in the first six months of 2026 decreased compared to year-end 2025. Total loans were approximately 3% fewer at June 30, 2026, compared to year-end 2025.
The following table sets forth loans within each segment of our portfolio at June 30, 2026 and year-end 2025, including their percentage of total loans and increase (decrease) through the second quarter of 2026:
	June 30, 2026	Dec. 31, 2025	June 30, 2026	Dec. 31, 2025	Increase (Decrease) in 2026 Percentage
	(Dollars in thousands)		Percent of Total Loans
Commercial
Commercial	$78,493	$71,872	6.2%	5.5%	9.2%
Agricultural	69,929	78,695	5.5%	6.0%	(11.1)%
Other	—	—	0.0%	0.0%
Real estate
Commercial real estate	524,518	549,247	41.2%	41.8%	(4.5)%
Agricultural real estate	162,118	169,779	12.7%	12.9%	(4.5)%
Consumer real estate	393,130	398,022	30.9%	30.3%	(1.2)%
Construction and land	36,827	39,916	2.9%	3.0%	(7.7)%
Consumer
Installment	4,910	4,470	0.4%	0.3%	9.8%
Vehicle	1,682	1,928	0.1%	0.1%	(12.8)%
Credit cards	1,282	1,365	0.1%	0.1%	(6.1)%
Total loans	1,272,889	1,315,294	100.0%	100.0%	(3.2)%
Allowance for credit losses	(14,789)	(14,992)	(1.2)%	(1.1)%	(1.4)%
Loans, net	$1,258,100	$1,300,302			(3.2)%

Past Due Loans
Loans past due are summarized in the following table.
	(Dollars in thousands)		Percentage of Total Loans
	June 30,	December 31,	June 30,	December 31,
Loans past due	2026	2025	2026	2025
30 – 89 days past due	$7,873	$6,125	0.62%	0.47%
90 or more days past due	5,380	5,253	0.42%	0.40%
Total loans past due 30 days or more	$13,253	$11,378	1.04%	0.87%
Past due loans remain at manageable levels. At June 30, 2026, three loans comprised 62% of total loans past due 90 days or more. Two of these loans had a balance of approximately $1.2 million each and were secured by owner-operated commercial real estate. The other is an approximate $1.7 million commercial loan that is secured by various collateral. Management believes cash flow from operations and, if necessary, collateral coverage will prevent or mitigate losses on these loans.
Sources of Funds
Our primary sources of funds are deposits, FHLB borrowings, proceeds from principal and interest payments on loans and investment securities and proceeds from the sale of mortgage loans. While maturities and scheduled amortization of loans are a predictable source of funds, deposit flows and mortgage prepayments are influenced by market interest rates, economic conditions, and customer behavior, all of which can change over time.
Deposits
The composition and cost of our deposit base are important components in analyzing our net interest margin and balance sheet liquidity. Our liquidity is impacted by the volatility of deposits, given the risk of that money leaving our Bank for rate-related or other reasons. Deposits can be adversely affected if economic conditions weaken, especially in the markets where we operate. Our most volatile deposits are those that exceed the FDIC deposit insurance limit. Rate sensitivity is another potential cause of deposit volatility, as customers may seek more attractive interest rates on their balances. Customers with higher balances may be more rate-sensitive than customers with smaller balances.
Total average interest-bearing deposits were $1.12 billion in the second quarter of 2026. Total deposits as of June 30, 2026 were $1.30 billion representing a $7.1 million (or 0.5%) decrease from year-end 2025. However, the majority of this decrease can be attributed to a reduction in brokered deposits, which decreased approximately $35 million from year end to June 30, 2026. At June 30, 2026, deposit categories were similar to year-end 2025 as a percent of total deposits.
We continue to participate in a program offered by the State of Illinois, whereby we obtain time deposit funding in exchange for commitments to make a certain amount of agricultural loans. The average balance of State of Illinois time deposits was $65.0 million at June 30, 2026 and December 31, 2025.
Deposits as of June 30, 2026 and year-end 2025 are presented below, together with the percentage increase (decrease) as of June 30, 2026:
Deposit Category (Dollars in thousands)	June 30, 2026	December 31, 2025	Increase (Decrease)	Increase (Decrease)
Demand, non-interest bearing	$182,756	$167,062	$15,694	9.4%
Demand, interest bearing	263,078	281,169	(18,091)	(6.4)%
Savings, including money market	369,762	344,147	25,615	7.4%
Time, $250 and over	150,452	145,357	5,095	3.5%
Time, under $250	330,758	366,188	(35,430)	(9.7)%
Total deposits	$1,296,806	$1,303,923	$(7,117)	(0.5)%

Maturities of time deposits as of June 30, 2026 are shown below:
Maturing Period (Dollars in thousands)	June 30, 2026	Percentage of Total
Within one year	$425,567	88.4%
Over one year through two years	40,965	8.5%
Over two years through three years	13,242	2.8%
Over three years through four years	1,096	0.2%
Over four years through five years	340	0.1%
Total time deposits	$481,210	100.0%
Core deposits are defined by the banking regulators as all deposit accounts of $250,000 and less, minus any fully insured brokered deposits of $250,000 or less. Our core deposits have been relatively stable, while our use of brokered deposits has declined in 2025 and the second quarter of 2026. Information about our core deposits and brokered deposits follows as of the dates indicated:
Core and Brokered Deposits (Dollars in thousands)	June 30, 2026	December 31, 2025
Core deposits	$1,137,646	$1,114,413
% of total deposits	87.7%	85.5%
Change from prior balance sheet date	$23,233	$20,527
% Change from prior balance sheet date	2.1%	1.9%
Brokered deposits	$9,996	$44,921
% of total deposits	0.8%	3.4%
A portion of our deposits are from state, county, and municipal customers. In general, public deposits exceed the FDIC insurance limits so, as allowed by law, we have specifically pledged a portion of our debt securities to collateralize these deposits. The banking regulators refer to collateralized public deposits as “preferred deposits.”
As shown below, uninsured and preferred deposit balances have been relatively stable. Estimated uninsured deposits and preferred deposits and their percentage to total deposits follow as of the dates indicated:
	June 30, 2026	December 31, 2025
Uninsured and Preferred Deposits
Estimated amount of uninsured deposits	$347,701	$331,528
Preferred deposits	110,907	107,862
Estimated uninsured deposits, net of preferred deposits	$236,794	$223,666
As a percent of total deposits
Estimated uninsured deposits	26.8%	25.4%
Estimated uninsured deposits, net of preferred deposits	18.3%	17.2%
Other Borrowings
We also used repurchase agreements as a funding source. Repurchase agreements provide secured borrowings from customers whose funds exceed FDIC deposit insurance limits. To repay these borrowings, we are required to repurchase identical securities to those that are sold. The average balance of securities sold under agreement to repurchase was $21.7 million and $22.4 million at June 30, 2026 and December 31, 2025, respectively.
We also maintain a borrowing arrangement with the FHLB. FHLB advances totaled $45.9 million at June 30, 2026, compared to $77.9 million at year-end 2025. The decrease in FHLB advances from year-end occurred from loan paydowns and cash and cash equivalents.

Off-Balance Sheet Arrangements
As a provider of financial services, we issue standby letters of credit. Standby letters of credit are conditional commitments issued by the Bank generally to guarantee the payment or performance obligation of a customer to a third party. While these standby letters of credit represent a potential outlay by us, a significant amount of the commitments may expire without being drawn upon. We have recourse against the customer for any amount the customer is required to pay to a third party under a standby letter of credit. The letters of credit are subject to the same credit policies, underwriting standards, and approval process as loans made by us. Most of the standby letters of credit are secured, and in the event of nonperformance by the customers, we have the right to the underlying collateral, which could include commercial real estate, physical plant and property, inventory, receivables, cash, and marketable securities. The contract amount of these standby letters of credit, which represents the maximum potential future payments guaranteed by us, was $6.4 million and $7.0 million at June 30, 2026 and December 31, 2025, respectively.
At June 30, 2026 and December 31, 2025, we had outstanding loan commitments, including letters of credit, totaling $384.6 million and $262.9 million, respectively. These commitments consist primarily of unfunded lines of credit and commitments to make loans.
We anticipate that sufficient funds will be available to meet current loan commitments. Commitments generally have fixed expiration dates or other termination clauses. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.
As required by ASC 326, we maintain an allowance for expected credit losses on off-balance sheet commitments. The allowance balance is included with other liabilities on our balance sheet. The allowance balance is calculated in the same manner as our allowance for credit losses on loans, except we estimate the percentage of off-balance sheet commitments that we will actually fund in the future. Our allowance for credit losses on off-balance sheet commitments was $1.9 million at June 30, 2026 and $1.0 million at December 31, 2025. There were no charge-offs of any off-balance sheet commitments in 2025 or through June 30, 2026.
Funding at the Company Level
At June 30, 2026 and December 31, 2025, TYFG had $10.0 million of subordinated debentures outstanding. These unsecured subordinated debentures mature in 2031.
In 2022, TYFG obtained a $10 million operating line of credit from Bankers’ Bank. The line of credit was most recently renewed in 2024 with a maturity date of October 29, 2026. The line of credit is secured by all the stock of the Bank and includes covenants specific to capital and other financial ratios. TYFG was in compliance with these covenants at June 30, 2026 and December 31, 2025. There were no borrowings on the line of credit during the second quarter of 2026 or during 2025.
TYFG primarily depends on dividends from the Bank for its cash needs. The Bank must maintain profitable operations and satisfy its capital requirements in order to pay dividends to its parent company. In addition to debt service, the parent company uses cash to pay dividends to its stockholders.
Results of Operations — Three and Six Months Ended June, 30, 2026 Compared to June 30, 2025
Net income for the first six months of 2026 was $8.6 million, which increased $2.5 million, or 41.7%, from $6.1 million for the comparable period of 2025. Diluted earnings per common share was $3.53 for the six months ended June 30, 2026, an increase of $1.01 from $2.52 in the comparable period of 2025.
Credit loss expense in the first six months of 2026 was $778,000, compared to a credit loss expense of $388,000 in the prior year period.

Selected information about TYFG’s results for the three months ended June 30, 2026 and 2025 is scheduled below:
	Three Months Ended June 30,		Increase (Decrease)
Statement of Income Data	2026	2025	Amount	%
Interest income	$21,231	$20,108	$1,123	5.6%
Interest expense	7,067	7,864	(797)	(10.1)%
Net interest income	14,164	12,244	1,920	15.7%
Credit loss expense (recovery)	1,083	(113)	1,196	(1058.4)%
Noninterest income	4,403	4,658	(255)	(5.5)%
Noninterest expense	11,842	12,222	(380)	(3.1)%
Income tax expense	1,525	1,286	239	18.6%
Net Income	$4,117	$3,507	$610	17.4%
	Three Months Ended June 30,		Increase (Decrease)
	2026	2025	Amount	%
Average Balances (Dollars in thousands)
Average earning assets	$1,501,728	$1,471,844	$29,884	2.0%
Average total assets	1,575,134	1,533,803	41,331	2.7%
Average stockholders’ equity	164,039	147,654	16,385	11.1%
Selected Financial Ratios
Return on average assets	1.10%	0.97%	0.13%	13.8%
Return on average equity	10.07%	9.63%	0.43%	4.5%
Net interest margin(1)	3.81%	3.40%	0.41%	12.0%
Stockholders’ equity to total assets	10.56%	9.53%	1.03%	10.8%
Dividend payout ratio	16.23%	17.02%	(0.80)%	(4.7)%

(1)
Reflects tax equivalent adjustment for federal tax exempt income based on a 21% tax rate.

Net income in the second quarter of 2026 was $4.1 million, which increased $0.6 million, or 17.4%, from $3.5 million for the comparable period of 2025. Diluted earnings per common share was $1.67 in the second quarter of 2026, an increase of $0.21 from $1.46 in the comparable period of 2025.
Credit loss expense in the second quarter of 2026 was $1.1 million, compared to credit loss recovery of $0.1 million in the prior year period. The credit loss expense in the second quarter is mostly attributable to an approximate $51 million increase in unfunded commitments during the quarter, which resulted in a larger reserve for the unfunded commitments.
Total assets were $1.56 billion as of June 30, 2026 versus $1.60 billion as of December 31, 2025, a decrease of $33.6 million or 2.1%. Balance sheet compression was driven by decreases to total loans, net of the allowance for credit losses, which decreased $0.2 million or 1.4%.
Individual components of net income are discussed in more detail below.
Comparison of Operating Results for the Periods Ended June 30, 2026 and 2025
Net Interest Income
TYFG’s net interest income was $27.8 million and $23.9 million for the six months ended June 30, 2026 and 2025, respectively. In the first six months of 2026, on a full-tax equivalent basis, TYFG’s net interest margin improved to 3.77% from 3.31% in the same period of 2025. The improvement in net interest margin was due primarily to higher loan yields and a decrease in the cost of time deposits and FHLB advances.

TYFG’s net interest income was $14.2 million and $12.2 million for the three months ended June 30, 2026 and 2025, respectively. In the second quarter of 2026, on a full-tax equivalent basis, TYFG’s net interest margin improved to 3.81% from 3.40% in the same period of 2025.
For the six months ended June 30, 2026, on a full-tax equivalent basis, total interest income improved by $2.6 million, or 6.5%, compared to the same period of 2025. The increase was due to higher loan yields. Loan pricing improved as older loans were renewed or replaced with new volume at higher, current rates. The loan yields increased to 5.69% from 5.48% for the same period in the prior year.
For the three months ended June 30, 2026, on a full-tax equivalent basis, total interest income improved by $1.1 million, or 5.6%, compared to the same period of 2025. Loan pricing improved as older loans were renewed or replaced with new volume at higher, current rates. The loan yields increased to 5.70% from 5.57% for the same period in the prior year.
During the six months ended June 30, 2026, the average amortized cost balance of debt securities was $160.0 million, or a 0.8% decrease from the comparable period of 2025.
For the six months ended June 30, 2026, dividends on FHLB stock increased to $157,000 from $147,000 in the comparable period of 2025. The timing of dividend payments and stock purchases and redemptions may distort the yield on average balances.
Interest expense decreased by $1.4 million, or nearly 8.9%, in the six months ended June 30, 2026, compared to the same period in 2025. Interest expense on time deposits decreased by $1.3 million because the average balance decreased slightly and the interest rate declined, from 3.81% to 3.40%. The cost of total interest-bearing deposits declined to 2.31% in six months ended June 30, 2026, from 2.57% in the comparable period of 2025.
Interest expense decreased by $0.8 million, or nearly 10.1%, in the three months ended June 30, 2026, compared to the same period in 2025. Interest expense on time deposits decreased by $0.7 million because the average balance decreased and the interest rate declined, from 3.78% to 3.33%. The cost of total interest-bearing deposits declined to 2.27% in the three months ended June 30, 2026, from 2.56% in the comparable period of 2025.
Average interest-bearing deposits in the six months ended June 30, 2026 were nearly 2% more than in the comparable period of 2025. Average time deposits decreased by nearly 3% and average interest-bearing demand deposits decreased by nearly 5%. Average savings and money market account balances increased nearly 15%, compared to the first six months of 2025.
Average interest-bearing deposits in the three months ended June 30, 2026 were nearly 2% more than in the comparable period of 2025. Average time deposits decreased by nearly 4% and average interest-bearing demand deposits decreased by nearly 5%. Average savings and money market account balances increased nearly 17% compared to the second quarter of 2025.
During the three months ended June 30, 2026, the rate on FHLB advances was 4.04% as compared to the 4.57% cost during the comparable period of 2025.
The following table sets forth information relating to average balances of interest-earning assets and interest-bearing liabilities for the six months ended June 30, 2026 and 2025. Non-accrual loans are included in average balances. The yields in the table below include the effect of deferred fees, discounts and premiums that are amortized or accreted to interest income or interest expense. This table reflects the average yields on assets and average costs of liabilities (derived by dividing income or expense by the average balance of assets or liabilities, respectively) as well as the “net interest margin” for the periods shown.

	Six Months Ended June 30,
	2026			2025
	Average Balance	Interest Income / Expense	Average Yield / Rate	Average Balance	Interest Income / Expense	Average Yield / Rate
	(Dollars in thousands)
Assets
Loans(1)(2)	$1,300,239	$39,153	6.07%	$1,278,533	$37,019	5.84%
Debt securities – taxable	111,121	1,452	2.64%	109,055	1,231	2.28%
Debt securities – tax-exempt(3)	50,397	981	3.93%	51,345	949	3.73%
Interest-bearing balances at banks	35,251	647	3.70%	21,167	471	4.49%
Federal funds sold	2,075	17	1.65%	2,103	20	1.92%
Federal Home Loan Bank stock	3,467	157	9.13%	3,434	147	8.63%
Total interest-earning assets	1,502,550	42,407	5.69%	1,465,637	39,837	5.48%
Cash and due from banks -noninterest bearing	16,900			16,299
Cash surrender value of life insurance	20,997			20,412
Premises and equipment, net	23,945			25,075
Unrealized gains (losses) on securities	(8,552)			(13,747)
Allowance for credit losses on loans	(14,940)			(14,488)
Other assets	28,991			28,250
Total assets	$1,569,891			$1,527,438
Liabilities and stockholders’ equity
Deposits
Demand, interest-bearing	$273,874	$1,705	1.26%	$284,177	$1,972	1.40%
Savings and money market	362,331	2,976	1.66%	319,795	2,655	1.67%
Time deposits	486,384	8,204	3.40%	500,296	9,464	3.81%
Total interest-bearing deposits	1,122,589	12,885	2.31%	1,104,268	14,091	2.57%
Federal Home Loan Bank advances	49,409	982	4.01%	48,512	1,121	4.66%
Securities sold under agreement to repurchase	21,724	303	2.81%	20,331	358	3.55%
Federal funds purchased and other borrowings	466	8	3.46%	420	11	5.28%
Subordinated debt	9,866	175	3.58%	9,841	175	3.59%
Total interest-bearing liabilities	1,204,054	14,353	2.40%	1,183,372	15,756	2.68%
Non-interest bearing demand deposits	183,836			178,895
Other noninterest bearing liabilities	19,613			18,926
Total liabilities	1,407,503			1,381,193
Stockholders’ equity	162,388			146,245
Total liabilities and stockholders’ equity	$1,569,891			$1,527,438
Net interest income / margin(3)		$28,054	3.77%		$24,081	3.31%
Less tax equivalent adjustment		(206)			(199)
Net interest income		$27,848			$23,882

(1)
Includes loans held for sale and nonaccrual loans.

(2)
Yield amounts on loans include fees.

(3)
Reflects tax equivalent adjustment for federal tax exempt income based on a 21% tax rate.

The following table sets forth average balances of interest-earning assets and interest-bearing liabilities for the three months ended June 30, 2026 and 2025. This table reflects the average yields on assets and average costs of liabilities (derived by dividing income or expense by the average balance of assets or liabilities, respectively) as well as the net interest margin for the periods shown.
	Three Months Ended June 30,
	2026			2025
	Average Balance	Interest Income / Expense	Average Yield / Rate	Average Balance	Interest Income / Expense	Average Yield / Rate
	(Dollars in thousands)			(Dollars in thousands)
Assets
Loans(1)(2)	$1,296,931	$19,677	6.09%	$1,285,692	$18,791	5.93%
Debt securities – taxable	107,805	739	2.75%	109,821	649	2.40%
Debt securities – tax-exempt(3)	52,424	482	3.69%	51,699	480	3.76%
Interest-bearing balances at banks	38,922	359	3.70%	19,329	216	4.53%
Federal funds sold	2,115	9	1.71%	1,783	10	2.27%
Federal Home Loan Bank stock	3,531	66	7.50%	3,520	63	7.26%
Total interest-earning assets	1,501,728	21,332	5.70%	1,471,844	20,209	5.57%
Cash and due from banks – noninterest bearing	16,261			16,342
Cash surrender value of life insurance	21,069			20,483
Premises and equipment, net	23,853			24,960
Unrealized gains (losses) on securities	(9,056)			(13,363)
Allowance for credit losses on loans	(14,890)			(14,552)
Other assets	36,169			28,089
Total assets	$1,575,134			$1,533,803
Liabilities and stockholders’ equity
Deposits
Demand, interest-bearing	$269,532	$822	1.22%	$284,633	$1,017	1.45%
Savings and money market	371,877	1,541	1.66%	319,223	1,304	1.66%
Time deposits	479,774	3,982	3.33%	498,106	4,638	3.78%
Total interest-bearing deposits	1,121,183	6,345	2.27%	1,101,962	6,959	2.56%
Federal Home Loan Bank advances	47,016	474	4.04%	55,595	627	4.57%
Securities sold under agreement to repurchase	21,709	152	2.81%	20,446	180	3.57%
Federal funds purchased and other borrowings	920	7	918	11	4.86%
Subordinated debt	9,869	88	3.58%	9,844	87	3.58%
Total interest-bearing liabilities	1,200,697	7,066	2.36%	1,188,765	7,864	2.68%
Non-interest bearing demand deposits	184,073			179,188
Other noninterest bearing liabilities	26,325			18,196

	Three Months Ended June 30,
	2026			2025
	Average Balance	Interest Income / Expense	Average Yield / Rate	Average Balance	Interest Income / Expense	Average Yield / Rate
	(Dollars in thousands)			(Dollars in thousands)
Total liabilities	1,411,095			1,386,149
Stockholders’ equity	164,039			147,654
Total liabilities and stockholders’ equity	$1,575,134			$1,533,803
Net interest income / margin(3)		$14,266	3.81%		$12,345	3.40%
Less tax equivalent adjustment		(101)			(101)
Net interest income		$14,165			$12,244

(1)
Includes loans held for sale and nonaccrual loans.

(2)
Yield amounts on loans include fees.

(3)
Reflects tax equivalent adjustment for federal tax exempt income based on a 21% tax rate.

Volume variances are equal to the increase or decrease in average balance multiplied by the average rate in the prior period. Changes attributable to rate variances are equal to the increase or decrease in the average interest rate multiplied by the prior period average balance. Variances attributable to both rate and volume changes are equal to the change in rate multiplied by the change in average balance and are included below in the average volume column.
The volume and rate variances table below indicate the difference in interest earned and interest expense for each major category of interest-earning assets and interest-bearing liabilities, and the amount of such change attributable to changes in average balances (volume) or average interest rates for the six months ended June 30, 2026.
	Six Months Ended June 30, 2026
	Increase (Decrease) Due to
	Average Volume	Average Rate	Net Change
	(Dollars in thousands)
Income from interest-earning assets
Loans	$654	$1,480	$2,134
Debt securities – taxable	27	194	221
Debt securities – tax-exempt(1)	(18)	50	32
Interest-bearing balances at banks	258	(82)	176
Federal funds sold	(0)	(3)	(3)
Federal Home Loan Bank stock	1	9	10
Total interest income	$922	$1,648	$2,570
Expense from interest-bearing liabilities
Demand deposits, interest-bearing	$(64)	$(203)	$(267)
Savings and money market deposits	349	(28)	321
Time deposits	(235)	(1,025)	(1,260)
Total interest expense on deposits	51	(1,257)	(1,206)
Federal Home Loan Bank advances	18	(157)	(139)
Securities sold under agreement to repurchase	95	(150)	(55)

	Six Months Ended June 30, 2026
	Increase (Decrease) Due to
	Average Volume	Average Rate	Net Change
	(Dollars in thousands)
Federal funds purchased and other borrowings	5	(8)	(3)
Subordinated debt	1	(1)	—
Total interest expense	169	(1,572)	(1,403)
Net interest income(1)	$753	$3,220	$3,973
Tax equivalent adjustment			(7)
Net interest income			$3,966

(1)
Reflects tax equivalent adjustment for federal tax exempt income based on a 21% tax rate.

The volume and rate variances table below indicate the difference in interest earned and interest expense for each major category of interest-earning assets and interest-bearing liabilities, and the amount of such change attributable to changes in average balances (volume) or average interest rates for the three months ended June 30, 2026.
	Three Months Ended June 30, 2026
	Increase (Decrease) Due to
	Average Volume	Average Rate	Net Change
	(Dollars in thousands)
Income from interest-earning assets
Loans	$379	$507	$886
Debt securities – taxable	(7)	97	90
Debt securities – tax-exempt(1)	12	(9)	3
Interest-bearing balances at banks	183	(40)	143
Federal funds sold	2	(3)	(1)
Federal Home Loan Bank stock	1	2	3
Total interest income	$570	$553	$1,124
Expense from interest-bearing liabilities
Demand deposits, interest-bearing	$(35)	$(160)	$(195)
Savings and money market deposits	233	4	237
Time deposits	(101)	(555)	(656)
Total interest expense on deposits	97	(711)	(614)
Federal Home Loan Bank advances	142	(295)	(153)
Securities sold under agreement to repurchase	128	(156)	(28)
Federal funds purchased and other borrowings	41	(45)	(4)
Subordinated debt	2	(1)	1
Total interest expense	409	(1,207)	(798)
Net interest income(1)	$161	$1,760	$1,922
Tax equivalent adjustment			(1)
Net interest income			$1,921

(1)
Reflects tax equivalent adjustment for federal tax exempt income based on a 21% tax rate.

Provisions for Credit Losses
Credit risk is inherent in the business of making loans. TYFG maintains an allowance for credit losses on loans through charges or credits to earnings, which are presented in the statements of income as credit loss expense or recovery of credit loss expense. Determining the appropriate level of the allowance involves a high degree of management judgment and is based upon historical and projected losses in the loan portfolio, including the fair value of collateral or discounted cash flows of specifically identified impaired loans. This process, by its nature, creates variability in the amount and frequency of charges or credits to TYFG’s earnings. Specifically identifiable and quantifiable known losses are promptly charged off against the allowance. Subsequent recoveries, if any, are credited to the allowance.
For the six months ended June 30, 2026, TYFG’s credit loss recovery on loans was $196,000 and the credit loss expense on off-balance sheet loans was $974,000. The loan portfolio decreased approximately $21 million during the quarter, with decreases in commercial real estate, agriculture operating loans, as well as smaller reductions in other pools. Economic conditions have been mixed, resulting in steady loss rate calculations for individual segments, while additional reserves for individually evaluated loans were slightly lower. Unfunded commitments were $234 million at the end of the quarter, which was an increase of $51 million from the prior quarter, which resulted in a reserve requirement of $1.2 million for the quarter.
Reserves for potential losses on individual problem loans were approximately $1.1 million at June 30, 2026 and December 31, 2025.
Non-Interest Income
The following table sets forth TYFG’s various components of non-interest income for the six months ended June 30, 2026 and 2025.
	Six Months Ended June 30,		Increase (Decrease)
	2026	2025	Amount	Percentage
	(In Thousands of Dollars)
Non-interest income
Service charges on deposits	530	$531	$(1)	-0.2%
Mortgage banking income	5,235	5,488	(253)	-4.6%
Debit card and ATM fees	912	896	16	1.8%
Insurance services	827	728	99	13.6%
Trust fees	93	102	(9)	-8.8%
Other customer service fees	90	93	(3)	-3.2%
Earnings on Bank-owned life insurance	289	281	8	2.8%
Gains (losses) on sales of securities	—	—	—
Other non-interest income	539	135	404	299.3%
Total non-interest income	$8,515	$8,254	$261	3.2%
The following table sets forth TYFG’s various components of non-interest income for the three months ended June 30, 2026 and 2025.
	Three Months Ended June 30,		Increase (Decrease)
	2026	2025	Amount	Percentage
	(In Thousands of Dollars)
Non-interest income
Service charges on deposits	$260	$271	$(11)	-4.1%
Mortgage banking income	2,700	3,310	(610)	-18.4%
Debit card and ATM fees	476	469	7	1.5%
Insurance services	355	319	36	11.3%

	Three Months Ended June 30,		Increase (Decrease)
	2026	2025	Amount	Percentage
	(In Thousands of Dollars)
Trust fees	57	65	(8)	-12.3%
Other customer service fees	47	48	(1)	-2.1%
Earnings on Bank-owned life insurance	146	142	4	2.8%
Gains (losses) on sales of securities	—	—	—
Other non-interest income	362	34	328	964.7%
Total non-interest income	$4,403	$4,658	$(255)	-5.5%

Non-interest income was $4.4 million in the three months ended June 30, 2026 and $4.7 million in the three months ended June 30, 2025, representing a 5% decline.
Insurance service revenue contributed to the increase in consolidated non-interest income in 2026. The timing of premium payments received from customers may skew insurance revenue from one quarter to the next. Insurance services revenue is generated by Tri-County Insurance Services, Inc. (d/b/a First State Insurance) (“First State Insurance”), a wholly-owned subsidiary of First State Bank. First State Insurance had revenue of $827,000 in the six months ended June 30, 2026, an increase of $99,000, or 14%, from the same period in 2025. The revenue increase in 2026 was primarily due to incentive commissions received from insurers as well as increase in policies. First State Insurance continues to be profitable, with net income of $231,000 and $201,000 in the six months ended June 30, 2026 and 2025, respectively.
The average balance of TYFG’s investment in life insurance policies was $21.0 million and $20.4 million during the first six months of 2026 and 2025, respectively. The increase in cash surrender value resulted in a tax exempt yield of 2.78% during the six months ended June 30, 2026 and 2025.
The average balance of TYFG’s investment in life insurance policies was $21.1 million and $20.5 million during the second quarter of 2026 and 2025, respectively. The increase in cash surrender value resulted in a tax exempt yield of 2.78% and 2.81% during the three months ended June 30, 2026 and 2025, respectively. There was one death claim during the quarter, which resulted in an approximate gain of $170,000 during the period. As an investment, the policies are designed to be held until death of the insured.
As stated in Note 18 — Subsequent Events, First State Mortgage has entered into a letter of intent to dispose of substantially all assets of First State Mortgage as a condition precedent provided in the merger agreement. Mortgage banking income decreased by $253,000, or 5%, in the six months ended June 30, 2026 compared to the same period in 2025.
In the three months ended June 30, 2026, mortgage banking income decreased $610,000, or 18%, compared to the same period of 2025. The refinancing activity continues to be low.
Non-Interest Expense
The following table sets forth the various components of TYFG’s non-interest expense for the six months ended June 30, 2026 and 2025.
	Six Months Ended June 30,		Increase (Decrease)
	2026	2025	Amount	Percentage
	(Dollars in thousands)
Non-interest expense
Salaries and employee benefits	$16,044	$15,458	$586	3.8%
Occupancy	1,382	1,335	47	3.5%
Furniture and equipment	536	575	(39)	(6.8)%
Data processing	2,026	2,044	(18)	(0.9)%

	Six Months Ended June 30,		Increase (Decrease)
	2026	2025	Amount	Percentage
	(Dollars in thousands)
FDIC insurance assessments	356	338	18	5.3%
Insurance	78	62	16	25.8%
Advertising	307	327	(20)	(6.1)%
Professional fees	860	1,296	(436)	(33.6)%
Other non-interest expense	2,250	2,087	163	7.8%
Total non-interest expense	$23,839	$23,522	$317	1.3%
Efficiency ratio	65.6%	73.2%	(7.6)%	(10.4)%
FTE employees at quarter-end	279	286	(7)	(2.4)%
The following table sets forth the various components of TYFG’s non-interest expense for the three months ended June 30, 2026 and 2025.
	Three Months Ended June 30,		Increase (Decrease)
	2026	2025	Amount	Percentage
	(Dollars in thousands)
Non-interest expense
Salaries and employee benefits	$8,041	$7,906	$135	1.7%
Occupancy	706	666	40	6.0%
Furniture and equipment	251	292	(41)	(14.0)%
Data processing	1,031	1,054	(23)	(2.2)%
FDIC insurance assessments	179	171	8	4.7%
Insurance	39	31	8	25.8%
Advertising	161	171	(10)	(5.8)%
Professional fees	487	924	(437)	(47.3)%
Other non-interest expense	947	1,007	(60)	(6.0)%
Total non-interest expense	$11,842	$12,222	$(380)	(3.1)%
Efficiency ratio	63.8%	72.3%	(8.5)%	(11.8)%
FTE employees at quarter-end	279	286	(7)	(2.4)%
In the three months ended June 30, 2026, TYFG’s efficiency ratio decreased to 64% from 72% for the comparable period of 2025. The lower efficiency ratio results from significantly higher net interest income and non-interest income.
Income Taxes
Income tax expense was $3.2 million and $2.2 million in the six months ended June 30, 2026 and 2025, respectively. The 25% increase in income tax expense was directionally consistent with the 43% increase in pre-tax income. TYFG’s effective income tax rate (income tax expense divided by pre-tax income) was 26.9% and 26.3% in the first six months of 2026 and 2025, respectively, compared to the combined federal and state statutory income tax rate of approximately 28.5%. The difference between the combined federal and state statutory rate and TYFG’s effective tax rate is primarily due to tax-exempt interest income and earnings on Bank-owned life insurance.

DESCRIPTION OF HBT CAPITAL STOCK
As a result of the merger, TYFG stockholders who receive shares of HBT common stock in the merger will become stockholders of HBT. HBT stockholders’ rights will be governed by Delaware law and the restated certificate of incorporation and the amended and restated by-laws of HBT as may be amended and in effect from time to time. The following description of the material terms of HBT’s capital stock, including the common stock to be issued in the merger, reflects the anticipated state of affairs upon completion of the merger. We urge all TYFG stockholders to read carefully and in their entirety the applicable provisions of Delaware law, HBT’s restated certificate of incorporation and amended and restated by-laws and federal law governing bank holding companies. Copies of HBT’s restated certificate of incorporation and HBT’s amended and restated by-laws have been filed with the SEC. To find out where copies of these documents can be obtained, see “Where You Can Find More Information.”
General
HBT’s authorized capital stock consists of 125,000,000 shares of common stock, par value $0.01 per share, and 25,000,000 shares of undesignated preferred stock. As of the record date, there were 36,365,612 shares of HBT common stock outstanding. In addition, as of the record date, 1,501,940 shares of HBT common stock were reserved for issuance upon vesting of awards of performance shares and restricted stock units under HBT’s equity compensation plans.
Because HBT is a holding company, the rights of HBT to participate in any distribution of assets of any subsidiary upon its liquidation or reorganization or otherwise (and thus the ability of HBT stockholders to benefit indirectly from such distribution) would be subject to the prior claims of creditors of that subsidiary, except to the extent that HBT itself may be a creditor of that subsidiary with recognized claims. Claims on HBT’s subsidiaries by creditors other than HBT will include substantial obligations with respect to deposit liabilities and purchased funds.
Preferred Stock
HBT’s restated certificate of incorporation authorizes the HBT Board to authorize the issuance of shares of HBT preferred stock without stockholder approval. The HBT Board is authorized to divide the preferred stock into series and, subject to applicable law, to fix for any series of preferred stock the number of shares of such series and the voting powers (if any), designations and preferences, priorities, qualifications, privileges, limitations, restrictions, options, conversion rights, dividend features, retirement features, liquidation features, redemption features and any other special or relative rights that may be desired for any such series. If and when any HBT preferred stock is issued, the holders of HBT preferred stock may have a preference over holders of HBT common stock in the payment of dividends, upon liquidation of HBT, in respect of voting rights and in the redemption of the capital stock of HBT.
Common Stock
Dividends.   Subject to the rights of any series of preferred stock authorized by the board of directors as provided by HBT’s restated certificate of incorporation, the holders of HBT common stock are entitled to dividends as and when declared by the HBT board of directors out of funds legally available for the payment of dividends.
Voting Rights.   Each holder of HBT common stock has one vote for each share held on matters presented for consideration by the stockholders. Except as otherwise required by law or provided in any resolution adopted by the HBT Board with respect to any series of preferred stock, the holders of HBT common stock possess all voting power. HBT’s restated certificate of incorporation does not provide for cumulative voting in the election of directors.
Preemptive Rights.   The holders of HBT common stock have no preemptive rights and no right to convert their stock into any other securities.
Redemption and Sinking Fund.   There are no redemption or sinking fund provisions applicable to HBT common stock. The holders of HBT common stock will have no liability for further calls or assessments and will not be personally liable for the payment of HBT’s debts except as they may be liable by reason of their own conduct or acts.
Issuance of Stock.   HBT’s restated certificate of incorporation authorizes the HBT Board to authorize the issuance of shares of HBT common stock and any other securities without stockholder approval. However, HBT common stock is listed on the Nasdaq Stock Market, which requires stockholder approval of the issuance of additional shares of HBT common stock under certain circumstances. The General Corporation Law of the State of Delaware (the “DGCL”) also requires stockholder approval of the issuance of additional shares of HBT common stock under certain circumstances.
Liquidation Rights.   In the event of liquidation or dissolution, subject to the rights of any outstanding series of preferred stock and creditors of HBT, the holders of HBT common stock are entitled to share in all assets remaining for distribution to holders of HBT common stock according to their interests therein.

COMPARISON OF STOCKHOLDER RIGHTS
The rights of HBT stockholders are governed by the DGCL, and HBT’s restated certificate of incorporation (“HBT’s certificate”) and amended and restated bylaws (“HBT’s bylaws”). The rights of TYFG’s stockholders are governed by the DGCL and TYFG’s certificate of incorporation, as amended (“TYFG’s articles”), and bylaws (“TYFG’s bylaws”). After the merger, the rights of TYFG’s and HBT stockholders will be governed by the DGCL and HBT’s certificate and HBT’s bylaws. The following discussion summarizes the material differences between the rights of TYFG stockholders and the rights of HBT stockholders. We urge you to review HBT’s certificate, HBT’s bylaws, TYFG’s articles and TYFG’s bylaws carefully and in their entirety.
	HBT	TYFG
Authorized Capital Stock	HBT’s certificate provides that the authorized capital stock of HBT consists of 150,000,000 shares, 125,000,000 of which are common stock and 25,000,000 of which are preferred stock.	TYFG’s certificate provides that the authorized capital stock of TYFG consists of 5,567,500 shares, 5,000,000 of which are common stock, par value $1.00 per share, 100,000 of which are preferred stock, with no par value, and 467,500 of which are non-voting common stock, par value $1.00 per share.
Size of Board of Directors	HBT’s certificate provides that the HBT Board shall be determined to HBT’s bylaws.	TYFG’s certificate provides that the TYFG Board shall consist of no less than nine and no more than fifteen directors, to be fixed from time to time by the TYFG Board.
HBT’s bylaws provide for the HBT Board to initially consist of eight directors and, thereafter, as determined by resolution of the board of directors. HBT’s Board currently has nine directors.
Classes of Directors	HBT’s bylaws provide that the HBT Board consists of one class of directors, elected on an annual basis.	TYFG’s bylaws provide that the TYFG Board consists of three classes of directors, elected on a rolling annual basis with one class of directors up for election at each annual meeting.
Removal of Directors	Under HBT’s bylaws, any HBT director may be removed, with or without cause, by the affirmative vote of the holders of at least a majority of the shares then entitled to vote in the election of directors.	Under TYFG’s bylaws, any director may be removed, but only for cause by the affirmative vote of the holders of not less than 75% of the voting power of all of the shares of TYFG entitled to vote for the election of directors.
If a director is elected by a class or series of shares, they may be removed without cause only by the stockholders of that class or series.

	HBT	TYFG
Filling Vacancies on the Board of Directors	Under HBT’s bylaws any vacancy occurring in the HBT Board may be filled by a majority vote of the remaining directors, although less than a quorum.	Under TYFG’s certificate and bylaws, any vacancy occurring in the TYFG Board may be filled by a majority vote of the remaining directors, although less than a quorum.
Nomination of Director Candidates by Stockholders	HBT’s bylaws provide that any stockholder nominating a director candidate for election must (i) be a stockholder of record at both the time of giving notice of the nomination and at the time of the annual meeting, (ii) be entitled to vote at the annual meeting and (iii) comply with certain customary notice procedures.	TYFG’s bylaws provide that the TYFG Board or any stockholder entitled to vote for the election of directors may make a nomination for the election of directors. Stockholders desiring to nominate an individual for election must provide notice in writing not less than 14 days prior to any meeting of the stockholders called for the election of directors. Each such notice must set forth the name, age, business address, the residence address, if known, of each nominee proposed in such notices, the principal occupation or employment of each nominee, the number of shares of capital stock of TYFG which are beneficially owned by each nominee and evidence of the nominee’s willingness to serve as a director.
Calling Special Meetings of Stockholders	HBT’s certificate provides that a special meeting of stockholders may only be called by HBT’s Chairperson or by written resolution adopted by an affirmative vote of a majority of the HBT Board.	TYFG’s certificate provides that a special meeting of stockholders may only be called by the Chief Executive Officer, the President or the Chairman, a majority of the TYFG Board, or by the Secretary at the request in writing of stockholders owning a majority in amount of the TYFG shares entitled to vote for the election of directors.
Quorum	HBT’s bylaws provide that the holders of a majority of the voting power of the outstanding shares of stock entitled to vote at the meeting of the stockholders will constitute a quorum, except where otherwise provided by law or HBT’s Certificate of Incorporation.	TYFG’s bylaws provide that the holders of a majority of the capital stock issued and outstanding and entitled to vote, which are present in person or represented by proxy, will constitute a quorum at all meetings of the stockholders, unless otherwise provided by statute or TYFG’s Certificate of Incorporation.

	HBT	TYFG
Where a separate vote by class, classes or series is required, the holders of a majority of the voting power of the outstanding shares of such class, classes or series, present or in person represented by a proxy, will constitute a quorum to take action on such matter.
Stockholders Proposals	HBT’s bylaws provide that stockholder proposals must comply with certain customary notice procedures, including delivery not later than ninety (90) days and not more than one hundred twenty (120) days prior to the first anniversary of the preceding year’s annual meeting of stockholders.	TYFG’s bylaws provide that stockholder proposals must be delivered to TYFG’s principal executive offices not less than 60 nor more than 90 days prior to the date of the meeting; provided, however, that, if less than 70 days’ notice of the date of the meeting is given by TYFG, notice must be delivered not later than the close of business on the 10th day following the day on which notice of the date of the scheduled meeting was first mailed to stockholders. Such notice shall set forth as to each matter proposed to be brought before the meeting: (i) a brief description of the proposal and the reasons for conducting such business at the meeting; (ii) any material interest of such stockholder in the proposal; (iii) the name and record address of the stockholder proposing such business; and (iv) the class, series and number of shares of TYFG’s capital stock beneficially owned by such stockholder.
The officer presiding over the meeting may reject any proposal which is not timely or otherwise does not comply with the requirements set forth in TYFG’s bylaws.

	HBT	TYFG
Notice of Stockholders Meetings	HBT’s bylaws provide that HBT must notify stockholders between 10 and 60 days before any stockholder meeting of the place, date and time of the meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called.	TYFG’s certificate and bylaws provide that TYFG must notify stockholders not less than 10 and not more than 60 days before any stockholder meeting of the place, date and time of the meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called.
Indemnification of Directors and Officers	HBT’s certificate and bylaws provide that HBT will indemnify, to the fullest extent permitted by Delaware law, each person who is or was serving at the request of HBT as a director, officer, employee or agent of HBT or of another enterprise.	TYFG’s certificate and bylaws provide that TYFG will indemnify, to the fullest extent permitted by Delaware law, each person who is or was serving at the request of TYFG as a director, officer, employee or agent of TYFG or of another enterprise.
Amendments to Certificate of Incorporation, Articles of Incorporation and Bylaws	HBT’s certificate may be amended by the affirmative vote of the holders of at least a majority of the shares then entitled to vote; provided that no holder of common stock shall be entitled to vote on any amendment or alteration of the certificate that alters, amends or changes the powers or rights of any preferred stock if the holders of such stock are entitled to vote. HBT’s bylaws provide that HBT’s bylaws may be altered, amended or repealed and new bylaws may be adopted by the HBT Board or the affirmative vote of the holders of at least a majority of the shares then entitled to vote.
TYFG’s certificate may be amended, altered, changed or repealed by the affirmative vote of at least 75% of the voting power of all the outstanding shares of capital stock of TYFG.
TYFG’s bylaws provide that TYFG’s bylaws may be amended or repealed by the TYFG Board.

Forum Selection Clause	HBT’s bylaws provide for exclusive forum in the State of Delaware, unless HBT otherwise consents in writing to the selection of an alternative forum.	TYFG’s certificate provides for exclusive forum in the State of Delaware, unless TYFG consents in writing to the selection of an alternative forum.

SECURITY OWNERSHIP OF CERTAIN
TYFG BENEFICIAL OWNERS AND MANAGEMENT AND RELATED
STOCKHOLDER MATTERS
The following table sets forth information regarding the beneficial ownership of TYFG’s common stock, as of September 10, 2026, by:
•
each stockholder known by us to beneficially own more than 5% of our outstanding common stock;

•
each of our named executive officers;

•
each of our directors; and

•
all of our directors and executive officers as a group.

TYFG has determined beneficial ownership in accordance with the rules of the SEC. For purposes of calculating each person’s percentage ownership, common stock issuable pursuant to options exercisable within 60 days are included as outstanding and beneficially owned for that person or group, but are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as disclosed in the footnotes to this table and subject to applicable community property laws, TYFG believes that each person identified in the table has sole voting and investment power over all of the shares shown opposite such person’s name.
The percentage of beneficial ownership is based on 2,427,703 shares of TYFG common stock outstanding as of September 10, 2026.
Except as otherwise indicated, the address for each stockholder listed in the table below is: c/o Tri-County Financial Group, Inc., 706 Washington St., Mendota, Illinois 61342.
	Number of Shares Beneficially Owned(1)
Name	#	%
5% stockholders:
Castle Creek Capital Partners VI, LP(2)	563,064	23.6%
Robert F. Vickrey	143,100	5.9%
AllianceBernstein L.P.(3)	215,914	8.9%
Directors and named executive officers:
Spencer T. Cohn(4)	0
Lana J. Eddy(5)	3,250	*
John Holland III(6)	4,316	*
Kenneth D. Otterbach(7)	15,650	*
Thomas K. Prescott(8)	69,546	2.9%
Kirk L. Ross(9)	13,350	*
Julie Setchell(10)	15,100	*
Rene Shaffer	0	*
Kathleen Stevenson(11)	4,900	*
Goodwin W. Toraason(12)	36,500	1.5%
All directors and executive officers as a group (10 persons)	163,412	6.6%

*
Indicates one percent or less.

(1)
Beneficial ownership includes shares of unvested restricted stock that stockholders are entitled to vote but does not include shares underlying performance based restricted stock units that are subject to vesting to the extent performance objectives are achieved.

(2)
Consists of 563,064 shares of voting common stock held by Castle Creek. The address of Castle Creek is 11682 El Camino Road, Suite 320, San Diego, California 92130. The natural persons who have or share voting and/or dispositive powers over the shares held are the managing principals of Castle Creek’s general partner.

(3)
The address of AllianceBernstein L.P. is 66 Hudson Boulevard E, New York, NY 10001. The number of shares beneficially owned as provided in this table were reported in the Schedule 13G filed by AllianceBernstein L.P. on August 14, 2026.

(4)
Excludes the 563,064 shares of voting common stock held by Castle Creek. Mr. Cohn, a director of an affiliate of Castle Creek, is not deemed to beneficially own the shares held by Castle Creek pursuant to applicable SEC rules.

(5)
Consists of 3,250 shares underlying options that are currently exercisable.

(6)
This includes 516 shares owned by Mr. Holland and his spouse jointly; and 3,800 shares are underlying options that are currently exercisable.

(7)
This includes 7,400 shares underlying options that are currently exercisable.

(8)
This includes 8,848 shares owned by Mr. Prescott and his spouse jointly and 7,400 shares underlying options that are currently exercisable.

(9)
This includes 7,750 shares underlying options that are currently exercisable, and 700 shares owned by Mr. Ross through a tax-deferred account (e.g., in an IRA).

(10)
This includes 8,600 shares owned by Mrs. Setchell and her spouse jointly and 6,500 shares underlying options that are currently exercisable.

(11)
This includes 1,100 shares owned and 3,800 shares underlying options that are currently exercisable.

(12)
This includes 34,900 shares owned by Mr. Toraason and his spouse jointly; and 2,400 shares underlying options that are currently exercisable.

VALIDITY OF SECURITIES
The validity of the HBT common stock to be issued in connection with the merger has been passed upon for HBT by Vedder Price P.C., Chicago, Illinois. Certain U.S. federal income tax consequences of the merger have been passed upon by Vedder Price P.C., Chicago, Illinois, and by Barack Ferrazzano Kirschbaum & Nagelberg LLP, Chicago, Illinois.

EXPERTS
The consolidated financial statements of HBT Financial, Inc. and subsidiaries as of December 31, 2025 and 2024 and for each of the years in the three-year period ended December 31, 2025, incorporated into this proxy statement/prospectus by reference from the Annual Report on Form 10-K of HBT Financial, Inc. for the year ended December 31, 2025, and the effectiveness of internal control over financial reporting as of December 31, 2025, have been audited by RSM US LLP, an independent registered public accounting firm, as stated in their reports thereon incorporated herein by reference, and have been incorporated into this proxy statement/prospectus in reliance upon such reports and upon the authority of such firm as experts in accounting and auditing.
The consolidated financial statements of Tri-County Financial Group, Inc. and its subsidiaries as of and for the years ended December 31, 2025 and 2024, have been audited by Forvis Mazars, LLP, independent registered public accounting firm, as set forth in their report thereon, and included in Amendment No. 1 of this registration statement on Form S-4. Such consolidated financial statements have been included herein in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
The consolidated financial statements of CNB Bank Shares, Inc. and its subsidiary (CNB) as of December 31, 2025 and 2024 and for the years then ended, have been audited by Forvis Mazars, LLP, independent auditors, as set forth in their report thereon, included in HBT Financial, Inc.’s Amendment No. 1 to the Current Report on Form 8-K filed on April 29, 2026 and incorporated by reference in Amendment No. 1 of this registration statement on Form S-4. Such consolidated financial statements have been incorporated by reference herein in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

OTHER MATTERS
As of the date of this proxy statement/prospectus, the TYFG Board knows of no matter that will be presented for consideration at its special meeting other than as described in this proxy statement/prospectus. If any other matters properly come before the special meeting, or any adjournments thereof, and are voted upon, the enclosed proxies will be deemed to confer discretionary authority on the individuals that they name as proxies to vote the shares represented by those proxies as to any of these matters. The individuals named as proxies intend to vote or not to vote in accordance with the recommendation of the TYFG Board.

WHERE YOU CAN FIND MORE INFORMATION
HBT has filed a registration statement with the SEC under the Securities Act that registers the issuance to TYFG stockholders of the shares of HBT common stock to be issued in the merger.
The registration statement, of which this proxy statement/prospectus is a part, including the attached appendices and exhibits, contains additional relevant information about HBT and its common stock, TYFG and the combined company.
HBT is required to file annual, quarterly and current reports, proxy statements and other information with the SEC. HBT’s filings with the SEC are available to the public through the SEC’s Internet website at http://www.sec.gov. You can also find information about HBT by visiting HBT’s website at http://ir.hbtfinancial.com. Information contained on these websites does not constitute part of this proxy statement/prospectus.
The SEC allows HBT to “incorporate by reference” information into this proxy statement/prospectus. This means that HBT can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this proxy statement/prospectus, except for any information that is superseded by information that is included directly in this proxy statement/prospectus or information that is subsequently filed with the SEC.
This proxy statement/prospectus incorporates by reference the documents listed below that HBT has previously filed with the SEC (other than the portions of those documents deemed to be furnished rather than filed). They contain important information about HBT and HBT’s financial condition:
•
Annual Report on Form 10-K for the year ended December 31, 2025;

•
Definitive Proxy Statement on Schedule 14A for HBT’s 2026 Annual Meeting of Stockholders filed on April 8, 2026;

•
Quarterly Reports on Form 10-Q for the quarters ended March 31, 2026 and June 30, 2026;

•
Current Reports on Form 8-K filed on January 28, 2026, February 2, 2026, March 2, 2026, as amended on April 29, 2026, March 11, 2026, March 25, 2026, April 29, 2026, May 21, 2026, July 27, 2026 and August 10, 2026; and

•
The description of HBT common stock set forth in HBT’s registration statement on Form 8-A filed on October 10, 2019 and as Exhibit 4.2 to its 2019 Annual Report on Form 10-K filed on March 27, 2020, and any amendment or report filed for the purpose of updating any such description.

In addition, HBT is incorporating by reference additional documents that it may file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (i) after the date of filing of the initial registration statement (of which this proxy statement/prospectus forms a part) and prior to the effectiveness of such registration statement and (ii) between the date of this proxy statement/prospectus and the date of TYFG’s special meeting (other than documents or portions of those documents furnished (but not filed) with the SEC). These documents include periodic reports, such as Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.
HBT has supplied all information contained or incorporated by reference in this proxy statement/prospectus relating to HBT. TYFG has supplied all information contained in this proxy statement/prospectus relating to TYFG. You can obtain any of the documents incorporated by reference in this proxy statement/prospectus from HBT through HBT’s Internet website at https://ir.hbtfinancial.com/, or from the SEC through the SEC’s Internet website at http://www.sec.gov. Documents incorporated by reference are available from HBT without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this proxy statement/prospectus.

You can also obtain documents incorporated by reference in this proxy statement/prospectus by requesting them in writing at the address, or by telephone, as specified below:
HBT Financial, Inc.
Attention: Corporate Secretary 401
North Hershey Road
Bloomington, Illinois 61704
(888) 897-2276
You will not be charged for any of these documents that you request. In order for you to receive timely delivery of the documents, you must request them no later than October 22, 2026, in order to receive them before the special meeting. If you request any incorporated documents, HBT will mail them to you by first-class mail, or another equally prompt means, within one business day after it receives your request.
We have not authorized anyone to give any information or make any representation about the merger agreement or the merger or our companies that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that HBT has incorporated into this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS OF
TRI-COUNTY FINANCIAL GROUP, INC.

Report of Independent Registered Public Accounting Firm
To the Shareholders, Board of Directors, and Audit Committee
Tri-County Financial Group, Inc. and Subsidiaries
Mendota, Illinois
Opinion on the Consolidated Financial Statements
We have audited the accompanying consolidated balance sheets of Tri-County Financial Group, Inc. and Subsidiaries (the “Company”) as of December 31, 2025 and 2024, the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2025, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2025 and 2024, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2025, in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits.
We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
We have served as the Company’s auditor since 2019.
/s/ Forvis Mazars, LLP
St. Louis, Missouri
March 6, 2026

TRI-COUNTY FINANCIAL GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
December 31, 2025 and 2024
(000s omitted except share data)
	2025	2024
ASSETS
Cash and due from banks	$46,193	$42,418
Federal funds sold	3,446	2,558
Cash and cash equivalents	49,639	44,976
Debt securities available-for-sale, at fair value (amortized cost $162,742 and $158,009, respectively)	154,207	143,735
Federal Home Loan Bank stock, at cost	3,572	3,420
Mortgage loans held for sale	12,688	9,011
Loans, net of allowance for credit losses of $14,992 and $14,444, respectively	1,300,302	1,261,965
Bank-owned life insurance	20,844	20,269
Foreclosed assets, net	101	920
Bank premises and equipment, net	24,330	25,344
Goodwill and other intangibles	8,678	8,700
Accrued interest receivable	8,222	7,474
Other assets	13,138	13,470
Total assets	$1,595,721	$1,539,284
LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Deposits:
Noninterest-bearing	$167,062	$176,978
Interest-bearing	1,136,861	1,096,318
Total deposits	1,303,923	1,273,296
Federal Home Loan Bank advances and other borrowings	77,917	67,917
Securities sold under agreements to repurchase	23,105	22,679
Dividends payable	607	611
Accrued interest payable and other liabilities	22,539	21,753
Subordinated debt, net of debt issuance costs of $146 and $166, respectively	9,859	9,834
Total liabilities	1,437,950	1,396,090
Stockholders’ equity:
Common stock, $1 par value; 5,000,000 shares authorized; 2,375,138 and 2,394,193 shares issued and outstanding, respectively	2,375	2,394
Additional paid-in-capital	20,426	21,212
Retained earnings	141,073	129,793
Accumulated other comprehensive loss	(6,103)	(10,205)
Total stockholders’ equity	157,771	143,194
Total liabilities and stockholders’ equity	$1,595,721	$1,539,284
See Notes to Consolidated Financial Statements.

TRI-COUNTY FINANCIAL GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
For the years ended December 31, 2025 and 2024
(000s omitted except share data)
	2025	2024
Interest income:
Loans, including fees	$75,231	$71,553
Debt securities:
Taxable	2,607	2,444
Tax-exempt	1,533	1,532
Mortgage loans held for sale, including fees	1,344	1,437
Dividends	324	392
Other	989	538
Total interest income	82,028	77,896
Interest expense:
Deposits	27,937	29,848
Federal Home Loan Bank advances and other borrowings	3,229	4,196
Securities sold under agreements to repurchase	766	944
Total interest expense	31,932	34,988
Net interest income	50,096	42,908
Credit loss (recovery) of credit loss expense on loans	729	(1,446)
Credit loss (recovery) of credit loss expense on off-balance sheet credit exposures	(70)	162
Net interest income after credit loss expense	49,437	44,192
Non-interest income:
Trust department	242	268
Customer-service fees	1,306	1,244
Mortgage banking	11,257	9,924
Insurance services	1,752	1,406
Other	2,677	2,790
Total non-interest income	17,234	15,632
Non-interest expenses:
Salaries and employee benefits	32,216	31,063
Occupancy	2,685	2,744
Furniture and equipment	1,128	1,164
Other	12,169	10,996
Total non-interest expenses	48,198	45,967
Income before income taxes	18,473	13,857
Income tax expense	4,810	3,428
Net income	$13,663	$10,429
Earnings per common share:
Basic	$5.73	$4.32
Diluted	$5.67	$4.28
See Notes to Consolidated Financial Statements.

TRI-COUNTY FINANCIAL GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
For the years ended December 31, 2025 and 2024
(000s omitted except share data)
	2025	2024
Net income	$13,663	$10,429
Other comprehensive income (loss):
Unrealized holding gains (losses) on available-for-sale debt securities	5,739	(79)
Income tax effect	(1,637)	23
Other comprehensive income (loss), net of taxes	4,102	(56)
Total comprehensive income	$17,765	$10,373
See Notes to Consolidated Financial Statements.

TRI-COUNTY FINANCIAL GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
For the years ended December 31, 2025 and 2024
(000s omitted except share data)
	Common Stock and Non-Voting Common Stock(1)	Additional Paid-in- Capital	Retained Earnings	Accumulated Other Comprehensive Loss	Total
Balance, December 31, 2023	2,423	22,455	121,414	(10,149)	136,143
Net income	—	—	10,429	—	10,429
Other comprehensive loss	—	—	—	(56)	(56)
Cash dividends on common stock ($0.85 per share)	—	—	(2,050)	—	(2,050)
Purchases and retirement of 45,175 Shares of common stock	(46)	(1,869)	—	—	(1,915)
Stock-based compensation expense	—	161	—	—	161
Stock options, exercised (17,010 shares)	17	465	—	—	482
Balance, December 31, 2024	$2,394	$21,212	$129,793	$(10,205)	$143,194
Net income	—	—	13,663	—	13,663
Other comprehensive income	—	—	—	4,102	4,102
Cash dividends on common stock ($1.00 per share)	—	—	(2,383)	—	(2,383)
Purchases and retirement of 24,800 Shares of common stock	(25)	(1,126)	—	—	(1,151)
Stock-based compensation expense	—	160			160
Stock options exercised (5,745 shares)	6	180	—	—	186
Balance, December 31, 2025	$2,375	$20,426	$141,073	$(6,103)	$157,771

(1)
The Company’s stock previously included 467,500 shares of nonvoting stock, all of which converted into voting stock during 2024.

See Notes to Consolidated Financial Statements.

TRI-COUNTY FINANCIAL GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the years ended December 31, 2025 and 2024
(000s omitted except share data)
	2025	2024
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$13,663	$10,429
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	1,489	1,535
Amortization of intangibles	22	23
Net amortization of securities	112	49
Amortization of debt issuance costs	25	24
Provision (recovery) of credit loss expense	659	(1,284)
Deferred income tax	(308)	(229)
Net loss (gain) on sales of foreclosed assets	25	(31)
Net gain on sales of bank premises and equipment	(6)	(21)
Net gain on sale of loans	(10,925)	(10,290)
Stock-based compensation expense	160	161
Net mortgage servicing rights amortization	205	447
Origination of loans held for sale	(341,972)	(308,635)
Proceeds from loans held for sale	349,220	320,103
Change in accrued interest receivable	(748)	98
Change in bank-owned life insurance	(575)	(541)
Change in other assets	(1,200)	891
Change in accrued interest payable and other liabilities	785	767
Net cash provided by operating activities	10,631	13,496
CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from maturities, paydowns and calls of available-for-sale debt securities	19,281	34,247
Purchases of available-for-sale debt securities	(24,127)	(3,264)
Net redemptions of FHLB stock	2,094	3,314
Purchases of FHLB stock	(2,246)	(969)
Loan (originations) and principal collections, net	(38,996)	(3,955)
Proceeds from sales of foreclosed assets	794	98
Proceeds from sales of bank premises and equipment	6	138
Purchases of bank premises and equipment, net	(475)	(1,211)
Net cash provided by (used in) investing activities	(43,669)	28,398
See Notes to Consolidated Financial Statements.

TRI-COUNTY FINANCIAL GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS (continued)
For the years ended December 31, 2025 and 2024
(000s omitted except share data)
	2025	2024
CASH FLOWS FROM FINANCING ACTIVITIES:
Net change in deposits	$30,627	$26,565
Net change in securities sold under agreements to repurchase	426	191
Cash dividends paid	(2,387)	(2,176)
Purchases and retirement of common stock	(1,151)	(1,915)
Net change in short-term FHLB advances and other borrowings	(8,000)	(31,000)
Advances on long-term FHLB advances and other borrowings	33,000	32,917
Payments on long-term FHLB advances and other borrowings	(15,000)	(50,000)
Proceeds from stock options exercised	186	482
Net cash provided by (used in) financing activities	37,701	(24,936)
Increase in cash and cash equivalents	4,663	16,958
Cash and cash equivalents:
Beginning of the year	44,976	28,018
Ending of the year	$49,639	$44,976
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash payments for interest paid:
Deposits	$28,298	$29,599
Securities sold under agreements to repurchase	766	945
FHLB advances and other borrowings	3,186	3,909
Total	$32,250	$34,453
Income taxes paid:
Federal	$4,029	$2,021
State and local Illinois	1,632	883
Other	248	(51)
Total	$5,909	$2,853
SUPPLEMENTAL DISCLOSURES OF NONCASH AND FINANCING ACTIVITIES:
Foreclosed assets acquired in settlement of loans	$0	$886
Dividends payable	$607	$611
Lease liabilities arising from obtaining right-of-use assets	$263	$0
See Notes to Consolidated Financial Statements.

TRI-COUNTY FINANCIAL GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2025 and 2024
(000s omitted except share data)
(1)   Significant Accounting Policies:
Principles of consolidation:
The accompanying consolidated financial statements include the accounts of Tri-County Financial Group, Inc. (Company) and its wholly owned subsidiaries, First State Bank (Bank), Tri-County Insurance Services, Inc. (Insurance Company), and First State Mortgage (Mortgage Banking Company). The Bank consolidates subsidiaries in which it holds more than 50-percent ownership. The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (GAAP) and conform to general practices within the banking industry. All significant intercompany transactions have been eliminated.
Nature of operations:
The Company provides a variety of banking and mortgage banking services and insurance services to individuals and businesses principally through its main facilities in Mendota and branches in LaMoille, Peru, Streator, McNabb, Ottawa, Bloomington, Geneva, North Aurora, St. Charles, Batavia, Shabbona, Waterman, Sycamore, Rochelle, Princeton, West Brooklyn, Champaign and Earlville, Illinois, with additional mortgage banking offices in Illinois and Wisconsin. The Company’s primary deposit products are demand deposits and certificates of deposit and its primary lending products are agribusiness, commercial, real estate mortgage and installment loans and secondary market mortgage activities.
The Company is divided into two reportable segments: Commercial Banking and Mortgage Banking. Commercial Banking provides a full range of loan and deposit products to individual consumers and businesses in all markets through retail lending, deposit services, online banking, mobile banking, private banking, commercial lending, commercial real estate lending, agricultural lending, and other banking services. Mortgage banking provides residential mortgage banking products through five offices in Illinois and one office in Wisconsin through our Mortgage Banking Company. The majority of the loans are sold with servicing released.
Use of estimates:
The preparation of the accompanying consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
Material estimates that are particularly susceptible to significant changes relate to the determination of the allowance for credit losses and valuation of goodwill.
Significant group concentrations of credit risk:
Most of the Company’s activities are with customers located in the area and communities noted above. Note 3 details the types of securities in which the Company invests. Note 4 details the types of lending in which the Company engages. A substantial portion of the Company’s loans are with entities involved in the agricultural industry.
Cash and cash equivalents:
For purposes of reporting cash flows, cash and cash equivalents are defined as those amounts included in cash and due from banks and federal funds sold, which are sold overnight.

TRI-COUNTY FINANCIAL GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
December 31, 2025 and 2024
(000s omitted except share data)
(1)   Significant Accounting Policies: (continued)
Trust assets:
Assets of the trust department, other than trust cash on deposit at the Bank, are not included in these consolidated financial statements because they are not assets of the Company.
Debt securities available-for-sale:
Debt securities are classified as available for sale (AFS) and recorded at fair value, with unrealized gains or losses excluded from earnings and reported in other comprehensive income (loss).
Purchase premiums are recognized in interest income using the interest method over the terms of the debt securities and are amortized/accreted to the earliest of call or maturity date. Discounts are recognized in interest income using the interest method over the term of the securities. Gains and losses on the sale of debt securities are recorded on the trade date and are determined using the specific identification method.
When the fair value of securities is below the amortized cost and the Company will not be required to sell the security before recovery of its amortized cost basis, the Company evaluates whether the decline in fair value has resulted from credit losses or other factors. If the present value of cash flows expected to be collected from the security are less than the amortized cost basis of the security, an allowance for credit losses is recorded for the credit loss, limited to the amount that the fair value is less than the amortized cost basis. Any impairment that has not been recorded through an allowance for credit losses is recognized in other comprehensive income (loss).
Accounting Treatment
Circumstances of Impairment Considerations	Credit Component	Remaining Portion
Not intended for sale or more likely than not that the Bank will not have to sell before recovery of cost basis	Recognized as an allowance for credit loss	Recognized in other comprehensive income (loss)
Intended for sale or more likely than not that the Bank will be required to sell before recovery of cost basis	Recognized in earnings
Allowance for Credit Losses — available-for-sale debt securities:
For available-for-sale debt securities in an unrealized loss position, the Company first assesses whether (1) there is intention to sell or (2) it is more likely than not that the Company will be required to sell the security before recovery of its amortized cost basis. If either case is affirmative, any previously recognized allowances are charged off and the security’s amortized cost is written down to fair value through income. If neither case is affirmative, the security is evaluated to determine whether the decline in fair value has resulted from credit losses or other factors. In making this assessment, management considers the extent to which fair value is less than amortized cost, any changes to the rating of the security by a rating agency and any adverse conditions specifically related to the security, among other factors. If this assessment indicates that a credit loss exists, the present value of cash flows expected to be collected from the security are compared to the amortized cost basis of the security. If the present value of cash flows expected to be collected is less than the amortized cost basis, a credit loss exists and an allowance for credit losses is recorded for the credit loss, limited by the amount that the fair value is less than the amortized cost basis. Any impairment that has not been recorded through an allowance for credit losses is recognized in other comprehensive income. Adjustments to the allowance are reported in our income statement as a component of credit loss expense. The Company excludes accrued interest receivable on available-for-sale securities from the estimate of credit losses. Available-for-sale securities are charged off against the allowance or, in the absence of any

TRI-COUNTY FINANCIAL GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
December 31, 2025 and 2024
(000s omitted except share data)
(1)   Significant Accounting Policies: (continued)
allowance, written down through income when deemed uncollectible by management or when either of the aforementioned criteria regarding intent or requirement to sell is met.
Federal Home Loan Bank stock:
The Bank, as a member of the Federal Home Loan Bank (FHLB) system, is required to own a certain amount of stock based on the level of borrowings and may invest in additional amounts. FHLB stock is carried at cost since no ready market exists and it has no quoted market value. FHLB stock is periodically evaluated for impairment based on the ultimate recovery of par value.
Mortgage loans held for sale and loan servicing:
Mortgage loans held for sale are carried at the lower of cost or fair value in the aggregate. Net unrealized losses, if any, are recognized through a valuation allowance by charges to non-interest income. The majority of the Company’s mortgage loans held for sale are generated through the Mortgage Banking Company. Changes in fair value are recorded in mortgage banking income in the consolidated statements of income.
The Company does retain some of the servicing on the loans sold through the Mortgage Banking Company within the Company’s markets.
Mortgage loans held for sale through the Bank are sold with the mortgage servicing rights retained by the Bank. Gains or losses on sales of mortgage loans are recognized based on the difference between the selling price and the carrying value of the related mortgage loans sold. These gains or losses are included in mortgage banking income in the consolidated statements of income.
Mortgage servicing rights are recognized as separate assets when rights are acquired through a sale of loans. Generally, for sales of mortgage loans, a portion of the cost of originating the loan is allocated to the servicing right based on relative fair value. Fair value is based on market prices for comparable mortgage servicing contracts, when available. The Company subsequently measures each class of servicing asset using the amortization method. Under the amortization method, servicing rights are amortized in proportion to and over the period of estimated net servicing income of the underlying loans. Capitalized mortgage servicing assets are reported in other assets and are assessed for impairment at least annually.
Servicing fee income is recorded for fees earned from servicing loans. The fees are based on a contractual percentage of the outstanding principal and are recorded as mortgage banking income when earned.
Mortgage loan sales:
The Company generally sells mortgage loans held for sale without recourse. However, the Company’s agreements to sell residential mortgage loans in the normal course of business usually require certain representations and warranties on the underlying loans sold, related to credit information, loan documentation, collateral, and insurability, which if subsequently are untrue or breached, could require the Company to repurchase certain loans affected. The potential liability under these representations and warranties is estimated as a liability and any losses incurred and resulting expense are netted with mortgage banking income.
Mortgage banking income:
Mortgage banking income includes the fees generated from the underwriting and origination of mortgage loans held for sale along with the gains or losses realized from the sale of these loans, net of

TRI-COUNTY FINANCIAL GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
December 31, 2025 and 2024
(000s omitted except share data)
(1)   Significant Accounting Policies: (continued)
origination costs, the changes in fair values of mortgage loan derivatives, servicing right income, amortization, and servicing fee income.
Loans:
Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at amortized cost basis, which is the unpaid principal balance outstanding, net of unearned income and deferred loan fees and costs. The Company has made a policy election to exclude accrued interest from the amortized cost basis of loans and report accrued interest separately from the related loan balance in the consolidated balance sheets.
Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized in interest income over the life of the loan without anticipating prepayments.
Loans are considered past due or delinquent when the contractual principal and/or interest due in accordance with the terms of the loan agreement or any portion thereof remains unpaid after the due date of the scheduled payment. The accrual of interest income on loans is typically discontinued at the time the loan is 90 days delinquent unless the loan is well-secured and in process of collection, or if full collection of interest or principal becomes doubtful. All interest accrued but not received for a loan placed on non-accrual is reversed against interest income. Interest received on such loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Under the cost-recovery method, interest income is not recognized until the loan balance is reduced to zero. Under the cash-basis method, interest income is recorded when the payment is received in cash. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.
Allowance for credit losses (ACL) — Loans:
The allowance for credit losses (ACL) on loans represents a valuation allowance estimated at each balance sheet date in accordance with GAAP that is deducted from the loans’ amortized cost basis to represent the net amount expected to be collected on the loan portfolio.
The Company estimates the ACL on loans based on the underlying assets’ amortized cost basis, which is the amount at which the receivable is originated or acquired, adjusted for applicable accretion or amortization of premium, discount, and net deferred fees or costs, collection of payment, and partial charge-offs. In the event that collection of principal becomes uncertain, the Company has policies in place to reverse accrued interest in a timely manner. Therefore, the Company has made a policy election to exclude accrued interest from the measurement of the ACL on loans.
Expected credit losses are reflected in the ACL on loans through a charge to provision for credit losses on loans. When the Company deems all or a portion of a financial asset to be uncollectible, the appropriate amount is written off and the ACL on loans is reduced by the same amount. The Company applies judgment to determine when a financial asset is deemed uncollectible; however, generally speaking, an asset will be considered uncollectible no later than when all efforts of collection have been exhausted and the collateral, if any, has been liquidated. Subsequent recoveries, if any, are credited to the ACL on loans when received.
The Company’s methodologies for estimating the ACL on loans consider available relevant information about the collectability of cash flows, including information about past events, current conditions and reasonable and supportable forecasts. The methodologies apply historical loss information, adjusted for asset-specific characteristics, economic conditions at the measurement date, and forecasts about future economic

TRI-COUNTY FINANCIAL GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
December 31, 2025 and 2024
(000s omitted except share data)
(1)   Significant Accounting Policies: (continued)
conditions expected to exist through the contractual lives of the financial assets that are reasonable and supportable to the identified pools of financial assets with similar risk characteristics for which the historical loss experience was observed. The Company’s methodologies may revert to historical loss information on a straight-line basis over a number of quarters when it can no longer develop reasonable and supportable forecasts.
Loans are predominantly segmented by FDIC Call Report Codes into loan pools that have similar risk characteristics, similar collateral type and are assumed to pose consistent risk of loss to the Company.
The Company measures expected credit losses for its loan portfolio segments as follows:
Loan Portfolio Segment	ACL Methodology
Commercial and industrial	Discounted cash flow
Commercial agricultural	Discounted cash flow
Commercial other	Discounted cash flow
Real estate – commercial	Discounted cash flow
Real estate – consumer	Discounted cash flow
Real estate – agricultural	Discounted cash flow
Real estate – construction and land	Discounted cash flow
Consumer installment	Remaining life
Consumer vehicle	Remaining life
Credit cards	Other
Discounted cash flow method (DCF) — The DCF methodology is used to develop cash flow projections at the instrument level wherein payment expectations are adjusted for estimated prepayment speed and curtailments and expected losses are calculated via a gross loss rate and recovery rate assumption. The modeling of expected prepayment speeds and curtailment rates are based on industry data.
The Company uses regression analysis on historical internal and peer data to determine suitable loss drivers to utilize when modeling expected losses. For all loan pools utilizing the DCF method, management utilizes a forecast unemployment rate and gross domestic product as its primary loss drivers, as these were determined to best correlate to historical losses.
With regard to the DCF model, management determined that four quarters represented a reasonable and supportable forecast period with reversion back to historical loss rate over four quarters on a straight-line basis.
The combination of adjustments for credit expectations (expected losses) and timing expectations (prepayment and curtailment) produces an expected cash flow stream at the instrument level. An ACL is established for the difference between the instrument’s NPV and amortized cost basis.
Remaining life method — The remaining life methodology is a type of loss rate methodology that uses an average loss rate and applies it to future expected outstanding balances of the pool.
Collateral dependent loans — Loans that do not share risk characteristics are evaluated on an individual basis. For collateral dependent loans where the Company has determined that the liquidation or foreclosure of the collateral is probable, or where the borrower is experiencing financial difficulty and the Company expects repayment of the financial asset to be provided substantially through the operation of the business or sale of the collateral, the ACL is measured based on the difference between the estimated fair value of the

TRI-COUNTY FINANCIAL GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
December 31, 2025 and 2024
(000s omitted except share data)
(1)   Significant Accounting Policies: (continued)
collateral and amortized cost basis of the assets as of the measurement date. When repayment is expected to be from the operation of the collateral, expected credit losses are calculated as the amount by which the amortized cost basis of the financial asset exceeds the NPV of expected cash flows from the operation of the collateral. When repayment is expected to be from the sale of the collateral, expected credit losses are calculated as the amount by which the amortized cost basis of the financial asset exceeds the fair value of the underlying collateral less estimated cost to sell. The ACL may be zero if the fair value of the collateral at the measurement date exceeds the amortized costs basis of the loan. The Company’s estimate of the ACL reflects losses expected over the remaining contractual life of the loan and the contractual term does not consider extensions, renewals, or modifications.
The Company’s qualitative factors are considered by qualitatively adjusting model results for risk factors that are not considered within the modeling processes but are nonetheless relevant in assessing the expected credit losses within the loan pools. These qualitative factors and other qualitative adjustments may increase or decrease the Company’s estimate of expected credit losses by a calculated percentage or amount based upon the estimated level of risk. The various risks that may be considered in making qualitative adjustments include among other things the impact of the following:
i.
Changes in lending policies and procedures, including changes in underwriting standards and collections, charge offs, and recovery practices

ii.
Changes in international, national, regional, and local economic and business conditions

iii.
Changes in the nature and volume of the portfolio and in the terms of the underlying loans

iv.
Changes in the experience, depth, and ability of the lending management and staff

v.
Changes in volume and severity of past due loans and other similar conditions

vi.
Changes in the quality of the organization’s loan review system

vii.
Changes in the value of the underlying collateral for loans that are non-collateral dependent

viii.
The existence and effect of any concentrations of credit and changes in the levels of such concentrations

ix.
The effect of other external factors such as regulatory, legal and technological environments; competition; and events such as natural disasters or health pandemics

The following portfolio segments have been identified: commercial, real estate and consumer.
Management considers the following when assessing the risk in the loan portfolio:
Commercial and industrial and agricultural loans are primarily for working capital, physical asset expansion, asset acquisition and other. These loans are made based primarily on historical and projected cash flow of the borrower and secondarily on the underlying collateral provided by the borrower. The cash flows of borrowers, however, may not behave as forecasted and collateral securing loans may fluctuate in value due to economic or individual performance factors. Financial information is obtained from the borrowers to evaluate cash flows sufficiency to service debt and are periodically updated during the life of the loan.
Agricultural real estate and commercial real estate loans are dependent on the industries tied to these loans. Agricultural real estate loans are primarily for land acquisition. Commercial real estate loans are primarily secured by office and industrial buildings, warehouses, small retail shopping facilities, single family rental, multifamily loans, and various special purpose properties, including hotels and restaurants. Financial

TRI-COUNTY FINANCIAL GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
December 31, 2025 and 2024
(000s omitted except share data)
(1)   Significant Accounting Policies: (continued)
information is obtained from the borrowers and/or the individual project to evaluate cash flows sufficiency to service debt and is periodically updated during the life of the loan. Loan performance may be adversely affected by factors impacting the general economy or conditions specific to the real estate market such as geographic location and/or property type.
Commercial real estate loans also include construction and land development loans. These loans are secured by vacant land and/or property that are in the process of improvement, including (a) land development preparatory to erecting vertical improvements or (b) the on-site construction of industrial, commercial, residential or farm buildings. Repayment of these loans can be dependent on the sale of the property to third parties or the successful completion of the improvements by the builder for the end user. In the event a loan is made on property that is not yet improved for the planned development, there is the risk that necessary approvals will not be granted or will be delayed. Construction loans also run the risk that improvements will not be completed on time or in accordance with specifications and projected costs.
Consumer real estate loans are affected by the local residential real estate market, the local economy, and, for variable rate mortgages, movement in indices tied to these loans. At the time of origination, the Company evaluates the borrower’s repayment ability through a review of debt to income and credit scores. Appraisals are obtained to support the loan amount. Financial information is obtained from the borrowers and/or the individual project to evaluate cash flows sufficiency to service debt at the time of origination.
Consumer and other loans may take the form of installment loans, demand loans or single payment loans and are extended to individuals for household, family and other personal expenditures. At the time of origination, the Company evaluates the borrower’s repayment ability through a review of debt to income and credit scores.
Allowance for Credit Losses — Off-Balance-Sheet Credit Exposures
The allowance for credit losses on off-balance-sheet credit exposures is a liability account, representing expected credit losses over the contractual period for which the Company is exposed to credit risk resulting from a contractual obligation to extend credit. No allowance is recognized if the Company has the unconditional right to cancel the obligation. The allowance is reported as a component of accrued interest payable and other liabilities in the consolidated balance sheets. Adjustments to the allowance are reported in the consolidated income statement as a component of credit loss expense. The allowance for credit losses on off-balance-sheet credit exposures is described more fully in Note 4.
Loan commitments:
The Bank enters into off-balance-sheet financial instruments consisting of commitments to extend credit and letters of credit issued to meet customer financing needs. Loan commitments are recorded when they are funded. Standby letters of credit are considered financial guarantees in accordance with GAAP and are recorded at fair value, if material.
Loan servicing:
Mortgage servicing rights are recognized as separate assets when rights are acquired through a sale of loans and are reported in other assets. When the originating mortgage loans are sold into the secondary market, the Company allocates the total cost of the mortgage loans between mortgage servicing rights and the loans, based on their relative fair values. The cost of originated mortgage-servicing rights is amortized in proportion to, and over the period of, estimated net servicing revenues. Impairment of mortgage servicing rights is assessed based on the fair value of those rights. The amount of impairment is the amount by which

TRI-COUNTY FINANCIAL GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
December 31, 2025 and 2024
(000s omitted except share data)
(1)   Significant Accounting Policies: (continued)
the capitalized mortgage servicing rights exceed their fair value. Fair value is determined using prices for similar assets with similar characteristics, when available, or based upon discounted cash flows using market-based assumptions.
Mortgage loan derivatives:
Commitments to fund mortgage loans (interest rate locks) to be sold into the secondary market and forward commitments for the future delivery of these mortgage loans are to be accounted for as free-standing derivatives. The Company enters into these best efforts forward commitments and mandatory delivery forward commitments in order to hedge the change in interest rates resulting from its commitments to fund the loans. The Company also enters into over-the-counter contracts for the future delivery of mortgage-backed securities. These contracts are fair value hedges, which are also used to offset the interest rate risk related to granting interest rate locks. The fair values of these derivatives are estimated based on the expected net future cash flows related to the associated servicing of the loans and changes in mortgage interest rates from the date of the commitments. In estimating fair value, the Company assigns a probability to the commitment based on an expectation that it will be exercised and the loan will be funded. These derivatives are included in other assets and other liabilities with changes in fair values on these derivatives included in net gains on sales of mortgage loans.
Foreclosed assets:
Assets acquired through or in lieu of loan foreclosure are held for sale and are initially recorded at fair value less cost to sell at the date of foreclosure, establishing a new cost basis. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair market value less estimated cost to sell. At the date of acquisition losses are charged to the allowance for credit losses, and subsequent write downs are charged to expense in the period incurred. Operating costs after acquisition are expensed.
Bank premises and equipment:
Land is carried at cost. Bank premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed principally by using the straight-line method over the estimated useful lives. Building and improvements are depreciated from five to forty years and furniture and equipment from three to fifteen years.
Goodwill and other intangibles:
The premium paid on the assumption of deposit liabilities and the fair value of net assets acquired is accounted for as goodwill and other intangibles. Goodwill and other intangible assets determined to have an indefinite useful life are not amortized, but tested for impairment at least annually. Intangible assets with definite useful lives are amortized over their estimated useful lives, which is ten years. Goodwill is the only intangible asset with an indefinite useful life on the balance sheet.
Goodwill is evaluated at the reporting unit level annually for impairment or more frequently if impairment indicators are present. A qualitative assessment is performed to determine whether the existence of events or circumstances leads to a determination that it is more likely than not the fair value is less than the carrying amount, including goodwill. If, based on the evaluation, it is determined to be more likely than not that the fair value is less than the carrying value, then goodwill is tested further for impairment. If the implied fair value of goodwill is lower than its carrying amount, a goodwill impairment is indicated and

TRI-COUNTY FINANCIAL GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
December 31, 2025 and 2024
(000s omitted except share data)
(1)   Significant Accounting Policies: (continued)
goodwill is written down to its implied fair value. Subsequent increases in goodwill value are not recognized in the consolidated financial statements.
Bank owned life insurance:
The Bank has purchased life insurance policies on certain key employees. The Bank-owned life insurance is recorded at the amount that can be realized under the insurance contract at the balance sheet date, which is the cash surrender value.
Transfers of financial assets:
Transfers of financial assets are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.
Comprehensive income:
Comprehensive income consists of net income and other comprehensive income (loss). Accumulated other comprehensive loss includes unrealized gains and losses on securities available for sale, and is recognized as separate components of stockholders’ equity.
Reclassification adjustments out of other comprehensive income (loss) for gains realized on sales and calls of securities available for sale comprise the entire balance of “Net gain on sales of available-for-sale securities” on the consolidated statements of income.
Stock compensation plans:
The Company records stock-based employee compensation cost using the fair value method. Compensation expense for share-based awards is recorded over the vesting period at the fair value of the award at the time of grant. The Company begins to record compensation expense in the subsequent calendar year as options are historically issued every two years in December. A Black-Scholes model is used to estimate the fair value of stock options. The Company assumes no projected forfeitures on its stock based compensation, since actual historical forfeiture rates on its stock-based incentive awards have been negligible.
Income taxes:
Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carry forwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.
The Company may also recognize a liability for unrecognized tax benefits from uncertain tax positions. Unrecognized tax benefits represent the differences between a tax position taken or expected to be taken in a tax return and the benefit recognized and measured in the financial statements. Interest and penalties related to unrecognized tax benefits are classified as income taxes, if applicable. No liabilities for unrecognized tax benefits from uncertain tax positions have been recorded.

TRI-COUNTY FINANCIAL GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
December 31, 2025 and 2024
(000s omitted except share data)
(1)   Significant Accounting Policies: (continued)
Earnings per share:
Basic earnings per common share are computed by dividing the net income by the weighted-average number of common shares outstanding during the period. Diluted earnings per common share include the dilutive effect of additional potential common shares issuable under the Company’s stock options.
Recent Accounting Pronouncements:
In November 2023, the FASB issued ASU 2023-07, Segment Reporting (Topic 280), Improvements to Reportable Segment Disclosures. The amendments in ASU 2023-07 provide for new disclosures which: (1) require that a public entity disclose on an annual and interim basis, significant segment expenses that are regularly provided to the chief operating decision maker (“CODM”) and included within each reported measure of segment profit or loss; (2) require that a public entity disclose, on an annual and interim basis, an amount for other segment items by reportable segment and a description of its composition; (3) require that a public entity provide all annual disclosures about a reportable segment’s profit or loss and assets currently required by Topic 280 in interim periods; (4) allows more than one measure of segment profit or loss used by the CODM when assessing segment performance and deciding how to allocate resources to be disclosed; (5) require disclosure of title and position of CODM and explain how the CODM uses the disclosed reported measurers to assess segment performance; and (6) require that a public entity that has a single reportable segment provide all the disclosures required by the amended Topic 280. The amendments in this update are effective for the Company for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024, with early adoption permitted. The amendments in this update are required to be applied retrospectively to all prior periods presented in the financial statements. Upon transition, the segment expense categories and amounts disclosed in the prior periods should be based on the significant segment expense categories and the amounts disclosed in the prior periods should be based on the significant segment expense categories identified and disclosed in the period of adoption. The Company adopted this accounting standard effective January 1, 2024, and the Company’s financial condition, results of operations and cash flows were not impacted by this guidance. The Company has provided the required disclosures for its reportable segments.
In December 2023, the FASB issued ASU No. 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures. ASU 2023-09 is focused on additional income tax disclosures and requires public business entities, on an annual basis, to disclose specific categories in the rate reconciliation and provide additional information for reconciling items that meet a quantitative threshold (if the effect of those reconciling items is equal to or greater than 5 percent of the amount computed by multiplying pretax income by the applicable statutory income tax rate). ASU 2023-09 became effective for the Company beginning with the fiscal year ending December 31, 2025 and did not have a material impact on the Company’s consolidated financial statements.
In November 2024, the FASB issued ASU No. 2024-03, Income Statement — Reporting Comprehensive Income — Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses. ASU 2024-03 requires disaggregated disclosure of income statement expenses for public business entities. ASU 2024-03 requires new financial statement disclosures in tabular format, disaggregating information about prescribed categories underlying any relevant income statement expense caption. The prescribed categories include, among other things, employee compensation, depreciation, and intangible asset amortization. Additionally, entities must disclose the total amount of selling expenses and, in annual reporting periods, an entity’s definition of selling expenses. ASU 2024-03 is effective for us, on a prospective basis, for annual periods beginning after December 15, 2026, and interim periods beginning after December 15, 2027, although early adoption and retrospective application is permitted. ASU 2024-03 is

TRI-COUNTY FINANCIAL GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
December 31, 2025 and 2024
(000s omitted except share data)
(1)   Significant Accounting Policies: (continued)
currently not expected to have a material impact on the Company’s consolidated financial statements, but will impact disclosures.
In November 2025, the FASB issued ASU No. 2025-08, Financial Instruments — Credit Losses (Topic 326): Purchased Loans. ASU 2025-08 expands the scope of the “gross-up” method, formerly applicable only to purchased credit-deteriorated (PCD) assets, to include acquired non-PCD loans that meet certain criteria, now referred to as “purchased seasoned loans” (PSLs). Under this ASU, an allowance for expected credit losses is recognized at acquisition, offsetting the loan’s amortized cost basis, thereby eliminating the day-one credit-loss expense previously required for non-PCD assets. PSLs are defined as non-PCD loans acquired either (1) through a business combination, or (2) purchased more than 90 days after origination when the acquirer was not involved in origination. ASU 2025-08 is effective for us, on a prospective basis for loans acquired on or after the adoption date, for interim and annual reporting periods beginning in 2027, though early adoption is permitted. ASU 2025-08 is not expected to have a significant impact on the Company’s consolidated financial statements.
In November 2025, the FASB issued ASU No. 2025-09, Derivatives and Hedging (Topic 815): Hedge Accounting Improvements. ASU 2025-09 amends ASC 815 to align hedge accounting more closely with an entity’s economic risk management practices. Key amendments (1) allow designating a variable price component of a nonfinancial forecasted purchase or sale as the hedged risk, (2) allow grouping individual forecasted transactions with similar (not identical) risk exposures, (3) include a new model for hedging forecasted interest on variable-rate debt, enabling changes in index or tenor without dedesignation, subject to simplifying assumptions, and (4) provide additional clarifications related to hedge accounting of nonfinancial components, net written options, and dual-hedge strategies. ASU 2025-09 is effective for us beginning in 2027, though early adoption is permitted. ASU 2025-09 is not expected to have a significant impact on the Company’s consolidated financial statements.
In November 2025, the FASB issued ASU No. 2025-11, Interim Reporting (Topic270): Narrow-Scope Improvements. ASU 2025-11 clarifies and enhances guidance under ASC 270 on interim financial reporting by (1) clarifying the scope of ASC 270 such that it now explicitly applies only to entities that issue complete interim financial statements and related notes under U.S. GAAP, (2) establishing clear guidance on the form of interim statements and notes, incorporating a comprehensive list of required interim disclosures, and (3) introducing a requirement to disclose material events and changes occurring after the end of the last annual period that could impact interim results. ASU 2025-11 is effective for us for interim periods beginning in 2028, though early adoption is permitted. ASU 2025- 11 is not expected to have a significant impact on the Company’s consolidated financial statements.
(2)   Cash and Due from Banks:
The Bank is required to maintain reserve balances, in cash or on deposit with the Federal Reserve Bank, based upon a percentage of deposits. The total required reserve balances as of December 31, 2025 and 2024 were $0.
In the normal course of business, the Company maintains cash and due from bank balances with correspondent banks. Balances in these accounts may exceed the Federal Deposit Insurance Corporation’s (FDIC’s) insured limit of $250. Management believes these financial institutions have strong credit ratings and the credit risk related to these deposits is minimal. At December 31, 2025, the Company’s cash accounts exceeded federally insured limits by $703. The Company also had $31,781 at the Federal Home Loan Bank and Federal Reserve Bank, which are government-sponsored entities not insured by the FDIC.

TRI-COUNTY FINANCIAL GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
December 31, 2025 and 2024
(000s omitted except share data)
(3)   Debt Securities Available for Sale:
The following tables reflect the amortized cost and fair value of debt securities available for sale as of December 31:
	2025
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized (Losses)	Fair Value
U.S. Treasuries & Govt. – sponsored agencies	$31,744	$0	$(943)	$30,801
State and Municipal	60,070	257	(2,846)	57,481
Mortgage Backed	49,175	299	(4,103)	45,371
Collateralized Mortgage Obligations (CMOs)	21,753	120	(1,319)	20,554
	$162,742	$676	$(9,211)	$154,207
	2024
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized (Losses)	Fair Value
U.S. Treasuries & Govt. – sponsored agencies	$39,650	$0	$(2,171)	$37,479
State and Municipal	59,958	171	(3,866)	56,263
Mortgage Backed	42,520	0	(6,189)	36,331
Collateralized Mortgage Obligations (CMOs)	15,881	0	(2,219)	13,662
	$158,009	$171	$(14,445)	$143,735
Debt securities with a carrying amount of approximately $66,676 and $67,149 at December 31, 2025 and 2024, respectively, were pledged as collateral on public deposits, debt securities sold under agreements to repurchase and for other purposes as required or permitted by law.
At December 31, 2025 and 2024, there were no holdings of debt securities of any one issuer, other than the U.S. Government and its sponsored agencies, in an amount greater than 10% of stockholders’ equity.
As of December 31, 2025 and 2024, accrued interest on debt securities available-for-sale of $667 and $629, respectively, was excluded from CECL evaluation. Accrued interest on debt securities available-for-sale is recorded within accrued interest receivable on the consolidated balance sheet.
The amortized cost and approximate fair value of debt securities at December 31, 2025 by contractual maturity are shown below. Expected maturities may differ from contractual maturities on mortgage-backed and collateralized mortgage obligation debt securities because the underlying mortgages may be called or prepaid without any penalties.

TRI-COUNTY FINANCIAL GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
December 31, 2025 and 2024
(000s omitted except share data)
(3)   Debt Securities Available for Sale: (continued)
	Amortized Cost	Fair Value
Due in one year or less	$11,664	$11,630
Due after one year through five years	42,107	41,186
Due after five years through ten years	17,283	16,496
Due after ten years	20,760	18,970
	91,814	88,282
Mortgage Backed	49,175	45,371
Collateralized Mortgage Obligations	21,753	20,554
	$162,742	$154,207
Debt securities with unrealized losses as of December 31 not recognized in income are as follows:
	2025
	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
U.S Treas. & Gov’t – sponsored agencies	$0	$0	$30,801	$943	$30,801	$943
State and Municipal	3,335	8	29,054	2,838	32,389	2,846
Mortgage Backed	1,886	44	30,879	4,059	32,765	4,103
CMOs	1,970	3	12,110	1,316	14,080	1,319
Total temporarily impaired	$7,191	$55	$102,844	$9,156	$110,035	$9,211
	2024
	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
U.S Treas. & Gov’t – sponsored agencies	$0	$0	$37,479	$2,171	$37,479	$2,171
State and Municipal	9,719	65	33,978	3,801	43,697	3,866
Mortgage Backed	943	8	34,094	6,181	35,037	6,189
CMOs	961	41	12,699	2,178	13,660	2,219
Total temporarily impaired	$11,623	$114	$118,250	$14,331	$129,873	$14,445
At December 31, 2025 and 2024, the investment portfolio included 142 and 173 debt securities that were in an unrealized loss position, respectively. Unrealized losses have not been recognized as an allowance for credit losses because the Company does not intend to sell the securities prior to their anticipated recovery and the decline in fair value is largely due to changes in interest rates and other market conditions.

TRI-COUNTY FINANCIAL GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
December 31, 2025 and 2024
(000s omitted except share data)
(4)   Loans:
The following table presents total loans at December 31 by portfolio segment and class of loan:
	2025	2024
Commercial:
Commercial and industrial	$71,872	$69,720
Agricultural	78,695	80,577
Real estate:
Commercial	549,247	538,810
Consumer	398,022	386,475
Agricultural	169,779	170,401
Construction and land	39,916	21,841
Consumer:
Installment	4,470	4,196
Vehicle	1,928	3,119
Credit cards	1,365	1,270
Total loans	1,315,294	1,276,409
Allowance for credit losses	(14,992)	(14,444)
Loans, net	$1,300,302	$1,261,965
Detailed analysis of the allowance for credit losses by portfolio segment for the year ended December 31, 2025 follows:
2025	Commercial	Real Estate	Consumer	Total
Balance at beginning of year	$1,101	$13,201	$142	$14,444
Credit loss expense (benefit)	(31)	729	31	729
Recoveries on loans previously charged-off	27	62	39	128
Less loans charged-off	(60)	(173)	(76)	(309)
Balance at end of year	$1,037	$13,819	$136	$14,992
Detailed analysis of the allowance for credit losses by portfolio segment for the year ended December 31, 2024 follows:
2024	Commercial	Real Estate	Consumer	Total
Balance at beginning of year	$1,177	$14,688	$125	$15,990
Credit loss expense (benefit)	(77)	(1,489)	120	(1,446)
Recoveries on loans previously charged-off	24	30	10	64
Less loans charged-off	(23)	(28)	(113)	(164)
Balance at end of year	$1,101	$13,201	$142	$14,444

TRI-COUNTY FINANCIAL GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
December 31, 2025 and 2024
(000s omitted except share data)
(4)   Loans: (continued)
Detailed analysis of the allowance for unfunded commitments for the year ended December 31, 2025 follows:
2025	Commercial	Real Estate	Consumer	Total
Balance at beginning of year	$96	$889	$2	$987
Credit loss expense (benefit)	(12)	(58)	0	(70)
Balance at end of year	$84	$831	$2	$917
Detailed analysis of the allowance for unfunded commitments for the year ended December 31, 2024 follows:
2024	Commercial	Real Estate	Consumer	Total
Balance at beginning of year	$201	$621	$3	$825
Credit loss expense (benefit)	(105)	268	(1)	162
Balance at end of year	$96	$889	$2	$987
The Bank has no commitments to loan additional funds to the borrowers of collateral dependent or non-accrual loans.
Certain purchased loans as later discussed in Note 4 are not considered impaired or non-accrual loans if the expected cash flows as of December 31, 2025 and 2024 exceed the carrying amount and accretion income is being recorded.
The Company regularly evaluates various attributes of loans to determine the appropriateness of the allowance for credit losses. The Company generally monitors credit quality indicators for all non-consumer loans using the following internally prepared ratings:
•
‘Pass’ ratings are assigned to loans with adequate collateral and debt service ability such that collectability of the contractual loan payments is highly probable.

•
‘Watch’ loans are credits that are fundamentally sound but warrant close attention by management. Borrowers in this category may have acceptable asset quality but may face challenges due to market conditions, economic conditions, management changes, or other forces that could adversely affect operations. Factors contributing to adverse conditions are expected to be temporary.

•
‘Special Mention’ ratings are assigned to loans where management has some concern that the collateral or debt service ability may not be adequate, though the collectability of the contractual loan payments is still probable.

•
‘Substandard’ ratings are assigned to loans that do not have adequate collateral and/or debt service ability such that collectability of the contractual loan payments is no longer probable.

•
‘Doubtful’ ratings are assigned to loans that do not have adequate collateral and/or debt service ability, and collectability of the contractual loan payments is unlikely.

As of December 31, 2025 and 2024, accrued interest on loans of $7,648 and $6,902, respectively, were excluded from CECL evaluation. Accrued interest on loans is recorded within accrued interest receivable on the consolidated balance sheet.

TRI-COUNTY FINANCIAL GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
December 31, 2025 and 2024
(000s omitted except share data)
(4)   Loans: (continued)
The following table presents the credit risk profile of the Company’s loan portfolio (excluding loans in process and deferred loan fees) based on rating category and year of origination as of December 31, 2025:
December 31,	2025	2024	2023	2022	2021	Prior	Revolving Loans	Total
Commercial:
Commercial and industrial
Pass	$20,312	$9,686	$4,745	$4,996	$1,318	$8,336	$19,746	$69,139
Watch	205	178	210	0	0	0	942	1,535
Special Mention	0	126	258	14	5	0	547	950
Substandard	0	0	22	6	195	25	0	248
Doubtful	0	0	0	0	0	0	0	0
Total Commercial and industrial	$20,517	$9,990	$5,235	$5,016	$1,518	$8,361	$21,235	$71,872
Agricultural:
Pass	$4,621	$1,578	$1,687	$4,066	$3,105	$216	$57,806	$73,079
Watch	9	144	222	67	129	376	2,126	3,073
Special Mention	130	124	750	0	52	0	1,183	2,239
Substandard	0	110	107	1	0	0	86	304
Doubtful	0	0	0	0	0	0	0	0
Total Agricultural	$4,760	$1,956	$2,766	$4,134	$3,286	$592	$61,201	$78,695
Real Estate:
Commercial
Pass	$81,399	$49,772	$52,788	$109,941	$59,516	$116,804	$8,107	$478,327
Watch	647	5,862	5,021	15,297	6,324	18,764	6,891	58,806
Special Mention	0	2,294	111	1,127	2,082	1,943	0	7,557
Substandard	0	246	1,213	0	2,952	146	0	4,557
Doubtful	0	0	0	0	0	0	0	0
Total Commercial	$82,046	$58,174	$59,133	$126,365	$70,874	$137,657	$14,998	$549,247
Consumer
Pass	$61,513	$40,060	$51,021	$75,474	$44,368	$71,370	$29,661	$373,467
Watch	99	8,743	3,626	2,071	3,458	3,883	557	22,437
Special Mention	0	0	95	63	68	696	269	1,191
Substandard	0	100	0	325	91	393	18	927
Doubtful	0	0	0	0	0	0	0	0
Total Consumer	$61,612	$48,903	$54,742	$77,933	$47,985	$76,342	$30,505	$398,022
Agricultural
Pass	$14,104	$11,333	$12,862	$28,975	$24,335	$48,689	$20,087	$160,385
Watch	124	199	1,389	1,057	294	2,543	466	6,072
Special Mention	507	0	0	0	0	1,360	320	2,187
Substandard	0	0	0	0	0	1,135	0	1,135
Doubtful	0	0	0	0	0	0	0	0
Total Agricultural	$14,735	$11,532	$14,251	$30,032	$24,629	$53,727	$20,873	$169,779

TRI-COUNTY FINANCIAL GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
December 31, 2025 and 2024
(000s omitted except share data)
(4)   Loans: (continued)
December 31,	2025	2024	2023	2022	2021	Prior	Revolving Loans	Total
Construction and land:
Pass	$20,462	$12,330	$1,949	$673	$525	$3,322	$412	$39,673
Watch	0	0	0	243	0	0	0	243
Special Mention	0	0	0	0	0	0	0	0
Substandard	0	0	0	0	0	0	0	0
Doubtful	0	0	0	0	0	0	0	0
Total Construction and land	$20,462	$12,330	$1,949	$916	$525	$3,322	$412	$39,916
Consumer:
Installment
Pass	$2,206	$628	$494	$352	$283	$457	$37	$4,457
Watch	0	0	0	0	0	0	0	0
Special Mention	0	0	0	0	0	0	0	0
Substandard	0	0	0	13	0	0	0	13
Doubtful	0	0	0	0	0	0	0	0
Total Consumer	$2,206	$628	$494	$365	$283	$457	$37	$4,470
Vehicle
Pass	$613	$656	$357	$264	$36	$2	$0	$1,928
Watch	0	0	0	0	0	0	0	0
Special Mention	0	0	0	0	0	0	0	0
Substandard	0	0	0	0	0	0	0	0
Doubtful	0	0	0	0	0	0	0	0
Total Vehicle	$613	$656	$357	$264	$36	$2	$0	$1,928
Credit cards
Pass	$1,365	$0	$0	$0	$0	$0	$0	$1,365
Watch	0	0	0	0	0	0	0	0
Special Mention	0	0	0	0	0	0	0	0
Substandard	0	0	0	0	0	0	0	0
Doubtful	0	0	0	0	0	0	0	0
Total Credit Cards	$1,365	$0	$0	$0	$0	$0	$0	$1,365
Total Loans
Pass	$206,595	$126,043	$125,903	$224,741	$133,486	$249,196	$135,856	$1,201,820
Watch	1,084	15,126	10,468	18,735	10,205	25,566	10,982	92,166
Special Mention	637	2,544	1,214	1,204	2,207	3,999	2,319	14,124
Substandard	0	456	1,342	345	3,238	1,699	104	7,184
Doubtful	0	0	0	0	0	0	0	0
Total	$208,316	$144,169	$138,927	$245,025	$149,136	$280,460	$149,261	$1,315,294

TRI-COUNTY FINANCIAL GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
December 31, 2025 and 2024
(000s omitted except share data)
(4)   Loans: (continued)
The following table presents the credit risk profile of the Company’s loan portfolio (excluding loans in process and deferred loan fees) based on rating category and year of origination as of December 31, 2024.
December 31,	2024	2023	2022	2021	2020	Prior	Revolving Loans	Total
Commercial:
Commercial and industrial
Pass	$17,359	$9,286	$8,665	$2,960	$2,604	$7,774	$16,044	$64,692
Watch	899	390	345	65	169	0	1,475	3,343
Special Mention	0	506	22	0	0	0	471	999
Substandard	353	54	0	270	9	0	0	686
Doubtful	0	0	0	0	0	0	0	0
Total Commercial and industrial	$18,611	$10,236	$9,032	$3,295	$2,782	$7,774	$17,990	$69,720
Agricultural:
Pass	$3,008	$3,096	$6,427	$6,235	$261	$196	$57,020	$76,243
Watch	32	70	74	168	0	524	2,117	2,985
Special Mention	148	782	0	90	0	0	329	1,349
Substandard	0	0	0	0	0	0	0	0
Doubtful	0	0	0	0	0	0	0	0
Total Agricultural	$3,188	$3,948	$6,501	$6,493	$261	$720	$59,466	$80,577
Real Estate:
Commercial
Pass	$58,904	$68,080	$125,841	$64,969	$47,115	$104,386	$11,231	$480,526
Watch	3,765	3,857	9,916	12,514	1,792	13,332	6,460	51,636
Special Mention	0	0	0	215	0	1,008	35	1,258
Substandard	0	2,525	0	1,341	460	687	377	5,390
Doubtful	0	0	0	0	0	0	0	0
Total Commercial	$62,669	$74,462	$135,757	$79,039	$49,367	$119,413	$18,103	$538,810
Consumer
Pass	$48,876	$65,610	$89,293	$49,563	$24,547	$61,346	$24,147	$363,382
Watch	5,687	4,325	828	3,950	2,460	3,337	1,314	21,901
Special Mention	0	97	67	0	78	0	0	242
Substandard	0	0	423	43	0	464	20	950
Doubtful	0	0	0	0	0	0	0	0
Total Consumer	$54,563	$70,032	$90,611	$53,556	$27,085	$65,147	$25,481	$386,475
Agricultural
Pass	$12,755	$15,988	$30,714	$28,249	$11,761	$44,010	$16,528	$160,005
Watch	0	1,393	1,800	0	1,323	3,560	0	8,076
Special Mention	0	0	0	0	340	1,148	690	2,178
Substandard	0	142	0	0	0	0	0	142
Doubtful	0	0	0	0	0	0	0	0
Total Agricultural	$12,755	$17,523	$32,514	$28,249	$13,424	$48,718	$17,218	$170,401

TRI-COUNTY FINANCIAL GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
December 31, 2025 and 2024
(000s omitted except share data)
(4)   Loans: (continued)
December 31,	2024	2023	2022	2021	2020	Prior	Revolving Loans	Total
Construction and land:
Pass	$9,734	$4,020	$938	$603	$578	$3,426	$219	$19,518
Watch	0	507	1,740	0	0	0	76	2,323
Special Mention	0	0	0	0	0	0	0	0
Substandard	0	0	0	0	0	0	0	0
Doubtful	0	0	0	0	0	0	0	0
Total Construction and land	$9,734	$4,527	$2,678	$603	$578	$3,426	$295	$21,841
Consumer:
Installment
Pass	$1,416	$910	$507	$514	$313	$449	$47	$4,156
Watch	7	0	9	22	0	2	0	40
Special Mention	0	0	0	0	0	0	0	0
Substandard	0	0	0	0	0	0	0	0
Doubtful	0	0	0	0	0	0	0	0
Total Consumer	$1,423	$910	$516	$536	$313	$451	$47	$4,196
Vehicle
Pass	$1,225	$948	$670	$165	$36	$0	$0	$3,044
Watch	0	0	0	0	1	0	0	1
Special Mention	0	0	0	0	0	0	0	0
Substandard	0	64	10	0	0	0	0	74
Doubtful	0	0	0	0	0	0	0	0
Total Vehicle	$1,225	$1,012	$680	$165	$37	$0	$0	$3,119
Credit cards
Pass	$1,270	$0	$0	$0	$0	$0	$0	$1,270
Watch	0	0	0	0	0	0	0	0
Special Mention	0	0	0	0	0	0	0	0
Substandard	0	0	0	0	0	0	0	0
Doubtful	0	0	0	0	0	0	0	0
Total Credit Cards	$1,270	$0	$0	$0	$0	$0	$0	$1,270
Total Loans
Pass	$154,547	$167,938	$263,055	$153,258	$87,215	$221,587	$125,236	$1,172,836
Watch	10,390	10,542	14,712	16,719	5,746	20,755	11,442	90,306
Special Mention	148	1,385	89	305	418	2,156	1,525	6,026
Substandard	353	2,785	433	1,654	469	1,151	396	7,241
Doubtful	0	0	0	0	0	0	0	0
Total	$165,438	$182,650	$278,289	$171,936	$93,848	$245,649	$138,599	$1,276,409

TRI-COUNTY FINANCIAL GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
December 31, 2025 and 2024
(000s omitted except share data)
(4)   Loans: (continued)
The following table presents the amortized cost basis of loans on non-accrual status and loans past due over 89 days still accruing as of December 31, 2025:
2025	Non-accrual	Non-accrual With No ACL	Loans Past Due Over 89 Days and Still Accruing
Commercial:
Commercial	$195	$0	$31
Agricultural	0	0	302
Real estate:
Commercial real estate	4,095	3	246
Agricultural real estate	0	0	0
Consumer real estate	211	214	573
Consumer:
Installment	0	0	6
Total	$4,501	$217	$1,158
The following table presents the amortized cost basis of loans on non-accrual status and loans past due over 89 days still accruing as of December 31, 2024:
2024	Non-accrual	Non-accrual With No ACL	Loans Past Due Over 89 Days and Still Accruing
Commercial:
Commercial	$279	$9	$0
Agricultural	0	0	0
Real estate:
Commercial real estate	2,974	477	353
Agricultural real estate	0	0	0
Consumer real estate	292	292	193
Consumer:
Installment	24	0	49
Total	$3,569	$778	$595

TRI-COUNTY FINANCIAL GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
December 31, 2025 and 2024
(000s omitted except share data)
(4)   Loans: (continued)
Loan aging information by class of loan for the years ended December 31:
December 31, 2025	Loans Past Due 30 – 59 Days	Loans Past Due 60 – 89 Days	Loans Past Due 90+ Days	Total Past Due
Commercial:
Commercial	$0	$25	$31	$56
Agricultural	37	0	303	340
Real estate:
Commercial real estate	2,317	382	4,341	7,040
Agricultural real estate	0	0	0	0
Consumer real estate	2,513	825	572	3,910
Consumer:
Installment	11	15	6	32
Totals	$4,878	$1,247	$5,253	$11,378
December 31, 2024	Loans Past Due 30 – 59 Days	Loans Past Due 60 – 89 Days	Loans Past Due 90+ Days	Total Past Due
Commercial:
Commercial	$97	$0	$9	$106
Agricultural	202	9	0	211
Real estate:
Commercial real estate	374	11	3,327	3,712
Agricultural real estate	1,613	0	0	1,613
Consumer real estate	1,999	849	375	3,223
Consumer:
Installment	116	48	73	237
Totals	$4,401	$917	$3,784	$9,102
The following table represents collateral dependent loans. A loan is considered to be collateral dependent when the borrower is experiencing financial difficulty and the repayment is expected to be provided substantially through the operation or sale of collateral. The following table presents the amortized cost basis of collateral-dependent loans by class of loans as of December 31:
2025	Commercial	Real Estate	Vehicle	Total
Commercial and industrial	$261	$0	$0	$261
Agriculture	304	0	0	304
Commercial real estate	0	4,557	0	4,557
Agricultural real estate	0	1,135	0	1,135
Consumer real estate	100	832	0	932
Consumer other	0	0	13	13
Consumer vehicle	0	0	0	0
Totals	$665	$6,524	$13	$7,202

TRI-COUNTY FINANCIAL GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
December 31, 2025 and 2024
(000s omitted except share data)
(4)   Loans: (continued)
The following table presents the amortized cost basis of collateral-dependent loans by class of loans as of December 31:
2024	Commercial	Real Estate	Vehicle	Total
Commercial and industrial	$324	$0	$0	$324
Agricultural	0	0	0	0
Commercial real estate	375	5,303	0	5,678
Agricultural real estate	0	142	0	142
Consumer real estate	0	1,040	0	1,040
Consumer other	0	0	0	0
Consumer vehicle	0	0	74	74
Totals	$699	$6,485	$74	$7,258
The Company had no loans modified to borrowers experiencing financial difficulty as of and during the year ended December 31, 2025 and 2024.
The current fiscal year-to-date gross charge-offs by loan class and year of origination is presented in the following table:
December 31,	2025	2024	2023	2022	Prior	Revolving Loans	Total
Commercial and industrial	$0	$0	$3	$57	$0	$0	$60
Commercial real estate	0	0	0	0	173	0	173
Consumer Other	67	0	0	0	0	0	67
Consumer vehicle	0	0	3	0	0	0	3
Credit cards	0	1	0	0	5	0	6
Total current-period gross charge-offs	$67	$1	$6	$57	$178	$0	$309
The December 31, 2024 fiscal year-to-date gross charge-offs by loan class and year of origination is presented in the following table:
December 31,	2024	2023	2022	2021	Prior	Revolving Loans	Total
Commercial and industrial	$0	$22	$1	$0	$0	$0	$23
Commercial real estate	0	0	28	0	0	0	28
Consumer other	82	5	3	0	0	0	90
Consumer vehicle	0	0	0	0	0	0	0
Credit cards	0	1	1	3	18	0	23
Total current-period gross charge-offs	$82	$28	$33	$3	$18	$0	$164

TRI-COUNTY FINANCIAL GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
December 31, 2025 and 2024
(000s omitted except share data)
(5)   Servicing:
Loans serviced for others are not included in the accompanying consolidated balance sheets. The risks inherent in mortgage servicing assets relate primarily to changes in prepayments that result from shifts in mortgage interest rates.
Mortgage loans serviced for others as of December 31, 2025 and 2024 were approximately $473,453 and $487,578, respectively. Custodial escrow balances maintained in conjunction with serviced loans and included in cash and due from banks were approximately $3,432 and $3,152 at December 31, 2025 and 2024, respectively.
At December 31, 2025 and 2024, mortgage servicing rights, net of amortization, totaled approximately $585 and $790, respectively, and are carried as other assets. The fair value of mortgage servicing rights approximated $4,593 and $5,274 at December 31, 2025 and 2024, respectively. The mortgage servicing rights are applicable only to the Bank and evaluated and measured for impairment as a single class.
The following summarizes the activity pertaining to mortgage servicing rights, which is included in other assets, for the years ended December 31:
	2025	2024
Mortgage servicing rights:
Balance at beginning of year	$790	$1,237
Mortgage servicing rights new/capitalized	269	218
Mortgage servicing rights amortized	(474)	(665)
Balance at end of year	$585	$790
(6)   Mortgage Banking Commitments:
The Company enters into commitments to fund residential mortgage loans (interest rate lock commitments, or IRLC) at specified times in the future, with the intention that these loans will be subsequently sold to third-party investors. A mortgage loan commitment binds the Company to lend funds to a potential borrower at a specified interest rate and within a specified period of time, generally up to 60 days after inception of the interest rate lock. These mortgage loan commitments are considered to be derivatives. As of December 31, 2025 and 2024, the Company had approximately $20,814 and $16,121 respectively, in interest rate lock commitments outstanding.
To protect against the price risk inherent in derivative loan commitments, the Company utilizes both “mandatory delivery” and “best efforts” forward loan sale commitments to mitigate the risk of potential decreases in the values of loans that would result from the exercise of the derivative loan commitments. During 2025 and 2024, the Mortgage Banking Company used both “best efforts” and “mandatory delivery”, and the Bank used “mandatory delivery” forward loan sale commitments. To facilitate the hedging of the loans, the Company has elected the fair value option for loans held for sale. Interest income is recorded based on the contractual terms of the loan and in accordance with the Company’s policy on loans held for investment. None of these loans are 90 days or more past due nor on non-accrual as of December 31, 2025.
As of December 31, 2025 and 2024, the aggregate fair value, contractual balance, and gain or loss were as follows:
	2025	2024
Aggregate fair value	$12,688	$9,010
Contractual balance	12,275	8,825
Gain	$413	$185

TRI-COUNTY FINANCIAL GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
December 31, 2025 and 2024
(000s omitted except share data)
(6)   Mortgage Banking Commitments: (continued)
Changes in the fair value of loans held for sale, interest rate lock commitments and forward contracts are recorded in mortgage banking income in non-interest income.
Best efforts sale commitments are contracts to deliver certain mortgage loans to third-party investors at a specified date and price only if the underlying loan is funded. At December 31, 2025 and 2024, the Company had approximately $2,728 and $4,050 respectively, in best effort forward sale commitments outstanding.
Mandatory forward sale commitments are contracts to deliver a certain principal amount of mortgage loans to a third-party investor at a specified date and price. If the contractual amount of mortgages are not delivered, then a “pair-off fee” is assessed based on then-current market prices. At December 31, 2025 and 2024, the Company had approximately $30,401 and $19,814 respectively, in mandatory forward sale commitments outstanding.
The following table provides the components of income from mortgage banking activities for the year ended December 31, 2025 and 2024:
	2025	2024
Gain on loans sold	$10,925	$10,290
Gain (loss) resulting from the change in fair value of loans held-for-sale	228	(245)
Gain (loss) resulting from the change in fair value of derivatives	164	(183)
Gain (loss) resulting from the change in forward contracts	(60)	62
Total	$11,257	$9,924
The fair value of mortgage banking derivatives reported as assets and included in other assets was approximately $352 and $188 at December 31, 2025 and 2024 respectively. Changes in the fair values of these mortgage banking derivatives are included in mortgage banking income.
The Company also enters into over-the-counter contracts for the future delivery of mortgage-backed securities. These contracts are fair value hedges, which are also used to offset the interest rate risk related to granting interest rate locks. It is the Company’s practice not to deliver on these contracts for future delivery of mortgage-backed securities. Instead, these contracts are settled with a “pair-off” that is assessed based on then-current market prices. The notional amounts of these contracts were $60,500 and $31,000 as of December 31, 2025 and 2024 respectively. The fair value of these contracts included in other assets and liabilities was approximately $(61) and $62 as of December 31, 2025 and 2024 respectively. Changes in the fair values of these mortgage banking derivatives are included in mortgage banking income.
The IRLCs and forward contracts are not designed as accounting hedges and are recorded at fair value with changes in fair value reflected in non-interest income on the consolidated statements of income. The fair value of derivative instruments with a positive fair value are reported in other assets in the consolidated balance sheets, while derivative instruments with a negative fair value are reported in other liabilities in the consolidated balance sheets.
The following table presents the notional amount and fair value of IRLCs and forward contracts utilized by the Company at December 31:

TRI-COUNTY FINANCIAL GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
December 31, 2025 and 2024
(000s omitted except share data)
(6)   Mortgage Banking Commitments: (continued)
Asset Derivatives
	2025		2024
	Notional Amount	Fair Value	Notional Amount	Fair Value
Derivatives not designated as hedging instruments:
IRLCs	$20,814	$352	$16,121	$188
Forward contracts	0	0	31,000	62
Liability Derivatives
	2025		2024
	Notional Amount	Fair Value	Notional Amount	Fair Value
Derivatives not designated as hedging instruments:
Forward contracts	$60,500	$(60)	$0	$0
Fair values of IRLCs and forward contracts were estimated using changes in mortgage interest rates from the date the Company entered into the IRLC and the balance sheet date.
The following table summarizes the periodic changes in the fair value of the derivative financial instruments on the consolidated statements of income for the twelve months ended December 31:
Amount of (loss)/gain recognized in the twelve months ended:
	2025	2024
Asset Derivatives
Derivatives not designated as hedging instruments
IRLCs	$164	$(183)
Forward contracts	(123)	(191)
(7)   Bank Premises and Equipment:
The cost of bank premises and equipment and the total accumulated depreciation at December 31 is as follows:
	2025	2024
Land	$7,993	$7,993
Buildings and improvements	28,862	28,754
Furniture and equipment	7,556	7,254
	44,411	44,001
Less accumulated depreciation	(20,081)	(18,657)
	$24,330	$25,344

TRI-COUNTY FINANCIAL GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
December 31, 2025 and 2024
(000s omitted except share data)
(8)   Foreclosed Assets:
Foreclosed assets consist of the following at December 31:
	2025	2024
Commercial real estate	$101	$920
Total	$101	$920
Residential real estate loans that are in the process of foreclosure totaled $125 and $221 at December 31, 2025, and 2024, respectively. Commercial real estate loans that are in the process of foreclosure totaled $436 and $611 at December 31, 2025 and 2024, respectively.
(9)   Income Taxes:
The following table reflects the allocations of federal and state income taxes between current and deferred portions for the years ended December 31:
	2025	2024
Current tax expense (benefit):
Federal	$3,430	$2,470
State	1,688	1,187
	5,118	3,657
Deferred tax expense:
Federal	(224)	(171)
State	(84)	(58)
	(308)	(229)
Provision for income tax	$4,810	$3,428
A reconciliation of the differences between the statutory federal income tax rate and the effective tax rates with the resulting dollar amounts for the years ending December 31 is shown in the following table:
	2025		2024
	Dollar Amount	% of Pretax Income	Dollar Amount	% of Pretax Income
Income tax at statutory rate	$3,879	21.0%	$2,910	21.0%
Effect of:
State taxes, net of federal benefit	1,267	6.9	892	6.4
Nontaxable items
Tax-exempt interest income	(333)	(1.8)	(331)	(2.4)
BOLI	(121)	(0.7)	(114)	(0.8)
Nondeductible items
TEFRA	101	0.5	61	0.4
Other	17	0.1	10	0.1
	$4,810	26.0%	$3,428	24.7%
State taxes in Illinois made up the majority (greater than 50 percent) of the tax effect in this category.

TRI-COUNTY FINANCIAL GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
December 31, 2025 and 2024
(000s omitted except share data)
(9)   Income Taxes: (continued)
The components of the net deferred tax assets included in other liabilities are as follows at December 31:
	2025	2024
Deferred tax assets:
Allowance for credit losses and warranty reserve	$4,512	$4,330
Unfunded commitment	259	278
Deferred compensation	1,637	1,605
Securities available-for-sale	2,433	4,068
Compensated absences and other	1,290	1,314
	10,131	11,595
Deferred tax liabilities:
Property and equipment	(2,578)	(2,657)
Mortgage servicing rights	(149)	(204)
Acquisition accounting differences	(270)	(277)
Other	(303)	(299)
	(3,300)	(3,437)
	$6,831	$8,158
At December 31, 2025, the Company does not have federal net operating loss carryforwards. Deferred tax assets are recognized for net operating losses because the benefit is more likely than not to be realized.
The Company does not expect the total amount of unrecognized tax benefits to significantly increase or decrease in the next twelve months, and there is no reserve for uncertain tax positions.
With few exceptions, the Company is no longer subject to federal or state examinations by tax authorities for years before 2022.
(10)   Employee Benefit Plans:
The Bank and Mortgage Banking Company sponsor a 401(k) profit-sharing plan, covering substantially all full-time employees who meet eligibility requirements. The Bank and Mortgage Banking Company make discretionary contributions as approved annually by their respective Boards of Directors. The total amounts contributed and charged to expense by the Company were approximately $2,351 and $1,680 for the years ended December 31, 2025 and 2024, respectively.
The Bank has deferred compensation agreements with certain officers and directors. The accrued benefits were approximately $5,804 and $5,692 at December 31, 2025 and 2024, respectively, and the related expense for the years then ended was $499 and $481, respectively. The Bank has purchased life insurance contracts to assist in providing for these liabilities. The Bank is the owner and beneficiary of the life insurance policies, which provide an aggregate death benefit of approximately $44,429 and $44,272 at December 31, 2025 and 2024, respectively. These policies had cash surrender values of approximately $20,844 and $20,269 at December 31, 2025 and 2024, respectively.
(11)   Commitments and Contingencies:
Loan commitments:
The Bank is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend

TRI-COUNTY FINANCIAL GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
December 31, 2025 and 2024
(000s omitted except share data)
(11)   Commitments and Contingencies: (continued)
credit, credit lines, letters of credit, and overdraft protection. They involve, to varying degrees, elements of credit risk in excess of amounts recognized on the consolidated balance sheets.
The Bank’s exposure to credit loss in the event of non-performance by the other party to the financial instrument for commitments to extend credit and letters of credit is represented by the contractual notional amount of those instruments. The Bank uses the same credit policies in making commitments and issuing letters of credit as it does for on-balance-sheet instruments.
A summary of the contract amount of the Bank’s exposure to off-balance-sheet risk as of December 31 is approximately as follows:
	2025	2024
Commitments to extend credit	$248,969	$218,871
Committed credit-card lines	7,030	6,387
Standby letters of credit	6,873	6,737
	$262,872	$231,995
Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Commitments extended over varying periods of time with the majority being disbursed within a one-year period. Loan commitments at fixed rates of interest amounted to $20,814 at December 31, 2025, with the remainder at floating market rates. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Bank evaluates each customer’s credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management’s credit evaluation of the counterparty. Collateral held varies, but may include accounts receivable, inventory, crops, livestock, property and equipment, residential real estate, and income-producing commercial properties. Credit-card commitments are unsecured.
Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Standby letters of credit are considered financial guarantees under FASB guidance. The fair value of these financial guarantees is considered immaterial.
Contingencies:
Various legal claims arise from time to time in the normal course of business, which in the opinion of management will have no material effect on the Company’s consolidated financial statements.
(12)   Federal Home Loan Bank Advances and Other Borrowings:
Federal Home Loan Bank advances and letters of credit:
The Bank has a master contract agreement with the Federal Home Loan Bank (FHLB) which provides for borrowing up to the maximum of 76% of the book value of the Bank’s 1 – 4 family real estate loans, 62% of the book value of the Bank’s revolving home equity lines of credit, 62% of the book value of the Bank’s 1 – 4 family second mortgages, 62% of the book value of the Bank’s secured farmland loans, 73% of the book value of the multi-family loans and the amount of the Bank’s securities pledged, and 72% of the commercial

TRI-COUNTY FINANCIAL GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
December 31, 2025 and 2024
(000s omitted except share data)
(12)   Federal Home Loan Bank Advances and Other Borrowings: (continued)
real estate first-lien loans. The total carrying value of the Bank’s assets pledged for FHLB advances was approximately $906,150 and $892,193 at December 31, 2025 and 2024, respectively. At December 31, 2025, the Bank’s available and unused portion of this borrowing agreement totaled approximately $474,820, based on collateral pledged. The Bank may, however, have to purchase additional FHLB stock to support future draws.
Variable rate advances are due on demand and interest is payable monthly. Various advances were obtained from the FHLB with total outstanding balances of $0 at December 31, 2025 and 2024.
Fixed rate advances are due at the maturity date, with a prepayment penalty applying and interest payable monthly. Various advances were obtained from the FHLB with a total outstanding balance of $77,917 and various interest rates from 0.00% to 4.46% at December 31, 2025 and a total outstanding balance of $67,917, with various interest rates from 0.00% to 5.08% at December 31, 2024.
The Bank had four letters of credit totaling $66,045 at December 31, 2025, with maturity dates through May 2026.
Federal Reserve Bank Discount Window:
The Bank maintains an operating line of credit with the Federal Reserve Bank Discount Window that is secured by commercial and agricultural loans. As of December 31, 2025 and 2024, the balance owed on the line was $0. The Bank was eligible to borrow up to approximately $92,003 and $85,839, based on collateral of approximately $112,294 and $111,238 at December 31, 2025 and 2024, respectively.
At December 31, 2025, the scheduled maturities of Federal Home Loan Bank advances are as follows:
2025
2026	$47,000
2027	22,917
2028	0
2029	0
2030	8,000
$77,917
Bankers’ Bank Borrowings:
During October 2024, Tri-County Financial Group entered into an operating line of credit with Bankers’ Bank for $10,000 at a variable interest rate based upon the Wall Street Journal Prime Rate, less 0.250 percentage points (6.75% and 7.50% prime interest rate at December 31, 2025 and 2024, respectively). The note is secured by 52,200 shares of the common stock of First State Bank, representing 100% of the issued and outstanding capital stock of the Bank and matures October 29, 2026. As of December 31, 2025 and 2024 the balance owed on the line was $0. There were no draws on the operating line of credit at any point during the years ended December 31, 2025 and 2024.
(13)   Securities Sold Under Agreements to Repurchase:
The agreements to repurchase securities require the Company (seller) to repurchase identical securities as those that are sold. The securities underlying the agreements were under the Company’s control. Information about the repurchase agreements at December 31 follows:

TRI-COUNTY FINANCIAL GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
December 31, 2025 and 2024
(000s omitted except share data)
(13)   Securities Sold Under Agreements to Repurchase: (continued)
2025
Remaining Contractual Maturity of the Agreements
Overnight and Continuous
Repurchase agreements secured by:
U.S. Government sponsored agencies	$12,846
Mortgage-backed	7,234
Collateralized mortgage obligations (CMOs)	3,025
Total securities sold under agreements to repurchase	$23,105
2024
Remaining Contractual Maturity of the Agreements
Overnight and Continuous
Repurchase agreements secured by:
U.S. Government sponsored agencies	$12,271
Mortgage-backed	5,304
Collateralized mortgage obligations (CMOs)	5,104
Total securities sold under agreements to repurchase	$22,679
The maximum amount of outstanding agreements at any month end during 2025 and 2024 totaled $32,965 and $31,640 respectively, and the monthly average of such agreements totaled $22,373 and $22,551 for 2025 and 2024 respectively.
(14)   Subordinated Debentures:
In October 2021, the Company issued $10,000 in subordinated debentures bearing interest of 3.50% annually until October 15, 2026 at which time the rate will reset quarterly to an interest rate per year equal to the then current three-month SOFR, plus 266 basis points. The debt requires semi-annual interest payments until October 15, 2026, followed by quarterly interest payments until maturity. The Company may redeem the subordinate debentures, in whole or in part, on or after October 15, 2026, at 100% of the principal amount, plus accrued but unpaid interest and additional interest, if any. The subordinated debentures mature on October 15, 2031.
At December 31, 2025 and 2024, subordinated debentures are as follows:
	2025		2024
	Principal	Unamortized Debt Issuance Costs	Principal	Unamortized Debt Issuance Costs
Subordinated debentures, due 2031 and 2026, respectively	$10,000	$141	$10,000	$166

TRI-COUNTY FINANCIAL GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
December 31, 2025 and 2024
(000s omitted except share data)
(14)   Subordinated Debentures: (continued)
Amortization of debt issuance costs recognized totaled $25 and $24 for the years ended December 31, 2025 and 2024, respectively. The remaining annual amortization expense is as follows:
2026	$24
2027	24
2028	24
2029	24
2030	24
Thereafter	21
Total	$141
(15)   Deposits:
At December 31, 2025, the scheduled maturities of time deposits are as follows:
2026	$435,163
2027	63,618
2028	10,274
2029	2,108
2030	382
Total	$511,545
Brokered certificates were $44,921 and $49,223 at December 31, 2025 and 2024 respectively.
The aggregate amounts of time deposits (including certificates of deposit) in denominations that exceed the FDIC insurance limit of $250 were approximately $145,358 and $131,874 as of December 31, 2025 and 2024 respectively.
(16)   Transactions with Related Parties:
Certain directors, executive officers, and principal shareholders of the Company, and their related interests, had loans outstanding in the aggregate amounts of approximately $6,426 and $7,494 at December 31, 2025 and 2024, respectively. During the year ended December 31, 2025, total principal additions were $9,927 and total principal payments were $10,995. Changes in related party composition during the year totaled an increase of $0.
Deposit accounts with related parties totaled approximately $4,659 and $6,272 at December 31, 2025 and 2024, respectively.
In management’s opinion, such loans and deposits were made in the ordinary course of business and were made on substantially the same terms (including interest rates and collateral) as those prevailing at the time for comparable transactions with other persons. Further, in management’s opinion, these loans did not involve more than normal risk of collectability or present other unfavorable features.

TRI-COUNTY FINANCIAL GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
December 31, 2025 and 2024
(000s omitted except share data)
(17)   Stock-Compensation Plans:
The Company has a stock-option plan, which provides for grants of incentive stock options to employees and non-qualified stock options to non-employee directors whereby shares of common stock are made available for purchase. The maximum number of shares available for issuance under the Plan is 10.0% of the total shares of stock outstanding at any time. The Company has a policy of using previously authorized, but unissued shares of common stock to satisfy stock option exercises. Currently, the Company has a sufficient number of authorized common shares to satisfy expected stock option exercises.
Under the agreements, the exercise price of each option equals the market price of the Company’s stock on the grant date. The maximum term of each option is ten years. The options vest on the third anniversary of the grant date.
For the years ended December 31, 2025 and 2024, the Company recognized approximately $160 and $161 in compensation expense for stock options, respectively. The total income tax benefit recognized was $8 for the years ended December 31, 2025 and 2024.
As of December 31, 2025, stock-based compensation expense, net of anticipated tax effects, not yet recognized totaled $0.
The fair value of each option award is estimated on the date of grant using a closed form option valuation (Black-Scholes) model that uses the assumptions noted in the table below. Expected volatilities are based on historical volatilities of the Company’s common stock. The Company uses historical data to estimate option exercise and post-vesting termination behavior. The expected term of options granted is based on historical data and represents the period of time that options granted are expected to be outstanding, which takes into account that the options are not transferable. The risk-free interest rate for the expected term of the option is based on the U.S. Treasury yield curve in effect at the time of the grant.
No options were granted in 2025 or 2024.
The total intrinsic value of options exercised during the years ended December 31, 2025 and 2024 was $85 and $234, respectively.
The following table summarizes the activity of options granted, exercised or forfeited for the year ended December 31, 2025:
	2025	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
Shares under option, beginning of year	161,495	$40.83	6.02	$891
Granted during the year	0	0
Forfeited and canceled during the year	(2,880)	44.71
Exercised during the year	(5,745)	32.31		85
Shares under option, end of year	152,870	$41.08	5.09	$1,227
Options exercisable, end of year	152,870	$41.08	5.09	$1,227

TRI-COUNTY FINANCIAL GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
December 31, 2025 and 2024
(000s omitted except share data)
(17)   Stock-Compensation Plans: (continued)
The following table summarizes the activity for non-vested options for the year ended December 31, 2025:
	Number of Options	Weighted Average Market Value at Grant
Non-vested options, December 31, 2024	66,000	$47.50
Granted during the year	0	0
Vested during the year	(63,120)	47.50
Forfeited or expired during the year	(2,880)	44.71
Non-vested options, December 31, 2025	0	$47.50
The following table summarizes information about stock options outstanding at December 31, 2025:
Exercise Price	Number Outstanding At December 31, 2025	Remaining Contractual Life	Number Exercisable At December 31, 2025
$26.00	20,920	1	20,920
$42.20	27,350	3	27,350
$34.00	28,700	5	28,700
$47.50	75,900	7	75,900
	152,870		152,870
(18)   Minimum Capital Requirements:
The Bank is subject to various regulatory capital requirements administered by the federal and state banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Furthermore, the Bank’s regulators could require adjustments to regulatory capital not reflected in these financial statements.
Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum capital amounts and ratios (set forth in the table below). Management believes, as of December 31, 2025 and 2024, the Bank met all capital-adequacy requirements to which they are subject.
As of December 31, 2025, the Bank was categorized as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum Common Equity Tier 1 risk-based, total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since December 31, 2025 that management believes have changed this categorization.

TRI-COUNTY FINANCIAL GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
December 31, 2025 and 2024
(000s omitted except share data)
(18)   Minimum Capital Requirements: (continued)
The actual capital amounts and ratios for the Bank are also presented in the following table as of December 31, 2025 and December 31, 2024:
	Actual			For Capital Adequacy Purposes				To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio		Amount		Ratio		Amount		Ratio
As of December 31, 2025:
Common equity Tier 1 capital (to Risk-Weighted Assets)
Bank	$164,600	13.8%	≥	$53,867	≥	4.5%	≥	$77,808	≥	6.5%
Total Capital (to Risk-Weighted Assets)
Bank	$178,511	14.9%	≥	$95,763	≥	8.0%	≥	$119,704	≥	10.0%
Tier-I Capital (to Risk-Weighted Assets)
Bank	$164,600	13.8%	≥	$71,823	≥	6.0%	≥	$95,763	≥	8.0%
Tier-I Capital (To Average Assets)
Bank	$164,600	10.5%	≥	$62,632	≥	4.0%	≥	$78,290	≥	5.0%
As of December 31, 2024:
Common equity Tier 1 capital (to Risk-Weighted Assets)
Bank	$155,252	13.4%	≥	$52,170	≥	4.5%	≥	$75,357	≥	6.5%
Total Capital (to Risk-Weighted Assets)
Bank	$167,534	14.5%	≥	$92,747	≥	8.0%	≥	$115,934	≥	10.0%
Tier-I Capital (to Risk-Weighted Assets)
Bank	$155,252	13.4%	≥	$69,560	≥	6.0%	≥	$92,747	≥	8.0%
Tier-I Capital (To Average Assets)
Bank	$155,252	10.3%	≥	$60,519	≥	4.0%	≥	$75,648	≥	5.0%
Consolidated capital amounts and ratios are not presented as they are not required for consolidated entities less than $3 billion in assets and the Bank comprises approximately 90% of the consolidated assets of the Company.
The Basel III Capital Rules were fully phased in on January 1, 2020 and require the Bank to maintain: 1) a minimum ratio of Common Equity Tier 1 capital to risk-weighted assets of 4.5%, plus a 2.5% “capital conservation buffer” (resulting in a minimum ratio of Common Equity Tier 1 capital to risk-weighted assets of 7.0%); 2) a minimum ratio of Tier 1 capital ratio of 8.5%); 3) a minimum ratio of total capital to risk-weighted assets of 8.0%, plus the capital conservation buffer resulting in a minimum total capital ratio of 10.5%); and 4) a minimum Leverage Ratio of 4.0%. The net unrealized gain or loss on available-for-sale debt securities is not included in computing regulatory capital.

TRI-COUNTY FINANCIAL GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
December 31, 2025 and 2024
(000s omitted except share data)
(18)   Minimum Capital Requirements: (continued)
The payment of dividends by the Bank would be restricted if the Bank does not meet the minimum Capital Conservation Buffer as defined by Basel III regulatory capital guidelines and/or if, after payment of the dividend, the Bank would be unable to maintain satisfactory regulatory capital ratios.
The Mortgage Banking Company is also subject to capital requirements in connection with its mortgage banking activities. Failure to maintain minimum capital requirements could result in the Mortgage Banking Company’s inability to originate mortgage loans for the respective investor and therefore could have a direct material effect on the Mortgage Banking Company’s financial statements.
The Mortgage Banking Company’s actual adjusted capital amounts and the minimum amounts required for capital adequacy purposed in accordance with the guidelines as required by the U.S. Department of Housing and Urban Development (HUD) for Non-Supervised Mortgagees as of December 31 are as follows:
	Actual Adjusted Capital	Minimum Capital Requirements
As of December 31, 2025:
HUD	$8,766	$1,019
As of December 31, 2024:
HUD	$10,234	$1,013
(19)   Intangible Assets:
The following is a summary of intangible assets at December 31:
	2025		2024
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Subject to amortization – Core deposit intangible	$900	$818	$900	$796
Customer list	349	349	349	349
Total	$1,249	$1,167	$1,249	$1,145

Goodwill is not subject to amortization and was $8,596 as of December 31, 2025 and 2024.
Amortization expense recognized on all amortizable intangibles totaled $22 and $23 for the years ended December 31, 2025 and 2024 respectively. The remaining annual amortization expense is as follows:
2026	$21
2027	20
2028	19
2029	18
2030	4
Thereafter	0
Total	$82

TRI-COUNTY FINANCIAL GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
December 31, 2025 and 2024
(000s omitted except share data)
(20)   Earnings Per Common Share:
For the years ended December 31 earnings per common share have been computed based on the following:
	2025	2024
Net income	$13,663	$10,429
Income available to common stockholders	$13,663	$10,429
Average number of common shares outstanding used to calculate basic earnings per common share	2,383,976	2,412,573
Effect of dilutive securities:
Stock options	26,354	26,182
Average number of common shares outstanding used to calculate diluted earnings per common share	2,410,330	2,438,755
Stock options for 0 and 78,800 shares of the Company’s common stock were not considered in computing diluted earnings per common share for the years ended December 31, 2025, and 2024 respectively, because they were anti-dilutive.
(21)   Fair Value Measurements:
Accounting standards define fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The standard describes three levels of inputs that may be used to measure fair value:
•
Level 1:   Quoted prices (unadjusted) or identical assets or liabilities in active markets that the Company has the ability to access as of the measurement date.

•
Level 2:   Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

•
Level 3:   Significant unobservable inputs that reflect the Company’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.

The following is a description of valuation methodologies used for assets recorded at fair value:
Debt securities available for sale:   The fair values of the Company’s debt securities available for sale are primarily determined by quoted prices in active markets (Level 1) and matrix pricing (Level 2), which is a mathematical technique used widely in the industry to value debt securities without relying exclusively on quoted prices for specific debt securities, but rather by relying on the debt securities’ relationship to other benchmark quoted securities. The values determined by matrix pricing are considered Level 2 fair value measurements.
Mortgage loans held for sale:   The fair values of the Company’s mortgage loans held for sale are based on quotes from third party investors.
Derivatives:   Derivatives instruments such as interest rate lock commitments and forward contracts are valued by means of pricing models based on readily observable market parameters such as interest rate yield curves and option pricing volatilities.

TRI-COUNTY FINANCIAL GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
December 31, 2025 and 2024
(000s omitted except share data)
(21)   Fair Value Measurements: (continued)
Collateral-dependent impaired loans:   The Company does not record loans at fair value on a recurring basis. However, from time to time, fair value adjustments are recorded on these loans to reflect (1) partial write-downs, through charge-offs or specific reserve allowances, that are based on the current appraised or market-quoted value of the underlying collateral or (2) the full charge-off of the loan carrying value. The fair value of collateral dependent impaired loans is generally based on recent real estate appraisals. Adjustments are routinely made in the appraisal process by independent appraisers to adjust for differences between the comparable sales and income data available. Such adjustments are usually significant and typically result in a Level 3 classification. Non-real estate collateral may be valued using an appraisal, net book value of the borrower’s financial statements or aging reports, adjusted or discounted based on management’s expertise and knowledge of the borrower and borrower’s business. Fair value measurements prepared internally are based on management’s comparisons to sales of comparable assets but include significant unobservable data and are therefore considered Level 3 measurements.
Foreclosed assets:   Real estate acquired through or in lieu of loan foreclosure is not measured at fair value on a recurring basis. However, other real estate is initially measured at fair value (less estimated costs to sell) when it is acquired and may also be measured at fair value (less estimated costs to sell) if it becomes subsequently impaired. The fair value measurement for each property must be obtained from an independent appraiser or prepared internally. Fair value measurements obtained from independent appraisers generally utilize a market approach based on sales of comparable assets and/or an income approach. Such measurements are usually considered Level 2 measurements. However, management routinely evaluates fair value measurements of independent appraisers by comparing actual selling prices to the most recent appraisals. If management determines significant adjustments should be made to the independent appraisals based on these evaluations, these measurements are considered Level 3 measurements. Fair value measurements prepared internally are based on management’s comparisons to sales of comparable assets, but include significant unobservable data and are therefore considered Level 3 measurements.
The following table presents the Company’s approximate fair value hierarchy for assets measured at fair value as of December 31:
	2025
		Fair Value Measurements at Reporting Date Using
	Total	(Level 1)	(Level 2)	(Level 3)
Assets and liabilities measured at fair value on a recurring basis:
Assets:
Debt securities available for sale	$154,207	$17,485	$136,722
Mortgage loans held for sale	$12,688		$12,688
Derivative assets	$352		$352
Liabilities:
Forward contracts	$60		$60
Assets measured at fair value on a non-recurring basis:
Assets:
Collateral-dependent loans, net of specific reserves	$6,153			$6,153
Foreclosed assets	$101			$101

TRI-COUNTY FINANCIAL GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
December 31, 2025 and 2024
(000s omitted except share data)
(21)   Fair Value Measurements: (continued)
	2024
		Fair Value Measurements at Reporting Date Using
	Total	(Level 1)	(Level 2)	(Level 3)
Assets measured at fair value on a recurring basis:
Assets:
Debt securities available for sale	$143,735	$24,598	$119,137
Mortgage loans held for sale	$9,011		$9,011
Derivative assets	$188		$188
Forward contracts	$62		$62
Assets measured at fair value on a non-recurring basis:
Assets:
Collateral-dependent loans, net of specific reserves	$6,460			$6,460
Foreclosed assets	$920			$920
Collateral-dependent impaired loans, which are measured for impairment using the fair value of collateral, had approximate carrying values of $7,202 and $7,258 with specific reserves of approximately $1,049 and $798 as of December 31, 2025 and 2024, respectively. Losses of $0 were recognized in December 31, 2025 and 2024.
Foreclosed assets which are measured at the lower of carrying or fair value less costs to sell, had an approximate carrying amount of $101 and $920 which is comprised of the outstanding balance of approximately $101 and $920, net of an allowance for losses of $0 as of December 31, 2025 and 2024. Losses of $0 were recognized in December 31, 2025 and 2024.
The following table presents quantitative information about Level 3 fair value measurements for financial instruments measured at fair value on a non-recurring basis at December 31:
	2025
	Fair Value	Valuation Technique	Unobservable Input	Weighted Average Discount
Assets measured at fair value on a non-recurring basis:
Collateral-dependent impaired loans, net of specific reserves	$3,237	Sales comparison approach	Appraised values	31.1%
Foreclosed assets	$101	Sales comparison approach	Appraised values	52.6%

TRI-COUNTY FINANCIAL GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
December 31, 2025 and 2024
(000s omitted except share data)
(21)   Fair Value Measurements: (continued)
	2024
	Fair Value Valuation	Technique	Unobservable Input	Weighted Average Discount
Assets measured at fair value on a non-recurring basis:
Collateral-dependent impaired loans, net of specific reserves	$2,039	Sales comparison approach	Appraised values	56.1%
Foreclosed assets	$920	Sales comparison approach	Appraised values	52.6%
There were no transfers between Level 1 and Level 2 during 2025 or 2024.
The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than in a forced liquidation. Fair value is best determined by quoted market prices; however, in many instances, there are no quoted market prices for the Company’s various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or valuation techniques. Those techniques are significantly affected by assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair-value estimates may not be realized in an immediate settlement of the instrument. Accounting standards exclude certain financial instruments and all non-financial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented may not necessarily represent the underlying fair value of the Company.
The following table presents the carrying amounts and estimated fair values of the Company’s financial instruments as of December 31:
	2025
		Fair Value Measurements at Reporting Date Using
	Carrying Amount	(Level 1)	(Level 2)	(Level 3)	Total
Financial assets:
Cash and cash equivalents	$49,639	$49,639			$49,639
Securities available for sale	154,207	17,485	136,722		154,207
Federal Home Loan Bank stock	3,572			3,572	3,572
Mortgage loans held for sale	12,688		12,688		12,688
Loans, net	1,300,302			1,283,910	1,283,910
Accrued interest receivable	8,222	8,222			8,222
Mortgage servicing rights	585		4,593		4,593
Derivative assets	352		352		352

TRI-COUNTY FINANCIAL GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
December 31, 2025 and 2024
(000s omitted except share data)
(21)   Fair Value Measurements: (continued)
	2025
		Fair Value Measurements at Reporting Date Using
	Carrying Amount	(Level 1)	(Level 2)	(Level 3)	Total
Financial liabilities:
Deposits	$1,303,923	$891,827		$412,629	$1,304,456
FHLB advances and other borrowings	77,917			77,917	77,917
Securities sold under agreements to repurchase	23,105	23,105			23,105
Accrued interest payable	2,648	2,648			2,648
Forward commitments	61		61		61
	2024
		Fair Value Measurements at Reporting Date Using
	Carrying Amount	(Level 1)	(Level 2)	(Level 3)	Total
Financial assets:
Cash and cash equivalents	$44,976	$44,976			$44,976
Securities available for sale	143,735	24,598	119,137		143,735
Federal Home Loan Bank stock	3,420			3,420	3,420
Mortgage loans held for sale	9,011		9,011		9,011
Loans, net	1,261,965			1,219,281	1,219,281
Accrued interest receivable	7,474	7,474			7,474
Mortgage servicing rights	790		5,274		5,274
Derivative assets	188		188		188
Forward commitments	62		62		62
Financial liabilities:
Deposits	$1,273,296	$865,392		$408,560	$1,273,952
FHLB advances and other borrowings	67,917			67,917	67,917
Securities sold under agreements to repurchase	22,679	22,679			22,679
Accrued interest payable	2,899	2,899			2,899
(22)   Leases:
Lessee Arrangements
The Mortgage Banking Company leases its facilities under operating leases in Bloomington, IL; Pekin, IL; Champaign, IL; Oakbrook Terrace, IL; and Sussex, WI. The Bank leases facilities in Geneva, IL and Champaign, IL. The Company enters into leases in the normal course of business primarily for mortgage servicing centers, information technology equipment, and land for ATMs and parking lots. The

TRI-COUNTY FINANCIAL GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
December 31, 2025 and 2024
(000s omitted except share data)
(22)   Leases: (continued)
Company’s leases have remaining terms ranging from one to three years, some of which include renewal or termination options to extend the lease for up to five years.
The Company includes lease extension and termination options in the lease term if, after considering relevant economic factors, it is reasonably certain the Company will exercise the option. In addition, the Company has elected to account for any non-lease components in its real estate leases as part of the associated lease component. The Company has also elected not to recognize leases with original lease terms of 12 months or less (short-term leases) on the Company’s balance sheet.
Leases are classified as operating or finance leases at the lease commencement date. Lease expense for operating leases and short-term leases is recognized on a straight-line basis over the lease term. Right-of-use assets represent our right to use an underlying asset for the lease term and lease liabilities represent our obligation to make lease payments arising from the lease.
Right-of-use assets and lease liabilities are recognized at the lease commencement date based on the estimated present value of lease payments over the lease term.
The Company uses its incremental borrowing rate at lease commencement to calculate the present value of lease payments when the rate implicit in a lease is not known. The Company’s incremental borrowing rate is based on the FHLB amortizing advance rate, adjusted for the lease term and other factors.
Right-of-use assets and lease liabilities by lease type, and the associated balance sheet classifications as of December 31 are as follows:
Balance Sheet Classification
		2025	2024
Right-of-use assets:
Operating leases	Other assets	$1,014	$842
Lease liabilities:
Operating leases	Accrued interest payable and other liabilities	$1,013	$842
The total consolidated lease expense was approximately $490 and $573 for the years ended December 31, 2025 and 2024, respectively. The expense paid is the same as the amount paid.
Lease Obligations
Future undiscounted lease payments for operating leases with initial terms of one year or more as of December 31, 2025 are as follows:
2026	$435
2027	391
2028	219
2029	0
2030	0
Total undiscounted lease payments	$1,045
Less: imputed interest	(32)
Net lease liabilities	$1,013

TRI-COUNTY FINANCIAL GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
December 31, 2025 and 2024
(000s omitted except share data)
(22)   Leases: (continued)
Supplemental Lease Information
	2025	2024
Operating lease weighted average remaining lease term (years)	2.52 years	3.20 years
Operating lease weighted average discount rate	2.79%	2.02%
(23)   Revenue from Contracts with Customers:
All of the Company’s revenue from contracts with customers in the scope of ASC 606 is recognized within non-interest income. The following table presents the Company’s sources of non-interest income for the twelve months ended December 31, 2025. Items outside the scope of ASC 606 are noted as such.
	2025	2024
Non-interest income
Trust department income	$242	$268
Customer-service fees
Overdraft fees	980	918
Other	326	326
Mortgage banking(1)	11,257	9,924
Insurance services	1,752	1,406
Other(2)	2,677	2,790
	$17,234	$15,632

(1)
Not within the scope of ASC 606

(2)
The Other category includes ATM fees, wire transfer fees, safe deposit rentals and check order fees and gain/loss on sale of OREO, totaling $1,934 and $2,083 for 2025 and 2024, respectively, which is within the scope of ASC 606; the remaining balance of $743 and $707 for 2025 and 2024, respectively, represents loan & collection income, life insurance income, and gain on sale, which is outside the scope of ASC 606.

A description of the Company’s revenue streams accounted for under ASC 606 follows:
Customer-service fees:   The Company earns fees from its deposit customers for transaction-based, account maintenance and overdraft services. Transaction-based fees, which include services such as ATM fees, stop payment charges, statement rendering and ACH fees, are recognized at the time the transaction is executed as that is the point in time the Company fulfills the customer’s request. Account maintenance fees, which relate primarily to monthly maintenance, are earned over the course of a month, representing the period over which the Company satisfies the performance obligation. Overdraft fees are recognized at the point in time the overdraft occurs. Service charges on deposits are withdrawn from the customer’s account balance.
Interchange income:   The Company earns interchange fees from debit and credit cardholder transactions conducted through the Visa and MasterCard payment networks. Interchange fees from cardholder transactions represent a percentage of the underlying transaction value and are recognized daily, concurrently with the transaction processing services provided to the cardholder.
Trust department income:   The Company earns income from its contracts with trust customers to manage assets for investment and/or to transact on their accounts. These fees are primarily earned over time

TRI-COUNTY FINANCIAL GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
December 31, 2025 and 2024
(000s omitted except share data)
(23)   Revenue from Contracts with Customers: (continued)
as the Company provides the contracted monthly or quarterly services and are generally assessed based on a tiered scale of the market value of assets under management at month-end. Fees that are transaction-based, including trade execution services, are recognized at the point in time that the transaction is executed, i.e., the trade date. Other related services are provided and the fees the Company earns, which are based on a fixed fee schedule, are recognized when the services are rendered.
Insurance services:   The Company earns fees from insurance services provided to its customers. These fees are primarily earned and assessed each month as the Company provides the contracted monthly service.
Gains/Losses on Sales of OREO:   The Company records a gain or loss from the sale of OREO when control of the property transfers to the buyer, which generally occurs at the time of an executed deed. When the Company finances the sale of OREO to the buyer, the Company assesses whether the buyer is committed to perform their obligations under the contract and whether collectability of the transaction price is probable. Once these criteria are met, the OREO asset is derecognized and the gain or loss on sale is recorded upon the transfer of control of the property to the buyer. In determining the gain or loss on the sale, the Company adjusts the transaction price and related gain (loss) on sale if a significant financing component is present.
(24)   Segments:
The Company is divided into two reportable segments:   Commercial Banking and Mortgage Banking. Commercial Banking provides a full range of loan and deposit products to individual consumers and businesses in all markets through retail lending, deposit services, online banking mobile banking, private banking, commercial lending, commercial real estate lending, agricultural lending, and other banking services. Mortgage banking provides residential mortgage banking products through five offices in Illinois and one office in Wisconsin through our Mortgage Banking Company. The majority of the loans are sold with servicing released.
Financial information for each business segment reflects that which is specifically identifiable. Income taxes are allocated based on the effective federal tax rate adjusted for any tax-exempt activity. All tax-exempt activity and provision have been fully allocated to the commercial banking segment. Measurement of performance of business segments is based on the management structure of the Company and is not necessarily comparable with similar information for any other financial institution. Information presented is also not necessarily indicative of the segments’ operations if they were independent entities.
Principally, all of the net assets of the Company are involved in the commercial banking segment. Goodwill of approximately $6 million resulting from acquisitions has been assigned to the commercial banking segment, and goodwill of approximately $2 million has been assigned to the mortgage banking segment as a result of First State Mortgage’s formation. Assets assigned to the mortgage banking primarily consist of mortgage loans held for sale and net premises and equipment.
The Company’s chief operating decision maker is comprised of the Chief Executive Officer of the Company, the Chief Executive Officer of First State Bank, and Chief Executive Officer/Chief Operating Officer of First State Mortgage. The individuals consider net interest income, non-interest income, and budget-to-actual variances on a monthly basis for profit measures when making decisions about allocating capital and personnel to the operating segment.

TRI-COUNTY FINANCIAL GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
December 31, 2025 and 2024
(000s omitted except share data)
(24)   Segments: (continued)
Selected financial information by business segment is as follows for the year ended December 31, 2025:
2025	Commercial	Mortgage Banking	Eliminations	Total
Net interest income	$49,854	$291	$(49)	$50,096
Recovery of credit loss expense	659	0	0	659
Mortgage banking revenues	1,259	9,914	84	11,257
All other non-interest income	5,605	0	372	5,977
Non-interest expenses	36,610	11,751	(163)	48,198
Income (loss) before income tax expense	19,449	(1,546)	570	18,473
Income tax expense (benefit)	5,239	(429)	0	4,810
Net income (loss)	14,210	(1,117)	570	13,663
Selected financial information by business segment is as follows for the year ended December 31, 2024:
2024	Commercial	Mortgage Banking	Eliminations	Total
Net interest income	$42,618	$337	$(47)	$42,908
Recovery of credit loss expense	(1,284)	0	0	(1,284)
Mortgage banking revenues	974	8,869	81	9,924
All other non-interest income	5,708	0	0	5,708
Non-interest expenses	34,437	11,686	(156)	45,967
Income (loss) before income tax expense	16,459	(2,480)	(122)	13,857
Income tax expense (benefit)	4,137	(709)	0	3,428
Net income (loss)	12,322	(1,771)	(122)	10,429
(25)   Condensed Financial Information (Parent Company Only):
Presented below is condensed financial information as to financial position, results of operations, and cash flows of the Company as of and for the years ended December 31, 2025 and 2024:
Condensed Balance Sheets	2025	2024
Assets:
Cash and cash equivalents	$768	$1,685
Investments in subsidiary	165,184	150,955
Premises and equipment, net	1,317	1,317
Other assets	1,112	504
Total assets	$168,381	$154,461
Liabilities:
Dividends payable	$607	$611
Accrued interest and other liabilities	144	822
Subordinated debt, net	9,859	9,834
Total liabilities	10,610	11,267
Stockholders’ Equity	157,771	143,194
Total liabilities and stockholders’ equity	$168,381	$154,461

TRI-COUNTY FINANCIAL GROUP, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
December 31, 2025 and 2024
(000s omitted except share data)
(25)   Condensed Financial Information (Parent Company Only): (continued)
Condensed Statements of Income and Comprehensive Income	2025	2024
Income
Total income	$0	$0
Expense:
Other expenses	$1,945	$1,189
Total expense	1,945	1,189
Loss Before Income Tax and Equity in Undistributed Income of Subsidiary	(1,945)	(1,189)
Benefit for Income Taxes	(555)	(339)
Loss Before Equity in Undistributed Income of Subsidiary	(1,390)	(850)
Equity in Undistributed Income of Subsidiary	15,053	11,279
Net Income	$13,663	$10,429
Comprehensive Income	$17,765	$10,373
Condensed Statements of Cash Flows	2025	2024
Cash flows from operating activities:
Net income	$13,663	$10,429
Items not requiring (providing) cash
Amortization of debt issuance costs	25	24
Stock-based compensation expense	160	161
Net change in other liabilities	(682)	(157)
Net change in other assets	(608)	556
Equity in undistributed earnings from subsidiary	(15,053)	(11,279)
Net cash used in operating activities	(2,495)	(266)
Cash flows from financing activities:
Dividends received from subsidiary	2,543	2,252
Purchases of common stock	(1,151)	(1,915)
Proceeds from stock options	186	482
Net cash used in financing activities	1,578	819
Net Change in Cash and Cash Equivalents	(917)	553
Cash and Cash Equivalents at Beginning of Year	1,685	1,132
Cash and Cash Equivalents at End of Year	$768	$1,685

26)
Subsequent events:

The Company has evaluated subsequent events for recognition and disclosure through March 6, 2026, which is the date the financial statements were available to be issued.

TRI-COUNTY FINANCIAL GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)
(000s omitted except share data)
	June 30, 2026	December 31, 2025
ASSETS
Cash and due from banks	$58,355	$46,193
Federal funds sold	2,548	3,446
Cash and cash equivalents	60,903	49,639
Debt securities available-for-sale, at fair value (amortized cost $156,954 and $162,742, respectively)	147,611	154,207
Federal Home Loan Bank stock, at cost	3,459	3,572
Mortgage loans held for sale	15,184	12,688
Loans, net of allowance for credit losses of $14,789 and $14,992, respectively	1,258,100	1,300,302
Bank-owned life insurance	21,133	20,844
Foreclosed assets, net	101	101
Bank premises and equipment, net	24,051	24,330
Goodwill and other intangibles	8,667	8,678
Accrued interest receivable	8,781	8,222
Other assets	14,083	13,138
Total assets	$1,562,073	$1,595,721
LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Deposits:
Noninterest-bearing	$182,756	$167,062
Interest-bearing	1,114,050	1,136,861
Total deposits	1,296,806	1,303,923
Federal Home Loan Bank advances and other borrowings	45,917	77,917
Securities sold under agreements to repurchase	21,404	23,105
Dividends payable	667	607
Accrued interest payable and other liabilities	22,404	22,539
Subordinated debt, net of debt issuance costs of $129 and $146, respectively	9,871	9,859
Total liabilities	1,397,069	1,437,950
Stockholders’ equity:
Common stock, $1 par value; 5,000,000 shares authorized; 2,388,748 and 2,375,138 shares issued and outstanding, respectively	2,389	2,375
Additional paid-in-capital	20,967	20,426
Retained earnings	148,328	141,073
Accumulated other comprehensive loss	(6,680)	(6,103)
Total stockholders’ equity	165,004	157,771
Total liabilities and stockholders’ equity	$1,562,073	$1,595,721
See Notes to Unaudited Condensed Consolidated Financial Statements.

TRI-COUNTY FINANCIAL GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (unaudited)
(000s omitted except share data)
	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Interest income:
Loans, including fees	$19,357	$18,441	$38,569	$36,380
Debt securities:
Taxable	739	649	1,452	1,231
Tax-exempt	381	379	775	750
Mortgage loans held for sale, including fees	320	350	584	639
Dividends	66	63	157	147
Other	368	226	664	491
Total interest income	21,231	20,108	42,201	39,638
Interest expense:
Deposits	6,345	6,959	12,885	14,091
Federal Home Loan Bank advances and other borrowings	570	725	1,165	1,307
Securities sold under agreements to repurchase	152	180	303	358
Total interest expense	7,067	7,864	14,353	15,756
Net interest income	14,164	12,244	27,848	23,882
Credit loss (recovery) of credit loss expense on loans	(100)	103	(196)	334
Credit loss (recovery) of credit loss expense on off-balance sheet credit exposures	1,183	(216)	974	54
Net interest income after credit loss expense (recovery)	13,081	12,357	27,070	23,494
Non-interest income:
Trust department	57	65	93	102
Customer-service fees	307	319	620	624
Mortgage banking	2,700	3,310	5,235	5,488
Insurance services	355	319	827	728
Other	984	645	1,740	1,312
Total non-interest income	4,403	4,658	8,515	8,254
Non-interest expenses:
Salaries and employee benefits	8,041	7,906	16,044	15,458
Occupancy	706	666	1,382	1,335
Furniture and equipment	251	292	536	575
Other	2,844	3,358	5,877	6,154
Total non-interest expenses	11,842	12,222	23,839	23,522
Income before income taxes	5,642	4,793	11,746	8,226
Income tax expense	1,525	1,286	3,157	2,165
Net income	$4,117	$3,507	$8,589	$6,061
Earnings per common share:
Basic	$1.73	$1.47	$3.61	$2.54
Diluted	$1.67	1.46	$3.53	2.52
See Notes to Unaudited Condensed Consolidated Financial Statements.

TRI-COUNTY FINANCIAL GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (unaudited)
(000s omitted except share data)
	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Net income	$4,117	$3,507	$8,589	$6,061
Other comprehensive income (loss):
Unrealized holding gains (losses) on available-for-sale debt securities	(726)	42	(808)	1,672
Income tax effect	207	(13)	231	(478)
Other comprehensive income (loss), net of taxes	(519)	29	(577)	1,194
Total comprehensive income	$3,598	$3,536	$8,012	$7,255
See Notes to Unaudited Condensed Consolidated Financial Statements.

TRI-COUNTY FINANCIAL GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
Quarterly (unaudited)
(000s omitted except share data)
	Common Stock and Non-Voting Common Stock	Additional Paid-in- Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total
Balance, March 31, 2026	$2,378	$20,545	$144,879	$(6,161)	$161,641
Net income	—	—	4,117	—	4,117
Other comprehensive income (loss)	—	—	—	(519)	(519)
Cash dividends on common stock ($0.28 per share)	—	—	(668)	—	(668)
Stock options exercised (10,850 shares)	11	422	—	—	433
Balance, June 30, 2026	$2,389	$20,967	$148,328	$(6,680)	$165,004
Balance, March 31, 2025	$2,388	$20,956	$131,750	$(9,040)	$146,054
Net income	—	—	3,507	—	3,507
Other comprehensive income (loss)	—	—	—	29	29
Cash dividends on common stock ($0.25 per share)	—	—	(597)	—	(597)
Stock options exercised (900 shares)	1	24	—	—	25
Balance, June 30, 2025	$2,389	$20,980	$134,660	$(9,011)	$149,018
See Notes to Unaudited Condensed Consolidated Financial Statements.

TRI-COUNTY FINANCIAL GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
Year-to-Date (unaudited)
(000s omitted except share data)
	Common Stock and Non-Voting Common Stock	Additional Paid-in- Capital	Retained Earnings	Accumulated Other Comprehensive Loss	Total
Balance, December 31, 2025	$2,375	$20,426	$141,073	$(6,103)	$157,771
Net income	—	—	8,589	—	8,589
Other comprehensive income	—	—	—	(577)	(577)
Cash dividends on common stock ($0.56 per share)	—	—	(1,334)	—	(1,334)
Stock options exercised (13,610 shares)	14	541	—	—	555
Balance, June 30, 2026	$2,389	$20,967	$148,328	$(6,680)	$165,004
Balance, December 31, 2024	$2,394	$21,212	$129,793	$(10,205)	$143,194
Net income	—	—	6,061	—	6,061
Other comprehensive income (loss)	—	—	—	1,194	1,194
Cash dividends on common stock ($0.50 per share)	—	—	(1,194)	—	(1,194)
Purchases and retirement of 5,800 Shares of common stock	(6)	(257)	—	—	(263)
Stock options exercised (950 shares)	1	25	—	—	26
Balance, June 30, 2025	$2,389	$20,980	$134,660	$(9,011)	$149,018
See Notes to Unaudited Condensed Consolidated Financial Statements.

TRI-COUNTY FINANCIAL GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
(000s omitted except share data)
	Six Months Ended June 30,
	2026	2025
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$8,589	$6,061
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	660	770
Amortization of intangibles	11	11
Net amortization of securities	26	58
Amortization of debt issuance costs	12	12
Provision of credit loss expense	778	388
Deferred income tax	(308)	(229)
Net loss on sales of foreclosed assets	0	25
Net loss on sales of bank premises and equipment	65	0
Net gain on sale of loans	(5,125)	(4,482)
Net mortgage servicing rights amortization	54	153
Origination of loans held for sale	(151,523)	(149,800)
Proceeds from loans held for sale	154,152	140,610
Change in accrued interest receivable	(559)	(557)
Change in bank-owned life insurance	(289)	(281)
Change in other assets	(461)	(942)
Change in accrued interest payable and other liabilities	(1,109)	(176)
Net cash provided by (used in) operating activities	4,973	(8,379)
CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from maturities, paydowns and calls of available-for-sale debt securities	14,932	11,127
Purchases of available-for-sale debt securities	(9,170)	(13,931)
Net redemptions of FHLB stock	113	0
Purchases of FHLB stock	0	(557)
Loan (originations) and principal collections, net	42,398	(2,857)
Proceeds from sales of foreclosed assets	0	794
Proceeds from sales of bank premises and equipment	251	0
Purchases of bank premises and equipment, net	(697)	(306)
Net cash provided by (used in) investing activities	47,827	(5,730)
See Notes to Unaudited Condensed Consolidated Financial Statements.

TRI-COUNTY FINANCIAL GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS (continued)
(unaudited)
(000s omitted except share data)
	Six Months Ended June 30,
	2026	2025
CASH FLOWS FROM FINANCING ACTIVITIES:
Net change in deposits	$(7,117)	$(4,520)
Net change in securities sold under agreements to repurchase	(1,701)	3,520
Cash dividends paid	(1,273)	(1,194)
Purchases and retirement of common stock	0	(263)
Net change in short-term FHLB advances and other borrowings	(27,000)	9,000
Advances on long-term FHLB advances and other borrowings	0	25,000
Payments on long-term FHLB advances and other borrowings	(5,000)	(15,000)
Proceeds from stock options exercised	555	26
Net cash used in financing activities	(41,536)	16,569
Increase in cash and cash equivalents	11,264	2,460
Cash and cash equivalents:
Beginning of the year	49,639	44,976
Ending of the period	$60,903	$47,436
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash payments for interest paid:
Deposits	$12,857	$13,997
Securities sold under agreements to repurchase	303	358
FHLB advances and other borrowings	1,193	1,316
Total	$14,353	$15,671
Income taxes paid:
Federal	$1,980	$1,159
State and local Illinois	1,075	675
Other	387	260
Total	$3,442	$2,094
SUPPLEMENTAL DISCLOSURES OF NONCASH AND FINANCING ACTIVITIES:
Dividends payable	$667	$610

See Notes to Unaudited Condensed Consolidated Financial Statements.

TRI-COUNTY FINANCIAL GROUP, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited)
(000s omitted except share data)
(1)
Significant Accounting Policies:

Principles of consolidation:
The accompanying unaudited condensed consolidated financial statements include the accounts of Tri-County Financial Group, Inc. (the “Company”) and its wholly owned subsidiaries, First State Bank (the “Bank”), Tri-County Insurance Services, Inc. (“Insurance Company”), and First State Mortgage (“Mortgage Banking Company”). All significant intercompany transactions have been eliminated.
In the opinion of management, the unaudited condensed consolidated financial statements include all adjustments (which consist of normal recurring adjustments) necessary, to present a fair statement of the results for the interim periods presented. In accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information, these statements do not include certain information and footnote disclosures required by GAAP for complete annual financial statements. The results of operations, other comprehensive income (loss), the changes in stockholders’ equity, and the cash flows for the interim periods presented are not necessarily indicative of the results to be expected for the full year. Certain information in footnote disclosures normally included in financial statements prepared in accordance with GAAP has been condensed or omitted pursuant to rules and regulations of the SEC. These interim unaudited condensed financial statements and notes thereto should be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC.
General Litigation:
The Company is subject to claims and lawsuits that arise primarily in the ordinary course of business. It is the opinion of management that the disposition or ultimate resolution of such claims and lawsuits will not have a material adverse effect on the consolidated financial position, results of operations and cash flows of the Company.
Nature of operations:
The Company provides a variety of banking and mortgage banking services and insurance services to individuals and businesses principally through its main facilities in Mendota and branches in LaMoille, Peru, Streator, McNabb, Ottawa, Bloomington, Geneva, North Aurora, St. Charles, Batavia, Shabbona, Waterman, Sycamore, Rochelle, Princeton, West Brooklyn, Champaign and Earlville, Illinois, with additional mortgage banking offices in Illinois and Wisconsin. The Company’s primary deposit products are demand deposits and certificates of deposit, and its primary lending products are agribusiness, commercial, real estate mortgage, and installment loans, as well as secondary market mortgage activities.
The Company is divided into two reportable segments: Commercial Banking and Mortgage Banking. Commercial Banking provides a full range of loan and deposit products to individual consumers and businesses in all markets through retail lending, deposit services, online banking, mobile banking, private banking, commercial lending, commercial real estate lending, agricultural lending, and other banking services. Mortgage banking provides residential mortgage banking products through four offices in Illinois and one office in Wisconsin through our Mortgage Banking Company. The majority of the loans are sold with servicing released.
Use of estimates:
The preparation of the accompanying unaudited condensed consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

TRI-COUNTY FINANCIAL GROUP, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited) (continued)
(000s omitted except share data)
(1)
Significant Accounting Policies: (continued)

Material estimates that are particularly susceptible to significant changes relate to the determination of the allowance for credit losses and valuation of goodwill.
Significant group concentrations of credit risk:
Most of the Company’s activities are with customers located in the area and communities noted above. Note 3 details the types of securities in which the Company invests. Note 4 details the types of lending in which the Company engages. A substantial portion of the Company’s loans are with entities involved in the agricultural industry.
Cash and cash equivalents:
For purposes of reporting cash flows, cash and cash equivalents are defined as those amounts included in cash and due from banks and federal funds sold, which are sold overnight.
Trust assets:
Assets of the trust department, other than trust cash on deposit at the Bank, are not included in these condensed consolidated financial statements because they are not assets of the Company.
Debt securities available-for-sale:
Debt securities are classified as available for sale (AFS) and recorded at fair value, with unrealized gains or losses excluded from earnings and reported in other comprehensive income (loss).
Purchase premiums are recognized in interest income using the interest method over the terms of the debt securities and are amortized/accreted to the earliest of call or maturity date. Discounts are recognized in interest income using the interest method over the term of the securities. Gains and losses on the sale of debt securities are recorded on the trade date and are determined using the specific identification method.
When the fair value of securities is below the amortized cost and the Company will not be required to sell the security before recovery of its amortized cost basis, the Company evaluates whether the decline in fair value has resulted from credit losses or other factors. If the present value of cash flows expected to be collected from the security are less than the amortized cost basis of the security, an allowance for credit losses is recorded for the credit loss, limited to the amount that the fair value is less than the amortized cost basis. Any impairment that has not been recorded through an allowance for credit losses is recognized in other comprehensive income (loss).
Accounting Treatment
Circumstances of Impairment Considerations	Credit Component	Remaining Portion
Not intended for sale or more likely than not that the Bank will not have to sell before recovery of cost basis	Recognized as an allowance for credit loss	Recognized in other comprehensive income (loss)
Intended for sale or more likely than not that the Bank will be required to sell before recovery of cost basis	Recognized in earnings
Allowance for Credit Losses — available-for-sale debt securities:
For available-for-sale debt securities in an unrealized loss position, the Company first assesses whether (1) there is intention to sell or (2) it is more likely than not that the Company will be required to sell the security before recovery of its amortized cost basis. If either case is affirmative, any previously recognized

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allowances are charged off and the security’s amortized cost is written down to fair value through income. If neither case is affirmative, the security is evaluated to determine whether the decline in fair value has resulted from credit losses or other factors. In making this assessment, management considers the extent to which fair value is less than amortized cost, any changes to the rating of the security by a rating agency and any adverse conditions specifically related to the security, among other factors. If this assessment indicates that a credit loss exists, the present value of cash flows expected to be collected from the security are compared to the amortized cost basis of the security. If the present value of cash flows expected to be collected is less than the amortized cost basis, a credit loss exists and an allowance for credit losses is recorded for the credit loss, limited by the amount that the fair value is less than the amortized cost basis. Any impairment that has not been recorded through an allowance for credit losses is recognized in other comprehensive income. Adjustments to the allowance are reported in our income statement as a component of credit loss expense. The Company excludes accrued interest receivable on available-for-sale securities from the estimate of credit losses. Available-for-sale securities are charged off against the allowance or, in the absence of any allowance, written down through income when deemed uncollectible by management or when either of the aforementioned criteria regarding intent or requirement to sell is met.
Federal Home Loan Bank stock:
The Bank, as a member of the Federal Home Loan Bank (FHLB) system, is required to own a certain amount of stock based on the level of borrowings and may invest in additional amounts. FHLB stock is carried at cost since no ready market exists and it has no quoted market value. FHLB stock is periodically evaluated for impairment based on the ultimate recovery of par value.
Mortgage loans held for sale and loan servicing:
Mortgage loans held for sale are carried at the lower of cost or fair value in the aggregate. Net unrealized losses, if any, are recognized through a valuation allowance by charges to non-interest income. The majority of the Company’s mortgage loans held for sale are generated through the Mortgage Banking Company. Changes in fair value are recorded in mortgage banking income in the consolidated statements of income.
The Company does retain some of the servicing on the loans sold through the Mortgage Banking Company within the Company’s markets.
Mortgage loans held for sale through the Bank are sold with the mortgage servicing rights retained by the Bank. Gains or losses on sales of mortgage loans are recognized based on the difference between the selling price and the carrying value of the related mortgage loans sold. These gains or losses are included in mortgage banking income in the consolidated statements of income.
Mortgage servicing rights are recognized as separate assets when rights are acquired through a sale of loans. Generally, for sales of mortgage loans, a portion of the cost of originating the loan is allocated to the servicing right based on relative fair value. Fair value is based on market prices for comparable mortgage servicing contracts, when available. The Company subsequently measures each class of servicing asset using the amortization method. Under the amortization method, servicing rights are amortized in proportion to and over the period of estimated net servicing income of the underlying loans. Capitalized mortgage servicing assets are reported in other assets and are assessed for impairment at least annually.
Servicing fee income is recorded for fees earned from servicing loans. The fees are based on a contractual percentage of the outstanding principal and are recorded as mortgage banking income when earned.
Mortgage loan sales:
The Company generally sells mortgage loans held for sale without recourse. However, the Company’s agreements to sell residential mortgage loans in the normal course of business usually require certain

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representations and warranties on the underlying loans sold, related to credit information, loan documentation, collateral, and insurability, which if subsequently are untrue or breached, could require the Company to repurchase certain loans affected. The potential liability under these representations and warranties is estimated as a liability and any losses incurred and resulting expense are netted with mortgage banking income.
Mortgage banking income:
Mortgage banking income includes the fees generated from the underwriting and origination of mortgage loans held for sale along with the gains or losses realized from the sale of these loans, net of origination costs, the changes in fair values of mortgage loan derivatives, servicing right income, amortization, and servicing fee income.
Loans:
Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at amortized cost basis, which is the unpaid principal balance outstanding, net of unearned income and deferred loan fees and costs. The Company has made a policy election to exclude accrued interest from the amortized cost basis of loans and report accrued interest separately from the related loan balance in the consolidated balance sheets.
Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized in interest income over the life of the loan without anticipating prepayments.
Loans are considered past due or delinquent when the contractual principal and/or interest due in accordance with the terms of the loan agreement or any portion thereof remains unpaid after the due date of the scheduled payment. The accrual of interest income on loans is typically discontinued at the time the loan is 90 days delinquent unless the loan is well-secured and in process of collection, or if full collection of interest or principal becomes doubtful. All interest accrued but not received for a loan placed on non-accrual is reversed against interest income. Interest received on such loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Under the cost- recovery method, interest income is not recognized until the loan balance is reduced to zero. Under the cash-basis method, interest income is recorded when the payment is received in cash. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.
Allowance for credit losses (ACL) — Loans:
The allowance for credit losses (ACL) on loans represents a valuation allowance estimated at each balance sheet date in accordance with GAAP that is deducted from the loans’ amortized cost basis to represent the net amount expected to be collected on the loan portfolio.
The Company estimates the ACL on loans based on the underlying assets’ amortized cost basis, which is the amount at which the receivable is originated or acquired, adjusted for applicable accretion or amortization of premium, discount, and net deferred fees or costs, collection of payment, and partial charge-offs. In the event that collection of principal becomes uncertain, the Company has policies in place to reverse accrued interest in a timely manner. Therefore, the Company has made a policy election to exclude accrued interest from the measurement of the ACL on loans.
Expected credit losses are reflected in the ACL on loans through a charge to provision for credit losses on loans. When the Company deems all or a portion of a financial asset to be uncollectible, the appropriate amount is written off and the ACL on loans is reduced by the same amount. The Company applies

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judgment to determine when a financial asset is deemed uncollectible; however, generally speaking, an asset will be considered uncollectible no later than when all efforts of collection have been exhausted and the collateral, if any, has been liquidated. Subsequent recoveries, if any, are credited to the ACL on loans when received.
The Company’s methodologies for estimating the ACL on loans consider available relevant information about the collectability of cash flows, including information about past events, current conditions and reasonable and supportable forecasts. The methodologies apply historical loss information, adjusted for asset-specific characteristics, economic conditions at the measurement date, and forecasts about future economic conditions expected to exist through the contractual lives of the financial assets that are reasonable and supportable to the identified pools of financial assets with similar risk characteristics for which the historical loss experience was observed. The Company’s methodologies may revert to historical loss information on a straight-line basis over a number of quarters when it can no longer develop reasonable and supportable forecasts.
Loans are predominantly segmented by FDIC Call Report Codes into loan pools that have similar risk characteristics, similar collateral type and are assumed to pose consistent risk of loss to the Company.
The Company measures expected credit losses for its loan portfolio segments as follows:
Loan Portfolio Segment	ACL Methodology
Commercial and industrial	Discounted cash flow
Commercial agricultural	Discounted cash flow
Commercial other	Discounted cash flow
Real estate – commercial	Discounted cash flow
Real estate – consumer	Discounted cash flow
Real estate – agricultural	Discounted cash flow
Real estate – construction and land	Discounted cash flow
Consumer installment	Remaining life
Consumer vehicle	Remaining life
Credit cards	Other
Discounted cash flow method (DCF) — The DCF methodology is used to develop cash flow projections at the instrument level wherein payment expectations are adjusted for estimated prepayment speed and curtailments and expected losses are calculated via a gross loss rate and recovery rate assumption. The modeling of expected prepayment speeds and curtailment rates are based on industry data.
The Company uses regression analysis on historical internal and peer data to determine suitable loss drivers to utilize when modeling expected losses. For all loan pools utilizing the DCF method, management utilizes a forecast unemployment rate and gross domestic product as its primary loss drivers, as these were determined to best correlate to historical losses.
With regard to the DCF model, management determined that four quarters represented a reasonable and supportable forecast period with reversion back to historical loss rate over four quarters on a straight-line basis.
The combination of adjustments for credit expectations (expected losses) and timing expectations (prepayment and curtailment) produces an expected cash flow stream at the instrument level. An ACL is established for the difference between the instrument’s NPV and amortized cost basis.

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Remaining life method — The remaining life methodology is a type of loss rate methodology that uses an average loss rate and applies it to future expected outstanding balances of the pool.
Collateral dependent loans — Loans that do not share risk characteristics are evaluated on an individual basis. For collateral dependent loans where the Company has determined that the liquidation or foreclosure of the collateral is probable, or where the borrower is experiencing financial difficulty and the Company expects repayment of the financial asset to be provided substantially through the operation of the business or sale of the collateral, the ACL is measured based on the difference between the estimated fair value of the collateral and amortized cost basis of the assets as of the measurement date. When repayment is expected to be from the operation of the collateral, expected credit losses are calculated as the amount by which the amortized cost basis of the financial asset exceeds the NPV of expected cash flows from the operation of the collateral. When repayment is expected to be from the sale of the collateral, expected credit losses are calculated as the amount by which the amortized cost basis of the financial asset exceeds the fair value of the underlying collateral less estimated cost to sell. The ACL may be zero if the fair value of the collateral at the measurement date exceeds the amortized costs basis of the loan. The Company’s estimate of the ACL reflects losses expected over the remaining contractual life of the loan and the contractual term does not consider extensions, renewals, or modifications.
The Company’s qualitative factors are considered by qualitatively adjusting model results for risk factors that are not considered within the modeling processes but are nonetheless relevant in assessing the expected credit losses within the loan pools. These qualitative factors and other qualitative adjustments may increase or decrease the Company’s estimate of expected credit losses by a calculated percentage or amount based upon the estimated level of risk. The various risks that may be considered in making qualitative adjustments include among other things the impact of the following:
i.
Changes in lending policies and procedures, including changes in underwriting standards and collections, charge offs, and recovery practices

ii.
Changes in international, national, regional, and local economic and business conditions

iii.
Changes in the nature and volume of the portfolio and in the terms of the underlying loans

iv.
Changes in the experience, depth, and ability of the lending management and staff

v.
Changes in volume and severity of past due loans and other similar conditions

vi.
Changes in the quality of the organization’s loan review system

vii.
Changes in the value of the underlying collateral for loans that are non-collateral dependent

viii.
The existence and effect of any concentrations of credit and changes in the levels of such concentrations

ix.
The effect of other external factors such as regulatory, legal and technological environments; competition; and events such as natural disasters or health pandemics

The following portfolio segments have been identified: commercial, real estate and consumer.
Management considers the following when assessing the risk in the loan portfolio:
Commercial and industrial and agricultural loans are primarily for working capital, physical asset expansion, asset acquisition and other. These loans are made based primarily on historical and projected cash flow of the borrower and secondarily on the underlying collateral provided by the borrower. The cash flows of borrowers, however, may not behave as forecasted and collateral securing loans may fluctuate in value

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due to economic or individual performance factors. Financial information is obtained from the borrowers to evaluate cash flows sufficiency to service debt and are periodically updated during the life of the loan.
Agricultural real estate and commercial real estate loans are dependent on the industries tied to these loans. Agricultural real estate loans are primarily for land acquisition. Commercial real estate loans are primarily secured by office and industrial buildings, warehouses, small retail shopping facilities, single family rental, multifamily loans, and various special purpose properties, including hotels and restaurants. Financial information is obtained from the borrowers and/or the individual project to evaluate cash flows sufficiency to service debt and is periodically updated during the life of the loan. Loan performance may be adversely affected by factors impacting the general economy or conditions specific to the real estate market such as geographic location and/or property type.
Commercial real estate loans also include construction and land development loans. These loans are secured by vacant land and/or property that are in the process of improvement, including (a) land development preparatory to erecting vertical improvements or (b) the on-site construction of industrial, commercial, residential or farm buildings. Repayment of these loans can be dependent on the sale of the property to third parties or the successful completion of the improvements by the builder for the end user. In the event a loan is made on property that is not yet improved for the planned development, there is the risk that necessary approvals will not be granted or will be delayed. Construction loans also run the risk that improvements will not be completed on time or in accordance with specifications and projected costs.
Consumer real estate loans are affected by the local residential real estate market, the local economy, and, for variable rate mortgages, movement in indices tied to these loans. At the time of origination, the Company evaluates the borrower’s repayment ability through a review of debt to income and credit scores. Appraisals are obtained to support the loan amount. Financial information is obtained from the borrowers and/or the individual project to evaluate cash flows sufficiency to service debt at the time of origination.
Consumer and other loans may take the form of installment loans, demand loans or single payment loans and are extended to individuals for household, family and other personal expenditures. At the time of origination, the Company evaluates the borrower’s repayment ability through a review of debt to income and credit scores.
Allowance for Credit Losses — Off-Balance-Sheet Credit Exposures
The allowance for credit losses on off-balance-sheet credit exposures is a liability account, representing expected credit losses over the contractual period for which the Company is exposed to credit risk resulting from a contractual obligation to extend credit. No allowance is recognized if the Company has the unconditional right to cancel the obligation. The allowance is reported as a component of accrued interest payable and other liabilities in the consolidated balance sheets. Adjustments to the allowance are reported in the consolidated income statement as a component of credit loss expense. The allowance for credit losses on off-balance-sheet credit exposures is described more fully in Note 4.
Loan commitments:
The Bank enters into off-balance-sheet financial instruments consisting of commitments to extend credit and letters of credit issued to meet customer financing needs. Loan commitments are recorded when they are funded. Standby letters of credit are considered financial guarantees in accordance with GAAP and are recorded at fair value, if material.
Loan servicing:
Mortgage servicing rights are recognized as separate assets when rights are acquired through a sale of loans and are reported in other assets. When the originating mortgage loans are sold into the secondary

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market, the Company allocates the total cost of the mortgage loans between mortgage servicing rights and the loans, based on their relative fair values. The cost of originated mortgage-servicing rights is amortized in proportion to, and over the period of, estimated net servicing revenues. Impairment of mortgage servicing rights is assessed based on the fair value of those rights. The amount of impairment is the amount by which the capitalized mortgage servicing rights exceed their fair value. Fair value is determined using prices for similar assets with similar characteristics, when available, or based upon discounted cash flows using market-based assumptions.
Mortgage loan derivatives:
Commitments to fund mortgage loans (interest rate locks) to be sold into the secondary market and forward commitments for the future delivery of these mortgage loans are to be accounted for as free-standing derivatives. The Company enters into these best efforts forward commitments and mandatory delivery forward commitments in order to hedge the change in interest rates resulting from its commitments to fund the loans. The Company also enters into over-the-counter contracts for the future delivery of mortgage-backed securities. These contracts are fair value hedges, which are also used to offset the interest rate risk related to granting interest rate locks. The fair values of these derivatives are estimated based on the expected net future cash flows related to the associated servicing of the loans and changes in mortgage interest rates from the date of the commitments. In estimating fair value, the Company assigns a probability to the commitment based on an expectation that it will be exercised and the loan will be funded. These derivatives are included in other assets and other liabilities with changes in fair values on these derivatives included in net gains on sales of mortgage loans.
Foreclosed assets:
Assets acquired through or in lieu of loan foreclosure are held for sale and are initially recorded at fair value less cost to sell at the date of foreclosure, establishing a new cost basis. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair market value less estimated cost to sell. At the date of acquisition losses are charged to the allowance for credit losses, and subsequent write downs are charged to expense in the period incurred. Operating costs after acquisition are expensed.
Bank premises and equipment:
Land is carried at cost. Bank premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed principally by using the straight-line method over the estimated useful lives. Building and improvements are depreciated from five to forty years and furniture and equipment from three to fifteen years.
Goodwill and other intangibles:
The premium paid on the assumption of deposit liabilities and the fair value of net assets acquired is accounted for as goodwill and other intangibles. Goodwill and other intangible assets determined to have an indefinite useful life are not amortized but tested for impairment at least annually. Intangible assets with definite useful lives are amortized over their estimated useful lives, which is ten years. Goodwill is the only intangible asset with an indefinite useful life on the balance sheet.
Goodwill is evaluated at the reporting unit level annually for impairment or more frequently if impairment indicators are present. A qualitative assessment is performed to determine whether the existence of events or circumstances leads to a determination that it is more likely than not the fair value is less than the carrying amount, including goodwill. If, based on the evaluation, it is determined to be more likely than

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not that the fair value is less than the carrying value, then goodwill is tested further for impairment. If the implied fair value of goodwill is lower than its carrying amount, a goodwill impairment is indicated and goodwill is written down to its implied fair value. Subsequent increases in goodwill value are not recognized in the condensed consolidated financial statements.
Bank owned life insurance:
The Bank has purchased life insurance policies on certain key employees. The Bank-owned life insurance is recorded at the amount that can be realized under the insurance contract at the balance sheet date, which is the cash surrender value.
Transfers of financial assets:
Transfers of financial assets are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.
Comprehensive income:
Comprehensive income consists of net income and other comprehensive income (loss). Accumulated other comprehensive loss includes unrealized gains and losses on securities available for sale, and is recognized as separate components of stockholders’ equity.
Reclassification adjustments out of other comprehensive income (loss) for gains realized on sales and calls of securities available for sale comprise the entire balance of “Net gain on sales of available-for-sale securities” on the consolidated statements of income.
Stock compensation plans:
The Company records stock-based employee compensation cost using the fair value method. Compensation expense for share-based awards is recorded over the vesting period at the fair value of the award at the time of grant. The Company begins to record compensation expense in the subsequent calendar year as options are historically issued every two years in December. A Black-Scholes model is used to estimate the fair value of stock options. The Company assumes no projected forfeitures on its stock based compensation, since actual historical forfeiture rates on its stock-based incentive awards have been negligible.
Income taxes:
Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carry forwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.
The Company may also recognize a liability for unrecognized tax benefits from uncertain tax positions. Unrecognized tax benefits represent the differences between a tax position taken or expected to be taken in a tax return and the benefit recognized and measured in the financial statements. Interest and penalties related

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Significant Accounting Policies: (continued)

to unrecognized tax benefits are classified as income taxes, if applicable. No liabilities for unrecognized tax benefits from uncertain tax positions have been recorded.
Earnings per share:
Basic earnings per common share are computed by dividing the net income by the weighted-average number of common shares outstanding during the period. Diluted earnings per common share include the dilutive effect of additional potential common shares issuable under the Company’s stock options.
(2)   Cash and Due from Banks:
The Federal Reserve Board reduced reserve requirements to zero percent, eliminating the need for depository institutions to maintain balances at the Federal Reserve Bank to satisfy reserve requirements. As a result, at June 30, 2026 and December 31, 2025, there were no reserve requirements in effect.
In the normal course of business, the Company maintains cash and due from bank balances with correspondent banks. Balances in these accounts may exceed the Federal Deposit Insurance Corporation’s (FDIC’s) insured limit of $250. Management believes these financial institutions have strong credit ratings and the credit risk related to these deposits is minimal. At June 30, 2026, the Company’s cash accounts exceeded federally insured limits by $913. The Company also had $40,659 at the Federal Home Loan Bank and Federal Reserve Bank, which are government-sponsored entities not insured by the FDIC.
(3)   Debt Securities Available for Sale:
The following tables reflect the amortized cost and fair value of debt securities available for sale as of June 30, 2026:
	2026
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized (Losses)	Fair Value
U.S. Treasuries & Govt. – sponsored agencies	$26,753	$0	$(976)	$25,777
State and Municipal	56,729	221	(2,856)	54,094
Mortgage Backed	50,853	101	(4,396)	46,558
Collateralized Mortgage Obligations (CMOs)	22,619	32	(1,469)	21,182
	$156,954	$354	$(9,697)	$147,611
The following tables reflect the amortized cost and fair value of debt securities available for sale as of December 31, 2025:
	2025
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized (Losses)	Fair Value
U.S. Treasuries & Govt. – sponsored agencies	$31,744	$0	$(943)	$30,801
State and Municipal	60,070	257	(2,846)	57,481
Mortgage Backed	49,175	299	(4,103)	45,371
Collateralized Mortgage Obligations (CMOs)	21,753	120	(1,319)	20,554
	$162,742	$676	$(9,211)	$154,207

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited) (continued)
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(3)   Debt Securities Available for Sale: (continued)
Debt securities with a carrying amount of approximately $68,617 and $66,676 at June 30, 2026 and December 31, 2025, respectively, were pledged as collateral on public deposits, debt securities sold under agreements to repurchase and for other purposes as required or permitted by law.
At June 30, 2026 and December 31, 2025, there were no holdings of debt securities of any one issuer, other than the U.S. Government and its sponsored agencies, in an amount greater than 10% of stockholders’ equity.
As of June 30, 2026 and December 31, 2025, accrued interest on debt securities available-for-sale of $661 and $667, respectively, was excluded from CECL evaluation. Accrued interest on debt securities available-for-sale is recorded within accrued interest receivable on the consolidated balance sheet.
The amortized cost and approximate fair value of debt securities at June 30, 2026 by contractual maturity are shown below. Expected maturities may differ from contractual maturities on mortgage-backed and collateralized mortgage obligation debt securities because the underlying mortgages may be called or prepaid without any penalties.
	Amortized Cost	Fair Value
Due in one year or less	$12,209	$12,080
Due after one year through five years	35,491	34,558
Due after five years through ten years	19,058	17,954
Due after ten years	16,724	15,279
	83,482	79,871
Mortgage Backed	50,853	46,558
Collateralized Mortgage Obligations	22,619	21,182
	$156,954	$147,611
Debt securities with unrealized losses as of June 30, 2026 not recognized in income are as follows:
	2026
	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
U.S. Treas. & Gov’t – sponsored agencies	$987	$6	$24,790	$970	$25,777	$976
State and Municipal	7,136	31	25,841	2,825	32,977	2,856
Mortgage Backed	8,555	213	28,282	4,183	36,837	4,396
CMOs	5,506	77	11,157	1,392	16,663	1,469
Total	$22,184	$327	$90,070	$9,370	$112,254	$9,697

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited) (continued)
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(3)   Debt Securities Available for Sale: (continued)
Debt securities with unrealized losses as of December 31, 2025 not recognized in income are as follows:
	2025
	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
U.S. Treas. & Gov’t – sponsored agencies	$0	$0	$30,801	$943	$30,801	$943
State and Municipal	3,335	8	29,054	2,838	32,389	2,846
Mortgage Backed	1,886	44	30,879	4,059	32,765	4,103
CMOs	1,970	3	12,110	1,316	14,080	1,319
Total	$7,191	$55	$102,844	$9,156	$110,035	$9,211
At June 30, 2026 and December 31, 2025, the investment portfolio included 149 and 142 debt securities that were in an unrealized loss position, respectively. Unrealized losses have not been recognized as an allowance for credit losses because the Company does not intend to sell the securities prior to their anticipated recovery and the decline in fair value is largely due to changes in interest rates and other market conditions.
(4)   Loans:
The following table presents total loans at June 30, 2026 and December 31, 2025 by portfolio segment and class of loan:
	June 30, 2026	December 31, 2025
Commercial:
Commercial and industrial	$78,493	$71,872
Agricultural	69,929	78,695
Real estate:
Commercial	524,518	549,247
Consumer	393,130	398,022
Agricultural	162,118	169,779
Construction and land	36,827	39,916
Consumer:
Installment	4,910	4,470
Vehicle	1,682	1,928
Credit cards	1,282	1,365
Total loans	1,272,889	1,315,294
Allowance for credit losses	(14,789)	(14,992)
Loans, net	$1,258,100	$1,300,302

TRI-COUNTY FINANCIAL GROUP, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited) (continued)
(000s omitted except share data)
(4)   Loans: (continued)
Detailed analysis of the allowance for credit losses by portfolio segment for the three months ended June 30, 2026 follows:
Three Months Ended June 30, 2026	Commercial	Real Estate	Consumer	Total
Beginning balance, March 31, 2026	$1,048	$13,714	$131	$14,893
Credit loss expense (benefit)	171	(281)	10	(100)
Recoveries on loans previously charged-off	0	1	8	9
Less loans charged-off	0	0	(13)	(13)
Ending balance, June 30, 2026	$1,219	$13,434	$136	$14,789
Detailed analysis of the allowance for credit losses by portfolio segment for the six months ended June 30, 2026 follows:
Six Months Ended June 30, 2026	Commercial	Real Estate	Consumer	Total
Balance at beginning of year	$1,037	$13,819	$136	$14,992
Credit loss expense (benefit)	182	(387)	9	(196)
Recoveries on loans previously charged-off	0	2	15	17
Less loans charged-off	0	0	(24)	(24)
Balance at June 30, 2026	$1,219	$13,434	$136	$14,789
Detailed analysis of the allowance for credit losses by portfolio segment for the three months ended June 30, 2025 follows:
Three Months Ended June 30, 2025	Commercial	Real Estate	Consumer	Total
Beginning balance, March 31, 2025	$1,057	$13,322	$125	$14,504
Credit loss expense	45	44	14	103
Recoveries on loans previously charged-off	10	48	13	71
Less loans charged-off	0	0	(13)	(13)
Ending balance, June 30, 2025	$1,112	$13,414	$139	$14,665
Detailed analysis of the allowance for credit losses by portfolio segment for the six months ended June 30, 2025 follows:
Six Months Ended June 30, 2025	Commercial	Real Estate	Consumer	Total
Balance at beginning of year	$1,101	$13,201	$142	$14,444
Credit loss expense (benefit)	(2)	328	8	334
Recoveries on loans previously charged-off	16	58	26	100
Less loans charged-off	(3)	(173)	(37)	(213)
Balance at June 30, 2025	$1,112	$13,414	$139	$14,665

TRI-COUNTY FINANCIAL GROUP, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited) (continued)
(000s omitted except share data)
(4)   Loans: (continued)
Detailed analysis of the allowance for unfunded commitments for the three months ended June 30, 2026 follows:
Three Months Ended June 30, 2026	Commercial	Real Estate	Consumer	Total
Beginning balance, March 31, 2026	$87	$619	$2	$708
Credit loss expense (benefit)	6	1,177	0	1,183
Ending balance, June 30, 2026	$93	$1,796	$2	$1,891
Detailed analysis of the allowance for unfunded commitments for the six months ended June 30, 2026 follows:
Six Months Ended June 30, 2026	Commercial	Real Estate	Consumer	Total
Balance at beginning of year	$84	$831	$2	$917
Credit loss expense (benefit)	9	965	0	974
Balance at June 30, 2026	$93	$1,796	$2	$1,891
Detailed analysis of the allowance for unfunded commitments for the three months ended June 30, 2025 follows:
Three Months Ended June 30, 2025	Commercial	Real Estate	Consumer	Total
Beginning balance, March 31, 2025	$86	$1,169	$2	$1,257
Credit loss expense (benefit)	7	(223)	0	(216)
Ending balance, June 30, 2025	$93	$946	$2	$1,041
Detailed analysis of the allowance for unfunded commitments for the six months ended June 30, 2025 follows:
Six Months Ended June 30, 2025	Commercial	Real Estate	Consumer	Total
Balance at beginning of year	$96	$889	$2	$987
Credit loss expense (benefit)	(3)	57	0	54
Balance at June 30, 2025	$93	$946	$2	$1,041
The Bank has no commitments to loan additional funds to the borrowers of collateral dependent or non-accrual loans.
Certain purchased loans as later discussed in Note 4 are not considered impaired or non-accrual loans if the expected cash flows as of June 30, 2026 and December 31, 2025 exceed the carrying amount and accretion income is being recorded.
The Company regularly evaluates various attributes of loans to determine the appropriateness of the allowance for credit losses. The Company generally monitors credit quality indicators for all non-consumer loans using the following internally prepared ratings:
•
‘Pass’ ratings are assigned to loans with adequate collateral and debt service ability such that collectability of the contractual loan payments is highly probable.

TRI-COUNTY FINANCIAL GROUP, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited) (continued)
(000s omitted except share data)
(4)   Loans: (continued)
•
‘Watch’ loans are credits that are fundamentally sound but warrant close attention by management. Borrowers in this category may have acceptable asset quality but may face challenges due to market conditions, economic conditions, management changes, or other forces that could adversely affect operations. Factors contributing to adverse conditions are expected to be temporary.

•
‘Special Mention’ ratings are assigned to loans where management has some concern that the collateral or debt service ability may not be adequate, though the collectability of the contractual loan payments is still probable.

•
‘Substandard’ ratings are assigned to loans that do not have adequate collateral and/or debt service ability such that collectability of the contractual loan payments is no longer probable.

•
‘Doubtful’ ratings are assigned to loans that do not have adequate collateral and/or debt service ability, and collectability of the contractual loan payments is unlikely.

As of June 30, 2026 and December 31, 2025, accrued interest on loans of $8,204 and $7,648, respectively, were excluded from CECL evaluation. Accrued interest on loans is recorded within accrued interest receivable on the consolidated balance sheet.
The following table presents the credit risk profile of the Company’s loan portfolio (excluding loans in process and deferred loan fees) based on rating category and year of origination as of June 30, 2026.
June 30,	2026	2025	2024	2023	2022	Prior	Revolving Loans	Total
Commercial:
Commercial and industrial
Pass	$29,028	$11,012	$7,554	$3,697	$2,518	$2,285	$18,819	$74,913
Watch	98	201	136	152	186	0	1,534	2,307
Special Mention	36	0	45	210	10	71	715	1,087
Substandard	0	0	0	18	6	162	0	186
Doubtful	0	0	0	0	0	0	0	0
Total Commercial and industrial	$29,162	$11,213	$7,735	$4,077	$2,720	$2,518	$21,068	$78,493
Agricultural:
Pass	$2,388	$3,289	$1,182	$1,486	$2,632	$1,693	$49,891	$62,561
Watch	558	419	156	0	54	385	3,929	5,501
Special Mention	0	130	124	736	23	69	385	1,467
Substandard	0	9	110	214	0	20	47	400
Doubtful	0	0	0	0	0	0	0	0
Total Agricultural	$2,946	$3,847	$1,572	$2,436	$2,709	$2,167	$54,252	$69,929
Real Estate:
Commercial
Pass	$26,785	$77,713	$44,460	$43,561	$99,314	$152,469	$7,892	$452,194
Watch	184	617	5,823	5,992	17,911	23,138	6,730	60,395
Special Mention	0	0	2,257	105	1,112	4,248	0	7,722
Substandard	0	240	554	714	0	2,699	0	4,207
Doubtful	0	0	0	0	0	0	0	0
Total Commercial	$26,969	$78,570	$53,094	$50,372	$118,337	$182,554	$14,622	$524,518

TRI-COUNTY FINANCIAL GROUP, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited) (continued)
(000s omitted except share data)
(4)   Loans: (continued)
June 30,	2026	2025	2024	2023	2022	Prior	Revolving Loans	Total
Consumer
Pass	$29,365	$53,812	$32,752	$45,793	$69,506	$101,736	$29,740	$362,704
Watch	471	408	8,537	3,735	2,402	11,186	784	27,523
Special Mention	0	217	911	93	62	669	270	2,222
Substandard	0	0	100	0	159	422	0	681
Doubtful	0	0	0	0	0	0	0	0
Total Consumer	$29,836	$54,437	$42,300	$49,621	$72,129	$114,013	$30,794	$393,130
Agricultural
Pass	$8,014	$13,694	$10,800	$13,039	$27,657	$69,284	$12,316	$154,804
Watch	0	122	118	0	0	1,878	0	2,118
Special Mention	368	500	0	1,368	0	1,825	0	4,061
Substandard	0	0	0	0	0	1,135	0	1,135
Doubtful	0	0	0	0	0	0	0	0
Total Agricultural	$8,382	$14,316	$10,918	$14,407	$27,657	$74,122	$12,316	$162,118
Construction and land:
Pass	$9,526	$19,123	$1,724	$1,949	$612	$3,535	$207	$36,676
Watch	0	0	0	0	151	0	0	151
Special Mention	0	0	0	0	0	0	0	0
Substandard	0	0	0	0	0	0	0	0
Doubtful	0	0	0	0	0	0	0	0
Total Construction and land	$9,526	$19,123	$1,724	$1,949	$763	$3,535	$207	$36,827
Consumer:
Installment
Pass	$1,703	$1,454	$401	$317	$302	$609	$119	$4,905
Watch	0	0	0	0	0	0	0	0
Special Mention	0	0	0	0	0	0	0	0
Substandard	0	0	0	0	5	0	0	5
Doubtful	0	0	0	0	0	0	0	0
Total Consumer	$1,703	$1,454	$401	$317	$307	$609	$119	$4,910
Vehicle
Pass	$417	$390	$510	$205	$141	$19	$0	$1,682
Watch	0	0	0	0	0	0	0	0
Special Mention	0	0	0	0	0	0	0	0
Substandard	0	0	0	0	0	0	0	0
Doubtful	0	0	0	0	0	0	0	0
Total Vehicle	$417	$390	$510	$205	$141	$19	$0	$1,682
Credit cards
Pass	$0	$0	$0	$0	$0	$0	$1,282	$1,282
Watch	0	0	0	0	0	0	0	0

TRI-COUNTY FINANCIAL GROUP, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited) (continued)
(000s omitted except share data)
(4)   Loans: (continued)
June 30,	2026	2025	2024	2023	2022	Prior	Revolving Loans	Total
Special Mention	0	0	0	0	0	0	0	0
Substandard	0	0	0	0	0	0	0	0
Doubtful	0	0	0	0	0	0	0	0
Total Credit Cards	$0	$0	$0	$0	$0	$0	$1,282	$1,282
Total Loans
Pass	$107,226	$180,487	$99,383	$110,047	$202,682	$331,630	$120,266	$1,151,721
Watch	1,311	1,767	14,770	9,879	20,704	36,587	12,977	97,995
Special Mention	404	847	3,337	2,512	1,207	6,882	1,370	16,559
Substandard	0	249	764	946	170	4,438	47	6,614
Doubtful	0	0	0	0	0	0	0	0
Total	$108,941	$183,350	$118,254	$123,384	$224,763	$379,537	$134,660	$1,272,889

The following table presents the credit risk profile of the Company’s loan portfolio (excluding loans in process and deferred loan fees) based on rating category and year of origination as of December 31, 2025:
December 31,	2025	2024	2023	2022	2021	Prior	Revolving Loans	Total
Commercial:
Commercial and industrial
Pass	$20,312	$9,686	$4,745	$4,996	$1,318	$8,336	$19,746	$69,139
Watch	205	178	210	0	0	0	942	1,535
Special Mention	0	126	258	14	5	0	547	950
Substandard	0	0	22	6	195	25	0	248
Doubtful	0	0	0	0	0	0	0	0
Total Commercial and industrial	$20,517	$9,990	$5,235	$5,016	$1,518	$8,361	$21,235	$71,872
Agricultural:
Pass	$4,621	$1,578	$1,687	$4,066	$3,105	$216	$57,806	$73,079
Watch	9	144	222	67	129	376	2,126	3,073
Special Mention	130	124	750	0	52	0	1,183	2,239
Substandard	0	110	107	1	0	0	86	304
Doubtful	0	0	0	0	0	0	0	0
Total Agricultural	$4,760	$1,956	$2,766	$4,134	$3,286	$592	$61,201	$78,695
Real Estate:
Commercial
Pass	$81,399	$49,772	$52,788	$109,941	$59,516	$116,804	$8,107	$478,327
Watch	647	5,862	5,021	15,297	6,324	18,764	6,891	58,806
Special Mention	0	2,294	111	1,127	2,082	1,943	0	7,557
Substandard	0	246	1,213	0	2,952	146	0	4,557
Doubtful	0	0	0	0	0	0	0	0
Total Commercial	$82,046	$58,174	$59,133	$126,365	$70,874	$137,657	$14,998	$549,247

TRI-COUNTY FINANCIAL GROUP, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited) (continued)
(000s omitted except share data)
(4)   Loans: (continued)
December 31,	2025	2024	2023	2022	2021	Prior	Revolving Loans	Total
Consumer
Pass	$61,513	$40,060	$51,021	$75,474	$44,368	$71,370	$29,661	$373,467
Watch	99	8,743	3,626	2,071	3,458	3,883	557	22,437
Special Mention	0	0	95	63	68	696	269	1,191
Substandard	0	100	0	325	91	393	18	927
Doubtful	0	0	0	0	0	0	0	0
Total Consumer	$61,612	$48,903	$54,742	$77,933	$47,985	$76,342	$30,505	$398,022
Agricultural
Pass	$14,104	$11,333	$12,862	$28,975	$24,335	$48,689	$20,087	$160,385
Watch	124	199	1,389	1,057	294	2,543	466	6,072
Special Mention	507	0	0	0	0	1,360	320	2,187
Substandard	0	0	0	0	0	1,135	0	1,135
Doubtful	0	0	0	0	0	0	0	0
Total Agricultural	$14,735	$11,532	$14,251	$30,032	$24,629	$53,727	$20,873	$169,779
Construction and land:
Pass	$20,462	$12,330	$1,949	$673	$525	$3,322	$412	$39,673
Watch	0	0	0	243	0	0	0	243
Special Mention	0	0	0	0	0	0	0	0
Substandard	0	0	0	0	0	0	0	0
Doubtful	0	0	0	0	0	0	0	0
Total Construction and land	$20,462	$12,330	$1,949	$916	$525	$3,322	$412	$39,916
Consumer:
Installment
Pass	$2,206	$628	$494	$352	$283	$457	$37	$4,457
Watch	0	0	0	0	0	0	0	0
Special Mention	0	0	0	0	0	0	0	0
Substandard	0	0	0	13	0	0	0	13
Doubtful	0	0	0	0	0	0	0	0
Total Consumer	$2,206	$628	$494	$365	$283	$457	$37	$4,470
Vehicle
Pass	$613	$656	$357	$264	$36	$2	$0	$1,928
Watch	0	0	0	0	0	0	0	0
Special Mention	0	0	0	0	0	0	0	0
Substandard	0	0	0	0	0	0	0	0
Doubtful	0	0	0	0	0	0	0	0
Total Vehicle	$613	$656	$357	$264	$36	$2	$0	$1,928

TRI-COUNTY FINANCIAL GROUP, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited) (continued)
(000s omitted except share data)
(4)   Loans: (continued)
December 31,	2025	2024	2023	2022	2021	Prior	Revolving Loans	Total
Credit cards
Pass	$1,365	$0	$0	$0	$0	$0	$0	$1,365
Watch	0	0	0	0	0	0	0	0
Special Mention	0	0	0	0	0	0	0	0
Substandard	0	0	0	0	0	0	0	0
Doubtful	0	0	0	0	0	0	0	0
Total Credit Cards	$1,365	$0	$0	$0	$0	$0	$0	$1,365
Total Loans
Pass	$206,595	$126,043	$125,903	$224,741	$133,486	$249,196	$135,856	$1,201,820
Watch	1,084	15,126	10,468	18,735	10,205	25,566	10,982	92,166
Special Mention	637	2,544	1,214	1,204	2,207	3,999	2,319	14,124
Substandard	0	456	1,342	345	3,238	1,699	104	7,184
Doubtful	0	0	0	0	0	0	0	0
Total	$208,316	$144,169	$138,927	$245,025	$149,136	$280,460	$149,261	$1,315,294

The following table presents the amortized cost basis of loans on non-accrual status and loans past due over 89 days still accruing as of June 30, 2026:
2026	Non-accrual	Non-accrual With No ACL	Loans Past Due Over 89 Days and Still Accruing
Commercial:
Commercial	$162	$0	$6
Agricultural	86	9	302
Real estate:
Commercial real estate	3,581	268	887
Agricultural real estate	0	0	0
Consumer real estate	66	66	815
Consumer:
Installment	0	0	0
Total	$3,895	$343	$2,010

TRI-COUNTY FINANCIAL GROUP, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited) (continued)
(000s omitted except share data)
(4)   Loans: (continued)
The following table presents the amortized cost basis of loans on non-accrual status and loans past due over 89 days still accruing as of December 31, 2025:
2025	Non-accrual	Non-accrual With No ACL	Loans Past Due Over 89 Days and Still Accruing
Commercial:
Commercial	$195	$0	$31
Agricultural	0	0	302
Real estate:
Commercial real estate	4,095	3	246
Agricultural real estate	0	0	0
Consumer real estate	211	214	573
Consumer:
Installment	0	0	6
Total	$4,501	$217	$1,158
Loan aging information by class of loan at June 30, 2026 and December 31, 2025:
June 30, 2026	Loans Past Due 30 – 59 Days	Loans Past Due 60 – 89 Days	Loans Past Due 90+ Days	Total Past Due
Commercial:
Commercial	$140	$27	$6	$173
Agricultural	203	48	331	582
Real estate:
Commercial real estate	2,502	455	4,228	7,185
Agricultural real estate	1,257	0	0	1,257
Consumer real estate	2,005	1,183	815	4,003
Construction & Land real estate	8	0	0	8
Consumer:
Consumer other	24	6	0	30
Consumer vehicle	5	10	0	15
Totals	$6,144	$1,729	$5,380	$13,253
December 31, 2025	Loans Past Due 30 – 59 Days	Loans Past Due 60 – 89 Days	Loans Past Due 90+ Days	Total Past Due
Commercial:
Commercial	$0	$25	$31	$56
Agricultural	37	0	303	340
Real estate:
Commercial real estate	2,317	382	4,341	7,040

TRI-COUNTY FINANCIAL GROUP, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited) (continued)
(000s omitted except share data)
(4)   Loans: (continued)
December 31, 2025	Loans Past Due 30 – 59 Days	Loans Past Due 60 – 89 Days	Loans Past Due 90+ Days	Total Past Due
Agricultural real estate	0	0	0	0
Consumer real estate	2,513	825	572	3,910
Consumer:
Installment	11	15	6	32
Totals	$4,878	$1,247	$5,253	$11,378

The following table represents collateral dependent loans. A loan is considered to be collateral dependent when the borrower is experiencing financial difficulty, and the repayment is expected to be provided substantially through the operation or sale of collateral. The following table presents the amortized cost basis of collateral-dependent loans by class of loans as of June 30, 2026:
2026	Commercial	Real Estate	Vehicle	Total
Commercial and industrial	$199	$0	$0	$199
Agriculture	401	0	0	401
Commercial real estate	0	4,207	0	4,207
Agricultural real estate	0	1,135	0	1,135
Consumer real estate	0	681	0	681
Consumer other	0	0	5	5
Consumer vehicle	0	0	0	0
Totals	$600	$6,023	$5	$6,628
The following table presents the amortized cost basis of collateral-dependent loans by class of loans as of December 31, 2025:
2025	Commercial	Real Estate	Vehicle	Total
Commercial and industrial	$261	$0	$0	$261
Agricultural	304	0	0	304
Commercial real estate	0	4,557	0	4,557
Agricultural real estate	0	1,135	0	1,135
Consumer real estate	100	832	0	932
Consumer other	0	0	13	13
Consumer vehicle	0	0	0	0
Totals	$665	$6,524	$13	$7,202
The Company had no loans modified to borrowers experiencing financial difficulty as of June 30, 2026 and December 31, 2025.
(5)   Mortgage Banking Commitments:
The Company enters into commitments to fund residential mortgage loans (interest rate lock commitments, or IRLC) at specified times in the future, with the intention that these loans will be

TRI-COUNTY FINANCIAL GROUP, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited) (continued)
(000s omitted except share data)
(5)   Mortgage Banking Commitments: (continued)
subsequently sold to third-party investors. A mortgage loan commitment binds the Company to lend funds to a potential borrower at a specified interest rate and within a specified period of time, generally up to 60 days after inception of the interest rate lock. These mortgage loan commitments are considered to be derivatives. As of June 30, 2026 and December 31, 2025, the Company had approximately $27,671 and $20,814 respectively, in interest rate lock commitments outstanding.
To protect against the price risk inherent in derivative loan commitments, the Company utilizes both “mandatory delivery” and “best efforts” forward loan sale commitments to mitigate the risk of potential decreases in the values of loans that would result from the exercise of the derivative loan commitments. During 2026 and 2025, the Mortgage Banking Company used both “best efforts” and “mandatory delivery”, and the Bank used “mandatory delivery” forward loan sale commitments. To facilitate the hedging of the loans, the Company has elected the fair value option for loans held for sale. Interest income is recorded based on the contractual terms of the loan and in accordance with the Company’s policy on loans held for investment. None of these loans are 90 days or more past due nor on non-accrual as of June 30, 2026.
As of June 30, 2026 and December 31, 2025, the aggregate fair value, contractual balance, and gain or loss were as follows:
	June 30, 2026	December 31, 2025
Aggregate fair value	$15,184	$12,688
Contractual balance	14,757	12,275
Gain	$427	$413
Changes in the fair value of loans held for sale, interest rate lock commitments and forward contracts are recorded in mortgage banking income in non-interest income.
Best efforts sale commitments are contracts to deliver certain mortgage loans to third-party investors at a specified date and price only if the underlying loan is funded. At June 30, 2026 and December 31, 2025, the Company had approximately $2,888 and $2,728 respectively, in best effort forward sale commitments outstanding.
Mandatory forward sale commitments are contracts to deliver a certain principal amount of mortgage loans to a third-party investor at a specified date and price. If the contractual amount of mortgages are not delivered, then a “pair-off fee” is assessed based on then-current market prices. At June 30, 2026 and December 31, 2025, the Company had approximately $38,957 and $30,401 respectively, in mandatory forward sale commitments outstanding.
The following table provides the components of income from mortgage banking activities for the three months and six months ended June 30, 2026 and 2025:
	Three Months Ended June 30, 2026	Six Months Ended June 30, 2026
Gain on loans sold	$2,668	$5,125
Gain (loss) resulting from the change in fair value of loans held-for-sale	217	13
Gain resulting from the change in fair value of derivatives	54	140
Gain (loss) resulting from the change in forward contracts	(239)	(43)
Total	$2,700	$5,235

TRI-COUNTY FINANCIAL GROUP, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited) (continued)
(000s omitted except share data)
(5)   Mortgage Banking Commitments: (continued)
The following table provides the components of income from mortgage banking activities for the three months and six months ended June 30, 2025:
	Three Months Ended June 30, 2025	Six Months Ended June 30, 2025
Gain on loans sold	$2,851	$4,482
Gain resulting from the change in fair value of loans held-for-sale	268	525
Gain resulting from the change in fair value of derivatives	403	760
Gain (loss) resulting from the change in forward contracts	(212)	(279)
Total	$3,310	$5,488
The fair value of mortgage banking derivatives reported as assets and included in other assets was approximately $492 and $352 at June 30, 2026 and December 31, 2025, respectively. Changes in the fair values of these mortgage banking derivatives are included in mortgage banking income.
The Company also enters into over-the-counter contracts for the future delivery of mortgage-backed securities. These contracts are fair value hedges, which are also used to offset the interest rate risk related to granting interest rate locks. It is the Company’s practice not to deliver on these contracts for future delivery of mortgage-backed securities. Instead, these contracts are settled with a “pair-off” that is assessed based on then-current market prices. The notional amounts of these contracts were $63,000 and $60,500 as of June 30, 2026 and December 31, 2025, respectively. The fair value of these contracts included in other assets and liabilities was approximately $(43) and $(61) as of June 30, 2026 and December 31, 2025, respectively. Changes in the fair values of these mortgage banking derivatives are included in mortgage banking income.
The IRLCs and forward contracts are not designed as accounting hedges and are recorded at fair value with changes in fair value reflected in non-interest income on the consolidated statements of income. The fair value of derivative instruments with a positive fair value are reported in other assets in the consolidated balance sheets, while derivative instruments with a negative fair value are reported in other liabilities in the consolidated balance sheets.
The following table presents the notional amount and fair value of IRLCs and forward contracts utilized by the Company at June 30, 2026 and December 31, 2025:
Asset Derivatives
	June 30, 2026		December 31, 2025
	Notional Amount	Fair Value	Notional Amount	Fair Value
Derivatives not designated as hedging instruments:
IRLCs	$27,671	$492	$20,814	$352
Liability Derivatives
	June 30, 2026		December 31, 2025
	Notional Amount	Fair Value	Notional Amount	Fair Value
Derivatives not designated as hedging instruments:
Forward contracts	$63,000	$(43)	$60,500	$(60)

TRI-COUNTY FINANCIAL GROUP, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited) (continued)
(000s omitted except share data)
(5)   Mortgage Banking Commitments: (continued)
Fair values of IRLCs and forward contracts were estimated using changes in mortgage interest rates from the date the Company entered into the IRLC and the balance sheet date.
(6)   Bank Premises and Equipment:
The cost of bank premises and equipment and the total accumulated depreciation at June 30, 2026 and December 31, 2025 is as follows:
	June 30, 2026	December 31, 2025
Land	$7,795	$7,993
Buildings and improvements	28,961	28,862
Furniture and equipment	7,835	7,556
	44,591	44,411
Less accumulated depreciation	(20,540)	(20,081)
	$24,051	$24,330
(7)   Commitments and Contingencies:
Loan commitments:
The Bank is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, credit lines, letters of credit, and overdraft protection. They involve, to varying degrees, elements of credit risk in excess of amounts recognized on the consolidated balance sheets.
The Bank’s exposure to credit loss in the event of non-performance by the other party to the financial instrument for commitments to extend credit and letters of credit is represented by the contractual notional amount of those instruments. The Bank uses the same credit policies in making commitments and issuing letters of credit as it does for on-balance-sheet instruments.
A summary of the contract amount of the Bank’s exposure to off-balance-sheet risk as of June 30, 2026 and December 31, 2025 is approximately as follows:
	June 30, 2026	December 31, 2025
Commitments to extend credit	$370,896	$248,969
Committed credit-card lines	7,286	7,030
Standby letters of credit	6,383	6,873
	$384,565	$262,872
Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Commitments extended over varying periods of time with the majority being disbursed within a one-year period. Loan commitments at fixed rates of interest amounted to $27,671 and $20,814 at June 30, 2026 and December 31, 2025, respectively, with the remainder at floating market rates. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Bank evaluates each customer’s credit worthiness on a case-by-case basis. The amount of

TRI-COUNTY FINANCIAL GROUP, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited) (continued)
(000s omitted except share data)
(7)   Commitments and Contingencies: (continued)
collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management’s credit evaluation of the counterparty. Collateral held varies, but may include accounts receivable, inventory, crops, livestock, property and equipment, residential real estate, and income-producing commercial properties. Credit-card commitments are unsecured.
Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Standby letters of credit are considered financial guarantees under FASB guidance. The fair value of these financial guarantees is considered immaterial.
Contingencies:
Various legal claims arise from time to time in the normal course of business, which in the opinion of management will have no material effect on the Company’s consolidated financial statements.
(8)   Federal Home Loan Bank Advances and Other Borrowings:
Federal Home Loan Bank advances and letters of credit:
The Bank has a master contract agreement with the Federal Home Loan Bank (FHLB) which provides for borrowing up to the maximum of 76% of the book value of the Bank’s 1-4 family real estate loans, 62% of the book value of the Bank’s revolving home equity lines of credit, 62% of the book value of the Bank’s 1-4 family second mortgages, 62% of the book value of the Bank’s secured farmland loans, 73% of the book value of the multi-family loans and the amount of the Bank’s securities pledged, and 72% of the commercial real estate first-lien loans. The total carrying value of the Bank’s assets pledged for FHLB advances was approximately $860,414 and $906,150 at June 30, 2026 and December 31, 2025, respectively. At June 30, 2026, the Bank’s available and unused portion of this borrowing agreement totaled approximately $499,837, based on collateral pledged. The Bank may, however, have to purchase additional FHLB stock to support future draws.
Variable rate advances are due on demand and interest is payable monthly. Various advances were obtained from the FHLB with total outstanding balances of $0 at June 30, 2026 and December 31, 2025.
Fixed rate advances are due at the maturity date, with a prepayment penalty applying and interest payable monthly. Various advances were obtained from the FHLB with a total outstanding balance of $45,917 and $77,917, and various interest rates from 0.00% to 4.46% at June 30, 2026 and December 31, 2025, respectively.
The Bank had four letters of credit totaling $66,045 at June 30, 2026 with maturity dates through May 2027. The Bank had four letters of credit totaling $66,045 at December 31, 2025 with maturity dates through May 2026.
Federal Reserve Bank Discount Window:
The Bank maintains an operating line of credit with the Federal Reserve Bank Discount Window that is secured by commercial and agricultural loans. As of June 30, 2026 and December 31, 2025, the balance owed on the line was $0. The Bank was eligible to borrow up to approximately $102,209 and $92,003, based on collateral of approximately $117,060 and $112,294 at June 30, 2026 and December 31, 2025, respectively.

TRI-COUNTY FINANCIAL GROUP, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited) (continued)
(000s omitted except share data)
(8)   Federal Home Loan Bank Advances and Other Borrowings: (continued)
At June 30, 2026, the scheduled maturities of Federal Home Loan Bank advances are as follows:
2026
2026	$15,000
2027	22,917
2028	0
2029	0
2030	8,000
$45,917
Bankers’ Bank Borrowings:
During October 2024, Tri-County Financial Group entered into an operating line of credit with Bankers’ Bank for $10,000 at a variable interest rate based upon the Wall Street Journal Prime Rate, less 0.250 percentage points (6.75% prime interest rate at June 30, 2026 and December 31, 2025, respectively). The note is secured by 52,200 shares of the common stock of First State Bank, representing 100% of the issued and outstanding capital stock of the Bank and matures on October 29, 2026. As of June 30, 2026 and December 31, 2025 the balance owed on the line was $0. There were no draws on the operating line of credit at any point during the period ended June 30, 2026 and year ended December 31, 2025.
(9)   Securities Sold Under Agreements to Repurchase:
The agreements to repurchase securities require the Company (seller) to repurchase identical securities as those that are sold. The securities underlying the agreements were under the Company’s control. Information about the repurchase agreements at June 30, 2026 follows:
2026
Remaining Contractual Maturity of the Agreements
Overnight and Continuous
Repurchase agreements secured by:
U.S. Government sponsored agencies	$12,812
Mortgage-backed	5,634
Collateralized mortgage obligations (CMOs)	2,958
Total securities sold under agreements to repurchase	$21,404

TRI-COUNTY FINANCIAL GROUP, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited) (continued)
(000s omitted except share data)
(9)   Securities Sold Under Agreements to Repurchase: (continued)
Information about the repurchase agreements at December 31, 2025 follows:
2025
Remaining Contractual Maturity of the Agreements
Overnight and Continuous
Repurchase agreements secured by:
U.S. Government sponsored agencies	$12,846
Mortgage-backed	7,234
Collateralized mortgage obligations (CMOs)	3,025
Total securities sold under agreements to repurchase	$23,105
The maximum amount of outstanding agreements at any month end during the six months ended 2026 and 2025 totaled $27,994 and $28,325 respectively, and the monthly average of such agreements totaled $21,724 and $20,331 for the six months ended 2026 and 2025, respectively.
(10)   Subordinated Debentures:
In October 2021, the Company issued $10,000 in subordinated debentures bearing interest of 3.50% annually until October 15, 2026 at which time the rate will reset quarterly to an interest rate per year equal to the then current three-month SOFR, plus 266 basis points. The debt requires semi-annual interest payments until October 15, 2026, followed by quarterly interest payments until maturity. The Company may redeem the subordinate debentures, in whole or in part, on or after October 15, 2026, at 100% of the principal amount, plus accrued but unpaid interest and additional interest, if any. The subordinated debentures mature on October 15, 2031.
At June 30, 2026 and December 31, 2025, subordinated debentures are as follows:
	June 30, 2026		December 31, 2025
	Principal	Unamortized Debt Issuance Costs	Principal	Unamortized Debt Issuance Costs
Subordinated debentures, due 2031 and 2026, respectively	$10,000	$129	$10,000	$141
(11)   Deposits:
At June 30, 2026, the scheduled maturities of time deposits are as follows:
2026	$425,567
2027	40,965
2028	13,242
2029	1,096
2030	341
Total	$481,211
Brokered certificates were $9,996 and $44,921 at June 30, 2026 and December 31, 2025 respectively.

TRI-COUNTY FINANCIAL GROUP, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited) (continued)
(000s omitted except share data)
(11)   Deposits: (continued)
The aggregate amounts of time deposits (including certificates of deposit) in denominations that exceed the FDIC insurance limit of $250 were approximately $150,452 and $145,358 as of June 30, 2026 and December 31, 2025, respectively.
(12)   Transactions with Related Parties:
Certain directors, executive officers, and principal shareholders of the Company, and their related interests, had loans outstanding in the aggregate amounts of approximately $3,858 and $6,426 at June 30, 2026 and December 31, 2025, respectively. During the six months ended June 30, 2026, total principal additions were $4,472 and total principal payments were $5,768. Changes in related party composition during the quarter totaled a decrease of $1,272.
Deposit accounts with related parties totaled approximately $3,479 and $4,659 at June 30, 2026 and December 31, 2025, respectively.
In management’s opinion, such loans and deposits were made in the ordinary course of business and were made on substantially the same terms (including interest rates and collateral) as those prevailing at the time for comparable transactions with other persons. Further, in management’s opinion, these loans did not involve more than normal risk of collectability or present other unfavorable features.
(13)   Minimum Capital Requirements:
The Bank is subject to various regulatory capital requirements administered by the federal and state banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Furthermore, the Bank’s regulators could require adjustments to regulatory capital not reflected in these financial statements.
Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum capital amounts and ratios (set forth in the table below). Management believes, as of June 30, 2026 and December 31, 2025, the Bank met all capital-adequacy requirements to which they are subject.
As of June 30, 2026, the Bank was categorized as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum Common Equity Tier 1 risk-based, total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since June 30, 2026 that management believes have changed this categorization.

TRI-COUNTY FINANCIAL GROUP, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited) (continued)
(000s omitted except share data)
(13)   Minimum Capital Requirements: (continued)
The actual capital amounts and ratios for the Bank are also presented in the following table as of June 30, 2026 and December 31, 2025:
	Actual			For Capital Adequacy Purposes				To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio		Amount		Ratio		Amount		Ratio
As of June 30, 2026:
Common equity Tier 1 capital (to Risk-Weighted Assets) Bank	$171,392	14.4%	≥	$53,549	≥	4.5%	≥	$77,349	≥	6.5%
Total Capital (to Risk-Weighted Assets) Bank	$186,267	15.7%	≥	$95,199	≥	8.0%	≥	$118,998	≥	10.0%
Tier-I Capital (to Risk-Weighted Assets) Bank	$171,392	14.4%	≥	$71,399	≥	6.0%	≥	$95,199	≥	8.0%
Tier-I Capital (To Average Assets) Bank	$171,392	11.0%	≥	$62,334	≥	4.0%	≥	$77,918	≥	5.0%
As of December 31, 2025:
Common equity Tier 1 capital (to Risk-Weighted Assets) Bank	$164,600	13.8%	≥	$53,867	≥	4.5%	≥	$77,808	≥	6.5%
Total Capital (to Risk-Weighted Assets) Bank	$178,511	14.9%	≥	$95,763	≥	8.0%	≥	$119,704	≥	10.0%
Tier-I Capital (to Risk-Weighted Assets) Bank	$164,600	13.8%	≥	$71,823	≥	6.0%	≥	$95,763	≥	8.0%
Tier-I Capital (To Average Assets) Bank	$164,600	10.5%	≥	$62,632	≥	4.0%	≥	$78,290	≥	5.0%
Consolidated capital amounts and ratios are not presented as they are not required for consolidated entities less than $3 billion in assets and the Bank comprises approximately 90% of the consolidated assets of the Company.
The Basel III Capital Rules were fully phased in on January 1, 2020 and require the Bank to maintain: 1) a minimum ratio of Common Equity Tier 1 capital to risk-weighted assets of 4.5%, plus a 2.5% “capital conservation buffer” (resulting in a minimum ratio of Common Equity Tier 1 capital to risk-weighted assets of 7.0%); 2) a minimum ratio of Tier 1 capital ratio of 8.5%); 3) a minimum ratio of total capital to risk-weighted assets of 8.0%, plus the capital conservation buffer resulting in a minimum total capital ratio of 10.5%); and 4) a minimum Leverage Ratio of 4.0%. The net unrealized gain or loss on available-for-sale debt securities is not included in computing regulatory capital.
The payment of dividends by the Bank would be restricted if the Bank does not meet the minimum Capital Conservation Buffer as defined by Basel III regulatory capital guidelines and/or if, after payment of the dividend, the Bank would be unable to maintain satisfactory regulatory capital ratios.
The Mortgage Banking Company is also subject to capital requirements in connection with its mortgage banking activities. Failure to maintain minimum capital requirements could result in the Mortgage Banking Company’s inability to originate mortgage loans for the respective investor and therefore could have a direct material effect on the Mortgage Banking Company’s financial statements.

TRI-COUNTY FINANCIAL GROUP, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited) (continued)
(000s omitted except share data)
(14)   Earnings Per Common Share:
For the three months and six months ended June 30, 2026 earnings per common share have been computed based on the following:
	Three Months Ended June 30, 2026	Six Months Ended June 30, 2026
Net income	$4,117	$8,589
Income available to common stockholders	$4,117	$8,589
Average number of common shares outstanding used to calculate basic earnings per common share	2,380,850	2,378,562
Effect of dilutive securities: Stock options	55,655	55,655
Average number of common shares outstanding used to calculate diluted earnings per common share	2,436,505	2,434,217
For the three months and six months ended June 30, 2025 earnings per common share has been computed based on the following:
	Three Months Ended June 30, 2025	Six Months Ended June 30, 2025
Net income	$3,507	$6,061
Income available to common stockholders	$3,507	$6,061
Average number of common shares outstanding used to calculate basic earnings per common share	2,388,627	2,388,757
Effect of dilutive securities: Stock options	18,019	18,019
Average number of common shares outstanding used to calculate diluted earnings per common share	2,406,646	2,406,776
(15)   Fair Value Measurements:
Accounting standards define fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The standard describes three levels of inputs that may be used to measure fair value:
•
Level 1:   Quoted prices (unadjusted) or identical assets or liabilities in active markets that the Company has the ability to access as of the measurement date.

•
Level 2:   Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

•
Level 3:   Significant unobservable inputs that reflect the Company’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.

The following is a description of valuation methodologies used for assets recorded at fair value:
Debt securities available for sale:   The fair values of the Company’s debt securities available for sale are primarily determined by quoted prices in active markets (Level 1) and matrix pricing (Level 2), which is

TRI-COUNTY FINANCIAL GROUP, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited) (continued)
(000s omitted except share data)
(15)   Fair Value Measurements: (continued)
a mathematical technique used widely in the industry to value debt securities without relying exclusively on quoted prices for specific debt securities, but rather by relying on the debt securities’ relationship to other benchmark quoted securities. The values determined by matrix pricing are considered Level 2 fair value measurements.
Mortgage loans held for sale:   The fair values of the Company’s mortgage loans held for sale are based on quotes from third party investors.
Derivatives:   Derivatives instruments such as interest rate lock commitments and forward contracts are valued by means of pricing models based on readily observable market parameters such as interest rate yield curves and option pricing volatilities.
Collateral-dependent impaired loans:   The Company does not record loans at fair value on a recurring basis. However, from time to time, fair value adjustments are recorded on these loans to reflect (1) partial write-downs, through charge-offs or specific reserve allowances, that are based on the current appraised or market-quoted value of the underlying collateral or (2) the full charge-off of the loan carrying value. The fair value of collateral dependent impaired loans is generally based on recent real estate appraisals. Adjustments are routinely made in the appraisal process by independent appraisers to adjust for differences between the comparable sales and income data available. Such adjustments are usually significant and typically result in a Level 3 classification. Non-real estate collateral may be valued using an appraisal, net book value of the borrower’s financial statements or aging reports, adjusted or discounted based on management’s expertise and knowledge of the borrower and borrower’s business. Fair value measurements prepared internally are based on management’s comparisons to sales of comparable assets but include significant unobservable data and are therefore considered Level 3 measurements.
Foreclosed assets:   Real estate acquired through or in lieu of loan foreclosure is not measured at fair value on a recurring basis. However, other real estate is initially measured at fair value (less estimated costs to sell) when it is acquired and may also be measured at fair value (less estimated costs to sell) if it becomes subsequently impaired. The fair value measurement for each property must be obtained from an independent appraiser or prepared internally. Fair value measurements obtained from independent appraisers generally utilize a market approach based on sales of comparable assets and/or an income approach. Such measurements are usually considered Level 2 measurements. However, management routinely evaluates fair value measurements of independent appraisers by comparing actual selling prices to the most recent appraisals. If management determines significant adjustments should be made to the independent appraisals based on these evaluations, these measurements are considered Level 3 measurements. Fair value measurements prepared internally are based on management’s comparisons to sales of comparable assets, but include significant unobservable data and are therefore considered Level 3 measurements.

TRI-COUNTY FINANCIAL GROUP, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited) (continued)
(000s omitted except share data)
(15)   Fair Value Measurements: (continued)
The following table presents the Company’s approximate fair value hierarchy for assets measured at fair value as of June 30:
	2026
	Fair Value Measurements at Reporting Date Using
	Total	(Level 1)	(Level 2)	(Level 3)
Assets and liabilities measured at fair value on a recurring basis:
Assets:
Debt securities available for sale	$147,611	$12,553	$135,058
Mortgage loans held for sale	$15,184		$15,184
Derivative assets	$492		$492
Liabilities:
Forward contracts	$43		$43
Assets measured at fair value on a non-recurring basis:
Assets:
Collateral-dependent loans, net of specific reserves	$5,532			$5,532
Foreclosed assets	$101			$101
The following table presents the Company’s approximate fair value hierarchy for assets measured at fair value as of December 31:
	2025
	Fair Value Measurements at Reporting Date Using
	Total	(Level 1)	(Level 2)	(Level 3)
Assets measured at fair value on a recurring basis:
Assets:
Debt securities available for sale	$154,207	$17,485	$136,722
Mortgage loans held for sale	$12,688		$12,688
Derivative assets	$352		$352
Liabilities:
Forward contracts	$60		$60
Assets measured at fair value on a non-recurring basis:
Assets:
Collateral-dependent loans, net of specific reserves	$6,153			$6,153
Foreclosed assets	$101			$101
There were no transfers between Level 1 and Level 2 during 2026 or 2025.
The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than in a forced liquidation. Fair value is best determined by quoted market prices; however, in many instances, there are no quoted market prices for the Company’s various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or valuation techniques. Those techniques are significantly affected by assumptions used, including the discount

TRI-COUNTY FINANCIAL GROUP, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited) (continued)
(000s omitted except share data)
(15)   Fair Value Measurements: (continued)
rate and estimates of future cash flows. Accordingly, the fair-value estimates may not be realized in an immediate settlement of the instrument. Accounting standards exclude certain financial instruments and all non-financial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented may not necessarily represent the underlying fair value of the Company.
The following table presents the carrying amounts and estimated fair values of the Company’s financial instruments as of June 30:
	2026
	Carrying Amount	Fair Value Measurements at Reporting Date Using
		(Level 1)	(Level 2)	(Level 3)	Total
Financial assets:
Cash and cash equivalents	$60,903	$60,903			$60,903
Securities available for sale	147,611	12,553	135,058		147,611
Federal Home Loan Bank stock	3,459			3,459	3,459
Mortgage loans held for sale	15,184		15,184		15,184
Loans, net	1,258,100			1,251,905	1,251,905
Accrued interest receivable	8,781	8,781			8,781
Mortgage servicing rights	531		4,593		4,593
Derivative assets	492		492		492
Financial liabilities:
Deposits	$1,296,806	$908,724		$388,335	$1,297,059
FHLB advances and other borrowings	45,917			45,917	45,917
Securities sold under agreements to repurchase	21,404	21,404			21,404
Accrued interest payable	2,663	2,663			2,663
Forward commitments	43		43		43

TRI-COUNTY FINANCIAL GROUP, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited) (continued)
(000s omitted except share data)
(15)   Fair Value Measurements: (continued)
The following table presents the carrying amounts and estimated fair values of the Company’s financial instruments as of December 31:
	2025
	Carrying Amount	Fair Value Measurements at Reporting Date Using
		(Level 1)	(Level 2)	(Level 3)	Total
Financial assets:
Cash and cash equivalents	$49,639	$49,639			$49,639
Securities available for sale	154,207	17,485	136,722		154,207
Federal Home Loan Bank stock	3,572			3,572	3,572
Mortgage loans held for sale	12,688		12,688		12,688
Loans, net	1,300,302			1,283,910	1,283,910
Accrued interest receivable	8,222	8,222			8,222
Mortgage servicing rights	585		4,593		4,593
Derivative assets	352		352		352
Financial liabilities:
Deposits	$1,303,923	$891,827		$412,629	$1,304,456
FHLB advances and other borrowings	77,917			77,917	77,917
Securities sold under agreements to repurchase	23,105	23,105			23,105
Accrued interest payable	2,648	2,648			2,648
Forward commitments	61		61		61
(16)   Revenue from Contracts with Customers:
All of the Company’s revenue from contracts with customers in the scope of ASC 606 is recognized within non-interest income.
A description of the Company’s revenue streams accounted for under ASC 606 follows:
Customer-service fees:   The Company earns fees from its deposit customers for transaction-based, account maintenance and overdraft services. Transaction-based fees, which include services such as ATM fees, stop payment charges, statement rendering and ACH fees, are recognized at the time the transaction is executed as that is the point in time the Company fulfills the customer’s request. Account maintenance fees, which relate primarily to monthly maintenance, are earned over the course of a month, representing the period over which the Company satisfies the performance obligation. Overdraft fees are recognized at the point in time the overdraft occurs. Service charges on deposits are withdrawn from the customer’s account balance.
Interchange income:   The Company earns interchange fees from debit and credit cardholder transactions conducted through the Visa and MasterCard payment networks. Interchange fees from cardholder transactions represent a percentage of the underlying transaction value and are recognized daily, concurrently with the transaction processing services provided to the cardholder.
Trust department income:   The Company earns income from its contracts with trust customers to manage assets for investment and/or to transact on their accounts. These fees are primarily earned over time

TRI-COUNTY FINANCIAL GROUP, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited) (continued)
(000s omitted except share data)
(16)   Revenue from Contracts with Customers: (continued)
as the Company provides the contracted monthly or quarterly services and are generally assessed based on a tiered scale of the market value of assets under management at month-end. Fees that are transaction-based, including trade execution services, are recognized at the point in time that the transaction is executed, i.e., the trade date. Other related services are provided and the fees the Company earns, which are based on a fixed fee schedule, are recognized when the services are rendered.
Insurance services:   The Company earns fees from insurance services provided to its customers. These fees are primarily earned and assessed each month as the Company provides the contracted monthly service.
Gains/Losses on Sales of OREO:   The Company records a gain or loss from the sale of OREO when control of the property transfers to the buyer, which generally occurs at the time of an executed deed. When the Company finances the sale of OREO to the buyer, the Company assesses whether the buyer is committed to perform their obligations under the contract and whether collectability of the transaction price is probable. Once these criteria are met, the OREO asset is derecognized and the gain or loss on sale is recorded upon the transfer of control of the property to the buyer. In determining the gain or loss on the sale, the Company adjusts the transaction price and related gain (loss) on sale if a significant financing component is present.
(17)   Segments:
The Company is divided into two reportable segments: Commercial Banking and Mortgage Banking. Commercial Banking provides a full range of loan and deposit products to individual consumers and businesses in all markets through retail lending, deposit services, online banking mobile banking, private banking, commercial lending, commercial real estate lending, agricultural lending, and other banking services. Mortgage banking provides residential mortgage banking products through five offices in Illinois and one office in Wisconsin through our Mortgage Banking Company. The majority of the loans are sold with servicing released.
Financial information for each business segment reflects that which is specifically identifiable. Income taxes are allocated based on the effective federal tax rate adjusted for any tax-exempt activity. All tax-exempt activity and provision have been fully allocated to the commercial banking segment. Measurement of performance of business segments is based on the management structure of the Company and is not necessarily comparable with similar information for any other financial institution. Information presented is also not necessarily indicative of the segments’ operations if they were independent entities.
Principally, all of the net assets of the Company are involved in the commercial banking segment. Goodwill of approximately $6 million resulting from acquisitions has been assigned to the commercial banking segment, and goodwill of approximately $2 million has been assigned to the mortgage banking segment as a result of First State Mortgage’s formation. Assets assigned to the mortgage banking primarily consist of mortgage loans held for sale and net premises and equipment.
The Company’s chief operating decision maker is comprised of the Chief Executive Officer of the Company, the Chief Executive Officer of First State Bank, and Chief Executive Officer/Chief Operating Officer of First State Mortgage. The individuals consider net interest income, non-interest income, and budget-to-actual variances on a monthly basis for profit measures when making decisions about allocating capital and personnel to the operating segment.

TRI-COUNTY FINANCIAL GROUP, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited) (continued)
(000s omitted except share data)
(17)   Segments: (continued)
Selected financial information by business segment is as follows for the three months ended June 30, 2026:
Three Months Ended June 30, 2026	Commercial	Mortgage Banking	Eliminations	Total
Net interest income	$14,114	$61	$(11)	$14,164
Credit loss expense	1,083	0	0	1,083
Mortgage banking revenues	345	2,336	19	2,700
All other non-interest income	1,458	0	245	1,703
Non-interest expenses	8,951	2,931	(40)	11,842
Income (loss) before income tax expense	5,883	(534)	293	5,642
Income tax expense (benefit)	1,657	(132)	0	1,525
Net income (loss)	4,226	(402)	293	4,117
Selected financial information by business segment is as follows for the six months ended June 30, 2026:
Six Months Ended June 30, 2026	Commercial	Mortgage Banking	Eliminations	Total
Net interest income	$27,728	$140	$(20)	$27,848
Credit loss expense	778	0	0	778
Mortgage banking revenues	715	4,485	35	5,235
All other non-interest income	2,821	0	459	3,280
Non-interest expenses	18,224	5,696	(81)	23,839
Income (loss) before income tax expense	12,262	(1,071)	555	11,746
Income tax expense (benefit)	3,442	(285)	0	3,157
Net income (loss)	8,820	(786)	555	8,589
Selected financial information by business segment is as follows for the three months ended June 30, 2025:
Three Months Ended June 30, 2025	Commercial	Mortgage Banking	Eliminations	Total
Net interest income	$12,198	$60	$(14)	$12,244
Recovery of credit loss expense	(113)	0	0	(113)
Mortgage banking revenues	298	2,988	24	3,310
All other non-interest income	1,348	0	0	1,348
Non-interest expenses	9,247	3,015	(40)	12,222
Income (loss) before income tax expense	4,790	33	(30)	4,793
Income tax expense (benefit)	1,265	21	0	1,286
Net income (loss)	3,525	12	(30)	3,507

TRI-COUNTY FINANCIAL GROUP, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited) (continued)
(000s omitted except share data)
(17)   Segments: (continued)
Selected financial information by business segment is as follows for the six months ended June 30, 2025:
Six Months Ended June 30, 2025	Commercial	Mortgage Banking	Eliminations	Total
Net interest income	$23,738	$166	$(22)	$23,882
Credit loss expense	388	0	0	388
Mortgage banking revenues	635	4,816	37	5,488
All other non-interest income	2,766	0	0	2,766
Non-interest expenses	17,963	5,640	(81)	23,522
Income (loss) before income tax expense	8,950	(658)	(66)	8,226
Income tax expense (benefit)	2,341	(176)	0	2,165
Net income (loss)	6,609	(482)	(66)	6,061
(18)   Subsequent events:
On August 10, 2026, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with HBT Financial, Inc. (“HBT Financial”), pursuant to which the Company will merge with and into HBT Financial, with HBT Financial as the surviving entity of the Merger. Immediately following the Merger, and subject to the occurrence of the Merger, the Bank will merge with and into Heartland Bank and Trust Company, HBT Financial’s wholly-owned subsidiary bank (“Heartland Bank”), with Heartland Bank as the surviving entity of such Merger.
Upon the terms and subject to the conditions of the Merger Agreement, at the effective time, each share of common stock of the Company will be converted into the right to receive, at the option of each Company stockholder, one of the following: (i) 2.4589 validly issued, fully paid and nonassessable shares of HBT common stock, (ii) cash in the amount of $71.01, or (iii) a combination of cash and shares of HBT common stock, in each case subject to adjustment and to the election and proration procedures as provided in the Merger Agreement. In aggregate, based on the Company’s common stock and stock options outstanding as of the date hereof, Company stockholders are expected to receive cash consideration of approximately $59.9 million and stock consideration of approximately 3.8 million shares of HBT common stock. Pursuant to the Merger Agreement, the Bank and its wholly-owned subsidiary, First State Mortgage Services, LLC (“FSM”) entered into a letter of intent to sell substantially all assets of FSM.
The Company has evaluated events that have occurred subsequent to June 30, 2026, and has concluded there are no other subsequent events that would require recognition in the accompanying consolidated financial statements.

APPENDIX A
EXECUTION VERSION
AGREEMENT AND PLAN OF MERGER
BETWEEN
HBT FINANCIAL, INC.,
HB-TYFG MERGER, INC.
AND
TRI-COUNTY FINANCIAL GROUP, INC.
AUGUST 10, 2026

A-i

 (continued)

A-ii

 (continued)

A-iii

 (continued)

A-iv

INDEX OF DEFINED TERMS
Page
“Company Non-Voting Common Stock”	72
“Company Preferred Stock”	72
“Company Stock Plan”	72
“Company Voting Common Stock”	73
Acquiror	1
Acquiror Bank	70
Acquiror Benefit Plan	70
Acquiror Board	70
Acquiror Bylaws	70
Acquiror Capital Stock	71
Acquiror Capitalization Date	35
Acquiror Certificate of Incorporation	71
Acquiror Common Stock	71
Acquiror Disclosure Schedules	78
Acquiror ERISA Affiliate	71
Acquiror Financial Statements	36
Acquiror Preferred Stock	35
Acquiror SEC Reports	71
Acquiror Stock Issuance	71
Acquisition Proposal	71
Affiliate	71
Aggregate Cash Consideration	4
Aggregate Stock Consideration	4
Agreement	1
Bank	71
Bank Merger	71
Book-Entry Share	8
Borrowing Affiliate	42
Business Day	71
Call Report	71
Cancellation Agreement	5
Cancellation Payment	5
Cash Consideration	3
Cash Designated Shares	7
Cash Election	6
Cash Election Shares	6
Certificate of Merger	2
CIC Payment	59
Closing	2
Closing Acquiror Common Stock Price	71
Closing Date	2

A-v

Page
Code	72
Company	1
Company 401(k) Plan	50
Company Adverse Recommendation	46
Company Articles of Incorporation	72
Company Benefit Plan	72
Company Board	72
Company Bylaws	72
Company Capital Stock	72
Company Capitalization Date	12
Company Common Stock	72
Company Disclosure Schedules	78
Company Employees	44
Company ERISA Affiliate	72
Company Financial Statements	14
Company Investment Securities	32
Company Loans	17
Company Material Contract	27
Company Permitted Exceptions	16
Company Real Estate	72
Company Stock Certificates	8
Company Stock Option	4
Company Stockholder Approval	73
Company Stockholders’ Meeting	46
Confidentiality Agreement	41
Constituent Documents	73
Contemplated Transactions	73
Contract	73
Control, Controlling or Controlled	73
Conversion Fund	8
Covered Employees	58
CRA	73
Deposit Insurance Fund	73
Derivative Transactions	73
DGCL	73
DOL	74
Effective Time	2
Election Deadline	6
Election Form	5
Environment	74
Environmental Laws	74
ERISA	74
Exchange Act	74

A-vi

Page
Exchange Agent	5
Exchange Ratio	3
Existing D&O Policy	54
FDIC	74
Federal Reserve	74
GAAP	74
Governmental Authority	74
Hazardous Materials	74
Holder Representative	6
Immediate Family Member	74
Indemnified Party	53
IRS	74
IRS Guidelines	57
Knowledge	74
Legal Requirement	74
Letter of Transmittal	8
Lien	75
Mailing Date	6
Material Adverse Effect	75
Merger	1
Merger Consideration	4
MergerCo	1
Mid-Tier Merger	1
Mid-Tier Merger Agreement	3
Mixed Consideration	4
Mixed Election	6
Mortgage Agency	75
Mortgage Loan	75
NASDAQ Rules	76
New Plans	58
Non-Election Shares	6
Old Plans	58
Option Payment	5
Order	76
Ordinary Course of Business	76
OREO	76
OTCQX	76
Outstanding Company Shares	76
PBGC	76
Per Share Merger Consideration	4
Person	76
Phase I	49
Phase II	49

A-vii

Page
Previously Disclosed	79
Proceeding	76
Proxy Statement	76
Registration Statement	76
Regulatory Authority	76
Remediation Cost	77
Representative	77
Requisite Regulatory Approvals	77
Schedules	78
SEC	77
Securities Act	77
Stock Consideration	3
Stock Consideration Cash Value	77
Stock Designated Shares	7
Stock Election	6
Stock Election Shares	6
Subsidiary	77
Superior Proposal	77
Surviving Entity	1
Tax	77
Tax Return	78
Termination Date	64
Termination Fee	65
Third Party Consents	12
Total Payments	59
Transition Date	78
Treasury Regulations	78
U.S.	78
Unaudited Monthly Financial Statements	40
Voting and Support Agreements	1

A-viii

AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER (together with all exhibits and schedules, this “Agreement”) is entered into as of August 10, 2026 (the “Agreement Date”), by and among HBT Financial, Inc., a Delaware corporation (“Acquiror”), HB-TYFG Merger, Inc., a Delaware corporation and wholly owned Subsidiary of Acquiror (“MergerCo”), and Tri-County Financial Group, Inc., a Delaware corporation (the “Company”).
RECITALS
A.   The boards of directors of the Company, Acquiror and MergerCo have determined that it is in the best interests of their respective companies and their stockholders to consummate the strategic business combination transaction provided for herein, pursuant to which MergerCo will, subject to the terms and conditions set forth herein, merge with and into the Company (the “Merger”), with the Company as the surviving entity in the Merger (sometimes referred to in such capacity as the “Surviving Entity”) and as a result of such Merger, the Company shall become a wholly owned Subsidiary of Acquiror.
B.   Immediately after the effectiveness of the Merger, the Company, as the Surviving Entity of the Merger and a wholly owned Subsidiary of Acquiror following the effectiveness of the Merger, shall merge with and into Acquiror, with the Acquiror as the surviving corporation (the “Mid-Tier Merger”).
C.   The parties intend that the Merger, together with the Mid-Tier Merger, qualify as a “reorganization” under the provisions of Section 368(a) of the Code, and that this Agreement be and hereby is adopted as a “plan of reorganization” within the meaning of Sections 354 and 361 of the Code.
D.   As an inducement to Acquiror to enter into this Agreement, certain of the directors, executive officers and stockholders of the Company, listed on Exhibit A-1 hereto, have, concurrently with the execution of this Agreement, entered into a Voting and Support Agreement in substantially the form attached hereto as Exhibit A-2 (the “Voting and Support Agreements”), pursuant to which, among other things, such Persons have agreed to vote in favor of the adoption of this Agreement.
F.   The parties desire to make certain representations, warranties and agreements in connection with the Merger and the other transactions contemplated by this Agreement, and the parties also agree to certain prescribed conditions to the Merger and other transactions.
AGREEMENTS
In consideration of the foregoing premises and the following mutual promises, covenants and agreements, the parties hereby agree as follows:
ARTICLE 1
THE MERGER
Section 1.1   The Merger.   Provided that this Agreement shall not prior thereto have been terminated in accordance with its express terms, upon the terms and subject to the conditions of this Agreement and in accordance with the applicable provisions of the DGCL, at the Effective Time, MergerCo shall be merged with and into the Company pursuant to the provisions of, and with the effects provided in, the DGCL, the separate corporate existence of MergerCo shall cease and the Company will be the Surviving Entity and a wholly owned Subsidiary of Acquiror.
Section 1.2   Effective Time; Closing.
(a)   Provided that this Agreement shall not prior thereto have been terminated in accordance with its express terms, the closing of the Merger (the “Closing”) shall occur through electronic means or at a place that is mutually acceptable to Acquiror and the Company, or if they fail to agree, at the offices of Vedder Price P.C., located at 222 North LaSalle Street, Chicago, Illinois 60601, at 10:00 a.m., local time, on the later of (i) December 31, 2026 and (ii) the first day of the month immediately following the month during which each of the conditions set forth in Article 8 and Article 9 (other than those conditions that by their nature are to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of those conditions) has been satisfied or waived, or at such other time and place as Acquiror and the Company may agree in writing (the “Closing Date”). Subject to the provisions of Article 10, failure to consummate the Merger on the date and time and at the place determined pursuant to this Section 1.2 will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement.
(b)   The Company shall file on the Closing Date a certificate of merger with the Secretary of State of the State of Delaware (the “Certificate of Merger”). The Merger shall become effective as of the date and time specified in the Certificate of Merger (the “Effective Time”).
Section 1.3   Effects of the Merger.   At and after the Effective Time, the Merger shall have the effects prescribed by applicable law. Without limiting the generality of the foregoing, at the Effective Time, all of the property, rights, privileges, powers and franchises of the Company shall be vested in the Surviving Entity, and all debts, liabilities and duties of the Company shall become the debts, liabilities and duties of the Surviving Entity.
Section 1.4   Organizational Documents, Directors and Officers of the Surviving Entity.   The Company’s Certificate of Incorporation and Company’s Bylaws, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation and bylaws of the Surviving Entity until thereafter amended in accordance with the provisions thereof and applicable Legal Requirements. The directors of MergerCo immediately prior to the Effective Time shall be the initial directors of the Surviving Entity and shall hold office until their respective successors and assigns are duly elected and qualified, or their earlier death, resignation or removal. The officers of MergerCo immediately prior to the Effective Time shall be the initial officers of the Surviving Entity, each to hold office until the earlier of their death, resignation or removal in accordance with the Surviving Entity’s certificate of incorporation and bylaws.
Section 1.5   Mid-Tier Merger.   The parties will cooperate and shall take all action necessary or deemed appropriate by Acquiror to cause the Surviving Entity and Acquiror to enter into an agreement and plan of merger, in the form attached hereto as Exhibit B (the “Mid-Tier Merger Agreement”), pursuant to which the Surviving Entity and Acquiror shall undertake the Mid-Tier Merger, with Acquiror being the surviving corporation thereof in accordance with the terms of the Mid-Tier Merger Agreement and the DGCL. At the effective time of the Mid-Tier Merger, the separate existence of the Surviving Entity shall terminate and Acquiror, as the surviving corporation, will continue its existence under the DGCL.
Section 1.6   Bank Merger.   The parties will cooperate and use their reasonable best efforts to effect the Bank Merger at a time to be determined following the Merger and Mid-Tier Merger. At the effective time of the Bank Merger, the separate existence of the Bank will terminate. Acquiror Bank will be the surviving bank and will continue its existence under applicable Legal Requirements. The Bank Merger shall be accomplished pursuant to the statutory bank merger agreement in the form attached hereto as Exhibit C.
Section 1.7   Alternative Structure.   The parties may mutually agree in writing to change the method of effecting the Contemplated Transactions if and to the extent that they deem such a change to be desirable; provided that: (a) any such change shall not affect the U.S. federal income Tax consequences of the Merger to holders of Company Common Stock; and (b) no such change shall (i) reduce the amount, or change the kind, of the consideration to be issued to holders of Company Common Stock as consideration in the Merger, (ii) materially impede or delay consummation of the Merger or (iii) require submission to or approval of the Company’s stockholders after this Agreement has been adopted by the Company’s stockholders. If the parties agree to make such a change, they shall execute appropriate documents to reflect such change.
ARTICLE 2
CONVERSION OF SECURITIES IN THE MERGER
Section 2.1   Consideration.
(a)   At the Effective Time, in each case subject to Section 2.1(d) — (e), Section 2.2, Section 2.3, Section 2.5 and Section 5.12, by virtue of the Merger and without any action on the part of Acquiror, the Company or holders of Company Common Stock, each share of Company Common Stock that is issued and outstanding immediately prior to the Effective Time, other than shares of Company

Common Stock owned by the Company as treasury stock, which shall be cancelled, and Appraisal Shares (as defined herein) shall be converted into the right to receive one of the following from the Acquiror:
(i)   2.4589 (the “Exchange Ratio”) validly issued, fully paid and nonassessable shares of Acquiror Common Stock (the “Stock Consideration”); or
(ii)   $71.01 in cash, subject to adjustment in Section 2.1(d), Section 2.1(e) and Section 5.12 (the “Cash Consideration”); or
(iii)   a combination of the Cash Consideration and the Stock Consideration, in such proportions as requested by the holder of Company Common Stock (the “Mixed Consideration”) (with the aggregate of the Stock Consideration and the Cash Consideration collectively referred to herein as the “Merger Consideration”).
(b)   Certain Additional Defined Terms Relating to Merger Consideration. For purposes of this Agreement, the following terms shall have the following meanings:
(i)   “Aggregate Cash Consideration” means $59,947,348.00, subject to adjustment in accordance with Section 2.1(d), Section 2.1(e) and Section 5.12.
(ii)   “Aggregate Stock Consideration” means 3,797,844 shares of Acquiror Common Stock, subject to adjustment in accordance with Section 5.12.
(iii)   “Per Share Merger Consideration” means the amounts of cash and stock obtained by dividing the Merger Consideration by the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled pursuant to Section 2.1(a)).
(c)   At the Effective Time, the shares of Company Common Stock will no longer be outstanding and will automatically be canceled and will cease to exist. Certificates (it being understood that any reference herein to a “certificate” shall be deemed to include reference to a book-entry account statement relating to the ownership of Company Common Stock) that represented Company Common Stock before the Effective Time will be deemed for all purposes to represent only the right to receive, upon surrender thereof, the Per Share Merger Consideration.
(d)   If, prior to the Effective Time, the outstanding shares of Company Common Stock, or the outstanding shares of Acquiror Common Stock, shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, or if a record date prior to the Effective Time has been established with respect to any such change in capitalization, then an appropriate and proportionate adjustment shall be made to the Stock Consideration, Cash Consideration and Per Share Merger Consideration; provided, however, that the exercise of Company Stock Options shall not cause an adjustment to the Stock Consideration and Aggregate Cash Consideration will increase by an amount equal to the new shares of Company Common Stock resulting from the exercise of Company Stock Options multiplied by the Cash Consideration.
(e)   In the event the Merger otherwise fails to qualify for the federal income Tax treatment described in Section 7.5, then Acquiror may, in its sole discretion, increase the amount of Stock Consideration and make a corresponding decrease to the Cash Consideration by the minimum amount necessary to enable the Merger to otherwise qualify for the federal income Tax treatment described in Section 7.5.
Section 2.2   Company Stock Options.
(a)   At the Effective Time, each option granted by the Company to purchase shares of Company Common Stock under the Company Stock Plan that is outstanding as of immediately prior to the Effective Time (a “Company Stock Option”), shall be cancelled in exchange for a cash payment equal to the product of (i)(A) the excess, if any, of the Stock Consideration Cash Value over (B) the exercise price per share of Company Common Stock under such Company Stock Option, multiplied by (ii) the number of shares of Company Common Stock covered by such Company Stock Option (each, an “Option Payment”). Each Option Payment shall be treated as compensation and shall be payable in accordance with Section 2.2(b).
(b)   Each Option Payment (“Cancellation Payment”) shall be payable as soon as administratively practicable following the Effective Time by the Surviving Entity, net of any applicable withholding Taxes; provided that prior to the Effective Time the holder of the underlying Company Stock Option has delivered to Acquiror a cancellation agreement (a “Cancellation Agreement”), in the form attached hereto as Exhibit D, acknowledging such holder’s right to the applicable Cancellation Payment and releasing any claims such holder may have with respect to cancellation and conversion of each such Company Stock Option. The Company shall use commercially reasonable best efforts to obtain an executed Cancellation Agreement from each such holder prior to the Effective Time. In the event a holder has not delivered a Cancellation Agreement prior to the Effective Time, the Cancellation Payment shall be payable as soon as administratively practicable following delivery of the Cancellation Agreement by the holder, provided that the Cancellation Payment shall be made no later than March 15 of the calendar year following the calendar year during which the Effective Time occurs.
(c)   For the avoidance of doubt, each Company Stock Option with an exercise or grant price per share that is equal to or greater than the Stock Consideration Cash Value shall be cancelled as of the Effective Time without any cash payment being made in respect thereof and the holder of such Company Stock Option shall have no further rights in respect thereof.
(d)   Prior to the Effective Time, the Board of Directors of the Company shall take all necessary action to give effect to the vesting, cancellation and conversion of each Company Stock Option as contemplated by this Section 2.2.
Section 2.3   No Fractional Shares.   Notwithstanding anything to the contrary contained in this Agreement, no fractional shares of Acquiror Common Stock shall be issued as Merger Consideration in the Merger. Each holder of Company Common Stock who would otherwise be entitled to receive a fractional share of Acquiror Common Stock pursuant to this Article 2 shall instead be entitled to receive an amount in cash (without interest) rounded to the nearest whole cent, determined by multiplying the Closing Acquiror Common Stock Price by the fractional share of Acquiror Common Stock to which such former holder would otherwise be entitled.
Section 2.4   Election and Proration Procedures.
(a)   The parties to this Agreement agree: (i) that Computershare shall serve, pursuant to the terms of an exchange agent agreement, as the exchange agent for purposes of this Agreement (the “Exchange Agent”); and (ii) that Acquiror shall execute and deliver to the Exchange Agent the exchange agent agreement at or prior to the Effective Time. Acquiror shall be solely responsible for the payment of any fees and expenses of the Exchange Agent.
(b)   An election form, in such form as Acquiror and the Company shall agree (an “Election Form”), shall be mailed on the Mailing Date (as defined below) to each holder of record of Company Common Stock. Unless another date is agreed to by Acquiror and the Company prior to the Effective Time, the “Mailing Date” shall be the date on which the Proxy Statement/Registration Statement is first mailed to holders of Company Common Stock. Acquiror shall make available Election Forms as may be reasonably requested by all Persons who become holders of Company Common Stock after the record date for eligibility to vote at the Company Stockholders’ Meeting (as defined herein) and prior to the Election Deadline (as defined herein), and the Company shall provide to the Exchange Agent all information reasonably necessary for it to perform its obligations as specified herein.
(c)   Each Election Form shall allow the holder of Company Common Stock (or the beneficial owner through appropriate and customary documentation and instructions) to elect to receive (i) the Stock Consideration for all of such holder’s shares (a “Stock Election”), (ii) the Cash Consideration for all of such holder’s shares (a “Cash Election”) or (iii) the Mixed Consideration for all of such holder’s shares currently held or entitled to be held as of immediately prior to the Effective Time (a “Mixed Election”), in such proportion as such holder may specify. Holders of record of Company Common

Stock who hold such shares as nominees, trustees or in other representative capacity (a “Holder Representative”) may submit multiple Election Forms, provided that such Holder Representative certifies that each such Election Form covers all of the shares of Company Common Stock held by that Holder Representative for a particular beneficial owner. The shares of Company Common Stock as to which a Stock Election has been made (including pursuant to a Mixed Election) are referred to herein as “Stock Election Shares”. The shares of Company Common Stock as to which a Cash Election has been made (including pursuant to a Mixed Election) are referred to herein as “Cash Election Shares”. Shares of Company Common Stock as to which no election has been made (or as to which an Election Form is not properly completed or returned in a timely fashion) are referred to as “Non-Election Shares.”
(d)   To be effective, a properly completed Election Form must be received by the Exchange Agent on or prior to the date of the Company Stockholders’ Meeting (or such other date as Acquiror and the Company may mutually agree prior to the Effective Time) (the “Election Deadline”). An election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. Any holder of Company Common Stock may at any time prior to, but not after, the Election Deadline change his or her election by written notice received by the Exchange Agent prior to the Election Deadline accompanied by a properly completed and signed revised Election Form. Any holder of Company Common Stock may, at any time prior to the Election Deadline, revoke his or her election by written notice received by the Exchange Agent prior to the Election Deadline or by withdrawal prior to the Election Deadline of his or her certificates. All elections shall be revoked automatically if the Exchange Agent is notified in writing by either Acquiror or the Company that this Agreement has been terminated prior to the Effective Time pursuant to Article 10 of this Agreement. If a holder of Company Common Stock either (i) does not submit a properly completed Election Form by the Election Deadline or (ii) revokes its Election Form prior to the Election Deadline but does not submit a new properly executed Election Form prior to the Election Deadline, the shares of Company Common Stock held by such stockholder shall be designated as Non-Election Shares. Subject to the terms of this Agreement and the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly made and to disregard immaterial defects in any Election Form, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive.
(e)   Within three (3) Business Days after the Effective Time, Acquiror shall cause the Exchange Agent to effect the allocation among holders of Company Common Stock to receive the Per Share Merger Consideration and to distribute such as follows:
(i)   If the aggregate amount of cash that would be paid upon conversion of the Cash Election Shares and Appraisal Shares is greater than the Aggregate Cash Consideration, then:
(A)   all Stock Election Shares and Non-Election Shares shall be converted into the right to receive the Stock Consideration;
(B)   all Appraisal Shares shall be deemed to be converted into the right to receive the Cash Consideration;
(C)   the Exchange Agent shall then select among the Cash Election Shares, by pro rata selection process, a sufficient number of shares (“Stock Designated Shares”) such that the cash consideration to be paid equals as closely as possible the Aggregate Cash Consideration and all Stock Designated Shares shall be converted into the right to receive the Stock Consideration; and
(D)   the Cash Election Shares that are not Stock Designated Shares will be converted into the right to receive the Cash Consideration.
(ii)   If the aggregate amount of cash that would be paid upon conversion of the Cash Election Shares and Appraisal Shares is less than the Aggregate Cash Consideration, then:
(A)   all Cash Election Shares shall be converted into the right to receive the Cash Consideration;

(B)   all Appraisal Shares shall be deemed to be converted into the right to receive the Cash Consideration;
(C)   the Exchange Agent shall then select among the Non-Election Shares, by a pro rata selection process, a sufficient number of shares such that the Cash Consideration to be paid equals as closely as possible to the Aggregate Cash Consideration and, if necessary, the Exchange Agent shall then select among the Stock Election Shares, a sufficient number of shares such that the Cash Consideration to be paid equals as closely as possible to the Aggregate Cash Consideration (collectively, “Cash Designated Shares”), and all Cash Designated Shares shall be converted into the right to receive the Cash Consideration; and
(D)   the Stock Election Shares and the Non-Election Shares that are not Cash Designated Shares shall be converted into the right to receive the Stock Consideration.
Section 2.5   Exchange of Shares.
(a)   At or prior to the Effective Time, Acquiror shall authorize the issuance of and shall make available to the Exchange Agent, for the benefit of the holders of Company Common Stock for exchange in accordance with this Article 2: (i) the aggregate number of shares of Acquiror Common Stock pursuant to Section 2.1, and (ii) the aggregate Cash Consideration payable (including the amount payable in lieu of fractional shares of Acquiror Common Stock in accordance with Section 2.2). Such amount of aggregate Cash Consideration and Aggregate Stock Consideration, together with any dividends or distributions with respect thereto paid after the Effective Time, are referred to as the “Conversion Fund.”
(b)   As soon as reasonably practicable after the Closing Date, and in any event within five (5) Business Days after the Closing Date, Acquiror shall cause the Exchange Agent to mail to each holder of record of shares of Company Common Stock evidenced by one or more certificates (“Company Stock Certificates”) or designated by a book entry representing non-certificated shares of Company Common Stock (each, a “Book-Entry Share”), a letter of transmittal (“Letter of Transmittal”), in a form to be agreed by the parties, which specifies, among other things, that delivery shall be effected, and risk of loss and title to Company Stock Certificates shall pass, only upon delivery of such certificates to the Exchange Agent, together with instructions for use in effecting the surrender of Company Stock Certificates pursuant to this Agreement, if applicable.
(c)   Promptly following the delivery to the Exchange Agent of a properly completed and duly executed Letter of Transmittal, together with the proper surrender of a Company Stock Certificate, if applicable, the holder of such Company Stock Certificate or Book-Entry Share, as applicable, shall be entitled to receive in exchange therefor his, her or its Per Share Merger Consideration plus cash in lieu of any fractional shares of Acquiror Common Stock in accordance with Section 2.2 deliverable in respect of the shares of Company Common Stock represented by such Company Stock Certificate or Book-Entry Share; thereupon such Company Stock Certificate or Book-Entry Share shall forthwith be canceled. No interest will be paid or accrued on any portion of the Merger Consideration deliverable upon surrender of a Company Stock Certificate or Book-Entry Share. Until so surrendered, if applicable, and cancelled, each such Company Stock Certificate and Book-Entry Share shall represent after the Effective Time, for all purposes, only the right to receive, without interest, (i) the Per Share Merger Consideration; and (ii) cash in lieu of any fractional shares of Acquiror Common Stock that the stockholder has a right to receive pursuant to Section 2.2, in each case, upon the proper surrender of such Company Stock Certificate, if applicable, in accordance with this Article 2.
(d)   After the Effective Time, there shall be no transfers on the stock transfer books of the Company of Outstanding Company Shares.
(e)   No dividends or other distributions declared with respect to Acquiror Common Stock and payable to the holders of record thereof after the Effective Time shall be paid to the holder of any unsurrendered Company Stock Certificate or Book-Entry Share until the holder thereof shall surrender such Company Stock Certificate, if applicable, or Book-Entry Share in accordance with this Article 2. Promptly after the surrender, if applicable, and cancellation of a Company Stock Certificate or Book-Entry Share in accordance with this Article 2, the record holder thereof shall be entitled to receive any such dividends or other distributions, without interest thereon, which theretofore had become payable with respect to shares of Acquiror Common Stock into which the shares of Company Common Stock represented by such Company Stock Certificate or Book-Entry Share were converted at the Effective Time pursuant to Section 2.1. No holder of an unsurrendered Company Stock Certificate shall be entitled, until the surrender of such Company Stock Certificate, to vote the shares of Acquiror Common Stock into which such holder’s Company Common Stock shall have been converted.
(f)   Any portion of the Conversion Fund that remains unclaimed by the stockholder of the Company twelve (12) months after the Effective Time shall be paid to the Surviving Entity, or its successors in interest. Any stockholders of the Company who have not theretofore complied with this Article 2 shall thereafter look only to the Surviving Entity, or its successors in interest, for issuance and payment of the Merger Consideration (including the payment of cash in lieu of any fractional shares deliverable in respect of such stockholders’ shares of Company Common Stock), as well as any accrued and unpaid dividends or distributions on shares of such Acquiror Common Stock. Notwithstanding the foregoing, none of the Surviving Entity, the Exchange Agent or any other person shall be liable to any former holder of shares of Company Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.
(g)   In the event any Company Stock Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Company Stock Certificate to be lost, stolen or destroyed and, if required by the Exchange Agent, the posting by such Person of a bond in such amount as the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Company Stock Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Company Stock Certificate, and in accordance with this Article 2, the Merger Consideration (including cash in lieu of any fractional shares deliverable in respect of such stockholders’ shares of Company Common Stock).
Section 2.6   Appraisal Shares.   Notwithstanding anything to the contrary set forth in this Agreement, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time and held by a holder or beneficially owned by a “beneficial owner” (as defined in Section 262(a) of the DGCL) who is entitled to demand appraisal rights and who has properly exercised appraisal rights in respect of such shares (such shares being referred to collectively as the “Appraisal Shares” until such time as such holder fails to perfect, withdraws or otherwise loses such holder’s appraisal rights under applicable law with respect to such shares) in accordance with Section 262 of the DGCL (the “Appraisal Statutes”) shall not be converted into a right to receive the Merger Consideration but instead shall be entitled only to payment of such consideration as may be determined to be due in accordance with the Appraisal Statutes; provided, however, that if, after the Effective Time, such holder or “beneficial owner” fails to perfect, withdraws or otherwise loses such holder’s right to appraisal pursuant to the Appraisal Statutes, or if a court of competent jurisdiction shall determine that such Person is not entitled to the relief provided by the Appraisal Statutes, such shares of Company Common Stock shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration in accordance with Section 2.1 above, without interest thereon. The Company shall give prompt notice to Acquiror of any demands received by the Company from a record holder or “beneficial owner” of Company Common Stock for appraisal, of any withdrawals of such demands, and of any other documents or instruments received by the Company related to the foregoing, and Acquiror shall direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Acquiror, make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demand, or agree to any such appraisal demands.
Section 2.7   Withholding Rights.   Notwithstanding any other provision of this Agreement, the parties to this Agreement and the Exchange Agent will be entitled to deduct and withhold from any amounts payable pursuant to this Agreement (or the transactions contemplated hereby) to another party to this Agreement or to any holder or former holder of Company Common Stock and Company Stock Options such amounts as the party or Exchange Agent is required to deduct and withhold for Taxes with respect to such payment pursuant to the Code or any applicable provision of U.S. federal, state, local, or non-U.S. Legal Requirements relating to Taxes. All amounts so deducted and withheld shall be timely remitted to the appropriate Regulatory Authority. To the extent that such amounts are deducted and withheld, such amounts shall be treated for all purposes of this Agreement as having been paid to the party, holder or former holder, as the case may be, of Company Common Stock in respect of whom such deduction and withholding were made.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as Previously Disclosed (as defined herein), the Company hereby represents and warrants to Acquiror as follows:
Section 3.1   Company Organization.
(a)   The Company: (i) is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and is also in good standing in each other jurisdiction in which the nature of the business conducted or the properties or assets owned or leased by it makes such qualification necessary, except where the failure to be so qualified and in good standing would not have a Material Adverse Effect on the Company; (ii) is registered with the Federal Reserve as a bank holding company under the Bank Holding Company Act of 1956, as amended; and (iii) has full power and authority, corporate and otherwise, to operate as a bank holding company and to own, operate and lease its properties as presently owned, operated and leased, and to carry on its business as it is now being conducted.
(b)   Attached to Schedule 3.1 of the Company Disclosure Schedules are copies of the Company Certificate of Incorporation and Company Bylaws and all amendments thereto, each of which are true, complete and correct, and are in full force and effect as of the date of this Agreement. The Company has no Subsidiaries other than the Bank and those entities listed on Schedule 3.1(b) of the Company Disclosure Schedules. Except as set forth on Schedule 3.1(b) of the Company Disclosure Schedules: (i) the Company does not directly engage in and has not directly engaged in any business or operations other than owning the equity interests in the Bank, and the Subsidiaries listed on Schedule 3.1(b) of the Company Disclosure Schedules; (ii) the Company does not directly own any assets other than the equity interests in the Bank and the Subsidiaries listed on Schedule 3.1(b) of the Company Disclosure Schedules; and (iii) the Company is not a party to any contract relating to the business of any Subsidiary of the Company.
Section 3.2   Company Subsidiary Organizations.   The Bank is an Illinois state-chartered bank duly organized, validly existing and in good standing under the laws of the State of Illinois. Each Subsidiary of the Company is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and is also in good standing in each other jurisdiction in which the nature of the business conducted or the properties or assets owned or leased by it makes such qualification necessary, except where the failure to be so qualified and in good standing would not have a Material Adverse Effect on the Company. Each Subsidiary of the Company has full power and authority, corporate and otherwise, to own, operate and lease its properties as presently owned, operated and leased, and to carry on its business as it is now being conducted. The deposit accounts of the Bank are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by applicable Legal Requirements, and all premiums and assessments required to be paid in connection therewith have been paid when due. The Company has delivered or made available to Acquiror copies of the charter (or similar organizational documents) and bylaws of each Subsidiary of the Company and all amendments thereto, each of which are true, complete and correct and in full force and effect as of the date of this Agreement. Attached to Schedule 3.2 of the Company Disclosure Schedules are copies of the Bank’s and all Subsidiaries’ Constituent Documents and all amendments thereto, each of which is true, complete and correct, and is in full force and effect as of the date of this Agreement.
Section 3.3   Authorization; Enforceability.   The Company has the requisite corporate power and authority to enter into and perform its obligations under this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Company Board. The Company Board has determined that the Merger, and the Mid-Tier Merger, on the terms and conditions set forth in this Agreement, are in the best interests of the Company and its stockholders, and that this Agreement and the transactions contemplated hereby are in the best interests of the Company and its stockholders. The Company Board has directed that the Merger and

Mid-Tier Merger be submitted to the Company’s stockholders for consideration at a duly held meeting of such stockholders and has resolved to recommend that the Company’s stockholders vote in favor of the adoption and approval of this Agreement and the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company, and the consummation by it of its obligations under this Agreement, have been authorized by all necessary corporate action, subject to the Company Stockholder Approval, and, subject to the receipt of the Requisite Regulatory Approvals, this Agreement constitutes a legal, valid and binding obligation of the Company enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other Legal Requirements affecting creditors’ rights generally and subject to general principles of equity.
Section 3.4   No Conflict.   Except as set forth in Schedule 3.4 of the Company Disclosure Schedules, neither the execution nor delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time): (a) assuming receipt of the Company Stockholder Approval, contravene, conflict with or result in a violation of any provision of the certificate of incorporation, certificate of formation or charter (or similar organizational documents) or bylaws or operating agreement, each as in effect on the date hereof, or any currently effective resolution adopted by the board of directors, stockholders, manager or members of, the Company or any of its Subsidiaries; (b) assuming receipt of the Requisite Regulatory Approvals, contravene, conflict with or result in a violation of any Legal Requirement or any Order to which the Company or any of its Subsidiaries, or any of their respective assets that are owned or used by them, may be subject; or (c) contravene, conflict with or result in a violation or breach of any provision of, or the loss of any benefit under, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, or which would result in the creation of any Lien upon or with respect to any of the assets owned or used by the Company or its Subsidiaries under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, Contract or other instrument or obligation to which Company or any of its Subsidiaries is a party, or by which they or any of their respective properties, assets or business activities may be bound or affected, except (in the case of clause (c)) for such contraventions, conflicts, breaches or defaults that, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. To the Knowledge of the Company, except for: (i) the filing of applications, filings and notices, as applicable, with the Federal Reserve and approval of, or non-objection to, such applications, filings and notices; (ii) the filing of applications, filings and notices, as applicable, with the Illinois Department of Financial and Professional Regulation and approval of, or non-objection to, such applications, filings and notices; (iii) the filing of any required applications, filings or notices with the FDIC and approval of, or non-objection to, such applications, filings and notices; (iv) the filing with the SEC of the Proxy Statement in definitive form and of the Registration Statement and declaration of effectiveness of the Registration Statement; (v) the filing of the Delaware Certificate of Merger with the Secretary of State of the State of Delaware; (vi) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Acquiror Common Stock pursuant to this Agreement and the listing of additional shares of Acquiror Common Stock on the NASDAQ Global Select Market, no consents, non-objections, approvals of, notices to, waivers or authorizations by, or applications, filings or registrations with any Regulatory Authority or any other Person except as set forth on Schedule 3.4 of the Company Disclosure Schedules (all consents and approvals, the “Third Party Consents”) are necessary in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.
Section 3.5   Company Capitalization.
(a)   The authorized capital stock of the Company consists exclusively of 5,000,000 shares of Company Voting Common Stock, 467,500 shares of Company Non-Voting Common Stock, and 100,000 shares of Company Preferred Stock. As of the date of this Agreement (the “Company Capitalization Date”), (i) 2,388,748 shares of the Company Voting Common Stock were issued and outstanding, (ii) no shares of the Company Non-Voting Common Stock were issued and outstanding, (iii) no shares of Company Preferred Stock were issued and outstanding, and (iv) 136,935 shares of Company Common Stock reserved for issuance upon the exercise of outstanding Company Stock Options, with a weighted average strike price of $41.01 per share granted by the Company under the Company Benefit Plans. Except as listed in Schedule 3.5 of the Company Disclosure Schedules, the

Company does not have outstanding any bonds, debentures, notes or any similar obligations, in each case having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) with the stockholders of the Company on any matter. Except as set forth in this Section 3.5, there are no equity-based awards outstanding as of the Company Capitalization Date.
(b)   All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. There are no voting trusts, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the outstanding capital stock of the Company. A true, correct and complete list dated as of the date hereof, of all of the outstanding shares of Company Common Stock, all of which are owned of record by stockholders of the Company, with the domicile addresses and in the respective amounts, is set forth in Schedule 3.5 of the Company Disclosure Schedules and will be updated by the Company as of the Closing Date. Except as set forth in Schedule 3.5 of the Company Disclosure Schedules, there are no stockholders agreements, voting agreements, proxies, voting trusts or other understanding agreements or commitments with or among one or more of such stockholders with respect to the voting, disposition or other incidents of ownership of any shares of Company Common Stock, including any agreement that imposes any limitation or restriction on Company Common Stock, including any restriction on the right of a stockholder to vote, sell or otherwise dispose of such Company Common Stock.
(c)   Except as set forth in Section 3.5(a), as of the Company Capitalization Date, there are no issued, reserved for issuance or outstanding: (i) shares of Company Capital Stock or voting securities of the Company other than the Company Common Stock; (ii) securities of the Company convertible into or exchangeable for shares of Company Capital Stock or voting securities of the Company; (iii) options, warrants, units or other securities or rights to acquire from the Company, or other obligation of the Company to issue, any Company Capital Stock, voting securities or securities convertible into or exchangeable for Company Capital Stock or voting securities of the Company; or (iv) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities, rights or units that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any Company Capital Stock or other securities of, or ownership interests in, the Company. As of the Company Capitalization Date, there are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any of the securities or rights described in this Section 3.5(c). Except as set forth in Schedule 3.5 of the Company Disclosure Schedules, since January 1, 2023 through the date hereof, the Company has not: (1) issued, reserved for issuance, repurchased or redeemed any shares of Company equity securities; or (2) issued or awarded any options, stock appreciation rights, restricted shares, restricted stock units, deferred equity units, awards based on the value of Company Common Stock or any other equity-based awards.
(d)   None of the shares of Company Common Stock were issued in violation of any federal or state securities laws or any other applicable Legal Requirement. As of the date of this Agreement there are: (i) other than as Previously Disclosed, no outstanding subscriptions, agreements, conversion privileges, options, warrants, calls or other rights obligating the Company or any of its Subsidiaries to issue, sell or otherwise dispose of, or to purchase, redeem or otherwise acquire, any shares of capital stock of the Company or any of its Subsidiaries; and (ii) no contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Common Stock or any equity security of the Company or its Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of the Company or its Subsidiaries. Except as permitted by this Agreement, since the Company Capitalization Date, no shares of Company Common Stock have been purchased, redeemed or otherwise acquired, directly or indirectly, by the Company or any of its Subsidiaries and no dividends or other distributions payable in any equity securities of the Company or any of its Subsidiaries have been declared, set aside, made or paid to the stockholders of the Company.
Section 3.6   Company Subsidiary Capitalization.   Except as set forth in Schedule 3.6 of the Company Disclosure Schedules, all of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of the Company are owned by the Company, directly or indirectly, free and clear of any Liens and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. No Subsidiary of the Company has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary. No Subsidiary of the Company owns or has any Contract to acquire any equity interests or other securities of any Person or any direct or indirect equity or ownership interest in any other business.
Section 3.7   Company SEC Reports; Financial Statements and Reports; Regulatory Filings.
(a)   True and complete copies of the following financial statements have been made available to Acquiror: (i) the consolidated audited financial statements of the Company and its Subsidiaries including any related notes and schedules thereto and the signed, unqualified opinion of Forvis Mazars, LLP, as applicable, for the years ended as of December 31, 2023, 2024 and 2025; (ii) the consolidated unaudited balance sheet and statements of income, comprehensive income (loss) and changes in stockholders’ equity for the six (6) month period ended June 30, 2026; (iii) Call Reports for the Bank as of and for the years ended December 31, 2023, 2024 and 2025; and (iv) Call Report for the Bank as of and for the period ended June 30, 2026, if available (collectively, the “Company Financial Statements”).
(b)   The Company has timely filed all Company SEC Reports, except where the failure to file any Company SEC Report, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company, and all such Company SEC Reports complied as to form in all material respects, as of their respective filing dates and effective dates, as the case may be, with all applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the published rules and regulations of the SEC thereunder which are applicable to the Company. The Company SEC Reports were prepared in accordance with applicable Legal Requirements in all material respects. As of their respective filing dates, none of the Company SEC Reports contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that information filed as of a later date (but before the date of this Agreement) is deemed to modify information as of an earlier date. Except as disclosed on Schedule 3.7(b), as of the date of this Agreement, there are no outstanding comments from, or unresolved issues raised by, the SEC with respect to any of the Company SEC Reports. No Subsidiary of the Company is required to file periodic reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act.
(c)   The Company Financial Statements have been prepared in conformity with GAAP, except in each case as indicated in such statements or the notes thereto, and comply in all material respects with all applicable Legal Requirements, including the maintenance of an adequate system of internal controls. The Company Financial Statements are complete and correct in all material respects and fairly and accurately present the respective financial position, assets, liabilities and results of operations, cash flows, changes in stockholders’ equity and consolidated financial position, as applicable, of the Company and its Subsidiaries at the respective dates of and for the periods referred to in the Company Financial Statements. Except for (i) those liabilities that are set forth on the Company Financial Statements; and (ii) liabilities incurred since December 31, 2025 in the Ordinary Course of Business and that are not, individually or in the aggregate, material to the Company or its Subsidiaries, neither the Company nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), whether or not the same would have been required to be reflected in the Company Financial Statements if it had existed on or before December 31, 2025.
(d)   Except as set forth in Schedule 3.7(d) of the Company Disclosure Schedules, since January 1, 2023, neither the Company nor any Subsidiary of the Company or any Representative of the Company or any Subsidiary of the Company has received or has otherwise had or obtained, to the Company’s Knowledge, any material complaint, allegation, assertion, or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies, or methods of the Company or any Subsidiary of the Company or their internal control over financial reporting, including any complaint, allegation, assertion, or claim that the Company or any Subsidiary of the Company has engaged in questionable accounting or auditing practices. The Company has not identified any significant deficiencies or material weaknesses in the design or operation of its internal control over financial reporting.
(e)   The Company and each of its Subsidiaries have filed all forms, reports and documents required to be filed since January 1, 2023, with all applicable federal or state securities or banking authorities except to the extent failure would not have a Material Adverse Effect on the Company and its Subsidiaries. Such forms, reports and documents: (i) complied as to form in all material respects with applicable Legal Requirements; and (ii) did not at the time they were filed, after giving effect to any amendment thereto filed prior to the date hereof, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that information filed as of a later date (but before the date of this Agreement) is deemed to modify information as of an earlier date.
(f)   There has not been any event or occurrence since January 1, 2023 that would result in a determination that the Bank is not an eligible depository institution as defined in 12 C.F.R. Part 303.2(r). Except for normal examinations conducted by a Regulatory Authority in the Ordinary Course of Business of the Company and its Subsidiaries, there is no pending Proceeding before, examination or investigation by, any Regulatory Authority into the business or operations of the Company or any of its Subsidiaries.
Section 3.8   Books and Records.   The books of account, minute books, stock record books and other records of the Company and its Subsidiaries are complete and correct in all material respects and have been maintained in accordance with the Company’s business practices and all applicable Legal Requirements, including the maintenance of an adequate system of internal controls required by such Legal Requirements. The minute books of the Company and each of its Subsidiaries fairly reflect the substance of events and transactions included therein.
Section 3.9   Properties.
(a)   Schedule 3.9(a) of the Company Disclosure Schedules lists or describes all interests in real property owned by the Company and each of its Subsidiaries, including OREO, as of the date of this Agreement, together with the address of such real estate, and each lease of real property to which it is a party, and in each case of either owned or leased real property, the proper identification, if applicable, of each such property as a branch or main office or other office.
(b)   The Company and each of its Subsidiaries has good and marketable title to all assets and properties, whether real or personal, tangible or intangible, that it purports to own, other than OREO, subject to no Liens of any kind except: (i) as noted in the most recent Company Financial Statements or as set forth in Schedule 3.9 of the Company Disclosure Schedules; (ii) statutory Liens for Taxes not yet delinquent or being contested in good faith by appropriate Proceedings and for which adequate reserves have been established and reflected in the Company Financial Statements; (iii) pledges or Liens required to be granted in connection with the acceptance of government deposits, granted in connection with repurchase or reverse repurchase agreements, securing any discount with, borrowing from, or obligations to any Federal Reserve Bank or Federal Home Loan Bank, interbank credit facilities or any transaction by the Bank acting in a fiduciary capacity or otherwise incurred in the Ordinary Course of Business and set forth on Schedule 3.9 of the Company Disclosure Schedules; (iv) easements, rights of way, and other similar encumbrances that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair the business operations at such properties; (v) minor defects and irregularities in title and encumbrances that do not materially impair the value or use thereof for the purposes for which they are held as of the date of this Agreement; (vi) Liens or deposits in connection with workers’ compensation, unemployment insurance, Social Security or other insurance; (vii) inchoate mechanic’s and materialmen’s Liens for construction in progress and workmen’s, repairmen’s, warehousemen’s and carrier’s Liens arising in the Ordinary Course of Business of the Company or the Bank consistent with past practice; and (viii) Liens on property required by Regulation W promulgated by the Federal Reserve (collectively, the “Company Permitted Exceptions”). The Company and each of its Subsidiaries as lessee has the right under valid and existing leases to occupy, use, possess and control any and all of the respective property leased by it, and each such lease is valid and without default thereunder by the lessee or, to the Knowledge of the Company, the lessor. To the Knowledge of the Company, all buildings and structures owned by the Company and each of its Subsidiaries lie wholly within the boundaries of the real property owned or validly leased by it, and do not encroach upon the property of, or otherwise conflict with the property rights of, any other Person. Since December 31, 2023, none of the Company’s or its Subsidiaries’ real property, whether owned or leased, has been taken by eminent domain (or to the Knowledge of the Company is the subject of a pending or contemplated taking which has not been consummated).
Section 3.10   Loans; Loan Loss Reserve.
(a)   Except as set forth on Schedule 3.10(a) of the Company Disclosure Schedules, each loan, loan agreement, note, lease or other borrowing agreement by the Bank, any participation therein, and any guaranty, renewal or extension thereof (the “Company Loans”) reflected as an asset on any of the Company Financial Statements or reports filed with the Regulatory Authorities is evidenced by documentation that is true, genuine, customary and legally sufficient in all material respects and (i) to the extent relating to a secured obligation, is secured by valid Liens which have been perfected (including, if applicable, by the timely filing of financing statements (and, if applicable, extensions thereof) pursuant to the applicable Uniform Commercial Code in effect or timely recording of deeds of trust), and the collateral for such Company Loan to the extent collateral is required to be insured, the collateral is so insured and (ii) constitutes, the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the enforcement of creditors’ rights generally or equitable principles or doctrines. The notes or other credit or security documents with respect to each such outstanding Company Loan were in compliance in all material respects with all applicable Legal Requirements at the time of origination or purchase by the Company and are complete and correct in all material respects.
(b)   All Company Loans originated or purchased by the Bank were made or purchased (i) in accordance with the policies of the board of directors of the Bank, subject to certain customary Bank policy exceptions, which policy exceptions are recorded in the Bank’s loan files, and (ii) in the Ordinary Course of Business of the Bank. Except as set forth on Schedule 3.10(b), Bank’s interest in all Company Loans is free and clear of any Lien and the Bank has complied in all respects with all Legal Requirements relating to such Company Loans, except where the failure to so comply would not have a Material Adverse Effect on the Company. There has been no default on, or forgiveness or waiver of, in whole or in part, any Company Loan made to an executive officer or director of the Company or the Bank or an entity controlled by an executive officer or director during the three (3) years immediately preceding the date hereof.
(c)   Schedule 3.10(c) of the Company Disclosure Schedules lists, as of June 30, 2026, each Company Loan: (i) under the terms of which the obligor is more than ninety (90) days delinquent in payment of principal or interest or in default of any other material provision as of the dates shown thereon or for which the Bank has discontinued the accrual of interest; (ii) that has been classified as “substandard,” “doubtful,” “loss,” “other loans especially mentioned” or any comparable classifications by the Bank; (iii) that has been listed on any “watch list” or similar internal report of the Bank; (iv) that, to the Knowledge of the Company, has been the subject of any notice from any obligor of adverse environmental conditions potentially affecting the value of any collateral for such Company Loan; (v) with respect to which the Bank has Knowledge of potential violations of any Environmental Laws that may have occurred on the property serving as collateral for such Company Loan or by any obligor of such Company Loan; (vi) that represents an extension of credit to an executive officer or director of the Bank or an entity controlled by an executive officer or director; (vii) a specific reserve allocation existed in connection therewith; (viii) to the Knowledge of the Company had past due Taxes associated therewith; (ix) was required to be accounted for as a troubled debt restructuring in accordance with ASC 310-40; or (x) was a high-volatility commercial real estate loan.
(d)   The Bank’s allowance for credit losses reflected in the Company Financial Statements (including footnotes thereto) was determined on the basis of the Bank’s continuing review and evaluation of the portfolio of Company Loans under the requirements of GAAP and Legal

Requirements, was established in a manner consistent with the Bank’s internal policies, and, in the reasonable judgment of the Bank, was and is adequate in all material respects under the requirements of GAAP and all Legal Requirements to provide for possible or specific losses, net of recoveries relating to Company Loans previously charged off, on outstanding Company Loans. Since December 31, 2021, the Bank has not been notified by any Regulatory Authority that: (i) its allowance for credit losses is inadequate or inconsistent with the Bank’s historical loss experience; or (ii) the practices and policies of the Bank in establishing its allowance for credit losses and in accounting for non-performing and classified assets generally fail to comply with applicable accounting or regulatory requirements.
(e)   (i) None of the Company Loans is subject to any material offset or claim of offset; and (ii) the aggregate loan balances in excess of the Bank’s allowance for credit losses are, based on past loan loss experience, collectible in accordance with their terms (except as limited above) and all uncollectible loans have been charged off.
(f)   All Mortgage Loans have been originated, processed, underwritten, closed, funded, insured, sold or acquired, serviced and subserviced (including all loan application, loss mitigation, loan modification, foreclosure and real property administration activities), and all disclosures required by applicable law made by the Company or any of its Subsidiaries in connection with the Mortgage Loans have been provided to the borrowers thereof, in each case, in accordance with all applicable law in all material respects. No Mortgage Loans were originated by any person other than the Company or one of its Subsidiaries. No fraud or material error, omission, misrepresentation, mistake or similar occurrence has occurred on the part of the Company or its Subsidiaries or any third-party servicer in connection with the origination or servicing of any of the Mortgage Loans. Except as set forth on Schedule 3.10(f) of the Company Disclosure Schedules, neither the Company nor any of its Subsidiaries has any obligation or potential obligation to repurchase or re-acquire from any person any Mortgage Loan or any collateral securing any Mortgage Loan, whether by Contract or otherwise that would result in recourse liability under applicable federal and state law. A complete list of each repurchase claim that the Company or any of its Subsidiaries has been subject to over the past two (2) years in respect of any Mortgage Loan, the circumstances as to each such matter, and the resolution or status of each such matter, is set forth on Schedule 3.10(f) of the Company Disclosure Schedules.
(g)   All Company Loans to any directors, executive officers and principal stockholders (as such terms are defined in Regulation O of the Federal Reserve Board (12 C.F.R. Part 215)) of the Company or any of its Subsidiaries are and were originated in compliance in all material respects with all applicable Legal Requirements.
Section 3.11   Taxes.
(a)   The Company and each of its Subsidiaries have duly and timely filed (taking into account all applicable extensions) all material Tax Returns required to be filed by them, and each such Tax Return was true, correct and complete in all material respects when filed and were prepared in substantial compliance with all applicable Legal Requirements. The Company and each of its Subsidiaries have paid, or made adequate provision for the payment of, all Taxes (whether or not shown on any Tax Return) due and payable by the Company and each of its Subsidiaries, or claimed to be due and payable by any Regulatory Authority, and are not delinquent in the payment of any Tax, except such Taxes as are being contested in good faith and as to which adequate reserves have been provided in the Company Financial Statements. Neither the Company nor any of its Subsidiaries has ever received written notice of any claim by a Regulatory Authority in a jurisdiction where the Company or such Subsidiary does not file Tax Returns or pay Taxes that it is or may be subject to Tax or Tax Return filing requirements in that jurisdiction.
(b)   There is no claim or assessment pending or threatened against the Company and its Subsidiaries for any material Taxes that may be owed. No audit, examination or investigation related to Taxes paid or payable by the Company and each of its Subsidiaries is presently being conducted or, to the Knowledge of the Company, threatened by any Regulatory Authority. Neither the Company nor its Subsidiaries are the beneficiary of any extension of time within which to file any Tax Return, and there are no Liens for Taxes (other than Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP in the Company Financial Statements) upon any of the Company’s or its Subsidiaries’ assets. Neither the Company nor its Subsidiaries has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax that is currently in effect. Except as set forth in Schedule 3.11(b) of the Company Disclosure Schedules, none of the Company or any of its Subsidiaries is a party to a Tax sharing, Tax allocation or similar agreement.
(c)   The Company and each of its Subsidiaries have delivered or made available to Acquiror true, correct and complete copies of all (i) Tax Returns relating to income Taxes, franchise Taxes and all other material Taxes owed by the Company and its Subsidiaries and (ii) all examination reports and statements of deficiencies assessed against or agreed to by the Company or its Subsidiaries, in each case with respect to the last three (3) fiscal years.
(d)   The Company and each of its Subsidiaries have collected or withheld and paid over to the appropriate Regulatory Authority all Taxes required to have been collected or withheld and paid over by it, and has complied in all material respects with all information reporting and backup withholding requirements under all applicable federal, state, local and foreign Legal Requirements in connection with amounts paid or owing to any Person, including without limitation Taxes required to have been collected or withheld and paid in connection with amounts paid or owing to any employee or independent contractor, creditor, stockholder or other third party.
(e)   Neither the Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the five-year period preceding the Closing Date.
(f)   Neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company), or (ii) has any liability for the Taxes of any Person (other than the Company and its Subsidiaries) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of foreign, state or local law), as a transferee or successor, by Contract, or otherwise.
(g)   Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Time as a result of any: (i) change in method of accounting pursuant to Section 481 of the Code or any comparable provision under foreign, state or local law for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of foreign, state or local law) executed on or prior to the Closing Date; (iii) intercompany transactions or any excess loss account described in the Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of foreign, state or local law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; (v) prepaid amount received on or prior to the Closing Date; (vi) election under Section 965 of the Code; or (vii) election pursuant to Code Section 108(i) (or any corresponding or similar provision of foreign, state or local law).
(h)   To the Knowledge of the Company, the Company and each of its Subsidiaries have not engaged in any transaction that could materially affect the Tax liability for any Tax Returns not closed by applicable statute of limitations: (i) which is a “reportable transaction” or a “listed transaction” or (ii) a “significant purpose of which is the avoidance or evasion of U.S. federal income tax” within the meaning of Section 6662, 6662A, 6011, 6111 or 6707A of the Code or of the Treasury Regulations promulgated thereunder or pursuant to notices or other guidance published by the IRS (irrespective of the effective dates).
Section 3.12   Employee Benefits.
(a)   Schedule 3.12(a) of the Company Disclosure Schedules includes a complete and correct list of each Company Benefit Plan. The Company has delivered or made available to Acquiror true and complete copies of the following with respect to each material Company Benefit Plan: (i) a copy of the Company’s current employee policy manual; (ii) copies of each Company Benefit Plan (or a written description where no formal plan document exists) and all related plan descriptions and other material written communications provided to participants of Company Benefit Plans; (iii) to the extent applicable, the last three (3) years’ annual reports on Form 5500, including all schedules thereto and the opinions of independent accountants; and (iv) other material ancillary documents, including the following documents related to each Company Benefit Plan:
(i)   all material Contracts with third-party administrators, actuaries, investment managers, consultants, insurers, and independent contractors;
(ii)   all notices and other material written communications that were given by the Company, any Subsidiary, or any Company Benefit Plan to the IRS, the DOL or the PBGC pursuant to applicable Legal Requirements within the three (3) years preceding the date of this Agreement;
(iii)   all notices or other material written communications that were given by the IRS, the PBGC, or the DOL to the Company, any Subsidiary, or any Company Benefit Plan within the three (3) years preceding the date of this Agreement; and
(iv)   with respect to any equity-based compensation plan or arrangement (including any stock option, stock purchase, stock ownership, stock appreciation, restricted stock, restricted stock unit, phantom stock or similar plan, agreement or award), (A) a complete and correct list of recipients of outstanding awards as of the date hereof, (B) the number of outstanding awards held by each recipient as of the date hereof, (C) the form of award agreement pursuant to which each such outstanding award was issued or otherwise granted, (D) copies of each outstanding award agreement and (E) notices and other written materials provided to award recipients relating to such awards.
(b)   Except as set forth in Schedule 3.12(b)(i) of the Company Disclosure Schedules, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (including possible terminations of employment in connection therewith) will cause a payment, vesting, increase or acceleration of benefits or benefit entitlements under any Company Benefit Plan or any other increase in the liabilities of the Company or any Subsidiary under any Company Benefit Plan as a result of the transactions contemplated by this Agreement. Except as set forth in Schedule 3.12(b)(ii) of the Company Disclosure Schedules, no Company Benefit Plan provides for payment of any amount which, considered in the aggregate with amounts payable pursuant to all other Company Benefit Plans, would result in any amount being nondeductible for federal income tax purposes by virtue of Section 280G or 162(m) of the Code.
(c)   Except as set forth on Schedule 3.12(c), neither the Company nor any Company ERISA Affiliate sponsors, maintains, administers or contributes to, or has ever sponsored, maintained, administered or contributed to, or has, has had or, could have any liability with respect to, (i) any “multiemployer plan” (as defined in Section 3(37) of ERISA), (ii) any “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA) or (iii) any self-insured plan (including any plan pursuant to which a stop loss policy or contract applies). With respect to any Company Benefit Plan that is a “multiple employer plan” (as described in Section 413(c) of the Code) or is provided by or through a professional employer organization, such Company Benefit Plan complies in all respects with the requirements of the Code and ERISA, and neither the Company nor any of the Company ERISA Affiliates has any liabilities other than the payment and/or remittance of premiums and/or required contributions on behalf of enrolled individuals. Neither the Company nor any of the Company ERISA Affiliates sponsors, maintains, administers or contributes to, or has ever sponsored, maintained, administered or contributed to, or has, has had or could have any liability with respect to, any Company Benefit Plan subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, or any tax-qualified “defined benefit plan” (as defined in Section 3(35) of ERISA). No Tax-qualified Company Benefit Plan is underfunded when comparing the present value of accrued liabilities under such plan to the market value of plan assets.
(d)   Except as set forth on Schedule 3.12(d), each Company Benefit Plan that is subject to Section 409A of the Code has been administered and documented in compliance in all material respects with the requirements of Section 409A of the Code. All elections made with respect to compensation deferred under an arrangement subject to Section 409A of the Code have been made in accordance in all material respects with the requirements of Section 409(a)(4) of the Code, to the extent applicable. Neither Company nor any of its Subsidiaries (i) has taken any action, or has failed to take any action, that has resulted or could reasonably be expected to result in the interest and tax penalties specified in Section 409A(a)(1)(B) of the Code being owed by any participant in a Company Benefit Plan, or (ii) has agreed to reimburse or indemnify any participant or beneficiary in a Company Benefit Plan for any income taxes or the interest or penalties that may be payable as a result of Section 409A(a)(1) (B) of the Code that may be currently due or triggered in the future.
(e)   Each Company Benefit Plan that is intended to be qualified under Section 401(a) and related provisions of the Code is the subject of a favorable determination letter from the IRS to the effect that it is so qualified under the Code and that its related trust is tax exempt under Section 501(a) of the Code (or the Company and its Subsidiaries are otherwise relying on an opinion letter issued to the prototype sponsor), and there are no facts or circumstances that would adversely affect the qualified status of any Company Benefit Plan or the tax-exempt status of any related trust or increase costs related thereto. Further, no Company Benefit Plan owns or holds Company Common Stock.
(f)   Except as set forth on Schedule 3.12(f), each Company Benefit Plan is and has been administered in all material respects in compliance with its terms and with all applicable Legal Requirements.
(g)   Other than routine claims for benefits made in the Ordinary Course of Business, there is no litigation, claim or assessment pending or, to the Company’s Knowledge, threatened by, on behalf of or against any Company Benefit Plan or against the administrators or trustees or other fiduciaries of any Company Benefit Plan that alleges a violation of applicable state or federal law or violation of any Company Benefit Plan document or related agreement.
(h)   No Company Benefit Plan fiduciary or any other Person has, or has had, any liability to any Company Benefit Plan participant, beneficiary or any other Person under any provisions of ERISA or any other applicable Legal Requirement by reason of any action or failure to act in connection with any Company Benefit Plan, including any liability by any reason of any payment of, or failure to pay, benefits or any other amounts or by reason of any credit or failure to give credit for any benefits or rights. To the Company’s Knowledge, no disqualified Person (as defined in Code Section 4975(e)(2)) of any Company Benefit Plan has engaged in any nonexempt prohibited transaction (as described in Code Section 4975(c) or ERISA Section 406).
(i)   All accrued contributions and other payments to be made by the Company or any Subsidiary to any Company Benefit Plan (i) through the date hereof have been made or reserves adequate for such purposes have been set aside therefor and reflected in the Company Financial Statements and (ii) through the Closing Date will have been made or reserves adequate for such purposes will have been set aside therefor and reflected in the Company Financial Statements.
(j)   Except as set forth in Schedule 3.12(j) of the Company Disclosure Schedules, there are no obligations under any Company Benefit Plans to provide health or other welfare benefits to retirees or other former employees, directors, consultants or their dependents (other than rights under Section 4980B of the Code or Section 601 of ERISA or comparable state laws).
(k)   To the Company’s Knowledge, no condition exists as a result of which the Company or any Subsidiary would have any liability, whether absolute or contingent, under any Company Benefit Plan with respect to any misclassification of a Person performing services for the Company or any Subsidiary as an independent contractor rather than as an employee. All individuals participating in Company Benefit Plans are eligible and authorized in all material respects to participate in such Company Benefit Plans.
(l)   Neither the Company nor any of its Subsidiaries has any liabilities to employees or former employees that are not reflected in the Company Benefit Plans.
(m)   Except as set forth in Schedule 3.12(m) of the Company Disclosure Schedules, each Company Benefit Plan may be amended, terminated or otherwise discontinued as of the Closing Date in accordance with its terms without any liability to Acquiror or to Acquiror ERISA Affiliates.

Section 3.13   Compliance with Legal Requirements.   The Company and each of its Subsidiaries hold all material licenses, certificates, registrations, permits, franchises, rights and other authorizations from all appropriate Regulatory Authorities or other third parties necessary for the lawful conduct of their respective businesses. Each of the Company and each of its Subsidiaries is, and at all times since January 1, 2023, has been, in compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its respective businesses or the ownership or use of any of its respective assets, except where noncompliance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Company, neither the Company nor any of its Subsidiaries has received, at any time since January 1, 2023, any notice or other communication (whether oral or written) from any Regulatory Authority or any other Person regarding: (a) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement; or (b) any actual, alleged, possible, or potential obligation on the part of the Company or any of its Subsidiaries to undertake, or to bear all or any portion of the cost of, any remedial action of any nature in connection with a failure to comply with any Legal Requirement.
Section 3.14   Legal Proceedings; Orders.
(a)   Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Company, neither the Company nor any of its Subsidiaries is a party to any, and there are no pending or, to the Knowledge of the Company, threatened, Proceedings against the Company or any of its Subsidiaries. There is no Order imposed on the Company or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to the Surviving Entity or any of its Affiliates) that would reasonably be expected to be material to the Company and its Subsidiaries taken as a whole. No officer, director, employee or agent of the Company or any of its Subsidiaries is subject to any Order that prohibits such officer, director, employee or agent from engaging in or continuing any conduct, activity or practice relating to the businesses of the Company or any of its Subsidiaries as currently conducted.
(b)   Neither the Company nor any of its Subsidiaries: (i) is subject to any cease and desist or other Order or enforcement action issued by; (ii) is a party to any written agreement, consent agreement or memorandum of understanding with; (iii) is a party to any commitment letter or similar undertaking to; (iv) is subject to any Order or directive by; (v) is subject to any supervisory letter from; (vi) has been ordered to pay any civil money penalty, which has not been paid, by; or (vii) has adopted any policies, procedures or board resolutions at the request of any Regulatory Authority that restricts in any material respect the conduct of its business, in any manner relates to its capital adequacy, restricts its ability to pay dividends or interest, or relates to, or limits in any manner its credit or risk management policies, its management or its business. To the Knowledge of the Company, since January 1, 2019, none of the foregoing has been threatened by any Regulatory Authority, and to the Company’s Knowledge, no Regulatory Authority is considering issuing any the foregoing or has threatened the commencement of any regulatory investigation.
(c)   None of the Company, any Subsidiary of the Company or the Bank, or, to the Company’s Knowledge, any of their respective Representatives has, directly or indirectly: (i) used any funds of the Company or any Subsidiary of the Company for any unlawful contribution, unlawful gift or unlawful entertainment or other expense relating to political activity; (ii) made any unlawful payment to any foreign or domestic governmental official or employee or to any foreign or domestic political party or campaign from funds of the Company or any Subsidiary of the Company; (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977 or any similar law; (iv) established or maintained any unlawful fund of monies or other assets of the Company or any Subsidiary of the Company; (v) made any fraudulent entry on the books or records of the Company or any Subsidiary of the Company; or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any Person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business or to obtain special concessions for the Company or any Subsidiary of the Company or any of their Affiliates, to pay for favorable treatment for business secured or to pay for special concessions already obtained for the Company or any Subsidiary of the Company, or is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury.
(d)   Schedule 3.14 of the Company Disclosure Schedules lists each Proceeding which is pending on the date of this Agreement, or that has been settled in the past three (3) years against the Company or any Subsidiary of the Company, or any present or former officer, director or employee of the Company or any Subsidiary of the Company (relating to their capacity as such).
Section 3.15   Absence of Certain Changes and Events.   Except as set forth in Schedule 3.15 of the Company Disclosure Schedules, or as relating to the Mortgage Subsidiary or its disposition as required by Section 5.15, or as otherwise expressly permitted pursuant to this Agreement, (i) since December 31, 2025, the Company and its Subsidiaries have conducted their respective businesses only in the Ordinary Course of Business, and (ii) without limiting the foregoing with respect to each, since December 31, 2025, there has not been any:
(a)   change in their authorized or issued capital stock; grant of any stock option or right to purchase shares of their capital stock; issuance of any security convertible into such capital stock or evidences of indebtedness (except in connection with customer deposits); grant of any registration rights; purchase, redemption, retirement or other acquisition by them of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of their capital stock, except as reflected on the Company Financial Statements;
(b)   amendment to their certificate of incorporation, charter or bylaws or adoption of any resolutions by their board of directors or stockholders with respect to the same;
(c)   payment or increase of any bonus, salary or other compensation to any of their stockholders, directors, officers or employees, except for normal payments or increases in the Ordinary Course of Business or in accordance with any then-existing Company Benefit Plan, or entry into any employment, consulting, non-competition, change in control, severance or similar Contract with any stockholder, director, officer or employee, except for the Contemplated Transactions and except for any employment, consulting or similar agreement or arrangement that is not terminable at will or upon thirty (30) days’ notice or less, without penalty or premium;
(d)   adoption, amendment (except for any amendment necessary to comply with any Legal Requirement) or termination of, or increase in the payments to or benefits under, any Company Benefit Plan;
(e)   damage to or destruction or loss of any of their assets or property, whether or not covered by insurance and where the resulting diminution in value individually or in the aggregate is greater than $100,000 or is otherwise a Company Material Contract (as defined herein);
(f)   entry into, termination or extension of, or receipt of notice of termination of any joint venture or similar agreement pursuant to any Contract or any similar transaction;
(g)   except for this Agreement, entry into any new, or modification, amendment, renewal or extension (through action or inaction) of the terms of any existing, lease, Contract or license that has a term of more than one (1) year or that involves the payment by the Bank of more than $100,000 in the aggregate;
(h)   Company Loan or commitment to make any Company Loan other than in the Ordinary Course of Business;
(i)   Company Loan or commitment to make, renew, extend the term or increase the amount of any Company Loan to any Person if such Company Loan or any other Company Loans to such Person or an Affiliate of such Person is on the “watch list” or similar internal report of the Bank, or has been classified by the Bank or any Regulatory Authority as “substandard,” “doubtful,” “loss” or “other loans specially mentioned,” or listed as a “potential problem loan”;

(j)   incurrence by them of any obligation or liability (fixed or contingent) other than in the Ordinary Course of Business;
(k)   sale (other than any sale in the Ordinary Course of Business), lease or other disposition of any of their assets or properties, or mortgage, pledge or imposition of any Lien upon any of their material assets or properties, except: (i) for Company Permitted Exceptions; or (ii) as otherwise incurred in the Ordinary Course of Business;
(l)   cancellation or waiver by them of any claims or rights with a value in excess of $100,000;
(m)   investment by them of a capital nature (e.g., construction of a structure or an addition to an existing structure on property owned by the Company or any of its Subsidiaries) individually or in the aggregate exceeding $100,000;
(n)   except for the Contemplated Transactions, merger or consolidation with or into any other Person, or acquisition of any stock, equity interest or business of any other Person;
(o)   transaction for the borrowing or loaning of monies, or any increase in any outstanding indebtedness, other than in the Ordinary Course of Business;
(p)   material change in any policies and practices with respect to liquidity management and cash flow planning, marketing, deposit origination, lending, budgeting, profit and Tax planning, accounting or any other material aspect of their business or operations, except for such changes as may be required in the opinion of the management of the Company or its Subsidiaries, as applicable, to respond to then-current market or economic conditions or as may be required by any Regulatory Authorities;
(q)   change or revocation of any material Tax election, filing of any amended Tax Return, entry into any closing agreement, settlement of any material Tax claim or assessment, surrender of any right to claim a material refund of Taxes, change of any method of accounting for Tax purposes, waiver or extension of any statute of limitations with respect to Taxes;
(r)   filing of any applications for additional branches, opening of any new office or branch, closing of any current office or branch, or relocation of operations from existing locations;
(s)   discharge or satisfaction of any material Lien or encumbrance on their assets or repayment of any indebtedness for borrowed money, except for obligations incurred and repaid in the Ordinary Course of Business;
(t)   other than in the Ordinary Course of Business, entry into any Contract or agreement to buy, sell, exchange or otherwise deal in any assets or series of assets, including any investment securities, but excluding OREO, individually or in the aggregate in excess of $100,000;
(u)   purchase or other acquisition of any investments, direct or indirect, in any derivative securities, financial futures or commodities or entry into any interest rate swap, floors and option agreements, or other similar interest rate management agreements, other than in the Ordinary Course of Business;
(v)   hiring of any employee with an annual salary in excess of $125,000;
(w)   agreement, whether oral or written, by it to do any of the foregoing;
(x)   failure to maintain in full force and effect any insurance policy in effect as of December 31, 2025, in each case, on substantially the same terms as in effect on December 31, 2025; or
(y)   event or events that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company.
Section 3.16   Material Contracts.   Except for Contracts evidencing Company Loans made or otherwise acquired by the Bank in the Ordinary Course of Business, Schedule 3.16 of the Company Disclosure Schedules lists or describes the following with respect to the Company and each of its Subsidiaries

(each such agreement or document, a “Company Material Contract”) as of the date of this Agreement, true, complete and correct copies of each of which have been delivered or made available to Acquiror:
(a)   each lease of real property to which the Company or any of its direct and indirect Subsidiaries is a party;
(b)   all loan and credit agreements, conditional sales Contracts or other title retention agreements or security agreements relating to money borrowed by it in excess of $250,000, or guaranteed by the Company or any of its direct and indirect Subsidiaries, exclusive of deposit agreements with customers of the Bank entered into in the Ordinary Course of Business, agreements for the purchase of federal funds and repurchase agreements and Federal Home Loan Bank of Chicago advances;
(c)   each Contract that involves performance of services or delivery of goods or materials by it of an amount or value in excess of $100,000 (other than Contracts for the sale of loans and Contracts that are Company Benefit Plans);
(d)   each Contract that was not entered into in the Ordinary Course of Business and that involves expenditures or receipts by it in excess of $100,000;
(e)   each Contract not referred to elsewhere in this Section 3.16 that: (i) relates to the future purchase of goods or services that materially exceeds the requirements of its business at current levels or for normal operating purposes; or (ii) has a Material Adverse Effect on the Company or its direct and indirect Subsidiaries;
(f)   each lease, rental, license, installment and conditional sale agreement and other Contract affecting the ownership of, leasing of, title to or use of, any personal property (except personal property leases and installment and conditional sales agreements having aggregate remaining payments of less than $100,000);
(g)   each material licensing agreement or other Contract with respect to patents, trademarks, copyrights, or other intellectual property (other than shrink-wrap license agreements or other similar license agreements), including material agreements with current or former employees, consultants or contractors regarding the appropriation or the nondisclosure of any of its intellectual property;
(h)   each collective bargaining agreement and other Contract to or with any labor union or other employee Representative of a group of employees;
(i)   each joint venture, partnership, stockholder, limited liability company, investor rights and other Contract (however named) involving a sharing of profits, losses, costs or liabilities by it with any other Person;
(j)   each Contract containing covenants that in any way purport to restrict, in any material respect, the business activity of the Company or its Subsidiaries or limit, in any material respect, the ability of the Company or its Subsidiaries to engage in any line of business or to compete with any Person including from soliciting customers, clients or employee of any Person, or provides a right of first offer, right of first refusal, option or similar right to the Company or any Subsidiary or any other Person or that would limit or purport to limit the ability of the Company or any of its Subsidiaries to own, operate, sell, transfer, pledge or otherwise dispose of any assets or business, including any (i) exclusive dealing obligation; (ii) “clawback” or similar undertaking requiring the reimbursement or refund of any fees; or (iii) “most favored nation” or similar provision granted by the Company or any of its Subsidiaries;
(k)   each Contract providing for payments to or by any Person based on sales, purchases or profits, other than (x) direct payments for goods and (y) compensation or commission arrangements with employees of the Mortgage Subsidiary, in each case having an average annual amount in excess of $100,000;
(l)   that is (i) an employment, consultancy, non-competition, non-solicitation, deferred compensation, retention, bonus, severance, retirement or other similar Contract (including any amendment to any such existing agreement or arrangement); or (ii) relating to bank-owned life insurance, in each case with any director, officer, employee or independent contractor of or consultant to, or stockholder of, the Company or any direct and indirect Subsidiary of the Company;
(m)   that is with an Affiliate of the Company or any of its Subsidiaries other than loans in the Ordinary Course of Business;
(n)   each current material consulting or non-competition agreement to which the Company or any of its Subsidiaries is a party;
(o)   the name of each Person who is or would be entitled pursuant to any Contract or Company Benefit Plan to receive any payment from the Company or its Subsidiaries as a result of the consummation of the Contemplated Transactions (including any payment that is or would be due as a result of any actual or constructive termination of a Person’s employment or position following such consummation) and the maximum amount of such payment;
(p)   each Contract for capital expenditures for a single property, individually, or collectively with any other Contract for capital expenditures on such property, in excess of $100,000;
(q)   each Contract that may not be terminated without payment or penalty equal to or greater than $50,000 upon notice of thirty (30) days or less (other than shrink-wrap or similar form software license agreements with respect to off-the-shelf computer software);
(r)   that is a settlement agreement, other than releases immaterial in nature or amount entered into in the Ordinary Course of Business with the former employees of the Company or its Subsidiaries or independent contractors in connection with the routine cessation of such employee’s or independent contractor’s employment;
(s)   each Company Benefit Plan; and
(t)   each amendment, supplement and modification in respect of any of the foregoing.
Section 3.17   No Defaults.   Each Company Material Contract is in full force and effect and is valid and enforceable against the Company, and, to the Company’s Knowledge, against such other party to such Company Material Contract, in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other Legal Requirements affecting creditors’ rights generally and subject to general principles of equity. To the Company’s Knowledge, except as expressly contemplated by or permitted by this Agreement, no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with or result in a material violation or breach of, or give the Company, any of its Subsidiaries or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any Company Material Contract, except where any such default would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Company. Except in the Ordinary Course of Business with respect to any Company Loan, neither the Company nor any of its Subsidiaries has given to or received from any other Person, at any time since January 1, 2023, any notice or other communication (whether oral or written) regarding any actual, alleged, possible or potential violation or breach of, or default under, any Company Material Contract, that has not been terminated or satisfied prior to the date of this Agreement. Other than in the Ordinary Course of Business, there are no renegotiations of, attempts to renegotiate or outstanding rights to renegotiate, any material amounts paid or payable to the Company or any of its Subsidiaries under current or completed Company Material Contracts with any Person, and no such Person has made written demand for such renegotiation.
Section 3.18   Insurance.   Schedule 3.18 of the Company Disclosure Schedules lists all insurance policies and bonds owned or held as of the date of this Agreement by the Company and its Subsidiaries with respect to their respective businesses, operations, properties or assets (including bankers’ blanket bond and insurance providing benefits for employees), true, complete and correct copies, each of which has been delivered or made available to Acquiror. The Company and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of the Company reasonably has determined to be prudent and consistent with comparable entities engaged in the same business and industry. The Company and its direct and indirect Subsidiaries are in compliance in all material respects with their insurance policies and are not in default under any of the terms thereof. Each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of the Company and its direct and indirect Subsidiaries, the Company or the relevant Subsidiary thereof is the sole beneficiary of such policies. All premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion. Schedule 3.18 of the Company Disclosure Schedules lists and briefly describes all claims that have been filed under such insurance policies and bonds within the past three (3) years prior to the date of this Agreement that individually or in the aggregate exceed $50,000 and the current status of such claims. No such pending claim has been questioned, denied or disputed by the underwriters of such policies or in respect of which such underwriters have reserved their rights. None of the Company or any of its direct and indirect Subsidiaries has had any insurance policy or bond canceled or nonrenewed by the issuer of the policy or bond within the past three (3) years.
Section 3.19   Compliance with Environmental Laws.   There are no actions, suits, investigations, liabilities, inquiries, Proceedings or Orders involving the Company or any of its direct and indirect Subsidiaries or any of their respective assets that are pending or, to the Knowledge of the Company, threatened. No environmental clearances or other governmental approvals are required for the conduct of the business of the Company or any of its direct and indirect Subsidiaries or the consummation of the Contemplated Transactions. To the Knowledge of the Company, neither the Company nor any of its direct and indirect Subsidiaries is the owner of any interest in real estate, other than OREO, on which the Company or any of its Subsidiaries has caused or allowed any substances to have been generated, used, stored, deposited, treated, recycled or disposed of, which substances, if known to be present on, at or under such property, would require notification to any Regulatory Authority, cleanup, removal or some other remedial action under any Environmental Law at such property or any impacted adjacent or down gradient property, except where such action would not reasonably be expected to have a Material Adverse Effect on the Company. Except for any matters that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, the Company and each direct and indirect Subsidiary of the Company has complied in all material respects with all Environmental Laws applicable to it and its business operations.
Section 3.20   Transactions with Affiliates.   Except as set forth in Schedule 3.20 of the Company Disclosure Schedules, no officer or director of the Company or any of its Subsidiaries, any Immediate Family Member of any such Person, and no entity that any such Person “controls” within the meaning of Regulation O of the Federal Reserve has (a) any Company Loan or any other agreement with the Company or any of its Subsidiaries or (b) any interest in any material property, real, personal or mixed, tangible or intangible, used in or pertaining to, the business of the Company or any of its Subsidiaries. To the Knowledge of the Company, no action or failure to take action by any present or former director, officer, employee or agent of the Company or any Subsidiary of the Company has occurred which would give rise to a material claim by any such individual for indemnification from the Company or any Subsidiary of the Company.
Section 3.21   Voting Requirements.   The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock at the Company Stockholders’ Meeting or an adjournment or postponement thereof to adopt this Agreement is the only vote of the holders of any class or series of capital stock or voting securities of, or other equity interests in, the Company necessary to adopt this Agreement.
Section 3.22   Brokerage Commissions; Fairness Opinion.
(a)   Except for fees payable to Performance Trust Capital Partners, pursuant to an engagement letter that has been Previously Disclosed, none of the Company or its Subsidiaries, or any of their respective Representatives, has incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement.
(b)   The Board of Directors of the Company has received the opinion of Performance Trust Capital Partners and has delivered a copy of such opinion to Acquiror, to the effect that, as of the date of such opinion and subject to the assumptions, limitations and qualifications set forth therein, the Merger is fair, from a financial point of view, to the holders of Company Common Stock. Such opinion has not been amended or rescinded as of the date of this Agreement.

Section 3.23   Approval Delays.   There is no reason why the granting of any of the Requisite Regulatory Approvals would be denied or unduly delayed. The Bank is “well-capitalized” (as such term is defined in the relevant regulation of the institution’s primary federal bank regulator), and the institution’s rating under the CRA is “satisfactory” or better.
Section 3.24   Labor Matters.
(a)   There are no collective bargaining agreements or other labor union Contracts applicable to any employees of the Company or any of its Subsidiaries. There is no labor dispute, strike, work stoppage or lockout, or, to the Knowledge of the Company, threat thereof, by or with respect to any employees of the Company or any of its Subsidiaries, and there has been no labor dispute, strike, work stoppage or lockout in the previous three (3) years. There are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or, to the Knowledge of the Company, threatened, involving employees of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has engaged or is engaging in any unfair labor practice. The Company and its Subsidiaries are in compliance in all material respects with all applicable Legal Requirements respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health. No Proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice (within the meaning of the National Labor Relations Act of 1935) or seeking to compel the Company or any of its Subsidiaries to bargain with any labor organization as to wages or conditions of employment is pending or, to the Knowledge of the Company, threatened with respect to the Company or any of its Subsidiaries before the National Labor Relations Board, the Equal Employment Opportunity Commission or any other Regulatory Authority.
(b)   Neither the Company nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any Regulatory Authority relating to employees or employment practices. None of the Company, any of its Subsidiaries or any of its or their executive officers has received within the past three (3) years any written notice of intent by any Regulatory Authority responsible for the enforcement of labor or employment laws to conduct an investigation relating to the Company or any of its Subsidiaries and, to the Knowledge of the Company, no such investigation is in progress.
Section 3.25   Intellectual Property.   Except as set forth in Schedule 3.25 of the Company Disclosure Schedules, each of the Company and its Subsidiaries has the unrestricted right and authority, and the Surviving Entity and its Subsidiaries will have the unrestricted right and authority from and after the Effective Time, to use all patents, trademarks, copyrights, service marks, trade names or other intellectual property owned by them as is necessary to enable them to conduct and to continue to conduct all material phases of the businesses of the Company and its Subsidiaries in the manner presently conducted by them, and, to the Knowledge of the Company, such use does not, and will not, conflict with, infringe on or violate any patent, trademark, copyright, service mark, trade name or any other intellectual property right of any Person. To the extent the Company has designated any of its information, materials, or processes a trade secret, the Company and its Subsidiaries have taken commercially reasonable measures to protect the confidentiality of all trade secrets that are owned, used, or held by them. Neither the Company nor any of its Subsidiaries has received written notice from any third party alleging any material interference, infringement, misappropriation or violation of any intellectual property rights of any third party.
Section 3.26   Investments.
(a)   Schedule 3.26(a) of the Company Disclosure Schedules includes a complete and correct list and description, as of June 30, 2026, of: (i) all investment and debt securities, mortgage-backed and related securities, marketable equity securities and securities purchased under agreements to resell that are owned by the Company or its Subsidiaries, other than, with respect to the Bank, in a fiduciary or agency capacity (the “Company Investment Securities”); and (ii) any such Company Investment Securities that are pledged as collateral to another Person. The Company and each Subsidiary has good and marketable title to all Company Investment Securities held by it, free and clear of any Liens except for Company Permitted Exceptions and except to the extent such Company Investment Securities are pledged in the Ordinary Course of Business consistent with prudent banking practices to secure obligations of the Company or the Bank. The Company Investment Securities are valued on the books of the Company and the Bank in accordance with GAAP.
(b)   Except as may be imposed by applicable securities laws and restrictions that may exist for securities that are classified as “held to maturity,” or Company Investment Securities which have been pledged as security in the Ordinary Course of Business, none of the Company Investment Securities is subject to any restriction, whether contractual or statutory, that materially impairs the ability of the Company or any of its Subsidiaries to dispose of such investment at any time. With respect to all repurchase agreements to which the Company or any of its Subsidiaries is a party, the Company or such Subsidiary of the Company, as the case may be, has a valid, perfected first Lien or security interest in the securities or other collateral securing each such repurchase agreement, and the value of the collateral securing each such repurchase agreement equals or exceeds the amount of the debt secured by such collateral under such agreement.
(c)   None of the Company or its Subsidiaries has sold or otherwise disposed of any Company Investment Securities in a transaction in which the acquiror of such Company Investment Securities or other Person has the right, either conditionally or absolutely, to require the Company or any of its Subsidiaries to repurchase or otherwise reacquire any such Company Investment Securities.
(d)   All Derivative Transactions, whether entered into for the account of the Company or any of its Subsidiaries or for the account of a customer of the Company or any of its Subsidiaries, were entered into in the Ordinary Course of Business and in accordance with prudent banking practice and applicable Legal Requirements of applicable Regulatory Authorities and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by the Company and its Subsidiaries, and with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with their advisers) and to bear the risks of such Derivative Transactions. All of such Derivative Transactions are legal, valid and binding obligations of the Company or one of its Subsidiaries enforceable against it in accordance with their terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and subject to general principles of equity) and are in full force and effect. The Company and its Subsidiaries have duly performed their obligations under the Derivative Transactions to the extent that such obligations to perform have accrued and, to the Knowledge of the Company, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.
Section 3.27   Fiduciary Accounts.   The Bank has properly administered all accounts for which it acts as fiduciary, including accounts for which it serves as trustee, agent, custodian, guardian, conservator, personal Representative, or investment advisor, in accordance with the terms of the governing documents and applicable Legal Requirements. The Bank has not committed any breach of trust with respect to any such fiduciary account, and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect the assets of such fiduciary account.
Section 3.28   Deposits.   All of the deposits held by the Bank (including the records and documentation pertaining to such deposits) have been established and are held in material compliance with applicable Legal Requirements and in all material respects with all applicable policies, practices and procedures of the Bank. No legal action or Proceeding for the termination or revocation of such insurance is pending, or to the Knowledge of the Company, has any such termination or revocation been threatened.
Section 3.29   Customer Information Security.   Since December 31, 2023, to the Knowledge of the Company, there has been no unauthorized disclosure of, or unauthorized access to, or suspected unauthorized disclosure of, or unauthorized access to, any nonpublic personal information of a customer in the possession of the Company or any of its Subsidiaries that could result in substantial harm to such customer.
Section 3.30   No Other Representations or Warranties.
(a)   Except for the representations and warranties made by the Company in this Article 3, neither the Company nor any other Person makes any express or implied representation or warranty with respect to the Company, its Subsidiaries or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and the Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither the Company nor any other Person makes or has made any representation or warranty to Acquiror or any of its Affiliates or Representatives with respect to: (i) any financial projection, forecast, estimate, budget or prospective information relating to the Company, any of its Subsidiaries or their respective businesses; or (ii) except for the representations and warranties made by the Company in this Article 3, any oral or written information presented to Acquiror or any of its Affiliates or Representatives in the course of their due diligence investigation of the Company, in the negotiation of this Agreement or in the course of the transactions contemplated hereby.
(b)   The Company acknowledges and agrees that neither Acquiror nor any other Person has made or is making any express or implied representation or warranty other than those contained in Article 4.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF ACQUIROR
Except as Previously Disclosed, Acquiror hereby represents and warrants to the Company as follows:
Section 4.1   Acquiror Organization.   Acquiror: (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is also in good standing in each other jurisdiction in which the nature of the business conducted or the properties or assets owned or leased by it makes such qualification necessary, except where the failure to be so qualified and in good standing would not have a Material Adverse Effect on Acquiror; (b) is registered with the Federal Reserve as a financial holding company under the Bank Holding Company Act of 1956, as amended; and (c) has full power and authority, corporate and otherwise, to operate as a bank holding company and to own, operate and lease its properties as presently owned, operated and leased, and to carry on its business as it is now being conducted. The copies of the Acquiror Certificate of Incorporation and Acquiror Bylaws and all amendments thereto set forth in the Acquiror SEC Reports are true, complete and correct, and are in full force and effect as of the date of this Agreement. Acquiror has no Subsidiary other than the Subsidiaries listed on Exhibit 21.1 to Acquiror’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025 and MergerCo.
Section 4.2   Acquiror Subsidiary Organizations.   Acquiror Bank is an Illinois state-chartered bank duly organized, validly existing and in good standing under the laws of the State of Illinois. MergerCo is a wholly owned Subsidiary of Acquiror and was newly formed for the purpose of engaging in the Merger and has not held any assets or conducted any business except as has been necessary to consummate the Contemplated Transactions. Each Acquiror Subsidiary is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and is also in good standing in each other jurisdiction in which the nature of the business conducted or the properties or assets owned or leased by it makes such qualification necessary, except where the failure to be so qualified and in good standing would not have a Material Adverse Effect on Acquiror. Each Subsidiary of Acquiror has full power and authority, corporate and otherwise, to own, operate and lease its properties as presently owned, operated and leased, and to carry on its business as it is now being conducted. The deposit accounts of Acquiror Bank are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by applicable Legal Requirements, and all premiums and assessments required to be paid in connection therewith have been paid when due. Acquiror has delivered or made available to the Company copies of the charter (or similar organizational documents) and bylaws of each Subsidiary of Acquiror and all amendments thereto, each of which is true, complete and correct and in full force and effect as of the date of this Agreement.
Section 4.3   Authorization; Enforceability.   Acquiror has the requisite corporate power and authority to enter into and perform its obligations under this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Acquiror Board. The Acquiror Board has determined that the Merger, on substantially the terms and conditions set forth in this Agreement, is in the best interests of Acquiror and its stockholders, and that this Agreement and the transactions contemplated hereby are in the best interests of Acquiror and its stockholders. The execution, delivery and performance of this Agreement by Acquiror, and the consummation by it of its obligations under this Agreement, have been authorized by all necessary corporate action and, subject to the receipt of the Requisite Regulatory Approvals, this Agreement constitutes a legal, valid and binding obligation of Acquiror enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other Legal Requirements affecting creditors’ rights generally and subject to general principles of equity.
Section 4.4   No Conflict.   Neither the execution nor delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time): (a) contravene, conflict with or result in a violation of any provision of the certificate of incorporation, certificate of formation or charter (or similar organizational documents) or bylaws or operating agreement, each as in effect on the date hereof, or any currently effective resolution adopted by the board of directors, stockholders, manager or members of, Acquiror or any of its Subsidiaries; or (b) assuming receipt of the Requisite Regulatory Approvals, contravene, conflict with or result in a violation of any Legal Requirement or any Order to which Acquiror or any of its Subsidiaries, or any of their respective assets that are owned or used by them, may be subject. Except for the Third Party Consents no consents or approvals of or filings or registrations with any court, administrative agency or commission or other Governmental Authority or instrumentality are necessary in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.
Section 4.5   Acquiror Capitalization.   As of the date of this Agreement (the “Acquiror Capitalization Date”), the authorized capital stock of Acquiror consists exclusively of: (i) 125,000,000 shares of Acquiror Common Stock, of which 36,365,612 shares were issued and outstanding, and 2,085,501 shares were held in the treasury of Acquiror; and (ii) 25,000,000 shares of Acquiror’s preferred stock, par value of $0.01 per share (the “Acquiror Preferred Stock”), of which no shares were issued and outstanding as of the Acquiror Capitalization Date. Acquiror does not have outstanding any bonds, debentures, notes or other debt obligations having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) with the stockholders of Acquiror on any matter. All of the issued and outstanding shares of Acquiror Capital Stock have been, and those shares of Acquiror Common Stock to be issued pursuant to the Merger will be, duly authorized and validly issued and fully paid, nonassessable and free of preemptive rights. As of the Acquiror Capitalization Date, no shares of Acquiror Capital Stock were reserved for issuance except for: (i) 183,202 shares of Acquiror Common Stock reserved for issuance in connection with stock options, restricted stock units, or other equity awards under Acquiror Benefit Plans; and (ii) 1,318,738 shares of Acquiror Common Stock reserved for issuance pursuant to future awards under Acquiror Benefit Plans.
Section 4.6   Acquiror Subsidiary Capitalization.   All of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of Acquiror are owned by Acquiror, directly or indirectly, free and clear of any Liens and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. No Subsidiary of Acquiror has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary. No Subsidiary of Acquiror owns or has any Contract to acquire, any equity interests or other securities of any Person or any direct or indirect equity or ownership interest in any other business, except as set forth on Schedule 4.6 of the Acquiror Disclosure Schedules.
Section 4.7   Acquiror SEC Reports; Financial Statements and Reports; Regulatory Filings.
(a)   Acquiror has timely filed all Acquiror SEC Reports, except where the failure to file any Acquiror SEC Report, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Acquiror, and all such Acquiror SEC Reports complied as to form in all material respects, as of their respective filing dates and effective dates, as the case may be, with all applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder which are applicable to Acquiror. The Acquiror SEC Reports were prepared in accordance with applicable Legal Requirements in all material respects. As of their respective filing dates, none of the Acquiror SEC Reports contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that information filed as of a later date (but before the date of this Agreement) is deemed to modify information as of an earlier date. As of the date hereof, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the Acquiror SEC Reports. No Subsidiary of Acquiror is required to file periodic reports with the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act.
(b)   The financial statements presented (or incorporated by reference) in the Acquiror SEC Reports (including the related notes, where applicable) have been prepared in conformity with GAAP, except in each case as indicated in such statements or the notes thereto, and comply in all material respects with all applicable Legal Requirements, including the maintenance of an adequate system of internal controls. Taken together, the financial statements presented in the Acquiror SEC Reports (collectively, the “Acquiror Financial Statements”) are complete and correct in all material respects and fairly and accurately present the respective financial position, assets, liabilities and results of operations of Acquiror and its Subsidiaries at the respective dates of and for the periods referred to in the Acquiror Financial Statements, subject to normal year-end audit adjustments in the case of unaudited Acquiror Financial Statements. As of the date hereof, RSM US LLP has not resigned (or informed Acquiror that it intends to resign) or been dismissed as independent registered public accountants of Acquiror.
(c)   Acquiror and each of its Subsidiaries has filed all forms, reports and documents required to be filed since January 1, 2023, with all applicable federal or state securities or banking authorities except to the extent failure would not have a Material Adverse Effect on Acquiror and its Subsidiaries. Such forms, reports and documents: (i) complied as to form in all material respects with applicable Legal Requirements; and (ii) did not at the time they were filed, after giving effect to any amendment thereto filed prior to the date hereof, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that information filed as of a later date (but before the date of this Agreement) is deemed to modify information as of an earlier date.
(d)   To the Knowledge of Acquiror, there has not been any event or occurrence since January 1, 2023 that would result in a determination that Acquiror Bank is not an eligible depository institution as defined in 12 C.F.R. Part 303.2(r).
Section 4.8   Taxes.
(a)   Acquiror and each of its Subsidiaries have duly and timely filed (taking into account all applicable extensions) all material Tax Returns required to be filed by them, and each such Tax Return was true, correct and complete in all material respects when filed. Acquiror and each of its Subsidiaries have paid, or made adequate provision for the payment of, all Taxes due and payable by Acquiror and each of its Subsidiaries, or claimed to be due and payable by any Regulatory Authority, and are not delinquent in the payment of any Tax, except such Taxes as are being contested in good faith and as to which adequate reserves have been provided.
(b)   There is no claim or assessment pending or, to the Knowledge of the Acquiror, threatened against Acquiror and its Subsidiaries for any material Taxes that they owe. No audit, examination or investigation related to Taxes paid or payable by Acquiror and each of its Subsidiaries is presently being conducted or, to the Knowledge of Acquiror, threatened by any Regulatory Authority. Neither Acquiror nor its Subsidiaries are the beneficiary of any extension of time within which to file any Tax Return, and there are no Liens for Taxes (other than Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP in the Acquiror Financial Statements) upon any of Acquiror’s or its Subsidiaries’ assets. Neither Acquiror nor its Subsidiaries has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax that is currently in effect.
(c)   Acquiror and each of its Subsidiaries have collected or withheld and paid over to the appropriate Regulatory Authority all Taxes required to have been collected or withheld and paid over by it, and have complied in all material respects with all information reporting and backup withholding requirements under all applicable federal, state, local and foreign Legal Requirements in connection with amounts paid or owing to any Person, including without limitation Taxes required to have been collected or withheld and paid in connection with amounts paid or owing to any employee or independent contractor, creditor, stockholder or other third party.

Section 4.9   Books and Records.   The books of account, minute books, stock record books and other records of Acquiror and its Subsidiaries are complete and correct in all material respects and have been maintained in accordance with Acquiror’s business practices and all applicable Legal Requirements, including the maintenance of an adequate system of internal controls required by such Legal Requirements. The minute books of Acquiror and each of its Subsidiaries fairly reflect the substance of events and transactions included therein.
Section 4.10   Loans; Loan Loss Reserve.
(a)   Each loan, loan agreement, note, lease or other borrowing agreement by Acquiror Bank, any participation therein, and any guaranty, renewal or extension thereof reflected as an asset on any of the Acquiror Financial Statements or reports filed with the Regulatory Authorities is evidenced by documentation that is customary and legally sufficient in all material respects and constitutes, to the Knowledge of the Acquiror, the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the enforcement of creditors’ rights generally or equitable principles or doctrines.
(b)   All acquiror loans originated or purchased by Acquiror Bank were made or purchased in accordance with the policies of the board of directors of Acquiror Bank and in the Ordinary Course of Business of Acquiror Bank. Acquiror Bank’s interest in all acquiror loans is free and clear of any security interest, Lien, encumbrance or other charge, and, Acquiror Bank has complied in all material respects with all Legal Requirements relating to such acquiror loans, except where the failure to so comply would not have a Material Adverse Effect on the Acquiror. There has been no default on, or forgiveness or waiver of, in whole or in part, any acquiror loan made to an executive officer or director of the Acquiror or Acquiror Bank or an entity controlled by an executive officer or director during the three (3) years immediately preceding the date hereof.
Section 4.11   Absence of Certain Changes and Events.   Since December 31, 2025, no event or events have occurred that had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Acquiror.
Section 4.12   Brokerage Commissions.   Except for fees payable to Piper Sandler & Co. pursuant to an engagement letter that has been Previously Disclosed, none of Acquiror or its Subsidiaries, or any of their respective Representatives, has incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement.
Section 4.13   Approval Delays.   To the Knowledge of Acquiror, there is no reason why the granting of any of the Requisite Regulatory Approvals would be denied or unduly delayed. Acquiror Bank’s most recent CRA rating was “satisfactory” or better.
Section 4.14   Financial Capability.   Acquiror has sufficient funds to pay the cash component of the Merger Consideration and to perform its other obligations contemplated by this Agreement.
Section 4.15   No Other Representations or Warranties.
(a)   Except for the representations and warranties made by Acquiror in this Article 4, neither Acquiror nor any other Person makes any express or implied representation or warranty with respect to Acquiror, its Subsidiaries or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Acquiror hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Acquiror nor any other Person makes or has made any representation or warranty to the Company or any of its Affiliates or Representatives with respect to: (i) any financial projection, forecast, estimate, budget or prospective information relating to Acquiror, any of its Subsidiaries or their respective businesses; or (ii) except for the representations and warranties made by Acquiror in this Article 4, any oral or written information presented to the Company or any of its Affiliates or Representatives in the course of their due diligence investigation of Acquiror, in the negotiation of this Agreement or in the course of the Contemplated Transactions.

(b)   Acquiror acknowledges and agrees that neither the Company nor any other Person has made or is making any express or implied representation or warranty other than those contained in Article 3.
ARTICLE 5
THE COMPANY’S COVENANTS
Section 5.1   Access and Investigation.
(a)   Subject to any applicable Legal Requirement, Acquiror and its Representatives shall, at all times during normal business hours and with reasonable advance notice to the Company’s President and Chief Executive Officer, have such reasonable access to the facilities, operations, records and properties of the Company and each of its Subsidiaries in accordance with the provisions of this Section 5.1(a) as shall be necessary for the purpose of determining the Company’s continued compliance with the terms and conditions of this Agreement and preparing for the integration of Acquiror and the Company following the Effective Time. Acquiror and its Representatives may, during such period, make or cause to be made such reasonable investigation of the operations, records and properties of the Company and each of its Subsidiaries and of their respective financial and legal conditions as Acquiror shall deem necessary or advisable to familiarize itself with such records, properties and other matters; provided, however, that such access or investigation shall not interfere materially with the normal operations of the Company or any of its Subsidiaries. The Company and the Bank shall permit Acquiror to discuss the business affairs, condition (financial and otherwise), assets and liabilities of the Company and the Bank with the Company’s and the Bank’s management and employees, as is necessary or reasonably appropriate for the purposes of familiarizing itself with the businesses and operations of the Company and the Bank, to the extent allowable by applicable Legal Requirements. Upon request to the Company’s President and Chief Executive Officer, the Company and each of its Subsidiaries will furnish Acquiror or its Representative attorneys’ responses to auditors’ requests for information regarding the Company or such Subsidiary, as the case may be, and such financial and operating data and other information reasonably requested by Acquiror for such purposes (provided, such disclosure would not result in the waiver by the Company or any of its Subsidiaries of any claim of attorney-client privilege). No investigation by Acquiror or any of its Representatives shall affect the representations and warranties made by the Company in this Agreement. This Section 5.1(a) shall not require the disclosure of any information to Acquiror the disclosure of which, in the Company’s reasonable judgment: (i) would be prohibited by any applicable Legal Requirement; (ii) would result in the breach of any agreement with any third party in effect on the date of this Agreement; (iii) would relate to pending or threatened litigation or investigations, if disclosure would affect the confidential nature of, or any privilege relating to, the matters being discussed; or (iv) would relate to the Contemplated Transactions or any Acquisition Proposal unless required pursuant to this Agreement. If any of the restrictions in the preceding sentence shall apply, the Company and Acquiror will make appropriate alternative disclosure arrangements, including adopting additional specific procedures to protect the confidentiality of sensitive material and to ensure compliance with any applicable Legal Requirement.
(b)   From the date hereof until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, the Company shall promptly furnish to Acquiror: (i) a copy of each report, schedule, registration statement and other document filed, furnished or received by it during such period pursuant to the requirements of federal and state banking laws or federal or state securities laws; and (ii) a copy of each report filed by it or any of its Subsidiaries with any Regulatory Authority; in each case other than portions of such documents relating to confidential supervisory or examination materials or the disclosure of which would violate any applicable Legal Requirement.
(c)   The Company shall provide, and cause each of its Subsidiaries to provide, to Acquiror all information provided to the directors on all such boards or members of such committees in connection with all meetings of the board of directors and committees of the board of directors of the Company or otherwise provided to the directors or members, and to provide any other financial reports or other analysis prepared for senior management of the Company or its Subsidiaries, in each case other than portions of such documents: (i) relating to confidential supervisory or examination materials, (ii) the disclosure of which would violate any applicable Legal Requirement, (iii) the disclosure of which would, in the reasonable judgment of the Company’s outside counsel, result in the waiver of the attorney-client privilege, (iv) related to an Acquisition Proposal (disclosure of which shall be governed solely by Section 5.9), or (v) related to the Contemplated Transactions or any Acquisition Proposal unless required pursuant to this Agreement.
(d)   From and after the date hereof, the Company shall provide Acquiror within ten (10) Business Days of the end of such month or fiscal quarter, as applicable, with (i) an unaudited unconsolidated balance sheet of the Company’s Subsidiaries as of the end of each calendar month, and an unaudited consolidated balance sheet and income statement of the Company and its Subsidiaries as of the end of each calendar quarter; (ii) an unaudited unconsolidated balance sheet and income statement of the Company as of the end of each calendar month; (iii) the unaudited AOCI of the Company as of the end of each fiscal quarter; and (iv) the unaudited general ledger of the Company as of the end of each calendar month (collectively, the “Unaudited Monthly Financial Statements”). The Unaudited Monthly Financial Statements shall (A) be prepared from, and in accordance with, the books and records of the Company and its Subsidiaries; (B) be prepared in accordance with GAAP (other than such exceptions as described in Schedule 3.7(d) of the Company Disclosure Schedules); and (C) with respect to the foregoing clauses (i) and (ii), fairly present in all material respects the consolidated results of operations, and consolidated financial position of the Company and the Company’s Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject to recurring year-end audit adjustments normal in nature and amount).
(e)   The Company shall cooperate with Acquiror in connection with the preparation of financial statements, if any, of the Company and pro forma financial statements that Acquiror may file with the SEC.
(f)   All information obtained by Acquiror in accordance with this Section 5.1 shall be treated in confidence as provided in that certain Mutual Confidentiality and Nondisclosure Agreement dated as of June 9, 2026, between Acquiror and the Company (the “Confidentiality Agreement”).
Section 5.2   Operation of the Company and Company Subsidiaries.
(a)   Except as Previously Disclosed, as expressly contemplated by or permitted by this Agreement, as required by applicable Legal Requirements or any Company Material Contract, or with the prior written consent of Acquiror, and except as is otherwise consistent with the Ordinary Course of Business, during the period from the date of this Agreement to the earlier of the Closing Date or the termination of this Agreement pursuant to its terms, the Company shall, and shall cause each of its Subsidiaries to: (i) conduct its business in the Ordinary Course of Business; (ii) use reasonable best efforts to maintain and preserve intact its business organization and advantageous business relationships, keep available the services of its present employees, and maintain its relationships and goodwill with all suppliers, customers, depositors, borrowers, landlords, creditors, licensors, licensees, employees and other Persons having business relationships with the Company or any Subsidiary of the Company; (iii) perform under each of the Company Material Contracts; (iv) maintain and keep their properties in as satisfactory repair and condition as presently maintained, except for obsolete properties and for deterioration due to ordinary wear and tear; (v) comply in all material respects with all applicable Legal Requirements; and (vi) take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of the Company or Acquiror to obtain any of the Requisite Regulatory Approvals, to perform its covenants and agreements under this Agreement or to consummate the Contemplated Transactions.
(b)   Except as Previously Disclosed, as expressly contemplated by or permitted by this Agreement, as required by applicable Legal Requirements or any Company Material Contract, or with the prior written consent of Acquiror, during the period from the date of this Agreement to the earlier of the Closing Date or the termination of this Agreement pursuant to its terms, the Company will not, and will cause each of its Subsidiaries not to:
(i)   (A) issue, sell or otherwise permit to become outstanding, or dispose of or encumber or pledge, or authorize or propose the creation of, any additional shares of Company Capital Stock or any security convertible into Company Capital Stock, except for the issuance of shares of

Company Capital Stock upon the exercise of Company Stock Options outstanding as of the date of this Agreement in accordance with their terms; (B) permit any additional shares of Company Capital Stock to become subject to new grants, including issuances under Company Benefit Plans; or (C) grant any additional registration rights with respect to shares of Company Capital Stock;
(ii)   (A) make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of Company Capital Stock outside of past practice (other than quarterly dividends not exceeding $0.28 per share made in the Ordinary Course of Business and, for the avoidance of doubt, except for regular distributions on outstanding trust preferred securities or from its wholly owned Subsidiaries to it); provided, however, that the Company may alter the record and payment dates for quarterly dividends on Company Common Stock to the extent reasonably necessary to ensure that holders of Company Common Stock will be paid one quarterly dividend in each calendar quarter that commences on or prior to the Effective Time, unless holders of the shares comprising the Stock Consideration would reasonably be expected to receive at least one regular quarterly dividend from Acquiror during such calendar quarter; or (B) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, convert or liquidate any shares of Company Capital Stock;
(iii)   except as set forth on Schedule 5.2(b)(iii), amend the terms of, waive any rights under, terminate (other than at its stated expiration date), violate the terms of, assign or enter into: (A) any Company Material Contract; (B) any material restriction on the ability of the Company or its Subsidiaries to conduct its business as it is presently being conducted; or (C) any Contract or other binding obligation relating to any class of Company Capital Stock or rights associated therewith or any outstanding instrument representing indebtedness of the Company;
(iv)   other than in the Ordinary Course of Business, enter into loan transactions that are on terms and conditions that, to the Knowledge of the Company, are materially more favorable than those available to the borrower from competitive sources in arm’s-length transactions;
(v)   other than in the Ordinary Course of Business, (A) extend credit or enter into any contracts binding the Bank to extend or acquire any credit except in accordance with the lending policies of such Bank as disclosed to Acquiror, and extend or acquire any credit or enter into any Contracts binding it to extend or acquire any credit (1) in an amount in excess of $1,000,000 with respect to any loan, commitment or Contract that is unsecured or partially unsecured; (2) in an amount in excess of $1,000,000 with respect to any borrowers with loans, commitments or Contracts listed on the Bank’s “watch list” or similar internal report of the Bank; or (3) in an amount in excess of $2,000,000, with respect to any loan, commitment or Contract, in each case, without first providing Acquiror (at least three (3) Business Days prior to extending such credit or entering into any contract binding such Bank to do so) with a copy of the loan underwriting analysis and credit memorandum of such Bank and the basis of the credit decision of such Bank; (B) sell, assign or otherwise transfer any participation in any loan in accordance with the existing lending policies of the Bank; or (C) extend additional credit to any Person and any director or officer of, or any owner of a material interest in, such Person (any of the foregoing with respect to a Person being referred to as a “Borrowing Affiliate”) if such Person or such Borrowing Affiliate is the obligor under any indebtedness to the Company or the Bank which constitutes a nonaccrual loan or against any part of such indebtedness for which the Company or any of its Subsidiaries has established loss reserves or any part of which has been charged off by the Company or the Bank;
(vi)   maintain an allowance for credit losses which is not adequate in all material respects under the requirements of GAAP to provide for possible losses, net of recoveries relating to Company Loans previously charged off, on Company Loans and leases outstanding (including accrued interest receivable);
(vii)   fail to: (A) charge off any Company Loans or leases that would be deemed uncollectible in accordance with GAAP or any applicable Legal Requirement; or (B) place on nonaccrual any Company Loans or leases that are past due greater than ninety (90) days;

(viii)   other than as contemplated by Section 5.15 of this Agreement, sell, transfer, mortgage, encumber, license, let lapse, cancel, abandon or otherwise dispose of or discontinue any of its assets, deposits, business or properties, except for sales, transfers, mortgages, encumbrances, licenses, lapses, cancellations, abandonments or other dispositions or discontinuances (A) in the Ordinary Course of Business, (B) of financial assets or investments, or (C) of obsolete or unused equipment, fixtures or assets and in a transaction that, together with other such transactions, is not material to the Company and its Subsidiaries, taken as a whole;
(ix)   acquire (other than by way of foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith, in each case in the Ordinary Course of Business), or Contract to acquire, all or any portion of the assets, business, deposits or properties of any other entity except in the Ordinary Course of Business and in a transaction that, together with other such transactions, is not material to the Company and its Subsidiaries, taken as a whole, and does not present a material risk that the Closing Date will be materially delayed or that any approvals necessary to complete the Merger or the other Contemplated Transactions will be more difficult to obtain;
(x)   amend the Company Certificate of Incorporation or the Company Bylaws, or similar governing documents of any of its Subsidiaries;
(xi)   implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or applicable regulatory accounting requirements;
(xii)   not buy or sell any security held, or intended to be held, for investment other than in the Ordinary Course of Business, and provided that such restriction shall not affect the buying and selling by the Bank of federal funds or the reinvestment of dividends paid on any securities owned by the Bank as of the date of this Agreement;
(xiii)   except as permitted by this Agreement or as required by any applicable Legal Requirement or the terms of any Company Benefit Plan existing as of the date hereof or as otherwise set forth in Schedule 5.2(b)(xiii) of the Company Disclosure Schedules: (A) increase in any manner the compensation or benefits of, or pay any bonus or grant any other benefit or perquisite to, any of the current or former directors, officers, employees, consultants, independent contractors or other service providers of the Company or its Subsidiaries (collectively, the “Company Employees”), other than bonus payments or increases in the Ordinary Course of Business; (B) become a party to, establish, amend, commence participation in, terminate or commit itself to the adoption of any stock option plan or other stock-based compensation plan, compensation, severance, pension, consulting, non-competition, change in control, retirement, profit-sharing, welfare benefit, or other employee benefit plan or agreement or employment agreement with or for the benefit of any Company Employee (or newly hired employees), director or stockholder; (C) accelerate the vesting of or lapsing of restrictions with respect to any stock-based compensation or other long-term incentive compensation under any Company Benefit Plans; (D) cause the funding of any rabbi trust or similar arrangement or take any action to fund or in any other way secure the payment of compensation or benefits under any Company Benefit Plan; or (E) materially change any actuarial assumptions used to calculate funding obligations with respect to any Company Benefit Plan that is required by applicable Legal Requirements to be funded or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP or any applicable Legal Requirement;
(xiv)   except as set forth on Schedule 5.2(b)(xiv), incur or guarantee any indebtedness for borrowed money, including any increase in any outstanding indebtedness, other than in the Ordinary Course of Business;
(xv)   establish any new Subsidiary of the Company or any Affiliate of the Company, enter into any new line of business or materially change its lending, investment, underwriting, risk and asset liability management and other banking and operating policies, except as required by applicable Legal Requirements or requested by any Regulatory Authority;

(xvi)   except as set forth on Schedule 5.2(b)(xvi), settle any action, suit, claim or Proceeding against it or any of its Subsidiaries, except for an actions, suits, claims or Proceedings that are settled in an amount and for consideration not in excess of $100,000, in aggregate, and that would not:
(A)   impose any material restriction on the business of the Company or its Subsidiaries; or
(B)   create precedent for claims that is reasonably likely to be adverse to it or its Subsidiaries;
(xvii)   make application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production office or other significant office or operations facility;
(xviii)   except as set forth on Schedule 5.2(b)(xviii), make or change any material Tax elections, change or consent to any material change in its or any of its Subsidiaries’ method of accounting for Tax purposes (except as required by a change in GAAP or applicable Tax law), take any material position on any material Tax Return filed on or after the date of this Agreement that is inconsistent with prior practice, settle or compromise any material Tax liability, claim or assessment, enter into any closing agreement, waive or extend any statute of limitations with respect to a material amount of Taxes, surrender any right to claim a refund for a material amount of Taxes, file any material amended Tax Return or fail to timely file any Tax Return that becomes due;
(xix)   hire or terminate (other than for cause) any employee with an annual salary in excess of $125,000;
(xx)   materially increase or decrease the rate of interest paid on deposit accounts, except in the Ordinary Course of Business and in a manner consistent with safe and sound banking practices;
(xxi)   (A) implement or adopt any material change in its interest rate or fee pricing or its risk management policies, procedures or practices; (B) fail to comply in any material respect with its existing policies or practices with respect to managing its exposure to interest rate and other risks; or (C) materially change its investment, underwriting, or asset liability management, hedging or other banking or operating policies or practices, including policies and practices with respect to underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service loans, except in each case (A) through (C) as required by any Regulatory Authority or otherwise in the Ordinary Course of Business;
(xxii)   foreclose upon or otherwise acquire any commercial real property having an appraised value greater than $1,000,000 prior to obtaining a recent Phase I environmental review thereof;
(xxiii)   make any capital expenditure in excess of $250,000 in the aggregate without consulting with Acquiror, except pursuant to commitments made prior to the date of this Agreement;
(xxiv)   take any action that is intended or is reasonably likely to result in:
(A)   any of the conditions to the Merger set forth in this Agreement not being satisfied; or
(B)   a material violation of any provision of this Agreement; or
(xxv)   agree to take, make any commitment to take, or adopt any resolutions of the Company Board in support of, any of the actions prohibited by this Section 5.2(b).
(c)   For purposes of Section 5.2(b), Acquiror’s consent shall be deemed to have been given if the Company has made a written request to J. Lance Carter, President and Chief Executive Officer of Acquiror, Peter R. Chapman, Executive Vice President and Chief Financial Officer of Acquiror, and Mark W. Scheirer, Executive Vice President and Chief Credit Officer of Acquiror, for permission to take any action otherwise prohibited by Section 5.2(b), and Acquiror has failed to respond to such request within five (5) Business Days after Acquiror’s receipt of such request; provided, however, that for the purposes of Section 5.2(b)(v), Acquiror’s consent shall be deemed to have been given if Acquiror has failed to respond to such request within three (3) Business Days after Acquiror’s receipt of such request.
Section 5.3   Notice of Changes.   The Company will give prompt notice to Acquiror of any fact, event or circumstance known to it that: (a) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in a Material Adverse Effect on the Company; or (b) would cause or constitute a material breach of any of the Company’s representations, warranties, covenants or agreements contained herein that reasonably could be expected to give rise to, individually or in the aggregate, the failure of a condition in Article 8. The Company shall promptly advise Acquiror of any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement. The Company shall promptly notify Acquiror of any notice or other communication from any party to any Company Material Contract to the effect that such party has terminated or intends to terminate or otherwise materially adversely modify its relationship with the Company or any of its Subsidiaries as a result of the transactions contemplated by this Agreement.
Section 5.4   Stockholders’ Meeting.   Subject to the other provisions of this Agreement and unless there has been a Company Adverse Recommendation, the Company shall, as promptly as reasonably practicable after the date the Registration Statement is declared effective, take all action necessary, including as required by and in accordance with the DGCL, the Company Certificate of Incorporation and the Company Bylaws to duly call, give notice of, convene and hold a meeting of its stockholders (the “Company Stockholders’ Meeting”) for the purpose of obtaining the Company Stockholder Approval. The Company and the Company Board will use their reasonable best efforts to obtain from its stockholders the votes in favor of the adoption of this Agreement required by the DGCL, including by recommending that its stockholders vote in favor of this Agreement, and the Company and the Company Board will not withhold, withdraw, qualify or adversely modify (or publicly propose or resolve to withhold, withdraw, qualify or adversely modify) the Company Board’s recommendation to the Company’s stockholders that the Company’s stockholders vote in favor of the adoption and approval of this Agreement and the Contemplated Transactions, including the Merger (a “Company Adverse Recommendation”). However, if, prior to the time the Company Stockholder Approval is obtained, the Company Board, after consultation with outside counsel, determines in good faith it is reasonably likely that to, or to continue to, recommend this Agreement to its stockholders would result in a violation of its fiduciary duties under applicable Legal Requirements, then the Company Board may make a Company Adverse Recommendation or publicly propose or resolve to make a Company Adverse Recommendation.
Section 5.5   Information Provided to Acquiror.   The Company agrees that the information concerning the Company or any of its Subsidiaries that is provided or to be provided by the Company to Acquiror for inclusion or that is included in the Registration Statement or Proxy Statement and any other documents to be filed with any Regulatory Authority in connection with the Contemplated Transactions will: (a) at the respective times such documents are filed and, in the case of the Registration Statement, when it becomes effective and, with respect to the Proxy Statement, when mailed, not be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; or (b) in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Company Stockholders’ Meeting, not be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the meeting in connection with which the Proxy Statement shall be mailed. Notwithstanding the foregoing, the Company shall have no responsibility for the truth or accuracy of any information with respect to Acquiror or any of its Subsidiaries or any of their Affiliates contained in the Registration Statement or the Proxy Statement or in any document submitted to, or other communication with, any Regulatory Authority.
Section 5.6   Operating Functions.   The Company and the Bank shall cooperate with Acquiror and Acquiror Bank in connection with planning for the efficient and orderly combination of the parties and the operation of the Bank and Acquiror Bank, and in preparing for the consolidation of the banks’ appropriate operating functions to be effective at the Effective Time or such later date as the parties may mutually agree.
Section 5.7   Resignations; Termination of Agreements.   The Company shall cause each director and those officers of the Company and each of its Subsidiaries, as may be requested by the Acquiror, to execute and tender to Acquiror a resignation, from all director positions in a form reasonably acceptable to Acquiror in its sole discretion; provided that no such resignation shall be required to be effective prior to the Effective Time.
Section 5.8   Company Benefit Plans.
(a)   At the written request of Acquiror delivered at least twenty (20) days prior to the Closing Date, the Company will take all reasonable measures within its control to amend or terminate, prior to the Effective Time, any Company Benefit Plan (excluding any Company Benefit Plan listed on Schedule 5.8 of the Company Disclosure Schedules, or if such amendment or termination would be reasonably expected to result in a violation under Code Section 409A); provided, however, that no action taken by the Company with respect to the termination of a Company Benefit Plan shall be required to be irrevocable until one (1) day prior to the Effective Time.
(b)   Prior to the Effective Time, the Company shall accrue the costs associated with any payments due, or any vesting of equity awards, under any Company Benefit Plan, including without limitation any employment, change-of-control or severance agreements, retention or stay bonus programs, or other similar arrangements, or, relating to amendment or termination thereof, consistent with GAAP.
Section 5.9   Acquisition Proposals.
(a)   The Company will immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any Persons other than Acquiror with respect to any Acquisition Proposal. The Company will within two (2) Business Days advise Acquiror following receipt of any Acquisition Proposal and the substance thereof (including the identity of the Person making such Acquisition Proposal), and will keep Acquiror apprised of any related developments, discussions and negotiations (including the material terms and conditions of the Acquisition Proposal) on a current basis.
(b)   The Company agrees that it will not, and will cause its respective Subsidiaries and its and its Subsidiaries’ officers, directors, agents, advisors and Affiliates not to, initiate, solicit, encourage or knowingly facilitate inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential or nonpublic information or data to, or have any discussions with, any Person relating to any Acquisition Proposal (other than contacting a Person for the sole purpose of seeking clarification of the terms and conditions of such Acquisition Proposal); provided that, in the event the Company receives an unsolicited bona fide Acquisition Proposal from a Person other than Acquiror after the execution of this Agreement, and the Company Board concludes in good faith and consistent with the advice of outside legal counsel that such Acquisition Proposal constitutes a Superior Proposal or would reasonably be likely to result in a Superior Proposal and, after considering the advice of outside counsel, that failure to take such actions would be reasonably likely to result in a violation of the directors’ fiduciary duties under the DGCL, the Company may: (i) furnish information with respect to it to such Person making such Acquisition Proposal pursuant to a customary confidentiality agreement (subject to the requirement that any such information not previously provided to Acquiror shall be promptly furnished to Acquiror); (ii) participate in discussions or negotiations regarding such Acquisition Proposal; and (iii) terminate this Agreement in order to concurrently enter into an agreement with respect to such Acquisition Proposal; provided, however, that the Company may not terminate this Agreement pursuant to this Section 5.9 unless and until (x) five (5) Business Days have elapsed following the delivery to the other party of a written notice of such determination by the Company Board and, during such five (5) Business Day period, the parties cooperate with one another with the intent of enabling the parties to engage in good faith negotiations so that the Contemplated Transactions may be effected, and (y) at the end of such five (5) Business Day period, the Company continues, in good faith and after consultation with outside legal counsel and financial advisors, to believe that a Superior Proposal continues to exist.
Section 5.10   Third-Party Consents.   The Company and the Bank shall cooperate with Acquiror and Acquiror Bank in connection with planning for the efficient and orderly combination of the parties and the operation of the Bank and Acquiror Bank, and in preparing for the consolidation of the banks’ appropriate operating functions to be effective at the Effective Time or such later date as the parties may mutually agree.

Section 5.11   Conforming Accounting Entries.   If requested by Acquiror, the Company shall, and shall cause the Bank to, consistent with GAAP, immediately prior to Closing, make such accounting entries as Acquiror may reasonably request in order to conform the accounting records of the Company and the Bank to the accounting policies and practices of Acquiror. No such adjustment shall by itself constitute or be deemed to be a breach, violation or failure to satisfy any representation, warranty, covenant, condition or other provision or constitute grounds for termination of this Agreement or be an acknowledgment by the Company or the Bank of any adverse circumstances for purposes of determining whether the conditions to Acquiror’s obligations under this Agreement have been satisfied. No adjustment required by Acquiror shall: (i) require any prior filing with any Regulatory Authority; or (ii) violate any applicable Legal Requirement.
Section 5.12   Environmental Investigation.
(a)   Acquiror may, in its discretion and at its sole expense, within thirty (30) days of the date of this Agreement, require the Company to obtain a Phase I environmental site assessment (“Phase I”) for each parcel of Company Real Estate conducted by an independent professional consultant reasonably acceptable to both Acquiror and the Company to determine if any such parcel of Company Real Estate contains or gives evidence that any violations of Environmental Laws have occurred on any such property. If a Phase I report discloses any materially adverse environmental conditions, or reports a reasonable suspicion thereof, then, at the Company’s sole expense, the Company shall promptly obtain and provide to Acquiror a Phase II environmental site assessment (“Phase II”) with respect to any affected property, which report shall contain an estimate of the cost of any remediation or other follow-up work that may be necessary to address those conditions in accordance with applicable Legal Requirements. Acquiror shall have no duty to act upon any information produced by any Phase I or Phase II report or for the benefit of the Company, the Bank or any other Person.
(b)   Upon receipt of the estimate of the costs of all follow-up work to any Phase I or Phase II report, Acquiror and the Company shall attempt to agree upon a course of action for remediation of any environmental condition suspected, found to exist, or that would tend to be indicated by any Phase I or Phase II environmental report, that includes an estimate of any Remediation Cost.
(c)   If any past or present events, conditions or circumstances require further investigation, remediation or cleanup action under Environmental Laws at its properties involving an expenditure (net of any reduction in Acquiror’s income Tax liability for the taxable year in which such expenditure occurs) reasonably expected to exceed $1,000,000 based on estimates prepared by the consultant conducting the Phase I or Phase II assessment, then (i) to the extent the aggregate expenditures (net of any reduction in Acquiror’s income Tax liability for the taxable year in which such expenditure occurs) with respect thereto are or are reasonably expected to be equal to or less than $5,000,000, the Merger Consideration shall be reduced at the Closing by the difference between $1,000,000 and the estimated amount of such expenditures (net of any reduction in Acquiror’s income Tax liability for the taxable year in which such expenditure occurs); or (ii) to the extent the aggregate expenditures (net of any reduction in Acquiror’s income Tax liability for the taxable year in which such expenditure occurs) with respect thereto are or are reasonably expected to exceed $5,000,000, Acquiror may elect by written notice to the Company to (A) cause the Merger Consideration to be reduced at the Closing by the difference between $1,000,000 and the estimated amount of such expenditures (net of any reduction in Acquiror’s income Tax liability for the taxable year in which such expenditure occurs), or (B) terminate this Agreement.
Section 5.13   Title and Survey to Real Estate.
(a)   As soon as practical after the date hereof, but in any event no later than forty-five (45) days after the date hereof, the Company shall obtain at its own expense and deliver to Acquiror as soon as practicable prior to the Closing, with respect to the Company Real Estate, other than property carried as OREO, a commitment for an ALTA 2006 Owner’s Policy of Title Insurance covering a date subsequent to the date hereof, issued by a title insurance company selected by the Company, showing fee simple title in the Company, the Bank or any current or past Subsidiary of the Company or the Bank, in such Company Real Estate with coverage over all standard exceptions and subject to no Liens of any kind except for any Company Permitted Exceptions. With respect to the property carried as OREO, the

Company shall provide reasonably acceptable written proof of ownership by the Company and its Subsidiaries of such OREO property.
(b)   At the Closing, the Company shall obtain at its own expense and deliver to Acquiror, with respect to all Company Real Estate, an owner’s title insurance policy, or an irrevocable commitment to issue such a policy to Acquiror at no expense, dated as of the later of the Closing Date or the actual date of recording of the deed for the Company Real Estate, on ALTA Policy Form 2006, if available (if not available, then on Form B-1992), with respect to the Company Real Estate, other than property carried as OREO, issued by a title insurance company selected by the Acquiror, containing any endorsements reasonably required by the Company, insuring the fee simple estate of the Bank in the Company Real Estate, other than property carried as OREO, in amount not less than the greater of (i) the appraised value of the Company Real Estate and (ii) the value at which the Company or the Bank currently carries the Company Real Estate on its books, subject only to the Company Permitted Exceptions.
(c)   Acquiror may, in its discretion, within forty-five (45) days after the date hereof, require the Company to provide, at the Company’s expense and as soon as practicable prior to the Closing, a current American Land Title Association survey of any or all parcels of real property owned by the Company and its Subsidiaries, other than property carried as OREO, disclosing no survey defects that would materially impair the use thereof for the purposes for which it is held or materially impair the value of such property.
Section 5.14   Termination of Company 401(k) Plan.
(a)   The Company shall make or cause to be made timely contributions to the First State Bank 401(k)/Profit Sharing Plan (the “Company 401(k) Plan”) between the date hereof and the Effective Time consistent with the terms of the Company 401(k) Plan and past practices, including, without limitation, elective deferral contributions of those Company 401(k) Plan participants who are employed by the Company or its Subsidiaries. Notwithstanding the foregoing, the Company shall make or cause all final contributions (including employee deferrals and employer contributions, if any) to be made to the Company 401(k) Plan as soon as reasonably practicable following the Closing.
(b)   Prior to the Effective Time and to the extent requested by the Acquiror, the Company shall have taken or caused to be taken all such actions as may be necessary to terminate the Company 401(k) Plan, and adopt corresponding amendments to the Company 401(k) Plan document (which amendments shall be in form and substance acceptable to Acquiror) effective as of the Effective Time. Such amendments to the Company 401(k) Plan shall provide that, upon the consummation of the transactions contemplated hereby, the Company 401(k) Plan (i) shall be terminated, each account thereunder shall be fully vested and the assets distributed to the participants and beneficiaries, and (ii) shall eliminate installment distributions and provide for the entire balance of a participant’s account to be distributable only in a single lump sum.
(c)   Acquiror shall permit the Acquiror’s tax-qualified defined contribution plan to, following the Closing Date and pursuant to Section 401(a)(31)(D) of the Code, accept rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code) in an amount equal to the full account balance distributed to employees of the Company and the Company Subsidiaries from the Company 401(k) Plan. The term “eligible rollover distribution” shall include (i) the amount of any unpaid balance of any loan made to an employee of the Company or a Subsidiary under the Company 401(k) Plan and (ii) the promissory note evidencing such loan.
(d)   The Company shall continue in full force and effect, until the Effective Time: (i) the fidelity bond, if any, issued to the Company as described in ERISA Section 412; and (ii) the ERISA fiduciary liability insurance policy currently in effect, if any, for the benefit of the covered fiduciaries of the Company 401(k) Plan.
Section 5.15   Disposition of Certain Assets.
(a)   The Company and the Bank shall cause the Mortgage Subsidiary Disposition, as herein defined, to occur as promptly as possible after the date hereof, but in no event later than the Closing

Date. For purposes of this Agreement, the “Mortgage Subsidiary” shall mean First State Mortgage Services, LLC. For the purposes of this Agreement, the “Mortgage Subsidiary Disposition” shall mean that each of the following has occurred, on terms and conditions consented to by Acquiror, such consent not to be unreasonably withheld, delayed or denied, and is completed: (i) substantially all of the assets, liabilities and business relating solely to the Mortgage Subsidiary, including, without limitation, the Previously Disclosed real estate leases, fixtures, equipment, Loans, Contracts and warehouse lines of credit or other debit facilities relating solely to the Mortgage Subsidiary, shall have been, as applicable, (A) sold, assigned, transferred, conveyed and delivered to, and assumed, satisfied and discharged by, a third-party purchaser, (B) terminated with no further obligation, liability or recourse to the Company or any of its Subsidiaries, with the exception of any repurchase obligations that the Mortgage Subsidiary is already subject to prior to such termination, each of which is identified and listed on Schedule 5.15, or (C) repaid in full; and (ii) all employees of the Mortgage Subsidiary as Previously Disclosed shall have been terminated or become employees of another person that is not an Affiliate of the Company, and any such employees of the Mortgage Subsidiary that receive a severance or similar payment in connection with the termination of their employment shall have entered into a release agreement with the Company and the Bank. The Company shall provide Parent with periodic reports as to the status of the Mortgage Subsidiary Disposition, including the occurrence of any closings, and the transfer and assumption of the assets and liabilities of the Mortgage Subsidiary.
Section 5.16   Cessation of Quotation on OTCQX.   On or before the Closing Date, the Company shall take all necessary actions to withdraw from the OTCQX and cause the Company Common Stock to cease to be quoted on the OTCQX in compliance with the rules and regulations of the OTCQX and applicable Legal Requirements, including any FINRA notification requirements.
ARTICLE 6
ACQUIROR’S COVENANTS
Section 6.1   Operation of Acquiror and Acquiror Subsidiaries.   Except as Previously Disclosed, as expressly contemplated by or permitted by this Agreement, as required by applicable Legal Requirements, or with the prior written consent of the Company, during the period from the date of this Agreement to the earlier of the Closing Date or the termination of this Agreement pursuant to its terms, Acquiror shall not, and shall cause each of its Subsidiaries not to: (i) take any action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of Acquiror or the Company to obtain any of the Requisite Regulatory Approvals, to perform its covenants and agreements under this Agreement or to consummate the Contemplated Transactions; (ii) amend the Acquiror Certificate of Incorporation or the Acquiror Bylaws, or similar governing documents of any of its Subsidiaries, in a manner that would adversely affect the benefits of the Merger to the stockholders of the Company; (iii) directly or indirectly adjust, split, combine or reclassify any shares of Acquiror Common Stock; (iv) make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of Acquiror Capital Stock, in each case in amount or frequency outside of past practice, unless the record date for such dividend or distribution outside of past practice is after the Effective Time; (v) amend the terms of, waive any rights under, terminate (other than at its stated expiration date), violate the terms of or enter into any Contract or other binding obligation relating to Acquiror Common Stock or rights associated therewith; or (vi) agree to take, make any commitment to take, or adopt any resolutions of Acquiror Board in support of any of the actions prohibited by this Section 6.1. Acquiror shall keep the Company informed of the record and payment dates for dividends on Acquiror Common Stock, so as to enable the Company to coordinate the timing of its quarterly dividend payments, as contemplated by Section 5.2(b)(ii).
Section 6.2   Information Provided to the Company.   Acquiror agrees that the information concerning Acquiror or any of its Subsidiaries that is provided or to be provided by Acquiror to the Company for inclusion or that is included in the Registration Statement or the Proxy Statement and any other documents to be filed with any Regulatory Authority in connection with the Contemplated Transactions will: (a) at the respective times such documents are filed and, in the case of the Registration Statement, when it becomes effective and, with respect to the Proxy Statement, when mailed, not be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; or (b) in the case of the Proxy Statement or any amendment thereof or supplement thereto, not be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the meeting in connection with which the Proxy Statement shall be mailed. Notwithstanding the foregoing, Acquiror shall have no responsibility for the truth or accuracy of any information with respect to the Company or any of its Subsidiaries or any of their Affiliates contained in the Registration Statement or in any document submitted to, or other communication with, any Regulatory Authority.
Section 6.3   Operating Functions.   Acquiror and Acquiror Bank shall cooperate with the Company and the Bank in connection with planning for the efficient and orderly combination of the parties and the operation of the Bank and Acquiror Bank, and in preparing for the consolidation of the banks’ appropriate operating functions to be effective at the Effective Time or such later date as the parties may mutually agree.
Section 6.4   Notice of Changes.   Acquiror will give prompt notice to the Company of any fact, event or circumstance known to it that: (a) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in a Material Adverse Effect on the Acquiror; or (b) would cause or constitute a material breach of any of the Acquiror’s representations, warranties, covenants or agreements contained herein that reasonably could be expected to give rise to, individually or in the aggregate, the failure of a condition in Article 9.
Section 6.5   Indemnification.
(a)   From and after the Effective Time, Acquiror shall indemnify, defend and hold harmless, to the fullest extent permitted under applicable Legal Requirements, each current or former director, officer or employee of the Company or any of its Subsidiaries or fiduciary of the Company or any of its Subsidiaries under any Company Benefit Plans (each, an “Indemnified Party”), and any Person who becomes an Indemnified Party between the date hereof and the Effective Time, against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, Proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, including the Contemplated Transactions, whether asserted or claimed prior to, at or after the Effective Time. Acquiror shall also advance expenses incurred by an Indemnified Party in each such case to the fullest extent permitted by applicable Legal Requirements, subject to the receipt of an undertaking from such Indemnified Party to repay such advanced expenses if it is determined by a final and non-appealable judgment of a court of competent jurisdiction that such Indemnified Party was not entitled to indemnification hereunder.
(b)   Any Indemnified Party wishing to claim indemnification under Section 6.5(a), upon learning of any claim for indemnification pursuant thereto, shall promptly notify Acquiror thereof; provided, however, that failure to so notify will not affect the obligations of the Surviving Entity under Section 6.5(a) unless and to the extent that the Surviving Entity is actually prejudiced as a consequence. In the event of any such legal action (whether arising before or after the Effective Time): (i) the Surviving Entity shall have the right to assume the defense thereof and the Surviving Entity shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Surviving Entity elects in writing not to assume such defense, Indemnified Parties may retain counsel satisfactory to them, and the Surviving Entity shall pay all reasonable fees and expenses of such counsel for Indemnified Parties promptly as statements therefor are received; provided, however, that in such instance the Surviving Entity shall be obligated pursuant to this Section 6.5(b) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction, except where a conflict of interest would limit or preclude the retention of one firm of counsel; (ii) Indemnified Parties will cooperate in the defense of any such claim for indemnification; and (iii) the Surviving Entity shall not be liable for any settlement effected without its prior written consent; and provided, further, that the Surviving Entity shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated under Section 6.5(a) is prohibited by applicable Legal Requirements.

(c)   Prior to the Effective Time, the Company shall obtain and Acquiror shall fully pay the premium for the extension of the Company’s directors’ and officers’ liability insurance policies set forth on Schedule 6.5 of the Company Disclosure Schedules (complete and accurate copies of which have been heretofore made available to Acquiror) (the “Existing D&O Policy”) in respect of acts or omissions occurring at or prior to the Effective Time, covering each Person currently covered by the Existing D&O Policy for a period of six (6) years after the Effective Time; provided that Acquiror shall not be required to pay in the aggregate more than two hundred fifty percent (250%) of the amount of the aggregate annual premium paid by the Company for the current policy term for such policy, which annual premium is set forth on Schedule 6.5 of the Company Disclosure Schedules. It is understood and agreed that if the aggregate premiums for the coverage set forth in this Section 6.5(c) would exceed such two hundred fifty percent (250%) amount, Acquiror shall be obligated to pay for the maximum available coverage as may be obtained by the Company for such two hundred fifty percent (250%) amount.
(d)   The provisions of this Section 6.5 shall survive consummation of the Merger and the Bank Merger and are intended to be for the benefit of, and will be enforceable by, each Indemnified Party, his or her heirs and his or her legal Representatives.
Section 6.6   Authorization and Reservation of Acquiror Common Stock.   The Acquiror Board shall, as of the date hereof, authorize and reserve the maximum number of shares of Acquiror Common Stock to be issued pursuant to this Agreement and take all other necessary corporate action to consummate the Contemplated Transactions.
Section 6.7   Stock Exchange Listing.   Acquiror shall cause all shares of Acquiror Common Stock issuable or to be reserved for issuance under this Agreement to be approved for listing on the NASDAQ Global Select Market prior to the Closing Date.
Section 6.8   Representation on the Acquiror Board.   Prior to the Effective Time, Acquiror shall cause the one (1) Person set forth on Section 6.8 of the Company Disclosure Schedules to be appointed as director on each of the Acquiror Board and the board of directors of Acquiror Bank to be effective at the Effective Time, and, in the case of the directors appointed to the Acquiror Board, to be re-nominated for a one (1) year term at the annual meeting of the Acquiror’s stockholders to be held in 2027. If, prior to the Effective Time, either such Person shall for any reason cease to serve as a director of the Company or choose for any reason not to serve on the Acquiror Board or the board of directors of Acquiror Bank, the Acquiror Board shall promptly appoint another Person, to be effective at the Effective Time, as mutually agreed to by the Company and Acquiror.
ARTICLE 7
COVENANTS OF ALL PARTIES
Section 7.1   Regulatory Approvals.   Acquiror and the Company and their respective Subsidiaries shall (i) cooperate and use all reasonable best efforts to as promptly as possible, but in no event later than thirty (30) days following the date hereof, prepare and file, applications or other filings reasonably necessary to obtain all Requisite Regulatory Approvals, (ii) take, or cause to be taken, and assist and cooperate with the other parties in taking, all other actions necessary, proper or advisable to obtain all Requisite Regulatory Approvals and to comply promptly with all Legal Requirements with respect to the Contemplated Transactions, including obtaining any third-party consent or waiver that may be required to be obtained in connection with the Contemplated Transactions, and (iii) without limiting the foregoing, cooperate and use all reasonable best efforts to resolve any objections that may be asserted by any Governmental Authority with respect to this Agreement or the Contemplated Transactions. Each of Acquiror and the Company will have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable Legal Requirements relating to the exchange of information, with respect to all public, non-confidential substantive written information submitted to any Regulatory Authority in connection with the Requisite Regulatory Approvals. In exercising the foregoing right, each of the parties will act reasonably and as promptly as practicable. Each party agrees that it will consult with the other party with respect to obtaining all permits, consents, approvals and authorizations of all Regulatory Authorities necessary or advisable to consummate the Contemplated Transactions, and each party will keep the other party reasonably apprised of the status of material matters relating to completion of the Contemplated Transactions.

Acquiror and the Company will, upon request, furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other party or any of its Subsidiaries with or to any Regulatory Authority in connection with the Contemplated Transactions.
Section 7.2   SEC Registration.   As soon as practicable following the date of this Agreement, but in no event later than forty-five (45) days following the date hereof, the Company and Acquiror shall prepare and file with the SEC the Proxy Statement and Acquiror shall prepare and file with the SEC the Registration Statement, in which the Proxy Statement will be included. Acquiror shall use its reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Merger and the Contemplated Transactions. Prior to the filing of the Registration Statement, Acquiror shall consult with the Company with respect to such filing and shall afford the Company and its Representatives reasonable opportunity to review and comment thereon. The Registration Statement and the Proxy Statement shall include all information reasonably requested by the Company to be included. The Company will use its reasonable best efforts to cause the Proxy Statement to be mailed to the Company’s stockholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act. Acquiror shall also take any action required to be taken under any applicable Legal Requirement in connection with the Acquiror Stock Issuance, and each party shall furnish all information concerning itself and its stockholder as may be reasonably requested in connection with any such action. Acquiror will advise the Company, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of Acquiror Capital Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC to amend the Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information. The parties shall use reasonable best efforts to respond (with the assistance of the other party) as promptly as practicable to any comments of the SEC with respect thereto. If prior to the Effective Time any event occurs with respect to the Company, Acquiror or any Subsidiary of the Company or Acquiror, respectively, or any change occurs with respect to information supplied by or on behalf of the Company or Acquiror, respectively, for inclusion in the Proxy Statement or the Registration Statement that, in each case, is required to be described in an amendment of, or a supplement to, the Proxy Statement or the Registration Statement, the Company or Acquiror, as applicable, shall promptly notify the other of such event (including prior to entering into any agreement providing for any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, tender offer, exchange offer or other similar transaction involving Acquiror or any of its Subsidiaries), and the Company or Acquiror, as applicable, shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Proxy Statement and the Registration Statement and, as required by applicable Legal Requirements, in disseminating the information contained in such amendment or supplement to the Company’s stockholders and to Acquiror’s stockholders. Acquiror shall take all action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under the Securities Act, the Exchange Act, any applicable foreign or state securities or “blue sky” Legal Requirements and the rules and regulations thereunder in connection with the Merger and the issuance of Acquiror Common Stock as Merger Consideration pursuant to Section 2.1(a).
Section 7.3   Publicity.   Neither the Company nor Acquiror shall, and neither the Company nor Acquiror shall permit any of their respective Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement or, except as otherwise specifically provided in this Agreement, any disclosure of nonpublic information to a third party, concerning, the Contemplated Transactions without the prior consent (which consent shall not be unreasonably withheld or delayed) of Acquiror, in the case of a proposed announcement, statement or disclosure by the Company, or the Company, in the case of a proposed announcement, statement or disclosure by Acquiror; provided, however, that either party may, without the prior consent of the other party (but after prior consultation with the other party to the extent practicable under the circumstances), issue or cause the publication of any press release or other public announcement to the extent required by applicable Legal Requirements or by the NASDAQ Rules.

Section 7.4   Reasonable Best Efforts; Cooperation.   Each of Acquiror and the Company agrees to exercise good faith and use its reasonable best efforts, and shall cause their Subsidiaries to use reasonable best efforts, to satisfy the various covenants and conditions to the Closing in this Agreement, and to consummate the Contemplated Transactions as promptly as practicable. Neither Acquiror nor the Company will intentionally take or intentionally permit to be taken any action that would be a breach of the terms or provisions of this Agreement. Between the date of this Agreement and the Closing Date, each of Acquiror and the Company will, and will cause each Subsidiary of Acquiror and the Company, respectively, and all of their respective Affiliates and Representatives to, cooperate with respect to all filings that any party is required by any applicable Legal Requirements to make in connection with the Contemplated Transactions. Subject to applicable Legal Requirements and the instructions of any Regulatory Authority, each party shall keep the other party reasonably apprised of the status of matters relating to the completion of the Contemplated Transactions, including promptly furnishing the other party with copies of notices or other written communications received by it or any of its Subsidiaries from any Regulatory Authority with respect to such transactions.
Section 7.5   Tax-Free Reorganization.
(a)   The parties intend that the Merger, together with the Mid-Tier Merger, qualify as a reorganization within the meaning of Section 368(a) and related sections of the Code and that this Agreement constitute a “plan of reorganization” within the meaning of Section 1.368-2(g) of the Treasury Regulations promulgated under the Code. From and after the date of this Agreement and until the Effective Time, each of the Company and Acquiror shall use its reasonable best efforts, and shall cause their respective Subsidiaries to use reasonable best efforts, to cause the Merger, together with the Mid-Tier Merger, to qualify as a reorganization within the meaning of Section 368(a) of the Code, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act could prevent the Merger, together with the Mid-Tier Merger, from qualifying as a reorganization within the meaning of Section 368(a) of the Code. Following the Effective Time, neither Acquiror nor any Affiliate of Acquiror knowingly shall take any action, cause any action to be taken, fail to take any action, or cause any action to fail to be taken, which action or failure to act could prevent the Merger, together with the Mid-Tier Merger, from qualifying as a reorganization within the meaning of Section 368(a) of the Code. Within forty-five (45) days following the Effective Time or, if earlier, January 15 of the year following the calendar year in which the Effective Time occurred, the Surviving Entity shall comply with the reporting requirements of Section 1.6045B-1(a)(2) of the Treasury Regulations. Each of the Company and Acquiror shall report the Merger, together with the Mid-Tier Merger, as a reorganization within the meaning of Section 368(a) of the Code on its U.S. federal income Tax Return, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.
(b)   As of the date hereof, the Company does not know of any reason: (i) why it would not be able to deliver to counsel to the Company and counsel to Acquiror, at the date of the legal opinions referred to in Section 8.10 and Section 9.8 certificates substantially in compliance with IRS published advance ruling guidelines, with reasonable or customary exceptions, additions and modifications thereto (the “IRS Guidelines”), to enable counsel to Acquiror and counsel to the Company to deliver the legal opinions contemplated by Section 8.10 and Section 9.8, respectively, and the Company hereby agrees to deliver such certificates effective as of the date of such opinions; or (ii) why counsel to the Company would not be able to deliver the opinion required by Section 9.8. The Company will deliver such certificates to counsel to the Company and counsel to Acquiror.
(c)   As of the date hereof, Acquiror does not know of any reason: (i) why it would not be able to deliver to counsel to Acquiror and counsel to the Company, at the date of the legal opinions referred to in Section 8.10 and Section 9.8, certificates substantially in compliance with the IRS Guidelines, to enable counsel to Acquiror and counsel to the Company to deliver the legal opinions contemplated by Section 8.10 and Section 9.8, respectively, and Acquiror hereby agrees to deliver such certificates effective as of the date of such opinions; or (ii) why counsel to Acquiror would not be able to deliver the opinion required by Section 8.10. Acquiror will deliver such certificates to counsel to Acquiror and counsel to the Company.

Section 7.6   Employees and Employee Benefits.
(a)   All individuals employed by the Company or any of its Subsidiaries immediately prior to the Closing, or if later, immediately prior to the Bank Merger (“Covered Employees”) shall automatically become employees of Acquiror or its Subsidiaries as of the Effective Time or Bank Merger, as applicable. Acquiror or its Subsidiaries shall maintain employee benefit plans and compensation opportunities for the benefit of Covered Employees that provide employee benefits and compensation opportunities that, in the aggregate, are substantially comparable to the employee benefits and compensation opportunities that are made available to similarly situated employees of Acquiror or its Subsidiaries under the Acquiror Benefit Plans; provided, however, that: (i) in no event shall any Covered Employee be eligible to participate in any closed or frozen Acquiror Benefit Plan; and (ii) until such time as Acquiror shall cause Covered Employees to participate in the Acquiror Benefit Plans, a Covered Employee’s continued participation in Company Benefit Plans shall be deemed to satisfy the foregoing provisions of this sentence (it being understood that participation in the Acquiror Benefit Plans may commence at different times with respect to each Acquiror Benefit Plan).
(b)   For the purpose of satisfying eligibility requirements and vesting periods (but not for the purpose of benefit accruals) under the Acquiror Benefit Plans providing benefits to the Covered Employees (the “New Plans”), provided that the following is (i) permitted by the terms of the applicable New Plan, or Acquiror can reasonably amend the terms of such plan to permit such recognition; and (ii) permitted by applicable Legal Requirements, then each Covered Employee shall be credited with his or her years of service with the Company and its Subsidiaries and their respective predecessors to the same extent as such Covered Employee was entitled to credit for such service under any applicable Company Benefit Plan in which such Covered Employee participated or was eligible to participate immediately prior to the Transition Date; provided, however, that the foregoing shall not apply to the extent that its application would result in a duplication of benefits with respect to the same period of service.
(c)   In addition, and without limiting the generality of the foregoing, as of the Transition Date, Acquiror shall use reasonable best efforts to provide that: (i) each Covered Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan is similar in type to an applicable Company Benefit Plan in which such Covered Employee was participating immediately prior to the Transition Date (such Company Benefit Plans prior to the Transition Date collectively, the “Old Plans”); (ii) for purposes of each New Plan providing medical, dental, pharmaceutical, vision or similar benefits to any Covered Employee, all preexisting condition exclusions and actively-at-work requirements of such New Plan shall be waived for such Covered Employee and his or her covered dependents, unless such conditions would not have been waived under the Old Plan in which such Covered Employee, as applicable, participated or was eligible to participate immediately prior to the Transition Date; and (iii) any eligible expenses incurred by such Covered Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the Transition Date shall be taken into account under such New Plan to the extent such eligible expenses were incurred during the plan year of the New Plan in which the Transition Date occurs for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Covered Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.
(d)   The Company and its Subsidiaries shall take all actions necessary to terminate the Company’s severance policies, if any, immediately prior to the Effective Time. Subject to the provisions of Section 7.6(e), following the Effective Time, Acquiror or Acquiror’s Subsidiary will cause any eligible Company Employee (exempt and non-exempt) to be covered by a severance policy under which employees who incur a qualifying involuntary termination of employment will be eligible to receive severance pay in accordance with the severance pay schedule set forth on Schedule 7.6(d) of the Acquiror Disclosure Schedules. Notwithstanding the foregoing, no Company Employee eligible to receive severance benefits or other payment (excluding, for the avoidance of doubt, any accelerated vesting or payments described in Section 2.3 or due to termination of a Company Benefit Plan as described in Section 5.8), as to which this sentence shall not apply) triggered by the Merger under any employment, change in control, severance, or other agreement (a “CIC Payment”) shall be entitled to participate in the severance policy applicable to Company Employees, if such Person referenced in this sentence is terminated within six (6) months of the Effective Time. No Company Employee who is entitled to receive severance or similar benefits under a written agreement shall also be entitled to receive benefits under such severance policy. Any Company Employee who waives and relinquishes his or her right to a CIC Payment will be eligible for a severance payment as provided in this Section 7.6(d).
(e)   Any Company Employee who has or is party to any employment agreement, severance agreement, change in control agreement or any other agreement or arrangement that provides for a CIC Payment shall not receive any severance benefits as provided in Section 7.6(d) but will receive the CIC Payment to the extent it is required to be paid under such agreement; provided that, on or before the Closing Date, the Company will take all reasonable measures within its control to ensure that in the event that the amount of the CIC Payment, or any other payment or benefit under any other plan, agreement or arrangement that, either individually or in combination, for purposes of Code Section 280G (in the aggregate, “Total Payments”), would constitute an “excess parachute payment” within the meaning of Section 280G of the Code that is subject to the Tax imposed by Section 4999 of the Code, then the amounts of the CIC Payment and such other payments or benefits shall be reduced such that the value of the Total Payments that each counterparty is entitled to receive shall be $1.00 less than the maximum amount which the counterparty may receive without becoming subject to the excise Tax or resulting in a disallowance of a deduction of the payment of such amount under Section 280G of the Code.
Section 7.7   Takeover Laws.   If any “moratorium,” “control share,” “fair price,” “affiliate transaction,” “business combination” or other anti-takeover Legal Requirement is or may become applicable to the Merger, the parties shall use their respective reasonable best efforts to (a) take such actions as are reasonably necessary so that the transactions contemplated hereunder may be consummated as promptly as practicable on the terms contemplated by this Agreement and (b) otherwise take all such actions as are reasonably necessary to eliminate or minimize the effects of any such Legal Requirement on the Merger and the transactions contemplated by this Agreement.
Section 7.8   Stockholder Litigation.   Each of the Company and Acquiror shall give the other the reasonable opportunity to consult concerning the defense of any stockholder litigation against the Company or Acquiror, as applicable, or any of their respective directors or officers relating to the Contemplated Transactions.
ARTICLE 8
CONDITIONS PRECEDENT TO OBLIGATIONS OF ACQUIROR
The obligations of Acquiror to consummate the Contemplated Transactions and to take the other actions required to be taken by Acquiror at the Closing are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Acquiror in whole or in part):
Section 8.1   Accuracy of Representations and Warranties.   For purposes of this Section 8.1,the accuracy of the representations and warranties of the Company set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Closing Date (or such other date(s) as specified, to the extent any representation or warranty speaks as of a specific date). The representations and warranties (i) set forth in Section 3.1(a), Section 3.3 and Section 3.5(a) shall be true and correct in all respects (except for inaccuracies which are de minimis in amount and effect); and (ii) set forth in this Agreement (other than those specified in clause (i)) disregarding any exception or qualification as to materiality or Material Adverse Effect shall be true and correct in all respects, except in the case of this clause (ii) where any such failures to be so true and correct individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect on the Company, in each of the foregoing clauses (i) and (ii), as of the date hereof and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties are expressly made as of an earlier date, in which case as of such earlier date.
Section 8.2   Performance by the Company.   The Company shall have performed or complied in all material respects with all of the covenants and obligations to be performed or complied with by it under the terms of this Agreement on or prior to the Closing Date.

Section 8.3   Stockholder Approval.   The Company Stockholder Approval shall have been obtained.
Section 8.4   No Proceedings, Injunctions or Restraints; Illegality.   Since the date of this Agreement, there must not have been commenced or threatened any Proceeding: (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions, or (b) that may have the effect of any Order preventing, delaying or, making illegal or otherwise interfering with any of the Contemplated Transactions, in either case that would reasonably be expected by the Acquiror Board to have a Material Adverse Effect on the Surviving Entity. No Order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or any of the other Contemplated Transactions shall be in effect. No statute, rule, regulation, Order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Authority which prohibits or makes illegal consummation of the Merger.
Section 8.5   Regulatory Approvals.   All Requisite Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated and no such Requisite Regulatory Approval shall have imposed, as a result of any unforeseeable issue, a restriction or condition on, or requirement of, such approval that would, after the Effective Time, reasonably be expected by the Acquiror Board to materially restrict or burden, or impair in any material respect the benefits of the Contemplated Transactions to, or require a materially burdensome modification of, the businesses, activities, governance, legal structure, capital structure, or compensation or fee arrangements of the Surviving Entity or its Subsidiaries.
Section 8.6   Mortgage Subsidiary.   The Company shall have completed the Mortgage Subsidiary Disposition, as provided for in Section 5.15.
Section 8.7   Registration Statement.   The Registration Statement shall have become effective under the Securities Act. No stop order shall have been issued or threatened by the SEC that suspends the effectiveness of the Registration Statement, and no Proceeding shall have been commenced or be pending or threatened for such purpose.
Section 8.8   Officers’ Certificate.   Acquiror shall have received a certificate signed on behalf of the Company by an executive officer of the Company certifying as to the matters set forth in Section 8.1 and Section 8.2.
Section 8.9   No Material Adverse Effect.   From the date of this Agreement to the Closing, there shall be and have been no change in the financial condition, assets or business of the Company or any of its Subsidiaries that has had or would reasonably be expected to have a Material Adverse Effect on the Company or any of its Subsidiaries.
Section 8.10   Tax Opinion.   Acquiror shall have received a written opinion of Vedder Price P.C., Tax counsel to Acquiror, or other counsel having a generally recognized national Tax practice, in form and substance reasonably satisfactory to the Company and Acquiror, dated as of the Closing Date, substantially to the effect that: (a) the Merger, together with the Mid-Tier Merger, will constitute a reorganization within the meaning of Section 368(a) of the Code; and (b) the Company and Acquiror will each be a party to such reorganization within the meaning of Section 368(b) of the Code.
Section 8.11   Appraisal Rights.   The total number of outstanding shares of Company Common Stock with respect to which the holders thereof have duly exercised their appraisal rights under the DGCL shall not exceed five percent (5%) of the outstanding shares of Company Common Stock.
Section 8.12   Other Documents.   The Company shall have delivered to Acquiror all other instruments and documents that Acquiror or its counsel may reasonably request to effectuate the Contemplated Transactions.
ARTICLE 9
CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE COMPANY
The obligations of the Company to consummate the Contemplated Transactions and to take the other actions required to be taken by the Company at the Closing are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Company, in whole or in part):

Section 9.1   Accuracy of Representations and Warranties.   For purposes of this Section 9.1, the accuracy of the representations and warranties of the Acquiror set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Closing Date (or such other date(s) as specified, to the extent any representation or warranty speaks as of a specific date). The representations and warranties (i) set forth in Section 4.1, Section 4.3 and Section 4.5 shall be true and correct in all respects (except for inaccuracies that are de minimis in amount and effect) and (ii) set forth in this Agreement (other than those referred to in clause (i)), disregarding any exception or qualification as to materiality or Material Adverse Effect, shall be true and correct in all respects, except in the case of this clause (ii) where any such failures to be so true and correct individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect on Acquiror, in each of the foregoing clauses (i) and (ii), as of the date hereof and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties are expressly made as of an earlier date, in which case as of such earlier date.
Section 9.2   Performance by Acquiror.   Acquiror shall have performed or complied in all material respects with all of the covenants and obligations to be performed or complied with by it under the terms of this Agreement on or prior to the Closing Date.
Section 9.3   Stockholder Approval.   The Company Stockholder Approval shall have been obtained.
Section 9.4   No Proceedings; No Injunctions or Restraints; Illegality.   Since the date of this Agreement, there must not have been commenced or threatened any Proceeding: (a) involving any challenges to, or seeking damages or other relief in connection with, any of the Contemplated Transactions; or (b) that may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Contemplated Transactions, in either case that would reasonably be expected by the Company Board to have a Material Adverse Effect on the Surviving Entity. No Order, injunction, or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or any of the other Contemplated Transactions shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Authority which prohibits or makes illegal consummation of the Merger.
Section 9.5   Regulatory Approvals.   All Requisite Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated and no such Requisite Regulatory Approval shall have imposed, as a result of any unforeseeable issue, a restriction or condition on, or requirement of, such approval that would, after the Effective Time, reasonably be expected by the Company Board to materially restrict or burden, or impair in any material respect the benefits of the Contemplated Transactions to, or require a materially burdensome modification of, the businesses, activities, governance, legal structure, capital structure, or compensation or fee arrangements of the Surviving Entity.
Section 9.6   Registration Statement.   The Registration Statement shall have become effective under the Securities Act. No stop order shall have been issued or threatened by the SEC that suspends the effectiveness of the Registration Statement, and no Proceeding shall have been commenced or be pending or threatened for such purpose.
Section 9.7   Officers’ Certificate.   The Company shall have received a certificate signed on behalf of Acquiror by an executive officer of Acquiror certifying as to the matters set forth in Section 9.1 and Section 9.2.
Section 9.8   Tax Opinion.   The Company shall have received a written opinion of Barack Ferrazzano Kirschbaum & Nagelberg LLP, Tax counsel to the Company, or other counsel having a generally recognized national Tax practice in form and substance reasonably satisfactory to the Company and Acquiror, dated as of the Closing Date, substantially to the effect that: (a) the Merger, together with the Mid-Tier Merger, will constitute a reorganization within the meaning of Section 368(a) of the Code; and (b) the Company and Acquiror will each be a party to such reorganization within the meaning of Section 368(b) of the Code.
Section 9.9   FIRPTA Certificate.   The Company shall have delivered to Acquiror a properly executed statement from the Company that meets the requirements of Treasury Regulations Sections 1.1445-2(c)(3) and 1.897-2(h)(1), dated as of the Closing Date in a form and substance reasonable to Acquiror.

Section 9.10   Stock Exchange Listing.   Acquiror shall have filed with the NASDAQ Global Select Market a notification form for the listing of all shares of Acquiror Common Stock to be delivered in the Merger, and the NASDAQ Global Select Market shall not have objected to the listing of such shares of Acquiror Common Stock.
Section 9.11   No Material Adverse Effect.   From the date of this Agreement to the Closing, there shall be and have been no change in the financial condition, assets or business of Acquiror or any of its Subsidiaries that has had or would reasonably be expected to have a Material Adverse Effect on Acquiror or any of its Subsidiaries.
Section 9.12   Other Documents.   Acquiror shall have delivered to the Company all other instruments and documents that the Company or its counsel may reasonably request to effectuate the Contemplated Transactions.
ARTICLE 10
TERMINATION
Section 10.1   Termination of Agreement.   This Agreement may be terminated only as set forth below, whether before or after approval of the matters presented in connection with the Merger by the stockholders of the Company or Acquiror:
(a)   by mutual consent of the Acquiror Board and the Company Board, each evidenced by appropriate written resolutions;
(b)   by Acquiror if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (except for breaches of Section 5.4 or Section 5.9, which are separately addressed in Section 10.1(g) and (h), respectively), which breach or failure to perform, either individually or together with other such breaches, in the aggregate, if occurring or continuing on the date on which the Closing would otherwise occur, would result in the failure of any of the conditions set forth in Article 8 and such breach or failure to perform has not been or cannot be cured on or prior to the earlier of two (2) Business Days prior to the Termination Date and thirty (30) days (or, in the case of the Company’s obligations under Section 1.2, five (5) days) following written notice to the party committing such breach, making such untrue representation and warranty, or failing to perform; provided that neither Acquiror nor MergerCo shall then have breached or failed to perform in a manner that would permit the Company to terminate this Agreement pursuant to Section 10.1(c);
(c)   by the Company if Acquiror or MergerCo shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform, either individually or together with other such breaches, in the aggregate, if occurring or continuing on the date on which the Closing would otherwise occur, would result in the failure of any of the conditions set forth in Article 9 and such breach or failure to perform has not been or cannot be cured on or prior to the earlier of two (2) Business Days prior to the Termination Date and thirty (30) days (or, in the case of Acquiror’s and MergerCo’s obligations under Section 1.2, five (5) days) following written notice to the party committing such breach, making such untrue representation and warranty, or failing to perform, provided that the Company shall not then have breached or failed to perform in a manner that would permit Acquiror to terminate this Agreement pursuant to Section 10.1(b);
(d)   by Acquiror or the Company if: (i) any Regulatory Authority that must grant a Requisite Regulatory Approval has denied approval of any of the Contemplated Transactions and such denial has become final and non-appealable; (ii) any application, filing or notice for a Requisite Regulatory Approval has been permanently withdrawn at the request or recommendation of the applicable Regulatory Authority; or (iii) the Company Stockholder Approval is not obtained following the Company Stockholders’ Meeting; provided, however, that the right to terminate this Agreement under this Section 10.1(d) shall not be available to a party whose failure (or the failure of any of its Affiliates) to fulfill any of its obligations (excluding warranties and representations) under this Agreement has been the cause of or resulted in the occurrence of any event described in clauses (i) and (ii) above;

(e)   by Acquiror or the Company if the Effective Time shall not have occurred at or before June 30, 2027 (the “Termination Date”); provided, however, that the Termination Date shall be extended to September 30, 2027 if as of June 15, 2027 any of the Requisite Regulatory Approvals shall not have been obtained; provided, further, the right to terminate this Agreement under this Section 10.1(e) shall not be available to any party to this Agreement whose failure to fulfill any of its obligations (excluding warranties and representations) under this Agreement has been the cause of or resulted in the failure of the Effective Time to occur on or before such date and such failure constitutes a material breach of this Agreement;
(f)   by Acquiror or the Company if any court of competent jurisdiction or other Regulatory Authority shall have issued a judgment, Order, injunction, rule or decree, or taken any other action restraining, enjoining or otherwise prohibiting any of the Contemplated Transactions and such judgment, Order, injunction, rule, decree or other action shall have become final and non-appealable;
(g)   by the Company pursuant to Section 5.9;
(h)   by Acquiror if the Company makes a Company Adverse Recommendation; or
(i)   by the Acquiror pursuant to Section 5.12(c).
Section 10.2   Effect of Termination or Abandonment.   In the event of the termination of this Agreement and the abandonment of the Merger pursuant to Section 10.1, this Agreement shall become null and void, and there shall be no liability of one party to the other or any restrictions on the future activities on the part of any party to this Agreement, or its respective directors, officers or stockholders, except that: (a) the Confidentiality Agreement, this Section 10.2, Section 10.3 and Article 11 shall survive such termination and abandonment; and (b) no such termination shall relieve the breaching party from liability resulting from its fraud or any willful and material breach by that party of this Agreement, in which case the breaching party shall remain liable to the non-breaching party for damages.
Section 10.3   Fees and Expenses.
(a)   Except as otherwise provided in this Section 10.3, all fees and expenses incurred in connection with this Agreement, the Merger and the other Contemplated Transactions shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, except that the expenses incurred in connection with the filing, printing and mailing of the Proxy Statement, and all filing and other fees paid to the SEC, in each case in connection with the Merger (other than attorneys’ fees, accountants’ fees and related expenses), shall be borne by Acquiror.
(b)   If this Agreement is terminated by the Company pursuant to Section 10.1(g) or by Acquiror pursuant to Section 10.1(h), then the Company shall pay to Acquiror, within two (2) Business Days after such termination, the amount of $7,250,000 (the “Termination Fee”) by wire transfer of immediately available funds to such account as Acquiror shall designate.
(c)   If, after the date of this Agreement and prior to the termination of this Agreement, a bona fide Acquisition Proposal shall have been made known to senior management of the Company or has been made directly to its stockholders generally, or any Person shall have publicly announced (and not withdrawn) an Acquisition Proposal with respect to the Company, and (i) thereafter this Agreement is terminated by Acquiror pursuant to Section 10.1(b) as a result of a material breach and (ii) within twelve (12) months after such termination the Company shall have entered into a definitive written agreement with any Person (other than Acquiror and its Affiliates) with respect to such Acquisition Proposal, the Company shall pay to Acquiror, within ten (10) Business Days after the execution of such definitive agreement, the Termination Fee (less the amount of funds, if any, previously paid by the Company to Acquiror pursuant to Section 10.3(b)) by wire transfer of immediately available funds to such account as Acquiror shall designate; provided, however, that for purposes of this paragraph, “Acquisition Proposal” has the meaning ascribed thereto in Section 12.1(k), except that references in that Section to “fifteen percent (15%)” shall be replaced by “fifty percent (50%).”
(d)   All payments made pursuant to this Section 10.3 shall constitute liquidated damages and, except as provided in Section 10.2 in the case of fraud or willful and material breach of this Agreement,

and except for a party’s rights pursuant to Section 11.10, the receipt thereof shall be the sole and exclusive remedy of the receiving party against the party making such payment, its Affiliates and their respective directors, officers and stockholders for any claims arising out of or relating in any way to this Agreement or the transactions contemplated herein. Further, neither the Company nor Acquiror shall be required to pay the Termination Fee on more than one occasion.
ARTICLE 11
MISCELLANEOUS
Section 11.1   Survival.   Except for covenants that are expressly to be performed after the Closing, none of the representations, warranties and covenants contained herein shall survive beyond the Closing.
Section 11.2   Governing Law; Venue; Waiver of Jury Trial.   All questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement shall be governed by the internal laws of the State of Illinois applicable to Contracts made and to be performed in such state without regard to conflicts of laws. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts located in Illinois solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waives, and agrees not to assert, as a defense in any action, suit or Proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or Proceeding may not be brought or is not maintainable in said court or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such court, and the parties hereto irrevocably agree that all claims with respect to such action or Proceeding shall be heard and determined in such court. The parties hereby consent to and grant any such court jurisdiction over the Person of such parties and agree that mailing of process or other papers in connection with any such action or Proceeding in the manner provided under Section 11.6 or in such other manner as may be permitted by applicable Legal Requirements shall be valid and sufficient service thereof. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, TO IT THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH HEREIN.
Section 11.3   Assignments, Successors and No Third-Party Rights.   Neither party to this Agreement may assign any of its rights under this Agreement (whether by operation of law or otherwise) without the prior written consent of the other party. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement and every representation, warranty, covenant, agreement and provision hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except for Section 6.4, nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 11.5 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.
Section 11.4   Modification.   This Agreement may be amended, modified or supplemented by the parties at any time before or after the Company Stockholder Approval is obtained; provided, however, that after the Company Stockholder Approval is obtained, there may not be, without further approval of the Company’s stockholders, any amendment of this Agreement that requires further stockholder approval under applicable Legal Requirements. This Agreement may not be amended, modified or supplemented except by an instrument in writing signed on behalf of each of the parties.
Section 11.5   Extension of Time; Waiver.   At any time prior to the Effective Time, the parties may, to the extent permitted by applicable Legal Requirements: (a) extend the time for the performance of any of the obligations or other acts of the other party; (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement; or (c) waive compliance with or amend, modify or supplement any of the agreements or conditions contained in this Agreement which are for the benefit of the waiving party. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. Except as provided in Article 10, the rights and remedies of the parties to this Agreement are cumulative and not alternative. To the maximum extent permitted by applicable Legal Requirements: (i) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (ii) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (iii) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.
Section 11.6   Notices.   All notices, consents, waivers and other communications under this Agreement shall be in writing (which shall include facsimile communication and electronic mail) and shall be deemed to have been duly given if delivered by hand or by nationally recognized overnight delivery service (receipt requested), mailed by registered or certified U.S. mail (return receipt requested) postage prepaid or sent by electronic mail (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):
If to Acquiror, to:
HBT Financial, Inc.
401 N. Hershey Road
Bloomington, Illinois 61704
Telephone:
(309) 664-8902

Attention:
J. Lance Carter, President and Chief Executive Officer

E-Mail:
lcarter@hbtbank.com

with copies, which shall not constitute notice, to:
Vedder Price P.C.
222 North LaSalle Street
Suite 2600
Chicago, Illinois 60601
Telephone:
(312) 609-7741

Attention:
Mark C. Svalina

E-Mail:
msvalina@vedder.com

If to the Company, to:
Tri-County Financial Group, Inc.
706 Washington Street
Mendota, Illinois 61342
Telephone:
(815) 538-2265

Attention:
Kirk L. Ross, President and Chief Executive Officer

E-Mail:
kross@firststatebank.biz

with copies, which shall not constitute notice, to:
Barack Ferrazzano Kirschbaum & Nagelberg LLP
200 West Madison Street
Suite 3900
Chicago, Illinois 60606
Telephone:
(312) 629-7329

Attention:
Robert M. Fleetwood

E-Mail:
robert.fleetwood@bfkn.com

or to such other Person or place as the Company shall furnish to Acquiror or Acquiror shall furnish to the Company in writing. Except as otherwise provided herein, all such notices, consents, waivers and other communications shall be effective: (a) if delivered by hand, when delivered; (b) if delivered by overnight delivery service, on the next Business Day after deposit with such service; (c) if mailed in the manner provided in this Section 11.6, three (3) Business Days after deposit with the U.S. Postal Service; and (d) if delivered by electronic mail, on the next Business Day.
Section 11.7   Entire Agreement.   This Agreement, the Schedules and any documents executed by the parties pursuant to this Agreement and referred to herein, together with the Confidentiality Agreement, constitute the entire understanding and agreement of the parties hereto and supersede all other prior agreements and understandings, written or oral, relating to such subject matter between the parties.
Section 11.8   Severability.   Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Legal Requirements, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Legal Requirements, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement unless the consummation of the Contemplated Transactions is adversely affected thereby.
Section 11.9   Further Assurances.   The parties agree: (a) to furnish upon request to each other such further information; (b) to execute and deliver to each other such other documents; and (c) to do such other acts and things; all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.
Section 11.10   Specific Performance.   The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate; and (b) any requirement under any Legal Requirement to post security as a prerequisite to obtaining equitable relief.
Section 11.11   Counterparts.   This Agreement and any amendments thereto may be executed in any number of counterparts (including by facsimile or other electronic means), each of which shall be deemed an original, but all of which together shall constitute one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart.

Section 11.12 Confidential Supervisory Information.   Notwithstanding any other provision of this Agreement, no disclosure, representation or warranty shall be made (or other action taken) pursuant to this Agreement that would involve the disclosure of confidential supervisory information (including confidential supervisory information as defined in 12 C.F.R. Section 261.2(c) and as identified in 12 C.F.R. Section 309.5(g)(8)) of a Regulatory Authority by any party to this Agreement to the extent prohibited by applicable law. To the extent legally permissible, appropriate substitute disclosures or actions shall be made or taken under circumstances in which the limitations of the preceding sentence apply.
ARTICLE 12
DEFINITIONS
Section 12.1   Definitions.   In addition to those terms defined throughout this Agreement, the following terms, when used herein, shall have the following meanings:
(a)   “Acquiror Bank” means Heartland Bank and Trust Company, an Illinois state chartered bank headquartered in Bloomington, Illinois, and a wholly owned Subsidiary of Acquiror.
(b)   “Acquiror Benefit Plan” means any: (i) qualified or nonqualified “employee pension benefit plan” (as defined in Section 3(2) of ERISA) or other deferred compensation or retirement plan or arrangement; (ii) “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) or other health, welfare or similar plan or arrangement; (iii) “employee benefit plan” (as defined in Section 3(3) of ERISA); (iv) equity-based plan or arrangement (including any stock option, stock purchase, stock ownership, stock appreciation, restricted stock, restricted stock unit, phantom stock or similar plan, agreement or award); (v) other compensation, severance, bonus, profit-sharing or incentive plan or arrangement; or (vi) change in control agreement or employment or severance agreement, in each case with respect to clauses (i) through (vi) of this definition, that are maintained by, sponsored by, contributed to, or required to be contributed to, by Acquiror or any of its Subsidiaries for the benefit of any current or former employee, officer or director of Acquiror or any of its Subsidiaries, or any beneficiary thereof.
(c)   “Acquiror Board” means the board of directors of Acquiror.
(d)   “Acquiror Bylaws” means the Amended and Restated Bylaws of Acquiror, as amended.
(e)   “Acquiror Capital Stock” means the Acquiror Common Stock and the Acquiror Preferred Stock, collectively.
(f)   “Acquiror Certificate of Incorporation” means the Restated Certificate of Incorporation of Acquiror.
(g)   “Acquiror Common Stock” means the common stock, $0.01 par value per share, of Acquiror.
(h)   “Acquiror ERISA Affiliate” means each “person” (as defined in Section 3(9) of ERISA) that is treated as a single employer with Acquiror or any of its Subsidiaries for purposes of Section 414 of the Code.
(i)   “Acquiror SEC Reports” means the annual, quarterly and other reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) filed or furnished by Acquiror with the SEC under the Securities Act, the Exchange Act or the regulations thereunder, since January 1, 2021.
(j)   “Acquiror Stock Issuance” means the issuance of the Acquiror Common Stock pursuant to this Agreement.
(k)   “Acquisition Proposal” means a tender or exchange offer to acquire more than fifteen percent (15%) of the voting power in the Company or any of its Subsidiaries, a proposal for a merger, consolidation or other business combination involving the Company or any of its Subsidiaries or any other proposal or offer to acquire in any manner more than fifteen percent (15%) of the voting power in, or more than fifteen percent (15%) of the business, assets or deposits of, the Company or any of its

Subsidiaries, other than the transactions contemplated hereby and other than any sale of whole loans and securitizations in the Ordinary Course of Business.
(l)   “Affiliate” means, with respect to any specified Person, any other Person directly or indirectly Controlling, Controlled by or under common Control with, such specified Person.
(m)   “Bank” means First State Bank, an Illinois state-chartered and non-member bank headquartered in Mendota, Illinois, and a wholly owned Subsidiary of the Company.
(n)   “Bank Merger” means the merger of the Bank with and into, and under the charter of, Acquiror Bank.
(o)   “Business Day” means any day except Saturday, Sunday and any day on which banks in Bloomington, Illinois are authorized or required by law or other government action to close.
(p)   “Call Report” shall mean the quarterly reports of income and condition filed by the Bank with Regulatory Authorities.
(q)   “Closing Acquiror Common Stock Price” means the volume weighted average of the daily closing sales prices of a share of Acquiror Common Stock as reported on the NASDAQ Global Select Market for the ten (10) consecutive trading days immediately preceding the Closing Date.
(r)   “Code” means the Internal Revenue Code of 1986, as amended.
(s)   “Company Benefit Plan” means any: (i) qualified or nonqualified “employee pension benefit plan” (as defined in Section 3(2) of ERISA) or other deferred compensation or retirement plan or arrangement; (ii) “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) or other health, welfare or similar plan or arrangement; (iii) “employee benefit plan” (as defined in Section 3(3) of ERISA); (iv) equity-based compensation plan or arrangement (including any stock option, stock purchase, stock ownership, stock appreciation, restricted stock, restricted stock unit, phantom stock or similar plan, agreement or award); (v) other compensation, severance, bonus, deferred compensation, profit-sharing or incentive plan or arrangement; or (vi) change-in-control agreement or employment or severance agreement, in each case with respect to clauses (i) through (vi) of this definition, that are maintained by, sponsored by, contributed to or required to be contributed to by the Company or any of its Subsidiaries for the benefit of any current or former employee, officer or director of the Company or any of its Subsidiaries, or any beneficiary thereof.
(t)   “Company Board” means the board of directors of the Company.
(u)   “Company Bylaws” means the Bylaws of the Company, as amended.
(v)   “Company Capital Stock” means the Company Common Stock and the Company Preferred Stock.
(w)   “Company Certificate of Incorporation” means the Certificate of Incorporation of the Company, as amended.
(x)   “Company Common Stock” means both the Company Voting Common Stock and the Company Non-Voting Common Stock.
(y)   “Company ERISA Affiliate” means each “person” (as defined in Section 3(9) of ERISA) that is treated as a single employer with the Company or any of its Subsidiaries for purposes of Section 414 of the Code.
(z)   “Company Non-Voting Common Stock” means the non-voting common stock, $1.00 par value per share, of the Company.
(aa)   “Company Preferred Stock” means the preferred stock, no par value per share, of the Company.
(bb)   “Company Real Estate” means all interests in real property owned by the Company and the Bank, including OREO listed on Schedule 12.1(bb) of the Company Disclosure Schedules.

(cc)   “Company Stock Plan” means the Tri-County Financial Group, Inc. Stock Option Plan, as amended, and any successor plan to each such plan.
(dd)   “Company Stockholder Approval” means the adoption and approval of this Agreement by the stockholders of the Company, in accordance with the DGCL and the Company Certificate of Incorporation.
(ee)   “Company Voting Common Stock” means the voting common stock, $1.00 par value per share, of the Company.
(ff)   “Constituent Documents” means the charter or certificate or certificate of incorporation and by-laws of a corporation or banking organization, the certificate of partnership and partnership agreement of a general or limited partnership, the certificate of formation and limited liability company agreement or operating agreement of a limited liability company, the trust agreement of a trust and the comparable documents of other entities.
(gg)   “Contemplated Transactions” means all of the transactions contemplated by this Agreement, including: (i) the Merger; (ii) the Mid-Tier Merger; (iii) the Bank Merger; (iv) the performance by Acquiror and the Company of their respective covenants and obligations under this Agreement; and (v) Acquiror’s issuance of shares of Acquiror Common Stock pursuant to the Registration Statement and cash in exchange for shares of Company Common Stock.
(hh)   “Contract” means any agreement, contract, obligation, promise or understanding (whether written or oral and whether express or implied): (i) under which a Person has or may acquire any rights; (ii) under which such Person has or may become subject to any obligation or liability; or (iii) by which such Person or any of the assets owned or used by such Person is or may become bound.
(ii)   “Control,” “Controlling” or “Controlled,” when used with respect to any specified Person, means the power to vote twenty-five percent (25%) or more of any class of voting securities of a Person, the power to control in any manner the election of a majority of the directors or partners of such Person, or the power to exercise a controlling influence over the management or policies of such Person.
(jj)   “CRA” means the Community Reinvestment Act, as amended.
(kk)   “Deposit Insurance Fund” means the fund that is maintained by the FDIC to allow it to make up for any shortfalls from a failed depository institution’s assets.
(ll)   “Derivative Transactions” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, prices, values, or other financial or nonfinancial assets, credit-related events or conditions or any indexes, or any other similar transaction or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.
(mm)   “DGCL” means the General Corporation Law of the State of Delaware, as amended.
(nn)   “DOL” means the U.S. Department of Labor.
(oo)   “Environment” means surface or subsurface soil or strata, surface waters and sediments, navigable waters, groundwater, drinking water supply and ambient air.
(pp)   “Environmental Laws” means any federal, state or local law, statute, ordinance, rule, regulation, code, Order, permit or other legally binding requirement applicable to the business or assets of the Company or any of its Subsidiaries that imposes liability or standards of conduct with respect to the Environment and/or Hazardous Materials.
(qq)   “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(rr)   “Exchange Act” means the Securities Exchange Act of 1934, as amended.
(ss)   “FDIC” means the Federal Deposit Insurance Corporation.
(tt)   “Federal Reserve” means the Board of Governors of the Federal Reserve System or the appropriate Federal Reserve Bank acting under delegated authority.
(uu)   “GAAP” means generally accepted accounting principles in the U.S., consistently applied.
(vv)   “Governmental Authority” means any governmental, regulatory or administrative body, agency, commission, board, or authority, including any Regulatory Authority, or any court or judicial authority, to which a party, by the nature of its activities, is subject, whether international, national, federal, state or local.
(ww)   “Hazardous Materials” means any hazardous, toxic or dangerous substance, waste, contaminant, pollutant, gas or other material that is classified as such under Environmental Laws or is otherwise regulated under Environmental Laws.
(xx)   “Immediate Family Member” means a Person’s spouse, parents, stepparents, children, stepchildren, mothers- and fathers-in-law, sons- and daughters-in-law, siblings, brothers- and sisters-in-law, and any other Person (other than a tenant or employee) sharing such Person’s household.
(yy)   “IRS” means the U.S. Internal Revenue Service.
(zz)   “Knowledge” means the actual knowledge of those individuals set forth in Section 12.1(zz) of the Company Disclosure Schedules, with respect to the Company, and Section 12.1(zz) of the Acquiror Disclosure Schedules, with respect to Acquiror. For purposes of this definition, the individuals set forth in such schedule shall be deemed to have actual knowledge of facts that would be reasonably expected to come to the attention of such individual in the course of the management reporting practices of the Company or Acquiror, as applicable.
(aaa)   “Legal Requirement” means any federal, state, local, municipal, foreign, international, multinational or other Order, constitution, law, ordinance, regulation, rule, policy statement, directive, statute or treaty, or interpretation of any of the foregoing, or any other request or requirement of any Governmental Authority.
(bbb)   “Lien” means, with respect to any property or asset, any mortgage, deed of trust, lien, license, pledge, charge, security interest, encumbrance, covenant, easement, right of way, restriction on disposition or transfer, voting or other similar agreement, or other adverse claim, limitation or restriction of any kind in respect of such property or asset. For the purposes of this Agreement, a Person shall be deemed to own, subject to a Lien, any property or asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.
(ccc)   “Material Adverse Effect” means, with respect to the Company or Acquiror, any fact, circumstance, change, event or effect that, either individually or in the aggregate with any other fact, circumstance, change, event or effect: (i) is or would reasonably be expected to have a material adverse effect on the capital, financial condition, results of operations or business of the Company and its Subsidiaries, taken as a whole, or Acquiror and its Subsidiaries, taken as a whole, respectively, excluding (with respect to each of clauses (A), (B), (C), (D) or (E) below, only to the extent that the effect of a change on it is not materially different than on comparable banking organizations organized and operated in the United States or any state therein (in which case only the incremental materially disproportionate effect may be taken into account in determining whether there has been a Material Adverse Effect)) the impact of (A) changes in banking and other laws of general applicability or changes in the interpretation thereof by Governmental Authorities, (B) changes in GAAP, SEC, or regulatory accounting requirements applicable to banking services organizations generally, (C) changes in the credit markets, prevailing interest rates, rates of inflation or other general economic or business conditions generally affecting banking organizations operating in the United States or any state therein, (D) changes in global, national or regional political conditions (including war or acts of terrorism), (E) volcanoes, tsunamis, pandemics, earthquakes, floods, storms, hurricanes, tornadoes or other natural disasters,

(F) actions or omissions of a party to this Agreement that are expressly required or expressly permitted by this Agreement or taken upon the written request or with the prior written consent of the other party to this Agreement in contemplation of the transactions contemplated hereby, or (G) the public disclosure of this Agreement or the transactions contemplated hereby or the consummation thereof, including the impacts thereof on relationships with customers and employees; or (ii) would, or would reasonably be expected to, prevent or materially delay the consummation of the Merger, or materially impair the ability of the party to perform its obligations under this Agreement.
(ddd)   “Mortgage Agency” means the Federal National Mortgage Corporation, the Federal Home Loan Mortgage Corporation, the Federal Housing Administration, the Veterans Administration, Government National Mortgage Association and any insurer, investor or other regulatory agency, government-sponsored enterprise or similar organization or authority.
(eee)   “Mortgage Loan” means any United States individual one-to-four family residential mortgage loan or other extension of credit for a personal, family, or household use secured by a Lien on United States residential real property of a borrower.
(fff)   “NASDAQ Rules” means the listing rules of the NASDAQ Global Select Market.
(ggg)   “Order” means any award, decision, injunction, judgment, order, ruling, extraordinary supervisory letter, policy statement, memorandum of understanding, resolution, agreement, directive, subpoena or verdict entered, issued, made, rendered or required by any court, administrative or other governmental agency, including any Regulatory Authority, or by any arbitrator.
(hhh)   “Ordinary Course of Business” shall include any action or omission taken by a Person only if such action or omission is consistent with the past practices of such Person and is similar in nature and magnitude to actions customarily taken in the ordinary course of the normal operations of such Person, or otherwise commercially reasonable in nature and magnitude.
(iii)   “OREO” means real estate owned by a Person and designated as “other real estate owned.”
(jjj)   “OTCQX” means the OTCQX Best Market, a tier of the over-the-counter stock markets operated by OTC Markets Group Inc., or any successor marketplace or service of such entity.
(kkk)   “Outstanding Company Shares” means the shares of Company Common Stock issued and outstanding immediately prior to the Effective Time.
(lll)   “PBGC” means the U.S. Pension Benefit Guaranty Corporation.
(mmm)   “Person” means any individual, corporation (including any nonprofit corporation), general or limited partnership, limited liability company, foundation, joint venture, estate, trust, association, organization, labor union or other entity or Regulatory Authority.
(nnn)   “Proceeding” means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any judicial or Governmental Authority, including a Regulatory Authority, or arbitrator.
(ooo)   “Proxy Statement” means a proxy statement prepared by the Company for use in connection with the Company Stockholders’ Meeting, all in accordance with the rules and regulations of the SEC.
(ppp)   “Registration Statement” means a registration statement on Form S-4 or other applicable form under the Securities Act covering the shares of Acquiror Common Stock to be issued pursuant to this Agreement, which shall include the Proxy Statement.
(qqq)   “Regulatory Authority” means any federal, state or local governmental body, agency, court or authority, or any Mortgage Agency that, under applicable Legal Requirements: (i) has supervisory, judicial, administrative, police, enforcement, taxing or other power or authority over the Company, Acquiror, or any of their respective Subsidiaries; (ii) is required to approve, or give its consent to, the Contemplated Transactions; or (iii) with which a filing must be made in connection therewith.

(rrr)   “Remediation Cost” means the estimated total cost for completing all necessary work plans or removal or remediation actions with respect to any Phase I or Phase II report with respect to real property in which the Company or the Bank holds any interest.
(sss)   “Representative” means with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.
(ttt)   “Requisite Regulatory Approvals” means all necessary documentation, applications, notices, petitions, filings, permits, consents, approvals and authorizations from all applicable Regulatory Authorities for approval of the Contemplated Transactions, other than the Bank Merger.
(uuu)   “SEC” means the Securities and Exchange Commission.
(vvv)   “Securities Act” means the Securities Act of 1933, as amended.
(www)   “Stock Consideration Cash Value” means the volume weighted average closing price of Acquiror Common Stock on the NASDAQ Global Select Market over the ten (10) trading days ending on the fifth (5th) trading day prior to the Effective Time multiplied by the Exchange Ratio.
(xxx)   “Subsidiary” with respect to any Person means an Affiliate controlled by such Person directly or indirectly through one or more intermediaries.
(yyy)   “Superior Proposal” means a bona fide written Acquisition Proposal (with all references to “fifteen percent (15%)” in the definition of Acquisition Proposal being treated as references to “fifty percent (50%)” for these purposes) which the Company Board concludes in good faith to be more favorable from a financial point of view to its stockholders than the Merger and the other transactions contemplated hereby, (i) after receiving the advice of its financial advisors (which shall be D.A. Davidson & Co. or any nationally recognized investment banking firm), (ii) after taking into account the likelihood and timing of consummation of the proposed transaction on the terms set forth therein (as compared to, and with due regard for, the terms herein) and (iii) after taking into account all legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory (including the advice of outside counsel regarding the potential for regulatory approval of any such proposal) and other aspects of such proposal and any other relevant factors permitted under applicable Legal Requirements.
(zzz)   “Tax” means any tax (including any income tax, franchise tax, capital gains tax, value-added tax, sales tax, excise tax, property tax, escheat tax, use tax, payroll tax, gift tax or estate tax), levy, assessment, tariff, duty (including any customs duty), deficiency or other fee, and any related charge or amount (including any fine, penalty, interest or addition to tax), imposed, assessed or collected by or under the authority of any Regulatory Authority or payable pursuant to any tax-sharing agreement or any other Contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency or fee.
(aaaa)   “Tax Return” means any return (including any information return and any amended return), report, statement, schedule, notice, form or other document or information filed with or submitted to, or required to be filed with or submitted to, any Regulatory Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.
(bbbb)   “Transition Date” means, with respect to any Covered Employee, the date Acquiror commences providing benefits to such employee with respect to each New Plan.
(cccc)   “Treasury Regulations” means the final and temporary regulations promulgated under the Code by the U.S. Department of the Treasury.
(dddd)   “U.S.” means the United States of America.

Section 12.2   Principles of Construction.
(a)   In this Agreement, unless otherwise stated or the context otherwise requires, the following uses apply: (i) actions permitted under this Agreement may be taken at any time and from time to time in the actor’s sole discretion; (ii) references to a statute shall refer to the statute and any successor statute, and to all regulations promulgated under or implementing the statute or its successor, as in effect at the relevant time; (iii) in computing periods from a specified date to a later specified date, the words “from” and “commencing on” (and the like) mean “from and including,” and the words “to,” “until” and “ending on” (and the like) mean “to, but excluding”; (iv) references to a governmental or quasi-governmental agency, authority or instrumentality shall also refer to a regulatory body that succeeds to the functions of the agency, authority or instrumentality; (v) indications of time of day mean Central Time; (vi) “including” means “including, but not limited to”; (vii) all references to sections, schedules and exhibits are to sections, schedules and exhibits in or to this Agreement unless otherwise specified; (viii) all words used in this Agreement will be construed to be of such gender or number as the circumstances and context require; (ix) the captions and headings of articles, sections, schedules and exhibits appearing in or attached to this Agreement have been inserted solely for convenience of reference and shall not be considered a part of this Agreement, nor shall any of them affect the meaning or interpretation of this Agreement or any of its provisions; and (x) any reference to a document or set of documents in this Agreement, and the rights and obligations of the parties under any such documents, means such document or documents as amended from time to time, and any and all modifications, extensions, renewals, substitutions or replacements thereof.
(b)   The schedules of each of the Company and Acquiror referred to in this Agreement (the “Company Disclosure Schedules” and the “Acquiror Disclosure Schedules,” respectively, and collectively the “Schedules”) shall consist of items, the disclosure of which with respect to a specific party is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained herein or to one or more covenants contained herein, which Schedules were delivered by each of the Company and Acquiror to the other before the date of this Agreement; provided, that: (i) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect; (ii) the mere inclusion of an item in the Company Disclosure Schedules or the Acquiror Disclosure Schedules as an exception to a representation or warranty shall not be deemed an admission by the Company or Acquiror, as applicable, that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect; and (iii) any disclosures made with respect to a Section of this Agreement shall be deemed to qualify (A) any other Section of this Agreement specifically referenced or cross-referenced and (B) other sections of this Agreement to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross-reference) from a reading of the disclosure that such disclosure applies to such other sections. The Company shall be permitted to modify, amend and supplement the Company Disclosure Schedules from time to time to the extent reasonably necessary or appropriate to reflect any fact, circumstance, change, event or effect arising or existing on or after the date of this Agreement, in each case by notifying Acquiror in writing thereof; provided that the information contained in any such modification, amendment or supplement shall not be deemed to have modified any of the representations and warranties of the Company contained in this Agreement or be considered Previously Disclosed (defined below) unless it is expressly accepted as such in writing by the other party. In the event of any inconsistency between the statements in the body of this Agreement and those in the Schedules (other than an exception expressly set forth as such in the Schedules), the statements in the body of this Agreement will control. For purposes of this Agreement, “Previously Disclosed” means, with respect to the Company, information set forth by the Company in the Company Disclosure Schedules and, with respect to Acquiror, information set forth by Acquiror in the Acquiror Disclosure Schedules.
(c)   All accounting terms not specifically defined herein shall be construed in accordance with GAAP.
(d)   With regard to each and every term and condition of this Agreement and any and all agreements and instruments subject to the terms hereof, the parties hereto understand and agree that the same have or has been mutually negotiated, prepared and drafted, and that if at any time the parties hereto desire or are required to interpret or construe any such term or condition or any agreement or instrument subject hereto, no consideration shall be given to the issue of which party hereto actually prepared, drafted or requested any term or condition of this Agreement or any agreement or instrument subject hereto.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers on the day and year first written above.
ACQUIROR:
HBT FINANCIAL, INC.
By:
/s/ J. Lance Carter

Name:
J. Lance Carter

Title:
President and Chief Executive Officer

COMPANY:
TRI-COUNTY FINANCIAL GROUP, INC.
By:
/s/ Kirk L. Ross

Name:
Kirk L. Ross

Title:
President and Chief Executive Officer

MERGERCO:
HB-TYFG MERGER, INC.
By:
/s/ J. Lance Carter

Name:
J. Lance Carter

Title:
President and Chief Executive Officer

APPENDIX B
FORM OF VOTING AND SUPPORT AGREEMENT
HBT Financial, Inc., 401 N. Hershey Road, Bloomington, IL 61704
[•], 2026
Ladies and Gentlemen:
The undersigned, being a stockholder of Tri-County Financial Group, Inc., a Delaware corporation (the “Company”), hereby acknowledges that the Company, HBT Financial, Inc., a Delaware corporation (“Parent”), and HB-TYFG Merger, Inc., a Delaware corporation (“Merger Sub”), are concurrently entering into an Agreement and Plan of Merger, to be dated as of an even date herewith (as amended or modified from time to time, the “Merger Agreement”), pursuant to which Merger Sub will be merged with and into the Company (the “Merger”), and subsequently, the Company will be merged with and into Parent. A draft copy of the Merger Agreement has been provided to the undersigned. Capitalized terms used but not defined herein are to be deemed to have the meanings assigned to them in the Merger Agreement. If this agreement is being provided on behalf of a trust, the term “undersigned” shall include both the trust and the trustee.
The undersigned further acknowledges that the undersigned will benefit directly and substantially from the consummation of the Merger. As an inducement to and condition of Parent’s willingness to enter into the Merger Agreement, the undersigned hereby agrees, represents and warrants as follows:
1.   Owned Shares.   The undersigned owns (of record or beneficially) and has the full power and authority to vote or cause the voting of the number of shares of Company Common Stock set forth on the signature page hereof (the “Owned Shares”). For all purposes of this agreement, other than Section 3, the Owned Shares will include any shares of Company Common Stock as to which the undersigned acquires beneficial ownership after the date hereof.
2.   Agreement to Vote Owned Shares.   The undersigned agrees that at the Company Stockholders’ Meeting or any other meeting or action of the stockholders of the Company, including a written consent solicitation, the undersigned will (a) vote or cause the voting of all the Owned Shares (or otherwise provide a proxy or consent) owned beneficially or of record by the undersigned as of the applicable record date, in favor of, and will otherwise support approval, and will not initiate any proxy solicitation or undertake any other efforts not to support approval, of the Merger Agreement, the Merger and any other matters required to be approved or adopted in order to effect the Merger and the transactions contemplated by the Merger Agreement (the “Company Stockholder Matters”), and (b) not vote the Owned Shares (or otherwise provide a proxy or consent) in favor of, or otherwise support approval of, any Acquisition Proposal or any action that is intended to, or could reasonably be expected to, materially impede, interfere with, delay or otherwise materially and adversely affect the Merger or the transactions contemplated by the Merger Agreement. Notwithstanding anything to the contrary herein, the parties acknowledge that this letter agreement is entered into by the undersigned solely in his or her capacity as legal title and beneficial holder of the Owned Shares and that nothing in this letter agreement shall prevent any person from discharging his or her fiduciary duties as a member of the Company Board or as an officer of the Company.
3.   [[CASTLE CREEK ONLY] Agreement to Elect Cash Election.   The undersigned agrees that prior to the Election Deadline, the undersigned will (a) elect, or cause to be elected, a Cash Election on the applicable Election Form for each of the Owned Shares owned beneficially or of record by the undersigned as of the applicable record date, and (b) not revoke or withdraw, or cause to be revoked or withdrawn, such Cash Election(s).]
4.   Transfer of Owned Shares and Subject Parent Common Stock.   Prior to the Effective Time, the undersigned agrees that the undersigned will not, without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned) (1) directly or indirectly, sell, hypothecate, gift, bequeath, transfer, assign, pledge (except for the renewals of any existing lines of credit to which any Owned Shares are pledged) or in any way whatsoever otherwise encumber or dispose of (whether for or without consideration, whether voluntarily or involuntarily or by operation of law), or enter into any contract, option, commitment, derivative or other arrangement or understanding with respect to any of the foregoing (each, a “Transfer”) of, any of the Owned Shares, or (2) take any action or omit to take any action which would prohibit, prevent or preclude the undersigned from performing its obligations under this letter agreement. Parent acknowledges that the undersigned may Transfer any or all of the Owned Shares for estate planning purposes so long as the proposed transferee executes and delivers an agreement that pursuant to which such proposed transferee agrees to comply with the requirements of this letter agreement and the undersigned provides prior written notice to Parent of any such proposed Transfer.
5.   Further Assurances.   The undersigned, solely in his, her or its capacity as a stockholder of the Company, will take all reasonable actions and make all reasonable efforts, and will execute and deliver all such further documents, certificates and instruments, in order to consummate the transactions contemplated hereby and by the Merger Agreement, including, without limitation, the agreement of the undersigned to vote the Owned Shares in accordance with Section 2 hereof. The undersigned acknowledges and agrees that in the event that the Company Board submits any of the Company Stockholder Matters to its stockholders without recommendation, or withdraws its recommendation in accordance with Section 5.9 of the Merger Agreement, all obligations in this agreement, including the agreement of the undersigned to vote the Owned Shares in accordance with the first sentence of Section 2 hereof, shall remain in full force and effect.
6.   No Solicitation.   The undersigned, solely in his, her or its capacity as a stockholder of the Company, agrees that the undersigned shall not, and shall direct the undersigned’s, agents and Representatives (including, without limitation, any investment banker, attorney or accountant retained by the undersigned) not to, knowingly initiate, maintain, solicit or encourage, directly or indirectly, any inquiries or the making of any Acquisition Proposal or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal.
7.   Waiver of Certain Rights and Claims.   To the extent applicable, effective as of the Effective Time, the undersigned irrevocably agrees to waive and does hereby waive (1) any and all rights to which the undersigned has been, is or may be entitled under any Company stockholder agreement, as applicable; (2) any and all claims (whether at law, in equity, through arbitration or otherwise) against the Company, Parent, the Surviving Corporation and their respective Affiliates and each of their respective officers, employees and directors to the extent relating to, in connection with or arising from any Company stockholder agreement, as applicable; and (3) any and all claims arising prior to or as of the Effective Time as a result of the undersigned’s ownership of the Owned Shares (whether at law, in equity, through arbitration or otherwise) against the Company and entities that are its Affiliates prior to the Effective Time and each of their respective officers, employees and directors (and against Parent and the Surviving Entity and their respective Affiliates, as applicable, each as successors to the Company or any entity that is any Affiliate of the Company prior to the Effective Time), including without limitation claims relating to, in connection with or arising from the Merger Agreement or the Merger, the due authorization and execution and fairness (to the undersigned or otherwise) of the Merger Agreement or the Merger and the other transactions contemplated by the Merger Agreement, other than the right to receive dividends declared prior to the Effective Time and the consideration provided for in the Merger Agreement upon consummation of the Merger. To avoid doubt, the waiver contained in this Section 6 shall be absolute and perpetual effective as of the Effective Time unless and until such time as this agreement is terminated pursuant to Section 10 below.
8.   No Economic Benefit.   Nothing contained in this agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any of the Owned Shares. All rights, ownership and economic benefits of and relating to the Owned Shares shall remain and belong to the applicable stockholder, and Parent shall have no power or authority to direct any stockholder in the voting of any of the Owned Shares or the performance by any stockholder of its duties or responsibilities as a stockholder of the Company, except as otherwise provided herein. For the avoidance of doubt, this is a voting and support agreement only, and is not to be interpreted as a written consent to the Merger or as granting Parent a proxy to vote the Owned Shares subject to this agreement.
9.   Directors’ Duties.   The parties hereto acknowledge that the stockholder is entering into this agreement solely in his or her or its capacity as a stockholder of the Company and, notwithstanding anything to the contrary in this agreement, nothing in this agreement is intended or shall be construed to require any stockholder, in his or her capacity as a director and/or officer of the Company and/or First State Bank (the “Bank”) as applicable, to act or fail to act in accordance with his or her fiduciary duties in such director and/or officer capacity. Furthermore, stockholder does not make any agreement or understanding herein in his or her capacity as a director and/or officer of the Company and/or the Bank. For the avoidance of doubt, nothing in this Section shall in any way limit, modify or abrogate any of the obligations of the stockholder hereunder to vote the shares owned by him or her in accordance with the terms of the agreement and not to transfer any shares except as permitted by this agreement.
10.   Specific Performance.   The undersigned agrees that irreparable damage would occur in the event that any of the provisions of this agreement were not performed by the undersigned in accordance with their specific terms or were otherwise breached. Accordingly, the undersigned agrees that Parent will be entitled to an injunction or injunctions to prevent breaches hereof by the undersigned and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which Parent is entitled at law or in equity, and that the undersigned waives the posting of any bond or security in connection with any Proceeding related thereto.
11.   Termination of this Agreement.   This agreement will terminate automatically upon the earlier of: (1) the termination of the Merger Agreement by either or both of the Company or Parent pursuant to Section 10 of the Merger Agreement; (2) the date of the Company Stockholder Approval; or (3) the date, if any, on which the Company publicly discloses that the Company Board has made a Company Adverse Recommendation. Upon such termination, no party shall have any further obligations or liabilities hereunder; provided, however, such termination will not relieve any party from liability for any willful breach of this agreement prior to such termination.
12.   Certain Representations and Warranties.   The undersigned hereby represents and warrants to Parent that the undersigned has the right, power and authority to execute and deliver this agreement; such execution and delivery, and the performance by the undersigned of each of its obligations under this agreement, does not and will not violate, result in a breach of, or require any consent, approval, or notice under, any trust instrument, organizational document, Contract or agreement of any type or Legal Requirements; and this agreement has been duly executed and delivered by the undersigned and constitutes a legal, valid and binding agreement of the undersigned, enforceable in accordance with its terms (except to the extent that enforceability hereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Legal Requirements or equitable principles or doctrines).
13.   Appraisal Rights.   The undersigned hereby waives and agrees not to exercise any rights of appraisal or rights to dissent from the transactions contemplated by the Merger Agreement that he, she or it may have with respect to the Owned Shares under applicable Legal Requirements.
14.   Governing Law.   This agreement is governed by, and will be interpreted in accordance with, the laws of the State of Illinois applicable to Contracts made and to be performed entirely within that State.
15.   Counterparts.   This agreement may be executed in multiple counterparts, and may be delivered by means of facsimile or email (or any other electronic means such as “.pdf” or “.tiff” files), each of which shall be deemed to constitute an original, but all of which together shall be deemed to constitute one and the same instrument.
16.   Severability.   Each provision of this agreement shall be interpreted in such manner as to be effective and valid under applicable Legal Requirements, but in case any one or more provisions contained in this agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, (a) all other provisions of this agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated hereby are not affected in a manner materially adverse to any party and (b) the parties shall negotiate in good faith to modify this agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby can be consummated as originally contemplated to the greatest extent possible.
*      *      *

The undersigned has executed and delivered this agreement as of the day and year first above written.
Very truly yours,
Name:

Title:

Number of Shares of
Company Voting Common
Stock:

ACCEPTED AS OF THE DAY AND
YEAR FIRST ABOVE WRITTEN:
HBT FINANCIAL, INC.
By:

Name:

Title:

[Signature Page to Voting and Support Agreement]

APPENDIX C
August 7, 2026
Board of Directors
Tri-County Financial Group, Inc.
706 Washington Street
Mendota, IL 61342
Members of the Board of Directors:
We understand that Tri-County Financial Group, Inc. (the “Company”) and HBT Financial, Inc. (the “Buyer”) propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated August 6, 2026 (the “Agreement”). The Agreement provides, among other things, that (a) HB-TYFG Merger, Inc., a wholly-owned subsidiary of the Buyer, will merge with and into the Company, the surviving Company will itself become a wholly-owned subsidiary of the Buyer and then immediately merge with and into the Buyer (the “Transaction”) and (b) each share of common stock, par value $1.00 per share (“Company Common Stock”), of the Company will be converted into the right to receive: (x) $71.01 in cash (the “Cash Consideration”); (y) 2.4589 shares (the “Exchange Ratio”) of common stock, par value $0.01 per share (“Buyer Common Stock”), of the Buyer (the “Stock Consideration”); or (z) a combination of the Cash Consideration and the Stock Consideration, in such proportions as requested by the holder of Company Common Stock subject to certain aggregate consideration mix adjustments. The Cash Consideration and the Exchange Ratio are referred to herein collectively as the “Consideration”. The terms and conditions of the Transaction are more fully set forth in the Agreement. You have requested that Performance Trust Capital Partners, LLC (“Performance Trust”) provide an opinion to the Board of Directors (the “Board”) of the Company as to whether the Consideration to be received by the holders of Company Common Stock in the Transaction pursuant to the Agreement is fair, from a financial point of view, to such holders.
For purposes of the opinion set forth herein, we have:
(1)
Reviewed the draft Agreement and certain related documents;

(2)
Reviewed certain publicly available business and financial information relating to Company and the Buyer, including reports filed with the Securities and Exchange Commission, the Federal Deposit Insurance Corporation, and the Board of Governors of the Federal Reserve;

(3)
Reviewed certain other business, financial and operating information relating to the Company and the Buyer provided by management of the Company and the Buyer, including financial forecasts for the Company prepared by the management of the Company (the “Company Projections”) and financial forecasts for the Buyer prepared by the management of the Buyer and publicly available consensus “street estimates” of the Buyer (the “Buyer Projections”);

(4)
Reviewed certain estimates of cost savings and other synergies anticipated by the management of the Buyer (and approved for our use by the management of the Company) to result from the Transaction (the “Synergies Estimates”);

(5)
Discussed the past and current operations, financial condition, and the prospects of the Company and the Buyer with senior executives of the Company and Buyer, including discussions regarding the proposed Transaction;

(6)
Reviewed certain financial terms of the proposed Transaction and compared certain of those terms with the publicly available financial terms of certain similar transactions that have been effected or announced;

500 W Madison Suite 450, Chicago, IL 60661 | 312 521 1000 | info@performancetrust.com | www.performancetrust.com

(7)
Reviewed certain financial data of Company and Buyer and compared that data with similar data for companies with publicly traded equity securities that Performance Trust deemed relevant; and

(8)
Considered such other information, financial studies, analyses, investigations, economic data, and market criteria that Performance Trust deemed relevant.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to us by the Company and Buyer and formed a substantial basis for this opinion. We have further relied upon the assurances of the management of the Company that it is not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the Company Projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company. With respect to the Buyer Projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Buyer as to the future financial performance of Buyer. With respect to the Synergies Estimates, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company and Buyer as to the cost savings and synergies anticipated to result from the Transaction (including the amount and timing thereof).
In addition, we have assumed that the Transaction will be consummated in accordance with the terms set forth in the Agreement without any waiver, amendment or delay of any terms or conditions and that the Agreement will not differ in any respect material to our analyses or opinion from the draft thereof furnished to us. We have assumed that, in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed Transaction, no delays, limitations, conditions or restrictions will be imposed that would have an adverse effect on the contemplated benefits expected to be derived in the proposed Transaction. We are not legal, tax, or regulatory advisors. We are financial advisors only and have relied upon, without independent verification, the assessment of the Company and its legal, tax, or regulatory advisors with respect to legal, tax, or regulatory matters.
We express no opinion with respect to the fairness of the amount or nature of the compensation to be paid to any of the Company’s officers, directors or employees, or any class of such persons, relative to the Consideration to be received by the holders of shares of the Company Common Stock in the Transaction. This opinion does not address how the shares of Buyer Common Stock to be issued in the Transaction will trade following the closing of the Transaction or at any time. We have not made any independent valuation or appraisal of the assets or liabilities of the Company or the Buyer, nor have we been furnished with any such valuations or appraisals. In addition, we are not experts in evaluating loan, lease, investment, or trading portfolios for purposes of assessing the adequacy of the allowances for losses or evaluating loan servicing rights or goodwill for purposes of assessing any impairment thereto. We did not make an independent evaluation of the adequacy of the Company’s or the Buyer’s allowances for such losses, nor have we reviewed any individual loan or credit files or investment or trading portfolios. In all cases, we have assumed that the Company’s and the Buyer’s allowances for such losses are adequate to cover such losses. We have not evaluated the solvency of the Company or the Buyer or the solvency or fair value of the Company, the Buyer, or any other entity or person or their respective assets or liabilities under any state or federal laws relating to bankruptcy, insolvency, fraudulent conveyance, or similar matters.
Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring or coming to our attention after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion. We express no view as to, and our opinion does not address, the underlying business decision of the Company to proceed with the Transaction or the relative merits of the Transaction as compared to any alternative business strategies that might be available for the Company.
We have acted as financial advisor to the Board of Directors of the Company in connection with this Transaction and will receive a fee for such services, a substantial portion of which is contingent upon the closing of the Transaction, and will be entitled to receive a fee upon delivery of this opinion. We may seek to provide financial advisory or investment banking services to the Buyer in the future and would expect to receive fees for the rendering of these services.
Please note that Performance Trust is a full-service securities firm engaged in securities trading and brokerage activities and provides investment banking and financial advisory services. Performance Trust and its affiliates may, from time to time, perform various investment banking and financial advisory services for other clients who may have conflicting interest with respect to the Company. Performance Trust and its affiliates, directors and officers may at any time invest on a principal basis, hold long or short positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities, or other securities and financial instruments (including bank loans and other obligations) of the Company, the Buyer or any other company that may be involved in the Transaction, or any related derivative instruments.
This opinion has been approved by a committee of Performance Trust in accordance with our customary practice. This opinion is for the information of the Board of Directors (in its capacity as such) of the Company in its evaluation of the proposed Transaction, and our opinion is not intended to be and does not constitute a recommendation to any stockholder or any other person as to how such stockholder should vote or act on any matters relating to the proposed Transaction.
Based on and subject to the foregoing, we are of the opinion on the date hereof that the Consideration to be received by the holders of Company Common Stock pursuant to the Agreement is fair from a financial point of view to such holders.
Very truly yours,
/s/ Performance Trust Captial Partners, LLC
Performance Trust Capital Partners, LLC

APPENDIX D
Section 262 of the Delaware General Corporation Law
§ 262. Appraisal rights.
(a)   Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger, consolidation, conversion, transfer, domestication or continuance nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository; the words “beneficial owner” mean a person who is the beneficial owner of shares of stock held either in voting trust or by a nominee on behalf of such person; and the word “person” means any individual, corporation, partnership, unincorporated association or other entity.
(b)   Appraisal rights shall be available for the shares of any class or series of stock of a constituent, converting, transferring, domesticating or continuing corporation in a merger, consolidation, conversion, transfer, domestication or continuance to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263, § 264, § 266 or § 390 of this title (other than, in each case and solely with respect to a converted or domesticated corporation, a merger, consolidation, conversion, transfer, domestication or continuance authorized pursuant to and in accordance with the provisions of § 265 or § 388 of this title):
(1)   Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders, or at the record date fixed to determine the stockholders entitled to consent pursuant to § 228 of this title, to act upon the agreement of merger or consolidation or the resolution providing for the conversion, transfer, domestication or continuance (or, in the case of a merger pursuant to § 251(h) of this title, as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.
(2)   Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent, converting, transferring, domesticating or continuing corporation if the holders thereof are required by the terms of an agreement of merger or consolidation, or by the terms of a resolution providing for conversion, transfer, domestication or continuance, pursuant to § 251, § 252, § 254, § 255, § 256, § 257, § 258, § 263, § 264, § 266 or § 390 of this title to accept for such stock anything except:
a.   Shares of stock of the corporation surviving or resulting from such merger or consolidation, or of the converted entity or the entity resulting from a transfer, domestication or continuance if such entity is a corporation as a result of the conversion, transfer, domestication or continuance, or depository receipts in respect thereof;
b.   Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger, consolidation, conversion, transfer, domestication or continuance will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c.   Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or
d.   Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.
(3)   In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.
(4)   [Repealed.]
(c)   Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation, the sale of all or substantially all of the assets of the corporation or a conversion effected pursuant to § 266 of this title or a transfer, domestication or continuance effected pursuant to § 390 of this title. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.
(d)   Appraisal rights shall be perfected as follows:
(1)   If a proposed merger, consolidation, conversion, transfer, domestication or continuance for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations or the converting, transferring, domesticating or continuing corporation, and shall include in such notice either a copy of this section (and, if 1 of the constituent corporations or the converting corporation is a nonstock corporation, a copy of § 114 of this title) or information directing the stockholders to a publicly available electronic resource at which this section (and, § 114 of this title, if applicable) may be accessed without subscription or cost. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger, consolidation, conversion, transfer, domestication or continuance, a written demand for appraisal of such stockholder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger, consolidation, conversion, transfer, domestication or continuance shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger, consolidation, conversion, transfer, domestication or continuance, the surviving, resulting or converted entity shall notify each stockholder of each constituent or converting, transferring, domesticating or continuing corporation who has complied with this subsection and has not voted in favor of or consented to the merger, consolidation, conversion, transfer, domestication or continuance, and any beneficial owner who has demanded appraisal under paragraph (d)(3) of this section, of the date that the merger, consolidation or conversion has become effective; or
(2)   If the merger, consolidation, conversion, transfer, domestication or continuance was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent, converting, transferring, domesticating or continuing corporation before the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, or the surviving, resulting or converted entity within 10 days after such effective date, shall notify each stockholder of any class or series of stock of such constituent, converting, transferring, domesticating or continuing corporation who is entitled to appraisal rights of the approval of the merger, consolidation, conversion, transfer, domestication or continuance and that appraisal rights are available for any or all shares of such class or series of stock of such constituent, converting, transferring, domesticating or continuing corporation, and shall include in such notice either a copy of this section (and, if 1 of the constituent corporations or the converting, transferring, domesticating or continuing corporation is a nonstock corporation, a copy of § 114 of this title) or information directing the stockholders to a publicly available electronic resource at which this section (and § 114 of this title, if applicable) may be accessed without subscription or cost. Such notice may, and, if given on or after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, shall, also notify such stockholders of the effective date of the merger, consolidation, conversion, transfer, domestication or continuance. Any stockholder entitled to appraisal rights may, within 20 days after the date of giving such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of giving such notice, demand in writing from the surviving, resulting or converted entity the appraisal of such holder’s shares; provided that a demand may be delivered to such entity by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs such entity of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, either (i) each such constituent corporation or the converting, transferring, domesticating or continuing corporation shall send a second notice before the effective date of the merger, consolidation, conversion, transfer, domestication or continuance notifying each of the holders of any class or series of stock of such constituent, converting, transferring, domesticating or continuing corporation that are entitled to appraisal rights of the effective date of the merger, consolidation, conversion, transfer, domestication or continuance or (ii) the surviving, resulting or converted entity shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection and any beneficial owner who has demanded appraisal under paragraph (d)(3) of this section. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation or entity that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation or the converting, transferring, domesticating or continuing corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.
(3)   Notwithstanding subsection (a) of this section (but subject to this paragraph (d)(3)), a beneficial owner may, in such person’s name, demand in writing an appraisal of such beneficial owner’s shares in accordance with either paragraph (d)(1) or (2) of this section, as applicable; provided that (i) such beneficial owner continuously owns such shares through the effective date of the merger, consolidation, conversion, transfer, domestication or continuance and otherwise satisfies the requirements applicable to a stockholder under the first sentence of subsection (a) of this section and (ii) the demand made by such beneficial owner reasonably identifies the holder of record of the shares for which the demand is made, is accompanied by documentary evidence of such beneficial owner’s beneficial ownership of stock and a statement that such documentary evidence is a true and correct copy of what it purports to be, and provides an address at which such beneficial owner consents to receive notices given by the surviving, resulting or converted entity hereunder and to be set forth on the verified list required by subsection (f) of this section.
(e)   Within 120 days after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, the surviving, resulting or converted entity, or any person who has complied with subsections (a) and (d) of this section and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, any person entitled to appraisal rights who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such person’s demand for appraisal and to accept the terms offered upon the merger, consolidation, conversion, transfer, domestication or continuance. Within 120 days after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, any person who has complied with the requirements of subsections (a) and (d) of this section, upon request given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), shall be entitled to receive from the surviving, resulting or converted entity a statement setting forth the aggregate number of shares not voted in favor of the merger, consolidation, conversion, transfer, domestication or continuance (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2) of this title)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of stockholders or beneficial owners holding or owning such shares (provided that, where a beneficial owner makes a demand pursuant to paragraph (d)(3) of this section, the record holder of such shares shall not be considered a separate stockholder holding such shares for purposes of such aggregate number). Such statement shall be given to the person within 10 days after such person’s request for such a statement is received by the surviving, resulting or converted entity or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section, whichever is later.
(f)   Upon the filing of any such petition by any person other than the surviving, resulting or converted entity, service of a copy thereof shall be made upon such entity, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all persons who have demanded appraisal for their shares and with whom agreements as to the value of their shares have not been reached by such entity. If the petition shall be filed by the surviving, resulting or converted entity, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving, resulting or converted entity and to the persons shown on the list at the addresses therein stated. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving, resulting or converted entity.
(g)   At the hearing on such petition, the Court shall determine the persons who have complied with this section and who have become entitled to appraisal rights. The Court may require the persons who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any person fails to comply with such direction, the Court may dismiss the proceedings as to such person. If immediately before the merger, consolidation, conversion, transfer, domestication or continuance the shares of the class or series of stock of the constituent, converting, transferring, domesticating or continuing corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger, consolidation, conversion, transfer, domestication or continuance for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.
(h)   After the Court determines the persons entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger, consolidation, conversion, transfer, domestication or continuance, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger, consolidation, conversion, transfer, domestication or continuance through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger, consolidation or conversion and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving, resulting or converted entity may pay to each person entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving, resulting or converted entity or by any person entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the persons entitled to an appraisal. Any person whose name appears on the list filed by the surviving, resulting or converted entity pursuant to subsection (f) of this section may participate fully in all proceedings until it is finally determined that such person is not entitled to appraisal rights under this section.
(i)   The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving, resulting or converted entity to the persons entitled thereto. Payment shall be so made to each such person upon such terms and conditions as the Court may order. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving, resulting or converted entity be an entity of this State or of any state.
(j)   The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a person whose name appears on the list filed by the surviving, resulting or converted entity pursuant to subsection (f) of this section who participated in the proceeding and incurred expenses in connection therewith, the Court may order all or a portion of such expenses, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal not dismissed pursuant to subsection (k) of this section or subject to such an award pursuant to a reservation of jurisdiction under subsection (k) of this section.
(k)   Subject to the remainder of this subsection, from and after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, no person who has demanded appraisal rights with respect to some or all of such person’s shares as provided in subsection (d) of this section shall be entitled to vote such shares for any purpose or to receive payment of dividends or other distributions on such shares (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger, consolidation, conversion, transfer, domestication or continuance). If a person who has made a demand for an appraisal in accordance with this section shall deliver to the surviving, resulting or converted entity a written withdrawal of such person’s demand for an appraisal in respect of some or all of such person’s shares in accordance with subsection (e) of this section, either within 60 days after such effective date or thereafter with the written approval of the corporation, then the right of such person to an appraisal of the shares subject to the withdrawal shall cease. Notwithstanding the foregoing, an appraisal proceeding in the Court of Chancery shall not be dismissed as to any person without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just, including without limitation, a reservation of jurisdiction for any application to the Court made under subsection (j) of this section; provided, however that this provision shall not affect the right of any person who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such person’s demand for appraisal and to accept the terms offered upon the merger, consolidation, conversion, transfer, domestication or continuance within 60 days after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, as set forth in subsection (e) of this section. If a petition for an appraisal is not filed within the time provided in subsection (e) of this section, the right to appraisal with respect to all shares shall cease.
(l)   The shares or other equity interests of the surviving, resulting or converted entity to which the shares of stock subject to appraisal under this section would have otherwise converted but for an appraisal demand made in accordance with this section shall have the status of authorized but not outstanding shares of stock or other equity interests of the surviving, resulting or converted entity, unless and until the person that has demanded appraisal is no longer entitled to appraisal pursuant to this section.

8 Del. C. 1953, § 262; 56 Del. Laws, c. 50; 56 Del. Laws, c. 186, § 24; 57 Del. Laws, c. 148, §§ 27-29; 59 Del. Laws, c. 106, § 12; 60 Del. Laws, c. 371, §§ 3-12; 63 Del. Laws, c. 25, § 14; 63 Del. Laws, c. 152, §§ 1, 2; 64 Del. Laws, c. 112, §§ 46-54; 66 Del. Laws, c. 136, §§ 30-32; 66 Del. Laws, c. 352, § 9; 67 Del. Laws, c. 376, §§ 19, 20; 68 Del. Laws, c. 337, §§ 3, 4; 69 Del. Laws, c. 61, § 10; 69 Del. Laws, c. 262, §§ 1-9; 70 Del. Laws, c. 79, § 16; 70 Del. Laws, c. 186, § 1; 70 Del. Laws, c. 299, §§ 2, 3; 70 Del. Laws, c. 349, § 22; 71 Del. Laws, c. 120, § 15; 71 Del. Laws, c. 339, §§ 49-52; 73 Del. Laws, c. 82, § 21; 76 Del. Laws, c. 145, §§ 11-16; 77 Del. Laws, c. 14, §§ 12, 13; 77 Del. Laws, c. 253, §§ 47-50; 77 Del. Laws, c. 290, §§ 16, 17; 79 Del. Laws, c. 72, §§ 10, 11; 79 Del. Laws, c. 122, §§ 6, 7; 80 Del. Laws, c. 265, §§ 8-11; 81 Del. Laws, c. 354, §§ 9, 10, 17; 82 Del. Laws, c. 45, § 15; 82 Del. Laws, c. 256, § 15; 83 Del. Laws, c. 377, § 9; 84 Del. Laws, c. 98, § 9.